Registration No. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
--------------------------------------------------------------------------------

                                    FORM S-6

                FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
        OF SECURITIES OF UNIT INVESTMENT TRUSTS REGISTERED ON FORM N-8B-2

          SEPARATE ACCOUNT FP
                  of
     THE EQUITABLE LIFE ASSURANCE             James M. Benson, President
     SOCIETY OF THE UNITED STATES        The Equitable Life Assurance Society of
         (Exact Name of Trust)                    the United States
                                                  787 Seventh Avenue
     THE EQUITABLE LIFE ASSURANCE              New York, New York 10019
     SOCIETY OF THE UNITED STATES        (Name and Address of Agent for Service)
      (Exact Name of Depositor)
     1290 Avenue of the Americas
       New York, New York 10104
   (Address of Depositor's Principal
          Executive Offices)

                     ---------------------------------------
              Telephone Number, Including Area Code: (212) 554-1234
                    ----------------------------------------
                  Please send copies of all communications to:
               MARY P. BREEN, ESQ.                     with a copy to:
  Vice President and Associate General Counsel        THOMAS C. LAUERMAN
          The Equitable Life Assurance          Freedman, Levy, Kroll & Simonds
          Society of the United States  1050 Connecticut Avenue, N.W., Suite 825
               787 Seventh Avenue                  Washington, D.C. 20036
            New York, New York 10019
                    ----------------------------------------

      Securities Being Registered: Units of Interest in Separate Account FP
--------------------------------------------------------------------------------
Approximate date of proposed public offering: As soon as practicable after the effective date of the Registration Statement.

An indefinite amount of the Registrant's securities has been registered pursuant to a declaration, under Rule 24f-2 under the Investment Company Act of 1940, set out in the Form S-6 Registration Statement contained in File No. 2-98590. The Registrant filed a Rule 24f-2 Notice for the December 31, 1995 fiscal year end on February 27, 1996.

The registrant hereby amends this Registration Statement under the Securities Act of 1933 on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             SEPARATE ACCOUNT FP OF

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

                             Reconciliation and Tie
                             ----------------------

                           Incentive Life COLI II(SM)

Items of
Form N-8B-2*        Captions in Prospectus
------------        ----------------------


1                   Summary Of Incentive Life COLI II(SM) Features - Putting
                    Money Into The Policy.

2                   Part 1: The Company That Issues Incentive Life COLI II(SM).

3                   Inapplicable.

4                   Part 3: Distribution; Part 1: Equitable.

5, 6                Part 1: The Separate Account.

7                   Inapplicable.**

8                   Inapplicable.**

9                   Part 3: Legal Proceedings.

10(a)               Part 3: Your Beneficiary, Assigning Your Policy.

10(b)               Part 2: How We Determine The Unit Value; Part 3: Dividends.

10(c), 10(d)        Part 2: Death Benefits; Decreasing The Face Amount;
                    Maturity Benefit; Transfers Of Policy Account Value;
                    Telephone Transfers; Borrowing From Your Policy Account;
                    Partial Withdrawals And Surrender; Part 3: Your Payment
                    Options; Assigning Your Policy; When We Pay Policy
                    Proceeds.

----------

 *Registrants include this Reconciliation and Tie in their Registration
  Statement in compliance with Instruction 4 as to the Prospectus as set out in Form S-6. Separate Account FP is an investment company registered under the Investment Company Act of 1940 on a Form N-8B-2 Registration Statement (File No. 811-4388). Pursuant to Sections 8 and 30(b)(1) of the Investment Company Act of 1940, Rule 30a-1 under the Act, and Forms N-8B-2 and N-SAR under that Act, the Account keeps its Form N-8B-2 Registration Statement current through the filing of periodic reports required by the Securities and Exchange Commission.

**Not required pursuant to either Instruction 1(a) as to the Prospectus as set out in Form S-6 or the administrative practice of the Commission and its staff of adapting the disclosure requirements of the Commission's registration statement forms in recognition of the differences between variable life insurance policies and other periodic payment plan certificates issued by investment companies and between separate accounts organized as management companies and unit investment trusts.

Items of
Form N-8B-2                         Captions in Prospectus
-----------                         ----------------------

10(e)                               Part 2: Your Policy Can Terminate; You May
                                    Restore A Policy After It Terminates.

10(f)                               Part 3: Your Voting Privileges.

10(g)(1), 10(g)(2), 10(h)(1),       Part 3: Our Right To Change How We Operate; Your Voting
10(h)(2)                            Privileges.

10(g)(3), 10(g)(4), 10(h)(3),
10(h)(4)                            Inapplicable.**

10(i)                               Part 1: The Separate Account And The Trust; Part 2:
                                    Amounts In The Separate Account; Tax Effects.

11                                  Part 1: The Trust; Investment Policies Of The Trust's
                                    Portfolios; The Separate Account.

12(a)                               Part 1: The Separate Account And The Trust - The Trust.

12(b)                               Inapplicable.

12(c)                               Part 1: The Trust.

12(d)                               Part 3: Distribution.

12(e)                               Inapplicable.**

13(a)                               Part 2: Supplemental Insurance On The Insured Person;
                                    Transfers Of Policy Account Value; Partial
                                    Withdrawals; Deductions and Charges.

13(b), 13(c), 13(g)                 Inapplicable.**  (But see Part 4: Illustrations Of Policy
                                    Benefits.)

13(d)                               Part 3:  Special Circumstances.

13(e), 13(f)                        Inapplicable.

14                                  Part 2: Flexible Premiums; Policy Periods, Anniversaries, Dates And
                                    Ages.

15                         .        Part 2: Flexible Premiums; Policy Periods, Anniversaries, Dates And
                                    Ages.

16                                  Part 1: The Separate Account; Transfers Out Of The
                                    Guaranteed Interest Division; Part 2: Amounts In The
                                    Separate Account; Transfers Of Policy Account Value;
                                    Repaying The Loan.

Items of
Form N-8B-2                         Captions in Prospectus
-----------                         ----------------------

17(a), 17(b)                        Captions referenced under Items 10(c), 10(d) and 10(e)
                                    above.

17(c)                               Inapplicable.**

18(a)                               Part 2: How We Determine The Unit Value.

18(b), 18(d)                        Inapplicable.

18(c)                               Part 2: How We Determine The Unit Value; Tax Effects - Our Taxes.

19                                  Part 3: Our Reports To Policyowners; Distribution; and Your Voting
                                    Privileges.

20(a)                               Captions referenced under Items 10(g)(1), 10(g)(2), 10(h)(1), and 10(h)(2).

20(b), 20(c), 20(d), 20(e), 20(f)   Inapplicable.

21(a), 21(b)                        Part 2: Borrowing From Your Policy Account.

21(c)                               Inapplicable.**

22                                  Part 3: Limits On Our Right To Challenge The Policy.

23                                  Inapplicable.

24                                  Part 1; Part 2; Part 3.

25                                  Part 1: Equitable.

26(a), 26(b)                        Inapplicable.**

27                                  Part 1: Equitable; Part 3: Distribution.

28                                  Part 3: Management.

29                                  Part 1: Equitable.

30                                  Inapplicable.

31, 32, 33, 34                      Inapplicable.**

35                                  Part 3: Regulation.

36                                  Inapplicable.**

37                                  Inapplicable.

38                                  Part 3: Distribution.

Items of
Form N-8B-2                         Captions in Prospectus
-----------                         ----------------------

39(a)                               Part 1: Equitable.

39(b)                               Part 3: Distribution.

40(a)                               Inapplicable.**  (But see Part 3: Distribution.)

40(b)                               Inapplicable.

41(a)                               Part 1: Equitable; Part 3:
                                    Distribution.

41(b), 41(c), 42                    Inapplicable.**

43                                  Inapplicable.

44(a)(1)                            Part 2: How We Determine The Unit Value.

44(a)(2)                            Part 1: The Separate Account: Transfers Out Of The Guaranteed
                                    Interest Division; Part 2: Death Benefits; Maturity Benefit;
                                    Amounts In The Separate Account; How We Determine The
                                    Unit Value; Transfers Of Policy Account Value; Telephone
                                    Transfers; Borrowing From Your Policy Account; Partial
                                    Withdrawals; Surrender For Net Cash Surrender Value; Policy Periods,
                                    Anniversaries, Dates And Ages; Part 3: When We Pay Policy Proceeds.

44(a)(3)                            Captions referenced under Item 44(a)(2) and Part 2: Your
                                    Policy Account Value.

44(a)(4)                            Part 2: Our Taxes.

44(a)(5)                            Part 2: Supplemental Insurance On The Insured Person;
                                    Deductions From Premiums.

44(a)(6)                            Part 2: Your Policy Account Value; Amounts In The Separate
                                    Account; How We Determine The Unit Value; Part 4:
                                    Illustrations Of Policy Benefits.

44(b)                               Inapplicable.**

44(c)                               Part 3: Special Circumstances.

45                                  Inapplicable.

46(a)                               Captions referenced under Item 44(a) above.

46(b)                               Inapplicable.**

47, 48, 49                          Inapplicable.

Items of
Form N-8B-2                         Captions in Prospectus
-----------                         ----------------------

50                                  Part 1: The Separate Account.

51(a) - (j)                         Inapplicable.**

52(a), 52(c)                        Part 3: Our Right To Change How We Operate.

52(b), 52(d)                        Inapplicable.

53(a)                               Part 2: Our Taxes.

53(b), 54                           Inapplicable.

55                                  Inapplicable.**

56 - 59                             Inapplicable.**



15241/brd-1.doc

                      THE EQUITABLE LIFE ASSURANCE SOCIETY
                              OF THE UNITED STATES

                                 IL PROTECTOR(SM)
                                  IL COLI II(SM)
                                    IL COLI
                              INCENTIVE LIFE PLUS(SM)
                                SURVIVORSHIP 2000
                              SPECIAL OFFER POLICY
                               INCENTIVE LIFE 2000
                                  CHAMPION 2000
                                     SP-FLEX
                                 INCENTIVE LIFE

                   PROSPECTUS SUPPLEMENT DATED JANUARY 1, 1997

This supplement updates certain information in the Prospectus you received for the variable life insurance policy you purchased from Equitable Variable Life Insurance Company ("Equitable Variable")*. If your prospectus is dated 1995 or earlier, we also mailed to you a prospectus supplement dated May 1, 1996. Capitalized terms used in this supplement have the same meanings as in the Prospectus. You should keep this supplement with your Prospectus and any May 1, 1996 supplement. We will send you another copy of any Prospectus or supplement, without charge, on written request.

On January 1, 1997, Equitable Variable, a wholly-owned subsidiary of The Equitable Life Assurance Society of the United States ("Equitable") was merged with and into Equitable. As a result of this merger, all of Equitable Variable's assets, including the assets of Equitable Variable's Separate Account FP, became the assets of Equitable, and all of Equitable Variable's obligations, including your policy, were assumed by Equitable. The merger did not affect any policy values, premiums, investment options or other terms and conditions of your policy in any way. Policy Account values allocated to the Separate Account Funds continue after the merger without change or interruption.

Management. A list of our directors and, to the extent they are responsible for variable life insurance operations, our principal officers and a brief statement of their business experience for the past five years is contained in Appendix A to this supplement.

Financial Statements. The financial statements of Separate Account FP and Equitable included in this prospectus supplement have been audited for the years ended December 31, 1995, 1994 and 1993 by the accounting firm of Price Waterhouse LLP, independent accountants, as stated in their reports. The financial statements of Separate Account FP and Equitable for the years ended December 31, 1995, 1994 and 1993 included in this prospectus supplement have been so included in reliance on the reports of Price Waterhouse LLP, given on the authority of such firm as experts in accounting and auditing. The financial statements of Separate Account FP and Equitable for the periods ended September 30, 1996 and 1995 included in this prospectus supplement are unaudited.

The financial statements of Equitable contained in this prospectus supplement should be considered only as bearing upon the ability of Equitable to meet its obligations under the policies. They should not be considered as bearing upon the investment experience of the funds in the Separate Account. The financial statements of Separate Account FP include periods prior to the merger when Separate Account FP was part of Equitable Variable.





-------------------
*This supplement updates certain information contained in the IL Protector Prospectus dated July 25, 1996; the IL COLI II Prospectus dated July 24, 1996; the Incentive Life Plus Prospectuses dated December 19, 1994, May 1, 1995, September 15, 1995 and May 1, 1996; the IL COLI supplements thereto dated September 15, 1995 and May 1, 1996, and the Special Offer Policy supplements thereto dated May 1, 1995, September 15, 1995 and May 1, 1996; the Survivorship 2000 Prospectuses dated August 18, 1992 and May 1, 1993, 1994, 1995 and 1996; the Incentive Life 2000 Prospectuses dated November 27, 1991 and May 1, 1993 and 1994, and the Special Offer Policy supplements thereto dated November 27, 1991, January 29, 1993, May 1, 1993, May 1, 1994, and May 1, 1995; the Champion 2000
Prospectuses  dated  November  27,  1991 and May 1, 1993 and 1994;  the  SP-FLEX
Prospectuses dated September 30 and August 24, 1987; and the Incentive Life Prospectuses dated August 29, 1989, February 27, 1991 and May 1, 1990, 1993 and 1994.


EVM-103

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP


INDEX TO FINANCIAL STATEMENTS


Independent Auditor's Report..........................................................................................     FSA-2
Financial Statements:
      Statement of Assets and Liabilities, December 31, 1995..........................................................     FSA-3
      Statement of Operations for the Years Ended December 31, 1995, 1994 and 1993....................................     FSA-4
      Statement of Changes in Net Assets for the Years Ended December 31, 1995, 1994 and 1993.........................     FSA-8
      Notes to Financial Statements...................................................................................    FSA-12
Interim Financial Statements:
      Statement of Assets and Liabilities, September 30, 1996 (unaudited).............................................    FSA-20
      Statement of Operations for the Nine Months Ended September 30, 1996 and 1995 (unaudited).......................    FSA-21
      Statement of Changes in Net Assets for the Nine Months Ended September 30, 1996 and 1995 (unaudited)............    FSA-24
      Notes to Interim Financial Statements (unaudited)...............................................................    FSA-27


















                                     FSA-1

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Equitable Variable Life Insurance Company and Policyowners of Separate Account FP of Equitable Variable Life Insurance Company

In our opinion, the accompanying statements of assets and liabilities and the related statements of operations and of changes in net assets present fairly, in all material respects, the financial position of Money Market Division, Intermediate Government Securities Division, Quality Bond Division, High Yield Division, Growth and Income Division, Equity Index Division, Common Stock Division, Global Division, International Division, Aggressive Stock Division, Conservative Investors Division, Balanced Division and Growth Investors Division, separate investment divisions of Equitable Variable Life Insurance Company ("Equitable Variable Life") Separate Account FP at December 31, 1995 and the results of each of their operations and changes in each of their net assets for each of the periods indicated, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Equitable Variable Life's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of shares in The Hudson River Trust at December 31, 1995 with the transfer agent, provide a reasonable basis for the opinion expressed above.






PRICE WATERHOUSE LLP
New York, NY
February 7, 1996, except as to Note 8 which is as of September 19, 1996



                                     FSA-2

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

STATEMENTS OF ASSETS AND LIABILITIES
DECEMBER 31, 1995

                                            INTERMEDIATE
                              MONEY          GOVERNMENT      QUALITY          HIGH          GROWTH &       EQUITY
                              MARKET         SECURITIES        BOND          YIELD           INCOME         INDEX
                              DIVISION        DIVISION       DIVISION       DIVISION        DIVISION      DIVISION
                            ------------    -----------    ------------    -----------    -----------    -----------
ASSETS
Investments in shares of
  The Hudson River
  Trust -- at market
  value (Notes 2 and 7)
Cost:  $207,548,119.....    $207,638,095
         37,536,467.....                    $37,681,989
        141,011,715.....                                   $138,906,039
         68,700,148.....                                                   $72,524,129
         17,021,456.....                                                                  $19,144,802
         59,443,291.....                                                                                 $71,895,056
Receivable for sales of
  shares of The Hudson
  River Trust...........              --             --              --             --             --             --
Receivable for policy-
  related transactions..       1,030,719        472,227         195,736        671,870        272,371        214,843
                            ------------    -----------    ------------    -----------    -----------    -----------
Total Assets............     208,668,814     38,154,216     139,101,775     73,195,999     19,417,173     72,109,899
                            ------------    -----------    ------------    -----------    -----------    -----------
LIABILITIES
Payable for purchases
  of shares of The
  Hudson River
  Trust.................       1,021,043        488,551         195,429        740,734        272,227        214,856
Payable for policy-
  related transactions..              --             --              --             --             --             --
Amount retained by
  Equitable Variable Life
  in Separate Account
  FP (Note 4)...........         514,240        516,621         618,900        524,303        526,633        271,428
                            ------------    -----------    ------------    -----------     ----------    -----------
Total Liabilities.......       1,535,283      1,005,172         814,329      1,265,037        798,860        486,284
                            ------------    -----------    ------------    -----------     ----------    -----------
NET ASSETS ATTRIBUTABLE
TO POLICYOWNERS.........    $207,133,531    $37,149,044    $138,287,446    $71,930,962    $18,618,313    $71,623,615
                            ============    ===========    ============    ===========    ===========    ===========

See Notes to Financial Statements.


                                COMMON                                        AGGRESSIVE
                                STOCK           GLOBAL       INTERNATIONAL      STOCK
                               DIVISION         DIVISION        DIVISION       DIVISION
                            --------------    ------------    -----------    ------------
ASSETS
Investments in shares of
   The Hudson River
   Trust -- at market
   value (Notes 2 and 7)
Cost: $966,230,780......    $1,148,055,059
       297,303,481......                      $333,829,077
        11,991,226......                                      $12,659,132
       475,758,260......                                                     $556,029,378
Receivable for sales of
  shares of The Hudson
  River Trust...........                --              --             --              --
Receivable for policy-
  related transactions..           233,000         421,042        137,166         800,569
                            --------------    ------------    -----------    ------------
Total Assets............     1,148,288,059     334,250,119     12,796,298     556,829,947
                            --------------    ------------    -----------    ------------
LIABILITIES
Payable for purchases
  of shares of The
  Hudson River
  Trust.................           679,729         246,368        143,511       1,121,615
Payable for  policy-
  related transactions..                --              --             --              --
Amount retained by
  Equitable Variable Life
  in Separate Account
  FP (Note 4)...........         1,023,056         506,731        220,849         520,201
                            --------------    ------------    -----------    ------------
Total Liabilities.......         1,702,785         753,099        364,360       1,641,816
                            --------------    ------------    -----------    ------------
NET ASSETS ATTRIBUTABLE
  TO POLICYOWNERS.......    $1,146,585,274    $333,497,020    $12,431,938    $555,188,131
                            ==============    ============    ===========    ============

See Notes to Financial Statements.

                                         ASSET ALLOCATION SERIES
                            --------------------------------------------
                            CONSERVATIVE                       GROWTH
                             INVESTORS        BALANCED        INVESTORS
                              DIVISION        DIVISION        DIVISION
                            ------------    ------------    ------------
ASSETS
Investments in shares of
   The Hudson River
   Trust -- at market
   value (Notes 2 and 7)
Cost: $162,300,470......    $172,662,590
       356,282,500......                    $399,379,687
       474,917,898......                                    $556,703,771
Receivable for sales of
  shares of The Hudson
  River Trust...........          76,736              --              --
Receivable for policy-
  related transactions..              --              --         191,779
                            ------------    ------------    ------------
Total Assets............     172,739,326     399,379,687     556,895,550
                            ------------    ------------    ------------
LIABILITIES
Payable for purchases
  of shares of The
  Hudson River
  Trust.................              --         179,701         414,996
Payable for policy-
  related transactions..          81,465          47,918              --
Amount retained by
  Equitable Variable Life
  in Separate Account
  FP (Note 4)...........         570,762         586,859         602,888
                            ------------    ------------    ------------
Total Liabilities.......         652,227         814,478       1,017,884
                            ------------    ------------    ------------
NET ASSETS ATTRIBUTABLE
  TO POLICYOWNERS.......    $172,087,099    $398,565,209    $555,877,666
                            ============    ============    ============

See Notes to Financial Statements.

                                     FSA-3

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

STATEMENTS OF OPERATIONS



                                                           MONEY MARKET DIVISION         INTERMEDIATE GOVERNMENT SECURITIES DIVISION
                                                   ------------------------------------  -------------------------------------------



                                                           YEAR ENDED DECEMBER 31,                YEAR ENDED DECEMBER 31,
                                                   ------------------------------------  --------------------------------------

                                                      1995         1994         1993        1995          1994           1993
                                                   ----------   ----------   ----------  ----------   ------------   ----------
INCOME AND EXPENSES:
  Income (Note 2):
    Dividends from The Hudson River Trust.......   $9,225,401   $5,368,883   $4,163,389  $2,010,283   $ 5,671,984   $14,930,827
  Expenses (Note 3):
    Mortality and expense risk charges..........      954,556      826,379      834,113     197,721       527,675     1,470,325
                                                   ----------   ----------   ----------  ----------   -----------   -----------
NET INVESTMENT INCOME...........................    8,270,845    4,542,504    3,329,276   1,812,562     5,144,309    13,460,502
                                                   ----------   ----------   ----------  ----------   -----------   -----------
REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS (Note 2):
    Realized gain (loss) on investments.........     (432,347)      95,530     (339,754)   (810,768)  (10,163,976)    3,999,846
    Realized gain distribution from
      The Hudson River Trust....................           --           --           --          --            --    11,449,074
                                                   ----------   ----------   ----------  ----------   -----------   -----------
NET REALIZED GAIN (LOSS)........................     (432,347)      95,530     (339,754)   (810,768)  (10,163,976)   15,448,920

  Unrealized appreciation/depreciation on
    investments:
    Beginning of period.........................       32,760      (14,267)    (224,885) (2,736,863)   (1,617,237)    1,966,231
    End of period...............................       89,976       32,760      (14,267)    145,522    (2,736,863)   (1,617,237)
                                                   ----------   ----------   ----------  ----------   -----------   -----------
  Change in unrealized appreciation/depreciation
    during the period...........................       57,216       47,027      210,618   2,882,385    (1,119,626)   (3,583,468)
                                                   ----------   ----------   ----------  ----------   -----------   -----------
NET REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS................................     (375,131)     142,557     (129,136)  2,071,617   (11,283,602)   11,865,452
                                                   ----------   ----------   ----------  ----------   -----------   -----------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING
  FROM OPERATIONS...............................   $7,895,714   $4,685,061   $3,200,140  $3,884,179   $(6,139,293)  $25,325,954
                                                   ==========   ==========   ==========  ==========   ===========   ===========


                                                             QUALITY BOND DIVISION
                                                    -------------------------------------------

                                                                                   OCTOBER 1*
                                                                                      TO
                                                     YEAR ENDED DECEMBER 31,      DECEMBER 31,
                                                   ---------------------------    ------------

                                                       1995            1994           1993
                                                   -----------    ------------    ------------
INCOME AND EXPENSES:
  Income (Note 2):
    Dividends from The Hudson River Trust.......   $ 7,958,285    $  8,123,722    $  1,221,840
  Expenses (Note 3):
    Mortality and expense risk charges..........       767,627         689,178         163,308
                                                   -----------    ------------    ------------
NET INVESTMENT INCOME...........................     7,190,658       7,434,544       1,058,532
                                                   -----------    ------------    ------------
REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS (Note 2):
    Realized gain (loss) on investments.........      (632,666)       (410,697)           (106)
    Realized gain distribution from
      The Hudson River Trust....................            --              --         130,973
                                                   -----------    ------------    ------------
NET REALIZED GAIN (LOSS)........................      (632,666)       (410,697)        130,867

  Unrealized appreciation/depreciation on
    investments:
    Beginning of period.........................   (15,521,200)     (1,886,621)            --
    End of period...............................    (2,105,676)    (15,521,200)    (1,886,621)
                                                   -----------    ------------    -----------
  Change in unrealized appreciation/depreciation
    during the period...........................    13,415,524     (13,634,579)    (1,886,621)
                                                   -----------    ------------    -----------
NET REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS................................    12,782,858     (14,045,276)    (1,755,754)
                                                   -----------    ------------    -----------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING
  FROM OPERATIONS...............................   $19,973,516    $ (6,610,732)   $  (697,222)
                                                   ===========    ============    ===========

See Notes to Financial Statements.

* Commencement of Operations

                                     FSA-4

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

STATEMENTS OF OPERATIONS (CONTINUED)


                                                                          HIGH YIELD DIVISION
                                                              ----------------------------------------


                                                                        YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------
                                                                  1995           1994          1993
                                                              -----------    -----------    ----------
INCOME AND EXPENSES:
  Income (Note 2):
    Dividends from The Hudson River Trust.................    $ 6,518,568    $ 4,578,946    $4,488,259
  Expenses (Note 3):
    Mortality and expense risk charges....................        371,369        305,522       285,992
                                                              -----------    -----------    ----------
NET INVESTMENT INCOME.....................................      6,147,199      4,273,424     4,202,267
                                                              -----------    -----------    ----------
REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS (Note 2):
    Realized gain (loss) on investments...................       (179,454)      (328,199)      107,852
    Realized gain distribution from
      The Hudson River Trust..............................             --             --     1,030,687
                                                              -----------    -----------    ----------
NET REALIZED GAIN (LOSS)..................................       (179,454)      (328,199)    1,138,539

  Unrealized appreciation/depreciation on investments:
    Beginning of period...................................       (873,103)     4,734,999       763,746
    End of period.........................................      3,823,981       (873,103)    4,734,999
                                                              -----------    -----------    ----------
  Change in unrealized appreciation/depreciation
    during the period.....................................      4,697,084     (5,608,102)    3,971,253
                                                              -----------    -----------    ----------
NET REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS....      4,517,630     (5,936,301)    5,109,792
                                                              -----------    -----------    ----------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING
  FROM OPERATIONS.........................................    $10,664,829    $(1,662,877)   $9,312,059
                                                              ===========    ===========    ==========

See Notes to Financial Statements.


                                                                     GROWTH & INCOME DIVISION               EQUITY INDEX DIVISION
                                                              ---------------------------------------     --------------------------
                                                                                          OCTOBER 1*                     APRIL 1*
                                                                                             TO            YEAR ENDED       TO
                                                               YEAR ENDED DECEMBER 31,   DECEMBER 31,     DECEMBER 31,  DECEMBER 31,
                                                              ------------------------  -------------     -----------  -------------
                                                                 1995          1994         1993             1995           1994
                                                              ----------     ---------  -------------     -----------  -------------
INCOME AND EXPENSES:
  Income (Note 2):
    Dividends from The Hudson River Trust.................    $  380,677     $ 108,492     $ 3,394        $   964,775    $ 596,180
  Expenses (Note 3):
    Mortality and expense risk charges....................        69,716        19,204       1,833            289,199      152,789
                                                              ----------     ---------     -------        -----------    ---------
NET INVESTMENT INCOME.....................................       310,961        89,288       1,561            675,576      443,391
                                                              ----------     ---------     -------        -----------    ---------
REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS (Note 2):
    Realized gain (loss) on investments...................         2,791       (11,709)       (134)             3,060       (6,949)
    Realized gain distribution from
      The Hudson River Trust..............................            --            --          --            536,890      134,154
                                                              ----------     ---------     -------        -----------    ---------
NET REALIZED GAIN (LOSS)..................................         2,791       (11,709)       (134)           539,950      127,205

  Unrealized appreciation/depreciation on investments:
    Beginning of period...................................      (141,585)         (904)         --           (399,286)          --
    End of period.........................................     2,123,346      (141,585)       (904)        12,451,765     (399,286)
                                                              ----------     ---------     -------        -----------    ---------
  Change in unrealized appreciation/depreciation
    during the period.....................................     2,264,931      (140,681)       (904)        12,851,051     (399,286)
                                                              ----------     ---------     -------        -----------    ---------
NET REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS....     2,267,722      (152,390)     (1,038)        13,391,001     (272,081)
                                                              ----------     ---------     -------        -----------    ---------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING
  FROM OPERATIONS.........................................    $2,578,683     $ (63,102)    $   523        $14,066,577    $ 171,310
                                                              ==========     =========     =======        ===========    =========

See Notes to Financial Statements.

* Commencement of Operations


                                     FSA-5

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

STATEMENTS OF OPERATIONS (CONTINUED)


                                                    COMMON STOCK DIVISION                          GLOBAL STOCK DIVISION
                                         --------------------------------------------    -----------------------------------------


                                                    YEAR ENDED DECEMBER 31,                       YEAR ENDED DECEMBER 31,
                                         --------------------------------------------    -----------------------------------------
                                             1995            1994            1993            1995           1994           1993
                                         ------------    ------------    ------------    -----------    -----------    -----------
INCOME AND EXPENSES:
  Income (Note 2):
    Dividends from The Hudson
      River Trust....................    $ 14,259,262    $ 11,755,355    $ 10,311,886    $ 5,152,442    $ 2,768,605    $ 1,060,406
  Expenses (Note 3):
    Mortality and expense risk
      charges........................       6,050,368       4,741,008       4,005,102      1,743,898      1,211,620        466,897
                                         ------------    ------------    ------------    -----------    -----------    -----------
NET INVESTMENT INCOME................       8,208,894       7,014,347       6,306,784      3,408,544      1,556,985        593,509
                                         ------------    ------------    ------------    -----------    -----------    -----------
REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS (Note 2):
    Realized gain (loss) on
      investments....................      16,793,683         292,144       4,176,629      3,049,444      3,347,704      1,333,766
    Realized gain distribution from
      The Hudson River Trust.........      63,838,178      43,936,280      85,777,775      9,214,950      4,821,242     11,642,904
                                         ------------    ------------    ------------    -----------    -----------    -----------
NET REALIZED GAIN (LOSS).............      80,631,861      44,228,424      89,954,404     12,264,394      8,168,946     12,976,670

  Unrealized appreciation
    (depreciation) on investments:
    Beginning of period..............      (2,048,649)     71,350,568      22,647,989      3,130,280      7,062,877      2,783,724
    End of period....................     181,824,279      (2,048,649)     71,350,568     36,525,596      3,130,280      7,062,877
                                         ------------    ------------    ------------    -----------    -----------    -----------
  Change in unrealized appreciation/
    depreciation during the period...     183,872,928     (73,399,217)     48,702,579     33,395,316     (3,932,597)     4,279,153
                                         ------------    ------------    ------------    -----------    -----------    -----------
NET REALIZED AND UNREALIZED GAIN
  (LOSS) ON INVESTMENTS..............     264,504,789     (29,170,793)    138,656,983     45,659,710      4,236,349     17,255,823
                                         ------------    ------------    ------------    -----------    -----------    -----------
NET INCREASE (DECREASE) IN NET ASSETS
  RESULTING FROM OPERATIONS..........    $272,713,683    $(22,156,446)   $144,963,767    $49,068,254    $ 5,793,334    $17,849,332
                                         ============    ============    ============    ===========    ===========    ===========

See Notes to Financial Statements.

                                          INTERNATIONAL
                                            DIVISION                 AGGRESSIVE STOCK DIVISION
                                         --------------   --------------------------------------------
                                            APRIL 3*
                                              TO
                                          DECEMBER 31,                YEAR ENDED DECEMBER 31,
                                         --------------   --------------------------------------------
                                              1995            1995            1994            1993
                                           ----------     ------------    ------------    ------------
INCOME AND EXPENSES:
  Income (Note 2):
    Dividends from The Hudson
      River Trust....................       $195,500      $  1,268,689    $    400,102    $    766,228
  Expenses (Note 3):
    Mortality and expense risk
      charges........................         36,471         2,702,978       1,944,639       1,757,109
                                            --------      ------------    ------------    ------------
NET INVESTMENT INCOME................        159,029        (1,434,289)     (1,544,537)       (990,881)
                                            --------      ------------    ------------    ------------
REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS (Note 2):
    Realized gain (loss) on
      investments....................           (790)       11,560,966      (6,075,250)     35,696,507
    Realized gain distribution from
      The Hudson River Trust.........         51,741        61,903,470              --      25,339,962
                                            --------      ------------    ------------    ------------
NET REALIZED GAIN (LOSS).............         50,951        73,464,436      (6,075,250)     61,036,469

  Unrealized appreciation
    (depreciation) on investments:
    Beginning of period..............             --        30,761,318      35,185,988      53,885,737
    End of period....................        667,906        80,271,118      30,761,318      35,185,988
                                            --------      ------------    ------------    ------------
  Change in unrealized appreciation/
    depreciation during the period...        667,906        49,509,800      (4,424,670)    (18,699,749)
                                            --------      ------------    ------------    ------------
NET REALIZED AND UNREALIZED GAIN
  (LOSS) ON INVESTMENTS..............        718,857       122,974,236     (10,499,920)     42,336,720
                                            --------      ------------    ------------    ------------
NET INCREASE (DECREASE) IN NET ASSETS
  RESULTING FROM OPERATIONS..........       $877,886      $121,539,947    $(12,044,457)   $ 41,345,839
                                            ========      ============    ============    ============

See Notes to Financial Statements.

*Commencement of Operations


                                     FSA-6

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

STATEMENTS OF OPERATIONS (CONCLUDED)

                                                                                ASSET ALLOCATION SERIES
                                                   ---------------------------------------------------------------------------------
                                                      CONSERVATIVE INVESTORS DIVISION                    BALANCED DIVISION
                                                   --------------------------------------   ----------------------------------------
                                                            YEAR ENDED DECEMBER 31,                    YEAR ENDED DECEMBER 31,
                                                   --------------------------------------   ----------------------------------------
                                                       1995          1994         1993          1995          1994           1993
                                                   -----------   -----------   ----------   -----------   ------------   -----------
INCOME AND EXPENSES:
  Income (Note 2):
    Dividends from The Hudson River Trust.......   $ 8,169,109   $ 6,205,574   $4,088,977   $12,276,328   $ 10,557,487   $10,062,862
  Expenses (Note 3):
    Mortality and expense risk charges..........       921,294       750,164      551,610     2,237,982      2,103,510     2,047,811
                                                   -----------   -----------   ----------   -----------   ------------   -----------
NET INVESTMENT INCOME...........................     7,247,815     5,455,410    3,537,367    10,038,346      8,453,977     8,015,051
                                                   -----------   -----------   ----------   -----------   ------------   -----------
REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS (Note 2):
    Realized gain (loss) on investments.........      (378,551)     (421,501)      91,739    (2,466,524)       858,164     1,446,919
    Realized gain distribution from
      The Hudson River Trust....................     1,068,272            --    4,651,717    10,894,130             --    20,280,817
                                                   -----------   -----------   ----------   -----------   ------------   -----------
NET REALIZED GAIN (LOSS)........................       689,721      (421,502)   4,743,456     8,427,606        858,164    21,727,736

  Unrealized appreciation (depreciation) on
    investments:
    Beginning of period.........................    (8,767,697)    1,915,037    2,223,612    (2,878,875)    37,960,661    30,072,900
    End of period...............................    10,362,120    (8,767,697)   1,915,037    43,097,187     (2,878,875)   37,960,661
                                                   -----------   -----------   ----------   -----------   ------------   -----------
  Change in unrealized appreciation/depreciation
    during the period...........................    19,129,817   (10,682,734)    (308,575)   45,976,062    (40,839,536)    7,887,761
                                                   -----------   -----------   ----------   -----------   ------------   -----------
NET REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS................................    19,819,538   (11,104,236)   4,434,881    54,403,668    (39,981,372)   29,615,497
                                                   -----------   -----------   ----------   -----------   ------------   -----------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING
  FROM OPERATIONS...............................   $27,067,353   $(5,648,826)  $7,972,248   $64,442,014   $(31,527,395)  $37,630,548
                                                   ===========   ===========   ==========   ===========   ============   ===========

See Notes to Financial Statements.

                                                               ASSET ALLOCATION SERIES
                                                   -------------------------------------------
                                                              GROWTH INVESTORS DIVISION
                                                   -------------------------------------------
                                                                   YEAR ENDED DECEMBER 31,
                                                   -------------------------------------------
                                                       1995            1994            1993
                                                   ------------    ------------    -----------
INCOME AND EXPENSES:
  Income (Note 2):
    Dividends from The Hudson River Trust......... $ 15,855,901    $ 10,663,204    $ 5,922,228
  Expenses (Note 3):
    Mortality and expense risk charges............    2,796,354       1,995,747      1,274,117
                                                   ------------    ------------    -----------
NET INVESTMENT INCOME.............................   13,059,547       8,667,457      4,648,111
                                                   ------------    ------------    -----------
REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS (Note 2):
    Realized gain (loss) on investments...........    1,752,185         241,591         52,392
    Realized gain distribution from
      The Hudson River Trust......................    7,421,853              --     14,624,517
                                                   ------------    ------------    -----------
NET REALIZED GAIN (LOSS)..........................    9,174,038         241,591     14,676,909

  Unrealized appreciation (depreciation) on
  investments:
    Beginning of period...........................     (770,693)     20,567,604     12,746,740
    End of period.................................   81,785,873        (770,693)    20,567,604
                                                   ------------    ------------    -----------
  Change in unrealized appreciation/depreciation
    during the period.............................   82,556,566     (21,338,297)     7,820,864
                                                   ------------    ------------    -----------
NET REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS..................................   91,730,604     (21,096,706)    22,497,773
                                                   ------------    ------------    -----------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING
  FROM OPERATIONS................................. $104,790,151    $(12,429,249)   $27,145,884
                                                   ============    ============    ===========

See Notes to Financial Statements.

                                     FSA-7

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

STATEMENTS OF CHANGES IN NET ASSETS



                                                                                                INTERMEDIATE GOVERNMENT
                                                  MONEY MARKET DIVISION                           SECURITIES DIVISION
                                       ------------------------------------------   -------------------------------------------


                                                 YEAR ENDED DECEMBER 31,                        YEAR ENDED DECEMBER 31,
                                       ------------------------------------------   -------------------------------------------
                                           1995           1994           1993           1995           1994            1993
                                       ------------   ------------   ------------   -----------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS:

FROM OPERATIONS:
  Net investment income.............   $  8,270,845   $  4,542,504   $  3,329,276   $ 1,812,562   $   5,144,309   $  13,460,502
  Net realized gain (loss)..........       (432,347)        95,530       (339,754)     (810,768)    (10,163,976)     15,448,920
  Change in unrealized appreciation/
    depreciation on investments.....         57,216         47,027        210,618     2,882,385      (1,119,626)     (3,583,468)
                                       ------------   ------------   ------------   -----------   -------------   -------------

  Net increase (decrease)
    from operations.................      7,895,714      4,685,061      3,200,140     3,884,179      (6,139,293)     25,325,954
                                       ------------   ------------   ------------   -----------   -------------   -------------
FROM POLICY-RELATED TRANSACTIONS:
  Net premiums (Note 3).............     96,773,056     82,536,703     64,845,505    11,016,347      18,915,140      26,598,113
  Benefits and other policy-related
    transactions (Note 3)...........    (39,770,849)   (32,432,771)   (31,747,197)   (6,286,070)     (5,813,181)     (7,539,335)
  Net transfers among divisions.....      4,776,165    (25,466,044)   (50,510,704)      953,149    (125,116,319)   (180,916,946)
                                       ------------   ------------   ------------   -----------   -------------   -------------
  Net increase (decrease) from
    policy-related transactions.....     61,778,372     24,637,888    (17,412,396)    5,683,426    (112,014,360)   (161,858,168)
                                       ------------   ------------   ------------   -----------   -------------   -------------
NET (INCREASE) DECREASE IN AMOUNT
  RETAINED BY EQUITABLE VARIABLE IN
  SEPARATE ACCOUNT FP (Note 4)......        (36,640)       (24,067)        92,890       (72,636)         15,335         (69,330)
                                       ------------   ------------   ------------   -----------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS...     69,637,446     29,298,882    (14,119,366)    9,494,969    (118,138,318)   (136,601,544)
NET ASSETS, BEGINNING OF PERIOD.....    137,496,085    108,197,203    122,316,569    27,654,075     145,792,393     282,393,937
                                       ------------   ------------   ------------   -----------   -------------   -------------
NET ASSETS, END OF PERIOD...........   $207,133,531   $137,496,085   $108,197,203   $37,149,044   $  27,654,075   $ 145,792,393
                                       ============   ============   ============   ===========   =============   =============

See Notes to Financial Statements.


                                                   QUALITY BOND DIVISION
                                       -------------------------------------------
                                                                        OCTOBER 1*
                                                                           TO
                                          YEAR ENDED DECEMBER 31,      DECEMBER 31,
                                       ----------------------------    -----------
                                           1995            1994           1993
                                       ------------    ------------    -----------

INCREASE (DECREASE) IN NET ASSETS:

FROM OPERATIONS:
  Net investment income.............   $  7,190,658    $  7,434,544    $ 1,058,532
  Net realized gain (loss)..........       (632,666)       (410,697)       130,867
  Change in unrealized appreciation/
    depreciation on investments.....     13,415,524     (13,634,579)    (1,886,621)
                                       ------------    ------------    -----------

  Net increase (decrease)
    from operations.................     19,973,516      (6,610,732)      (697,222)
                                       ------------    ------------    -----------
FROM POLICY-RELATED TRANSACTIONS:
  Net premiums (Note 3).............      2,516,135         850,240        181,283
  Benefits and other policy-related
    transactions (Note 3)...........     (3,189,044)     (2,891,278)      (441,626)
  Net transfers among divisions.....      2,462,969      25,765,197    100,786,909
                                       ------------    ------------    -----------
  Net increase (decrease) from
    policy-related transactions.....      1,790,060      23,724,159    100,526,566
                                       ------------    ------------    -----------
NET (INCREASE) DECREASE IN AMOUNT
  RETAINED BY EQUITABLE VARIABLE IN
  SEPARATE ACCOUNT FP (Note 4)......       (712,602)        255,654         38,047
                                       ------------    ------------    -----------
INCREASE (DECREASE) IN NET ASSETS...     21,050,974      17,369,081     99,867,391
NET ASSETS, BEGINNING OF PERIOD.....    117,236,472      99,867,391             --
                                       ------------    ------------    -----------
NET ASSETS, END OF PERIOD...........   $138,287,446    $117,236,472    $99,867,391
                                       ============    ============    ===========

See Notes to Financial Statements.

*Commencement of Operations


                                     FSA-8

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)

                                                                            HIGH YIELD DIVISION
                                                               ------------------------------------------


                                                                          YEAR ENDED DECEMBER 31,
                                                               ------------------------------------------
                                                                  1995            1994            1993
                                                               -----------    ------------    -----------

INCREASE (DECREASE) IN NET ASSETS:

FROM OPERATIONS:
  Net investment income...................................     $ 6,147,199    $  4,273,424    $ 4,202,267
  Net realized gain (loss)................................        (179,454)       (328,199)     1,138,539
  Change in unrealized appreciation/
    depreciation on investments...........................       4,697,084      (5,608,102)     3,971,253
                                                               -----------    ------------    -----------
  Net increase (decrease) from operations.................      10,664,829      (1,662,877)     9,312,059
                                                               -----------    ------------    -----------
FROM POLICY-RELATED TRANSACTIONS:
  Net premiums (Note 3)...................................      15,333,474      14,287,345     10,787,763
  Benefits and other policy-related
    transactions (Note 3).................................      (8,211,013)     (7,162,537)    (5,179,424)
  Net transfers among divisions...........................       4,789,450     (11,048,174)     1,006,671
                                                               -----------    ------------    -----------
  Net increase (decrease) from policy-related
    transactions..........................................      11,911,911      (3,923,366)     6,615,010
                                                               -----------    ------------    -----------
NET (INCREASE) DECREASE IN AMOUNT RETAINED BY EQUITABLE
  VARIABLE IN SEPARATE ACCOUNT FP (Note 4)................        (100,679)         16,028        (31,889)
                                                               -----------    ------------    -----------
INCREASE (DECREASE) IN NET ASSETS.........................      22,476,061      (5,570,215)    15,895,180
NET ASSETS, BEGINNING OF PERIOD...........................      49,454,901      55,025,116     39,129,936
                                                               -----------    ------------    -----------
NET ASSETS, END OF PERIOD.................................     $71,930,962    $ 49,454,901    $55,025,116
                                                               ===========    ============    ===========

See Notes to Financial Statements.

                                                                    GROWTH & INCOME DIVISION                EQUITY INDEX DIVISION
                                                              -------------------------------------      --------------------------
                                                                                           OCTOBER 1*                    APRIL 1*
                                                                                              TO          YEAR ENDED        TO
                                                                YEAR ENDED DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                              -------------------------   -----------    -----------    -----------
                                                                  1995          1994         1993           1995           1994
                                                              -----------    ----------   -----------    -----------    -----------

INCREASE (DECREASE) IN NET ASSETS:

FROM OPERATIONS:
  Net investment income...................................    $   310,961    $   89,288    $  1,561      $   675,576    $   443,391
  Net realized gain (loss)................................          2,791       (11,709)       (134)         539,950        127,205
  Change in unrealized appreciation/
    depreciation on investments...........................      2,264,931      (140,681)       (904)      12,851,051       (399,286)
                                                              -----------    ----------    --------      -----------    -----------
  Net increase (decrease) from operations.................      2,578,683       (63,102)        523       14,066,577        171,310
                                                              -----------    ----------    --------      -----------    -----------
FROM POLICY-RELATED TRANSACTIONS:
  Net premiums (Note 3)...................................      6,464,035     2,953,965     182,381       10,308,871        690,540
  Benefits and other policy-related
    transactions (Note 3).................................     (1,385,132)     (481,430)     (6,581)      (2,111,532)      (472,818)
  Net transfers among divisions...........................      5,274,221     3,033,230     279,153       18,305,589     30,736,505
                                                              -----------    ----------    --------      -----------    -----------
  Net increase (decrease) from policy-related
    transactions..........................................     10,353,124     5,505,765     454,953       26,502,928     30,954,227
                                                              -----------    ----------    --------      -----------    -----------
NET (INCREASE) DECREASE IN AMOUNT RETAINED BY EQUITABLE
  VARIABLE IN SEPARATE ACCOUNT FP (Note 4)................       (221,877)        6,113       4,131          (71,293)          (134)
                                                              -----------    ----------    --------      -----------    -----------
INCREASE (DECREASE) IN NET ASSETS.........................     12,709,930     5,448,776     459,607       40,498,212     31,125,403
NET ASSETS, BEGINNING OF PERIOD...........................      5,908,383       459,607          --       31,125,403             --
                                                              -----------    ----------    --------      -----------    -----------
NET ASSETS, END OF PERIOD.................................    $18,618,313    $5,908,383    $459,607      $71,623,615    $31,125,403
                                                              ===========    ==========    ========      ===========    ===========

See Notes to Financial Statements.

*Commencement of Operations

                                     FSA-9

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)

                                            COMMON STOCK DIVISION                         GLOBAL STOCK DIVISION
                               --------------------------------------------   ------------------------------------------


                                            YEAR ENDED DECEMBER 31,                       YEAR ENDED DECEMBER 31,
                               --------------------------------------------   ------------------------------------------
                                     1995            1994           1993          1995           1994           1993
                               --------------   -------------   -----------   ------------   ------------   ------------
INCREASE (DECREASE) IN
  NET ASSETS:

FROM OPERATIONS:
  Net investment income.....   $    8,208,894   $  7,014,347    $ 6,306,784   $  3,408,544   $  1,556,985   $    593,509
  Net realized gain (loss)..       80,631,861     44,228,424     89,954,404     12,264,394      8,168,946     12,976,670
  Change in unrealized
    appreciation/
    depreciation on
    investments.............      183,872,928    (73,399,217)    48,702,579     33,395,316     (3,932,597)     4,279,153
                               --------------   ------------   ------------   ------------   ------------   ------------
  Net increase (decrease)
    from operations.........      272,713,683    (22,156,446)   144,963,767     49,068,254      5,793,334     17,849,332
                               --------------   ------------   ------------   ------------   ------------   ------------
FROM POLICY-RELATED
  TRANSACTIONS:
  Net premiums (Note 3).....      216,068,996    171,525,812    124,210,476     92,666,618     77,766,997     25,508,452
  Benefits and other
    policy-related
    transactions (Note 3)...     (118,456,643)   (93,481,219)   (77,837,895)   (37,507,499)   (23,371,745)    (8,931,159)
  Net transfers among
    divisions...............      (34,354,864)    19,730,410     (9,498,455)   (12,472,104)    47,610,957     59,544,080
                               --------------   ------------   ------------   ------------   ------------   ------------
  Net increase (decrease)
    from policy-related
    transactions............       63,257,489     97,775,003     36,874,126     42,687,015    102,006,209     76,121,373
                               --------------   ------------   ------------   ------------   ------------   ------------
NET (INCREASE) DECREASE IN
  AMOUNT RETAINED BY
  EQUITABLE VARIABLE IN
  SEPARATE ACCOUNT FP
  (Note 4)..................         (392,099)        44,948       (124,376)       (96,720)       (17,737)         4,085
                               --------------   ------------   ------------   ------------   ------------   ------------
INCREASE IN NET ASSETS......      335,579,073     75,663,505    181,713,517     91,658,549    107,781,806     93,974,790
NET ASSETS, BEGINNING OF
  PERIOD....................      811,006,201    735,342,696    553,629,179    241,838,471    134,056,665     40,081,875
                               --------------   ------------   ------------   ------------   ------------   ------------
NET ASSETS, END OF
  PERIOD....................   $1,146,585,274   $811,006,201   $735,342,696   $333,497,020   $241,838,471   $134,056,665
                               ==============   ============   ============   ============   ============   ============

See Notes to Financial Statements.

                               INTERNATIONAL
                                  DIVISION              AGGRESSIVE STOCK DIVISION
                                -----------   ------------------------------------------
                                 APRIL 3*
                                    TO
                                DECEMBER 31,              YEAR ENDED DECEMBER 31,
                                -----------   ------------------------------------------
                                    1995          1995           1994            1993
                                -----------   ------------   ------------   ------------
INCREASE (DECREASE) IN
  NET ASSETS:

FROM OPERATIONS:
  Net investment income.....    $   159,029   $ (1,434,289)  $ (1,544,537)  $   (990,881)
  Net realized gain (loss)..         50,951     73,464,436     (6,075,250)    61,036,469
  Change in unrealized
    appreciation/
    depreciation on
    investments.............        667,906     49,509,800     (4,424,670)   (18,699,749)
                                -----------   ------------   ------------   ------------
  Net increase (decrease)
    from operations.........        877,886    121,539,947    (12,044,457)    41,345,839
                                -----------   ------------   ------------   ------------
FROM POLICY-RELATED
  TRANSACTIONS:
  Net premiums (Note 3).....      2,028,670    121,962,483    101,932,221     77,930,596
  Benefits and other
    policy-related
    transactions (Note 3)...       (339,723)   (63,165,185)   (48,604,650)   (39,462,340)
  Net transfers among
    divisions...............      9,885,952     19,367,834      4,346,636    (73,890,214)
                                -----------   ------------   ------------   ------------
  Net increase (decrease)
    from policy-related
    transactions............     11,574,899     78,165,132     57,674,207    (35,421,958)
                                -----------   ------------   ------------   ------------
NET (INCREASE) DECREASE IN
  AMOUNT RETAINED BY
  EQUITABLE VARIABLE IN
  SEPARATE ACCOUNT FP
  (Note 4)..................        (20,847)      (188,813)        35,791         (2,220)
                                -----------   ------------   ------------   ------------
INCREASE IN NET ASSETS......     12,431,938    199,516,266     45,665,541      5,921,661
NET ASSETS, BEGINNING OF
  PERIOD....................              0    355,671,865    310,006,324    304,084,663
                                -----------   ------------   ------------   ------------
NET ASSETS, END OF
  PERIOD....................    $12,431,938   $555,188,131   $355,671,865   $310,006,324
                                ===========   ============   ============   ============

See Notes to Financial Statements.

*Commencement of Operations

                                     FSA-10

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

STATEMENTS OF CHANGES IN NET ASSETS (CONCLUDED)


                                                                              ASSET ALLOCATION SERIES
                                         -----------------------------------------------------------------------------------------
                                               CONSERVATIVE INVESTORS DIVISION                       BALANCED DIVISION
                                         -------------------------------------------    ------------------------------------------
                                                   YEAR ENDED DECEMBER 31,                        YEAR ENDED DECEMBER 31,
                                         -------------------------------------------    ------------------------------------------
                                              1995            1994           1993           1995           1994           1993
                                         -------------   ------------   ------------    ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS:

FROM OPERATIONS:
  Net investment income..............    $  7,247,815    $  5,455,410   $  3,537,367    $ 10,038,346   $  8,453,977   $  8,015,051
  Net realized gain (loss)...........         689,721        (421,502)     4,743,456       8,427,606        858,164     21,727,736
  Change in unrealized appreciation/
    depreciation on investments......      19,129,817     (10,682,734)      (308,575)     45,976,062    (40,839,536)     7,887,761
                                         ------------    ------------   ------------    ------------   ------------   ------------
  Net increase (decrease)
    from operations..................      27,067,353      (5,648,826)     7,972,248      64,442,014    (31,527,395)    37,630,548
                                         ------------    ------------   ------------    ------------   ------------   ------------
FROM POLICY-RELATED TRANSACTIONS:
  Net premiums (Note 3)..............      41,419,959      48,492,315     43,782,002      63,451,955     70,116,900     67,351,402
  Benefits and other policy-related
    transactions (Note 3)............     (22,866,003)    (21,612,430)   (17,644,077)    (48,742,571)   (45,655,363)   (44,497,967)
  Net transfers among divisions......      (3,379,296)     (2,076,793)     6,165,330     (18,908,540)   (19,954,097)    (6,834,099)
                                         ------------    ------------   ------------    ------------   ------------   ------------
  Net increase (decrease) from
    policy-related transactions......      15,174,660      24,803,092     32,303,255      (4,199,156)     4,507,440     16,019,336
                                         ------------    ------------   ------------    ------------   ------------   ------------
NET (INCREASE) DECREASE IN AMOUNT
  RETAINED BY EQUITABLE VARIABLE
  IN SEPARATE ACCOUNT FP (Note 4)....         (95,412)         22,600         18,535        (93,214)        47,322         256,506
                                         ------------    ------------   ------------    ------------   ------------   ------------
INCREASE (DECREASE) IN NET ASSETS....      42,146,601      19,176,866     40,294,038      60,149,644    (26,972,633)    53,906,390
NET ASSETS, BEGINNING OF PERIOD......     129,940,498     110,763,632     70,469,594     338,415,565    365,388,198    311,481,808
                                         ------------    ------------   ------------    ------------   ------------   ------------
NET ASSETS, END OF PERIOD............    $172,087,099    $129,940,498   $110,763,632    $398,565,209   $338,415,565   $365,388,198
                                         ============    ============   ============    ============   ============   ============

See Notes to Financial Statements.

                                                    ASSET ALLOCATION SERIES
                                         --------------------------------------------
                                                   GROWTH INVESTORS DIVISION
                                         --------------------------------------------
                                                    YEAR ENDED DECEMBER 31,
                                         --------------------------------------------
                                             1995            1994            1993
                                         ------------    ------------    ------------

INCREASE (DECREASE) IN NET ASSETS:

FROM OPERATIONS:
  Net investment income..............    $ 13,059,547    $  8,667,457    $  4,648,111
  Net realized gain (loss)...........       9,174,038         241,591      14,676,909
  Change in unrealized appreciation/
    depreciation on investments......      82,556,566     (21,338,297)      7,820,864
                                         ------------    ------------    ------------
  Net increase (decrease)
    from operations..................     104,790,151     (12,429,249)     27,145,884
                                         ------------    ------------    ------------
FROM POLICY-RELATED TRANSACTIONS:
  Net premiums (Note 3)..............     155,616,059     139,140,391     105,136,825
  Benefits and other policy-related
    transactions (Note 3)............     (68,357,709)    (54,863,821)    (36,431,873)
  Net transfers among divisions......      (3,269,896)     20,294,785      30,908,183
                                         ------------    ------------    ------------
  Net increase (decrease) from
    policy-related transactions......      83,988,454     104,571,355      99,613,135
                                         ------------    ------------    ------------
NET (INCREASE) DECREASE IN AMOUNT
  RETAINED BY EQUITABLE VARIABLE
  IN SEPARATE ACCOUNT FP (Note 4)....        (120,493)         15,372         (27,455)
                                         ------------    ------------    ------------
INCREASE (DECREASE) IN NET ASSETS....     188,658,112      92,157,478     126,731,564
NET ASSETS, BEGINNING OF PERIOD......     367,219,554     275,062,076     148,330,512
                                         ------------    ------------    ------------
NET ASSETS, END OF PERIOD............    $555,877,666    $367,219,554    $275,062,076
                                         ============    ============    ============

See Notes to Financial Statements.

                                     FSA-11

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 1995

1.  General

    Equitable Variable Life Insurance Company (Equitable Variable Life), a wholly-owned subsidiary of The Equitable Life Assurance Society of the United States (Equitable Life), established Separate Account FP (the Account) as a unit investment trust registered with the Securities and Exchange Commission under the Investment Company Act of 1940. The Account consists of thirteen investment divisions: the Money Market Division, the Intermediate Government Securities Division, the High Yield Division, the Balanced Division, the Common Stock Division, the Global Division, the Aggressive Stock Division, the Conservative Investors Division, the Growth Investors Division, the Growth & Income Division, the Quality Bond Division, the Equity Index Division and the International Division. The assets in each Division are invested in shares of a designated portfolio (Portfolio) of a mutual fund, The Hudson River Trust (the Trust). Each Portfolio has separate investment objectives.

    The Account supports the operations of Incentive Life,(TM) flexible premium variable life insurance policies, Incentive Life 2000,(TM) flexible premium variable life insurance policies, Champion 2000,(TM) modified premium variable whole life insurance policies, Survivorship 2000,(TM) flexible premium joint survivorship variable life insurance policies, Incentive Life Plus,(TM) flexible premium variable life insurance policies and SP-Flex,(TM) variable life insurance policies with additional premium option, collectively, the Policies, and the Incentive Life 2000, Champion 2000 and Survivorship 2000 policies are referred to as the Series 2000 Policies. Incentive Life policies offered with the prospectus dated September 15, 1995, are referred to as Incentive Life Plus Second Series. Incentive Life Plus policies issued with a prior prospectus are referred to as Incentive Life Plus Original Series. All Policies are issued by Equitable Variable. The assets of the Account are the property of Equitable Variable. However, the portion of the Account's assets attributable to the Policies will not be chargeable with liabilities arising out of any other business Equitable Variable may conduct.

    Policyowners may allocate amounts in their individual accounts to the Divisions of the Account and/or (except for SP-Flex policies) to the guaranteed interest division of Equitable Variable Life's General Account. Net transfers to the guaranteed interest division of the General Account and other Separate Accounts of $6,569,372, $35,120,632 and $125,668,098 for the
    years ended 1995, 1994 and 1993, respectively, are included in Net Transfers Among Divisions. The net assets of any Division of the Account may not be less than the aggregate of the policyowners' accounts allocated to that Division. Additional assets are set aside in Equitable Variable Life's General Account to provide for (1) the unearned portion of the monthly charges for mortality costs, and (2) other policy benefits, as required under the state insurance law.

2.  Significant Accounting Policies

    The accompanying financial statements are prepared in conformity with generally accepted accounting principles (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Investments are made in shares of the Trust and are valued at the net asset values per share of the respective Portfolios. The net asset value is determined by the Trust using the market or fair value of the underlying assets of the Portfolio.

    Investment transactions are recorded on the trade date. Realized gains and losses include gains and losses on redemptions of the Trust's shares (determined on the identified cost basis) and Trust distributions representing the net realized gains on Trust investment transactions.

    The operations of the Account are included in the consolidated Federal income tax return of Equitable Life. Under the provisions of the Policies, Equitable Variable Life has the right to charge the Account for Federal income tax attributable to the Account. No charge is currently being made against the Account for such tax since, under current tax law, Equitable Variable Life pays no tax on investment income and capital gains reflected in variable life insurance policy reserves. However, Equitable Variable Life retains the right to charge for any Federal income tax incurred which is attributable to the Account if the law is changed. Charges for state and local taxes, if any, attributable to the Account also may be made.

    Dividends are recorded as income at the end of each quarter on the ex-dividend date. Capital gains are distributed by the Trust at the end of each year.

3.  Asset Charges

    Under the Policies, Equitable Variable Life assumes mortality and expense risks and, to cover these risks, deducts charges from the assets of the Account currently at annual rates of 0.60% of the net assets attributable to Incentive Life, Incentive Life 2000, Incentive Life Plus Second Series and Champion 2000 policyowners, 0.90% of net assets attributable to Survivorship 2000 policyowners, and 0.85% for SP-Flex policyowners. Incentive Life Plus Original Series deducts this charge from the Policy Account. Under SP-Flex, Equitable Variable Life also deducts charges from the assets of the Account for mortality and administrative costs of 0.60% and 0.35%, respectively, of net assets attributable to SP-Flex policies.

                                     FSA-12

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
DECEMBER 31, 1995

    Under Incentive Life, Incentive Life Plus and the Series 2000 Policies, mortality and administrative costs are charged in a different manner than SP-Flex policies (see Notes 4 and 5).

    Before amounts are allocated to the Account for Incentive Life, Incentive Life Plus and the Series 2000 Policies, Equitable Variable Life deducts a charge for taxes and either an initial policy fee (Incentive Life) or a premium sales charge (Incentive Life Plus and Series 2000 Policies) from premiums. Under SP-Flex, the entire initial premium is allocated to the Account. Before any additional premiums under SP-Flex are allocated to the Account, an administrative charge is deducted.

    The amounts attributable to Incentive Life, Incentive Life Plus and the Series 2000 policyowners' accounts are charged monthly by Equitable Variable Life for mortality and administrative costs. These charges are withdrawn from the Account along with amounts for additional benefits. Under the Policies, amounts for certain policy-related transactions (such as policy loans and surrenders) are transferred out of the Separate Account.

4.  Amounts  Retained  by Equitable  Variable  Life in  Separate  Account  FP

    The amount retained by Equitable Variable Life in the Account arises principally from (1) contributions from Equitable Variable Life, and (2) that portion, determined ratably, of the Account's investment results applicable to those assets in the Account in excess of the net assets for the Policies. Amounts retained by Equitable Variable Life are not subject to charges for mortality and expense risks or mortality and administrative costs.

    Amounts  retained  by  Equitable   Variable  Life  in  the  Account  may  be
    transferred at any time by Equitable Variable Life to its General Account.

    The following table shows the surplus contributions (withdrawals) by Equitable Variable Life by investment division:

                  INVESTMENT DIVISION                               1995           1994            1993
                  -------------------                           -----------     -----------     ----------
                  Common Stock                                  $  (630,000)       --              --
                  Money Market                                     (250,000)       --           $1,145,000
                  Balanced                                         --              --              --
                  Aggressive Stock                                 (350,000)       --              --
                  High Yield                                       (100,000)       --              330,000
                  Global                                           (130,000)       --           (6,895,000)
                  Conservative Investors                           --              --              575,000
                  Growth Investors                                 --              --              130,000
                  Short-Term World Income                          --           $(5,165,329)       --
                  Intermediate Government Securities               (165,000)       --              --
                  Growth & Income                                  (685,000)       --            1,000,000
                  Quality Bond                                   (4,800,000)       --            5,000,000
                  Equity Index                                     --               200,000        --
                  International                                     200,000        --              --
                                                                -----------     -----------     ----------
                                                                $(6,910,000)    $(4,965,329)    $1,285,000
                                                                ===========     ===========     ==========

5.  Distribution and Servicing Agreements

    Equitable Variable Life has entered into a Distribution and Servicing Agreement with Equitable Life and Equico Securities Inc. (Equico), whereby registered representatives of Equico, authorized as variable life insurance agents under applicable state insurance laws, sell the Policies. The registered representatives are compensated on a commission basis by Equitable Life.

    Equitable Variable Life also has entered into an agreement with Equitable Life under which Equitable Life performs the administrative services related to the Policies, including underwriting and issuance, billings and collections, and policyowner services. There is no charge to the Account related to this agreement.

6.  Share  Substitution

    On February 22, 1994, Equitable Variable Life, the Account and the Trust substituted shares of the Trust's Intermediate Government Securities Portfolio for shares of the Trust's Short-Term World Income Portfolio. The amount transferred to Intermediate Government Securities Portfolio was $2,192,109. The statements of operations and statements of changes in net assets for the Intermediate Government Securities Portfolio is combined with the Short-Term World Income Portfolio for periods prior to the merger on February 22, 1994. The Short-Term World Income Division is not available for future investment.

                                     FSA-13

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

DECEMBER 31, 1995

7.  Investment Returns

    The Separate Account rates of return attributable to Incentive Life, Incentive Life 2000, Incentive Life Plus Second Series and Champion 2000 policyowners are different than those attributable to Survivorship 2000, Incentive Life Plus Original Series and to SP-Flex policyowners because asset charges are deducted at different rates under each policy (see Note
    3).

    The tables on this page and the following pages show the gross and net investment returns with respect to the Divisions for the periods shown. The net return for each Division is based upon net assets for a policy whose policy commences with the beginning date of such period and is not based on the average net assets in the Division during such period. Gross return is equal to the total return earned by the underlying Trust investment.


RATES OF RETURN:
INCENTIVE LIFE,
--------------
INCENTIVE LIFE 2000,
--------------------
INCENTIVE LIFE PLUS SECOND SERIES
---------------------------------
AND CHAMPION 2000*
-----------------

                                                                                                                JANUARY 26(A) TO
                                                           YEAR ENDED DECEMBER 31,                                DECEMBER 31,
                              ----------------------------------------------------------------------------------------------------
MONEY MARKET DIVISION           1995     1994     1993      1992     1991     1990     1989      1988     1987         1986
---------------------           ----     ----     ----      ----     ----     ----     ----      ----     ----         ----
Gross return..............     5.74 %   4.02 %   3.00 %    3.56 %   6.18 %   8.24 %   9.18 %    7.32 %   6.63 %       6.05 %
Net return................     5.11 %   3.39 %   2.35 %    2.94 %   5.55 %   7.59 %   8.53 %    6.68 %   5.99 %       5.47 %


                                                               APRIL 1(A) TO
INTERMEDIATE                     YEAR ENDED DECEMBER 31,        DECEMBER 31,
GOVERNMENT                    -----------------------------------------------
SECURITIES DIVISION             1995    1994    1993    1992       1991
-------------------             ----    ----    ----    ----       ----
Gross return..............    13.33 % (4.37)%  10.58 %  5.60 %    12.26 %
Net return................    12.65 % (4.95)%   9.88 %  4.96 %    11.60 %


                                  YEAR ENDED     OCTOBER 1(A)
                                 DECEMBER 31,    DECEMBER 31,
                              ----------------------------------
QUALITY BOND DIVISION           1995     1994        1993
---------------------           ----     ----        ----
Gross return..............    17.02 %  (5.10)%      (0.51)%
Net return................    16.32 %  (5.67)%      (0.66)%


                                                                                                                JANUARY 26(A) TO
                                                           YEAR ENDED DECEMBER 31,                                DECEMBER 31,
                              ----------------------------------------------------------------------------------------------------
HIGH YIELD DIVISION             1995     1994     1993      1992     1991     1990     1989      1988     1987         1986
-------------------             ----     ----     ----      ----     ----     ----     ----      ----     ----         ----
Gross return..............     19.92 %  (2.79)%  23.15 %  12.31 %   24.46 %  (1.12)%  5.13 %    9.73 %   4.68 %         --
Net return................     19.20 %  (3.37)%  22.41 %  11.64 %   23.72 %  (1.71)%  4.50 %    9.08 %   4.05 %         --


                                  YEAR ENDED    OCTOBER 1(A) TO
                                 DECEMBER 31,    DECEMBER 31,
                              ----------------------------------
GROWTH & INCOME  DIVISION       1995      1994       1993
-------------------------       ----      ----       ----
Gross return..............    24.07 %   (0.58)%     (0.25)%
Net return................    23.33 %   (1.17)%     (0.41)%


                                  YEAR ENDED     MARCH 31(A) TO
                                 DECEMBER 31,     DECEMBER 31,
                              -----------------------------------
EQUITY INDEX DIVISION                1995             1994
---------------------                ----             ----
Gross return..............         36.48 %           1.08 %
Net return................         35.66 %           0.58 %

-------------------------------
* Sales of Incentive Life 2000 and Champion 2000 commenced on March 2, 1992. Sales of Incentive Life Plus Second Series commenced on September 15, 1995.

(a) Date as of which net premiums under the policies were first allocated to the Division. The gross return and the net return for the periods indicated are not annual rates of return.


                                     FSA-14

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

DECEMBER 31, 1995


                                                                                                                 JANUARY 26(A) TO
                                                            YEAR ENDED DECEMBER 31,                                DECEMBER 31,
                              ----------------------------------------------------------------------------------------------------
COMMON STOCK DIVISION           1995     1994     1993      1992     1991     1990     1989      1988     1987         1986
---------------------           ----     ----     ----      ----     ----     ----     ----      ----     ----         ----
Gross return..............     32.45 %  (2.14)%  24.84 %   3.22 %   37.88 %  (8.12)%  25.59 %  22.43 %   7.49 %      15.65 %
Net return................     31.66 %  (2.73)%  24.08 %   2.60 %   37.06 %  (8.67)%  24.84 %  21.70 %   6.84 %      15.01 %


                                                                                                        AUGUST 31(A) TO
                                                       YEAR ENDED DECEMBER 31,                           DECEMBER 31,
                              -------------------------------------------------------------------------------------------
GLOBAL DIVISION                 1995     1994     1993     1992      1991     1990     1989     1988         1987
---------------                 ----     ----     ----     ----      ----     ----     ----     ----         ----
Gross return..............     18.81 %  5.23 %   32.09 %  (0.50)%   30.55 %  (6.07)%  26.93 %  10.88 %     (13.27)%
Net return................     18.11 %  4.60 %   31.33 %  (1.10)%   29.77 %  (6.63)%  26.17 %  10.22 %     (13.45)%


                               APRIL 3(A)
                                  TO
                              DECEMBER 31,
INTERNATIONAL DIVISION           1995
----------------------        ----------
Gross return..............      11.29 %
Net return................      10.79 %


                                                                                                                 JANUARY 26(A) TO
                                                            YEAR ENDED DECEMBER 31,                                DECEMBER 31,
                              ----------------------------------------------------------------------------------------------------
AGGRESSIVE STOCK  DIVISION      1995     1994     1993      1992     1991     1990     1989      1988     1987         1986
--------------------------      ----     ----     ----      ----     ----     ----     ----      ----     ----         ----
Gross return..............     31.63 %  (3.81)%  16.77 %  (3.16)%   86.86 %  8.17 %   43.50 %   1.17 %   7.31 %      35.88 %
Net return................     30.85 %  (4.39)%  16.05 %  (3.74)%   85.75 %  7.51 %   42.64 %   0.53 %   6.66 %      35.13 %


                                                                                                                JANUARY 26(A) TO
ASSET ALLOCATION SERIES                                    YEAR ENDED DECEMBER 31,                                DECEMBER 31,
                           ------------------------------------------------------------------------------------------------------
BALANCED DIVISION             1995     1994      1993     1992      1991     1990     1989      1988     1987         1986
-----------------             ----     ----      ----     ----      ----     ----     ----      ----     ----         ----
Gross return..............  19.75 %   (8.02)%  12.28 %   (2.84)%  41.26 %    0.24 %  25.83 %  13.27 %   (0.85)%      29.07 %
Net return................  19.03 %   (8.57)%  11.64 %   (3.42)%  40.42 %   (0.36)%  25.08 %  12.59 %   (1.45)%      28.34 %


                                                                                          OCTOBER 2(A) TO
                                           YEAR ENDED DECEMBER 31,                         DECEMBER 31,
CONSERVATIVE               --------------------------------------------------------------------------------
INVESTORS DIVISION            1995     1994     1993      1992     1991     1990               1989
------------------            ----     ----     ----      ----     ----     ----               ----
Gross return..............  20.40 %   (4.10)%  10.76 %   5.72 %   19.87 %  6.37 %             3.09 %
Net return................  19.68 %   (4.67)%  10.15 %   5.09 %   19.16 %  5.73 %             2.94 %


GROWTH INVESTORS DIVISION     1995     1994     1993      1992     1991     1990               1989
-------------------------     ----     ----     ----      ----     ----     ----               ----
Gross return..............  26.37 %   (3.15)%  15.26 %   4.90 %   48.89 %  10.66 %            3.98 %
Net return................  25.62 %   (3.73)%  14.58 %   4.27 %   48.01 %  10.00 %            3.82 %

----------------------------
*   Sales of Incentive Life 2000 and Champion 2000 commenced on March 2, 1992.
(a) Date as of which net premiums under the policies were first allocated to the Division. The gross return and the net return for the periods indicated are not annual rates of return.



RATES OF RETURN:
SURVIVORSHIP 2000
-----------------
                                                                 AUGUST 17(A) TO
                                   YEAR ENDED DECEMBER 31,        DECEMBER 31,
                             ---------------------------------------------------
MONEY MARKET DIVISION           1995        1994        1993          1992
---------------------           ----        ----        ----          ----
Gross return..............     5.74 %      4.02 %      3.00 %        1.11 %
Net return................     4.80 %      3.08 %      2.04 %        0.77 %


INTERMEDIATE GOVERNMENT
SECURITIES DIVISION             1995        1994        1993          1992
-------------------             ----        ----        ----          ----
Gross return..............     13.33 %    (4.37)%     10.58 %        0.90 %
Net return................     12.31 %    (5.23)%      9.55 %        0.56 %

----------
(a) Date as of which net premiums under the policies were first allocated to the Division. The gross return and the net return for the periods indicated are not annual rates of return.

                                     FSA-15

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

DECEMBER 31, 1995

                                                              OCTOBER 1(A) TO
                             YEAR ENDED DECEMBER 31,           DECEMBER 31,
                             ------------------------------------------------
QUALITY BOND DIVISION           1995        1994                   1993
---------------------           ----        ----                   ----
Gross return..............     17.02 %    (5.10)%                 (0.51)%
Net return................     15.97 %    (5.95)%                 (0.73)%


                                                              AUGUST 17(A) TO
                                   YEAR ENDED DECEMBER 31,     DECEMBER 31,
                             ---------------------------------------------------
HIGH YIELD DIVISION             1995        1994        1993       1992
-------------------             ----        ----        ----       ----
Gross return..............     19.92 %    (2.79)%     23.15 %      1.84 %
Net return................     18.84 %    (3.66)%     22.04 %      1.50 %


                                                              OCTOBER 1(A) TO
                             YEAR ENDED DECEMBER 31,           DECEMBER 31,
                             --------------------------------------------------
GROWTH & INCOME DIVISION        1995        1994                   1993
------------------------        ----        ----                   ----
Gross return..............     24.07 %    (0.58)%                 (0.25)%
Net return................     22.96 %    (1.47)%                 (0.48)%


                               YEAR ENDED   MARCH 1(A) TO
                              DECEMBER 31,  DECEMBER 31,
                             ------------------------------
EQUITY INDEX DIVISION             1995          1994
---------------------             ----          ----
Gross return..............      36.48 %        1.08 %
Net return................      35.26 %        0.33 %


                                                                 AUGUST 17(A) TO
                                   YEAR ENDED DECEMBER 31,        DECEMBER 31,
                             ---------------------------------------------------
COMMON STOCK DIVISION           1995        1994        1993         1992
---------------------           ----        ----        ----         ----
Gross return..............     32.45 %    (2.14)%     24.84 %       5.28 %
Net return................     31.26 %    (3.02)%     23.70 %       4.93 %

GLOBAL DIVISION
---------------
Gross return..............     18.81 %     5.23 %     32.09 %       4.87 %
Net return................     17.75 %     4.29 %     30.93 %       4.52 %


                              APRIL 3(A) TO
                              DECEMBER 31,
                             ----------------
INTERNATIONAL DIVISION            1995
----------------------            ----
Gross return..............       11.29 %
Net return................       10.55 %


                                                                 AUGUST 17(A) TO
                                   YEAR ENDED DECEMBER 31,        DECEMBER 31,
                             ---------------------------------------------------
AGGRESSIVE STOCK DIVISION       1995        1994        1993           1992
-------------------------       ----        ----        ----           ----
Gross return..............     31.63 %    (3.81)%     16.77 %        11.49 %
Net return................     30.46 %    (4.68)%     15.70 %        11.11 %


ASSET ALLOCATION SERIES
                                                                 AUGUST 17(A) TO
                                   YEAR ENDED DECEMBER 31,        DECEMBER 31,
CONSERVATIVE INVESTORS        --------------------------------------------------
DIVISION                        1995        1994        1993          1992
--------                        ----        ----        ----          ----
Gross return..............     20.40 %    (4.10)%     10.76 %        1.38 %
Net return................     19.32 %    (4.96)%      9.81 %        1.04 %


BALANCED DIVISION               1995        1994        1993          1992
-----------------               ----        ----        ----          ----
Gross return..............     19.75 %    (8.02)%     12.28 %        5.37 %
Net return................     18.68 %    (8.84)%     11.30 %        5.02 %


GROWTH INVESTORS DIVISION       1995        1994        1993          1992
-------------------------       ----        ----        ----          ----
Gross return..............     26.37 %    (3.15)%     15.26 %        6.89 %
Net return................     25.24 %    (4.02)%     14.24 %        6.53 %

----------
(a) Date as of which net premiums under the policies were first allocated to the Division. The gross return and the net return for the periods indicated are not annual rates of return.

                                     FSA-16

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

DECEMBER 31,1995

RATES OF RETURN:
INCENTIVE LIFE PLUS ORIGINAL SERIES*(B)
---------------------------------------

                                  YEAR ENDED DECEMBER 31,
                                 -------------------------
                                           1995
                                           ----
Money Market Division ...........          5.69%

Intermediate Government
Securities Division .............         13.31%

Quality Bond Division ...........         17.13%

High Yield Division .............         19.95%

Growth & Income Division ........         24.38%

Equity Index Division ...........         36.53%

Common Stock Division ...........         33.07%

Global Division .................         19.38%

                                   APRIL 30 TO DECEMBER 31,
                                   ------------------------
                                           1995
                                           ----

International Division ..........         11.29%

                                    YEAR ENDED DECEMBER 31,
                                   ------------------------
                                           1995
                                           ----

Aggressive Stock Division .......         33.00%


ASSET ALLOCATION SERIES .........

                                    YEAR ENDED DECEMBER 31,
                                   ------------------------
                                            1995
                                            ----

Conservative Investors Division .          20.59%

Balanced Division ...............          20.32%

Growth Investors Division .......          26.92%

--------------------
*Sales of Incentive Life Plus Original Series commenced on January 6, 1995.
(b) There are no Separate Account asset charges for this policy and therefore the gross and net rates of return are the same. The rate of return for the period indicated is not an annual rate of return.

                                     FSA-17

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

DECEMBER 31,1995

RATES OF RETURN:
SP-FLEX
-------

                                                                                                        AUGUST 31(A) TO
                                                      YEAR ENDED DECEMBER 31,                            DECEMBER 31,
                             -------------------------------------------------------------------------------------------
MONEY MARKET DIVISION          1995     1994     1993      1992     1991     1990      1989     1988         1987
---------------------          ----     ----     ----      ----     ----     ----      ----     ----         ----
Gross return..............    5.74 %   4.02 %   3.00 %    3.56 %   6.17 %   8.24 %    9.18 %   7.32 %        2.15 %
Net return................    3.86 %   2.17 %   1.13 %    1.71 %   4.29 %   6.30 %    7.24 %   5.41 %        1.62 %

                                                                 APRIL 1(A) TO
                                  YEAR ENDED DECEMBER 31,         DECEMBER 31,
INTERMEDIATE GOVERNMENT      --------------------------------------------------
SECURITIES DIVISION           1995    1994      1993    1992         1991
-------------------           ----    ----      ----    ----         ----
Gross return..............   13.33 % (4.37) %  10.58 %  5.60 %      12.10 %
Net return................   11.31 % (6.08) %   8.57 %  3.71 %      10.59 %


                               YEAR ENDED   SEPTEMBER 1(A) TO
                              DECEMBER 31,     DECEMBER 31,
                             -------------------------------
QUALITY BOND DIVISION             1995           1994
---------------------             ----           ----
Gross return..............       17.02 %        (2.20)%
Net return................       14.94 %        (2.35)%


                                                                                                       AUGUST 31(A) TO
                                                      YEAR ENDED DECEMBER 31,                            DECEMBER 31,
                             -------------------------------------------------------------------------------------------
HIGH YIELD DIVISION            1995     1994     1993      1992     1991     1990      1989     1988         1987
-------------------            ----     ----     ----      ----     ----     ----      ----     ----         ----
Gross return..............    19.92 %  (2.79)%  23.15 %  12.31 %   24.46 %  (1.12)%   5.13 %   9.73 %       1.95 %
Net return................    17.79 %  (4.52)%  20.96 %  10.30 %   22.25 %  (2.89)%   3.26 %   7.78 %       1.39 %


                               YEAR ENDED   SEPTEMBER 1(A) TO
                              DECEMBER 31,     DECEMBER 31,
                             ---------------------------------
GROWTH & INCOME DIVISION          1995           1994
------------------------          ----           ----
Gross return..............       24.07 %        (3.40)%
Net return................       21.87 %        (3.55)%

EQUITY INDEX DIVISION             1995           1994
---------------------             ----           ----
Gross return..............       36.48 %        (2.54)%
Net return................       34.06 %        (2.69)%


                                                                                                        AUGUST 31(A) TO
                                                      YEAR ENDED DECEMBER 31,                            DECEMBER 31,
                             --------------------------------------------------------------------------------------------
COMMON STOCK DIVISION          1995     1994     1993      1992     1991     1990      1989     1988         1987
---------------------          ----     ----     ----      ----     ----     ----      ----     ----         ----
Gross return..............    32.45 %   2.14 %  24.84 %   3.23 %   37.87 %  (8.12)%  25.59 %   22.43 %     (22.57)%
Net return................    30.10 %  (3.88)%  22.60 %   1.38 %   35.43 %  (9.76)%  23.36 %   20.26 %     (23.00)%

GLOBAL DIVISION                1995     1994     1993      1992     1991     1990      1989     1988         1987
---------------                ----     ----     ----      ----     ----     ----      ----     ----         ----
Gross return..............    18.81 %   5.23 %  32.09 %  (0.50)%   30.55 %  (6.07)%  26.93 %   10.88 %     (11.40)%
Net return................    16.70 %   3.36 %  29.77 %  (2.28)%   28.23 %  (7.75)%  24.67 %    8.90 %     (11.86)%


                             APRIL 3(A) TO
                              DECEMBER 31,
                             -------------
INTERNATIONAL DIVISION            1995
----------------------            ----
Gross return..............      11.29 %
Net return................       9.82 %


                                                                                                        AUGUST 31(A) TO
                                                      YEAR ENDED DECEMBER 31,                            DECEMBER 31,
                             --------------------------------------------------------------------------------------------
AGGRESSIVE STOCK DIVISION      1995     1994     1993      1992     1991     1990      1989     1988         1987
-------------------------      ----     ----     ----      ----     ----     ----      ----     ----         ----
Gross return..............    31.63 %   3.81 %  16.77 %  (3.16)%   86.86 %  8.17 %   43.50 %    1.17 %     (24.28)%
Net return................    29.30 %  (5.53)%  14.67 %  (4.89)%   83.54 %  6.23 %   40.95 %   (0.66)%     (24.68)%

------------------------------
(a) Date as of which net premiums under the policies were first allocated to the Division. The gross return and the net return for the periods indicated are not annual rates of return.

                                     FSA-18

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

DECEMBER 31, 1995


ASSET ALLOCATION SERIES
                               YEAR ENDED      SEPTEMBER 1(A) TO
                              DECEMBER 31,       DECEMBER 31,
CONSERVATIVE INVESTORS    ---------------------------------------
DIVISION                         1995                1994
--------                         ----                ----
Gross return..........          20.40 %             (1.83)%
Net return............          18.26 %             (1.98)%


                                                                                                       AUGUST 31(A) TO
                                                   YEAR ENDED DECEMBER 31,                               DECEMBER 31,
                        -------------------------------------------------------------------------------------------------
BALANCED DIVISION          1995     1994      1993      1992      1991     1990      1989      1988          1987
-----------------          ----     ----      ----      ----      ----     ----      ----      ----          ----
Gross return..........    19.75 %  (8.02)%   12.28 %   (2.83)%   41.27 %   0.24 %   25.83 %   13.27 %       (20.26)%
Net return............    17.62 %  (9.66)%   10.31 %   (4.57)%   38.75 %  (1.56)%   23.59 %   11.25 %       (20.71)%


                            YEAR ENDED     SEPTEMBER 1(A) TO
                           DECEMBER 31,      DECEMBER 31,
GROWTH INVESTORS         ------------------------------------
DIVISION                      1995              1994
--------                      ----              ----
Gross return...........      26.37 %          (3.16)%
Net return.............      24.12 %          (3.31)%

-------------------------
(a) Date as of which net premiums under the policies were first allocated to the Division. The gross return and the net return for the periods indicated are not annual rates of return.


8.  Subsequent Event

    On September 19, 1996 the Board of Directors of Equitable Life approved an Agreement and Plan of Merger by and between Equitable Life and Equitable Variable Life (the "Merger Agreement"). The merger is expected to be effective on January 1, 1997, subject to receipt of all necessary regulatory approvals. On that date, and in accordance with the provisions of the Merger Agreement, the separate existence of Equitable Variable Life will cease and Equitable Life will survive the merger. From and after the effective date of the merger, Equitable Life will be liable in place of Equitable Variable Life for the liabilities and obligations of Equitable Variable Life, including liabilities under policies and contracts issued by Equitable Variable Life, and all of Equitable Variable Life's assets will become assets of Equitable Life.

                                     FSA-19

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

STATEMENTS OF ASSETS AND LIABILITIES
SEPTEMBER 30, 1996 (UNAUDITED)

                                                    FIXED INCOME SERIES                                EQUITY SERIES
                              ------------------------------------------------------------------ -------------------------------
                                         INTERMEDIATE
                              MONEY       GOVERNMENT     QUALITY           HIGH      GROWTH &         EQUITY          COMMON
                              MARKET      SECURITIES       BOND           YIELD      INCOME            INDEX           STOCK
                               FUND          FUND          FUND            FUND        FUND             FUND            FUND
                           ------------  ------------ --------------  ------------ ------------- ---------------  --------------
ASSETS
Investments in shares of
    The Hudson River
    Trust -- at market
    value (Notes 2 and 6)
Cost:  $165,564,928....... $165,937,243
         43,750,516.......                $43,305,378
        154,236,243.......                              $147,904,622
         87,558,526.......                                             $95,912,162
         27,455,859.......                                                           $31,071,304
         97,100,736.......                                                                         $119,477,987
      1,194,664,886.......                                                                                        $1,481,486,712
        351,595,598.......
         33,337,481.......
        661,363,283.......
        166,617,325.......
        381,690,336.......
        608,848,116.......
Receivable for shares of
    The Hudson River
    Trust ................         --          25,723         95,980          --            --             --               --
Receivable for policy-
    related transactions      3,827,870          --             --            --          86,467        196,738             --
                           ------------   -----------   ------------   -----------   -----------   ------------   --------------

Total Assets .............  169,765,113    43,331,101    148,000,602    95,912,162    31,157,771    119,674,725    1,481,486,712
                           ------------   -----------   ------------   -----------   -----------   ------------   --------------

LIABILITIES
Payable for purchases of
    shares of The Hudson
    River Trust ..........    3,912,050          --             --          43,386        93,070        199,909          197,381
Payable for policy-
    related transactions           --          43,270        154,723         3,328          --             --            169,260
Amount retained by
    Equitable Variable
    in Separate Account
    FP (Note 4) ..........      574,980       528,646        633,857       688,420       579,643        313,444        1,309,288
                           ------------   -----------   ------------   -----------   -----------   ------------   --------------
Total Liabilities ........    4,487,030       571,916        788,580       735,134       672,713        513,353        1,675,929
                           ------------   -----------   ------------   -----------   -----------   ------------   --------------
NET ASSETS ATTRIBUTABLE
    TO POLICYOWNERS ...... $165,278,083   $42,759,185   $147,212,022   $95,177,028   $30,485,058   $119,161,372   $1,479,810,783
                           ============   ===========   ============   ===========   ===========   ============   ==============

See Notes to Financial Statements.

                                           EQUITY SERIES                           ASSET ALLOCATION SERIES
                            -------------------------------------------  -------------------------------------------
                                                            AGGRESSIVE    CONSERVATIVE                    GROWTH
                                GLOBAL      INTERNATIONAL     STOCK        INVESTORS       BALANCED      INVESTORS
                                 FUND           FUND           FUND          FUND            FUND          FUND
                            --------------  ------------- -------------  ------------- -------------- --------------
ASSETS
Investments in shares of
    The Hudson River
    Trust -- at market
    value (Notes 2 and 6)
Cost:  $165,564,928.......
         43,750,516.......
        154,236,243.......
         87,558,526.......
         27,455,859.......
         97,100,736.......
      1,194,664,886.......
        351,595,598.......    $403,967,887
         33,337,481.......                   $35,007,334
        661,363,283.......                                 $745,660,006
        166,617,325.......                                                $170,418,342
        381,690,336.......                                                               $415,550,419
        608,848,116.......                                                                              $659,684,627
Receivable for shares of
    The Hudson River
    Trust ................            --            --        3,329,166         98,112        207,444           --
Receivable for policy-
    related transactions           368,849       120,728           --             --             --             --
                              ------------   -----------   ------------   ------------   ------------   ------------

Total Assets .............     404,336,736    35,128,062    748,989,172    170,516,454    415,757,863    659,684,627
                              ------------   -----------   ------------   ------------   ------------   ------------

LIABILITIES
Payable for purchases of
    shares of The Hudson
    River Trust ..........         181,369        96,161           --             --             --          250,106
Payable for policy-
    related transactions              --            --        3,650,196        129,358        478,338         78,373
Amount retained by
    Equitable Variable
    in Separate Account
    FP (Note 4) ..........         576,659       237,480        715,086        584,802        690,475        677,559
                              ------------   -----------   ------------   ------------   ------------   ------------
Total Liabilities ........         758,028       333,641      4,365,282        714,160      1,168,813      1,006,038
                              ------------   -----------   ------------   ------------   ------------   ------------
NET ASSETS ATTRIBUTABLE
    TO POLICYOWNERS ......    $403,578,708   $34,794,421   $744,623,890   $169,802,294   $414,589,050   $658,678,589
                              ============   ===========   ============   ============   ============   ============

See Notes to Financial Statements.

                                      FSA-20

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

STATEMENTS OF OPERATIONS
FOR NINE MONTHS ENDED SEPTEMBER 30,
(UNAUDITED)



                                                                                               INTERMEDIATE GOVERNMENT
                                                                    MONEY MARKET FUND              SECURITIES FUND
                                                               --------------------------     -------------------------

                                                                   1996           1995           1996           1995
                                                               -----------     ----------     ----------     ----------
INCOME AND EXPENSES:
    Income (Note 2):
        Dividends from The Hudson River Trust ............     $ 6,300,108     $6,517,222     $1,696,840     $1,479,090

    Expenses (Note 3):
        Mortality and expense risk charges ...............         738,965        647,879        177,582        143,478
                                                               -----------     ----------     ----------     ----------

NET INVESTMENT INCOME ....................................       5,561,143      5,869,343      1,519,258      1,335,612
                                                               -----------     ----------     ----------     ----------

REALIZED AND UNREALIZED GAIN (LOSS)
    ON INVESTMENTS (Note 2):
        Realized gain (loss) on investments ..............        (149,139)      (208,460)      (408,620)      (768,233)
        Realized gain distribution from
           The Hudson River Trust ........................            --             --             --             --
                                                               -----------     ----------     ----------     ----------

NET REALIZED GAIN (LOSS) .................................        (149,139)      (208,460)      (408,620)      (768,233)
                                                               -----------     ----------     ----------     ----------

    Unrealized appreciation (depreciation) on investments:
        Beginning of period ..............................          89,976         32,760        145,522      2,736,863
        End of period ....................................         372,315       (240,472)      (445,138)      (463,025)
                                                               -----------     ----------     ----------     ----------

    Change in unrealized appreciation (depreciation)
        during the period ................................         282,339       (273,232)      (590,660)     2,273,838
                                                               -----------     ----------     ----------     ----------

NET REALIZED AND UNREALIZED GAIN (LOSS)
    ON INVESTMENTS .......................................         133,200       (481,692)      (999,280)      1,505,605
                                                               -----------     ----------     ----------     ----------
NET INCREASE IN NET ASSETS RESULTING .....................
    FROM OPERATIONS ......................................     $ 5,694,343     $5,387,651     $  519,978     $2,841,217
                                                               ===========     ==========     ==========     ==========


See Notes to Financial Statements.



                                                                   QUALITY BOND FUND               HIGH YIELD FUND
                                                               --------------------------     -------------------------

                                                                   1996          1995            1996           1995
                                                               ----------     -----------     ----------     ----------
INCOME AND EXPENSES:
    Income (Note 2):
        Dividends from The Hudson River Trust ............     $6,372,295     $ 6,057,328     $6,020,378     $4,515,142

    Expenses (Note 3):
        Mortality and expense risk charges ...............        639,290         564,909        365,819        266,220
                                                               ----------     -----------     ----------     ----------

NET INVESTMENT INCOME ....................................      5,733,005       5,492,419      5,654,559      4,248,922
                                                               ----------     -----------     ----------     ----------

REALIZED AND UNREALIZED GAIN (LOSS)
    ON INVESTMENTS (Note 2):
        Realized gain (loss) on investments ..............       (220,874)       (377,247)       372,478       (275,035)
        Realized gain distribution from
           The Hudson River Trust ........................           --              --        3,227,791           --
                                                               ----------     -----------     ----------     ----------

NET REALIZED GAIN (LOSS) .................................       (220,874)       (377,247)     3,600,269       (275,035)
                                                               ----------     -----------     ----------     ----------

    Unrealized appreciation (depreciation) on investments:
        Beginning of period ..............................     (2,105,676)    (15,521,200)     3,823,981       (873,103)
        End of period ....................................     (6,331,621)     (6,084,645)     8,353,636      2,942,319
                                                               ----------     -----------     ----------     ----------

    Change in unrealized appreciation (depreciation)
        during the period ................................     (4,225,945)      9,436,555      4,529,655      3,815,422
                                                               ----------     -----------     ----------     ----------

NET REALIZED AND UNREALIZED GAIN (LOSS)
    ON INVESTMENTS .......................................     (4,446,819)       9,059,308      8,129,924      3,540,387
                                                               ----------     -----------     ----------     ----------
NET INCREASE IN NET ASSETS RESULTING .....................
    FROM OPERATIONS ......................................     $1,286,186     $14,551,727    $13,784,483     $7,789,309
                                                               ==========     ===========    ===========     ==========


See Notes to Financial Statements.


                                      FSA-21

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

STATEMENTS OF OPERATIONS (CONTINUED)
FOR NINE MONTHS ENDED SEPTEMBER 30,
(UNAUDITED)

                                                                    GROWTH & INCOME                 EQUITY INDEX
                                                                         FUND                           FUND
                                                               -------------------------    ----------------------------

                                                                   1996          1995           1996            1995
                                                               ----------     ----------     -----------     -----------
INCOME AND EXPENSES:
    Income (Note 2):
        Dividends from The Hudson River Trust ............     $  381,846     $  257,323     $ 1,390,087     $   651,968

    Expenses (Note 3):
        Mortality and expense risk charges ...............        105,544         45,104         415,358         191,805
                                                               ----------     ----------     -----------     -----------

NET INVESTMENT INCOME ....................................        276,302        212,219         974,729         460,163
                                                               ----------     ----------     -----------     -----------

REALIZED AND UNREALIZED GAIN (LOSS)
    ON INVESTMENTS (Note 2):
        Realized gain (loss) on investments ..............         (4,941)        (1,023)        (21,227)             (9)
        Realized gain distribution from
           The Hudson River Trust ........................        568,408           --           338,110            --
                                                               ----------     ----------     -----------     -----------

NET REALIZED GAIN (LOSS) .................................        563,467         (1,023)        316,883              (9)
                                                               ----------     ----------     -----------     -----------

    Unrealized appreciation (depreciation) on investments:
        Beginning of period ..............................      2,123,346       (141,585)     12,451,765        (399,286)
        End of period ....................................      3,615,445      1,604,757      22,377,251       9,547,751
                                                               ----------     ----------     -----------     -----------

    Change in unrealized appreciation (depreciation)
        during the period ................................      1,492,099      1,746,342       9,925,486       9,947,037
                                                               ----------     ----------     -----------     -----------

NET REALIZED AND UNREALIZED GAIN (LOSS)
    ON INVESTMENTS .......................................      2,055,566      1,745,319      10,242,369       9,947,028
                                                               ----------     ----------     -----------     -----------
NET INCREASE IN NET ASSETS RESULTING
    FROM OPERATIONS ......................................     $2,331,868     $1,957,538     $11,217,098     $10,407,191
                                                               ==========     ==========     ===========     ===========


See Notes to Financial Statements.


*Commencement of operations on April 3.



                                                                       COMMON STOCK                     GLOBAL STOCK
                                                                           FUND                             FUND
                                                              -----------------------------    ----------------------------

                                                                  1996             1995            1996            1995
                                                              ------------     ------------     -----------     -----------
INCOME AND EXPENSES:
    Income (Note 2):
        Dividends from The Hudson River Trust ............    $  9,004,982     $  9,752,460     $ 4,146,524     $ 4,033,348

    Expenses (Note 3):
        Mortality and expense risk charges ...............       5,915,587        4,375,532       1,674,106       1,255,121
                                                              ------------     ------------     -----------     -----------

NET INVESTMENT INCOME ....................................       3,089,395        5,376,928       2,472,418       2,778,227
                                                              ------------     ------------     -----------     -----------

REALIZED AND UNREALIZED GAIN (LOSS)
    ON INVESTMENTS (Note 2):
        Realized gain (loss) on investments ..............       5,062,716       14,917,528       2,370,310       2,236,458
        Realized gain distribution from
           The Hudson River Trust ........................      61,461,578             --         9,397,912            --
                                                              ------------     ------------     -----------     -----------

NET REALIZED GAIN (LOSS) .................................      66,524,294       14,917,528      11,768,222       2,236,458
                                                              ------------     ------------     -----------     -----------

    Unrealized appreciation (depreciation) on investments:
        Beginning of period ..............................     181,824,279       (2,048,649)     36,525,596       3,049,444
        End of period ....................................     286,821,826      222,292,389      52,372,289      39,743,464
                                                              ------------     ------------     -----------     -----------

    Change in unrealized appreciation (depreciation)
        during the period ................................     104,997,547      224,341,038      15,846,693      36,694,020
                                                              ------------     ------------     -----------     -----------

NET REALIZED AND UNREALIZED GAIN (LOSS)
    ON INVESTMENTS .......................................     171,521,841      239,258,566      27,614,915      38,930,478
                                                              ------------     ------------     -----------     -----------
NET INCREASE IN NET ASSETS RESULTING
    FROM OPERATIONS ......................................    $174,611,236     $244,635,494     $30,087,333     $41,708,705
                                                              ============     ============     ===========     ===========


See Notes to Financial Statements.


*Commencement of operations on April 3.



                                                                     INTERNATIONAL
                                                                          FUND
                                                               -----------------------

                                                                  1996          1995*
                                                               ----------     --------
INCOME AND EXPENSES:
    Income (Note 2):
        Dividends from The Hudson River Trust ............     $  268,735     $ 56,215

    Expenses (Note 3):
        Mortality and expense risk charges ...............        107,106       20,602
                                                               ----------     --------

NET INVESTMENT INCOME ....................................        161,629       35,613
                                                               ----------     --------

REALIZED AND UNREALIZED GAIN (LOSS)
    ON INVESTMENTS (Note 2):
        Realized gain (loss) on investments ..............        (17,105)        (275)
        Realized gain distribution from
           The Hudson River Trust ........................        312,086         --
                                                               ----------     --------

NET REALIZED GAIN (LOSS) .................................        294,981         (275)
                                                               ----------     --------

    Unrealized appreciation (depreciation) on investments:
        Beginning of period ..............................        667,906         --
        End of period ....................................      1,669,853      435,057
                                                               ----------     --------

    Change in unrealized appreciation (depreciation)
        during the period ................................      1,001,947      435,057
                                                               ----------     --------

NET REALIZED AND UNREALIZED GAIN (LOSS)
    ON INVESTMENTS .......................................      1,296,928      434,782
                                                               ----------     --------
NET INCREASE IN NET ASSETS RESULTING
    FROM OPERATIONS ......................................     $1,458,557     $470,395
                                                               ==========     ========


See Notes to Financial Statements.


*Commencement of operations on April 3.


                                     FSA-22

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

STATEMENTS OF OPERATIONS (CONCLUDED)
FOR NINE MONTHS ENDED SEPTEMBER 30,
(UNAUDITED)

                                                                                                         ASSET ALLOCATION SERIES
                                                                                                     ------------------------------
                                                                                                         CONSERVATIVE INVESTORS
                                                                     AGGRESSIVE STOCK FUND                        FUND
                                                               --------------------------------      ------------------------------

                                                                    1996               1995               1996              1995
                                                               -------------      -------------      ------------      ------------
INCOME AND EXPENSES:
    Income (Note 2):
        Dividends from The Hudson River Trust ............     $   1,105,507      $   1,083,866      $  5,867,240      $  6,040,445

    Expenses (Note 3):
        Mortality and expense risk charges ...............         2,923,580          1,915,033           777,140           666,346
                                                               -------------      -------------      ------------      ------------

NET INVESTMENT INCOME ....................................        (1,818,073)          (831,167)        5,090,100         5,374,099
                                                               -------------      -------------      ------------      ------------

REALIZED AND UNREALIZED GAIN (LOSS)
    ON INVESTMENTS (Note 2):
        Realized gain (loss) on investments ..............        23,657,174          4,846,290          (560,234)         (379,912)
        Realized gain distribution from
           The Hudson River Trust ........................        85,627,087               --           2,804,963              --
                                                               -------------      -------------      ------------      ------------

NET REALIZED GAIN (LOSS) .................................       109,284,261          4,846,290         2,244,729          (379,912)
                                                               -------------      -------------      ------------      ------------

    Unrealized appreciation (depreciation) on investments:
        Beginning of period ..............................        80,271,118         11,560,966        10,362,120        (8,767,697)
        End of period ....................................        84,296,723        105,041,544         3,801,017         5,707,618
                                                               -------------      -------------      ------------      ------------

    Change in unrealized appreciation (depreciation)
        during the period ................................         4,025,605         93,480,578        (6,561,103)       14,475,315
                                                               -------------      -------------      ------------      ------------

NET REALIZED AND UNREALIZED GAIN (LOSS)
    ON INVESTMENTS .......................................       113,309,866         98,326,868        (4,316,374)       14,095,403
                                                               -------------      -------------      ------------      ------------

NET INCREASE IN NET ASSETS RESULTING
    FROM OPERATIONS ......................................     $ 111,491,793      $  97,495,701      $    773,726      $ 19,469,502
                                                               =============      =============      ============      ============

See Notes to Financial Statements.

                                                                                   ASSET ALLOCATION SERIES
                                                              ----------------------------------------------------------------

                                                                        BALANCED FUND                 GROWTH INVESTORS FUND
                                                              -------------------------------   ------------------------------

                                                                   1996              1995           1996             1995
                                                              -------------     -------------   ------------     -------------
INCOME AND EXPENSES:
    Income (Note 2):
        Dividends from The Hudson River Trust ............    $  9,585,426     $  9,067,337     $ 10,945,015     $ 11,331,010

    Expenses (Note 3):
        Mortality and expense risk charges ...............       1,833,659        1,639,489        2,710,777        1,986,105
                                                              ------------     ------------     ------------     ------------

NET INVESTMENT INCOME ....................................       7,751,767        7,427,848        8,234,238        9,344,905
                                                              ------------     ------------     ------------     ------------

REALIZED AND UNREALIZED GAIN (LOSS)
    ON INVESTMENTS (Note 2):
        Realized gain (loss) on investments ..............        (913,215)      (1,988,151)         894,207        1,539,280
        Realized gain distribution from
           The Hudson River Trust ........................      26,596,466             --         63,035,263             --
                                                              ------------     ------------     ------------     ------------

NET REALIZED GAIN (LOSS) .................................      25,683,251       (1,988,151)      63,929,470        1,539,280
                                                              ------------     ------------     ------------     ------------

    Unrealized appreciation (depreciation) on investments:
        Beginning of period ..............................      43,097,187       (2,878,875)      81,785,873         (770,693)
        End of period ....................................      33,860,083       42,508,029       50,836,511       73,394,942
                                                              ------------     ------------     ------------     ------------

    Change in unrealized appreciation (depreciation)
        during the period ................................      (9,237,104)      45,386,904      (30,949,362)      74,165,635
                                                              ------------     ------------     ------------     ------------

NET REALIZED AND UNREALIZED GAIN (LOSS)
    ON INVESTMENTS .......................................      16,446,147       43,398,753       32,980,108       75,704,915
                                                              ------------     ------------     ------------     ------------

NET INCREASE IN NET ASSETS RESULTING
    FROM OPERATIONS ......................................    $ 24,197,914     $ 50,826,601     $ 41,214,346     $ 85,049,820
                                                              ============     ============     ============     ============

See Notes to Financial Statements.


                                     FSA-23

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP


STATEMENTS OF CHANGES IN NET ASSETS
FOR NINE MONTHS ENDED SEPTEMBER 30,
(UNAUDITED)


                                                                                            Intermediate Government
                                                           MONEY MARKET FUND                    Securities Fund
                                                   --------------------------------     -----------------------------

                                                        1996              1995              1996             1995
                                                   --------------     -------------     ------------     ------------

INCREASE (DECREASE) IN NET ASSETS ATTRIBUTABLE
  TO POLICYOWNERS:

FROM OPERATIONS:
    Net investment income ....................     $   5,561,143      $   5,869,343     $  1,519,258     $  1,335,612
    Net realized gain (loss) .................          (149,139)          (208,460)        (408,620)        (768,233)
    Change in unrealized appreciation
        (depreciation) on investments ........           282,339           (273,232)        (590,660)       2,273,838
                                                   -------------      -------------     ------------     ------------

    Net increase (decrease)
        from operations ......................         5,694,343          5,387,651          519,978        2,841,217
                                                   -------------      -------------     ------------     ------------

FROM POLICY-RELATED TRANSACTIONS:
    Net premiums (Note 3) ....................        73,901,686         70,231,391        7,713,294        8,391,577
    Benefits and other policy-related
        transactions (Note 3) ................       (27,123,574)       (29,452,310)      (5,367,810       (4,950,311)
    Net transfers among Funds ................       (94,267,163)        17,093,189        2,756,705          136,079
                                                   -------------      -------------     ------------     ------------

    Net increase (decrease) from
        policy-related transactions ..........       (47,489,051)        57,872,270        5,102,189        3,577,345
                                                   -------------      -------------     ------------     ------------

NET (INCREASE) DECREASE IN AMOUNT
    RETAINED BY EQUITABLE VARIABLE IN
    SEPARATE ACCOUNT FP (Note 4) .............           (60,740)           (30,797)         (12,026)         (55,730)
                                                   -------------      -------------     ------------     ------------

INCREASE (DECREASE) IN NET ASSETS ATTRIBUTABLE
    TO POLICYHOLDERS .........................       (41,855,448)        63,229,124        5,610,141        6,362,832
NET ASSETS ATTRIBUTABLE TO POLICYOWNERS,
    BEGINNING OF PERIOD ......................       207,133,531        137,496,085       37,149,044       27,654,075
                                                   -------------      -------------     ------------      -----------

NET ASSETS ATTRIBUTABLE TO POLICYOWNERS,
    END OF PERIOD ............................     $ 165,278,083      $ 200,725,209      $42,729,185      $34,016,907
                                                   =============      =============     ============      ===========


See Notes to Financial Statements.

                                                           QUALITY BOND FUND                    HIGH YIELD FUND
                                                    -------------------------------      ------------------------------

                                                        1996              1995               1996              1995
                                                    ------------      -------------      ------------      ------------

INCREASE (DECREASE) IN NET ASSETS ATTRIBUTABLE
  TO POLICYOWNERS:

FROM OPERATIONS:
    Net investment income ....................     $   5,733,005      $   5,492,419      $  5,654,559      $  4,248,922
    Net realized gain (loss) .................          (220,874)          (377,247)        3,600,269          (275,035)
    Change in unrealized appreciation
        (depreciation) on investments ........        (4,225,945)         9,436,555         4,529,655         3,815,422
                                                    ------------      -------------      ------------      ------------

    Net increase (decrease)
        from operations ......................         1,286,186         14,551,727        13,784,483         7,789,309
                                                   -------------      -------------      ------------      ------------

FROM POLICY-RELATED TRANSACTIONS:
    Net premiums (Note 3) ....................         4,698,961          1,895,869        13,765,625        11,553,599
    Benefits and other policy-related
        transactions (Note 3) ................        (2,816,687)        (2,565,098)       (7,942,483)       (5,852,984)
    Net transfers among Funds ................         5,771,073          1,565,156         3,802,558         2,835,740
                                                   -------------      -------------      ------------      ------------

    Net increase (decrease) from
        policy-related transactions ..........         7,653,347            895,927         9,625,700         8,536,355
                                                   -------------      -------------      ------------      ------------

NET (INCREASE) DECREASE IN AMOUNT
    RETAINED BY EQUITABLE VARIABLE IN
    SEPARATE ACCOUNT FP (Note 4) .............           (14,957)          (583,778)         (164,117)          (77,962)
                                                   -------------      -------------      ------------      ------------

INCREASE (DECREASE) IN NET ASSETS ATTRIBUTABLE
    TO POLICYHOLDERS .........................         8,924,576         14,863,876        23,246,066        16,247,702
NET ASSETS ATTRIBUTABLE TO POLICYOWNERS,
    BEGINNING OF PERIOD ......................       138,287,446        117,236,472        71,930,962        49,454,901
                                                   -------------      -------------      ------------      ------------

NET ASSETS ATTRIBUTABLE TO POLICYOWNERS,
    END OF PERIOD ............................     $ 147,212,022      $ 132,100,348      $ 95,177,028      $ 65,702,603
                                                   =============      =============      ============      ============

See Notes to Financial Statements.

                                     FSA-24

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP


STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)
FOR NINE MONTHS ENDED SEPTEMBER 30,
(UNAUDITED)


                                                 GROWTH & INCOME FUND                 EQUITY INDEX FUND
                                           ------------------------------      -------------------------------

                                               1996              1995              1996               1995*
                                           ------------      ------------      -------------      ------------

INCREASE (DECREASE) IN NET ASSETS
  ATTRIBUTABLE TO POLICYOWNERS:

FROM OPERATIONS:
    Net investment income ............     $    276,302      $    212,219      $     974,729      $    460,163
    Net realized gain (loss) .........          563,467            (1,023)           316,883                (9)
    Change in unrealized appreciation
        (depreciation) on investments         1,492,099         1,746,342          9,925,486         9,947,037
                                           ------------      ------------      -------------       -----------

    Net increase (decrease)
        from operations ..............        2,331,868         1,957,538         11,217,098        10,407,191
                                           ------------      ------------      -------------      ------------

FROM POLICY-RELATED TRANSACTIONS:
    Net premiums (Note 3) ............        8,373,294         4,359,667         24,299,229         6,034,578
    Benefits and other policy-related
        transactions (Note 3) ........       (2,102,400)         (961,902)        (5,365,898)       (1,188,165)
    Net transfers among Funds ........        3,316,994         3,789,319         17,429,345        13,078,752
                                           ------------     -------------       ------------      ------------

    Net increase from Assets
        policy-related transactions ..        9,587,888         7,187,084         36,362,676        17,925,165
                                           ------------     -------------      -------------      ------------
NET (INCREASE) DECREASE IN AMOUNT
    RETAINED BY EQUITABLE VARIABLE IN
    SEPARATE ACCOUNT FP (Note 4) .....          (53,011)         (195,384)           (42,017)          (57,807)
                                           ------------      ------------      -------------      ------------

INCREASE IN NET ASSETS ATTRIBUTABLE
    TO POLICYHOLDERS .................       11,866,745         8,949,238         47,537,757        28,274,549
NET ASSETS ATTRIBUTABLE TO
    POLICYOWNERS, BEGINNING OF PERIOD        18,618,313         5,908,383         71,623,615        31,125,403
                                          -------------      ------------      -------------      ------------

NET ASSETS ATTRIBUTABLE TO
    POLICYOWNERS, END OF PERIOD .....      $ 30,485,058      $ 14,857,621      $ 119,161,372      $ 59,399,952
                                           ============      ============      =============      ============



See Notes to Financial Statements.


 *Commencement of operations on April 3.



                                                   COMMON STOCK FUND                        GLOBAL STOCK FUND
                                           ------------------------------------       -------------------------------

                                                 1996                1995                 1996               1995
                                           ---------------      ---------------      -------------      -------------

INCREASE (DECREASE) IN NET ASSETS
  ATTRIBUTABLE TO POLICYOWNERS:

FROM OPERATIONS:
    Net investment income ............     $     3,089,395      $     5,376,928      $   2,472,418      $   2,778,227
    Net realized gain (loss) .........          66,524,294           14,917,528         11,768,222          2,236,458
    Change in unrealized appreciation
        (depreciation) on investments          104,997,547          224,341,038         15,846,693         36,694,020
                                           ---------------      ---------------      -------------      -------------

    Net increase (decrease)
        from operations ..............         174,611,236          244,635,494         30,087,333         41,708,705
                                           ---------------      ---------------      -------------      -------------

FROM POLICY-RELATED TRANSACTIONS:
    Net premiums (Note 3) ............         202,074,526          160,014,740         73,729,435         72,248,903
    Benefits and other policy-related
        transactions (Note 3) ........        (112,009,732)         (86,608,436)       (31,604,430)       (26,985,045)
    Net transfers among Funds ........          68,835,712          (38,614,310)        (2,060,721)       (10,330,932)
                                           ---------------      ---------------      -------------      -------------

    Net increase from Assets
        policy-related transactions ..         158,900,506           34,791,994         40,064,284         34,932,926
                                           ---------------      ---------------      -------------      -------------
NET (INCREASE) DECREASE IN AMOUNT
    RETAINED BY EQUITABLE VARIABLE IN
    SEPARATE ACCOUNT FP (Note 4) .....            (286,233)            (371,006)           (69,929)           (89,566)
                                           ---------------      ---------------      -------------      -------------

INCREASE IN NET ASSETS ATTRIBUTABLE
    TO POLICYHOLDERS .................         333,225,509          279,056,482         70,081,688         76,552,065
NET ASSETS ATTRIBUTABLE TO
    POLICYOWNERS, BEGINNING OF PERIOD        1,146,585,274          811,006,200        333,497,020        241,838,471
                                          ----------------      ---------------      -------------      -------------

NET ASSETS ATTRIBUTABLE TO
    POLICYOWNERS, END OF PERIOD .....      $ 1,479,810,783      $ 1,090,062,682      $ 403,578,708      $ 318,390,536
                                           ===============      ===============      =============      =============


See Notes to Financial Statements.


 *Commencement of operations on April 3.


                                                 INTERNATIONAL FUND
                                           -----------------------------

                                               1996              1995*
                                           ------------      -----------

INCREASE (DECREASE) IN NET ASSETS
  ATTRIBUTABLE TO POLICYOWNERS:

FROM OPERATIONS:
    Net investment income ............     $    161,629      $    35,613
    Net realized gain (loss) .........          294,981             (275)
    Change in unrealized appreciation
        (depreciation) on investments         1,001,947          435,057
                                           ------------      -----------

    Net increase (decrease)
        from operations ..............        1,458,557          470,395
                                           ------------      -----------

FROM POLICY-RELATED TRANSACTIONS:
    Net premiums (Note 3) ............        8,182,092          804,351
    Benefits and other policy-related
        transactions (Note 3) ........       (1,516,547)        (150,197)
    Net transfers among Funds ........       14,255,013        7,399,293
                                           ------------      -----------

    Net increase from Assets
        policy-related transactions ..       20,920,558        8,053,447
                                           ------------      -----------
NET (INCREASE) DECREASE IN AMOUNT
    RETAINED BY EQUITABLE VARIABLE IN
    SEPARATE ACCOUNT FP (Note 4) .....          (16,632)         (13,498)
                                           ------------      -----------

INCREASE IN NET ASSETS ATTRIBUTABLE
    TO POLICYHOLDERS .................       22,362,483        8,510,344
NET ASSETS ATTRIBUTABLE TO
    POLICYOWNERS, BEGINNING OF PERIOD        12,431,938                0
                                          -------------      -----------

NET ASSETS ATTRIBUTABLE TO
    POLICYOWNERS, END OF PERIOD .....      $ 34,794,421      $ 8,510,344
                                           ============      ===========


See Notes to Financial Statements.


 *Commencement of operations on April 3.


                                     FSA-25

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP


STATEMENTS OF CHANGES IN NET ASSETS (CONCLUDED)
FOR NINE MONTHS ENDED SEPTEMBER 30,
(UNAUDITED)


                                                                                    ASSET ALLOCATION SERIES
                                                                                 -------------------------------
                                                    AGGRESSIVE STOCK                 CONSERVATIVE INVESTORS
                                                           FUND                               FUND
                                             --------------------------------    -------------------------------

                                                  1996             1995              1996              1995
                                             -------------     -------------     -------------     -------------
INCREASE (DECREASE) IN NET ASSETS
  ATTRIBUTABLE TO POLICYOWNERS:

FROM OPERATIONS:
    Net investment income ...............    $  (1,818,073)    $    (831,167)    $   5,090,100     $   5,374,099
    Net realized gain (loss) ............      109,284,261         4,846,290         2,244,729          (379,912)
    Change in unrealized appreciation
        (depreciation) on investments ...        4,025,605        93,480,578        (6,561,103)       14,475,315
                                             -------------     -------------     -------------     -------------

    Net increase (decrease)
        from operations .................      111,491,793        97,495,701           773,726        19,469,502
                                             -------------     -------------     -------------     -------------

FROM POLICY-RELATED TRANSACTIONS:
    Net premiums (Note 3) ...............      122,205,511        89,700,780        29,624,479        31,286,054
    Benefits and other policy-related
        transactions (Note 3) ...........      (61,714,088)      (46,154,214)      (19,045,888)      (17,525,531)
    Net transfers among Funds ...........       17,647,426        15,707,464       (13,623,081)       (2,274,604)
                                             -------------     -------------     -------------     -------------

    Net increase (decrease) from
        policy-related transactions .....       78,138,849        59,254,030        (3,044,490)       11,485,919
                                             -------------       -----------     -------------     -------------

NET (INCREASE) DECREASE IN AMOUNT
    RETAINED BY EQUITABLE VARIABLE IN
    SEPARATE ACCOUNT FP (Note 4) ........         (194,883)         (172,982)          (14,041)          (72,273)
                                             -------------     -------------     -------------     -------------

INCREASE (DECREASE) IN NET ASSETS
    ATTRIBUTABLE TO POLICYHOLDERS .......      189,435,759       156,576,749        (2,284,805)       30,883,148
NET ASSETS ATTRIBUTABLE TO POLICYOWNERS,
    BEGINNING OF PERIOD.................       555,188,131       355,671,865       172,087,099       129,940,498
                                             -------------     -------------     -------------     -------------

NET ASSETS ATTRIBUTABLE TO POLICYOWNERS,
    END OF PERIOD .......................    $ 744,623,890     $ 512,248,614     $ 169,802,294     $ 160,823,646
                                             =============     =============     =============     =============

See Notes to Financial Statements.


                                                                  ASSET ALLOCATION SERIES
                                             -------------------------------------------------------------------
                                                                                         GROWTH INVESTORS
                                                      BALANCED FUND                            FUND
                                             -------------------------------     -------------------------------

                                                  1996             1995              1996               1995
                                             -------------     -------------     -------------     -------------
INCREASE (DECREASE) IN NET ASSETS
  ATTRIBUTABLE TO POLICYOWNERS:

FROM OPERATIONS:
    Net investment income ...............    $   7,751,767     $   7,427,848     $   8,234,238     $   9,344,905
    Net realized gain (loss) ............       25,683,251        (1,988,151)       63,929,470         1,539,280
    Change in unrealized appreciation
        (depreciation) on investments ...       (9,237,104)       45,386,904       (30,949,362)       74,165,635
                                             -------------     -------------     -------------     -------------

    Net increase (decrease)
        from operations .................       24,197,914        50,826,601        41,214,346        85,049,820
                                             -------------     -------------     -------------     -------------

FROM POLICY-RELATED TRANSACTIONS:
    Net premiums (Note 3) ...............       47,887,117        49,301,601       122,316,625       118,766,910
    Benefits and other policy-related
        transactions (Note 3) ...........      (38,894,806)      (37,166,454)      (60,278,616)      (49,995,250)
    Net transfers among Funds ...........      (17,062,769)      (13,985,044)         (376,762)       (4,344,785)
                                             -------------     -------------     -------------     -------------

    Net increase (decrease) from
        policy-related transactions .....       (8,070,458)       (1,849,897)       61,661,247        64,426,875
                                             -------------     -------------     -------------     -------------

NET (INCREASE) DECREASE IN AMOUNT
    RETAINED BY EQUITABLE VARIABLE IN
    SEPARATE ACCOUNT FP (Note 4) ........         (103,615)          (79,293)          (74,670)         (107,675)
                                             -------------     -------------     -------------     -------------

INCREASE (DECREASE) IN NET ASSETS
    ATTRIBUTABLE TO POLICYHOLDERS .......       16,023,841        48,897,411       102,800,923       149,369,020
NET ASSETS ATTRIBUTABLE TO POLICYOWNERS,
    BEGINNING OF PERIOD.................       398,565,209       338,415,565       555,877,666       367,219,554
                                             -------------     -------------     -------------     -------------

NET ASSETS ATTRIBUTABLE TO POLICYOWNERS,
    END OF PERIOD .......................    $ 414,589,050     $ 387,312,976     $ 658,678,589     $ 516,588,574
                                             =============     =============     =============     =============

See Notes to Financial Statements.

                                     FSA-26

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

SEPTEMBER 30, 1996

1.    General

      Equitable Variable Life Insurance Company (Equitable Variable Life), a wholly-owned subsidiary of The Equitable Life Assurance Society of the United States (Equitable Life), established Separate Account FP (the Account) as a unit investment trust registered with the Securities and Exchange Commission under the Investment Company Act of 1940. The Account consists of thirteen investment funds: the Money Market Fund, the Intermediate Government Securities Fund, the High Yield Fund, the Balanced Fund, the Common Stock Fund, the Global Fund, the Aggressive Stock Fund, the Conservative Investors Fund, the Growth Investors Fund, the Growth & Income Fund, the Quality Bond Fund, the Equity Index Fund and the International Fund. The assets in each Fund are invested in shares of a designated portfolio (Portfolio) of a mutual fund, The Hudson River Trust (the Trust). Each Portfolio has separate investment objectives.

      The Account supports the operations of Incentive Life, flexible premium variable life insurance policies, Incentive Life 2000, flexible premium variable life insurance policies, Champion 2000, modified premium variable whole life insurance policies, Survivorship 2000, flexible premium joint survivorship variable life insurance policies, Incentive Life Plus,(SM) flexible premium variable life insurance policies, IL Protector,(SM) flexible premium variable life insurance policies, IL COLI II, flexible premium variable life insurance policies, and SP-Flex, variable life insurance policies with additional premium option, collectively, the Policies, and the Incentive Life 2000, Champion 2000 and Survivorship 2000 policies are referred to as the Series 2000 Policies. Incentive Life Plus policies offered with a prospectus dated on or after September 15, 1995, are referred to as Incentive Life Plus Second Series. Incentive Life Plus policies issued with a prior prospectus are referred to as Incentive Life Plus Original Series. All Policies are issued by Equitable Variable. The assets of the Account are the property of Equitable Variable. However, the portion of the Account's assets attributable to the Policies will not be chargeable with liabilities arising out of any other business Equitable Variable may conduct.

      Policyowners may allocate amounts in their individual accounts to the Funds of the Account and/or (except for SP-Flex policies) to the guaranteed interest fund of Equitable Variable Life's General Account. Net transfers to (from) the guaranteed interest fund of the General Account and other Separate Accounts of ($6,424,330) and $7,944,683 for the nine months ended 1996 and 1995, respectively, are included in Net Transfers Among Funds. The net assets of any Fund of the Account may not be less than the aggregate of the policyowners' accounts allocated to that Fund. Additional assets are set aside in Equitable Variable Life's General Account to provide for (1) the unearned portion of the monthly charges for mortality costs, and (2) other policy benefits, as required under the state insurance law.

2.    Significant Accounting Policies

      The accompanying financial statements are prepared in conformity with generally accepted accounting principles (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These statements should be read in conjunction with the financial statements of Separate Account FP for the year ended December 31, 1995. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for the full year.

      Investments are made in shares of the Trust and are valued at the net asset values per share of the respective Portfolios. The net asset value is determined by the Trust using the market or fair value of the underlying assets of the Portfolio.

      Investment transactions are recorded on the trade date. Realized gains and losses include gains and losses on redemptions of the Trust's shares (determined on the identified cost basis) and Trust distributions representing the net realized gains on Trust investment transactions.

      The operations of the Account are included in the consolidated Federal income tax return of Equitable Life. Under the provisions of the Policies, Equitable Variable Life has the right to charge the Account for Federal income tax attributable to the Account. No charge is currently being made against the Account for such tax since, under current tax law, Equitable Variable Life pays no tax on investment income and capital gains reflected in variable life insurance policy reserves. However, Equitable Variable Life retains the right to charge for any Federal income tax incurred which is attributable to the Account if the law is changed. Charges for state and local taxes, if any, attributable to the Account also may be made.

      Dividends are recorded as income at the end of each quarter on the ex-dividend date. Capital gains are distributed by the Trust at the end of each year.


                                     FSA-27

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

NOTES TO FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

SEPTEMBER 30, 1996

3.    Asset Charges

      Under the Policies, Equitable Variable Life assumes mortality and expense risks and, to cover these risks, deducts charges from the assets of the Account currently at annual rates of 0.60% of the net assets attributable to Incentive Life, Incentive Life 2000, Incentive Life Plus Second Series and Champion 2000 policyowners, 0.90% of net assets attributable to Survivorship 2000 policyowners, 0.80% for IL Protector policyowners, and 0.85% for SP-Flex policyowners. Incentive Life Plus Original Series, IL COLI, and IL COLI II deduct this charge from the Policy Account. Under SP-Flex, Equitable Variable Life also deducts charges from the assets of the Account for mortality and administrative costs of 0.60% and 0.35%, respectively, of net assets attributable to SP-Flex policies.

      Under Incentive Life, Incentive Life Plus, the Series 2000 Policies, IL Protector and IL COLI II mortality and administrative charges are assessed in a different manner than SP-Flex policies (see Notes 4 and 5).

      Before amounts are allocated to the Account for Incentive Life, Incentive Life Plus, IL COLI, IL COLI II and the Series 2000 Policies, Equitable Variable Life deducts a charge for taxes and either an initial policy fee (Incentive Life) or a premium sales charge (Incentive Life Plus, IL COLI II and Series 2000 Policies) from premiums. Under SP-Flex, the entire initial premium is allocated to the Account. Before any additional premiums under SP-Flex are allocated to the Account, an administrative charge is deducted.

      The amounts attributable to Incentive Life, Incentive Life Plus, IL Protector, IL COLI, IL COLI II, and the Series 2000 policyowners' accounts are assessed monthly by Equitable Variable Life with mortality and administrative charges. These charges are withdrawn from the Account along with amounts for additional benefits. Under the Policies, amounts for certain policy-related transactions (such as policy loans and surrenders) are transferred out of the Separate Account.

4.    Amounts Retained by Equitable Variable Life in Separate Account FP

      The amount retained by Equitable Variable Life in the Account arises principally from (1) contributions from Equitable Variable Life, and (2) that portion, determined ratably, of the Account's investment results applicable to those assets in the Account in excess of the net assets for the Policies. Amounts retained by Equitable Variable Life are not subject to charges for mortality and expense risks or mortality and administrative costs.

      Amounts retained by Equitable Variable Life in the Account may be transferred at any time by Equitable Variable Life to its General Account.

      During the nine months ended September 30, 1995 surplus contribution of $200,000 were made by EVLICO into the International Fund.

5.    Distribution and Servicing Agreements

      Equitable Variable Life has entered into a Distribution and Servicing Agreement with Equitable Life and EQ Financial Consultants Inc., whereby registered representatives of EQ Financial Consultants Inc., authorized as variable life insurance agents under applicable state insurance laws, sell the Policies. The registered representatives are compensated on a commission basis by Equitable Life.

      Equitable Variable Life also has entered into an agreement with Equitable Life under which Equitable Life performs the administrative services related to the Policies, including underwriting and issuance, billings and collections, and policyowner services. There is no charge to the Account related to this agreement.

6.    Investment Returns

      The Separate Account rates of return attributable to Incentive Life, Incentive Life 2000, Incentive Life Plus Second Series and Champion 2000 policyowners are different than those attributable to Survivorship 2000, Incentive Life Plus Original Series, IL Protector, IL COLI, IL COLI II and to SP-Flex policyowners because asset charges are deducted at different rates under each policy (see Note 3).

      The tables on this page and the following pages show the gross and net investment returns with respect to the Funds for the periods shown. The net return for each Fund is based upon net assets for a policy whose policy commences with the beginning date of such period and is not based on the average net assets in the Fund during such period. Gross return is equal to the total return earned by the underlying Trust investment.


                                     FSA-28

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

NOTES TO FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

RATES OF RETURN:
INCENTIVE LIFE
--------------
INCENTIVE LIFE 2000*
-------------------
INCENTIVE LIFE PLUS SECOND SERIES*
---------------------------------
AND CHAMPION 2000*
------------------


                     NINE MONTHS ENDED(B)                                                                 JANUARY 26(A)(B) TO
                         SEPTEMBER 30,                       YEARS ENDED DECEMBER 31,                        DECEMBER 31,
                     -------------------   -------------------------------------------------------------- -------------------
MONEY MARKET FUND      1996     1995       1995   1994   1993   1992    1991   1990   1989   1988  1987         1986
-----------------      ----     ----       ----   ----   ----   ----    ----   ----   ----   ----  ----         ----
Gross return.........  3.91%    4.30%      5.74%  4.02%  3.00%  3.56%  6.18%  8.24%  9.18%  7.32%  6.63%        6.05%
Net return...........  3.44%    3.83%      5.11%  3.39%  2.35%  2.94%  5.55%  7.59%  8.53%  6.68%  5.99%        5.47%

INTERMEDIATE         NINE MONTHS ENDED(B)                                           APRIL 1(A)(B) TO
GOVERNMENT               SEPTEMBER 30,             YEARS ENDED DECEMBER 31,           DECEMBER 31,
SECURITIES FUND      --------------------   --------------------------------------  ------------------
---------------        1996     1995        1995     1994      1993       1992           1991
                       ----     ----        ----     ----      ----       ----           ----
Gross return.........  1.71%    9.94%      13.33%   (4.37)%   10.58%     5.60%          12.26%
Net return...........  1.25%    9.45%      12.65%   (4.95)%    9.88%     4.96%          11.60%

                     NINE MONTHS ENDED(B)       YEARS ENDED        OCTOBER 1(A)(B) TO
                         SEPTEMBER 30,          DECEMBER 31,          DECEMBER 31,
                     --------------------  --------------------   -------------------
QUALITY BOND FUND       1996      1995       1995       1994             1993
-----------------       ----      ----       ----       ----             ----
Gross return.........   1.28%    12.37%     17.02%     (5.10)%         (0.51)%
Net return...........   0.82%    11.86%     16.32%     (5.67)%         (0.66)%

                     NINE MONTHS ENDED(B)
                         SEPTEMBER 30,                           YEARS ENDED DECEMBER 31,
                     -------------------- ----------------------------------------------------------------------
HIGH YIELD FUND          1996     1995     1995     1994    1993    1992    1991    1990     1989   1988   1987
---------------          ----     ----     ----     ----    ----    ----    ----    ----     ----   ----   ----
Gross return.........   18.79%   14.89%   19.92%  (2.79)%  23.15%  12.31%  24.46%  (1.12)%  5.13%   9.73%  4.68%
Net return...........   18.25%   14.37%   19.20%  (3.37)%  22.41%  11.64%  23.72%  (1.71)%  4.50%   9.08%  4.05%

                     NINE MONTHS ENDED(B)      YEARS ENDED            OCTOBER 1(A)(B) TO
                         SEPTEMBER 30,         DECEMBER 31,              DECEMBER 31,
                     --------------------  ---------------------   ----------------------
GROWTH & INCOME FUND    1996     1995        1995       1994                1993
--------------------    ----     ----        ----       ----                ----
Gross return.........   9.89%   19.76%      24.07%     (0.58)%             (0.25)%
Net return...........   9.39%   19.23%      23.33%     (1.17)%             (0.41)%


                                                                           SEPTEMBER 30(A)(B)
                     NINE MONTHS ENDED(B)           YEAR ENDED                  TO
                         SEPTEMBER 30,             DECEMBER 31,             DECEMBER 31,
                     ------------------------- ----------------------- ----------------------
EQUITY INDEX FUND     1996         1995             1995                     1994
-----------------     ----         ----             ----                     ----
Gross return........ 13.10%       28.97%           36.48%                   1.08%
Net return.......... 12.59%       28.39%           35.66%                   0.58%

                     NINE MONTHS ENDED(B)                                                                        JANUARY 26(A)(B) TO
                         SEPTEMBER 30,                       YEARS ENDED DECEMBER 31,                               DECEMBER 31,
                     -------------------- ----------------------------------------------------------------------- ---------------
COMMON STOCK FUND       1996     1995       1995     1994    1993    1992   1991     1990    1989    1988   1987       1986
-----------------       ----     ----       ----     ----    ----    ----   ----     ----    ----    ----   ----       ----
Gross return.........  14.25%   28.99%     32.45%  (2.14)%  24.84%  3.22%  37.88%  (8.12)%  25.59%  22.43%  7.49%     15.65%
Net return...........  13.73%   28.42%     31.66%  (2.73)%  24.08%  2.60%  37.06%  (8.67)%  24.84%  21.70%  6.84%     15.01%

------------------
*Sales of Incentive Life 2000 and Champion 2000 commenced on March 2, 1992. Sales of Incentive Life Plus Second Series commenced on September 15, 1995.

(a) Date as of which net premiums under the policies were first allocated to the Fund.

(b) The gross return and the net return for the periods indicated are not annual rates of return.


                                     FSA-29

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

NOTES TO FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

RATES OF RETURN:
INCENTIVE LIFE
--------------
INCENTIVE LIFE 2000*
-------------------
INCENTIVE LIFE PLUS SECOND SERIES*
---------------------------------
AND CHAMPION 2000*
------------------




                      NINE MONTHS ENDED(B)                                                                    AUGUST 31(A)(B) TO
                          SEPTEMBER 30,                       YEARS ENDED DECEMBER 31,                           DECEMBER 31,
                      -------------------- -----------------------------------------------------------------  -----------------
GLOBAL FUND              1996     1995       1995    1994   1993     1992    1991    1990     1989    1988          1987
-----------              ----     ----       ----    ----   ----     ----    ----    ----     ----    ----          ----
Gross return..........   8.96%   16.02%     18.81%  5.23%  32.09%  (0.50)%  30.55%  (6.07)%  26.93%  10.88%       (13.27)%
Net return............   8.47%   15.50%     18.11%  4.60%  31.33%  (1.10)%  29.77%  (6.63)%  26.17%  10.22%       (13.45)%

                       NINE MONTHS ENDED(B)   APRIL 3(A)(B) TO
                           SEPTEMBER 30,        DECEMBER 31,
                       --------------------  ----------------
INTERNATIONAL FUND       1996       1995          1995
------------------       ----       ----          ----
Gross return..........   7.29%      5.71%        11.29%
Net return............   6.80%      6.94%        10.79%

                      NINE MONTHS ENDED(B)                                                                       JANUARY 26(A)(B) TO
                          SEPTEMBER 30,                        YEARS ENDED DECEMBER 31,                            DECEMBER 31,
                      -------------------- --------------------------------------------------------------------- ---------------
AGGRESSIVE STOCK FUND    1996     1995      1995    1994     1993    1992     1991    1990   1989    1988   1987      1986
---------------------    ----     ----      ----    ----     ----    ----     ----    ----   ----    ----   ----      ----
Gross return..........  19.52%   25.74%    31.63%  (3.81)%  16.77%  (3.16)%  86.86%  8.17%  43.50%  1.17%   7.31%    35.88%
Net return............  18.98%   25.17%    30.85%  (4.39)%  16.05%  (3.74)%  85.75%  7.51%  42.64%  0.53%   6.66%    35.13%

ASSET ALLOCATION SERIES
-----------------------

                      NINE MONTHS ENDED(B)                                                                       JANUARY 26(A)(B) TO
                          SEPTEMBER 30,                      YEARS ENDED DECEMBER 31,                                DECEMBER 31,
                      -------------------- ------------------------------------------------------------------------ --------------
BALANCED FUND             1996   1995       1995    1994    1993    1992     1991     1990    1989    1988    1987      1986
-------------             ----   ----       ----    ----    ----    ----     ----     ----    ----    ----    ----      ----
Gross return..........   6.63%  15.50%     19.75%  (8.02)% 12.28%  (2.84)%  41.26%   0.24%  25.83%  13.27%  (0.85)%   29.07%
Net return............   6.15%  14.98%     19.03%  (8.57)% 11.64%  (3.42)%  40.42%  (0.36)% 25.08%  12.59%  (1.45)%   28.34%

CONSERVATIVE          NINE MONTHS ENDED(B)                                                      OCTOBER 2(A)(B) TO
INVESTORS FUND            SEPTEMBER 30,                   YEARS ENDED DECEMBER 31,                 DECEMBER 31,
--------------        ------------------  ----------------------------------------------------- ------------------
                        1996      1995      1995     1994     1993     1992     1991    1990         1989
                        ----      ----      ----     ----     ----     ----     ----    ----         ----
Gross return..........  0.94%    14.87%    20.40%   (4.10)%  10.76%    5.72%   19.87%   6.37%        3.09%
Net return............  0.48%    14.35%    19.68%   (4.67)%  10.15%    5.09%   19.16%   5.73%        2.94%

                      NINE MONTHS ENDED(B)                                                       OCTOBER 2(A)(B) TO
                          SEPTEMBER 30,                   YEARS ENDED DECEMBER 31,                  DECEMBER 31,
                      --------------------  ---------------------------------------------------- -----------------
GROWTH INVESTORS FUND    1996     1995        1995     1994      1993    1992     1991     1990         1989
---------------------    ----     ----        ----     ----      ----    ----     ----     ----         ----
Gross return..........   7.39%   21.63%      26.37%   (3.15)%   15.26%   4.90%   48.89%   10.66%        3.98%
Net return............   6.90%   21.09%      25.62%   (3.73)%   14.58%   4.27%   48.01%   10.00%        3.82%

----------
*Sales of Incentive Life 2000 and Champion 2000 commenced on March 2, 1992. Sales of Incentive Life Plus Second Series commenced on September 15, 1995.

(a) Date as of which net premiums under the policies were first allocated to the Fund.

(b) The gross return and the net return for the periods indicated are not annual rates of return.


                                     FSA-30

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP
NOTES TO FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)
RATES OF RETURN:
SURVIVORSHIP 2000
-----------------

                                   NINE MONTHS ENDED(B)                                         AUGUST 17(A)(B) TO
                                       SEPTEMBER 30,             YEARS ENDED DECEMBER 31,          DECEMBER 31,
                                  ----------------------     -------------------------------- ---------------------
MONEY MARKET FUND                   1996       1995             1995      1994       1993              1992
-----------------                   ----       ----             ----      ----       ----              ----
Gross return.....................   3.91%      4.30%            5.74%     4.02%      3.00%            1.11%
Net return.......................   3.20%      3.60%            4.80%     3.08%      2.04%            0.77%

INTERMEDIATE GOVERNMENT
SECURITIES FUND
---------------
Gross return.....................   1.71%      9.94%           13.33%    (4.37)%    10.58%            0.90%
Net return.......................   1.02%      9.20%           12.31%    (5.23)%     9.55%            0.56%

                                   NINE MONTHS ENDED(B)                                   OCTOBER 1(A)(B) TO
                                       SEPTEMBER 30,         YEARS ENDED DECEMBER 31,        DECEMBER 31,
                                  ----------------------     ------------------------     ------------------
QUALITY BOND FUND                   1996        1995            1995          1994               1993
-----------------                   ----        ----            ----          ----               ----
Gross return.....................   1.28%      12.37%          17.02%        (5.10)%            (0.51)%
Net return.......................   0.59%      11.61%          15.97%        (5.95)%            (0.73)%

                                   NINE MONTHS ENDED(B)                                                 AUGUST 17(A)(B) TO
                                       SEPTEMBER 30,                  YEARS ENDED DECEMBER 31,             DECEMBER 31,
                                  ---------------------     -----------------------------------------  -------------------
HIGH YIELD FUND                      1996       1995            1995          1994            1993             1992
---------------                      ----       ----            ----          ----            ----             ----
Gross return.....................   18.79%     14.89%          19.92%        (2.79)%         23.15%           1.84%
Net return.......................   17.98%     14.12%          18.84%        (3.66)%         22.04%           1.50%

                                    NINE MONTHS ENDED(B)                                 OCTOBER 1(A)(B) TO
                                        SEPTEMBER 30,      YEARS ENDED DECEMBER 31,        DECEMBER 31,
                                  ----------------------  -------------------------  -----------------------
GROWTH &
INCOME FUND                         1996        1995         1995          1994                1993
-----------                         ----        ----         ----          ----                ----
Gross return.....................   9.89%      19.76%       24.07%        (0.58)%            (0.25)%
Net return.......................   9.14%      18.96%       22.96%        (1.47)%            (0.48)%

                                   NINE MONTHS ENDED(B)     YEAR ENDED       MARCH 1 (A)(B) TO
                                       SEPTEMBER 30,        DECEMBER 31,        DECEMBER 31,
                                  ---------------------- ------------------ -------------------
EQUITY INDEX FUND                    1996       1995           1995                 1994
-----------------                    ----       ----           ----                 ----
Gross return.....................   13.10%     28.97%         36.48%                1.08%
Net return.......................   12.33%     28.10%         35.26%                0.33%

                                   NINE MONTHS ENDED(B)                                             AUGUST 17(A)(B) TO
                                       SEPTEMBER 30,              YEARS ENDED DECEMBER 31,              DECEMBER 31,
                                  ----------------------  --------------------------------------  ----------------------
COMMON STOCK FUND                    1996       1995          1995        1994         1993              1992
-----------------                    ----       ----          ----        ----         ----              ----
Gross return.....................   14.25%     28.99%        32.45%      (2.14)%      24.84%             5.28%
Net return.......................   13.47%     28.13%        31.26%      (3.02)%      23.70%             4.93%

GLOBAL FUND
-----------
Gross return.....................    8.96%     16.02%        18.81%       5.23%       32.09%             4.87%
Net return.......................    8.22%     15.25%        17.75%       4.29%       30.93%             4.52%

AGGRESSIVE STOCK FUND
---------------------
Gross return.....................   19.52%     25.74%        31.63%      (3.81)%      16.77%            11.49%
Net return.......................   18.71%     24.89%        30.46%      (4.68)%      15.70%            11.11%

                                   NINE MONTHS ENDED(B)    APRIL 3(A)(B) TO
                                       SEPTEMBER 30,          DECEMBER 31,
                                  ----------------------  ------------------
INTERNATIONAL FUND                  1996        1995            1995
------------------                  ----        ----            ----
Gross return.....................   7.29%       5.71%          11.29%
Net return.......................   6.56%       6.78%          10.55%

ASSET ALLOCATION SERIES
-----------------------

                                   NINE MONTHS ENDED(B)                                               AUGUST 17(A)(B) TO
                                       SEPTEMBER 30,               YEARS ENDED DECEMBER 31,              DECEMBER 31,
CONSERVATIVE                     -----------------------  ----------------------------------------  ----------------------
INVESTORS FUND                      1996        1995           1995         1994         1993                1992
--------------                      ----        ----           ----         ----         ----                ----
Gross return.....................   0.94%      14.87%         20.40%       (4.10)%      10.76%              1.38%
Net return.......................   0.25%      14.09%         19.32%       (4.96)%       9.81%              1.04%

BALANCED FUND
-------------
Gross return.....................   6.63%      15.50%         19.75%       (8.02)%      12.28%              5.37%
Net return.......................   5.90%      14.72%         18.68%       (8.84)%      11.30%              5.02%

GROWTH INVESTORS FUND
---------------------
Gross return.....................   7.39%      21.63%         26.37%       (3.15)%      15.26%              6.89%
Net return.......................   6.65%      20.81%         25.24%       (4.02)%      14.24%              6.53%

----------
(a) Date as of which net premiums under the policies were first allocated to the Fund.

(b) The gross return and the net return for the periods indicated are not annual rates of return.

                                     FSA-31

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP


NOTES TO FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

RATES OF RETURN:
INCENTIVE LIFE PLUS ORIGINAL SERIES*(A)
-----------------------------------
IL COLI**(A)
-------


                                INCENTIVE LIFE PLUS ORIGINAL SERIES                               IL COLI
                           ----------------------------------------------     -------------------------------------------------
                            NINE MONTHS                                        NINE MONTHS
                               ENDED        JANUARY 6 TO    JANUARY 6 TO          ENDED        SEPTEMBER 15 TO  SEPTEMBER 15 TO
                           SEPTEMBER 30,    SEPTEMBER 30,   DECEMBER 31,      SEPTEMBER 30,     SEPTEMBER 30,     DECEMBER 31,
                           ---------------  --------------  -------------     ---------------  ---------------  ---------------
                                1996            1995            1995               1996             1995             1995
                                ----            ----            ----               ----             ----             ----
Money Market Fund...........     3.91%          4.25%           5.69%               3.91%           0.19%            1.58%

Intermediate Government
Securities Fund.............     1.71%          9.92%          13.31%               1.71%           0.00%            3.08%

Quality Bond Fund...........     1.28%         12.47%          17.13%               1.28%           0.16%            4.31%

High Yield Fund.............    18.79%         14.92%          19.95%              18.79%           0.31%            4.70%

Growth & Income Fund........     9.89%         20.05%          24.38%               9.89%           0.30%            3.91%

Equity Index Fund...........    13.10%         29.01%          36.53%              13.10%           0.24%            6.08%

Common Stock Fund...........    14.25%         29.60%          33.07%              14.25%          (1.13)%           1.51%

Global Fund.................     8.96%         16.57%          19.38%               8.96%           0.25%            2.67%

                            NINE MONTHS                                        NINE MONTHS
                               ENDED         APRIL 30 TO    APRIL 30 TO           ENDED         APRIL 30 TO      APRIL 30 TO
                           SEPTEMBER 30,    SEPTEMBER 30,   DECEMBER 31,      SEPTEMBER 30,    SEPTEMBER 30,     DECEMBER 31,
                           ---------------  --------------  -------------     ---------------  ---------------  ---------------
                                1996            1995            1995               1996             1995             1995
                                ----            ----            ----               ----             ----             ----
International Fund..........     7.29%          7.26%          11.29%               7.29%           0.71%            4.49%


                            NINE MONTHS                                        NINE MONTHS
                               ENDED        JANUARY 6 TO    JANUARY 6 TO          ENDED        SEPTEMBER 15 TO   SEPTEMBER 15 TO
                           SEPTEMBER 30,    SEPTEMBER 30,   DECEMBER 31,      SEPTEMBER 30,     SEPTEMBER 30,     DECEMBER 31,
                           ---------------  --------------  -------------     ---------------  ---------------  ---------------
                                1996            1995            1995               1996             1995             1995
                                ----            ----            ----               ----             ----             ----
Aggressive Stock Fund.......    19.52%         27.02%          33.00%              19.52%          (0.38)%           4.28%


ASSET ALLOCATION SERIES

                            NINE MONTHS                                        NINE MONTHS
                               ENDED        JANUARY 6 TO    JANUARY 6 TO          ENDED        SEPTEMBER 15 TO   SEPTEMBER 15
                           SEPTEMBER 30,    SEPTEMBER 30,   DECEMBER 31,      SEPTEMBER 30,    SEPTEMBER 30,     DECEMBER 31,
                           ---------------  --------------  -------------     ---------------  ---------------  ---------------
                                1996            1995            1995               1996             1995             1995
                                ----            ----            ----               ----             ----             ----
Conservative Investors Fund..    8.96%         15.05%          20.59%               8.96%           0.07%            4.91%


Balanced Fund................    6.63%         16.05%          20.32%               6.63%          (0.47)%           3.18%


Growth Investors Fund........    7.39%         22.16%          26.92%               7.39%           0.90%            4.83%


----------------------------
 *Sales of Incentive Life Plus Original Series commenced on January 6, 1995.

**Sales of IL COLI commenced on September 15, 1995.

 (a)There are no Separate Account asset charges for this policy and therefore the gross and net rates of return are the same. The rates of return for the periods indicated are not annual rates of return.


                                     FSA-32

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

NOTES TO FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

RATES OF RETURN:
SP-FLEX
-------

                             NINE MONTHS ENDED(B)                                                              AUGUST 31(A)(B) TO
                                 SEPTEMBER 30,                         YEARS ENDED DECEMBER 31,                   DECEMBER 31,
                             --------------------  ------------------------------------------------------------ ----------------
MONEY MARKET FUND              1996      1995       1995     1994   1993    1992    1991   1990    1989   1988       1987
-----------------              ----      ----       ----     ----   ----    ----    ----   ----    ----   ----       ----
Gross return.................  3.91%    4.30%       5.74%   4.02%   3.00%  3.56%   6.17%   8.24%  9.18%   7.32%     2.15%
Net return...................  2.51%    2.91%       3.86%   2.17%   1.13%  1.71%   4.29%   6.30%  7.24%   5.41%     1.62%

                             NINE MONTHS ENDED(B)                                     APRIL 1(A)(B) TO
                                 SEPTEMBER 30,         YEARS ENDED DECEMBER 31,          DECEMBER 31,
INTERMEDIATE GOVERNMENT      --------------------  --------------------------------- ------------------
SECURITIES FUND                1996      1995       1995      1994    1993    1992          1991
---------------                ----      ----       ----      ----    ----    ----          ----
Gross return.................  1.71%    9.94%      13.33%   (4.37)%  10.58%   5.60%         12.10%
Net return...................  0.34%    8.47%      11.31%   (6.08)%   8.57%   3.71%         10.59%

                             NINE MONTHS ENDED(B)     YEAR ENDED     SEPTEMBER 1(A)(B) TO
                                 SEPTEMBER 30,        DECEMBER 31,       DECEMBER 31,
                             --------------------  ----------------- -------------------
QUALITY BOND FUND               1996     1995            1995                1994
-----------------               ----     ----            ----                ----
Gross return.................  1.28%    12.37%          17.02%             (2.20)%
Net return................... (0.09)%   10.86%          14.94%             (2.35)%

                             NINE MONTHS ENDED(B)                                                                 AUGUST 31(A)(B) TO
                                 SEPTEMBER 30,                         YEARS ENDED DECEMBER 31,                     DECEMBER 31,
                             -------------------- --------------------------------------------------------------- ---------------
HIGH YIELD FUND                1996      1995       1995     1994    1993    1992    1991    1990     1989  1988       1987
---------------                ----      ----       ----     ----    ----    ----    ----    ----     ----  ----       ----
Gross return................. 18.79%    14.89%     19.92%  (2.79)%  23.15%  12.31%  24.46%  (1.12)%  5.13%  9.73%     1.95%
Net return................... 17.19%    13.35%     17.79%  (4.52)%  20.96%  10.30%  22.25%  (2.89)%  3.26%  7.78%     1.39%

                             NINE MONTHS ENDED(B)    YEAR ENDED    SEPTEMBER 1(A)(B) TO
                                 SEPTEMBER 30,       DECEMBER 31,     DECEMBER 31,
GROWTH &                     --------------------  ------------------------------------
INCOME FUND                    1996       1995          1995              1994
-----------                    ----       ----          ----              ----
Gross return.................  9.89%     19.76%        24.07%            (3.40)%
Net return...................  8.40%     18.16%        21.87%            (3.55)%

EQUITY INDEX FUND
-----------------
Gross return................. 13.10%     28.97%       36.48%            (2.54)%
Net return................... 11.58%     27.25%       34.06%            (2.69)%

                             NINE MONTHS ENDED(B)                                                                 AUGUST 31(A)(B) TO
                                 SEPTEMBER 30,                      YEARS ENDED DECEMBER 31,                        DECEMBER 31,
                             -------------------- ---------------------------------------------------------------- --------------
COMMON STOCK FUND              1996      1995      1995     1994    1993    1992    1991    1990     1989    1988       1987
-----------------              ----      ----      ----     ----    ----    ----    ----    ----     ----    ----       ----
Gross return................. 14.25%    28.99%    32.45%  (2.14)%  24.84%  3.23%   37.87%  (8.12)%  25.59%  22.43%    (22.57)%
Net return................... 12.70%    27.27%    30.10%  (3.88)%  22.60%  1.38%   35.43%  (9.76)%  23.36%  20.26%    (23.00)%

GLOBAL FUND
-----------
Gross return.................  8.96%    16.02%     18.81%  5.23%   32.09% (0.50)%  30.55%  (6.07)%  26.93%  10.88%    (11.40)%
Net return...................  7.49%    14.47%     16.70%  3.36%   29.77% (2.28)%  28.23%  (7.75)%  24.67%   8.90%    (11.86)%

                             NINE MONTHS ENDED(B)   APRIL 3(A)(B) TO
                                 SEPTEMBER 30,       DECEMBER 31,
                             --------------------  ---------------
INTERNATIONAL FUND             1996      1995           1995
------------------             ----      ----           ----
Gross return................   7.29%    5.71%          11.29%
Net return..................   5.84%    6.31%           9.82%

                             NINE MONTHS ENDED(B)                                                                 AUGUST 31(A)(B) TO
                                 SEPTEMBER 30,                        YEARS ENDED DECEMBER 31,                        DECEMBER 31,
                             -------------------- ---------------------------------------------------------------- ----------------
AGGRESSIVE STOCK FUND            1996    1995      1995     1994    1993     1992    1991    1990    1989    1988        1987
---------------------            ----    ----      ----     ----    ----     ----    ----    ----    ----    ----        ----
Gross return................  19.52%  25.74%    31.63%  (3.81)%  16.77%  (3.16)%  86.86%   8.17%  43.50%   1.17%       (24.28)%
Net return..................  17.91%  24.06%    29.30%  (5.53)%  14.67%  (4.89)%  83.54%   6.23%  40.95%  (0.66)%      (24.68)%

----------
(a) Date as of which net premiums under the policies were first allocated to the Fund.

(b) The gross return and the net return for the periods indicated are not annual rates of return.

                                     FSA-33

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

NOTES TO FINANCIAL STATEMENTS (UNAUDITED) -- (CONCLUDED)

ASSET ALLOCATION SERIES

                             NINE MONTHS ENDED(B)        YEAR ENDED     SEPTEMBER 1(A)(B) TO
                                 SEPTEMBER 30,           DECEMBER 31,      DECEMBER 31,
CONSERVATIVE                 --------------------     -------------------------------------
INVESTORS FUND                  1996        1995            1995              1994
--------------                  ----        ----            ----              ----
Gross return.................   0.94%      14.87%          20.40%           (1.83)%
Net return...................  (0.43)%     13.33%          18.26%           (1.98)%

                             NINE MONTHS ENDED(B)                                                                 AUGUST 31(A)(B) TO
                                 SEPTEMBER 30,                        YEARS ENDED DECEMBER 31,                      DECEMBER 31,
                             -------------------- ---------------------------------------------------------------- --------------
BALANCED FUND                   1996     1995       1995     1994    1993    1992     1991   1990     1989    1988       1987
-------------                   ----     ----       ----     ----    ----    ----     ----   ----     ----    ----       ----
Gross return.................  6.63%    15.50%     19.75%  (8.02)%  12.28%  (2.83)%  41.27%  0.24%   25.83%  13.27%    (20.26)%
Net return...................  5.19%    13.96%     17.62%  (9.66)%  10.31%  (4.57)%  38.75% (1.56)%  23.59%  11.25%    (20.71)%

                             NINE MONTHS ENDED(B)      YEAR ENDED      SEPTEMBER 1(A)(B) TO
                                 SEPTEMBER 30,         DECEMBER 31,      DECEMBER 31,
GROWTH                       --------------------   --------------------------------------
INVESTORS FUND                  1996     1995             1995              1994
--------------                  ----     ----             ----              ----
Gross return.................  7.39%    21.63%           26.37%           (3.16)%
Net return...................  5.93%    20.01%           24.12%           (3.31)%

----------
(a) Date as of which net premiums under the policies were first allocated to the Fund.

(b) The gross return and the net return for the periods indicated are not annual rates of return.


                                     FSA-34

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

NOTES TO FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)
RATES OF RETURN:
IL PROTECTOR*
----------------------------



                                             AUGUST 22 TO
                                           SEPTEMBER 30,(A)
                                          -----------------

                                                1996
                                               ------
Money Market Fund.................              1.80%

Intermediate Government
Securities Fund...................              2.62%

Quality Bond......................              3.89%

High Yield Fund...................             10.33%

Growth & Income Fund..............              6.01%

Equity Index Fund.................              7.65%

Common Stock Fund.................              8.18%

Global Fund.......................              1.73%

International Fund................             (0.03)%

Aggressive Stock Fund.............              4.10%


ASSET ALLOCATION SERIES
                                             AUGUST 5 TO
                                           SEPTEMBER 30,(A)
                                          -----------------

                                                1996
                                               ------
Conservative Investors Fund.......              3.77%

Balanced Fund.....................              3.97%

Growth Investors Fund.............              4.52%

----------
*Sales of IL Protector commenced on August 22, 1996.

(a) Date as of which net premiums under the policies were first allocated to the Fund. The gross return and the net return for the periods indicated are not annual rates of return.

7.  Subsequent Event

    On September 19, 1996 the Board of Directors of Equitable Life approved an Agreement and Plan of Merger by and between Equitable Life and Equitable Variable Life (the "Merger Agreement"). The merger is expected to be effective on January 1, 1997, subject to receipt of all necessary regulatory approvals. On that date, and in accordance with the provisions of the Merger Agreement, the separate existence of Equitable Variable Life will cease and Equitable Life will survive the merger. From and after the effective date of the merger, Equitable Life will be liable in place of Equitable Variable Life for the liabilities and obligations of Equitable Variable Life, including liabilities under policies and contracts issued by Equitable Variable Life, and all of Equitable Variable Life's assets will become assets of Equitable Life.


                                     FSA-35

                          INDEX TO FINANCIAL STATEMENTS

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


Independent Auditors' Report....................................................................................F-2
Consolidated Financial Statements:
      Consolidated Balance Sheets, December 31, 1995 and 1994...................................................F-3
      Consolidated Statements of Earnings for the Years Ended December 31, 1995, 1994
         and 1993...............................................................................................F-4
      Consolidated Statements of Equity for the Years Ended December 31, 1995, 1994
         and 1993...............................................................................................F-5
      Consolidated Statements of Cash Flows for the Years Ended December 31, 1995, 1994
         and 1993...............................................................................................F-6
      Notes to Consolidated Financial Statements................................................................F-7
Unaudited Interim Consolidated Financial Statements:
      Consolidated Balance Sheets, September 30, 1996 and December 31, 1995....................................F-42
      Consolidated Statements of Earnings for the Three and Nine Months Ended
         September 30, 1996 and 1995...........................................................................F-43
      Consolidated Statements of Equity for the Nine Months Ended
         September 30, 1996 and 1995...........................................................................F-44
      Consolidated Statements of Cash Flows for the Nine Months Ended
         September 30, 1996 and 1995...........................................................................F-45
      Notes to Consolidated Financial Statements...............................................................F-46


                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholder of The Equitable Life Assurance Society of the United States

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, of shareholder's equity and of cash flows present fairly, in all material respects, the financial position of The Equitable Life Assurance Society of the United States and its subsidiaries ("Equitable Life") at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Equitable Life's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 2 to the consolidated financial statements,  Equitable Life
changed  its  methods  of  accounting   for  loan   impairments   in  1995,  for
postemployment benefits in 1994 and for investment securities in 1993.




PRICE WATERHOUSE LLP
New York, New York
February 7, 1996

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994

                                                                                    1995                 1994
                                                                              -----------------    -----------------
                                                                                          (IN MILLIONS)
ASSETS
Investments:
  Fixed maturities:
    Available for sale, at estimated fair value.............................   $    15,899.9        $     7,586.0
    Held to maturity, at amortized cost.....................................             -                5,223.0
  Mortgage loans on real estate.............................................         3,638.3              4,018.0
  Equity real estate........................................................         3,916.2              4,446.4
  Policy loans..............................................................         1,976.4              1,731.2
  Other equity investments..................................................           621.1                678.5
  Investment in and loans to affiliates.....................................           636.6                560.2
  Other invested assets.....................................................           706.1                489.3
                                                                              -----------------    -----------------
      Total investments.....................................................        27,394.6             24,732.6
Cash and cash equivalents...................................................           774.7                693.6
Deferred policy acquisition costs...........................................         3,083.3              3,221.1
Amounts due from discontinued GIC Segment...................................         2,097.1              2,108.6
Other assets................................................................         2,713.1              2,078.6
Closed Block assets.........................................................         8,612.8              8,105.5
Separate Accounts assets....................................................        24,566.6             20,469.5
                                                                              -----------------    -----------------

TOTAL ASSETS................................................................   $    69,242.2        $    61,409.5
                                                                              =================    =================

LIABILITIES
Policyholders' account balances.............................................   $    21,752.6        $    21,238.0
Future policy benefits and other policyholders' liabilities.................         4,171.8              3,840.8
Short-term and long-term debt...............................................         1,899.3              1,337.4
Other liabilities...........................................................         3,379.5              2,300.1
Closed Block liabilities....................................................         9,507.2              9,069.5
Separate Accounts liabilities...............................................        24,531.0             20,429.3
                                                                              -----------------    -----------------
      Total liabilities.....................................................        65,241.4             58,215.1
                                                                              -----------------    -----------------

Commitments and contingencies (Notes 10, 12, 13, 14 and 15)

SHAREHOLDER'S EQUITY
Common stock, $1.25 par value 2.0 million shares authorized, issued
  and outstanding...........................................................             2.5                  2.5
Capital in excess of par value..............................................         2,913.6              2,913.6
Retained earnings...........................................................           781.6                484.0
Net unrealized investment gains (losses)....................................           338.2               (203.0)
Minimum pension liability...................................................           (35.1)                (2.7)
                                                                              -----------------    -----------------
      Total shareholder's equity............................................         4,000.8              3,194.4
                                                                              -----------------    -----------------

TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY..................................   $    69,242.2        $    61,409.5
                                                                              =================    =================






                 See Notes to Consolidated Financial Statements.

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                      1995               1994               1993
                                                                -----------------  -----------------  -----------------
                                                                                    (IN MILLIONS)
REVENUES
Universal life and investment-type product policy fee
  income......................................................   $      771.0       $       715.0      $       644.5
Premiums......................................................          606.8               625.6              599.1
Net investment income.........................................        2,127.7             2,030.9            2,599.3
Investment gains, net.........................................            5.3                91.8              533.4
Commissions, fees and other income............................          886.8               845.4            1,717.2
Contribution from the Closed Block............................          124.4               151.0              128.3
                                                                -----------------  -----------------  -----------------

      Total revenues..........................................        4,522.0             4,459.7            6,221.8
                                                                -----------------  -----------------  -----------------

BENEFITS AND OTHER DEDUCTIONS
Interest credited to policyholders' account balances..........        1,244.2             1,201.3            1,330.0
Policyholders' benefits.......................................        1,011.3               920.6            1,003.9
Other operating costs and expenses............................        1,856.5             1,943.1            3,584.2
                                                                -----------------  -----------------  -----------------

      Total benefits and other deductions.....................        4,112.0             4,065.0            5,918.1
                                                                -----------------  -----------------  -----------------

Earnings before Federal income taxes and cumulative
  effect of accounting change.................................          410.0               394.7              303.7
Federal income taxes..........................................          112.4               101.2               91.3
                                                                -----------------  -----------------  -----------------
Earnings before cumulative effect of accounting change........          297.6               293.5              212.4
Cumulative effect of accounting change, net of Federal
  income taxes................................................            -                 (27.1)               -
                                                                -----------------  -----------------  -----------------

Net Earnings..................................................   $      297.6       $       266.4      $       212.4
                                                                =================  =================  =================






















                 See Notes to Consolidated Financial Statements.

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                      1995               1994               1993
                                                                -----------------  -----------------  -----------------
                                                                                    (IN MILLIONS)

Common stock, at par value, beginning of year.................   $        2.5       $         2.5      $         2.0
Increase in par value.........................................            -                   -                   .5
                                                                -----------------  -----------------  -----------------
Common stock, at par value, end of year.......................            2.5                 2.5                2.5
                                                                -----------------  -----------------  -----------------

Capital in excess of par value, beginning of year.............        2,913.6             2,613.6            2,273.9
Additional capital in excess of par value.....................            -                 300.0              340.2
Increase in par value.........................................            -                   -                  (.5)
                                                                -----------------  -----------------  -----------------
Capital in excess of par value, end of year...................        2,913.6             2,913.6            2,613.6
                                                                -----------------  -----------------  -----------------

Retained earnings, beginning of year..........................          484.0               217.6                5.2
Net earnings..................................................          297.6               266.4              212.4
                                                                -----------------  -----------------  -----------------
Retained earnings, end of year................................          781.6               484.0              217.6
                                                                -----------------  -----------------  -----------------

Net unrealized investment (losses) gains, beginning of year...         (203.0)              131.9               78.8
Change in unrealized investment gains (losses)................          541.2              (334.9)              (9.5)
Effect of adopting new accounting standard....................            -                   -                 62.6
                                                                -----------------  -----------------  -----------------
Net unrealized investment gains (losses), end of year.........          338.2              (203.0)             131.9
                                                                -----------------  -----------------  -----------------

Minimum pension liability, beginning of year..................           (2.7)              (15.0)               -
Change in minimum pension liability...........................          (32.4)               12.3              (15.0)
                                                                -----------------  -----------------  -----------------
Minimum pension liability, end of year........................          (35.1)               (2.7)             (15.0)
                                                                -----------------  -----------------  -----------------

TOTAL SHAREHOLDER'S EQUITY, END OF YEAR.......................   $    4,000.8       $     3,194.4      $     2,950.6
                                                                =================  =================  =================



















                 See Notes to Consolidated Financial Statements.

           THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                                                                      1995               1994               1993
                                                                -----------------  -----------------  -----------------
                                                                                    (IN MILLIONS)

Net earnings..................................................   $      297.6       $       266.4      $       212.4
Adjustments to reconcile net earnings to net cash
  provided (used) by operating activities:
  Net change in trading activities and broker-dealer
    related receivables/payables..............................            -                   -             (4,177.8)
  Increase in matched resale agreements.......................            -                   -             (2,900.5)
  Increase in matched repurchase agreements...................            -                   -              2,900.5
  Investment gains, net of dealer and trading gains...........           (5.3)              (91.8)            (160.8)
  Change in amounts due from discontinued GIC Segment.........            -                  57.3               47.8
  General Account policy charges..............................         (769.7)             (711.9)            (623.4)
  Interest credited to policyholders' account balances........        1,244.2             1,201.3            1,330.0
  Changes in Closed Block assets and liabilities, net.........          (69.6)              (95.1)             (73.3)
  Other, net..................................................          627.1                 7.8             (416.1)
                                                                -----------------  -----------------  -----------------

Net cash provided (used) by operating activities..............        1,324.3               634.0           (3,861.2)
                                                                -----------------  -----------------  -----------------

Cash flows from investing activities:
  Maturities and repayments...................................        1,863.1             2,319.7            3,479.6
  Sales.......................................................        8,901.4             5,661.9            7,399.2
  Return of capital from joint ventures and limited
    partnerships..............................................           65.2                39.0              119.5
  Purchases...................................................      (11,675.5)           (7,417.6)         (11,184.2)
  Decrease (increase) in loans to discontinued GIC Segment....        1,226.9               (40.0)            (880.0)
  Cash received on sale of 61% interest in DLJ................            -                   -                346.7
  Other, net..................................................         (625.5)             (371.1)            (317.0)
                                                                -----------------  -----------------  -----------------

Net cash (used) provided by investing activities..............         (244.4)              191.9           (1,036.2)
                                                                -----------------  -----------------  -----------------

Cash flows from financing activities:
  Policyholders' account balances:
    Deposits..................................................        2,414.9             2,082.7            2,410.7
    Withdrawals...............................................       (2,692.7)           (2,887.4)          (2,433.5)
  Net (decrease) increase in short-term financings............          (16.4)             (173.0)           4,717.2
  Additions to long-term debt.................................          599.7                51.8               97.7
  Repayments of long-term debt................................          (40.7)             (199.8)             (64.4)
  Proceeds from issuance of Alliance units....................            -                 100.0                -
  Payment of obligation to fund accumulated deficit of
    discontinued GIC Segment..................................       (1,215.4)                -                  -
  Capital contribution from the Holding Company...............            -                 300.0                -
  Other, net..................................................          (48.2)                -                  -
                                                                -----------------  -----------------  -----------------

Net cash (used) provided by financing activities..............         (998.8)             (725.7)           4,727.7
                                                                -----------------  -----------------  -----------------

Change in cash and cash equivalents...........................           81.1               100.2             (169.7)
Cash and cash equivalents, beginning of year..................          693.6               593.4              763.1
                                                                -----------------  -----------------  -----------------

Cash and Cash Equivalents, End of Year........................   $      774.7       $       693.6      $       593.4
                                                                =================  =================  =================

Supplemental cash flow information
  Interest Paid...............................................   $       89.6       $        34.9      $     1,437.2
                                                                =================  =================  =================
  Income Taxes (Refunded) Paid................................   $      (82.7)      $        49.2      $        41.0
                                                                =================  =================  =================

                 See Notes to Consolidated Financial Statements.

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


 1)     ORGANIZATION

        The Equitable Life Assurance Society of the United States ("Equitable Life") converted to a stock life insurance company on July 22, 1992 and became a wholly owned subsidiary of The Equitable Companies Incorporated (the "Holding Company"). Equitable Life's insurance business, which is comprised of an Individual Insurance and Annuities segment and a Group Pension segment is conducted principally by Equitable Life and its wholly owned life insurance subsidiary, Equitable Variable Life Insurance Company ("EVLICO"). Equitable Life's investment management business, which comprises the Investment Services segment, is conducted principally by Alliance Capital Management L.P. ("Alliance"), Equitable Real Estate Investment Management, Inc. ("EREIM") and Donaldson, Lufkin and Jenrette, Inc. ("DLJ"), an investment banking and brokerage affiliate. AXA, a French holding company for an international group of insurance and related financial services companies is the Holding Company's largest shareholder, owning approximately 60.6% at December 31, 1995 (63.5% assuming conversion of Series E Convertible Preferred Stock held by AXA and 54.2% if all securities convertible into, or options on, common stock were to be converted or exercised).

 2)     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Basis of Presentation and Principles of Consolidation
        -----------------------------------------------------

        The accompanying consolidated financial statements are prepared in conformity with generally accepted accounting principles ("GAAP").

        The accompanying consolidated financial statements include the accounts of Equitable Life and its wholly owned life insurance subsidiaries (collectively, the "Insurance Group"); non-insurance subsidiaries, principally Alliance, an investment advisory subsidiary and EREIM, a real estate investment management subsidiary; and those partnerships and joint ventures in which the Company has control and a majority economic interest (collectively, including its consolidated subsidiaries, the "Company"). The consolidated statement of earnings and cash flow for the year ended December 31, 1993 include the results of operations and cash flow of DLJ, an investment banking and brokerage affiliate, on a consolidated basis through December 15, 1993 (see Note 20). Subsequent to that date, DLJ is accounted for on the equity basis. The Closed Block assets and liabilities and results of operations are presented in the consolidated financial statements as single line items (see Note 6). Unless specifically stated, all disclosures contained herein supporting the consolidated financial statements exclude the Closed Block related amounts.

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        All significant intercompany transactions and balances have been eliminated in consolidation other than intercompany transactions and balances with the Closed Block and the discontinued Guaranteed Interest Contract ("GIC") Segment (see Note 7).

        Certain reclassifications have been made in the amounts presented for prior periods to conform these periods with the 1995 presentation.

        Closed Block
        ------------

        As of July 22, 1992, Equitable Life established the Closed Block for the benefit of certain classes of individual participating policies for which Equitable Life had a dividend scale payable in 1991 and which were in force on that date. Assets were allocated to the Closed Block in an amount which, together with anticipated revenues from policies included in the Closed Block, was reasonably expected to be sufficient to support such business, including provision for payment of claims, certain expenses and taxes, and for continuation of dividend scales payable in 1991, assuming the experience underlying such scales continues.

        Assets allocated to the Closed Block inure solely to the benefit of the holders of policies included in the Closed Block and will not revert to the benefit of the Holding Company. The plan of demutualization prohibits the reallocation, transfer, borrowing or lending of assets between the Closed Block and other portions of Equitable Life's General Account, any of its Separate Accounts or to any affiliate of Equitable Life without the approval of the New York Superintendent of Insurance. Closed Block assets and liabilities are carried on the same basis as similar assets and liabilities held in the General Account.

        The excess of Closed Block liabilities over Closed Block assets represents the expected future post-tax contribution from the Closed Block which would be recognized in income over the period the policies and contracts in the Closed Block remain in force. If the actual contribution from the Closed Block in any given period equals or exceeds the expected contribution for such period as determined at the establishment of the Closed Block, the expected contribution would be recognized in income for that period. Any excess of the actual contribution over the expected contribution would also be recognized in income to the extent that the aggregate expected contribution for all prior periods exceeded the aggregate actual contribution. Any remaining excess of actual contribution over expected contributions would be accrued in the Closed Block as a liability for future dividends to be paid to the Closed Block policyholders. If, over the period the policies and contracts in the Closed Block remain in force, the actual contribution from the Closed Block is less than the expected contribution from the Closed Block, only such actual contribution would be recognized in income.

        Discontinued Operations
        -----------------------

        In 1991, the Company's management adopted a plan to discontinue the business operations of the GIC Segment, consisting of the Guaranteed Interest Contract and Group Non-Participating Wind-Up Annuities lines of business. The Company established a pre-tax provision for the estimated future losses of the GIC line of business and a premium deficiency reserve for the Group Non-Participating Wind-Up Annuities. Subsequent losses incurred have been charged to the allowance for future losses and the premium deficiency reserve. Total allowances are based upon management's best judgment and there is no assurance that the ultimate losses will not differ.

        Accounting Changes
        ------------------

        In the first quarter of 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan". This statement applies to all loans, including loans restructured in a troubled debt restructuring involving a modification of terms. This statement addresses the accounting for impairment of a loan by specifying how allowances for credit losses should be determined. Impaired loans within the scope of this statement are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The Company provides for impairment of loans through an allowance for possible losses. The adoption of this statement did not have a material effect on the level of these allowances or on the Company's consolidated statements of earnings and shareholder's equity.

        In the fourth quarter of 1994 (effective as of January 1, 1994), the Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits," which required employers to recognize the obligation to provide postemployment benefits. Implementation of this statement resulted in a charge for the cumulative effect of accounting change of $27.1 million, net of a Federal income tax benefit of $14.6 million.

        At December 31, 1993, the Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which expanded the use of fair value accounting for those securities that a company does not have positive intent and ability to hold to maturity. Implementation of this statement increased consolidated shareholder's equity by $62.6 million, net of deferred policy acquisition costs, amounts attributable to participating group annuity contracts and deferred Federal income tax. Beginning coincident with issuance of SFAS No. 115 implementation guidance in November 1995, the Financial Accounting Standards Board ("FASB") permitted companies a one-time opportunity, through December 31, 1995, to reassess the appropriateness of the classification of all securities held at that time. On December 1, 1995, the Company transferred $4,794.9 million of securities classified as held to maturity to the available for sale portfolio. As a result consolidated shareholder's equity increased by $126.2 million, net of deferred policy acquisition costs, amounts attributable to participating group annuity contracts and deferred Federal income tax.

        New Accounting Pronouncements
        -----------------------------

        In January 1995, the FASB issued SFAS No. 120, "Accounting and Reporting by Mutual Life Insurance Enterprises and by Insurance Enterprises for Certain Long-Duration Participating Contracts," which permits, but does not require, stock life insurance companies with participating life contracts to account for those contracts in accordance with Statement of Position No. 95-1, "Accounting for Certain Insurance Activities of Mutual Life Insurance Enterprises". The Company has decided to retain the existing methodology to account for traditional participating policies and, therefore, will not adopt this statement.

        In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. The Company will implement this statement as of January 1, 1996. The cumulative effect of this accounting change will be a charge of $23.4 million, net of a Federal income tax benefit of $12.1 million, due to the writedown to fair value of building improvements relating to facilities being vacated beginning in 1996. The Company currently provides allowances for possible losses for other assets under the scope of this statement. Management has not yet determined the impact of this statement on assets to be held and used.

        In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights," which requires a mortgage banking enterprise to recognize rights to service mortgage loans for others as separate assets however those servicing rights are acquired. It further requires capitalized mortgage servicing rights be assessed for impairment based on the fair value of those rights. The Company will implement this statement as of January 1, 1996. Implementation of this statement will not have a material effect on the Company's consolidated financial statements.

        In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". This statement defines a fair value based method of accounting for stock-based employee compensation plans while continuing to allow an entity to measure compensation cost for such plans using the intrinsic value based method of accounting. Management has decided to retain the current compensation cost methodology prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees".

        Valuation of Investments
        ------------------------

        Fixed maturities, which the Company has both the ability and the intent to hold to maturity, are stated principally at amortized cost. Fixed maturities identified as available for sale are reported at estimated fair value. The amortized cost of fixed maturities is adjusted for impairments in value deemed to be other than temporary.

        Mortgage loans on real estate are stated at unpaid principal balances, net of unamortized discounts and valuation allowances. Effective with the adoption of SFAS No. 114 on January 1, 1995, the valuation allowances are based on the present value of expected future cash flows discounted at the loan's original effective interest rate or the collateral value if the loan is collateral dependent. However, if foreclosure is or becomes probable, the measurement method used is collateral value. Prior to the adoption of SFAS No. 114, the valuation allowances were based on losses expected by management to be realized on transfers of mortgage loans to real estate (upon foreclosure or in-substance foreclosure), on the disposition or settlement of mortgage loans and on mortgage loans management believed may not be collectible in full. In establishing valuation allowances, management previously considered, among other things the estimated fair value of the underlying collateral.

        Real estate, including real estate acquired in satisfaction of debt, is stated at depreciated cost less valuation allowances. At the date of foreclosure (including in-substance foreclosure), real estate acquired in satisfaction of debt is valued at estimated fair value. Valuation allowances on real estate held for the production of income are computed using the forecasted cash flows of the respective properties discounted at a rate equal to the Company's cost of funds; valuation allowances on real estate available for sale are computed using the lower of current estimated fair value, net of disposition costs, or depreciated cost.

        Policy loans are stated at unpaid principal balances.

        Partnerships and joint venture interests in which the Company does not have control and a majority economic interest are reported on the equity basis of accounting and are included either with equity real estate or other equity investments, as appropriate.

        Common stocks are carried at estimated fair value and are included in other equity investments.

        Short-term investments are stated at amortized cost which approximates fair value and are included with other invested assets.

        Cash and cash equivalents includes cash on hand, amounts due from banks and highly liquid debt instruments purchased with an original maturity of three months or less.

        All securities are recorded in the consolidated financial statements on a trade date basis.

        Investment Results and Unrealized Investment Gains (Losses)
        -----------------------------------------------------------

        Net investment income and realized investment gains and losses (collectively, "investment results") related to certain participating group annuity contracts are passed through to the contractholders as interest credited to policyholders' account balances.

        Realized investment gains and losses are determined by specific identification and are presented as a component of revenue. Valuation allowances are netted against the asset categories to which they apply and changes in the valuation allowances are included in investment gains or losses.

        Unrealized investment gains and losses on fixed maturities available for sale and equity securities held by the Company are accounted for as a separate component of shareholder's equity, net of related deferred Federal income taxes, amounts attributable to the discontinued GIC Segment, Closed Block, participating group annuity contracts and deferred policy acquisition costs related to universal life and investment-type products.

        Recognition of Insurance Income and Related Expenses
        ----------------------------------------------------

        Premiums from universal life and investment-type contracts are reported as deposits to policyholders' account balances. Revenues from these contracts consist of amounts assessed during the period against policyholders' account balances for mortality charges, policy administration charges and surrender charges. Policy benefits and claims that are charged to expense include benefit claims incurred in the period in excess of related policyholders' account balances.

        Premiums from traditional life and annuity policies with life contingencies generally are recognized as income when due. Benefits and expenses are matched with such income so as to result in the recognition of profits over the life of the contracts. This match is accomplished by means of the provision for liabilities for future policy benefits and the deferral and subsequent amortization of policy acquisition costs.

        For contracts with a single premium or a limited number of premium payments due over a significantly shorter period than the total period over which benefits are provided, premiums are recorded as income when due with any excess profit deferred and recognized in income in a constant relationship to insurance in force or, for annuities, the amount of expected future benefit payments.

        Premiums from individual health contracts are recognized as income over the period to which the premiums relate in proportion to the amount of insurance protection provided.

        Deferred Policy Acquisition Costs
        ---------------------------------

        The costs of acquiring new business, principally commissions, underwriting, agency and policy issue expenses, all of which vary with and are primarily related to the production of new business, are deferred. Deferred policy acquisition costs are subject to recoverability testing at the time of policy issue and loss recognition testing at the end of each accounting period.

        For universal life products and investment-type products, deferred policy acquisition costs are amortized over the expected average life of the contracts (periods ranging from 15 to 35 years and 5 to 17 years, respectively) as a constant percentage of estimated gross profits arising principally from investment results, mortality and expense margins and surrender charges based on historical and anticipated future experience, updated at the end of each accounting period. The effect on the amortization of deferred policy acquisition costs of revisions to estimated gross profits is reflected in earnings in the period such estimated gross profits are revised. The effect on the deferred policy acquisition cost asset that would result from realization of unrealized gains (losses) is recognized with an offset to unrealized gains (losses) in consolidated shareholder's equity as of the balance sheet date.

        For  traditional  life and  annuity  policies  with life  contingencies, deferred policy acquisition costs are amortized in proportion to anticipated premiums. Assumptions as to anticipated premiums are estimated at the date of policy issue and are consistently applied during the life of the contracts. Deviations from estimated experience are reflected in earnings in the period such deviations occur. For these contracts, the amortization periods generally are for the estimated life of the policy.

        For individual health benefit insurance, deferred policy acquisition costs are amortized over the expected average life of the contracts (10 years for major medical policies and 20 years for disability income products) in proportion to anticipated premium revenue at time of issue.

        Policyholders' Account Balances and Future Policy Benefits
        ----------------------------------------------------------

        Policyholders' account balances for universal life and investment-type contracts are equal to the policy account values. The policy account values represent an accumulation of gross premium payments plus credited interest less expense and mortality charges and withdrawals.

        For traditional life insurance policies, future policy benefit and dividend liabilities are estimated using a net level premium method on the basis of actuarial assumptions as to mortality, persistency and interest established at policy issue. Assumptions established at policy issue as to mortality and persistency are based on the Insurance Group's experience which, together with interest and expense assumptions, provide a margin for adverse deviation. When the liabilities for future policy benefits plus the present value of expected future gross premiums for a product are insufficient to provide for expected future policy benefits and expenses for that product, deferred policy acquisition costs are written off and thereafter, if required, a premium deficiency reserve is established by a charge to earnings. Benefit liabilities for traditional annuities during the accumulation period are equal to accumulated contractholders' fund balances and after annuitization are equal to the present value of expected future payments. Interest rates used in establishing such liabilities range from 2.25% to 11.5% for life insurance liabilities and from 2.25% to 13.5% for annuity liabilities.

        Individual health benefit liabilities for active lives are estimated using the net level premium method, and assumptions as to future morbidity, withdrawals and interest which provide a margin for adverse deviation. Benefit liabilities for disabled lives are estimated using the present value of benefits method and experience assumptions as to claim terminations, expenses and interest.

        Claim reserves and associated liabilities for individual disability income and major medical policies were $639.6 million, $570.6 million at December 31, 1995 and 1994, respectively. Incurred benefits (benefits paid plus changes in claim reserves) and benefits paid for individual disability income and major medical policies are summarized as follows:

                                                                           YEARS ENDED DECEMBER 31,
                                                            --------------------------------------------------------
                                                                  1995               1994                1993
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Incurred benefits related to current year..........  $       176.0       $      188.6       $      193.1
        Incurred benefits related to prior years...........           67.8               28.7              106.1
                                                            -----------------   ----------------   -----------------
        Total Incurred Benefits............................  $       243.8       $      217.3       $      299.2
                                                            =================   ================   =================

        Benefits paid related to current year..............  $        37.0       $       43.7       $       48.9
        Benefits paid related to prior years...............          137.8              132.3              123.1
                                                            -----------------   ----------------   -----------------
        Total Benefits Paid................................  $       174.8       $      176.0       $      172.0
                                                            =================   ================   =================

        The amount of policyholders' dividends to be paid (including those on policies included in the Closed Block) is determined annually by
        Equitable   Life's  Board  of  Directors.   The   aggregate   amount  of
        policyholders' dividends is related to actual interest, mortality, morbidity and expense experience for the year and judgment as to the appropriate level of statutory surplus to be retained by Equitable Life.

        Equitable Life is subject to limitations on the amount of statutory profits which can be retained with respect to certain classes of individual participating policies that were in force on July 22, 1992 which are not included in the Closed Block and with respect to participating policies issued subsequent to July 22, 1992. Excess statutory profits, if any, will be distributed over time to such policyholders and will not be available to Equitable Life's shareholder. Earnings in excess of limitations are accrued as policyholders' dividends.

        At December 31, 1995, participating policies including those in the Closed Block represent approximately 27.2% ($58.4 billion) of directly written life insurance in force, net of amounts ceded. Participating policies represent primarily all of the premium income as reflected in the consolidated statements of earnings and in the results of the Closed Block.

        Federal Income Taxes
        --------------------

        Equitable Life and its life insurance and non-life insurance subsidiaries file a consolidated Federal income tax return with the Holding Company and its non-life insurance subsidiaries. Current Federal income taxes are charged or credited to operations based upon amounts estimated to be payable or recoverable as a result of taxable operations for the current year. Deferred income tax assets and liabilities are recognized based on the difference between financial statement carrying amounts and income tax bases of assets and liabilities using enacted income tax rates and laws.

        Separate Accounts
        -----------------

        Separate Accounts are established in conformity with the New York State Insurance Law and generally are not chargeable with liabilities that arise from any other business of the Insurance Group. Separate Accounts assets are subject to General Account claims only to the extent the value of such assets exceeds the Separate Accounts liabilities.

        Assets and liabilities of the Separate Accounts, representing net deposits and accumulated net investment earnings less fees, held primarily for the benefit of contractholders, and for which the Insurance Group does not bear the investment risk, are shown as separate captions in the consolidated balance sheets. The Insurance Group bears the investment risk on assets held in one Separate Account, therefore, such assets are carried on the same basis as similar assets held in the General Account portfolio. Assets held in the other Separate Accounts are carried at quoted market values or, where quoted values are not available, at estimated fair values as determined by the Insurance Group.

        The investment results of Separate Accounts on which the Insurance Group does not bear the investment risk are reflected directly in Separate Accounts liabilities. For the years ended December 31, 1995, 1994 and 1993, investment results of such Separate Accounts were $1,956.3 million, $676.3 million and $1,676.5 million, respectively.

        Deposits to all Separate Accounts are reported as increases in Separate Accounts liabilities and are not reported in revenues. Mortality, policy administration and surrender charges on all Separate Accounts are included in revenues.

 3)     INVESTMENTS

        The following tables provide additional information relating to fixed maturities and equity securities:


                                                                        GROSS               GROSS
                                                   AMORTIZED          UNREALIZED         UNREALIZED         ESTIMATED
                                                      COST              GAINS              LOSSES           FAIR VALUE
                                                -----------------  -----------------   ----------------   ---------------
                                                                             (IN MILLIONS)
        DECEMBER 31, 1995
        -----------------
        Fixed Maturities:
          Available for Sale:
            Corporate..........................  $    10,910.7      $       617.6       $      118.1       $   11,410.2
            Mortgage-backed....................        1,838.0               31.2                1.2            1,868.0
            U.S. Treasury securities and
              U.S. government and
              agency securities................        2,257.0               77.8                4.1            2,330.7
            States and political subdivisions..           45.7                5.2                -                 50.9
            Foreign governments................          124.5               11.0                 .2              135.3
            Redeemable preferred stock.........          108.1                5.3                8.6              104.8
                                                -----------------  -----------------   ----------------   ---------------
        Total Available for Sale...............  $    15,284.0      $       748.1       $      132.2       $   15,899.9
                                                =================  =================   ================   ===============

        Equity Securities:
          Common stock.........................  $        97.3      $        49.1       $       18.0       $      128.4
                                                =================  =================   ================   ===============

        December 31, 1994
        -----------------
        Fixed Maturities:
          Available for Sale:
            Corporate..........................  $     5,663.4      $        34.6       $      368.0       $    5,330.0
            Mortgage-backed....................          686.0                2.9               44.8              644.1
            U.S. Treasury securities and
              U.S. government and
              agency securities................        1,519.3                6.7               71.9            1,454.1
            States and political subdivisions..           23.4                 .1                 .7               22.8
            Foreign governments................           43.8                 .3                4.2               39.9
            Redeemable preferred stock.........          108.4                 .4               13.7               95.1
                                                -----------------  -----------------   ----------------   ---------------
        Total Available for Sale...............  $     8,044.3      $        45.0       $      503.3       $    7,586.0
                                                =================  =================   ================   ===============
          Held to Maturity:
            Corporate..........................  $     4,661.0      $        67.9       $      233.8       $    4,495.1
            U.S. Treasury securities and
              U.S. government and
              agency securities................          428.9                4.6               44.2              389.3
            States and political subdivisions..           63.4                 .9                3.7               60.6
            Foreign governments................           69.7                4.2                2.0               71.9
                                                =================  =================   ================   ===============
        Total Held to Maturity.................  $     5,223.0      $        77.6       $      283.7       $    5,016.9
                                                =================  =================   ================   ===============

        Equity Securities:
          Common stock.........................  $       126.4      $        31.2       $       23.5       $      134.1
                                                =================  =================   ================   ===============

        For publicly traded fixed maturities and equity securities, estimated fair value is determined using quoted market prices. For fixed maturities without a readily ascertainable market value, the Company has determined an estimated fair value using a discounted cash flow approach, including provisions for credit risk, generally based upon the assumption that such securities will be held to maturity. Estimated fair value for equity securities, substantially all of which do not have a readily ascertainable market value, has been determined by the Company. Such estimated fair values do not necessarily represent the values for which these securities could have been sold at the dates of the consolidated balance sheets. At December 31, 1995 and 1994, securities without a readily ascertainable market value having an amortized cost of $3,748.9 million and $3,980.4 million, respectively, had estimated fair values of $3,981.8 million and $3,858.7 million, respectively.

        The contractual maturity of bonds at December 31, 1995 is shown below:


                                                                                        AVAILABLE FOR SALE
                                                                                ------------------------------------
                                                                                   AMORTIZED          ESTIMATED
                                                                                     COST             FAIR VALUE
                                                                                ----------------   -----------------
                                                                                           (IN MILLIONS)

        Due in one year or less................................................  $      357.9       $      360.0
        Due in years two through five..........................................       3,773.1            3,847.1
        Due in years six through ten...........................................       4,709.8            4,821.8
        Due after ten years....................................................       4,497.1            4,898.2
        Mortgage-backed securities.............................................       1,838.0            1,868.0
                                                                                ----------------   -----------------
        Total..................................................................  $   15,175.9       $   15,795.1
                                                                                ================   =================

        Bonds not due at a single maturity date have been included in the above table in the year of final maturity. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

        Investment valuation allowances and changes thereto are shown below:


                                                                           YEARS ENDED DECEMBER 31,
                                                            --------------------------------------------------------
                                                                  1995               1994                1993
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Balances, beginning of year........................  $       284.9       $      355.6       $      512.0
        Additions charged to income........................          136.0               51.0               92.8
        Deductions for writedowns and asset dispositions...          (95.6)            (121.7)            (249.2)
                                                            -----------------   ----------------   -----------------
        Balances, End of Year..............................  $       325.3       $      284.9       $      355.6
                                                            =================   ================   =================

        Balances, end of year comprise:
          Mortgage loans on real estate....................  $        65.5       $       64.2       $      144.4
          Equity real estate...............................          259.8              220.7              211.2
                                                            -----------------   ----------------   -----------------
        Total..............................................  $       325.3       $      284.9       $      355.6
                                                            =================   ================   =================

        Deductions for writedowns and asset dispositions for 1993 include an $87.1 million writedown of fixed maturity investments at December 31, 1993 as a result of adopting a new accounting statement for the valuation of these investments that requires specific writedowns instead of valuation allowances.

        At December 31, 1995, the carrying values of investments held for the production of income which were non-income producing for the twelve months preceding the consolidated balance sheet date were $37.2 million of fixed maturities and $84.7 million of mortgage loans on real estate.

        The Insurance Group's fixed maturity investment portfolio includes corporate high yield securities consisting of public high yield bonds, redeemable preferred stocks and directly negotiated debt in leveraged buyout transactions. The Insurance Group seeks to minimize the higher than normal credit risks associated with such securities by monitoring the total investments in any single issuer or total investment in a particular industry group. Certain of these corporate high yield securities are classified as other than investment grade by the various rating agencies, i.e., a rating below Baa or National Association of Insurance Commissioners ("NAIC") designation of 3 (medium grade), 4 or 5 (below investment grade) or 6 (in or near default). At December 31, 1995, approximately 15.57% of the $15,139.9 million aggregate amortized cost of bonds held by the Insurance Group were considered to be other than investment grade.

        In addition to its holdings of corporate high yield securities, the Insurance Group is an equity investor in limited partnership interests which primarily invest in securities considered to be other than investment grade.

        The Company has restructured or modified the terms of certain fixed maturity investments. The fixed maturity portfolio, based on amortized cost, includes $15.9 million and $30.5 million at December 31, 1995 and 1994, respectively, of such restructured securities. These amounts include fixed maturities which are in default as to principal and/or interest payments, are to be restructured pursuant to commenced negotiations or where the borrowers went into bankruptcy subsequent to acquisition (collectively, "problem fixed maturities") of $1.6 million and $9.7 million as of December 31, 1995 and 1994, respectively. Gross interest income that would have been recorded in accordance with the original terms of restructured fixed maturities amounted to $3.0 million, $7.5 million and $11.7 million in 1995, 1994 and 1993, respectively. Gross interest income on these fixed maturities included in net investment income aggregated $2.9 million, $6.8 million and $9.7 million in 1995, 1994 and 1993, respectively.

        At December 31, 1995 and 1994, mortgage loans on real estate with scheduled payments 60 days (90 days for agricultural mortgages) or more past due or in foreclosure (collectively, "problem mortgage loans on real estate") had an amortized cost of $87.7 million (2.4% of total mortgage loans on real estate) and $96.9 million (2.3% of total mortgage loans on real estate), respectively.

        The payment terms of mortgage loans on real estate may from time to time be restructured or modified. The investment in restructured mortgage loans on real estate, based on amortized cost, amounted to $531.5 million and $447.9 million at December 31, 1995 and 1994, respectively. These amounts include $3.8 million and $1.0 million of problem mortgage loans on real estate at December 31, 1995 and 1994, respectively. Gross interest income on restructured mortgage loans on real estate that would have been recorded in accordance with the original terms of such loans amounted to $52.1 million, $44.9 million and $51.8 million in 1995, 1994 and 1993, respectively. Gross interest income on these loans included in net investment income aggregated $37.4 million, $32.8 million and $46.0 million in 1995, 1994 and 1993, respectively.

        Impaired mortgage loans (as defined under SFAS No. 114) along with the related provision for losses were as follows:


                                                                                                 December 31, 1995
                                                                                                 -------------------
                                                                                                   (IN MILLIONS)

        Impaired mortgage loans with provision for losses.......................................  $        310.1
        Impaired mortgage loans with no provision for losses....................................           160.8
                                                                                                 -------------------
        Recorded investment in impaired mortgage loans..........................................           470.9
        Provision for losses....................................................................            62.7
                                                                                                 -------------------
        Net Impaired Mortgage Loans.............................................................  $        408.2
                                                                                                 ===================

        Impaired mortgage loans with no provision for losses are loans where the fair value of the collateral or the net present value of the loan equals or exceeds the recorded investment. Interest income earned on loans where the collateral value is used to measure impairment is recorded on a cash basis. Interest income on loans where the present value method is used to measure impairment is accrued on the net carrying value amount of the loan at the interest rate used to discount the cash flows. Changes in the present value attributable to changes in the amount or timing of expected cash flows are reported as investment gains or losses.

        During the year ended December 31, 1995, the Company's average recorded investment in impaired mortgage loans was $429.0 million. Interest income recognized on these impaired mortgage loans totaled $27.9 million for the year ended December 31, 1995, including $13.4 million recognized on a cash basis.

        At December 31, 1995, investments owned of any one issuer, including its affiliates, for which the aggregate carrying values are 10% or more of total shareholders' equity, were $508.3 million relating to Trammell Crow and affiliates (including holdings of the Closed Block and the discontinued GIC Segment). The amount includes restructured mortgage loans on real estate with an amortized cost of $152.4 million. A $294.0 million commercial loan package which was in bankruptcy at the beginning of the year was resolved in 1995, with part of the package reclassified as restructured and the remainder reclassified as equity real estate.

        The Insurance Group's investment in equity real estate is through direct ownership and through investments in real estate joint ventures. At December 31, 1995 and 1994, the carrying value of equity real estate available for sale amounted to $255.5 million and $447.8 million, respectively. For the years ended December 31, 1995, 1994 and 1993, respectively, real estate of $35.3 million, $189.8 million and $261.8 million was acquired in satisfaction of debt. At December 31, 1995 and 1994, the Company owned $862.7 million and $1,086.9 million, respectively, of real estate acquired in satisfaction of debt.

        Depreciation of real estate is computed using the straight-line method over the estimated useful lives of the properties, which generally range from 40 to 50 years. Accumulated depreciation on real estate was $662.4 million and $703.1 million at December 31, 1995 and 1994, respectively. Depreciation expense on real estate totaled $121.7 million, $117.0 million and $115.3 million for the years ended December 31, 1995, 1994 and 1993, respectively.

 4)     JOINT VENTURES AND PARTNERSHIPS

        Summarized combined financial information of real estate joint ventures (38 and 47 individual ventures as of December 31, 1995 and 1994, respectively) and of limited partnership interests accounted for under the equity method, in which the Company has an investment of $10.0 million or greater and an equity interest of 10% or greater is as follows:


                                                                                           DECEMBER 31,
                                                                                ------------------------------------
                                                                                     1995                1994
                                                                                ----------------   -----------------
                                                                                           (IN MILLIONS)
        FINANCIAL POSITION
        Investments in real estate, at depreciated cost........................  $    2,684.1       $    2,786.7
        Investments in securities, generally at estimated fair value...........       2,459.8            3,071.2
        Cash and cash equivalents..............................................         489.1              359.8
        Other assets...........................................................         270.8              398.7
                                                                                ----------------   -----------------
        Total assets...........................................................       5,903.8            6,616.4
                                                                                ----------------   -----------------
        Borrowed funds - third party...........................................       1,782.3            1,759.6
        Borrowed funds - the Company...........................................         220.5              238.0
        Other liabilities......................................................         593.9              987.7
                                                                                ----------------   -----------------
        Total liabilities......................................................       2,596.7            2,985.3
                                                                                ----------------   -----------------
        Partners' Capital......................................................  $    3,307.1       $    3,631.1
                                                                                ================   =================

        Equity in partners' capital included above.............................  $      902.2       $      964.2
        Equity in limited partnership interests not included above.............         212.8              224.6
        Excess (deficit) of equity in partners' capital over investment cost
          and equity earnings..................................................           3.6               (1.8)
        Notes receivable from joint venture....................................           5.3                6.1
                                                                                ----------------   -----------------
        Carrying Value.........................................................  $    1,123.9       $    1,193.1
                                                                                ================   =================

                                                                           YEARS ENDED DECEMBER 31,
                                                            --------------------------------------------------------
                                                                  1995               1994                1993
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)
        STATEMENTS OF EARNINGS
        Revenues of real estate joint ventures.............  $       463.5       $      537.7       $      602.7
        Revenues of other limited partnership interests....          242.3              103.4              319.1
        Interest expense - third party.....................         (135.3)            (114.9)            (118.8)
        Interest expense - the Company.....................          (41.0)             (36.9)             (52.1)
        Other expenses.....................................         (397.7)            (430.9)            (531.7)
                                                            -----------------   ----------------   -----------------
        Net Earnings.......................................  $       131.8       $       58.4       $      219.2
                                                            =================   ================   =================

        Equity in net earnings included above..............  $        49.1       $       18.9       $       71.6
        Equity in net earnings of limited partnerships
          interests not included above.....................           44.8               25.3               46.3
        Excess of earnings in joint ventures over equity
          ownership percentage and amortization of
          differences in bases.............................             .9                1.8                9.2
        Interest on notes receivable.......................             .1                -                   .5
                                                            -----------------   ----------------   -----------------
        Total Equity in Net Earnings.......................  $        94.9       $       46.0       $      127.6
                                                            =================   ================   =================

 5)     NET INVESTMENT INCOME AND INVESTMENT GAINS (LOSSES)

        The sources of net investment income are summarized as follows:

                                                                           YEARS ENDED DECEMBER 31,
                                                            --------------------------------------------------------
                                                                  1995               1994                1993
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Fixed maturities...................................  $     1,151.0       $    1,024.5       $      981.7
        Trading account securities.........................            -                  -                709.3
        Securities purchased under resale agreements.......            -                  -                533.8
        Mortgage loans on real estate......................          329.0              384.3              457.4
        Equity real estate.................................          560.4              561.8              539.1
        Other equity investments...........................           76.9               35.7              110.4
        Policy loans.......................................          144.4              122.7              117.0
        Broker-dealer related receivables..................            -                  -                292.2
        Other investment income............................          279.7              336.3              304.9
                                                            -----------------   ----------------   -----------------

          Gross investment income..........................        2,541.4            2,465.3            4,045.8
                                                            -----------------   ----------------   -----------------

        Interest expense to finance short-term trading
          instruments......................................            -                  -                983.4
        Other investment expenses..........................          413.7              434.4              463.1
                                                            -----------------   ----------------   -----------------
          Investment expenses..............................          413.7              434.4            1,446.5
                                                            -----------------   ----------------   -----------------

        Net Investment Income..............................  $     2,127.7       $    2,030.9       $    2,599.3
                                                            =================   ================   =================

        Investment gains (losses), net, including changes in the valuation allowances, are summarized as follows:

                                                                           YEARS ENDED DECEMBER 31,
                                                            --------------------------------------------------------
                                                                  1995               1994                1993
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Fixed maturities...................................  $       119.9       $      (14.1)      $      123.1
        Mortgage loans on real estate......................          (40.2)             (43.1)             (65.1)
        Equity real estate.................................          (86.6)              20.6              (18.5)
        Other equity investments...........................           12.8               76.0              119.5
        Dealer and trading gains...........................            -                  -                372.5
        Sales of newly issued Alliance Units...............            -                 52.4                -
        Other..............................................            (.6)               -                  1.9
                                                            -----------------   ----------------   -----------------
        Investment Gains, Net..............................  $         5.3       $       91.8       $      533.4
                                                            =================   ================   =================

        Writedowns of fixed maturities amounted to $46.7 million, $30.8 million and $5.4 million for the years ended December 31, 1995, 1994 and 1993, respectively.

        For the years ended December 31, 1995 and 1994, respectively, proceeds received on sales of fixed maturities classified as available for sale amounted to $8,206.0 million and $5,253.9 million. Gross gains of $211.4 million and $65.2 million and gross losses of $64.2 million and $50.8 million, respectively, were realized on these sales. The change in
        unrealized   investment  gains  (losses)  related  to  fixed  maturities classified as available for sale for the years ended December 31, 1995 and 1994 amounted to $1,077.2 million and $(742.2) million, respectively.

        Gross gains of $188.5 million and gross losses of $145.0 million were realized on sales of investments in fixed maturities held for investment and available for sale for the year ended December 31, 1993.

        During each of the years ended December 31, 1995 and 1994, one security classified as held to maturity was sold and during the eleven months ended November 30, 1995 and the year ended December 31, 1994, respectively, twelve and six securities so classified were transferred to the available for sale portfolio. All actions were taken as a result of a significant deterioration in creditworthiness. The aggregate amortized cost of the securities sold were $1.0 million and $19.9 million with a related investment gain of $-0- million and $.8 million recognized in 1995 and 1994, respectively; the aggregate amortized cost of the securities transferred was $116.0 million and $42.8 million with gross unrealized investment losses of $3.2 million and $3.1 million charged to consolidated shareholders' equity for the eleven months ended November 30, 1995 and the year ended December 31, 1994, respectively. On December 1, 1995, the Company transferred $4,794.9 million of securities classified as held to maturity to the available for sale portfolio. As a result, unrealized gains on fixed maturities increased $307.0 million, offset by deferred policy acquisition costs of $73.7 million, amounts attributable to participating group annuity contracts of $39.2 million and deferred Federal income tax of $67.9 million.

        Investment gains from other equity investments for the year ended December 31, 1993, included $79.9 million generated by DLJ's involvement in long-term corporate development investments.

        For the years ended December 31, 1995, 1994 and 1993, investment results passed through to certain participating group annuity contracts as interest credited to policyholders' account balances amounted to $131.2 million, $175.8 million and $243.2 million, respectively.

        During 1995, Alliance entered into an agreement to acquire the business of Cursitor-Eaton Asset Management Company and Cursitor Holdings Limited (collectively, "Cursitor") for approximately $141.5 million consisting of $84.9 million in cash, 1,764,115 of Alliance's publicly traded units ("Alliance Units"), 6% notes aggregating $21.5 million payable ratably over four years, and substantial additional consideration which will be determined at a later date. The transaction, which is expected to be completed during the first quarter of 1996, is subject to the receipt of consents, regulatory approvals, and certain other closing conditions, including client approval of the transfer of Cursitor accounts. Upon completion of this transaction, the Company's ownership percentage of Alliance will be reduced.

        In 1994, Alliance sold 4.96 million newly issued Alliance Units to third parties at prevailing market prices. The sales decreased the Company's ownership of Alliance's Units from 63.2% to 59.2%. In addition, the Company continues to hold its 1% general partnership interest in Alliance. The Company recognized an investment gain of $52.4 million as a result of these transactions.

        The Company's ownership interest in Alliance will be further reduced upon the exercise of options granted to certain Alliance employees. At December 31, 1995, Alliance had options outstanding to purchase an aggregate of 4.8 million Alliance Units at a price ranging from $6.0625 to $22.25 per unit. Options are exercisable at a rate of 20% on each of the first five anniversary dates from the date of grant.

        Net unrealized investment gains (losses), included in the consolidated balance sheets as a component of equity and the changes for the corresponding years, are summarized as follows:


                                                                           YEARS ENDED DECEMBER 31,
                                                            --------------------------------------------------------
                                                                  1995               1994                1993
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Balance, beginning of year.........................  $      (203.0)      $      131.9       $       78.8
        Changes in unrealized investment (losses) gains....        1,117.7             (823.8)             (14.1)
        Effect of adopting SFAS No. 115....................            -                  -                283.9
        Changes in unrealized investment (gains)
          losses attributable to:
            Participating group annuity contracts..........          (78.1)              40.8              (36.2)
            Deferred policy acquisition costs..............         (208.4)             269.5             (150.5)
            Deferred Federal income taxes..................         (290.0)             178.6              (30.0)
                                                            -----------------   ----------------   -----------------
        Balance, End of Year...............................  $       338.2       $     (203.0)      $      131.9
                                                            =================   ================   =================


                                                                           YEARS ENDED DECEMBER 31,
                                                            --------------------------------------------------------
                                                                  1995               1994                1993
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)
        Balance, end of year comprises:
          Unrealized investment (losses) gains on:
            Fixed maturities...............................  $       615.9       $     (461.3)      $      283.9
            Other equity investments.......................           31.1                7.7               75.8
            Other..........................................           31.6               14.5               25.0
                                                            -----------------   ----------------   -----------------
              Total........................................          678.6             (439.1)             384.7
          Amounts of unrealized investment (gains)
            losses attributable to:
              Participating group annuity contracts........          (72.2)               5.9              (34.9)
              Deferred policy acquisition costs............          (89.4)             119.0             (150.5)
              Deferred Federal income taxes................         (178.8)             111.2              (67.4)
                                                            -----------------   ----------------   -----------------
        Total..............................................  $       338.2       $     (203.0)      $      131.9
                                                            =================   ================   =================

 6)     CLOSED BLOCK

        Summarized financial information of the Closed Block follows:


                                                                                          DECEMBER 31,
                                                                              --------------------------------------
                                                                                    1995                 1994
                                                                              -----------------    -----------------
                                                                                          (IN MILLIONS)
        Assets
        Fixed Maturities:
          Available for sale, at estimated fair value (amortized cost,
            $3,662.8 and $1,270.3)...........................................  $    3,896.2         $    1,197.0
          Held to maturity, at amortized cost (estimated fair value of
            $1,785.0 in 1994)................................................           -                1,927.8
        Mortgage loans on real estate........................................       1,368.8              1,543.7
        Policy loans.........................................................       1,797.2              1,827.9
        Cash and other invested assets.......................................         440.9                442.5
        Deferred policy acquisition costs....................................         823.6                878.1
        Other assets.........................................................         286.1                288.5
                                                                              -----------------    -----------------
        Total Assets.........................................................  $    8,612.8         $    8,105.5
                                                                              =================    =================

        Liabilities
        Future policy benefits and policyholders' account balances...........  $    9,346.7         $    8,965.3
        Other liabilities....................................................         160.5                104.2
                                                                              -----------------    -----------------
        Total Liabilities....................................................  $    9,507.2         $    9,069.5
                                                                              =================    =================


                                                                           YEARS ENDED DECEMBER 31,
                                                            --------------------------------------------------------
                                                                  1995               1994                1993
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)
        Revenues
        Premiums and other revenue.........................  $       753.4       $       798.1      $      860.2
        Investment income (net of investment
          expenses of $26.7, $19.0 and $17.3)..............          538.9               523.0             526.5
        Investment losses, net.............................          (20.2)              (24.0)            (15.0)
                                                            -----------------   ----------------   -----------------
              Total revenues...............................        1,272.1             1,297.1           1,371.7
                                                            -----------------   ----------------   -----------------

        Benefits and Other Deductions
        Policyholders' benefits and dividends..............        1,085.1             1,075.6           1,141.4
        Other operating costs and expenses.................           62.6                70.5             102.0
                                                            -----------------   ----------------   -----------------
              Total benefits and other deductions..........        1,147.7             1,146.1           1,243.4
                                                            -----------------   ----------------   -----------------

        Contribution from the Closed Block.................  $       124.4       $       151.0      $      128.3
                                                            =================   ================   =================

        The fixed maturity portfolio, based on amortized cost, includes $4.3 million and $23.8 million at December 31, 1995 and 1994, respectively, of restructured securities which includes problem fixed maturities of $1.9 million and $6.4 million, respectively.

        During the eleven months ended November 30, 1995, one security classified as held to maturity was sold and ten securities classified as held to maturity were transferred to the available for sale portfolio. All actions resulted from a significant deterioration in creditworthiness. The amortized cost of the security sold was $4.2 million. The aggregate amortized cost of the securities transferred was $81.3 million with gross unrealized investment losses of $.1 million transferred to equity. At December 1, 1995, $1,750.7 million of securities classified as held to maturity were transferred to the available for sale portfolio. As a result, unrealized gains of $88.5 million on fixed maturities were recognized and offset by an increase to the deferred dividend liability. Implementation of SFAS No. 115 for the valuation of fixed maturities at December 31, 1993 resulted in the recognition of a deferred dividend liability of $49.6 million.

        At December 31, 1995 and 1994, problem mortgage loans on real estate had an amortized cost of $36.5 million and $27.6 million, respectively, and mortgage loans on real estate for which the payment terms have been restructured had an amortized cost of $137.7 million and $179.2 million, respectively. At December 31, 1995 and 1994, the restructured mortgage loans on real estate amount included $8.8 million and $.7 million, respectively, of problem mortgage loans on real estate.

        Valuation allowances amounted to $18.4 million and $46.2 million on mortgage loans on real estate and $4.3 million and $2.6 million on equity real estate at December 31, 1995 and 1994, respectively. Writedowns of fixed maturities amounted to $16.8 million and $15.9 million and $1.7 million for the years ended December 31, 1995, 1994 and 1993, respectively.

        Many expenses related to Closed Block operations are charged to operations outside of the Closed Block; accordingly, the contribution from the Closed Block does not represent the actual profitability of the Closed Block operations. Operating costs and expenses outside of the Closed Block are, therefore, disproportionate to the business outside of the Closed Block.

 7)     DISCONTINUED OPERATIONS

        Summarized financial information of the GIC Segment follows:

                                                                                          DECEMBER 31,
                                                                              --------------------------------------
                                                                                    1995                 1994
                                                                              -----------------    -----------------
                                                                                          (IN MILLIONS)
        Assets
        Mortgage loans on real estate........................................  $    1,485.8         $    1,730.5
        Equity real estate...................................................       1,122.1              1,194.8
        Other invested assets................................................         665.2                978.8
        Other assets.........................................................         579.3                529.5
                                                                              -----------------    -----------------
        Total Assets.........................................................  $    3,852.4         $    4,433.6
                                                                              =================    =================

        Liabilities
        Policyholders' liabilities...........................................  $    1,399.8         $    1,924.0
        Allowance for future losses..........................................         164.2                185.6
        Amounts due to continuing operations.................................       2,097.1              2,108.6
        Other liabilities....................................................         191.3                215.4
                                                                              -----------------    -----------------
        Total Liabilities....................................................  $    3,852.4         $    4,433.6
                                                                              =================    =================

                                                                           YEARS ENDED DECEMBER 31,
                                                            --------------------------------------------------------
                                                                  1995               1994                1993
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)
        Revenues
        Investment income (net of investment expenses
          of $143.8, $174.0 and $175.8)....................  $       325.1       $      395.0       $      535.1
        Investment (losses) gains, net.....................          (22.9)              26.8              (22.6)
        Policy fees, premiums and other income.............             .7                 .3                8.7
                                                            -----------------   ----------------   -----------------
        Total revenues.....................................          302.9              422.1              521.2

        Benefits and other deductions......................          328.0              443.8              545.9
                                                            -----------------   ----------------   -----------------
        Losses Charged to Allowance for Future Losses......  $       (25.1)      $      (21.7)      $      (24.7)
                                                            =================   ================   =================

        In 1991, the Company established a pre-tax provision of $396.7 million for the estimated future losses of the GIC Segment. At December 31, 1993, implementation of SFAS No. 115 for the valuation of fixed maturities resulted in a benefit of $13.1 million, offset by a corresponding addition to the allowance for future losses.

        The amounts due to continuing operations at December 31, 1994 consisted of $3,324.0 million borrowed by the GIC Segment from continuing operations, offset by $1,215.4 million representing an obligation of continuing operations to provide assets to fund the accumulated deficit of the GIC Segment. In January 1995, continuing operations transferred $1,215.4 million in cash to the GIC Segment in settlement of its obligation. Subsequently, the GIC Segment remitted $1,155.4 million in cash to continuing operations in partial repayment of borrowings by the GIC Segment. No gains or losses were recognized on these transactions. Amounts due to continuing operations at December 31, 1995, consisted of $2,097.1 million borrowed by the discontinued GIC Segment.

        Investment income included $88.2 million and $97.7 million of interest income for the years ended December 31, 1994 and 1993, respectively, on amounts due from continuing operations. Benefits and other deductions includes $154.6 million, $219.7 million and $197.1 million of interest expense related to amounts borrowed from continuing operations in 1995, 1994 and 1993, respectively.

        Valuation allowances amounted to $19.2 million and $50.2 million on mortgage loans on real estate and $77.9 million and $74.7 million on equity real estate at December 31, 1995 and 1994, respectively. Writedowns of fixed maturities amounted to $8.1 million, $17.8 million and $1.1 million for the years ended December 31, 1995, 1994 and 1993, respectively.

        The fixed maturity portfolio, based on amortized cost, includes $15.1 million and $43.3 million at December 31, 1995 and 1994, respectively, of restructured securities. These amounts include problem fixed maturities of $6.1 million and $9.7 million at December 31, 1995 and 1994, respectively.

        At December 31, 1995 and 1994, problem mortgage loans on real estate had amortized costs of $35.4 million and $14.9 million, respectively, and mortgage loans on real estate for which the payment terms have been restructured had amortized costs of $289.3 million and $371.2 million, respectively.

        At December 31, 1995 and 1994, the GIC Segment had $310.9 million and $312.2 million, respectively, of real estate acquired in satisfaction of debt.

 8)     SHORT-TERM AND LONG-TERM DEBT

        Short-term and long-term debt consists of the following:


                                                                                          DECEMBER 31,
                                                                              --------------------------------------
                                                                                    1995                 1994
                                                                              -----------------    -----------------
                                                                                          (IN MILLIONS)

        Short-term debt......................................................  $        -           $       20.0
                                                                              -----------------    -----------------
        Long-term debt:
        Equitable Life:
          Surplus notes, 6.95%, scheduled to mature 2005.....................         399.3                  -
          Surplus notes, 7.70%, scheduled to mature 2015.....................         199.6                  -
          Eurodollar notes, 10.375% due 1995.................................           -                   34.6
          Eurodollar notes, 10.5% due 1997...................................          76.2                 76.2
          Zero coupon note, 11.25% due 1997..................................         120.1                107.8
          Other..............................................................          16.3                 14.3
                                                                              -----------------    -----------------
              Total Equitable Life...........................................         811.5                232.9
                                                                              -----------------    -----------------
        Wholly Owned and Joint Venture Real Estate:
          Mortgage notes, 4.98% - 12.75% due through 2019....................       1,084.4              1,080.6
                                                                              -----------------    -----------------
        Alliance:
          Other..............................................................           3.4                  3.9
                                                                              -----------------    -----------------
        Total long-term debt.................................................       1,899.3              1,317.4
                                                                              -----------------    -----------------

        Total Short-term and Long-term Debt..................................  $    1,899.3         $    1,337.4
                                                                              =================    =================

        Short-term Debt
        ---------------

        Equitable Life has a $350.0 million bank credit facility available to fund short-term working capital needs and to facilitate the securities settlement process. The credit facility consists of two types of borrowing options with varying interest rates. The interest rates are based on external indices dependent on the type of borrowing and at December 31, 1995 range from 5.8% (the London Interbank Offering Rate plus 22.5 basis points) to 8.5% (the prime rate). There were no borrowings outstanding under this bank credit facility at December 31, 1995.

        Equitable Life has a commercial paper program with an issue limit of $500.0 million. This program is available for general corporate purposes used to support Equitable Life's liquidity needs and is supported by Equitable Life's existing $350.0 million five-year bank credit facility. There were no borrowings outstanding under this program at December 31, 1995.

        In 1994, Alliance established a $100.0 million revolving credit facility with several banks. On March 31, 1997, the revolving credit facility converts into a term loan payable in quarterly installments through March 31, 1999. Outstanding borrowings generally bear interest at the Eurodollar rate plus .875% per annum through March 31, 1997 and at the Eurodollar rate plus 1.125% per annum after conversion through March 31, 1999. In addition, a quarterly commitment fee of .25% per annum is paid on the average daily unused amount. At December 31, 1995, there were no amounts outstanding under the facility.

        In 1994, Alliance also established a $100.0 million commercial paper program and entered into a three-year $100.0 million revolving credit facility with a group of commercial banks to support commercial paper to be issued under the program and for general corporate purposes. Amounts outstanding under the facility bear interest at an annual rate ranging from the Eurodollar rate plus .225% to the Eurodollar rate plus .2875%. A fee of .125% per annum is paid quarterly on the entire facility. At December 31, 1995, Alliance had not issued any commercial paper and there were no amounts outstanding under the revolving credit facility.

        During 1994, EREIM established two bank lines of credit totaling $30.0 million of which $20.0 million was outstanding at December 31, 1994.

        Long-term Debt
        --------------

        Several of the long-term debt agreements have restrictive covenants related to the total amount of debt, net tangible assets and other matters. The Company is in compliance with all debt covenants.

        On December 18, 1995, Equitable Life issued, in accordance with Section 1307 of the New York Insurance Law, $400.0 million of surplus notes having an interest rate of 6.95% scheduled to mature in 2005 and $200.0 million of surplus notes having an interest rate of 7.70% scheduled to mature in 2015. Proceeds from the issuance of the surplus notes were $596.6 million, net of related issuance costs. The unamortized discount on the surplus notes was $1.1 million at December 31, 1995. Payments of interest on or principal of the surplus notes are subject to prior approval by the New York Insurance Department.

        The Company has pledged real estate, mortgage loans, cash and securities amounting to $1,629.7 million and $1,744.4 million at December 31, 1995 and 1994, respectively, as collateral for certain long-term debt.

        At December 31, 1995, aggregate maturities of the long-term debt based on required principal payments at maturity for 1996 and the succeeding four years are $124.0 million, $466.6 million, $309.5 million, $15.8 million, respectively, and $1,015.0 million thereafter.

 9)     FEDERAL INCOME TAXES

        A  summary  of  the  Federal   income  tax  expense   (benefit)  in  the
        consolidated statements of earnings is shown below:


                                                                           YEARS ENDED DECEMBER 31,
                                                            --------------------------------------------------------
                                                                  1995               1994                1993
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)
        Federal income tax expense (benefit):
          Current..........................................  $       (11.7)      $        4.0       $      115.8
          Deferred.........................................          124.1               97.2              (24.5)
                                                            -----------------   ----------------   -----------------
        Total..............................................  $       112.4       $      101.2       $       91.3
                                                            =================   ================   =================

        The Federal income taxes attributable to consolidated operations are different from the amounts determined by multiplying the earnings before Federal income taxes and cumulative effect of accounting change by the expected Federal income tax rate of 35%. The sources of the difference and the tax effects of each are as follows:


                                                                           YEARS ENDED DECEMBER 31,
                                                            --------------------------------------------------------
                                                                  1995               1994                1993
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Expected Federal income tax expense................  $       143.5       $      138.1       $      106.3
        Differential earnings amount.......................            -                (16.8)             (23.2)
        Adjustment of tax audit reserves...................            4.1               (4.6)              22.9
        Tax rate adjustment................................            -                  -                 (5.0)
        Other..............................................          (35.2)             (15.5)              (9.7)
                                                            -----------------   ---------------    -----------------
        Federal Income Tax Expense.........................  $       112.4       $      101.2       $       91.3
                                                            =================   ================   =================

        Prior to the date of demutualization, Equitable Life reduced its deduction for policyholder dividends by the differential earnings amount. This amount was computed, for each tax year, by multiplying Equitable Life's average equity base, as determined for tax purposes, by an estimate of the excess of an imputed earnings rate for stock life insurance companies over the average mutual life insurance companies' earnings rate. The differential earnings amount for each tax year was subsequently recomputed when actual earnings rates were published by the Internal Revenue Service. As a stock life insurance company, Equitable Life is no longer required to reduce its policyholder dividend deduction by the differential earnings amount, but differential earnings amounts for pre-demutualization years were still being recomputed in 1994 and 1993.

        The components of the net deferred Federal income tax asset are as follows:


                                                       DECEMBER 31, 1995                  December 31, 1994
                                                ---------------------------------  ---------------------------------
                                                    ASSETS         LIABILITIES         Assets         Liabilities
                                                ---------------  ----------------  ---------------   ---------------
                                                                           (IN MILLIONS)
        Deferred policy acquisition costs,
          reserves and reinsurance.............  $       -        $      303.2      $        -        $     220.3
        Investments............................          -               326.9               -               18.7
        Compensation and related benefits......        293.0               -               307.3              -
        Other..................................          -                32.3               -                5.8
                                                ---------------  ----------------  ---------------   ---------------
        Total..................................  $     293.0      $      662.4      $      307.3      $     244.8
                                                ===============  ================  ===============   ===============

        The deferred Federal income tax expense (benefit) impacting operations reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The sources of these temporary differences and the tax effects of each are as follows:

                                                                           YEARS ENDED DECEMBER 31,
                                                            --------------------------------------------------------
                                                                  1995               1994                1993
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)
        Deferred policy acquisition costs, reserves
          and reinsurance..................................  $        55.1       $       13.0       $      (46.7)
        Investments........................................           13.0               89.3               60.4
        Compensation and related benefits..................           30.8               10.0              (50.1)
        Other..............................................           25.2              (15.1)              11.9
                                                            -----------------   ----------------   -----------------
        Deferred Federal Income Tax Expense (Benefit)......  $       124.1       $       97.2       $      (24.5)
                                                            =================   ================   =================

        The Internal Revenue Service completed its audit of the Company's Federal income tax returns for the years 1984 through 1988. There was no material effect on the Company's consolidated results of operations.

10)     REINSURANCE AGREEMENTS

        The Insurance Group assumes and cedes reinsurance with other insurance companies. The Insurance Group evaluates the financial condition of its reinsurers to minimize its exposure to significant losses from reinsurer insolvencies. The effect of reinsurance (excluding group life and health) is summarized as follows:


                                                                           YEARS ENDED DECEMBER 31,
                                                            --------------------------------------------------------
                                                                  1995               1994                1993
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Direct premiums....................................  $       474.2       $      476.7       $      458.8
        Reinsurance assumed................................          171.3              180.5              169.9
        Reinsurance ceded..................................          (38.7)             (31.6)             (29.6)
                                                            -----------------   ----------------   -----------------
        Premiums...........................................  $       606.8       $      625.6       $      599.1
                                                            =================   ================   =================

        Universal Life and Investment-type Product
          Policy Fee Income Ceded..........................  $        38.9       $       27.5       $       33.7
                                                            =================   ================   =================
        Policyholders' Benefits Ceded......................  $        48.2       $       20.7       $       72.3
                                                            =================   ================   =================
        Interest Credited to Policyholders' Account
          Balances Ceded...................................  $        28.5       $       25.4       $       24.1
                                                            =================   ================   =================

        In February 1993, management established a practice limiting the risk retention on new policies issued by the Insurance Group to a maximum of $5.0 million. In addition, effective January 1, 1994, all in force business above $5.0 million was reinsured. The Insurance Group also reinsures the entire risk on certain substandard underwriting risks as well as in certain other cases.

        The Insurance Group cedes 100% of its group life and health business to a third party insurance company. Premiums ceded totaled $260.6 million, $241.0 million and $895.1 million for the years ended December 31, 1995, 1994 and 1993, respectively. Ceded death and disability benefits totaled $188.1 million, $235.5 million and $787.8 million for the years ended December 31, 1995, 1994 and 1993, respectively. Insurance liabilities ceded totaled $724.2 million and $833.4 million at December 31, 1995 and 1994, respectively.

11)     EMPLOYEE BENEFIT PLANS

        The Company sponsors qualified and non-qualified defined benefit plans covering substantially all employees (including certain qualified part-time employees), managers and certain agents. The pension plans are non-contributory and benefits are based on a cash balance formula or years of service and final average earnings, if greater, under certain grandfathering rules in the plans. The Company's funding policy is to make the minimum contribution required by the Employee Retirement Income Security Act of 1974.

        Components of net periodic pension (credit) cost for the qualified and non-qualified plans are as follows:


                                                                           YEARS ENDED DECEMBER 31,
                                                            --------------------------------------------------------
                                                                  1995               1994                1993
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Service cost.......................................  $        30.0       $       30.3       $       29.8
        Interest cost on projected benefit obligations.....          122.0              111.0              108.0
        Actual return on assets............................         (309.2)              24.4             (178.6)
        Net amortization and deferrals.....................          155.6             (142.5)              55.3
                                                            -----------------   ----------------   -----------------
        Net Periodic Pension (Credit) Cost.................  $        (1.6)      $       23.2       $       14.5
                                                            =================   ================   =================

    The funded status of the qualified and non-qualified pension plans is as follows:


                                                                                           DECEMBER 31,
                                                                                ------------------------------------
                                                                                     1995                1994
                                                                                ----------------   -----------------
                                                                                           (IN MILLIONS)
        Actuarial present value of obligations:
          Vested...............................................................  $    1,642.4       $    1,295.5
          Non-vested...........................................................          10.9                8.7
                                                                                ---------------    -----------------
        Accumulated Benefit Obligation.........................................  $    1,653.3       $    1,304.2
                                                                                ================   =================

        Plan assets at fair value..............................................  $    1,503.8       $    1,193.5
        Projected benefit obligation...........................................       1,743.0            1,403.4
                                                                                ----------------   -----------------
        Projected benefit obligation in excess of plan assets..................        (239.2)            (209.9)
        Unrecognized prior service cost........................................         (25.5)             (33.2)
        Unrecognized net loss from past experience different from that
          assumed..............................................................         368.2              298.9
        Unrecognized net asset at transition...................................          (7.3)             (20.8)
        Additional minimum liability...........................................         (51.9)             (37.8)
                                                                                ----------------   -----------------
        Prepaid (Accrued) Pension Cost.........................................  $       44.3       $       (2.8)
                                                                                ================   =================

        The discount rate and rate of increase in future compensation levels used in determining the actuarial present value of projected benefit obligations were 7.25% and 4.50%, respectively, at December 31, 1995 and 8.75% and 4.88%, respectively, at December 31, 1994. As of January 1, 1995 and 1994, the expected long-term rate of return on assets for the retirement plan was 11% and 10%, respectively.

        The Company recorded, as a reduction of shareholder's equity, an additional minimum pension liability of $35.1 million and $2.7 million, net of Federal income taxes, at December 31, 1995 and 1994, respectively, representing the excess of the accumulated benefit obligation over the fair value of plan assets and accrued pension liability.

        The  pension  plan's  assets  include   corporate  and  government  debt
        securities, equity securities, equity real estate and shares of Group Trusts managed by Alliance.

        As of December 31, 1993, the Company changed the method of determining the market-related value of plan assets from fair value to a calculated value. This change in estimate had no material effect on the Company's consolidated statements of earnings.

        Prior to 1987, the qualified plan funded participants' benefits through the purchase of non-participating annuity contracts from Equitable Life. Benefit payments under these contracts were approximately $36.4 million, $38.1 million and $39.9 million for the years ended December 31, 1995, 1994 and 1993, respectively.

        The Company provides certain medical and life insurance benefits (collectively, "postretirement benefits") for qualifying employees, managers and agents retiring from the Company on or after attaining age 55 who have at least 10 years of service. The life insurance benefits are related to age and salary at retirement. The costs of postretirement benefits are recognized in accordance with the provisions of SFAS No.
        106. The Company continues to fund postretirement benefits costs on a pay-as-you-go basis and, for the years ended December 31, 1995, 1994 and 1993, the Company made estimated postretirement benefits payments of $31.1 million, $29.8 million and $29.7 million, respectively.

        The following table sets forth the postretirement benefits plan's status, reconciled to amounts recognized in the Company's consolidated financial statements:


                                                                           YEARS ENDED DECEMBER 31,
                                                            --------------------------------------------------------
                                                                  1995               1994                1993
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Service cost.......................................  $         4.0       $        3.9       $        5.3
        Interest cost on accumulated postretirement
          benefits obligation..............................           34.7               28.6               29.2
        Unrecognized prior service cost....................           (2.3)              (3.9)              (6.9)
        Net amortization and deferrals.....................            -                  -                  1.5
                                                            -----------------   ----------------   -----------------
        Net Periodic Postretirement Benefits Costs.........  $        36.4       $       28.6       $       29.1
                                                            =================   ================   =================


                                                                                           DECEMBER 31,
                                                                                ------------------------------------
                                                                                     1995                1994
                                                                                ----------------   -----------------
                                                                                           (IN MILLIONS)
        Accumulated postretirement benefits obligation:
          Retirees.............................................................  $      391.8       $      300.4
          Fully eligible active plan participants..............................          50.4               33.0
          Other active plan participants.......................................          64.2               44.0
                                                                                ----------------   -----------------
                                                                                        506.4              377.4
        Unrecognized benefit of plan amendments................................           -                  3.2
        Unrecognized prior service cost........................................          56.3               61.9
        Unrecognized net loss from past experience different from that
          assumed and from changes in assumptions..............................        (181.3)             (64.7)
                                                                                ----------------   -----------------
        Accrued Postretirement Benefits Cost...................................  $      381.4       $      377.8
                                                                                ================   =================

        In 1993, the Company amended the cost sharing provisions of postretirement medical benefits. At January 1, 1994, medical benefits available to retirees under age 65 are the same as those offered to active employees and medical benefits will be limited to 200% of 1993 costs for all participants.

        The assumed health care cost trend rate used in measuring the accumulated postretirement benefits obligation was 10% in 1995, gradually declining to 3.5% in the year 2008 and in 1994 was 10%, gradually declining to 5% in the year 2004. The discount rate used in determining the accumulated postretirement benefits obligation was 7.25% and 8.75% at December 31, 1995 and 1994, respectively.

        If the health care cost trend rate assumptions were increased by 1%, the accumulated postretirement benefits obligation as of December 31, 1995 would be increased 6.5%. The effect of this change on the sum of the service cost and interest cost would be an increase of 6.7%.

12)     DERIVATIVES AND FAIR VALUE OF FINANCIAL INSTRUMENTS

        Derivatives
        -----------

        The Insurance Group primarily uses derivatives for asset/liability risk management and for hedging individual securities. Derivatives mainly are utilized to reduce the Insurance Group's exposure to interest rate fluctuations. Accounting for interest rate swap transactions is on an accrual basis. Gains and losses related to interest rate swap transactions are amortized as yield adjustments over the remaining life of the underlying hedged security. Income and expense resulting from interest rate swap activities are reflected in net investment income except for hedging transactions related to insurance liabilities. The notional amount of matched interest rate swaps outstanding at December 31, 1995 was $1,120.8 million. The average unexpired terms at December 31, 1995 range from 2.5 to 3.0 years. At December 31, 1995, the cost of terminating outstanding matched swaps in a loss position was $15.9 million and the unrealized gain on outstanding matched swaps in a gain position was $19.0 million. The Company has no intention of terminating these contracts prior to maturity. During 1995, 1994 and 1993, net gains (losses) of $1.4 million, $(.2) million and $-0- million, respectively, were recorded in connection with interest rate swap activity. Equitable Life has implemented an interest rate cap program designed to hedge crediting rates on interest-sensitive individual annuities contracts. The outstanding notional amounts at December 31, 1995 of contracts purchased and sold were $2,625.0 million and $300.0 million, respectively. The net premium paid by Equitable Life on these contracts was $12.5 million and is being amortized ratably over the contract periods ranging from 3 to 5 years. Income and expense resulting from this program are reflected as an adjustment to interest credited to policyholders' account balances.

        Substantially all of DLJ's business related derivatives is by its nature trading activities which are primarily for the purpose of customer accommodations. DLJ's derivative activities consist of option writing and trading in forward and futures contracts. Derivative financial instruments have both on-and-off balance sheet implications depending on the nature of the contracts. DLJ's involvement in swap contracts is not significant.

        Fair Value of Financial Instruments
        -----------------------------------

        The Company defines fair value as the quoted market prices for those instruments that are actively traded in financial markets. In cases where quoted market prices are not available, fair values are estimated using present value or other valuation techniques. The fair value estimates are made at a specific point in time, based on available market information and judgments about the financial instrument, including estimates of timing, amount of expected future cash flows and the credit standing of counterparties. Such estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument, nor do they consider the tax impact of the realization of unrealized gains or losses. In many cases, the fair value estimates cannot be substantiated by comparison to independent markets, nor can the disclosed value be realized in immediate settlement of the instrument.

        Certain financial instruments are excluded, particularly insurance liabilities other than financial guarantees and investment contracts. Fair market value of off-balance-sheet financial instruments of the Insurance Group was not material at December 31, 1995 and 1994.

        Fair value for mortgage loans on real estate are estimated by discounting future contractual cash flows using interest rates at which loans with similar characteristics and credit quality would be made. Fair values for foreclosed mortgage loans and problem mortgage loans are limited to the estimated fair value of the underlying collateral if lower.

        The estimated fair values for the Company's liabilities under GIC and association plan contracts are estimated using contractual cash flows discounted based on the T. Rowe Price GIC Index Rate for the appropriate duration. For durations in excess of the published index rate, the appropriate Treasury rate is used plus a spread equal to the longest duration GIC rate spread published.

        The estimated fair values for those group annuity contracts which are classified as investment contracts are measured at the estimated fair value of the underlying assets. Deposit administration contracts
        (included with group annuity contracts) classified as insurance contracts are measured at estimated fair value of the underlying assets. The estimated fair values for single premium deferred annuities ("SPDA") are estimated using projected cash flows discounted at current offering rates. The estimated fair values for supplementary contracts not involving life contingencies ("SCNILC") and annuities certain are derived using discounted cash flows based upon the estimated current offering rate.

        Fair value for long-term debt is determined using published market values, where available, or contractual cash flows discounted at market interest rates. The estimated fair values for non-recourse mortgage debt are determined by discounting contractual cash flows at a rate which takes into account the level of current market interest rates and collateral risk. The estimated fair values for recourse mortgage debt are determined by discounting contractual cash flows at a rate based upon current interest rates of other companies with credit ratings similar to the Company. The Company's fair value of short-term borrowings approximates their carrying value.

        The following table discloses carrying value and estimated fair value for financial instruments not otherwise disclosed in Notes 3, 6 and 7:


                                                                           DECEMBER 31,
                                                --------------------------------------------------------------------
                                                              1995                               1994
                                                ---------------------------------  ---------------------------------
                                                   CARRYING         ESTIMATED         Carrying         Estimated
                                                    VALUE          FAIR VALUE          Value           Fair Value
                                                ---------------  ----------------  ---------------   ---------------
                                                                           (IN MILLIONS)
        Consolidated Financial Instruments:
        -----------------------------------
        Mortgage loans on real estate..........  $    3,638.3     $     3,973.6     $     4,018.0     $    3,919.4
        Other joint ventures...................         492.7             492.7             544.4            544.4
        Policy loans...........................       1,976.4           2,057.5           1,731.2          1,676.6
        Policyholders' account balances:
          Association plans....................         101.0             100.0             141.0            141.0
          Group annuity contracts..............       2,335.0           2,395.0           2,450.0          2,469.0
          SPDA.................................       1,265.8           1,272.0           1,744.3          1,732.7
          Annuities certain and SCNILC.........         649.1             680.7             599.1            624.7
        Long-term debt.........................       1,899.3           1,962.9           1,317.4          1,249.2

        Closed Block Financial Instruments:
        -----------------------------------
        Mortgage loans on real estate..........       1,368.8           1,461.4           1,543.7          1,477.8
        Other equity investments...............         151.6             151.6             179.5            179.5
        Policy loans...........................       1,797.2           1,891.4           1,827.9          1,721.9
        SCNILC liability.......................          34.8              34.5              39.5             37.0

        GIC Segment Financial Instruments:
        ----------------------------------
        Mortgage loans on real estate..........       1,485.8           1,666.1           1,730.5          1,743.7
        Fixed maturities.......................         107.4             107.4             219.3            219.3
        Other equity investments...............         455.9             455.9             591.8            591.8
        Guaranteed interest contracts..........         329.0             352.0             835.0            855.0
        Long-term debt.........................         135.1             136.0             134.8            127.9

13)     COMMITMENTS AND CONTINGENT LIABILITIES

        The Company has provided, from time to time, certain guarantees or commitments to affiliates, investors and others. These arrangements include commitments by the Company, under certain conditions: to make liquidity advances to cover delinquent principal and interest and property protection expenses with respect to loan servicing agreements for securitized mortgage loans which at December 31, 1995 totaled $2.8 billion (as of December 31, 1995, $4.0 million have been advanced under these commitments); to make capital contributions of up to $246.7 million to affiliated real estate joint ventures; to provide equity financing to certain limited partnerships of $129.4 million at December 31, 1995, under existing loan or loan commitment agreements; and to provide short-term financing loans which at December 31, 1995 totaled $45.8 million. Management believes the Company will not incur any material losses as a result of these commitments.

        Equitable Life is the obligor under certain structured settlement agreements which it had entered into with unaffiliated insurance companies and beneficiaries. To satisfy its obligations under these agreements, Equitable Life owns single premium annuities issued by previously wholly owned life insurance subsidiaries. Equitable Life has directed payment under these annuities to be made directly to the beneficiaries under the structured settlement agreements. A contingent liability exists with respect to these agreements should the previously wholly owned subsidiaries be unable to meet their obligations. Management believes the satisfaction of those obligations by Equitable Life is remote.

        At December 31, 1995, the Insurance Group had $29.0 million of letters of credit outstanding.

14)     LITIGATION

        A number of lawsuits have been filed against life and health insurers in the jurisdictions in which Equitable Life and its subsidiaries do business involving insurers' sales practices, alleged agent misconduct, failure to properly supervise agents, and other matters. Some of the lawsuits have resulted in the award of substantial judgments against other insurers, including material amounts of punitive damages, or in substantial settlements. In some states juries have substantial discretion in awarding punitive damages. Equitable Life and its insurance subsidiaries, like other life and health insurers, from time to time are involved in such litigation. To date, no such lawsuit has resulted in an award or settlement of any material amount against the Company. Among litigations pending against Equitable Life and its insurance subsidiaries of the type referred to in this paragraph are the litigations described in the following two paragraphs.

        An action entitled Golomb et al. v. The Equitable Life Assurance Society of the United States was filed on January 20, 1995 in New York County Supreme Court. The action purports to be brought on behalf of a class of persons insured after 1983 under Lifetime Guaranteed Renewable Major Medical Insurance Policies issued by Equitable Life (the "policies"). The complaint alleges that premium increases for these policies after 1983, all of which were filed with and approved by the New York State Insurance Department and certain other state insurance departments, breached the terms of the insurance policies, and that statements in the policies and elsewhere concerning premium increases constituted fraudulent concealment, misrepresentations in violation of New York Insurance Law Section 4226 and deceptive practices under New York General Business Law Section 349. The complaint seeks a declaratory judgment, injunctive relief restricting the methods by which Equitable Life increases premiums on the policies in the future, a refund of premiums, and punitive damages. Plaintiffs also have indicated that they will seek damages in an unspecified amount. Equitable Life has moved to dismiss the complaint in its entirety on the grounds that it fails to state a claim and that uncontroverted documentary evidence establishes a complete defense to the claims. That motion is awaiting decision by the court. In January 1996, separate actions were filed in Pennsylvania and Texas state courts (entitled, respectively, Malvin et al. v. The Equitable Life Assurance Society of the United States and Bowler et al.
        v. The Equitable Life Assurance Society of the United States), making claims similar to those in the New York action described above. These new actions are asserted on behalf of proposed classes of Pennsylvania issued or renewed policyholders and Texas issued or renewed policyholders, insured under the policies. The Pennsylvania and Texas actions seek compensatory and punitive damages and injunctive relief restricting the methods by which Equitable Life increases premiums in the future based on the common law and statutes of those states. Although the outcome of any litigation cannot be predicted with certainty, particularly in the early stages of an action, Equitable Life's management believes that the ultimate resolution of those litigations should not have a material adverse effect on the financial position of the Company. Due to the early stage of such litigation, Equitable Life's management cannot make an estimate of loss, if any, or predict whether or not such litigation will have a material adverse effect on the Company's results of operations in any particular period.

        An action was instituted on April 6, 1995 against Equitable Life and its wholly owned subsidiary, The Equitable of Colorado, Inc. ("EOC"), in New York State Court, entitled Sidney C. Cole et al. v. The Equitable Life Assurance Society of the United States and The Equitable of Colorado, Inc., No. 95/108611 (N.Y. County). The action is brought by the holders of a joint survivorship whole life policy issued by EOC. The action purports to be on behalf of a class consisting of all persons who from January 1, 1984 purchased life insurance policies sold by Equitable Life and EOC based upon their allegedly uniform sales presentations and policy illustrations. The complaint puts in issue various alleged sales practices that plaintiffs assert, among other things, misrepresented the stated number of years that the annual premium would need to be paid. Plaintiffs seek damages in an unspecified amount, imposition of a constructive trust, and seek to enjoin Equitable Life and EOC from engaging in the challenged sales practices. Equitable Life and EOC intend to defend vigorously and believe that they have meritorious defenses which, if successful, would dispose of the action completely. Equitable Life and EOC further do not believe that this case is an appropriate class action. Although the outcome of any litigation cannot be predicted with certainty, particularly in the early stages of an action, Equitable Life's management believes that the ultimate resolution of this litigation should not have a material adverse effect on the financial position of the Company. Due to the early stage of such litigation, the Company's management cannot make an estimate of loss, if any, or predict whether or not such litigation will have a material adverse effect on the Company's results of operations in any particular period.

        Equitable Casualty Insurance Company ("Casualty"), a captive property and casualty insurance company organized under the laws of Vermont, which is an indirect wholly owned subsidiary of Equitable Life, is a party to an arbitration proceeding that commenced in August 1995 with the selection of three arbitrators. The arbitration will resolve a dispute among Casualty, Houston General Insurance Company ("Houston
        General"), and GEICO General Insurance Company ("GEICO General") regarding the interpretation of a reinsurance agreement that was entered into as part of a 1980 transaction whereby Equitable General Insurance Company ("Equitable General"), formerly an indirect subsidiary of Equitable Life and the predecessor of GEICO General, sold its commercial lines business along with the stock of Houston General to subsidiaries of Tokio Marine & Fire Insurance Company, Ltd. ("Tokio Marine"). Casualty and GEICO General maintain that, under the reinsurance agreement, Houston General assumed liability for all losses insured under commercial lines policies written by Equitable General and its predecessors in order to effect the transfer of that business to Tokio Marine's subsidiaries. Houston General contends that it did not assume reinsurance liability for losses insured under certain of those commercial lines policies. The arbitration panel determined to begin hearing evidence in the arbitration in June 1996. The result of the arbitration is expected to resolve two litigations that were commenced by Houston General and that have been stayed by the presiding courts pending the completion of the arbitration (in one case, Houston General named as a defendant only GEICO General but Casualty intervened as a defendant with GEICO General, and in the other case, Houston General named GEICO General and Equitable Life). The arbitration is expected to be completed during the second half of 1996. While the ultimate outcome of the arbitration cannot be predicted with certainty, the Company's management believes that the arbitrators will recognize that Houston General's position is without merit and contrary to the way in which the reinsurance industry operates and therefore the ultimate resolution of this matter should not have a material adverse effect on the Company's financial position or results of operations.

        On July 25, 1995, a Consolidated and Supplemental Class Action Complaint ("Complaint") was filed against the Alliance North American Government Income Trust, Inc. (the "Fund"), Alliance and certain other defendants affiliated with Alliance, including the Holding Company, alleging violations of Federal securities laws, fraud and breach of fiduciary duty in connection with the Fund's investments in Mexican and Argentine securities. A similar complaint was filed on November 7, 1995 and was subsequently consolidated with the Complaint. The Complaint, which seeks certification of a plaintiff class of persons who purchased or owned Class A, B or C shares of the Fund from March 27, 1992 through December 23, 1994, seeks an unspecified amount of damages, costs, attorneys' fees and punitive damages. The principal allegations of the Complaint are that the Fund purchased debt securities issued by the Mexican and Argentine governments in amounts that were not permitted by the Fund's investment objective, and that there was no shareholder vote to change the investment objective to permit purchases in such amounts. The Complaint further alleges that the decline in the value of the Mexican and Argentine securities held by the Fund caused the Fund's net asset value to decline to the detriment of the Fund's shareholders. On September 26, 1995, the defendants jointly filed a motion to dismiss the Complaint which has not yet been decided by the Court. Alliance believes that the allegations in the Complaint are without merit and intends to vigorously defend against these claims. While the ultimate results of this action cannot be determined, management of Alliance does not expect that this action will have a material adverse effect on Alliance's business.

        On January 26, 1996, a purported purchaser of certain notes and warrants to purchase shares of common stock of Rickel Home Centers, Inc. ("Rickel") filed a class action complaint against Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC"), a wholly owned subsidiary of DLJ, and certain other defendants for unspecified compensatory and punitive damages in the United States District Court for the Southern District of New York. The suit was brought on behalf of the purchasers of 126,457 units consisting of $126,457,000 aggregate principal amount of 13 1/2% senior notes due 2001 and 126,457 warrants to purchase shares of common stock of Rickel (the "Units") issued by Rickel in October 1994. The complaint alleges violations of Federal securities laws and common law fraud against DLJSC, as the underwriter of the Units and as an owner of 7.3% of the common stock of Rickel, Eos Partners, L.P., and General Electric Capital Corporation, each as owners of 44.2% of the common stock of Rickel, and members of the Board of Directors of Rickel, including a DLJSC Managing Director. The complaint seeks to hold DLJSC liable for alleged misstatements and omissions contained in the prospectus and registration statement filed in connection with the offering of the Units, alleging that the defendants knew of financial losses and a decline in value of Rickel in the months prior to the offering and did not disclose such information. The complaint also alleges that Rickel failed to pay its semi-annual interest payment due on the Units on December 15, 1995 and that Rickel filed a voluntary petition for reorganization pursuant to Chapter 11 of the United States Bankruptcy Code on January 10, 1996. DLJSC intends to defend itself vigorously against all of the allegations contained in the complaint. Although there can be no assurance, DLJ does not believe the outcome of this litigation will have a material adverse effect on its financial condition. Due to the early stage of this litigation, based on the information currently available to it, DLJ's management cannot make an estimate of loss or predict whether or not such litigation will have a material adverse effect on DLJ's results of operations in any particular period.

        On June 12, 1995, a purported purchaser of certain securities issued by Spectravision, Inc. ("Spectravision") filed a class action complaint against DLJSC and certain other defendants for unspecified damages in the U.S. District Court for the Northern District of Texas. The suit was brought on behalf of the purchasers of $260,795,000 of securities issued by Spectravision in November 1992, and alleges violations of the Federal securities laws and the Texas Securities Act, common law fraud and negligent misrepresentation. The securities were issued by Spectravision pursuant to a prepackaged bankruptcy reorganization plan. DLJSC served as financial advisor to Spectravision in its reorganization and as Dealer Manager for Spectravision's 1992 issuance of the securities. DLJSC is also being sued as a seller of certain notes of Spectravision acquired and resold by DLJSC. The complaint seeks to hold DLJSC liable for various alleged misstatements and omissions contained in prospectuses and other materials issued between July 1992 and June 1994. DLJSC intends to defend itself vigorously against all of the allegations contained in the complaint. On June 8, 1995, Spectravision filed a Chapter 11 petition in the United States Bankruptcy Court for the District of Delaware. On January 5, 1996, the district court in the litigation involving DLJSC ordered a partial stay of discovery until Spectravision has emerged from bankruptcy or six months from the date of the stipulated stay (whichever comes first). Accordingly, discovery of DLJSC has not yet occurred. Although there can be no assurance, DLJ does not believe that the ultimate outcome of this litigation will have a material adverse effect on its financial condition. Due to the early stage of such litigation, based upon information currently available to it, DLJ's management cannot make an estimate of loss or predict whether or not such litigation will have a material adverse effect on DLJ's results of operations in any particular period. Plaintiff's counsel in the class action against DLJSC described above has also filed another securities class action based on similar factual allegations. Such suit names as defendants Spectravision and its directors, and was brought on behalf of a class of purchasers of $209.0 million of stock and $77.0 million of notes issued by Spectravision in October 1993. DLJSC served as the managing underwriter for both of these issuances. DLJSC has not been named as a defendant in this suit, although it has been reported to DLJSC that plaintiff's counsel is contemplating seeking to amend the complaint to add DLJSC as a defendant in that action.

        In October 1995, DLJSC was named as a defendant in a purported class action filed in a Texas State Court on behalf of the holders of $550.0 million principal amount of subordinated redeemable discount debentures of National Gypsum Corporation ("NGC") canceled in connection with a Chapter 11 plan of reorganization for NGC consummated in July 1993. The named plaintiff in the State Court action also filed an adversary proceeding in the Bankruptcy Court for the Northern District of Texas seeking a declaratory judgment that the confirmed NGC plan of reorganization does not bar the class action claims. Subsequent to the consummation of NGC's plan of reorganization, NGC's shares traded for values substantially in excess of, and in 1995 NGC was acquired for a value substantially in excess of, the values upon which NGC's plan of reorganization was based. The two actions arise out of DLJSC's activities as financial advisor to NGC in the course of NGC's Chapter 11 reorganization proceedings. The class action complaint alleges that the plan of reorganization submitted by NGC was based upon projections by NGC and DLJSC which intentionally understated forecasts, and provided misleading and incorrect information in order to hide NGC's true value and that defendants breached their fiduciary duties by, among other things, providing false, misleading or incomplete information to deliberately understate the value of NGC. The class action complaint seeks compensatory and punitive damages purportedly sustained by the class. The Texas State

        Court action has subsequently been removed to the Bankruptcy Court, which removal is being opposed by the plaintiff. DLJSC intends to defend itself vigorously against all of the allegations contained in the complaint. Although there can be no assurance, DLJ does not believe that the ultimate outcome of this litigation will have a material adverse effect on its financial condition. Due to the early stage of such litigation, based upon the information currently available to it, DLJ's management cannot make an estimate of loss or predict whether or not such litigation will have a material adverse effect on DLJ's results of operations in any particular period.

        In November and December 1995, DLJSC, along with various other parties, was named as a defendant in a number of purported class actions filed in the U.S. District Court for the Eastern District of Louisiana. The complaints allege violations of the Federal securities laws arising out of a public offering in 1994 of $435.0 million of first mortgage notes of Harrah's Jazz Company and Harrah's Jazz Finance Corp. The complaints seek to hold DLJSC liable for various alleged misstatements and omissions contained in the prospectus dated November 9, 1994. DLJSC intends to defend itself vigorously against all of the allegations contained in the complaints. Although there can be no assurance, DLJ does not believe that the ultimate outcome of this litigation will have a material adverse effect on its financial condition. Due to the early stage of this litigation, based upon the information currently available to it, DLJ's management cannot make an estimate of loss or predict whether or not such litigation will have a material adverse effect on DLJ's results of operations in any particular period.

        In addition to the matters described above, Equitable Life and its subsidiaries and DLJ and its subsidiaries are involved in various legal actions and proceedings in connection with their businesses. Some of the actions and proceedings have been brought on behalf of various alleged classes of claimants and certain of these claimants seek damages of unspecified amounts. While the ultimate outcome of such matters cannot be predicted with certainty, in the opinion of management no such matter is likely to have a material adverse effect on the Company's consolidated financial position or results of operations.

15)     LEASES

        The Company has entered into operating leases for office space and certain other assets, principally data processing equipment and office furniture and equipment. Future minimum payments under noncancelable leases for 1996 and the succeeding four years are $114.8 million, $101.8 million, $90.0 million, $73.6 million, $57.7 million and $487.0 million thereafter. Minimum future sublease rental income on these noncancelable leases for 1996 and the succeeding four years are $11.0 million, $8.7 million, $6.9 million, $4.6 million, $2.9 million and $1.1 million thereafter.

        At December 31, 1995, the minimum future rental income on noncancelable operating leases for wholly owned investments in real estate for 1996 and the succeeding four years are $292.9 million, $271.2 million, $248.1 million, $226.4 million, $195.5 million and $1,018.8 million thereafter.

16)     OTHER OPERATING COSTS AND EXPENSES

        Other operating costs and expenses consisted of the following:


                                                                           YEARS ENDED DECEMBER 31,
                                                            --------------------------------------------------------
                                                                  1995               1994                1993
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Compensation costs.................................  $       595.9       $      690.0       $    1,452.3
        Commissions........................................          314.3              313.0              551.1
        Short-term debt interest expense...................           11.4               19.0              317.1
        Long-term debt interest expense....................          108.1               98.3               86.0
        Amortization of policy acquisition costs...........          320.4              318.1              275.9
        Capitalization of policy acquisition costs.........         (391.0)            (410.9)            (397.8)
        Rent expense, net of sub-lease income..............          124.8              128.9              159.5
        Other..............................................          772.6              786.7            1,140.1
                                                            -----------------   ----------------   -----------------
        Total..............................................  $     1,856.5       $    1,943.1       $    3,584.2
                                                            =================   ================   =================

        During the years ended December 31, 1995, 1994 and 1993, the Company restructured certain operations in connection with cost reduction programs and recorded pre-tax provisions of $32.0 million, $20.4 million and $96.4 million, respectively. The amounts paid during 1995, associated with the 1995 and 1994 cost reduction programs, totaled $24.0 million. At December 31, 1995, the liabilities associated with the 1995 and 1994 cost reduction programs amounted to $37.8 million. The 1995 cost reduction program included relocation expenses, including the accelerated amortization of building improvements associated with the relocation of the home office. The 1994 cost reduction program included costs associated with the termination of operating leases and employee severance benefits in connection with the consolidation of 16 insurance agencies. The 1993 cost reduction program primarily reflected severance benefits of terminated employees in connection with the combination of a wholly owned subsidiary of the Company with Alliance.

17)     INSURANCE GROUP STATUTORY FINANCIAL INFORMATION

        Equitable Life is restricted as to the amounts it may pay as dividends to the Holding Company. Under the New York Insurance Law, the New York Superintendent has broad discretion to determine whether the financia1 condition of a stock life insurance company would support the payment of dividends to its shareholders. For the years ended December 31, 1995, 1994 and 1993, statutory (loss) earnings totaled $(352.4) million, $67.5 million and $324.0 million, respectively. No amounts are expected to be available for dividends from Equitable Life to the Holding Company in 1996.

        At December 31, 1995, the Insurance Group, in accordance with various government and state regulations, had $18.9 million of securities deposited with such government or state agencies.

        Accounting practices used to prepare statutory financial statements for regulatory filings of stock life insurance companies differ in certain instances from GAAP. The following reconciles the Company's statutory change in surplus and capital stock and statutory surplus and capital stock determined in accordance with accounting practices prescribed by the New York Insurance Department with net earnings and equity on a GAAP basis.


                                                                           YEARS ENDED DECEMBER 31,
                                                            --------------------------------------------------------
                                                                  1995               1994                1993
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Net change in statutory surplus and capital stock..  $        78.1       $      292.4       $      190.8
        Change in asset valuation reserves.................          365.7             (285.2)             639.1
                                                            -----------------   ----------------   -----------------
        Net change in statutory surplus, capital stock
          and asset valuation reserves.....................          443.8                7.2              829.9
        Adjustments:
          Future policy benefits and policyholders'
            account balances...............................          (67.9)             (11.0)            (171.0)
          Deferred policy acquisition costs................           70.6               92.8              121.8
          Deferred Federal income taxes....................         (150.0)             (59.7)             (57.5)
          Valuation of investments.........................          189.1               45.2              202.3
          Valuation of investment subsidiary...............         (188.6)             396.6             (464.9)
          Limited risk reinsurance.........................          416.9               74.9               85.2
          Issuance of surplus notes........................         (538.9)               -                  -
          Sale of subsidiary and joint venture.............            -                  -               (366.5)
          Contribution from the Holding Company............            -               (300.0)               -
          Postretirement benefits..........................          (26.7)              17.1               23.8
          Other, net.......................................          115.1              (44.0)              60.3
          GAAP adjustments of Closed Block.................           (3.1)               4.5              (16.0)
          GAAP adjustments of discontinued GIC
            Segment........................................           37.3               42.8              (35.0)
                                                            -----------------   ----------------   -----------------
        Net Earnings.......................................  $       297.6       $      266.4       $      212.4
                                                            =================   ================   =================

                                                                                 DECEMBER 31,
                                                            --------------------------------------------------------
                                                                  1995               1994                1993
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Statutory surplus and capital stock................  $     2,202.9       $    2,124.8       $    1,832.4
        Asset valuation reserves...........................        1,345.9              980.2            1,265.4
                                                            -----------------   ----------------   -----------------
        Statutory surplus, capital stock and asset
          valuation reserves...............................        3,548.8            3,105.0            3,097.8
        Adjustments:
          Future policy benefits and policyholders'
            account balances...............................       (1,017.4)            (949.5)            (938.5)
          Deferred policy acquisition costs................        3,083.3            3,221.1            2,858.8
          Deferred Federal income taxes....................         (450.8)             (26.8)            (137.8)
          Valuation of investments.........................          417.7             (794.1)             (29.8)
          Valuation of investment subsidiary...............         (665.1)            (476.5)            (873.1)
          Limited risk reinsurance.........................         (429.0)            (845.9)            (920.8)
          Issuance of surplus notes........................         (538.9)               -                  -
          Postretirement benefits..........................         (343.3)            (316.6)            (333.7)
          Other, net.......................................            4.4              (79.2)             (81.9)
          GAAP adjustments of Closed Block.................          575.7              578.8              574.2
          GAAP adjustments of discontinued GIC
            Segment........................................         (184.6)            (221.9)            (264.6)
                                                            -----------------   ----------------   -----------------
        Total Shareholder's Equity.........................  $     4,000.8       $    3,194.4       $    2,950.6
                                                            =================   ================   =================

18)     BUSINESS SEGMENT INFORMATION

        The Company has three major business segments: Individual Insurance and Annuities; Investment Services and Group Pension. Consolidation/elimination principally includes debt not specific to any business segment. Attributed Insurance Capital represents net assets and related revenues and earnings of the Insurance Group not assigned to the insurance segments. Interest expense related to debt not specific to any business segment is presented within Corporate interest expense. Information for all periods is presented on a comparable basis.

        The Individual Insurance and Annuities segment offers a variety of traditional, variable and interest-sensitive life insurance products, disability income, annuity products and mutual fund and other investment products to individuals and small groups. This segment includes Separate Accounts for certain individual insurance and annuity products.

        The Investment Services segment provides investment fund management, primarily to institutional clients. This segment includes Separate Accounts which provide various investment options for group clients through pooled or single group accounts.

        Intersegment investment advisory and other fees of approximately $124.1 million, $135.3 million and $128.6 million for 1995, 1994 and 1993, respectively, are included in total revenues of the Investment Services segment. These fees, excluding amounts related to the discontinued GIC Segment of $14.7 million, $27.4 million and $17.0 million for 1995, 1994 and 1993, respectively, are eliminated in consolidation.

        The Group Pension segment administers traditional participating group annuity contracts with conversion features, generally for corporate qualified pension plans, and association plans which provide full service retirement programs for individuals affiliated with professional and trade associations.




                                                                           YEARS ENDED DECEMBER 31,
                                                            --------------------------------------------------------
                                                                  1995               1994                1993
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)
        Revenues
        Individual insurance and annuities.................  $     3,254.6       $    3,110.7       $    2,981.5
        Group pension......................................          292.0              359.1              426.6
        Attributed insurance capital.......................           61.2               79.4               61.6
                                                            -----------------   ----------------   -----------------
          Insurance operations.............................        3,607.8            3,549.2            3,469.7
        Investment services................................          949.1              935.2            2,792.6
        Consolidation/elimination..........................          (34.9)             (24.7)             (40.5)
                                                            -----------------   ----------------   -----------------
        Total..............................................  $     4,522.0       $    4,459.7       $    6,221.8
                                                            =================   ================   =================



        Earnings (loss) before Federal income taxes
          and cumulative effect of accounting change
        Individual insurance and annuities.................  $       274.4       $      245.5       $       76.2
        Group pension......................................          (13.3)              15.8                2.0
        Attributed insurance capital.......................           18.7               69.8               49.0
                                                            -----------------   ----------------   -----------------
          Insurance operations.............................          279.8              331.1              127.2
        Investment services................................          161.2              177.5              302.1
        Consolidation/elimination..........................           (3.1)                .3                 .5
                                                            -----------------   ----------------   -----------------
              Subtotal.....................................          437.9              508.9              429.8
        Corporate interest expense.........................          (27.9)            (114.2)            (126.1)
                                                            -----------------   ----------------   -----------------
        Total..............................................  $       410.0       $      394.7       $      303.7
                                                            =================   ================   =================


                                                                                           DECEMBER 31,
                                                                                ------------------------------------
                                                                                     1995                1994
                                                                                ----------------   -----------------
                                                                                           (IN MILLIONS)
        Assets
        Individual insurance and annuities.....................................  $    50,328.8      $    44,063.4
        Group pension..........................................................        4,033.3            4,222.8
        Attributed insurance capital...........................................        2,391.6            2,609.8
                                                                                ----------------   -----------------
          Insurance operations.................................................       56,753.7           50,896.0
        Investment services....................................................       12,842.9           12,127.9
        Consolidation/elimination..............................................         (354.4)          (1,614.4)
                                                                                ----------------   -----------------
        Total..................................................................  $    69,242.2      $    61,409.5
                                                                                ================   =================

19)     QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

        The quarterly results of operations for the years ended December 31, 1995, 1994 and 1993, are summarized below:


                                                                    THREE MONTHS ENDED,
                                       ------------------------------------------------------------------------------
                                           MARCH 31           JUNE 30           SEPTEMBER 30          DECEMBER 31
                                       -----------------  -----------------   ------------------   ------------------
                                                                       (IN MILLIONS)
        1995
        ----
        Total Revenues................  $     1,074.7      $     1,158.4       $    1,127.1         $    1,161.8
                                       =================  =================   ==================   ==================

        Net Earnings..................  $        59.0      $        94.3       $       91.2         $       53.1
                                       =================  =================   ==================   ==================

        1994
        ----
        Total Revenues................  $     1,107.4      $     1,075.0       $    1,153.8         $    1,123.5
                                       =================  =================   ==================   ==================

        Earnings before Cumulative
          Effect of Accounting
          Change......................  $        64.0      $        68.4       $       89.1         $       72.0
                                       =================  =================   ==================   ==================
        Net Earnings..................  $        36.9      $        68.4       $       89.1         $       72.0
                                       =================  =================   ==================   ==================

        1993
        ----
        Total Revenues................  $     1,502.2      $     1,539.7       $    1,679.4         $    1,500.5
                                       =================  =================   ==================   ==================

        Net Earnings..................  $        32.3      $        47.1       $       68.8         $       64.2
                                       =================  =================   ==================   ==================

20)     INVESTMENT IN DLJ

        On December 15, 1993, the Company sold a 61% interest in DLJ to the Holding Company for $800.0 million in cash and securities. The excess of the proceeds over the book value in DLJ at the date of sale of $340.2 million has been reflected as a capital contribution. In 1995, DLJ completed the initial public offering ("IPO") of 10.58 million shares of its common stock, which included 7.28 million of the Holding Company's shares in DLJ, priced at $27 per share. Concurrent with the IPO, the Company contributed equity securities to DLJ having a market value of $21.2 million. Upon completion of the IPO, the Company's ownership percentage was reduced to 36.1%. The Company's ownership interest will be further reduced upon the issuance of common stock after the vesting of forfeitable restricted stock units acquired by and/or the exercise of options granted to certain DLJ employees. At December 31, 1995, DLJ had options outstanding to purchase approximately 9.2 million shares of DLJ common stock at $27.00 per share. Options are exercisable over a period of up to ten years. DLJ restricted stock units represents forfeitable rights to receive approximately 5.2 million shares of DLJ common stock through February 2000.

        The results of operations and cash flows of DLJ through the date of sale are included in the consolidated statements of earnings and cash flow for the year ended December 31, 1993. For the period subsequent to the date of sale, the results of operations of DLJ are accounted for on the equity basis and are included in commissions, fees and other income in the consolidated statements of earnings. The Company's carrying value of DLJ is included in investment in and loans to affiliates in the consolidated balance sheets.

        Summarized balance sheets information for DLJ, reconciled to the Company's carrying value of DLJ, are as follows:


                                                                                           DECEMBER 31,
                                                                                ------------------------------------
                                                                                     1995                1994
                                                                                ----------------   -----------------
                                                                                           (IN MILLIONS)
        Assets:
        Trading account securities, at market value............................  $   10,911.4       $    8,970.0
        Securities purchased under resale agreements...........................      18,748.2           10,476.4
        Broker-dealer related receivables......................................      13,023.7           11,784.8
        Other assets...........................................................       1,893.2            2,030.4
                                                                                ----------------   -----------------
        Total Assets...........................................................  $   44,576.5       $   33,261.6
                                                                                ================   =================

        Liabilities:
        Securities sold under repurchase agreements............................  $   26,744.8       $   18,356.7
        Broker-dealer related payables.........................................      12,915.5           10,618.0
        Short-term and long-term debt..........................................       1,717.5            1,956.5
        Other liabilities......................................................       1,775.0            1,285.1
                                                                                ----------------   -----------------
        Total liabilities......................................................      43,152.8           32,216.3
        Cumulative exchangeable preferred stock................................         225.0              225.0
        Total shareholders' equity.............................................       1,198.7              820.3
                                                                                ----------------   -----------------
        Total Liabilities, Cumulative Exchangeable Preferred Stock and
          Shareholders' Equity.................................................  $   44,576.5       $   33,261.6
                                                                                ================   =================

        DLJ's equity as reported...............................................  $    1,198.7       $      820.3
        Unamortized cost in excess of net assets acquired in 1985
          and other adjustments................................................          40.5               50.8
        The Holding Company's equity ownership in DLJ..........................        (499.0)            (532.1)
        Minority interest in DLJ...............................................        (324.3)               -
                                                                                ----------------   -----------------
        The Company's Carrying Value of DLJ....................................  $      415.9       $      339.0
                                                                                ================   =================

        Summarized statements of earnings information for DLJ reconciled to the Company's equity in earnings of DLJ is as follows:

                                                                                     YEARS ENDED DECEMBER 31,
                                                                                ------------------------------------
                                                                                     1995                1994
                                                                                ----------------   -----------------
                                                                                           (IN MILLIONS)

        Commission, fees and other income......................................  $     1,325.9      $      953.5
        Net investment income..................................................          904.1             791.9
        Dealer, trading and investment gains, net..............................          528.6             263.3
                                                                                ----------------   -----------------
        Total Revenues.........................................................        2,758.6           2,008.7
        Total expenses including income taxes..................................        2,579.5           1,885.7
                                                                                ----------------   -----------------
        Net earnings...........................................................          179.1             123.0
        Dividends on preferred stock...........................................           19.9              20.9
                                                                                ----------------   -----------------
        Earnings Applicable to Common Shares...................................  $       159.2      $      102.1
                                                                                ================   =================

        DLJ's earnings applicable to common shares as reported.................  $       159.2      $      102.1
        Amortization of cost in excess of net assets acquired in 1985..........           (3.9)             (3.1)
        The Holding Company's equity in DLJ's earnings.........................          (90.4)            (60.9)
        Minority interest in DLJ...............................................           (6.5)              -
                                                                                ----------------   -----------------
        The Company's Equity in DLJ's Earnings.................................  $        58.4      $       38.1
                                                                                ================   =================

21)     RELATED PARTY TRANSACTIONS

        On August 31, 1993, the Company sold $661.0 million of primarily privately placed below investment grade fixed maturities to EQ Asset Trust 1993, a limited purpose business trust, wholly owned by the Holding Company. The Company recognized a $4.1 million gain net of related deferred policy acquisition costs, deferred Federal income tax and amounts attributable to participating group annuity contracts. In conjunction with this transaction, the Company received $200.0 million of Class B Notes issued by EQ Asset Trust 1993. These notes have interest rates ranging from 6.85% to 9.45%. The Class B Notes are reflected in investments in and loans to affiliates on the consolidated balance sheets.

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                              SEPTEMBER 30,  December 31,
                                                                  1996         1995
                                                              ------------- ------------
                                                                      (IN MILLIONS)
ASSETS
Investments:
  Fixed maturities:
    Available for sale, at estimated fair value ............   $  17,117.5  $  15,899.9
  Mortgage loans on real estate ............................       3,298.5      3,638.3
  Equity real estate .......................................       3,705.0      3,916.2
  Policy loans .............................................       2,167.3      1,976.4
  Investment in and loans to affiliates ....................         686.8        636.6
  Other equity investments .................................         561.4        621.1
  Other invested assets ....................................         358.4        706.1
                                                               -----------  -----------
      Total investments ....................................      27,894.9     27,394.6
Cash and cash equivalents ..................................         528.2        774.7
Deferred policy acquisition costs ..........................       3,279.3      3,083.3
Amounts due from discontinued GIC Segment ..................       1,270.1      2,097.1
Other assets ...............................................       2,720.0      2,713.1
Closed Block assets ........................................       8,345.7      8,612.8
Separate Accounts assets ...................................      28,242.3     24,566.6
                                                               -----------  -----------

TOTAL ASSETS ...............................................   $  72,280.5  $  69,242.2
                                                               ===========  ============

LIABILITIES
Policyholders' account balances ............................   $  21,795.3  $  21,911.2
Future policy benefits and other policyholders' liabilities        4,155.9      4,013.2
Short-term and long-term debt ..............................       2,029.9      1,899.3
Other liabilities ..........................................       2,988.2      3,379.5
Closed Block liabilities ...................................       9,193.2      9,507.2
Separate Accounts liabilities ..............................      28,154.7     24,531.0
                                                               -----------  -----------
      Total liabilities ....................................      68,317.2     65,241.4
                                                               -----------  -----------

Commitments and contingencies (Note 10)

SHAREHOLDER'S EQUITY
Common stock, $1.25 par value; 2.0 million shares
 authorized issued and outstanding .........................           2.5          2.5
Capital in excess of par value .............................       2,913.6      2,913.6
Retained earnings ..........................................       1,019.0        781.6
Net unrealized investment gains ............................          63.3        338.2
Minimum pension liability ..................................         (35.1)       (35.1)
                                                               -----------  -----------
      Total shareholder's equity ...........................       3,963.3      4,000.8
                                                               -----------  -----------

TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY .................   $  72,280.5  $  69,242.2
                                                               ===========  ===========

                 See Notes to Consolidated Financial Statements.

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                                   (UNAUDITED)

                                                      THREE MONTHS ENDED    NINE MONTHS ENDED
                                                        SEPTEMBER 30,         SEPTEMBER 30,
                                                   ---------------------- ---------------------
                                                      1996         1995     1996        1995
                                                   -----------  --------- ---------  ----------
                                                                  (IN MILLIONS)
REVENUES
Universal life and investment-type
  product policy fee income .....................   $    220.7  $   197.1 $   651.4   $  581.4
Premiums ........................................        145.8      140.2     439.2      452.7
Net investment income ...........................        534.3      517.5   1,605.9    1,551.7
Investment (losses) gains, net ..................         (5.5)       8.8     (21.5)      27.7
Commissions, fees and other income ..............        262.5      232.3     786.8      650.5
Contribution from the Closed Block ..............         23.7       28.2      73.8       85.4
                                                    ----------  --------- ---------   --------
      Total revenues ............................      1,181.5    1,124.1   3,535.6    3,349.4
                                                    ----------  --------- ---------   --------

BENEFITS AND OTHER DEDUCTIONS
Interest credited to policyholders' account
  balances ......................................        315.8      314.8     948.8      921.3
Policyholders' benefits .........................        268.4      245.7     795.6      766.1
Other operating costs and expenses ..............        457.2      421.8   1,379.0    1,282.4
                                                    ----------  --------- ---------   --------
      Total benefits and other deductions .......      1,041.4      982.3   3,123.4    2,969.8
                                                    ----------  --------- ---------   --------

Earnings before Federal income taxes,
  minority interest and cumulative effect of
  accounting change .............................        140.1      141.8     412.2      379.6
Federal income taxes ............................         33.7       33.9      92.2       89.9
Minority interest in net income of consolidated
  subsidiaries ..................................         20.6       16.7      59.5       45.2
                                                    ----------  --------- ---------   --------
Earnings before cumulative effect of
  accounting change .............................         85.8       91.2     260.5      244.5
Cumulative effect of accounting change,
  net of Federal income taxes ...................          -          -       (23.1)       -
                                                    ----------  --------- ---------   --------

Net Earnings ....................................   $     85.8  $    91.2  $  237.4   $  244.5
                                                    ==========  ========== ========   ========


                 See Notes to Consolidated Financial Statements.

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
                  NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                   (UNAUDITED)

                                                                        1996       1995
                                                                     ----------  ----------
                                                                         (IN MILLIONS)
Common stock, at par value, beginning of year and end of period ..   $      2.5  $      2.5
                                                                     ----------  ----------

Capital in excess of par value, beginning of year
 and end of period ...............................................      2,913.6     2,913.6
                                                                     ----------  ----------

Retained earnings, beginning of year .............................        781.6       484.0
Net earnings .....................................................        237.4       244.5
                                                                     ----------  ----------
Retained earnings, end of period .................................      1,019.0       728.5
                                                                     ----------  ----------

Net unrealized investment gains (losses), beginning of year ......        338.2      (203.0)
Change in unrealized investment (losses) gains ...................       (274.9)      270.5
                                                                     ----------  ----------
Net unrealized investment gains, end of period ...................         63.3        67.5
                                                                     ----------  ----------

Minimum pension liability, beginning of year and end of period ...        (35.1)       (2.7)
                                                                     ----------  ----------

TOTAL SHAREHOLDER'S EQUITY, END OF PERIOD ........................   $  3,963.3  $  3,709.4
                                                                     ==========  ==========



                 See Notes to Consolidated Financial Statements.

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                   (UNAUDITED)

                                                                           1996       1995
                                                                        -----------  ----------
                                                                             (IN MILLIONS)
Net earnings .........................................................   $    237.4  $    244.5
  Adjustments to reconcile net earnings to net cash provided by operating activities:
    Interest credited to policyholders' account balances .............        948.8       921.3
    General Account policy charges ...................................       (651.4)     (581.4)
    Investment losses (gains) ........................................         21.5       (27.7)
    Change in Federal income taxes payable ...........................        (96.2)      110.8
    Changes in Closed Block assets and liabilities, net ..............        (46.9)      (52.6)
    Other, net .......................................................         33.8       102.2
                                                                         ----------  ----------

Net cash provided by operating activities ............................        447.0       717.1
                                                                         ----------  ----------

Cash flows from investing activities:
  Maturities and repayments ..........................................      1,626.0     1,312.6
  Sales ..............................................................      6,913.2     5,371.0
  Return of capital from joint ventures and limited partnerships .....         64.3        34.7
  Purchases ..........................................................     (9,646.9)   (7,100.5)
  Decrease in loans to discontinued GIC Segment ......................        827.0     1,155.4
  Other, net .........................................................        (97.9)     (176.7)
                                                                         ----------  ----------

Net cash (used) provided by investing activities .....................       (314.3)      596.5
                                                                         ----------  ----------

Cash flows from financing activities:
  Policyholders' account balances:
    Deposits .........................................................      1,402.2     2,034.3
    Withdrawals ......................................................     (1,839.5)   (2,078.9)
  Net increase in short-term financings ..............................        195.3       272.5
  Repayments of long-term debt .......................................        (88.5)       (5.3)
  Payment of obligation to fund accumulated deficit of discontinued
    GIC Segment ......................................................          -      (1,215.4)
  Other, net .........................................................        (48.7)      (33.8)
                                                                         ----------  ----------

Net cash used by financing activities ................................       (379.2)   (1,026.6)
                                                                         ----------  ----------

Change in cash and cash equivalents ..................................       (246.5)      287.0
Cash and cash equivalents, beginning of year .........................        774.7       693.6
                                                                         ----------  ----------

Cash and Cash Equivalents, End of Period .............................   $    528.2  $    980.6
                                                                         ==========  ==========

Supplemental cash flow information
  Interest Paid ......................................................   $     70.6  $     61.2
                                                                         ==========  ==========
  Income Taxes (Refunded) Paid .......................................   $     (7.9) $      4.1
                                                                         ==========  ==========

                 See Notes to Consolidated Financial Statements.

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


 1)   BASIS OF PRESENTATION

      The preparation of the accompanying consolidated financial statements in conformity with GAAP required management to make estimates and assumptions (including normal, recurring accruals) that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These statements should be read in conjunction with the consolidated financial statements of the Company for the year ended December 31, 1995. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for the full year.

      Certain reclassifications have been made in the amounts presented for prior periods to conform those periods with the current presentation.

 2)   ACCOUNTING CHANGES AND PRONOUNCEMENTS

      The Company implemented SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," as of January 1, 1996. The statement requires long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate the carrying value of such assets may not be recoverable. Impaired real estate is written down to fair value with the impairment loss being included in Investment gains, net. Before implementing SFAS No. 121, valuation allowances on real estate held for the production of income were computed using the forecasted cash flows of the respective properties discounted at a rate equal to the Company's cost of funds. The adoption of the statement resulted in the release of valuation allowances of $152.4 million and recognition of impairment losses of $144.0 million on real estate held and used. Real estate which management has committed to disposing of by sale or abandonment is classified as real estate to be disposed of. Valuation allowances on real estate to be disposed of continue to be computed using the lower of estimated fair value or depreciated cost, net of disposition costs. Implementation of the SFAS No. 121 impairment requirements relative to other assets to be disposed of resulted in a charge for the cumulative effect of an accounting change of $23.1 million, net of a Federal income tax benefit of $12.4 million, due to the writedown to fair value of building improvements relating to facilities being vacated beginning in 1996.

      In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 125 specifies the accounting and reporting requirements for transfers of financial assets, the recognition and measurement of servicing assets and liabilities and extinguishments of liabilities. SFAS No. 125 is effective for transactions occurring after December 31, 1996 and is to be applied prospectively. Management has not yet determined the effect of implementing SFAS No. 125.

 3)   FEDERAL INCOME TAXES

      Federal income taxes for interim periods have been computed using an estimated annual effective tax rate. This rate is revised, if necessary, at the end of each successive interim period to reflect the current estimate of the annual effective tax rate.

 4)   INVESTMENTS

      Investment valuation allowances and changes thereto are shown below:

                                                                    NINE MONTHS ENDED
                                                                      SEPTEMBER 30,
                                                                  ---------------------
                                                                     1996       1995
                                                                  ---------  ----------
                                                                      (IN MILLIONS)
      Balances, beginning of year ............................     $  325.3    $  284.9
      SFAS No. 121 release ...................................       (152.4)        -
      Additions charged to income ............................         88.7        67.8
      Deductions for writedowns and asset dispositions .......       (105.2)      (49.7)
                                                                   --------    --------
      Balances, End of Period ................................     $  156.4    $  303.0
                                                                   ========    ========

      Balances, end of period:
        Mortgage loans on real estate ........................     $   93.3    $   66.8
        Equity real estate ...................................         63.1       236.2
                                                                   --------    --------
      Total.............................................           $  156.4    $  303.0
                                                                   ========    ========

      For the three months and nine months ended September 30, 1996 and 1995, investment income is shown net of investment expenses of $89.9 million, $272.1 million, $115.2 million and $343.3 million, respectively.

      As of September 30, 1996 and December 31, 1995, fixed maturities classified as available for sale had amortized costs of $17,001.8 million and $15,284.0 million, respectively. Other equity investments included equity securities with carrying values of $125.0 million and $128.4 million and costs of $101.3 million and $97.3 million as of September 30, 1996 and December 31, 1995, respectively.

      For the nine months ended September 30, 1996 and 1995, proceeds received on sales of fixed maturities classified as available for sale amounted to $6,645.1 million and $5,009.6 million, respectively. Gross gains of $94.0 million and $135.1 million and gross losses of $58.4 million and $49.8 million were realized on these sales for the nine months ended September 30, 1996 and 1995, respectively. The decrease in unrealized investment gains related to fixed maturities classified as available for sale for the nine months ended September 30, 1996 amounted to $500.1 million.

      During the nine months ended September 30, 1995, one security classified as held to maturity was sold and twelve securities classified as held to maturity were transferred to the available for sale portfolio. All actions were taken as a result of significant deterioration in creditworthiness. The amortized cost of the security sold was $4.2 million. The aggregate amortized cost of the securities transferred was $116.0 million with gross unrealized investment losses of $3.2 million transferred to equity for the nine months ended September 30, 1995.

      Impaired mortgage loans along with the related provision for losses follows:

                                                                    SEPTEMBER 30,  December 31,
                                                                         1996         1995
                                                                    -------------  ----------
                                                                           (IN MILLIONS)
      Impaired mortgage loans with provision for losses ........     $  428.6      $  310.1
      Impaired mortgage loans with no provision for losses .....        148.3         160.8
                                                                     --------      --------
      Recorded investment in impaired mortgage loans ...........        576.9         470.9
      Provision for losses .....................................         88.0          62.7
                                                                     --------      --------
      Net Impaired Mortgage Loans ..............................     $  488.9      $  408.2
                                                                     ========      ========

      Impaired mortgage loans with no provision for losses are loans where the fair value of the collateral or the net present value of the loans equals or exceeds the recorded investment. Interest income earned on loans where the collateral value is used to measure impairment is recorded using the cash basis method. Interest income on loans where the present value method is used to measure impairment is accrued on the net carrying value amount of the loan at the interest rate used to discount the cash flows. Changes in the present value attributable to changes in the amount or timing of expected cash flows are reported as investment gains or losses.

      During the nine months ended September 30, 1996 and 1995, respectively, the Company's average recorded investment in impaired mortgage loans was $548.7 million and $295.5 million. Interest income recognized on these impaired mortgage loans totaled $30.9 million and $20.3 million for the nine months ended September 30, 1996 and 1995, respectively, including $13.7 million and $10.8 million recognized on the cash basis method.

 5)   ALLIANCE - CURSITOR TRANSACTION

      On February 29, 1996, Alliance acquired the business of Cursitor-Eaton Asset Management Company and Cursitor Holdings Limited in exchange for approximately 1.8 million Alliance Units, $84.9 million in cash, $21.5 million in notes which are payable ratably over the next four years and substantial additional consideration which will be determined at a later date. The Company recognized an investment gain of $20.6 million as a result of the issuance of Units in this transaction. At September 30, 1996, the Company's ownership of Alliance Units was approximately 57.4%.

 6)   BUSINESS SEGMENT INFORMATION

                                               THREE MONTHS ENDED      NINE MONTHS ENDED
                                                 SEPTEMBER 30,           SEPTEMBER 30,
                                              ----------------------- ----------------------
                                                1996        1995         1996        1995
                                             -----------  ---------- -----------  ----------
                                                              (IN MILLIONS)
      Revenues
      Individual insurance and annuities ..   $    841.7  $    793.5  $  2,496.9  $  2,436.6
      Group pension .......................         60.7        77.1       189.3       209.4
      Attributed insurance capital ........         17.9        17.0        49.2        45.6
                                              ----------  ----------  ----------  ----------
        Insurance operations ..............        920.3       887.6     2,735.4     2,691.6
      Investment services .................        267.0       243.7       818.3       681.1
      Consolidation/elimination ...........         (5.8)       (7.2)      (18.1)      (23.3)
                                              ----------  ----------  ----------  ----------
      Total ...............................   $  1,181.5  $  1,124.1  $  3,535.6  $  3,349.4
                                              ==========  ==========  ==========  ==========

      EARNINGS (LOSS) BEFORE FEDERAL
        INCOME TAXES, MINORITY INTEREST
        AND CUMULATIVE EFFECT OF
        ACCOUNTING CHANGE
      Individual insurance and annuities ..   $     86.8  $     80.6  $    240.3  $    232.2
      Group pension .......................         (8.3)        (.9)      (28.6)      (12.7)
      Attributed insurance capital ........          9.7         9.9        23.5        22.5
                                              ----------  ----------  ----------  ----------
        Insurance operations ..............         88.2        89.6       235.2       242.0
      Investment services .................         68.8        59.2       226.8       157.2
                                              ----------  ----------  ----------  ----------
        Subtotal ..........................        157.0       148.8       462.0       399.2
      Corporate interest expense ..........        (16.9)       (7.0)      (49.8)      (19.6)
                                              ----------  ----------  ----------  ----------
      Total ...............................   $    140.1  $    141.8  $    412.2  $    379.6
                                              ==========  ==========  ==========  ==========

                                                         SEPTEMBER 30,     December 31,
                                                               1996           1995
                                                         --------------    ------------
                                                                  (IN MILLIONS)
      ASSETS
      Individual insurance and annuities ...........       $  53,559.8      $  50,328.8
      Group pension ................................           3,601.0          4,033.3
      Attributed insurance capital .................           2,055.5          2,391.6
                                                           -----------      -----------
        Insurance operations .......................          59,216.3         56,753.7
      Investment services ..........................          13,434.1         12,842.9
      Consolidation/elimination ....................            (369.9)          (354.4)
                                                           -----------      -----------
      Total ........................................       $  72,280.5      $  69,242.2
                                                           ===========      ===========

 7)   DISCONTINUED OPERATIONS

      Summarized financial information of the discontinued GIC Segment follows:

                                                        SEPTEMBER 30,   DECEMBER 31,
                                                             1996         1995
                                                        --------------  ------------
                                                               (IN MILLIONS)
ASSETS
Mortgage loans on real estate ....................       $  1,285.0     $  1,485.8
Equity real estate ...............................          1,057.1        1,122.1
Cash and other invested assets ...................            361.7          665.2
Other assets .....................................            191.5          579.3
                                                         ----------     ----------
Total Assets .....................................       $  2,895.3     $  3,852.4
                                                         ==========     ==========
LIABILITIES
Policyholders' liabilities .......................       $  1,360.3     $  1,399.8
Allowance for future losses ......................            118.8          164.2
Amounts due to continuing operations .............          1,270.1        2,097.1
Other liabilities ................................            146.1          191.3
                                                         ----------     ----------
Total Liabilities ................................       $  2,895.3     $  3,852.4
                                                         ==========     ==========

                                             THREE MONTHS ENDED  NINE MONTHS ENDED
                                               SEPTEMBER 30,        SEPTEMBER 30,
                                             ------------------ ------------------
                                              1996      1995     1996     1995
                                             -------  --------  -------  ---------
                                                         (IN MILLIONS)
REVENUES
Investment income (net of investment
  expenses of $31.8, $40.5, $96.1
  and $117.9) ............................   $  50.2  $  52.6  $  182.4  $  202.1
Investment (losses) gains, net ...........      (6.2)     6.6     (23.8)    (12.3)
Policy fees, premiums and other
  income, net ............................        .1       .1        .2        .6
                                            --------- -------- --------  --------
Total revenues ...........................      44.1     59.3     158.8     190.4
BENEFITS AND OTHER DEDUCTIONS ............      56.9     76.6     196.2     253.9
                                            --------- -------- --------  --------
Losses Charged to Allowance
  for Future Losses ......................   $ (12.8) $ (17.3) $  (37.4) $  (63.5)
                                             =======  =======  ========  ========

      Investment valuation allowances amounted to $19.9 million on mortgage loans and $16.3 million on equity real estate for an aggregate of $36.2 million at September 30, 1996. As of January 1, 1996, the adoption of SFAS No. 121 resulted in a release of existing valuation allowances of $71.9 million on equity real estate and recognition of impairment losses of $69.8 million on real estate held and used. At December 31, 1995, valuation allowances amounted to $19.2 million on mortgage loans and $77.9 million on equity real estate for an aggregate of $97.1 million.

      Benefits and other deductions included $23.3 million, $94.8 million, $38.7 million and $116.0 million of interest expense related to amounts borrowed from continuing operations for the three months and nine months ended September 30, 1996 and 1995, respectively.

      The allowance for future losses is based upon management's best judgment and there can be no assurance ultimate losses will not differ.

 8)   CLOSED BLOCK

      Summarized financial information of the Closed Block follows:

                                                                  SEPTEMBER 30,  DECEMBER 31,
                                                                       1996         1995
                                                                  -------------  ------------
                                                                        (IN MILLIONS)
       ASSETS
       Fixed maturities:
         Available for sale, at estimated fair value (amortized
           cost of $3,730.0 and $3,662.8) ......................   $  3,736.2    $  3,896.2
       Mortgage loans on real estate ...........................      1,422.2       1,368.8
       Policy loans ............................................      1,778.8       1,797.2
       Cash and other invested assets ..........................        321.8         440.9
       Deferred policy acquisition costs .......................        780.8         823.6
       Other assets ............................................        305.9         286.1
                                                                   ----------    ----------
       Total Assets ............................................   $  8,345.7    $  8,612.8
                                                                   ==========    ==========
       LIABILITIES
       Future policy benefits and other policyholders'
        account balances .......................................   $ 9,159.6      $  9,346.7
       Other liabilities .......................................        33.6           160.5
                                                                   ---------      ----------
       Total Liabilities .......................................   $ 9,193.2      $  9,507.2
                                                                   =========      ==========

                                            THREE MONTHS ENDED    NINE MONTHS ENDED
                                              SEPTEMBER 30,        SEPTEMBER 30,
                                            ------------------  --------------------
                                              1996     1995       1996       1995
                                            --------  --------  --------  ----------
                                                          (IN MILLIONS)
      REVENUES
      Premiums and other income .........   $  171.3  $  178.8  $  539.1  $  561.3
      Investment income (net of investment
        expenses of $6.9, $6.6, $21.0 and
        $20.3) ..........................      140.2     133.3     408.4     400.7
      Investment losses, net ............       (4.6)      (.6)    (13.2)     (7.5)
                                            --------  --------  --------  --------
      Total revenues ....................      306.9     311.5     934.3     954.5
                                            --------  --------  --------  --------

      BENEFITS AND OTHER DEDUCTIONS
      Policyholders' benefits and dividends    266.9     270.8     810.2     824.1
      Other operating costs and expenses .      16.3      12.5      50.3      45.0
                                            --------  --------  --------  --------
      Total benefits and other deductions      283.2     283.3     860.5     869.1
                                            --------  --------  --------  --------

      Contribution from the Closed Block    $   23.7  $   28.2  $   73.8  $   85.4
                                            ========  ========  ========  ========

      Investment valuation allowances amounted to $33.4 million and $18.4 million on mortgage loans and $2.5 million and $4.3 million on equity real estate for an aggregate of $35.9 million and $22.7 million at September 30, 1996 and December 31, 1995, respectively. As of January 1, 1996, the adoption of SFAS No. 121 resulted in the recognition of impairment losses of $5.6 million on real estate held and used.

 9)   RESTRUCTURE COSTS

      At September 30, 1996, liabilities associated with 1994 and 1995 cost reduction programs totaled $27.3 million. During the nine months ended September 30, 1996 and 1995, the Company restructured certain operations in connection with cost reduction programs and incurred costs of $2.6 million and $8.6 million, respectively, primarily associated with severance related benefits. Amounts paid during the nine months ended September 30, 1996 and charged against the liabilities for the 1994 and 1995 cost reduction programs totaled $13.1 million.

10)   LITIGATION

      There have been no new material legal proceedings and no material developments in matters which were previously reported in the Company's Notes to Consolidated Financial Statements for the year ended December 31, 1995, except as follows:

      On May 29, 1996, the New York County Supreme Court entered a judgment dismissing the complaint with prejudice in the previously reported action Golomb, et al. v. The Equitable Life Assurance Society of the United
      States. Plaintiffs have filed a notice of appeal of that judgment. On February 9, 1996, Equitable Life removed the Pennsylvania action, Malvin
      v. The Equitable Life Assurance Society of the United States, to the United States District Court for the Middle District of Pennsylvania. Following the decision granting Equitable Life's motion to dismiss the New York action (Golomb), on the consent of the parties, the District Court ordered an indefinite stay of all proceedings in the Pennsylvania action, pending either party's right to reinstate the proceeding, and ordered that for administrative purposes the case be deemed administratively closed. On February 2, 1996, Equitable Life removed the Texas action, Bowler, et al.
      v. The Equitable Life Assurance Society of the United States, to the United States District Court for the Northern District of Texas. On July 1, 1996, Equitable Life filed a motion for summary judgment dismissing the complaint in its entirety. The Company's management has been advised that plaintiffs plan to oppose the motion for summary judgment. In August, 1996, the court granted plaintiffs leave to file a supplemental complaint on behalf of a proposed class of Texas policyholders claiming unfair discrimination, breach of contract and other claims arising out of alleged differences between premiums charged to Texas policyholders and premiums charged to similarly situated policyholders in New York and certain other states. Plaintiffs seek refunds of alleged overcharges, exemplary or additional damages citing Texas statutory provisions which among other things, permit two times the amount of actual damage plus additional penalties if the acts complained of are found to be knowingly committed, and injunctive relief. Equitable Life has also filed a motion for summary judgment dismissing the supplemental complaint in its entirety. Equitable Life's management has been advised that plaintiffs plan to oppose that motion.

      On May 22, 1996, a separate action entitled Bachman v. The Equitable Life Assurance Society of the United States, was filed in Florida state court making claims similar to those in the previously reported Golomb action. The Florida action is asserted on behalf of a proposed class of Florida issued or renewed policyholders, insured after 1983 under Lifetime Guaranteed Renewable Major Medical Insurance Policies issued by Equitable Life. The Florida action seeks compensatory and punitive damages and injunctive relief restricting the methods by which Equitable Life increases premiums in the future, based on various common law claims. On June 20, 1996, Equitable Life removed the Florida action to Federal court. Equitable Life has answered the complaint, denying the material allegations and asserting certain affirmative defenses. Although the outcome of any litigation cannot be predicted with certainty, particularly in the early stages of an action, The Equitable's management believes that the ultimate resolution of this litigation should not have a material adverse effect on the financial position of the Company. Due to the early stage of such litigation, the Company's management cannot make an estimate of loss, if any, or predict whether or not such litigation will have a material adverse effect on the Company's results of operations in any particular period.

      On November 6, 1996, a proposed class action entitled Fletcher, et al. v. The Equitable Life Assurance Society of the United States, was filed in California Superior Court for Fresno County, making substantially the same allegations concerning premium rates and premium rate increases on guaranteed renewable policies made in the Bowler action. The complaint alleges, among other things, that differentials between rates charged California policyholders and policyholders in New York and certain other states, and the methods used by Equitable Life to calculate premium increases, breached the terms of its policies and that Equitable Life misrepresented and concealed the facts pertaining to such differentials and methods in violation of California law. Plaintiffs seek compensatory damages in an unspecified amount, rescission, injunctive relief and attorneys fees. Although the outcome of any litigation cannot be predicted with certainty, particularly in the early stages of an action, Equitable Life's management believes that the ultimate resolution of this litigation should not have a material adverse effect on the financial position of Equitable Life. Due to the early stage of such litigation, Equitable Life's management cannot make an estimate of loss, if any, or predict whether or not such litigation will have a material adverse effect on Equitable Life's results of operations in any particular period.

      In connection with the previously reported action entitled Sidney C. Cole et al. v. The Equitable Life Assurance Society of the United States and The Equitable of Colorado, Inc., on June 28, 1996, the court issued a decision and order dismissing with prejudice plaintiff's causes of action for fraud, constructive fraud, breach of fiduciary duty, negligence, and unjust enrichment, and dismissing without prejudice plaintiff's cause of action under the New York State consumer protection statute. The only remaining causes of action are for breach of contract and negligent misrepresentation. Plaintiffs have made a motion for reargument with respect to this order, which was submitted to the court in October 1996.

      On May 21, 1996, an action entitled Elton F. Duncan, III v. The Equitable Life Assurance Society of the United States, was commenced against Equitable Life in the Civil District Court for the Parish of Orleans, State of Louisiana. The action is brought by an individual who purchased a whole life policy. Plaintiff alleges misrepresentations concerning the extent to which the policy was a proper replacement policy and the number of years that the annual premium would need to be paid. Plaintiff purports to represent a class consisting of all persons who purchased whole life or universal life insurance policies from Equitable Life from January 1, 1982 to the present. Plaintiff seeks damages, including punitive damages, in an unspecified amount. On June 21, 1996, Equitable Life removed the action to the United States District Court for the Eastern District of Louisiana. Plaintiff has made a motion to remand to the Louisiana Civil District Court, and Equitable Life will oppose such motion.  On July 26, 1996, an action entitled  Michael Bradley
      v. Equitable Variable Life Insurance Company, was commenced in New York state court. The action is brought by the holder of a variable life insurance policy issued by EVLICO. The plaintiff purports to represent a class consisting of all persons or entities who purchased one or more life insurance policies issued by EVLICO from January 1, 1980. The complaint puts at issue various alleged sales practices and alleges misrepresentations concerning the extent to which the policy was a proper replacement policy and the number of years that the annual premium would need to be paid. Plaintiff seeks damages, including punitive damages, in an unspecified amount and also seeks injunctive relief prohibiting EVLICO from canceling policies for failure to make premium payments beyond the alleged stated number of years that the annual premium would need to be paid. Equitable Life and EVLICO have made a motion to consolidate or jointly try this proceeding with the Cole action, which will not be heard until November 1996. Although the outcome of any litigation cannot be predicted with certainty, particularly in the early stages of an action, the Company's management believes that the ultimate resolution of the litigations discussed in this paragraph should not have a material adverse effect on the financial position of the Company. Due to the early stages of such litigation, the Company's management cannot make an estimate of loss, if any, or predict whether or not such litigation will have a material adverse effect on the Company's results of operations in any particular period.

      Equitable Life recently received a subpoena from the U.S. Department of Labor ("DOL") requesting copies of any third-party appraisals in Equitable Life's possession relating to the ten largest properties (by value) in the Prime Property Fund ("PPF"). PPF is an open-end, commingled real estate separate account of Equitable Life's for pension clients. Equitable Life serves as investment manager in PPF and has retained Equitable Real Estate Investment Management, Inc. ("Equitable Real Estate") as adviser. In early 1995, the DOL commenced a national investigation of commingled real estate funds with pension investors, including PPF. The investigation now appears to be focused principally on appraisal and valuation procedures in respect of fund properties. The most recent request from the DOL seems to reflect, at least in part, an interest in the relationship between the valuations for those properties reflected in appraisals prepared for local property tax proceedings and the valuations used by PPF for other purposes. At no time has the DOL made any specific allegation that Equitable Life or Equitable Real Estate has acted improperly and Equitable Life and Equitable Real Estate believe that any such allegation would be without foundation. While the outcome of this investigation cannot be predicted with certainty, in the opinion of management, the ultimate resolution of this matter should not have a material adverse effect on the Company's consolidated financial position or results of operations.

      In connection with the previously reported arbitration involving Equitable Casualty Insurance Company ("Casualty"), the arbitration panel issued a final award in favor of Casualty and GEICO General Insurance Company ("GEICO General") on June 17, 1996. The result of the arbitration is expected to resolve in favor of Casualty and GEICO General two litigations that were commenced by Houston General Insurance Company ("Houston General") and that have been stayed by the presiding courts pending the completion of the arbitration. Houston General has informed Casualty, through counsel, that it is considering whether to consent to entry of a judgment enforcing the arbitration award or whether to contest the award. The Company's management believes that Houston General has no valid basis for contesting the arbitration award and therefore the ultimate resolution of this matter should not have a material adverse effect on the Company's financial position or results of operations.

      With respect to the previously reported National Gypsum litigation, the Bankruptcy Court has remanded the Texas state court action to state court.

      With  respect  to  the  previously  reported   Spectravision   litigation,
      plaintiffs have filed an amended complaint in which DLJSC is no longer named as a defendant.

      On September 26, 1996, the United States District Court for the Southern District of New York granted the defendants' motion to dismiss all counts of the complaint in the previously reported litigation involving Alliance and the Alliance North American Government Income Fund, Inc. The plaintiffs have filed motions requesting that the court reconsider its decision and for permission to file an amended complaint. While the ultimate outcome cannot be determined at this time, Alliance's management does not expect that it will have a material adverse effect on Alliance's consolidated financial position or results of operations.

      In addition to the matters previously reported and the matters described above, Equitable Life and its subsidiaries and DLJ and its subsidiaries are involved in various legal actions and proceedings in connection with their businesses. Some of the actions and proceedings have been brought on behalf of various alleged classes of claimants and certain of these claimants seek damages of unspecified amounts. While the ultimate outcome of such matters cannot be predicted with certainty, in the opinion of management no such matter is likely to have a material adverse effect on the Company's consolidated financial position or results of operations.

                                                                      APPENDIX A

MANAGEMENT

Here is a list of our directors and, to the extent they are responsible for variable life insurance operations, our principal officers and a brief statement of their business experience for the past five years. Unless otherwise noted, their address is 1290 Avenue of the Americas, New York, New York 10104.


NAME AND PRINCIPAL                     BUSINESS EXPERIENCE
BUSINESS ADDRESS                       WITHIN PAST FIVE YEARS
-------------------                    ------------------------

DIRECTORS

Claude Bebear                          Director of Equitable since July 1991. Chairman of the Board of the Holding Company (February
AXA S.A.                               1996-present)  and a Director of other affiliates of Equitable.  Chairman and Chief Executive
23,  Avenue  Matignon                  Officer of AXA since February 1989.  Chief Executive  Officer of the AXA Group since 1974 and
75008 Paris, France                    Chairman or Director of numerous subsidiaries and affiliated companies of the AXA Group.

Christopher J. Brocksom                Director  of  Equitable  since  July 1992.  Chief  Executive  Officer,  AXA Equity & Law Life
AXA Equity & Law                       Assurance  Society ("AXA Equity & Law") and various  directorships  and officerships with AXA
Amersham Road                          Equity & Law affiliated companies.
High Wycombe
Bucks HP 13 5 AL, England

Francoise Colloc'h                     Director of  Equitable  since July 1992.  Executive  Vice  President,  Culture-- Management--
AXA S.A.                               Communications, AXA, and various positions with AXA affiliated companies.
23, Avenue Matignon
75008 Paris, France

Henri de Castries                      Director  of  Equitable  since  September  1993.  Vice  Chairman  of the Board of the Holding
AXA S.A.                               Company since February 1996.  Executive Vice President  Financial Services and Life Insurance
23, Avenue Matignon                    Activities  of AXA  since  1993.  Prior  thereto,  General  Secretary  from  1991 to 1993 and
75008 Paris, France                    Central  Director  of  Finances  from 1989 to 1991.  Also  Director  or  Officer  of  various subsidiaries  and affiliates of the AXA Group.  Director of the Holding  Company and of other
                                       Equitable affiliates.

Joseph L. Dionne                       Director  of  Equitable  since May 1982.  Chairman  (since  April  1988) and Chief  Executive
The McGraw-Hill Companies              Officer (Since April 1983) of The McGraw-Hill Companies.  Director of the Holding Company.
1221 Avenue of the Americas
New York, NY  10020

William T. Esrey                       Director of  Equitable  since July 1986.  Chairman  (since  April  1990) and Chief  Executive
Sprint Corporation                     Officer (since 1985) and President  (1985 to February 1996) of Sprint  Corporation.  Director
P.O. Box 11315                         of the Holding Company.
Kansas City, MO  64112

Jean-Rene Fourtou                      Director of Equitable since July 1992.  Chairman and Chief Executive Officer,  Rhone-Poulenc,
Rhone-Poulenc S.A.                     S.A. since 1986.  Director of the Holding Company and AXA.
25 Quai Paul Doumer
92408 Courbevoie Cedex,
France

Norman C. Francis                      Director of Equitable since March 1989.  President, Xavier University of Louisiana.
Xavier University of Louisiana
7325 Palmetto Street
New Orleans, LA  70125

Donald J. Greene                       Director of Equitable since July 1991.  Partner,  LeBoeuf,  Lamb, Greene & MacRae since 1965.
LeBouef, Lamb, Greene & MacRae         Director of the Holding Company.
125 West 55th Street
New York, NY  10019-4513

John T. Hartley                        Director of Equitable  since August 1987.  Retired  Chairman and Chief  Executive  Officer of
Harris  Corporation                    Harris  Corporation  (until July 1995);  prior thereto,  he held the positions of Chairman of
1025 NASA Boulevard                    Harris  Corporation from 1987,  Chief Executive  Officer from 1986 and President from October
Melbourne, FL 32919                    1987 to April 1993.


John H.F. Haskell, Jr.                 Director of Equitable since July 1992.  Managing  Director of Dillon,  Read & Co., Inc. since
Dillon, Read & Co., Inc.               1975 and member of its Board of Directors.
535 Madison Avenue
New York, NY  10022



NAME AND PRINCIPAL                     BUSINESS EXPERIENCE
BUSINESS ADDRESS                       WITHIN PAST FIVE YEARS
-------------------                    ------------------------

DIRECTORS  (continued)

W. Edwin Jarmain                       Director of Equitable  since July 1992.  President of Jarmain Group Inc.  since 1979; also an
Jarmain Group Inc.                     Officer  or  Director of  several  affiliated   companies.   Chairman  and  Director  of  FCA
121 King Street West                   International Ltd.; served as President, CEO and Director from 1992 through 1993. Director of
Suite 2525, Box 36                     various AXA affiliated companies. Director of the Holding Company since July 1992.
Toronto, Ontario M5H 3T9,
Canada

G. Donald Johnston, Jr.                Director of Equitable since January 1986.  Retired Chairman and Chief Executive  Officer, JWT
184-400 Ocean Road                     Group, Inc. and J. Walter Thompson Company.
John's Island
Vero Beach, FL  32963

Winthrop Knowlton                      Director of Equitable since October 1973.  Chairman of the Board of Knowlton  Brothers,  Inc.
Knowlton Brothers, Inc.                since May 1989; also President of Knowlton  Associates,  Inc. since September 1987;  Director
530 Fifth Avenue                       of the Holding Company.
New York, NY  10036

Arthur L. Liman                        Director of Equitable since March 1984.  Partner,  Paul, Weiss,  Rifkind,  Wharton & Garrison
Paul, Weiss, Rifkind, Wharton          since 1966.
  and Garrison
1285 Avenue of the Americas
New York, NY  10019

George T. Lowy                         Director of Equitable since July 1992.  Partner, Cravath, Swaine & Moore.
Cravath, Swaine & Moore
825 Eighth Avenue
New York, NY  10019

Didier Pineau-Valencienne              Director  of  Equitable  since  February  1996.  Chairman  and  Chief  Executive  Officer  of
Schneider S.A.                         Schneider  S.A. since 1981 and Chairman or Director of numerous  subsidiaries  and affiliated
64-70 Avenue Jean-Baptiste             companies of Schneider.  Director of AXA and the Holding Company.
Clament
96646 Boulogne-Billancourt
Cedex
France

George J. Sella, Jr.                   Director  of  Equitable  since May 1987.  Retired  Chairman  and Chief  Executive  Officer of
P.O. Box 397                           American  Cyanamid  Company  (until April 1993);  prior  thereto,  Chairman from 1984,  Chief
Newton, NJ  07860                      Executive Officer from 1983 and President from 1979 to 1991.

Dave H. Williams                       Director of  Equitable  since March 1991.  Chairman and Chief  Executive  Officer of Alliance
Alliance Capital Management            since 1977 and  Chairman or Director of numerous  subsidiaries  and  affiliated  companies of
Corporation                            Alliance.  Director of the Holding Company.
1345 Avenue of the Americas
New York, NY  10105

OFFICERS -- DIRECTORS

James M. Benson                        Director of Equitable  since February 1994.  Chief  Executive  Officer (since  February 1996)
                                       and President of Equitable  (since February  1994);  prior thereto,  Chief Operating  Officer
                                       (February 1994 to February 1996) and Senior Executive Vice President of Equitable (April 1993
                                       to February 1994). Prior thereto, President,  Management Compensation Group (1983 to February
                                       1993).  Previously,  President,  Chief Executive Officer and a Director of Equitable Variable
                                       Life Insurance  Company  ("EVLICO").  Senior  Executive Vice President of the Holding Company
                                       since February 1994 and Chief  Operating  Officer since  February  1996;  Director of various
                                       Equitable affiliated companies; Director of the Holding Company since February 1994.

William T. McCaffrey                   Director of  Equitable  since  February  1996.  Senior  Executive  Vice  President  and Chief
                                       Operating  Officer of Equitable (all since  February  1996).  Prior  thereto,  Executive Vice
                                       President  (from  February  1986 to February  1996) and Chief  Administrative  Officer  (from
                                       February 1988 to February 1996).  Executive Vice President and Chief  Administrative  Officer
                                       (since  February  1994) of the  Holding  Company.  Director of various  Equitable  affiliated companies, including EVLICO.



NAME AND PRINCIPAL                     BUSINESS EXPERIENCE
BUSINESS ADDRESS                       WITHIN PAST FIVE YEARS
-------------------                    ------------------------

OFFICERS -- DIRECTORS (continued)

Joseph J. Melone                       Chairman of Equitable  since  February 1994 and a Director of Equitable  since November 1990.
                                       Chief  Executive  Officer of the Holding  Company  since  February  1996 and President of the
                                       Holding  Company  since May 1992.  Previously,  Chief  Executive  Officer of  Equitable  from
                                       February 1994, to February 1996; prior to February 1994,  President,  Chief Executive Officer and  Director  of  Equitable  from  September  1992 to  February  1994 and  President,  Chief
                                       Operating  Officer and a Director since  November  1990.  Former  Chairman,  Chief  Executive
                                       Officer and Director of EVLICO.  Director of various Equitable and AXA affiliated companies.

OTHER OFFICERS

A. Frank Beaz                          Senior Vice  President,  Equitable;  prior thereto,  Vice President,  Equitable  (until March
                                       1995).  Executive Vice President, EQ Financial Consultants, Inc.  ("EQF") (May 1995-present).

Leon B. Billis                         Senior Vice President,  Equitable;  prior thereto, Vice President,  Equitable (until November
                                       1994); Vice President, EVLICO (July 1996 to December 1996).

Harvey Blitz                           Senior Vice President and Deputy Chief Financial Officer,  Equitable.  Senior Vice President,
                                       Holding Company;  Director or Chairman of various Equitable  affiliated  companies;  Director
                                       (October 1992 to December 1996) and Vice President, EVLICO (April 1995 to December 1996).

Kevin R. Byrne                         Vice President and Treasurer,  Equitable;  Vice  President and  Treasurer,  Holding  Company;
                                       Treasurer,  EVLICO (until  December 1996) and Frontier Trust Company;  Director or Officer of
                                       other Equitable affiliated companies.

Jerry M. de St. Paer                   Executive Vice President,  Equitable.  Senior  Executive Vice President  (since May 1996) and
                                       Chief  Financial  Officer (since May 1992) of the Holding  Company.  Executive Vice President
                                       and Chief  Operating  Officer (since  September  1994) of Equitable  Investment  Corporation.
                                       Previously held various  officerships with Equitable and its affiliates.  Director and Senior
                                       Investment Officer,  EVLICO (until December 1996).  Director of various Equitable  affiliated companies.

Gordon G. Dinsmore                     Senior Vice President and Corporate  Actuary,  Equitable.  Executive Vice President,  Equico.
                                       Director  and  Senior  Vice  President,  EVLICO  (until  December  1996);  Director  of other
                                       Equitable affiliated companies.

Alvin H. Fenichel                      Senior Vice  President and  Controller,  Equitable.  Senior Vice  President  and  Controller,
                                       Holding  Company.   Vice  President  and  Controller  (until  December  1996),  EVLICO;  Vice
                                       President, The Equitable of Colorado, Inc. ("Colorado").

Paul J. Flora                          Senior Vice  President and Auditor,  Equitable.  Prior  thereto,  Vice  President and Auditor
                                       (February 1994 to March 1996).  Vice President and Auditor,  Holding Company  (September 1994
                                       to present). Vice President/Auditor, National Westminster Bank (November 1984 to June 1994).

Robert E. Garber                       Executive Vice President and General Counsel, Equitable; Executive Vice President and General
                                       Counsel,  Holding  Company.  Prior  thereto,  Senior Vice  President  and General  Counsel of
                                       Equitable  and the  Holding  Company  (September  1993 to  September  1994) and  Senior  Vice
                                       President and Deputy General Counsel of Equitable (September 1989 to September 1993).

Donald R. Kaplan                       Vice President and Acting Chief Compliance Officer,  Equitable. Prior thereto, Vice President and Counsel (until June 1996).

Michael S. Martin                      Senior Vice  President,  Equitable.  Chairman,  EQF;  Chairman and Chief  Executive  Officer,
                                       EquiSource of New York  (January  1992 to October  1994) and Frontier  (April 1992 to October
                                       1994);  Vice  President,  Hudson  River  Trust  ("HRT")  (February  1993 to  February  1995);
                                       Director,  Vice  President  and  Treasurer,  Equitable  Distributors,  Inc.  (August  1993 to
                                       February  1995),  also Chairman,  President,  and Chief Executive  Officer  (December 1993 to
                                       February 1995); Director,  Equitable Underwriting and Sales Agency (Bahamas),  Ltd. (May 1996
                                       to present) and Colorado (January 1995 to present).



NAME AND PRINCIPAL                     BUSINESS EXPERIENCE
BUSINESS ADDRESS                       WITHIN PAST FIVE YEARS
-------------------                    ------------------------

OTHER OFFICERS  (continued)

Peter D. Noris                         Executive Vice President and Chief Investment  Officer,  Equitable.  Executive Vice President
                                       (since May 1995) and Chief  Investment  Officer  (since July 1995),  Holding  Company.  Prior thereto,  Vice  President/Manager,  Insurance Companies Investment  Strategies Group, Solomon
                                       Brothers,  Inc. (November 1992 to May 1995). Prior thereto,  with Morgan Stanley & Co., Inc., from  October  1984 to November  1992 as  Principal,  Fixed Income  Insurance  Group.  Former
                                       Director and Senior Vice President of EVLICO. Director of other Equitable affiliates.

Anthony C. Pasquale                    Senior  Vice  President,   Equitable.   Chairman  and  President,   Equitable  Realty  Assets
                                       Corporation (July 1995 to present). Director of other Equitable affiliates.

Michael J. Rich                        Senior Vice  President,  Equitable,  since October 1994;  prior  thereto,  Vice  President of
                                       Underwriting,  John Hancock  Mutual Life  Insurance  Co. since 1988.  Director of EVLICO (May
                                       1995 to December 1996).

Pauline Sherman                        Vice President,  Secretary and Associate  General  Counsel,  Equitable;  prior thereto,  Vice
                                       President and Associate General Counsel (until September 1995). Vice President, Secretary and
                                       Associate General Counsel, Holding Company (September 1995 to present).

Samuel Shlesinger                      Senior Vice  President and Actuary,  Equitable;  prior  thereto,  Vice President and Actuary.
                                       Previously,  Director and Senior Vice  President,  EVLICO  (February 1988 to December  1996).
                                       Director, Chairman and Chief Executive Officer, Equitable of Colorado. Vice President, HRT.

Jose S. Suquet                         Executive  Vice  President  and Chief Agency  Officer,  Equitable,  since August 1994;  prior thereto, Agency Manager, Equitable (February 1985 to August 1994).

Stanley B. Tulin                       Senior  Executive  Vice  President and Chief  Financial  Officer,  Equitable;  prior thereto,
                                       Chairman,  Insurance Consulting and Actuarial Practice, Coopers & Lybrand (until April 1996);
                                       Executive Vice President, Holding Company.


                                       IL
                                    COLI II(SM)






                        Prospectus Dated January 1, 1997

IL COLI II is an individual flexible premium variable life insurance policy issued by The Equitable Life Assurance Society of the United States (Equitable). The policy is designed to be offered to eligible purchasers and to be used for a variety of business purposes.

The policy offers flexible premium payments, a choice of two death benefit options, decreases to the policy's Face Amount of insurance and a choice of funding options, including a guaranteed interest option and the following thirteen investment portfolios:


     Fixed Income Series:                      Equity Series:           Asset Allocation Series:
     o  Money Market                           o  Growth & Income       o  Conservative Investors
     o  Intermediate Government Securities     o  Equity Index          o  Balanced
     o  Quality Bond                           o  Common Stock          o  Growth Investors
     o  High Yield                             o  Global
                                               o  International
                                               o  Aggressive Stock

We do not guarantee the investment performance of these investment portfolios, which involve varying degrees of risk.

Although premiums are flexible, additional premiums may be required to keep the policy in effect. The policy may terminate if its value (net of any policy loan) is too small to pay the policy's monthly charges. The policy can be guaranteed to stay in force, regardless of investment performance, through the death benefit guarantee provision (if available).

You can borrow against or withdraw money from the policy, within limits. Loans and withdrawals will reduce the policy's death benefit and cash surrender value. You can also surrender the policy.

Your Equitable agent can provide you with information about all forms of life insurance available from us and help you decide which may best meet your needs. Replacing existing insurance with an IL COLI II or other policy may not be to your advantage.

You may examine the policy for a limited period and cancel it for a full refund of premiums paid.

PLEASE READ THIS PROSPECTUS CAREFULLY AND KEEP IT FOR FUTURE REFERENCE. THIS PROSPECTUS CONTAINS INFORMATION THAT SHOULD BE KNOWN BEFORE INVESTING IN IL COLI
II. THIS PROSPECTUS IS NOT VALID UNLESS IT IS ATTACHED TO A CURRENT PROSPECTUS FOR THE HUDSON RIVER TRUST.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    Copyright 1996 The Equitable Life Assurance Society of the United States.
                              All rights reserved.



EVM-106     Cat. No. 127188

                                TABLE OF CONTENTS






                                                          PAGE
                                                          ----



SUMMARY OF IL COLI II FEATURES...............................1

PART 1 --  DETAILED INFORMATION ABOUT EQUITABLE AND
   IL COLI II INVESTMENT CHOICES.............................6
          THE COMPANY THAT ISSUES IL COLI II.................6
          THE SEPARATE ACCOUNT AND THE TRUST.................6
            The Separate Account.............................6
            The Trust........................................6
            The Trust's Investment Adviser...................6
            Investment Policies Of The Trust's Portfolios....7
          THE GUARANTEED INTEREST ACCOUNT....................8
            Adding Interest In The Unloaned Guaranteed
              Interest Account...............................8
            Transfers Out Of The Guaranteed Interest Account.8
PART 2--  DETAILED INFORMATION ABOUT IL COLI II..............9
          FLEXIBLE PREMIUMS..................................9
            Planned Periodic And Death Benefit Guarantee
              Premiums.......................................9
            Premium And Monthly Charge Allocations...........9
          DEATH BENEFITS.....................................9
            Guaranteeing The Death Benefit..................10
          CHANGES IN INSURANCE PROTECTION...................10
            Decreasing The Face Amount......................10
            Changing The Death Benefit Option...............10
            Substitution Of Insured Person..................11
            When Policy Changes Go Into Effect..............11
          MATURITY BENEFIT..................................11
          LIVING BENEFIT OPTION.............................11
          SUPPLEMENTAL INSURANCE ON THE INSURED PERSON......11
          YOUR POLICY ACCOUNT VALUE.........................12
            Amounts In The Separate Account.................12
            How We Determine The Unit Value.................12
            Transfers Of Policy Account Value...............12
            Telephone Transfers.............................12
            Charge For Transfers............................12
          BORROWING FROM YOUR POLICY ACCOUNT................12
            How To Request A Loan...........................13
            Policy Loan Interest............................13
            When Interest Is Due............................13
            Repaying The Loan...............................13
            The Effects Of A Policy Loan....................13
          PARTIAL WITHDRAWALS AND SURRENDER.................13
            Partial Withdrawals.............................13
            Surrender For Net Cash Surrender Value..........14
          DEDUCTIONS AND CHARGES............................14
            Deductions From Premiums........................14
            Deductions From Your Policy Account.............14
            Trust Charges...................................15
          ADDITIONAL INFORMATION ABOUT IL COLI II...........16
            Your Policy Can Terminate.......................16
            You May Restore A Policy After It Terminates....16
            Policy Periods, Anniversaries, Dates And Ages...16
          TAX EFFECTS.......................................17
            Policy Proceeds.................................17
            Policy Terminations.............................18
            Diversification.................................18
            Policy Changes..................................18
            Tax Changes.....................................18
            Estate And Generation Skipping Taxes............19
            Pension And Profit-Sharing Plans................19
            Other Employee Benefit Programs.................19
            Our Taxes.......................................19
            When We Withhold Income Taxes...................19
PART 3--  ADDITIONAL INFORMATION............................19
          YOUR VOTING PRIVILEGES............................19
            Trust Voting Privileges.........................19
            How We Determine Your Voting Shares.............20
            Separate Account Voting Rights..................20
          OUR RIGHT TO CHANGE HOW WE OPERATE................20
          OUR REPORTS TO POLICYOWNERS.......................20
          LIMITS ON OUR RIGHT TO CHALLENGE THE POLICY.......20
          YOUR PAYMENT OPTIONS..............................21
          YOUR BENEFICIARY..................................21
          ASSIGNING YOUR POLICY.............................21
          WHEN WE PAY POLICY PROCEEDS.......................21
          DIVIDENDS.........................................21
          REGULATION........................................21
          SPECIAL CIRCUMSTANCES.............................22
          DISTRIBUTION......................................22
          LEGAL PROCEEDINGS.................................22
          ACCOUNTING AND ACTUARIAL EXPERTS..................22
          ADDITIONAL INFORMATION............................22
          MANAGEMENT........................................23
PART 4 -- ILLUSTRATIONS OF POLICY BENEFITS..................27
SEPARATE ACCOUNT FP FINANCIAL STATEMENTS.................FSA-1
EQUITABLE FINANCIAL STATEMENTS.............................F-1
APPENDIX A--COMMUNICATING PERFORMANCE DATA.................A-1
            LONG-TERM MARKET TRENDS........................A-1







--------------------------------------------------------------------------------
In this prospectus "we," "our" and "us" mean Equitable, a New York stock life insurance company. "You" and "your" mean the owner of the policy. We refer to the person who is covered by the policy as the "insured person" because the insured person and the policyowner may not be the same. Unless indicated otherwise, the discussion in this prospectus assumes that there is no policy loan outstanding and that the policy is not in a grace period.

THE POLICY IS NOT AVAILABLE IN ALL JURISDICTIONS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE. EQUITABLE DOES NOT AUTHORIZE ANY INFORMATION OR REPRESENTATIONS REGARDING THE OFFERING DESCRIBED IN THIS PROSPECTUS OTHER THAN AS CONTAINED IN THIS PROSPECTUS OR ANY ATTACHED SUPPLEMENT THERETO OR IN ANY SUPPLEMENTAL SALES MATERIAL AUTHORIZED BY EQUITABLE.

                        WHAT IS VARIABLE LIFE INSURANCE?

Variable life insurance is one kind of permanent cash value life insurance. Like other kinds of permanent cash value life insurance, such as whole life and universal life insurance, variable life insurance generally provides two benefits: an income tax-free death benefit and a cash value that grows tax-deferred.

What sets variable life insurance apart from universal life and whole life is that variable life insurance allows the policyowner to direct premiums to different mutual fund options. This enables a policyowner to harness the growth potential of, for example, the equity markets, but the policyowner also bears the risk of investment losses. In contrast, whole life insurance provides a minimum guaranteed cash value and universal life applies a minimum guaranteed interest rate to premiums. Some variable life insurance policies offer some of the other features of universal or whole life such as premium flexibility (universal life) or death benefit guarantees (whole life).

Equitable offers an array of permanent cash value insurance products and your Equitable agent can help you determine which product best suits your insurance needs.

                         SUMMARY OF IL COLI II FEATURES

THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE TERMS OF THE POLICY WHEN ISSUED AND THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS (SEE TABLE OF CONTENTS ON OPPOSITE PAGE).

ELIGIBILITY TO PURCHASE

IL COLI II has been designed to be used as a potential source of funds to pay benefits under non-qualified executive deferred compensation plans, salary continuation plans or for other business purposes. In order to qualify to purchase IL COLI II, the following conditions must be satisfied:

o a minimum of five policies must be issued, each on the life of a different eligible insured person;

o the minimum initial premium under each of the policies must be remitted to Equitable by the policyowner;

o the aggregate annualized first year planned periodic premium for all policies must be at least $150,000; and

o  certain  undertakings,   which  may  be  required  by  Equitable  in  certain
   situations, are submitted to Equitable.

PUTTING MONEY INTO THE POLICY

FLEXIBLE PREMIUMS

o Premiums may be invested whenever and in whatever amount you determine, within limits. Other than the initial premium, there are no scheduled or required premium payments (however, under certain conditions, additional premiums may be needed to keep a policy in effect). See FLEXIBLE PREMIUMS on page 9.

POLICY ACCOUNT

o Net premiums are put in your Policy Account and can be allocated to a Guaranteed Interest Account and to one or more funds of Equitable's Separate Account FP (each a Fund, and together, the Funds or the Separate Account). The Funds invest in corresponding portfolios of The Hudson River Trust (Trust), a mutual fund. See THE SEPARATE ACCOUNT and THE TRUST, both on page 6.

o Transfers can be made among the various funding options, BUT TRANSFERS OUT OF THE GUARANTEED INTEREST ACCOUNT CAN ONLY BE MADE DURING A LIMITED TIME AND IN LIMITED AMOUNTS. See TRANSFERS OUT OF THE GUARANTEED INTEREST ACCOUNT on page 8 for a description of these limitations. Transfers into the Guaranteed Interest Account and among the Funds may generally be made at any time. See TRANSFERS OF POLICY ACCOUNT VALUE on page 12.

o There is no minimum guaranteed cash value for amounts allocated to the Funds. The value of amounts allocated to the Guaranteed Interest Account will depend on the interest rates declared and guaranteed each year by Equitable (4% minimum, before deductions). See THE GUARANTEED INTEREST ACCOUNT on page 8.

TAKING MONEY OUT OF THE POLICY

o Loans may be taken against 90% of a policy's Cash Surrender Value (Policy Account value) subject to certain conditions. Loan interest accrues daily at a rate determined annually. Currently, amounts set aside to secure the loan earn interest at a rate 1% lower than the rate charged for policy loan interest. See BORROWING FROM YOUR POLICY ACCOUNT on page 12.

o Partial Withdrawals of Net Cash Surrender Value (Cash Surrender Value less any loan and accrued loan interest) may be taken after the first policy year, subject to our approval and certain conditions. See PARTIAL WITHDRAWALS on page 13.

o The policy may be surrendered for its Net Cash Surrender Value, less any lien securing a Living Benefit payment, at which time insurance coverage will end. See SURRENDER FOR NET CASH SURRENDER VALUE on page 14.

INSURANCE PROTECTION FEATURES

DEATH BENEFITS

o  Option A, a fixed benefit equal to the policy's Face Amount.

o Option B, a variable benefit equal to the Face Amount plus the Policy Account value.

o The total minimum Face Amount (including any death benefit coverage under any policy rider) is $100,000.

o In some cases a higher death benefit may apply in order to meet Federal income tax law requirements. See DEATH BENEFITS on page 9.

o After the second policy year, you can decrease the Face Amount or change your death benefit option. Conditions apply to Face Amount and death benefit option changes. See CHANGES IN INSURANCE PROTECTION on page 10.

o After the second policy year, you may be able to substitute the insured person. See SUBSTITUTION OF INSURED PERSON on page 11.

DEATH BENEFIT GUARANTEE

o The death benefit guarantee provision guarantees that under certain conditions, the policy will remain in force even if the Net Cash Surrender Value is too small to pay the monthly charges. The death benefit guarantee provision is not available if you have elected any death benefit coverage under the supplemental term insurance rider. The death benefit guarantee provision may be limited or not available in some states. See GUARANTEEING THE DEATH BENEFIT on page 10 for a description of these provisions and the conditions that apply.

MATURITY BENEFIT

o A maturity benefit equal to the amount in your Policy Account, less any policy loan, any lien securing a Living Benefit payment and accrued interest, is payable on the policy anniversary nearest the insured person's 100th birthday (Final Policy Date), if the insured person is still living on that date. See MATURITY BENEFIT on page 11.

LIVING BENEFIT

o The Living Benefit rider enables the policyowner to receive a portion of the policy's death benefit (excluding any death benefit payable under the supplemental term insurance rider) if the insured person has a terminal illness. The Living Benefit rider will be added to most policies at issue for no additional cost. See LIVING BENEFIT OPTION on page 11.

SUPPLEMENTAL INSURANCE ON THE INSURED PERSON

o You may purchase at issue death benefit coverage on the insured person through a supplemental term insurance rider. Choosing coverage under the supplemental term insurance rider in lieu of coverage under the base policy will reduce total charges and increase Policy Account values on a current charge basis. The more supplemental term insurance coverage you elect, the greater will be the amount of the reduction in charges and increase in Policy Account values on a current charge basis. However, the supplemental term insurance rider has higher guaranteed maximum cost of insurance charges than the base policy. On a guaranteed charge basis, the use of the rider will increase charges and decrease Policy Account values. In addition, if you elect any coverage under this rider, the death benefit guarantee provision will not be available and the Living Benefit rider will not apply to the supplemental term insurance. See SUPPLEMENTAL INSURANCE ON THE INSURED PERSON on page 11.

DEDUCTIONS AND CHARGES

FROM PREMIUMS (See DEDUCTIONS FROM PREMIUMS on page 14.)

o Charge for taxes imposed by states and other jurisdictions. Such charges currently range from .75% to 5% (Virgin Islands).

o Premium Sales Charge equal to 9% of premiums paid through the tenth policy year and 3% of premiums paid thereafter. Equitable currently intends to reduce the 9% charge once premiums paid equal a specified amount.

FROM THE POLICY ACCOUNT (See DEDUCTIONS FROM YOUR POLICY ACCOUNT on page 14.)

o Maximum administrative charge of $18.50 per month for the first three policy years and $6.00 thereafter, plus a charge per thousand of Face Amount at issue (excluding any death benefit coverage under the supplemental term insurance rider) ranging from $0.15 to $0.26 per month for the first ten policy years (depending upon the issue age of the insured person) and equal to $0.06 per month thereafter. Equitable intends to reduce these charges on a current basis. See DEDUCTIONS FROM YOUR POLICY ACCOUNT on page 14.

o Current monthly cost of insurance rates for preferred risk insureds for the base policy range from less than one cent per thousand of net amount at risk at the youngest age to $50.00 per thousand of net amount at risk at the oldest age (99). The net amount at risk is the difference between the Policy Account value and the current death benefit. Guaranteed cost of insurance rates for preferred risk insureds for the base policy range from $0.08 (youngest age) to $83.33 (age 99). These same ranges in cost of insurance rates apply to the supplemental term insurance rider, except that the rates are based upon per thousand of rider benefit.

o Current monthly charge for certain mortality and expense risks at an annual rate of .20% of the unloaned Policy Account value (guaranteed not to exceed .40% per annum).

o  Certain policy transactions will result in the following charges:

           o Transfers - Currently, we charge $25 per transfer after the twelfth transfer in a policy year. We reserve the right to charge $25 per transfer.

           o Partial Withdrawals - An expense charge of $25 or 2% of the amount requested, whichever is less, is made for each partial withdrawal.

           o Substitution of Insured Person - A $100 expense charge will be deducted for each substitution of insured person.

FROM THE TRUST

o The Separate Account Funds purchase shares of the Trust at net asset value. That price reflects investment management fees, indirect expenses, such as brokerage commissions, and certain direct operating expenses.

The table below shows (i) actual investment management fees paid by the Trust in 1995 and (ii) other expenses deducted from Trust assets in 1995. Investment management fees may increase or decrease based on the level of portfolio net assets. These fees are subject to maximum rates, as described under THE TRUST'S INVESTMENT ADVISER on page 6, and in the attached Trust prospectus. Other Trust expenses are likely to fluctuate from year to year. Both investment management fees and other Trust expenses are expressed in the table below as a percentage of each portfolio's daily average net assets:


       PORTFOLIO                       ACTUAL 1995 MANAGEMENT FEE       1995 OTHER EXPENSES            1995 TOTAL EXPENSES
       ------------------------------------------------------------------------------------------------------------------------
       Money Market                               0.40%                       0.04%                          0.44%
       Intermediate Govt. Securities              0.50%                       0.07%                          0.57%
       Quality Bond                               0.55%                       0.04%                          0.59%
       High Yield                                 0.55%                       0.05%                          0.60%
       Growth & Income                            0.55%                       0.05%                          0.60%
       Equity Index                               0.35%                       0.13%                          0.48%
       Common Stock                               0.35%                       0.03%                          0.38%
       Global                                     0.53%                       0.08%                          0.61%
       International                              0.90%                       0.13%*                         1.03%
       Aggressive Stock                           0.46%                       0.03%                          0.49%
       Conservative Investors                     0.55%                       0.04%                          0.59%
       Balanced                                   0.37%                       0.03%                          0.40%
       Growth Investors                           0.52%                       0.04%                          0.56%
       ---------------------------
       *Annualized


VARIATIONS

o Equitable is subject to the insurance laws and regulations in every jurisdiction in which IL COLI II is sold. As a result, various time periods and other terms and conditions described in this prospectus may vary from state to state. These variations will be reflected in the policy.

o The terms of IL COLI II may also vary where special circumstances result in a reduction in our costs.

ADDITIONAL INFORMATION

CANCELLATION RIGHT

o You have a right to examine the policy. You may cancel the policy by sending it to our Administrative Office with a written request to cancel. Your request to cancel the policy must be postmarked no later than 10 days after you receive the policy. Insurance coverage ends when you send your request.

o If you cancel the policy, we will refund the premiums you paid. In certain cases where the policy was purchased as a result of an exchange of one of our life insurance policies, we may reinstate the prior policy.

o  There may be income tax and withholding implications if you cancel.

POLICY TERMINATION

o The policy will go into default if the Net Cash Surrender Value is insufficient to cover monthly charges and the death benefit guarantee provision is not in effect. If this occurs, you will be notified and given the opportunity to maintain the policy in force by making additional payments. You may be able to restore a terminated policy within a limited time period, but this will require additional evidence of insurability. See YOUR POLICY CAN TERMINATE on page 16 and YOU MAY RESTORE A POLICY AFTER IT TERMINATES on page 16.

TAX EFFECTS

o Generally, under current Federal income tax law, death benefits are not subject to income tax and Policy Account earnings are not subject to income tax as long as they remain in the Policy Account. Death benefits and Policy Account earnings may, however, have corporate alternative minimum tax consequences. Loans, partial withdrawals, surrender, maturity, policy termination, or a substitution of insured may result in recognition of income for tax purposes. See TAX EFFECTS on page 17.

                       HUDSON RIVER TRUST RATES OF RETURN

The rates of return shown below are based on the actual investment performance of The Hudson River Trust portfolios, after deduction for investment management fees and direct operating expenses of the Trust, for periods ending September 30, 1996. The historical performance of the Common Stock and Money Market Portfolios for periods prior to March 22, 1985, when these funds were managed separate accounts and subject to a different fee structure, has been adjusted to reflect current investment management fees of .40% per annum and estimated direct operating expenses of the Trust of .10% per annum. The Common Stock Portfolio and its predecessors have been in existence since 1976.

The yields shown below are derived from the actual rate of return of the Trust portfolio for the period, which is then adjusted to omit capital changes in the portfolio during the period. We show the SEC standardized 7-day yield for the Money Market Portfolio and 30-day yield for the Intermediate Government Securities, Quality Bond and High Yield Portfolios.

These rates of return and yields are not illustrative of how actual investment performance will affect the benefits under your policy. Moreover, these rates of return and yields are not an estimate or guarantee of future performance.

THESE RATES OF RETURN AND YIELDS ARE FOR THE TRUST ONLY AND DO NOT REFLECT THE ADMINISTRATIVE AND COST OF INSURANCE CHARGES, SALES CHARGE, TAX CHARGE AND THE MORTALITY AND EXPENSE RISK CHARGE APPLICABLE UNDER AN IL COLI II POLICY. SUCH CHARGES WOULD REDUCE THE RETURNS AND YIELDS SHOWN. SEE ILLUSTRATIONS OF IL COLI II CASH SURRENDER VALUES BASED ON HISTORICAL INVESTMENT RESULTS BELOW.

                                                                     RATES OF RETURN FOR PERIODS ENDING SEPTEMBER 30, 1996
                                                         ---------------------------------------------------------------------------
                                               SEC                                                                         SINCE
   PORTFOLIO                                  YIELDS      1 YEAR      3 YEARS     5 YEARS     10 YEARS    20 YEARS      INCEPTION(A)
   ---------                                 ---------   ---------   ----------  ----------   ---------   ----------  --------------
   The Fixed Income Series:
   Money Market............................     5.20%      5.35%       4.81%       4.31%        5.89%        --             7.31%
   Intermediate Government Securities......     5.92       4.85        3.71        6.26         --           --             6.89
   Quality Bond............................     5.92       5.48         --          --          --           --             3.82
   High Yield..............................    10.23      23.99       13.97       15.12         --           --            11.33
   The Equity Series:
   Growth & Income.........................               13.84         --          --          --           --            10.58
   Equity Index............................               19.69         --          --          --           --            18.74
   Common Stock............................               17.31       15.49       14.65        14.91       15.16%          14.94
   Global..................................               11.59       11.36       13.15         --           --            11.42
   International(b)........................               11.32         --          --          --           --            12.55
   Aggressive Stock........................               25.13       15.50       14.72        18.73         --            20.49
   The Asset Allocation Series:
   Conservative Investors..................                5.80        5.04        7.86         --           --             8.72
   Balanced................................               10.55        5.94        8.09        10.11         --            11.86
   Growth Investors........................               11.57        9.74       12.68         --           --            15.38

   -------------
   (a)The International Portfolio received its initial funding on April 3, 1995; the Equity Index Portfolio on March 1, 1994; the Growth & Income and Quality Bond Portfolios on October 1, 1993; the Intermediate Government Securities Portfolio on April 1, 1991; the Conservative Investors and the Growth Investors Portfolios on October 2, 1989; the Global Portfolio on August 27, 1987; the High Yield Portfolio on January 2, 1987; the
      Aggressive Stock and Balanced Portfolios on January 27, 1986; the predecessor of the Money Market Portfolio on July 13, 1981; and the predecessor of the Common Stock Portfolio on January 13, 1976.

   (b)Unannualized.

Additional investment performance information appears in the attached Trust prospectus.

ILLUSTRATIONS OF CASH SURRENDER VALUES BASED ON HISTORICAL INVESTMENT RESULTS. The table on the next page was developed to demonstrate how the actual investment experience of the Trust and its predecessors would have affected the Cash Surrender Value of hypothetical IL COLI II policies held for specified periods of time. The table illustrates premiums and Cash Surrender Values of thirteen hypothetical IL COLI II policies, each with a 100% premium allocation to a different Fund. The illustration also assumes that, in each case, the insured is a 45-year-old male, preferred non-tobacco user and that each policy has an increasing death benefit, a $200,000 initial Face Amount (not including any supplemental term insurance rider) and a $10,392 annual premium.

The table assumes that each policy was purchased on the first day of a calendar year. For Trust portfolios whose inception dates fall before June 30, the policy is assumed to have been purchased at the beginning of, and earned the actual return over, that entire calendar year of inception. For Trust portfolios whose inception dates fall after June 30, the policy is assumed to have been purchased at the beginning of the first full calendar year of that portfolio's operation. The table then illustrates what the Cash Surrender Value would have been after one policy year, after five policy years, after 10 policy years and as of September 30, 1996.

                ILLUSTRATIONS OF IL COLI II CASH SURRENDER VALUES
BASED ON HISTORICAL INVESTMENT RESULTS, $200,000 OF INITIAL INSURANCE PROTECTION
                             AND CURRENT CHARGES(1)

                                   MALE AGE 45
                         PREFERRED RISK NON-TOBACCO USER

                                                      ASSUMED POLICY
                                                     PURCHASE DATE (2)          AT END OF FIRST POLICY YEAR
                                                    ---------------------   -------------------------------------
                                                                                  TOTAL               CASH
                                                         BEGINNING               PREMIUM            SURRENDER
                                                          OF YEAR:                PAID                VALUE
                                                    ---------------------   -------------------------------------

THE FIXED INCOME SERIES:
------------------------
Money Market......................................          1982                 $10,392            $ 9,638
Int. Gov't Securities.............................          1991                  10,392              9,558
Quality Bond......................................          1994                  10,392              8,039
High Yield........................................          1987                  10,392              8,904

THE EQUITY SERIES:
------------------
Growth & Income...................................          1994                  10,392              8,436
Equity Index......................................          1994                  10,392              8,586
Common Stock......................................          1976                  10,392              9,302
Global............................................          1988                  10,392              9,452
International.....................................          1995                  10,392              9,487
Aggressive Stock..................................          1986                  10,392             11,665

THE ASSET ALLOCATION SERIES:
----------------------------
Conservative Investors............................          1990                  10,392              9,045
Balanced..........................................          1986                  10,392             11,063
Growth Investors..................................          1990                  10,392              9,434



                                                          AT END OF FIFTH POLICY YEAR             AT END OF TENTH POLICY YEAR
                                                      -------------------------------------   -------------------------------------
                                                            TOTAL              CASH                  TOTAL             CASH
                                                           PREMIUM           SURRENDER              PREMIUM          SURRENDER
                                                            PAID               VALUE                 PAID              VALUE
                                                      -------------------------------------   -------------------------------------

THE FIXED INCOME SERIES:
------------------------
Money Market......................................         $51,960           $54,346               $103,920          $130,665
Int. Gov't Securities.............................          51,960            51,181                  --                --
Quality Bond......................................            --                --                    --                --
High Yield........................................          51,960            56,081                  --                --

THE EQUITY SERIES:
------------------
Growth & Income...................................            --                --                    --                --
Equity Index......................................            --                --                    --                --
Common Stock......................................          51,960            80,478                103,920           214,490
Global............................................          51,960            56,967                  --                --
International.....................................            --                --                    --                --
Aggressive Stock..................................          51,960            68,973                103,920           255,558

THE ASSET ALLOCATION SERIES:
----------------------------
Conservative Investors............................          51,960            49,698                  --                --
Balanced..........................................          51,960            58,419                103,920           154,151
Growth Investors..................................          51,960            58,358                  --                --


                                                           FROM POLICY PURCHASE THROUGH
                                                                 SEPTEMBER 30, 1996
                                                       ---------------------------------------
                                                              TOTAL               CASH
                                                             PREMIUM            SURRENDER
                                                              PAID                VALUE
                                                       ---------------------------------------

THE FIXED INCOME SERIES:
------------------------
Money Market......................................          $155,880           $  206,645
Int. Gov't Securities.............................            62,353               60,696
Quality Bond......................................            31,176               28,202
High Yield........................................           103,920              172,137

THE EQUITY SERIES:
------------------
Growth & Income...................................            31,176               32,515
Equity Index......................................            31,176               36,060
Common Stock......................................           218,232            1,220,152
Global............................................            93,528              150,196
International.....................................            20,784               19,428
Aggressive Stock..................................           114,312              315,945

THE ASSET ALLOCATION SERIES:
----------------------------
Conservative Investors............................            72,744               79,137
Balanced..........................................           114,312              173,866
Growth Investors..................................            72,744               99,917



THE  DEATH  BENEFIT  GUARANTEE  PREMIUM  FOR  THIS  POLICY  IS  $3,568.04.   SEE
GUARANTEEING THE DEATH BENEFIT ON PAGE 10.

THESE VALUES ARE NOT AN ESTIMATE OR GUARANTEE OF FUTURE PERFORMANCE.

(1) POLICY VALUES REFLECT ALL CHARGES ASSESSED UNDER THE POLICY AND BY THE TRUST INCLUDING AN ASSUMED CHARGE FOR TAXES OF 2%. CURRENT NON-GUARANTEED COST OF INSURANCE, ADMINISTRATIVE, MORTALITY AND EXPENSE RISK AND PREMIUM SALES CHARGES HAVE BEEN USED TO DETERMINE POLICY VALUES; SUCH CHARGES MAY BE INCREASED IN THE FUTURE, BUT WILL NEVER EXCEED THE GUARANTEED MAXIMUM CHARGES SET FORTH IN DEDUCTIONS AND CHARGES ON PAGE 14. IF GUARANTEED COST OF INSURANCE, ADMINISTRATIVE, MORTALITY AND EXPENSE RISK AND PREMIUM SALES CHARGES WERE USED, THE RESULTS WOULD BE LOWER.

(2) ASSUMED POLICY PURCHASE DATE IS BASED UPON INCEPTION OF TRUST PORTFOLIO. PLEASE REFER TO EXPLANATION OF TABLE ON PAGE 4.

PART 1:       DETAILED INFORMATION ABOUT EQUITABLE AND IL COLI II
              INVESTMENT CHOICES

THE COMPANY THAT ISSUES IL COLI II

EQUITABLE. Equitable, a New York stock life insurance company, had been in business since 1859. We are a wholly-owned subsidiary of The Equitable Companies Incorporated (the Holding Company). The largest stockholder of the Holding Company is AXA S.A. (AXA), a French insurance holding company. AXA beneficially owns 60.6% of the outstanding shares of common stock of the Holding Company plus convertible preferred stock. Under its investment arrangements with Equitable and the Holding Company, AXA is able to exercise significant influence over the operations and capital structure of the Holding Company and its subsidiaries, including Equitable. AXA is the holding company for an international group of insurance and related financial services companies. Equitable, the Holding Company and their subsidiaries managed approximately $195.3 billion of assets as of December 31, 1995, including third party assets of approximately $144.4 billion. Equitable's home office is 1290 Avenue of the Americas, New York, New York 10104. We are licensed to do business in all 50 states, Puerto Rico, the Virgin Islands and the District of Columbia. We maintain local offices throughout the United States. At December 31, 1995, we had approximately $132.8 billion face amount of variable life insurance in force. Prior to January 1, 1997, IL COLI II policies were issued by Equitable's wholly-owned subsidiary, Equitable Variable Life Insurance Company (Equitable Variable). Equitable Variable was merged into Equitable as of January 1, 1997.

THE SEPARATE ACCOUNT AND THE TRUST

THE SEPARATE ACCOUNT. The Separate Account was established on September 21, 1995 under the Insurance Law of the State of New York. The Separate Account is a type of investment company called a unit investment trust and is registered with the Securities and Exchange Commission (SEC) under the Investment Company Act of 1940 (1940 Act). This registration does not involve any supervision by the SEC of the management or investment policies of the Separate Account. The Separate Account is a successor to a separate account that was established by Equitable Variable on April 19, 1985. The assets of that separate account became assets of the Separate Account on January 1, 1997 when Equitable Variable was merged into Equitable.

Under New York law, we own the assets of the Separate Account and use them to support your policy and other variable life insurance policies. The portion of the Separate Account's assets supporting these policies may not be used to satisfy liabilities arising out of any other business we may conduct. This means that the assets supporting Policy Account values maintained in the Separate Account are not subject to the claims of our other creditors. We may also retain in the Separate Account amounts owed to us for charges or other permitted allocations. Because such retained amounts do not support Policy Account values, we may transfer them from the Separate Account to our general account at our discretion.

THE TRUST. The Separate Account has several funds, each of which invests in shares of a corresponding portfolio of the Trust. The Trust is an open-end diversified management investment company, more commonly called a mutual fund. As a "series" type of mutual fund, it issues several different "series" of stock, each of which relates to a different Trust portfolio with a different investment policy. The Trust does not impose a sales charge or "load" for buying and selling its shares. The Trust's shares are bought and sold by our Separate Account at net asset value. The Trust's custodian is The Chase Manhattan Bank, N.A.

The Trust sells its shares to separate accounts of insurance companies, both affiliated and not affiliated with Equitable. We currently do not foresee any disadvantages to our policyowners arising out of this. However, the Trust's Board of Trustees intends to monitor events in order to identify any material irreconcilable conflicts that possibly may arise and to determine what action, if any, should be taken in response. If we believe that the Trust's response to any of those events insufficiently protects our policyowners, we will see to it that appropriate action is taken to do so. Also, if we ever believe that any of the Trust's portfolios is so large as to materially impair the investment performance of a portfolio or the Trust, we will examine other investment options.

THE TRUST'S INVESTMENT ADVISER. The Trust is advised by Alliance Capital Management L.P. (Alliance). Alliance is registered as an investment adviser under the Investment Advisers Act of 1940. Alliance, a publicly-traded limited partnership, is indirectly majority-owned by Equitable. Alliance's main office is 1345 Avenue of the Americas, New York, New York 10105.

Alliance acts as an investment adviser to various separate accounts and general accounts of Equitable and other affiliated insurance companies. Alliance also provides management and consulting services to mutual funds, endowment funds, insurance companies, foreign entities, qualified and non-tax qualified corporate funds, public and private pension and profit-sharing plans, foundations and tax-exempt organizations. As of December 31, 1995, Alliance was managing approximately $146.5 billion in assets.

The advisory fee payable by the Trust is based on the following annual percentages of the value of each portfolio's daily average net assets:

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                DAILY AVERAGE NET ASSETS
                                                                                        ------------------------------------------
                                                                                           FIRST          NEXT           OVER
   PORTFOLIO                                                                           $350 MILLION   $400 MILLION   $750 MILLION
   ---------                                                                            ------------   ------------   ------------

   Common Stock, Money Market and Balanced..........................................       .400%          .375%          .350%

   Aggressive Stock and Intermediate Government Securities..........................       .500%          .475%          .450%

   High Yield, Global, Conservative Investors and

      Growth Investors..............................................................       .550%          .525%          .500%
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                DAILY AVERAGE NET ASSETS
                                                                                        ------------------------------------------
                                                                                           FIRST          NEXT           OVER
   PORTFOLIO                                                                           $500 MILLION   $500 MILLION    $1 BILLION
   ---------                                                                           ------------   ------------    ----------

   Quality Bond and Growth & Income.................................................       .550%          .525%          .500%


                                                                                           FIRST          NEXT           OVER
   PORTFOLIO                                                                           $750 MILLION   $750 MILLION   $1.5 BILLION
   ---------                                                                           ------------   ------------   ------------

   Equity Index.....................................................................       .350%          .300%          .250%


                                                                                           FIRST          NEXT           OVER
   PORTFOLIO                                                                           $500 MILLION   $1 BILLION     $1.5 BILLION
   ---------                                                                           ------------   ----------     ------------

   International....................................................................       .900%          .850%           .800
------------------------------------------------------------------------------------------------------------------------------------

INVESTMENT POLICIES OF THE TRUST'S PORTFOLIOS. Each portfolio has a different investment objective which it tries to achieve by following separate investment policies. The objectives and policies of each portfolio will affect its return and its risks. There is no guarantee that these objectives will be achieved. The policies and objectives of the Trust's portfolios are as follows:

------------------------------------------------------------------------------------------------------------------------------------
   PORTFOLIO                  INVESTMENT POLICY                                        OBJECTIVE
   ----------                 -----------------                                        ---------

   FIXED INCOME SERIES:

   MONEY MARKET............   Primarily  high  quality  short-term  money  market      High   level  of  current   income   while
                              instruments.                                             preserving    assets    and    maintaining
                                                                                       liquidity.

   INTERMEDIATE............   Primarily debt  securities  issued or guaranteed by      High  current   income   consistent   with
   GOVERNMENT                 the   U.S.    Government,    its    agencies    and      relative stability of principal.
   SECURITIES                 instrumentalities.  Each  investment  will  have  a
                              final  maturity  of not  more  than 10  years or a
                              duration not exceeding that of a 10-year  Treasury
                              note.

   QUALITY BOND............   Primarily investment grade fixed-income securities.      High  current   income   consistent   with
                                                                                       preservation of capital.

   HIGH YIELD..............   Primarily   a   diversified   mix  of  high  yield,      High return by maximizing  current  income
                              fixed-income     securities    involving    greater      and,  to the extent  consistent  with that
                              volatility  of  price  and  risk of  principal  and      objective, capital appreciation.
                              income than high quality  fixed-income  securities.
                              The medium and lower  quality  debt  securities  in
                              which the  Portfolio  may invest are known as "junk
                              bonds."

   EQUITY SERIES:

   GROWTH & INCOME.........   Primarily   income   producing  common  stocks  and      High total  return  through a  combination
                              securities convertible into common stocks.               of    current     income    and    capital
                                                                                       appreciation.

   EQUITY INDEX............   Selected  securities  in the S&P's  500 Index  (the      Total  return  performance  (before  trust
                              "Index")  which the adviser  believes  will, in the      expenses)    that     approximates     the
                              aggregate,  approximate the performance  results of      investment   performance   of  the   Index
                              the Index.                                               (including  reinvestment  of dividends) at
                                                                                       a risk level  consistent  with that of the
                                                                                       Index.

   COMMON STOCK............   Primarily   common  stock  and  other   equity-type      Long-term    growth   of    capital    and
                              instruments.                                             increasing income.

   GLOBAL..................   Primarily  equity  securities of non-United  States      Long-term growth of capital.
                              as well as United States companies.

   INTERNATIONAL...........   Primarily equity  securities  selected  principally      Long-term growth of capital.
                              to  permit   participation  in  non-United   States
                              companies with prospects for growth.

   AGGRESSIVE STOCK........   Primarily  common  stocks  and  other   equity-type      Long-term growth of capital.
                              securities  issued  by  medium  and  other  smaller
                              sized companies with strong growth potential.

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
   PORTFOLIO                  INVESTMENT POLICY                                        OBJECTIVE
   ----------                 -----------------                                        ---------

   ASSET ALLOCATION SERIES:

   CONSERVATIVE............   Diversified  mix of  publicly-traded,  fixed-income      High   total   return   without,   in  the
   INVESTORS                  and  equity  securities;  asset  mix  and  security      adviser's    opinion,    undue   risk   to
                              selection   are   primarily   based  upon   factors      principal.
                              expected  to  reduce   risk.   The   Portfolio   is
                              generally  expected  to hold  approximately  70% of
                              its assets in fixed  income  securities  and 30% in
                              equity securities.

   BALANCED................   Primarily  common  stocks,   publicly-traded   debt      High  return   through  a  combination  of
                              securities    and   high   quality   money   market      current income and capital appreciation.
                              instruments.  The  Portfolio is generally  expected
                              to hold 50% of its assets in equity  securities and
                              50% in fixed income securities.

   GROWTH INVESTORS........   Diversified  mix of  publicly-traded,  fixed-income      High  total  return  consistent  with  the
                              and  equity  securities;  asset  mix  and  security      adviser's determination of reasonable risk.
                              selection  based upon factors  expected to increase
                              possibility   of  high   long-term   return.   The
                              Portfolio   is   generally    expected   to   hold
                              approximately   70%  of  its   assets   in  equity
                              securities and 30% in fixed income securities.

------------------------------------------------------------------------------------------------------------------------------------

Because Policy Account values may be invested in mutual fund options, IL COLI II offers an opportunity for the Cash Surrender Value to appreciate more rapidly than it would under comparable fixed benefit whole life insurance. You must, however, accept the risk that if investment performance is unfavorable, the Cash Surrender Value may not appreciate as rapidly and, indeed, may decrease in value.

More detailed information about the Trust, its investment policies, risks, expenses and all other aspects of its operations, including definitions of certain terms used herein, appears in its prospectus, which is attached to this prospectus, and in its Statement of Additional Information referred to therein.

THE GUARANTEED INTEREST ACCOUNT

You may allocate some or all of your Policy Account to the Guaranteed Interest Account, which is funded by our general account and pays interest at a declared rate guaranteed for one year. The principal, after deductions, is also guaranteed. The general account supports all of our insurance and annuity guarantees, including the Guaranteed Interest Account, as well as our general obligations. The general account is subject to regulation and supervision by the Insurance Department of the State of New York and to the insurance laws and regulations of all jurisdictions where we are authorized to do business. Because of applicable exemptive and exclusionary provisions, interests in the general account have not been registered under the Securities Act of 1933 (1933 Act), nor is the general account an investment company under the 1940 Act. Accordingly, neither the general account, the Guaranteed Interest Account nor any interests therein are subject to regulation under the 1933 Act or the 1940 Act. We have been advised that the staff of the SEC has not made a review of the disclosures that are included in the prospectus for your information and that relate to the general account and the Guaranteed Interest Account. These disclosures, however, may be subject to certain generally applicable provisions of the Federal securities laws relating to the accuracy and completeness of statements made in prospectuses.

The amount you have in the Guaranteed Interest Account at any time is the sum of the amounts allocated or transferred to it, plus the interest credited to it, minus amounts deducted, transferred and withdrawn from it. In addition, any policy loan is secured by an amount in your Policy Account equal to the outstanding loan. This amount remains part of the Policy Account but is assigned to the Guaranteed Interest Account. We refer to this amount as the loaned amount in the Guaranteed Interest Account. A Living Benefit payment will also result in amounts being transferred to the Guaranteed Interest Account. See LIVING BENEFIT OPTION on page 11.

ADDING INTEREST IN THE UNLOANED GUARANTEED INTEREST ACCOUNT. We pay a declared interest rate on all amounts that you have in the Guaranteed Interest Account. At policy issuance, and prior to each policy anniversary, we declare the rates that will apply to amounts in the unloaned Guaranteed Interest Account for the following policy year. Different rates may apply to policies currently being issued and previously issued policies. These annual interest rates will never be less than the minimum guaranteed interest rate of 4%, before policy deductions. Different rates are also paid on unloaned and loaned amounts in the Guaranteed Interest Account. See POLICY LOAN INTEREST on page 13. Amounts securing a Living Benefit payment are considered unloaned amounts for purposes of crediting interest. Interest is credited and compounds daily at an effective annual rate that equals the declared rate for each policy year.

TRANSFERS OUT OF THE GUARANTEED INTEREST ACCOUNT. Transfers out of the Guaranteed Interest Account to the Separate Account are allowed once a year on or within 30 days after your policy anniversary. If we receive your transfer request up to 30 days before your policy anniversary, the transfer will be made on your policy anniversary. If we receive your request on or within 30 days after your policy anniversary, the transfer will be made as of the date we receive your request. You may transfer up to 25% of your unloaned value in the Guaranteed Interest Account as of the transfer date. Amounts securing a Living Benefit payment may not be transferred from the Guaranteed Interest Account.

PART 2:  DETAILED INFORMATION ABOUT IL COLI II

FLEXIBLE PREMIUMS

You may choose the amount and frequency of premium payments, as long as they are within the limits described below. We determine the applicable minimum initial premium based on the age, sex and tobacco user status of the insured person, the initial Face Amount of the policy and any additional term insurance benefit selected. In certain situations, however, no distinction is made based on the sex of the insured person. See COST OF INSURANCE CHARGES on page 15. You may choose to pay a higher initial premium.

The full minimum initial premium must be given to your agent or broker on or before the day the policy is delivered to you. No insurance under your policy will take effect (a) until a policy is delivered and the full minimum initial premium is paid while the person proposed to be insured is living and (b) unless the information in the application continues to be true and complete, without material change, as of the time the initial premium is paid. If you have submitted the full minimum initial premium with your application, we may, subject to certain conditions, provide a limited amount of temporary insurance on the proposed insured. You may review a copy of our Temporary Insurance Agreement on request.

Premiums must be by check or money order drawn on a U.S. bank in U.S. dollars and made payable to Equitable. Premiums after the first must be sent directly to our Administrative Office. The minimum premium is $100 (policies issued in some states or automatic payment plans may have different minimums.) This minimum may be increased if we give you written notice.

We may return premium payments if we determine based upon our interpretation of current tax rules that such premiums would cause your policy to become a modified endowment contract or to cease to qualify as life insurance under Federal income tax law. We may also make such changes to the policy as we deem necessary to continue to qualify the policy as life insurance. See TAX EFFECTS on page 17 for an explanation of modified endowment contracts, the special tax consequences of such contracts, and how your policy might become a modified endowment contract.

PLANNED PERIODIC AND DEATH BENEFIT GUARANTEE PREMIUMS. Although premiums are flexible, page 3 of your policy (the Policy Information Page) will show a "planned" periodic premium and a "death benefit guarantee premium" (if the death benefit guarantee provision is available under your policy). We measure actual premiums against accumulated death benefit guarantee premiums to determine whether the death benefit guarantee provision will prevent the policy from going into default.

The death benefit guarantee premium is actuarially determined at issue based on the age, sex, tobacco user status and underwriting class of the insured person and the Face Amount. The death benefit guarantee premium may change if you make policy changes that decrease the Face Amount of the policy or if there is a change in the insured person's underwriting or tobacco user classification. We reserve the right to limit the amount of any premium payments which are in excess of the greater of the planned periodic premium or the death benefit guarantee premium.

The planned periodic premium is an amount you determine (within limits set by us) when you apply for the policy. The planned premium may be more or less than the death benefit guarantee premium. Neither the planned premium nor the death benefit guarantee premium are required premiums. Failure to pay premiums could cause the policy to terminate. See YOUR POLICY CAN TERMINATE on page 16.

PREMIUM AND MONTHLY CHARGE ALLOCATIONS. On your application you provide us with initial instructions as to how to allocate your net premiums and monthly charges among the Funds and the Guaranteed Interest Account. Allocation percentages may be any whole number from zero to 100, but the sum must equal 100. Allocations to a Fund take effect on the first business day that follows the 20th calendar day after the Issue Date of your policy. The Issue Date is shown on the Policy Information Page, and is the date we actually issue your policy. The date your allocation instructions take effect is called the Allocation Date. Our business days are described in HOW WE DETERMINE THE UNIT Value on page 12.

Until the Allocation Date, any net premiums allocated to a Fund will be allocated to the Money Market Fund, and all monthly deductions allocated to a Fund will be deducted from the Money Market Fund. On the Allocation Date, amounts in the Money Market Fund will be allocated to the various Funds in accordance with your policy application. We may delay the Allocation Date for the same reasons that we would delay effecting a transfer request. There will be no charge for the transfer out of the Money Market Fund on the Allocation Date.

You may change  the  allocation  percentages  for either  your  current  premium payment or the current and future premium payments by writing to our Administrative Office and indicating the changes you wish to make. Your request must be signed. These changes will go into effect as of the date your request is received at our Administrative Office, but no earlier than the first business day following the Allocation Date, and will affect transactions on and after such date.

DEATH BENEFITS

We pay a benefit to the beneficiary of the policy when the insured person dies. This benefit will be equal to the death benefit under your policy plus any additional term insurance benefit included in your policy, less any policy loan, any lien securing a Living Benefit payment and accrued interest. If the insured person dies during a grace period, we will also deduct any overdue monthly charges.

You may choose between two death benefit options:

o OPTION A provides a death benefit equal to the policy's Face Amount. Except as described below, the Option A benefit is fixed.

o OPTION B provides a death benefit equal to the policy's Face Amount PLUS the amount in your Policy Account on the day the insured person dies. Under Option B, the value of the benefit is variable and fluctuates with the amount in your Policy Account.

Under both options, a higher death benefit may apply. This higher death benefit is a percentage multiple of the amount in your Policy Account. The percentage is generally based on provisions of Federal tax law which require a minimum death benefit in relation to cash value for your policy to qualify as life insurance. A higher percentage multiple than that required by Federal tax law will be applied at ages 91 and over. Since cost of insurance charges are assessed on the difference between the Policy Account value and the death benefit, these charges will increase if the higher death benefit takes effect.

The higher death benefit will be the amount in your Policy Account on the day the insured person dies times the percentage for the insured person's age (nearest birthday) at the beginning of the policy year of the insured person's death. The percentage declines as the insured person gets older. For ages that are not shown on the following table, the percentage multiples will decrease by a ratable portion for each full year.

------------------------------------------------------------------------------------------------------------------------------------
                             TABLE OF DEATH BENEFITS AS A PERCENTAGE MULTIPLE OF POLICY ACCOUNT VALUES

    INSURED             40 or         45          50          55          60           65          70        75 to         100
    PERSON'S AGE        under                                                                                  95
                         250%        215%        185%        150%        130%         120%        115%        105%         100%
------------------------------------------------------------------------------------------------------------------------------------

For example, if the insured person were 75 years old and your policy had a Policy Account value of $200,000, the higher death benefit would be 105% of $200,000 or $210,000.

GUARANTEEING THE DEATH BENEFIT. We will guarantee your death benefit coverage, regardless of the policy's investment performance, if you have paid a certain amount of premiums into your policy and you have not withdrawn or borrowed those amounts. The death benefit guarantee provision is not available if you have elected any death benefit coverage under the supplemental term insurance rider. See SUPPLEMENTAL INSURANCE ON THE INSURED PERSON on page 11. The death benefit guarantee provision is also not available in some states.

The death benefit option you select (A or B) can affect the length of time that the death benefit guarantee provision will last. If you have selected death benefit Option A, and you never change it to Option B, then the death benefit guarantee provision will terminate on the Final Policy Date. See MATURITY BENEFIT on page 11. If ever your policy, at any time, has an Option B death benefit, the death benefit guarantee provision will terminate on the later of
(1) the policy anniversary nearest the insured person's 80th birthday or (2) the 15th policy anniversary. However, if your death benefit first changes to an Option B after this time, the death benefit guarantee provision will terminate immediately. Some states may also limit the length of time the death benefit guarantee provision will last to 5 years or less. You should ask your agent for further information.

If your policy's Net Cash Surrender Value is insufficient to pay the monthly deductions, the death benefit guarantee provision can keep your policy from terminating if two conditions are satisfied. First, any outstanding policy loan plus accrued loan interest cannot exceed the policy's Cash Surrender Value. Second, the amount of your actual premium payments minus any withdrawals (each accumulated at 4% interest) must equal or exceed a benchmark premium amount. To determine this benchmark premium amount we accumulate the death benefit guarantee premium (shown on the Policy Information Page) at 4% interest.

CHANGES IN INSURANCE PROTECTION

DECREASING THE FACE AMOUNT. After the second policy year, you may request a decrease in your policy's Face Amount. You must send your signed written request to our Administrative Office. See TAX EFFECTS on page 17 for the tax consequences of changing the Face Amount. Any change will be subject to our approval and the following conditions.

You may not reduce the Face Amount below the minimum we require to issue this policy at the time of the reduction. Any reduction must be at least $10,000. The reduction will be allocated between the base policy and any supplemental term insurance rider in proportion to their respective Face Amounts at issue, subject to maintaining the minimum base policy Face Amount that we require. The death benefit guarantee premium as well as monthly deductions from your Policy Account for the cost of insurance will generally decrease, beginning on the date the decrease in Face Amount takes effect.

CHANGING THE DEATH BENEFIT OPTION. After the second policy year, you may change the death benefit option by sending a signed written request to our Administrative Office. See TAX EFFECTS on page 17 for the tax consequences of changing the death benefit option.

o If you change from OPTION A TO OPTION B, the Face Amount will be decreased by the amount in your Policy Account on the date of the change. This change will shorten the length of time the death benefit guarantee provision is available. See GUARANTEEING THE DEATH BENEFIT on page 10. We may not allow such a change if it would reduce the Face Amount below the minimum required to issue this policy at the time of the reduction. We may require evidence of insurability to make the change.

o If you change from OPTION B TO OPTION A, the Face Amount will be increased by the amount in the Policy Account on the date of the change.

These increases and decreases in Face Amount are made so that the amount of the death benefit remains the same on the date of the change. When the death benefit remains the same, there is no change in the net amount at risk, which is the amount on which cost of insurance charges for the base policy are based (see COST OF INSURANCE CHARGES on page 15). If your death benefit is determined by a percentage multiple of the Policy Account, however, the new Face Amount will be determined differently.

SUBSTITUTION OF INSURED PERSON. If you provide satisfactory evidence that the person proposed to be insured is insurable, then, subject to certain restrictions, you may, after the second policy year, substitute the insured person under your policy. The cost of insurance charges may change. Substituting the insured person is a taxable event and may, depending upon individual circumstances, have other adverse tax consequences, including classification of the policy as a modified endowment contract or disqualification of the policy as life insurance for Federal income tax purposes unless funds are distributed out of the policy. See TAX EFFECTS on page 17. You should consult your tax adviser prior to substituting the insured person. As a condition to substituting the insured person we may require you to sign a form acknowledging the potential tax consequences of making this change. A $100 charge will be deducted from the Policy Account for each substitution of insured person.

WHEN POLICY CHANGES GO INTO EFFECT. A substitution of the insured person, or change in Face Amount or death benefit option, will go into effect on the beginning of the policy month that coincides with or follows the date we approve the request for the change. In some cases we may not approve a change because based on our understanding of current rules, the change might disqualify your policy as life insurance under applicable Federal tax law. In other cases there may be adverse tax consequences as a result of the change. See TAX EFFECTS on page 17.

MATURITY BENEFIT

If the insured person is still living on the policy anniversary nearest his or her 100th birthday (Final Policy Date), we will pay you the amount in the Policy Account net of any policy loan, any lien securing a Living Benefit payment and accrued interest. The policy will then terminate. You may choose to have this benefit paid in installments. See TAX EFFECTS on page 17 and YOUR PAYMENT OPTIONS on page 21.

LIVING BENEFIT OPTION

Subject to our underwriting guidelines and availability in your state, our Living Benefit rider will be added to your policy at issue. The Living Benefit rider enables the policyowner to receive a portion of the policy's death benefit (excluding any death benefit payable under the supplemental term insurance rider) if the insured person has a terminal illness. Certain eligibility requirements apply when you submit a Living Benefit claim (for example, satisfactory evidence of less than a six month life expectancy). There is no additional charge for the rider, but we will deduct an administrative charge of up to $250 from the proceeds of the Living Benefit payment. In addition, if you tell us that you do not wish to have the Living Benefit rider added at issue, but you later ask to add it, additional underwriting will be required and there will be a $100 administrative charge.

When a Living Benefit claim is paid, we establish a lien against the policy. The amount of the lien is the sum of the Living Benefit payment and any accrued interest on that payment. Interest will be charged at a rate equal to the greater of: (i) the yield on a 90-day Treasury bill and (ii) the maximum adjustable policy loan interest rate permitted in the state in which your policy is delivered. See BORROWING FROM YOUR POLICY ACCOUNT -- POLICY LOAN INTEREST on pages 12 and 13.

Until a death benefit is paid, or the policy is surrendered, a portion of the lien is allocated to the policy's Cash Surrender Value. This liened amount will be transferred to the Guaranteed Interest Account where it will earn interest at the same rate as unloaned amounts. See THE GUARANTEED INTEREST ACCOUNT on page
8. This liened amount will not be available for loans, transfers or partial withdrawals. Any death benefit, maturity benefit or Net Cash Surrender Value payable upon policy surrender will be reduced by the amount of the lien.

The receipt of a Living Benefit payment may be able to qualify for exclusion from income tax. See TAX EFFECTS on page 17. Consult your tax adviser. Receipt of a Living Benefit payment may also affect a policyowner's eligibility for certain government benefits or entitlements. You should contact your Equitable agent if you wish to make a claim under the rider.

SUPPLEMENTAL INSURANCE ON THE INSURED PERSON

You may purchase at issue death benefit coverage on the insured person through a supplemental term insurance rider. Choosing coverage under the supplemental term insurance rider in lieu of coverage under the base policy will reduce total charges and increase Policy Account values on a current charge basis. The more supplemental term insurance coverage you elect, the greater will be the amount of the reduction in charges and increase in Policy Account value on a current charge basis. However, the supplemental term insurance rider has higher guaranteed maximum cost of insurance charges than the base policy. On a guaranteed charge basis, the use of the rider will increase charges and decrease the Policy Account value. In addition, if you elect any coverage under this rider, the death benefit guarantee provision will not be available and the Living Benefit rider will not apply to the supplemental term insurance.

The minimum Face Amount that we will issue under the rider is $10,000. The minimum total Face Amount (Face Amount under the rider plus base policy Face
Amount) that must be maintained at all times is $100,000, of which at least $50,000 must be coverage under the base policy. Premiums are allocated between the base policy and the rider in proportion to their respective Face Amounts at issue, and a charge equal to 2% will be deducted from premiums allocated to the rider to cover sales expenses. Premiums allocated to the base policy are subject to a different sales charge. See PREMIUM SALES CHARGE on page 14. Coverage under the supplemental term insurance rider is not included when we calculate the amount of the administrative charge.

If the base policy becomes subject to a higher death benefit in order to maintain its qualification as life insurance, the amount of coverage provided by the supplemental term insurance rider will automatically decrease to offset the increase in the base policy death benefit. Your agent can provide further information and policy illustrations showing how the supplemental term insurance rider can affect your policy values under different assumptions.

YOUR POLICY ACCOUNT VALUE

The amount in your Policy Account is the sum of the amounts you have in the Guaranteed Interest Account and in the Funds. Your Policy Account also reflects various charges. See DEDUCTIONS AND CHARGES on page 14.

AMOUNTS IN THE SEPARATE ACCOUNT. Amounts allocated, transferred or added to a Fund are used to purchase units of that Fund. Units are redeemed from a Fund when amounts are withdrawn, transferred or deducted for charges or capitalized loan interest. The number of units purchased or redeemed in a Fund is calculated by dividing the dollar amount of the transaction by the Fund's unit value calculated after the close of business that day. On any given day, the value you have in a Fund is the unit value for that Fund times the number of units credited to you in that Fund.

HOW WE DETERMINE THE UNIT VALUE. We determine unit values for the Funds at the end of each business day. Generally, a business day is any day we are open and the New York Stock Exchange is open for trading. The unit value that applies to a transaction taking effect on a business day will be the unit value calculated as of the close of business on that day. We are closed for national business holidays, including Martin Luther King, Jr. Day, and also on the Friday after Thanksgiving. Additionally, we may choose to close on the day immediately preceding or following a national business holiday or due to emergency conditions. We will not process any policy transactions on those days other than a policy anniversary report and the payment of death benefit proceeds. The unit value for any business day is equal to the unit value for the preceding business day multiplied by the net investment factor for that Fund on that business day.

A net investment factor is determined for each Fund of the Separate Account every business day as follows: first, we take the net asset value of a share in the corresponding Trust portfolio at the close of business that day, as reported by the Trust, and we add the per share amount of any dividends or capital gains distributions paid by the Trust on that day. We divide this amount by the per share net asset value on the preceding business day. Finally, we reserve the right to subtract any daily charge for taxes or amounts set aside as a reserve for taxes.

TRANSFERS OF POLICY ACCOUNT VALUE. You may request a transfer of amounts among Funds or to the Guaranteed Interest Account.

Special rules apply to transfers out of the Guaranteed Interest Account. See TRANSFERS OUT OF THE GUARANTEED INTEREST ACCOUNT on page 8. You may make a transfer by telephone or by submitting a signed written transfer request to our Administrative Office. Transfer request forms are available from your Equitable agent or from our Administrative Office. Special rules apply to telephone transfers. See TELEPHONE TRANSFERS below.

Transfers take effect on the date we receive your request, but no earlier than the first business day following the Allocation Date. When part of a transfer request cannot be processed, we will not process any part of the request. This could occur, for example, where the request does not comply with our transfer limitations, or where the request is for a transfer of an amount greater than that currently allocated to a Fund. We may delay making a transfer if the New York Stock Exchange is closed or the SEC has declared that an emergency exists. In addition, we may delay transfers where permitted under applicable law.

TELEPHONE TRANSFERS. In order to make transfers by telephone, you must first complete and return an authorization form. Authorization forms can be obtained from your Equitable agent or our Administrative Office. The completed signed form MUST be returned to our Administrative Office before requesting a telephone transfer.

Telephone transfers may be requested on each day we are open to transact business. You will receive the Funds' unit value as of the close of business on the day you call. We do not accept telephone transfer requests after 4:00 p.m. Eastern Time. Only one telephone transfer request is permitted per day and it may not be revoked at any time. The telephone transfer requests are automatically recorded and are invalid if incomplete information is given, portions of the request are inaudible, no authorization form is on file, or the request does not comply with the transfer limitations described above.

We have established reasonable procedures designed to confirm that instructions communicated by telephone are genuine. Such procedures include requiring certain personal identification information prior to acting on telephone instructions and providing written confirmation of instructions communicated by telephone. If we do not employ reasonable procedures to confirm that instructions communicated by telephone are genuine, we may be liable for any losses arising out of any act or any failure to act resulting from our own negligence, lack of good faith, or willful misconduct. In light of the procedures established, we will not be liable for following telephone instructions that we reasonably believe to be genuine.

During times of extreme market activity it may be impossible to contact us to make a telephone transfer. If this occurs, you should submit a written transfer request to our Administrative Office. Our rules on telephone transfers are subject to change and we reserve the right to discontinue telephone transfers in the future.

CHARGE FOR TRANSFERS. We have reserved the right under your policy to make a charge of up to $25 for transfers of Policy Account value. Currently, you will be able to make 12 free transfers in any policy year, but we will charge $25 per transfer after the twelfth transfer. No charge will ever apply to the transfer of all of your amounts in the Separate Account to the Guaranteed Interest Account.

BORROWING FROM YOUR POLICY ACCOUNT

You may borrow up to 90% of your policy's Cash Surrender Value using only your policy as security for the loan. If you request an additional loan, the additional amount will be added to the outstanding loan and accrued loan interest. Any amount that secures a loan remains part of your Policy Account but is assigned to the Guaranteed Interest Account. This loaned amount earns an interest rate expected to be different from the interest rate for unloaned amounts. Amounts securing a Living Benefit payment are not available for policy loans.

HOW TO REQUEST A LOAN. You may request a loan by sending a signed written request to our Administrative Office. You should tell us how much of the loan you want taken from your unloaned amount in the Guaranteed Interest Account and how much you want taken from the Funds. If you request a loan from a Fund, we will redeem units sufficient to cover that part of the loan and transfer the amount to the loaned portion of the Guaranteed Interest Account. The amounts you have in each Fund or the Account will be determined as of the day your request for a loan is received at our Administrative Office.

If you do not indicate how you wish to allocate it, the loan will be allocated based on the proportions that your unloaned amount in the Guaranteed Interest Account and your values in the Funds bear to the total unloaned value of your Policy Account.

POLICY LOAN INTEREST. Interest on a policy loan accrues daily at an adjustable interest rate. We determine the rate at the beginning of each calendar year. The same rate applies to any outstanding policy loans and any new amounts you borrow during the year. You will be notified of the current rate when you apply for a loan. The maximum rate is the greater of 5%, or the "Published Monthly Average" for the month that ends two months before the interest rate is set. The "Published Monthly Average" is the Monthly Average Corporates yield shown in Moody's Corporate Bond Yield Averages published by Moody's Investors Service, Inc. If this average is no longer published, we will use any successor or the average established by the insurance supervisory official of the jurisdiction in which the policy is delivered. We will not charge more than the maximum rate permitted by applicable law. We may also set a rate lower than the maximum.

Any change in the rate from one year to the next will be at least 1/2%. The maximum loan interest rate will only change, therefore, if the Published Monthly Average differs from the previous interest rate by at least 1/2 of 1%. You will be notified in advance of any increase in the interest rate on any loan you have outstanding.

When you borrow on your policy, the amount of your loan is set aside in the Guaranteed Interest Account where it earns a declared rate for loaned amounts. The interest rate we credit to the loaned portion of the Guaranteed Interest Account will be at an annual rate up to 2% less than the loan interest rate we charge. However, we reserve the right to credit a lower rate than this if in the future tax laws change such that our taxes on policy loans or policy loan interest are increased.

Under our current rules, the rate we credit on loaned amounts for the first fifteen policy years is 1% less than the rate we charge for policy loan interest, and beginning in the sixteenth policy year, the rate difference drops from 1% to 1/4 of 1%. Because IL COLI II was offered for the first time in 1996, no reduction in the rate difference in the sixteenth policy year has yet been attained. These rate differentials are those currently in effect and are not guaranteed. Interest credited on loaned amounts will never be less than 4%.

Interest accrues daily on any loaned amount in the Guaranteed Interest Account. On each policy anniversary and any time you repay a policy loan in full, accrued interest on the loaned amount is allocated to the Separate Account Funds and to the unloaned portion of the Guaranteed Interest Account in accordance with your premium allocation percentages.

WHEN INTEREST IS DUE. Interest is due on each policy anniversary. If you do not pay the interest when it is due, it will be added to your outstanding loan. This means an additional loan is made to pay the interest. An amount equal to the difference between the loan interest due and the loan interest credited on the loaned portion of the Guaranteed Interest Account will be transferred from the Funds and the Guaranteed Interest Account to make the loan, and allocated based on the proportion that your unloaned value in the Guaranteed Interest Account and your values in the Funds bear to the total unloaned value in your Policy Account.

REPAYING THE LOAN. You may repay all or part of a policy loan at any time. We assume that any money you send us is a premium payment unless you specifically indicate in writing that it is to be applied as a loan repayment. Loan repayments are not subject to a charge for taxes or a Premium Sales Charge. Any amount not needed to repay a loan and accrued loan interest will be applied as a premium payment. We will first allocate loan repayments to our Guaranteed
Interest Account until the amount of any loans originally allocated to that Account have been repaid. After you have repaid this amount, you may choose how you want us to allocate repayments. If you do not provide specific instructions, repayments will be allocated based on the proportion that your unloaned value in the Guaranteed Interest Account and your values in the Funds bear to the total unloaned value in your Policy Account.

THE EFFECTS OF A POLICY LOAN. A loan will have a permanent effect on the value of your Policy Account and, therefore, on the benefits under your policy, even if the loan is repaid. The loaned amount set aside in the Guaranteed Interest Account will not be available for investment in the Funds or in the unloaned portion of the Guaranteed Interest Account. Whether you earn more or less with the loaned amount set aside depends on the investment experience of the Funds and the rates declared for the unloaned portion of the Guaranteed Interest Account. The amount of any policy loan and accrued loan interest will reduce the proceeds paid from your policy upon the death of the insured person, policy maturity or policy surrender. In addition, a loan will reduce the amount available for you to withdraw from your policy. See TAX EFFECTS on page 17 for the tax consequences of a policy loan. A loan may also affect the length of time that your insurance remains in force because the amount set aside to secure your loan cannot be used to cover monthly deductions or a loan may prevent the death benefit guarantee provision from keeping the policy out of default. See YOUR POLICY CAN TERMINATE on page 16.

PARTIAL WITHDRAWALS AND SURRENDER

PARTIAL WITHDRAWALS. At any time after the first policy year while the insured person is living, you may request a partial withdrawal of your Net Cash
Surrender Value by sending a signed written request to our Administrative Office. When you make a partial withdrawal, an expense charge of $25 or 2% of the amount requested, whichever is less, will also be deducted from your Policy Account. Any such withdrawal is subject to our approval and to certain conditions. Amounts securing a Living Benefit payment are not available for partial withdrawals. In addition, we reserve the right to decline a request for a partial withdrawal. Under our current rules, a withdrawal must:

o not cause the death benefit to fall below the minimum Face Amount for which we would issue the policy at the time, and

o not cause the policy to fail to qualify as life insurance under applicable tax law.

You may specify how much of the withdrawal you want taken from amounts you have in each Fund and the unloaned portion of the Guaranteed Interest Account. If you do not specifically indicate, we will make the withdrawal and deduct the related expense charge based on the proportions that your unloaned amounts in the Guaranteed Interest Account and the Funds bear to the total unloaned value of your Policy Account.

A partial withdrawal reduces the amount you have in your Policy Account and Cash Surrender Value on a dollar-for-dollar basis. Normally, it also reduces the total death benefit on a dollar-for-dollar basis. However, if the total death benefit is based on the Policy Account percentage multiple, the reduction in death benefit would be greater. The withdrawal and these reductions will be effective as of the date your request is received at our Administrative Office. See TAX EFFECTS on page 17 for the tax consequences of a partial withdrawal and a reduction in benefits.

SURRENDER FOR NET CASH SURRENDER VALUE. The Cash Surrender Value is the amount in your Policy Account. The Net Cash Surrender Value equals the Cash Surrender Value minus any loan and accrued loan interest.

You may surrender your policy for its Net Cash Surrender Value at any time while the insured person is living. See TAX EFFECTS on page 17 for the tax consequences of a surrender. We will deduct from the Net Cash Surrender Value any amount securing a Living Benefit payment. We will compute the Net Cash Surrender Value as of the date we receive your written surrender request and the policy at our Administrative Office. All insurance coverage under your policy will end on that date.

DEDUCTIONS AND CHARGES

DEDUCTIONS FROM PREMIUMS. Charges for certain taxes are deducted from all premiums. In addition, a Premium Sales Charge will be deducted from your premiums as specified below. The balance of each premium (the net premium) is placed in your Policy Account.

Charge For Taxes. We deduct a charge designed to approximate certain taxes and additional charges imposed upon us by states and certain jurisdictions. Such charges currently range from .75% to 5% (Virgin Islands).

This charge may be increased or decreased to reflect any changes in our taxes. In addition, if an insured person changes his or her place of residence, you should notify us to change our records so that the charge will reflect the new jurisdiction.

Premium Sales Charge. A percentage of each premium will be deducted to compensate us in part for sales and promotional expenses in connection with selling IL COLI II, such as commissions, the cost of preparing sales literature, other promotional activities and other direct and indirect expenses. We pay these expenses from our own resources, including the Premium Sales Charge and any profit we may earn on the charges deducted under the policy, such as the mortality and expense risk charge. The maximum Premium Sales Charge for premiums allocated to the base policy is equal to 9% of such premiums paid through the tenth policy year and 3% of such premiums paid thereafter. Premiums allocated to the supplemental term insurance rider have a lower sales charge. See SUPPLEMENTAL INSURANCE ON THE INSURED PERSON on page 11.

Currently, we deduct the 9% Premium Sales Charge from each base policy premium payment until the cumulative premiums paid during the first 10 policy years equals seven times the "target premium" and 3% thereafter. The target premium varies by issue age, sex and tobacco user status of the insured person and the base policy's Face Amount, and is generally less than or equal to one seven-pay premium for the base policy. The seven-pay premium is defined by the Internal Revenue Code and is based on a hypothetical policy issued on the same insured person and for the same initial death benefit which, under specified conditions (which include the absence of expense and administrative charges), would be fully paid for after seven level annual payments. We reserve the right, however, to deduct the maximum Premium Sales Charge as described in the preceding paragraph from each base policy premium payment at any time.

DEDUCTIONS FROM YOUR POLICY ACCOUNT. At the beginning of each policy month, the following charges are deducted from your Policy Account:

Monthly Administrative Charge. The administrative charge is designed to compensate us for administrative activities in connection with issuing and maintaining your policy, such as billing, policy transactions and policyowner communications. The current administrative charge is equal to $16.50 per month in the first three policy years (guaranteed not to exceed $18.50 per month) and $4 thereafter (guaranteed not to exceed $6), plus a monthly charge per $1,000 of base policy Face Amount at issue for the first ten policy years as follows:

            ISSUE AGE                      CURRENT CHARGE                        GUARANTEED MAXIMUM CHARGE
      ----------------------         ----------------------------          ---------------------------------------
              18-39                             $.11                                        $.15
              40-49                             $.14                                        $.18
              50-59                             $.18                                        $.22
              60-80                             $.22                                        $.26

The current monthly charge per $1,000 of base policy Face Amount at issue is equal to $.02 during the 11th policy year and later (guaranteed not to exceed $.06).

Cost Of Insurance Charges. The base policy cost of insurance charge is calculated by multiplying the net amount at risk at the beginning of the policy month by the monthly base policy cost of insurance rate applicable to the insured person at that time. The net amount at risk is the difference between the base policy current death benefit and the amount in your Policy Account.

Your cost of insurance charge will vary from month to month with changes in the net amount at risk. For example, if the current death benefit for the month is increased because the death benefit is based on a percentage multiple of the Policy Account, then the net amount at risk for the month will increase. Assuming the percentage multiple is not in effect, increases or decreases to the Policy Account will result in a corresponding decrease or increase to the net amount at risk under Option A policies, but no change to the net amount at risk under Option B policies. Increases or decreases to the Policy Account can result from making premium payments, investment experience or the deduction of charges.

The cost of any supplemental term insurance rider you purchase will also be deducted monthly. Your monthly cost of insurance for this rider will equal the cost of insurance rate for this rider times the amount of coverage (per thousand) under the rider at the beginning of the policy month.

The monthly cost of insurance rates applicable to your policy will be based on our current monthly cost of insurance rates. The current monthly cost of insurance rates may be changed from time to time. However, the current rates will never be more than the guaranteed maximum rates set forth in your policy, which are based on the Commissioner's 1980 Standard Ordinary Male and Female Smoker and Non-Smoker Mortality Tables. The supplemental term insurance rider has higher guaranteed maximum cost of insurance charges than the base policy. The current and guaranteed monthly cost of insurance rates are determined based on the sex, age, underwriting class and tobacco user status of the insured person. In addition, the current rates also vary depending on the duration of the policy (i.e., the length of time since a policy has been issued). Lower current cost of insurance rates generally apply for insured persons who qualify as non-tobacco users. To qualify, an insured person must meet additional requirements that relate to tobacco use.

There will be no distinctions based on sex in the cost of insurance rates for IL COLI II policies sold in Montana. The guaranteed cost of insurance rates for IL COLI II policies in this state are based on the Commissioner's 1980 Standard Ordinary SB Smoker and NB Non-Smoker Mortality Table.

Congress and the legislatures of various states have from time to time considered legislation that would require insurance rates to be the same for males and females of the same age, rating class and tobacco user status. In addition, employers and employee organizations should consider, in consultation with counsel, the impact of Title VII of the Civil Rights Act of 1964 on the purchase of IL COLI II in connection with an employment-related insurance or benefit plan. In a 1983 decision, the United States Supreme Court held that, under Title VII, optional annuity benefits under a deferred compensation plan could not vary on the basis of sex.

Mortality And Expense Risk Charge. A monthly charge for assuming MORTALITY AND EXPENSE RISKS will be made. The annual current rate is .20% of the unloaned Policy Account value on the date this charge is assessed. The annual guaranteed maximum rate is .40%. We are committed to fulfilling our obligations under the policy and providing service to you over the lifetime of your policy. Despite the uncertainty of future events, we guarantee that monthly administrative and cost of insurance deductions from your Policy Account will never be greater than the maximum amounts shown in your policy. In making this guarantee, we assume the mortality risk that insured persons will live for shorter periods than we estimated. When this happens, we have to pay a greater amount of death benefit than we expected to pay in relation to the cost of insurance charges we received. We also assume the expense risk that the cost of issuing and administering policies will be greater than we expected. If the amount collected from this charge exceeds losses from the risks assumed, it will be to our profit.

Transaction Charges. In addition to the monthly deductions from your Policy Account described above, we charge fees for certain policy transactions: see
PARTIAL WITHDRAWALS on page 13, SUBSTITUTION OF INSURED PERSON on page 11, LIVING BENEFIT OPTION on page 11 and TRANSFERS OF POLICY ACCOUNT VALUE on page
12. Also, if, after your policy is issued, you request more than one illustration in a policy year, we may charge a fee. See ILLUSTRATIONS OF POLICY BENEFITS on page 27.

How Policy Account Charges Are Allocated. Generally, deductions from your Policy Account for monthly charges are made from the Funds and the unloaned portion of our Guaranteed Interest Account in accordance with the deduction allocation percentages specified in your application unless you instruct us in writing to do otherwise. See PREMIUM AND MONTHLY CHARGE ALLOCATIONS on page 9. If a deduction cannot be made in accordance with these percentages, it will be made based on the proportions that your unloaned amounts in the Guaranteed Interest Account and your amounts in the Funds bear to the total unloaned value of your Policy Account.

Changes. Any changes in the cost of insurance rates, Premium Sales Charge, mortality and expense risk charge or administrative charges will be by class of insured person and will be based on changes in future expectations about such factors as investment earnings, mortality, the length of time policies will remain in effect, expenses and taxes. We reserve the right to make a charge in the future for taxes or reserves set aside for taxes, which would reduce the investment experience of the Funds. See TAX EFFECTS on page 17.

TRUST CHARGES. The Funds purchase shares of the Trust at net asset value. That price reflects investment management fees, indirect expenses, such as brokerage commissions, and certain direct operating expenses. The Trust does not impose a sales charge. See DEDUCTIONS AND CHARGES in the SUMMARY on page 2 and THE TRUST'S INVESTMENT ADVISER on page 6.

ADDITIONAL INFORMATION ABOUT IL COLI II

YOUR POLICY CAN TERMINATE. Your insurance coverage under IL COLI II continues as long as the Net Cash Surrender Value of the policy is enough to pay the monthly deductions. The Net Cash Surrender Value equals the Cash Surrender Value minus any loan and accrued loan interest.

If the Net Cash Surrender Value at the beginning of any policy month is less than the deductions for that month, your policy will go into default unless the operation of the death benefit guarantee provision prevents this. See GUARANTEEING THE DEATH BENEFIT on page 10. If your policy goes into default, we will notify you, and any assignees on our records, in writing, that a 61-day grace period has begun and indicate the payment that is needed to avoid policy termination at the end of the grace period. The required payment will not be more than an amount which would increase the Net Cash Surrender Value to cover total monthly deductions for three months (without regard to any investment performance in the Policy Account). The required payment and any residual Policy Account value will be used to cover the overdue deductions. However, if your Policy Account has unfavorable investment experience, the required payment may not be sufficient to cover the overdue deductions on the date we receive the payment. In this case, a new 61-day grace period will begin. While a policy is in a grace period, you may not transfer Policy Account value or make other policy changes.

If we do not receive payment within the 61 days, your policy will terminate without value. We will withdraw any amount left in your Policy Account and apply this amount to the overdue deductions and any unpaid loan and accrued loan interest. We will inform you, and any assignee, at last known addresses that your policy has ended without value. See TAX EFFECTS on page 17 for the potential tax consequences of the termination of a policy.

YOU MAY RESTORE A POLICY AFTER IT TERMINATES. Subject to certain state variations, you may restore a policy within six months after it terminates if you provide evidence that the insured person is still insurable, and you make the premium payment that we require to restore the policy. The required premium will not be more than an amount sufficient to cover (i) total monthly deductions for 3 months, calculated from the effective date of restoration; (ii) the monthly administrative charges from the beginning of the grace period to the effective date of restoration; and (iii) the charge for taxes and the Premium Sales Charge associated with this payment. We will determine the amount of this required premium as if no interest or investment performance were credited to, or charged against, your Policy Account. The policy will be restored as of the beginning of the policy month which coincides with or follows the date we approve your application. Your restored policy will not have any loan balance even if there was a loan outstanding under the terminated policy.

From the required payment we will deduct the charge for applicable taxes and the Premium Sales Charge. On the effective date of restoration, the Policy Account will be equal to the balance of the required payment. We will start to make monthly deductions as of the effective date of restoration. On that date, the monthly administrative charges from the beginning of the grace period to the effective date of restoration will be deducted from the Policy Account. Your restored policy will be treated as a continuation of the terminated policy for purposes of determining the level of Premium Sales Charge and monthly administrative charge still due. See TAX EFFECTS on page 17 for the potential tax consequences of restoring a terminated policy. Some states may vary the time period and conditions for policy restoration.

POLICY PERIODS, ANNIVERSARIES, DATES AND AGES. When an application for an IL COLI II policy is completed and submitted to us, we decide whether or not to issue the policy. This decision is made based on the information in the application and our standards for issuing insurance and classifying risks. If we decide not to issue a policy, any premium paid will be refunded.

The Issue Date, shown on the Policy Information Page, is the date your policy is actually issued, but if we have advanced the Register Date, the Issue Date will be the same as the Register Date. Generally, contestability is measured from the Issue Date, as is the suicide exclusion.

The Register Date, also shown on the Policy Information Page, is used to measure policy years and policy months. Charges and deductions are first made as of the Register Date. As to when coverage under the policy begins, see FLEXIBLE PREMIUMS on page 9.

Generally, we determine the Register Date based upon when we receive your full minimum initial premium. In most cases:

o If you submit the full minimum initial premium to your Equitable agent at the time you sign the application, and we issue the policy as it was applied for, then the Register Date will be the later of (a) the date part I of the policy application was signed or, (b) the date part II of the policy application was signed by a medical professional.

o If we do not receive your full minimum initial premium at our Administrative Office before the Issue Date or, if the policy is not issued as applied for, the Register Date will be the same as the Issue Date.

An early Register Date may be permitted for employer sponsored cases in order to accommodate a common Register Date for all employees. An early Register Date may also be permitted to provide a younger age at issue. We may also permit policyowners to delay a Register Date (up to three months) in employer sponsored cases.

The investment start date is the date that your initial net premium begins to vary with the investment performance of the Funds or accrue interest in the Guaranteed Interest Account. Generally, the investment start date will be the same as the Register Date if the full minimum initial premium is received at our Administrative Office before the Register Date. Otherwise, the investment start date will be the date the full minimum initial premium is received at our Administrative Office. Thus, to the extent that your first premium is received before the Register Date, there will be a period during which the full minimum initial premium will not be experiencing investment performance. The investment start date for policies with early Register Dates will be the date the premium is received at our Administrative Office. Any subsequent premium payment received after the investment start date will begin to experience investment performance as of the date such payment is received at our

Administrative Office. Remember, the amount of your initial net premium allocated to the Funds may be temporarily allocated to the Money Market Fund prior to allocation in accordance with your instructions. See FLEXIBLE PREMIUMS on page 9.

Age. Generally, when we refer to the age of the insured person, we mean his or her age on the birthday nearest to the beginning of the particular policy year.

TAX EFFECTS

This discussion is based on our general understanding of the effect of the current Federal income tax laws as currently interpreted on IL COLI II policies. The tax effects on corporate taxpayers, other non-natural owners such as trusts, non-U.S. residents or non-U.S. citizens, may be different. For example, corporations may be required to include certain life insurance policy amounts for purposes of determining Federal alternative minimum taxable income. Further, the tax treatment of individuals receiving benefits under an employer-sponsored plan or arrangement attributable to life insurance may be determined under the Federal tax rules governing such plan or arrangement. This discussion is general in nature, and should not be considered tax advice, for which you should consult your legal or tax adviser.

POLICY PROCEEDS. An IL COLI II policy will be treated as "life insurance" for Federal income tax purposes if it meets the definitional requirement of the Internal Revenue Code (the Code) and as long as the portfolios of the Trust satisfy the diversification requirements under the Code. We believe that IL COLI II will meet these requirements, and that:

o the death benefit received by the beneficiary under your IL COLI II policy will not be subject to Federal income tax; and

o as long as your policy remains in force, increases in the Policy Account value as a result of interest or investment experience will not be subject to Federal income tax unless and until there is a distribution from your policy, such as a loan or a partial withdrawal.

SPECIAL TAX RULES MAY APPLY, HOWEVER, IF YOU TRANSFER YOUR OWNERSHIP OF THE POLICY. CONSULT YOUR TAX ADVISER BEFORE ANY TRANSFER OF YOUR POLICY.

The Federal income tax consequences of a distribution from your policy will depend on whether your policy is determined to be a "modified endowment." The character of any income recognized will be ordinary income as opposed to capital gain.

A MODIFIED ENDOWMENT IS a life insurance policy which fails to meet a "seven-pay" test. In general, a policy will fail the seven-pay test if the cumulative amount of premiums paid under the policy at any time during the first seven policy years exceeds a calculated premium level. The calculated seven-pay premium level is based on a hypothetical policy issued on the same insured person and for the same initial death benefit which, under specified conditions (which include the absence of expense and administrative charges), would be fully paid for after seven level annual payments. Your policy will be treated as a modified endowment unless the cumulative premiums paid under your policy, at all times during the first seven policy years, are less than or equal to the cumulative seven-pay premiums which would have been paid under the hypothetical policy on or before such times.

Whenever there is a "material change" under a policy, it will generally be treated as a new contract for purposes of determining whether the policy is a modified endowment, and subjected to a new seven-pay period and a new seven-pay limit. The new seven-pay limit would be determined taking into account, under a downward adjustment formula, the Policy Account value of the policy at the time of such change. A materially changed policy would be considered a modified endowment if it failed to satisfy the new seven-pay limit. A material change would occur if there was a substitution of the insured person, and could also occur as a result of a change in death benefit option, the selection of additional benefits and certain other changes.

If the benefits are reduced during the first seven policy years after entering into the policy (or within seven years after a material change), for example, by requesting a decrease in Face Amount or in some cases, by making a partial withdrawal or terminating additional benefits under a rider, the calculated seven-pay premium level will be redetermined based on the reduced level of benefits and applied retroactively for purposes of the seven-pay test. If the premiums previously paid are greater than the recalculated seven-pay premium level limit, the policy will become a modified endowment. Generally, a life insurance policy which is received in exchange for a modified endowment will also be considered a modified endowment.

Changes made to a life insurance policy, for example, a decrease in benefits or the termination of or restoration of a terminated policy, may have other effects on your policy, including impacting the maximum amount of premiums that can be paid under the policy, as well as the maximum amount of Policy Account value that may be maintained under the policy. In some cases, this may cause us to take action in order to assure your policy continues to qualify as life insurance including distribution of amounts that may be includable in income. See POLICY CHANGES on page 18.

IF YOUR IL COLI II POLICY IS NOT A MODIFIED ENDOWMENT, as long as it remains in force, a loan under your policy will be treated as indebtedness and no part of the loan will be subject to current Federal income tax. Interest on the loan will generally not be tax deductible. After the first 15 policy years, the proceeds from a partial withdrawal will not be subject to Federal income tax except to the extent such proceeds exceed your "Basis" in your policy. Your Basis in your policy generally will equal the premiums you have paid less any amounts previously recovered through tax-free policy distributions. During the first fifteen policy years, the proceeds from a partial withdrawal could be subject to Federal income tax to the extent your Policy Account value exceeds your Basis in your policy. The portion subject to tax will depend upon the ratio of your death benefit to the Policy Account value (or in some cases, the premiums paid) under your policy and the age of the insured person at the time of the withdrawal. In addition, if at any time your policy is surrendered, the excess, if any, of your Cash Surrender Value (which includes the amount of policy loan and accrued loan interest) over your Basis will be subject to Federal income tax. IN ADDITION, IF A POLICY TERMINATES WHILE THERE IS A POLICY LOAN, THE

CANCELLATION OF SUCH LOAN AND ACCRUED LOAN INTEREST WILL BE TREATED AS A DISTRIBUTION AND COULD BE SUBJECT TO TAX UNDER THE ABOVE RULES. On the Final Policy Date, the excess of the amount of any benefit paid, not taking into account any reduction for any loan and accrued loan interest, over your Basis in the policy, will be subject to Federal income tax.

IF YOUR POLICY IS A MODIFIED ENDOWMENT, any distribution from your policy will be taxed on an "income-first" basis. Distributions for this purpose include a loan (including any increase in the loan amount to pay interest on an existing loan or an assignment or a pledge to secure a loan) or partial withdrawal. Any such distributions will be considered taxable income to you to the extent your Policy Account value exceeds your Basis in the policy. For modified endowments, your Basis would be increased by the amount of any prior loan under your policy that was considered taxable income to you. For purposes of determining the taxable portion of any distribution, all modified endowments issued by the same insurer or an affiliate to the same policyowner (excluding certain qualified plans) during any calendar year are to be aggregated. The Secretary of the Treasury has authority to prescribe additional rules to prevent avoidance of "income-first" taxation on distributions from modified endowments.

A 10% penalty tax will apply to the taxable portion of a distribution from a modified endowment. The penalty tax will not, however, apply to distributions
(i) to taxpayers 59 1/2 years of age or older, (ii) in the case of a disability (as defined in the Code) or (iii) received as part of a series of substantially equal periodic annuity payments for the life (or life expectancy) of the taxpayer or the joint lives (or joint life expectancies) of the taxpayer and his beneficiary. If your policy is surrendered, the excess, if any, of your Cash Surrender Value over your Basis will be subject to Federal income tax and, unless one of the above exceptions applies, the 10% penalty tax. The exceptions generally do not apply to policies owned by corporations or other entities. If your policy terminates while there is a policy loan, the cancellation of such loan and accrued loan interest will be treated as a distribution to the extent not previously treated as such and could be subject to tax, including the penalty tax, as described under the above rules. In addition, upon the Final Policy Date the excess of the amount of any benefit paid, not taking into account any reduction for any loan and accrued loan interest, over your Basis in the policy, will be subject to Federal income tax and, unless an exception applies, a 10% penalty tax.

If your policy becomes a modified endowment, distributions that occur during the policy year it becomes a modified endowment and any subsequent policy year will be taxed as described in the two preceding paragraphs. In addition, distributions from a policy within two years before it becomes a modified endowment will be subject to tax in this manner. THIS MEANS THAT A DISTRIBUTION MADE FROM A POLICY THAT IS NOT A MODIFIED ENDOWMENT COULD LATER BECOME TAXABLE AS A DISTRIBUTION FROM A MODIFIED ENDOWMENT. The Secretary of the Treasury has been authorized to prescribe rules which would treat similarly other distributions made in anticipation of a policy becoming a modified endowment.

POLICY TERMINATIONS. A policy which has terminated without value may have the tax consequences described above even though you may be able to reinstate your policy. For tax purposes, some reinstatements may be treated as the purchase of a new insurance contract.

LIVING BENEFITS. Amounts received under a life insurance contract on the life of individuals who are terminally ill, as defined by the tax law, are generally excludable from gross income as amounts paid by reason of the death of the insured. We believe that the living benefit which may be payable under your policy meets the law's definition of terminally ill and can qualify for this exclusion. This exclusion does not apply, however, to amounts paid to someone other than the insured if the payee has an insurable interest in the insured's life because the insured is a director, officer or employee of the payee or by reason of the insured being financially interested in any trade or business carried on by the payee.

DIVERSIFICATION. Under Section 817(h) of the Code, the Secretary of the Treasury has the authority to set standards for diversification of the investments underlying variable life insurance policies. The Treasury Department has issued final regulations regarding the diversification requirements. Failure by us to meet these requirements would disqualify your policy as a variable life insurance policy under Section 7702 of the Code. If this were to occur, you would be subject to Federal income tax on the income under the policy for the period of the disqualification and subsequent periods. The Separate Account, through the Trust, intends to comply with these requirements.

In connection with the issuance of the then temporary diversification regulations, the Treasury Department stated that it anticipated the issuance of regulations or rulings prescribing the circumstances in which the ability of a policyowner to direct his investment to particular funds of a separate account may cause the policyowner, rather than the insurance company, to be treated as the owner of the assets in the account. If you were considered the owner of the assets of the Separate Account, income and gains from the account would be included in your gross income for Federal income tax purposes. Under current law we believe that Equitable, and not the owner of the policy, would be considered the owner of the assets of the Separate Account.

POLICY CHANGES. To receive the tax treatment discussed above, your policy must initially qualify and continue to qualify as life insurance under Sections 7702 and 817(h) of the Code. We have reserved in the policy the right to decline to accept all or part of any premium payments, decline to change death benefit options or the Face Amount, or decline to make partial withdrawals that based upon our interpretation of current tax rules would cause your policy to fail to qualify. We may also make changes in the policy or its riders or require additional premium payments or make distributions from the policy to the extent we deem necessary to qualify your policy as life insurance for tax purposes. Any such change will apply uniformly to all policies that are affected. You will be given written notice of such changes.

TAX CHANGES. The United States Congress has in the past considered, is currently considering and may in the future consider legislation that, if enacted, could change the tax treatment of life insurance policies. In addition, the Treasury Department may amend existing regulations, issue regulations on the qualification of life insurance and modified endowment contracts, or adopt new interpretations of existing laws. State tax laws or, if you are not a United States resident, foreign tax laws, may also affect the tax consequences to you, the insured person or your beneficiary. These laws may change from time to time without notice and, as a result, the tax consequences described above may be altered. There is no way of predicting whether, when or in what form any such change would be adopted. Any such change could have retroactive effect. We suggest you consult your legal or tax adviser.

ESTATE AND GENERATION SKIPPING TAXES. If the insured person is the policyowner, the death benefit under IL COLI II will generally be includable in the policyowner's estate for purposes of Federal estate tax. If the policyowner is not the insured person, under certain conditions only the Cash Surrender Value of the policy would be so includable. Federal estate tax is integrated with Federal gift tax under a unified rate schedule. In general, estates less than $600,000 will not incur a Federal estate tax liability. In addition, an unlimited marital deduction may be available for Federal estate tax purposes.

As a general rule, if a "transfer" is made to a person two or more generations younger than the policyowner, a generation skipping tax may be payable at rates similar to the maximum estate tax rate in effect at the time. The generation skipping tax provisions generally apply to "transfers" which would be subject to the gift and estate tax rules. Individuals are generally allowed an aggregate generation skipping tax exemption of $1 million. Because these rules are complex, you should consult with your tax adviser for specific information, especially where benefits are passing to younger generations.

The particular situation of each policyowner, insured or beneficiary will determine how ownership or receipt of policy proceeds will be treated for purposes of Federal estate and generation skipping taxes as well as state and local estate, inheritance and other taxes.

PENSION AND PROFIT-SHARING PLANS. If IL COLI II policies are purchased by a fund which forms part of a pension or profit-sharing plan qualified under Sections 401(a) or 403 of the Code for the benefit of participants covered under the plan, the Federal income tax treatment of such policies will be somewhat different from that described above.

If purchased as part of a pension or profit-sharing plan, the current cost of insurance for the net amount at risk is treated as a "current fringe benefit" and is required to be included annually in the plan participant's gross income. This cost (generally referred to as the "P.S. 58" cost) is reported to the participant annually. If the plan participant dies while covered by the plan and the policy proceeds are paid to the participant's beneficiary, then the excess of the death benefit over the Policy Account value will not be subject to Federal income tax. However, the Policy Account value will generally be taxable to the extent it exceeds the sum of $5,000 plus the participant's cost basis in the policy. The participant's cost basis will generally include the costs of insurance previously reported as income to the participant. Special rules may apply if the participant had borrowed from his Policy Account or was an owner-employee under the plan.

There are limits on the amounts of life insurance that may be purchased on behalf of a participant in a pension or profit-sharing plan. Complex rules, in addition to those discussed above, apply whenever life insurance is purchased by a tax qualified plan. You should consult your legal adviser.

OTHER EMPLOYEE BENEFIT PROGRAMS. Complex rules may apply when a policy is held by an employer or a trust, or acquired by an employee, in connection with the provision of employee benefits. These policyowners also must consider whether the policy was applied for by or issued to a person having an insurable interest under applicable state law, as the lack of insurable interest may, among other things, affect the qualification of the policy as life insurance for Federal income tax purposes and the right of the beneficiary to death benefits. Employers and employer-created trusts may be subject to reporting, disclosure and fiduciary obligations under the Employee Retirement Income Security Act of 1974 (ERISA). You should consult your legal adviser.

OUR TAXES. Under the life insurance company tax provisions of the Code, variable life insurance is treated in a manner consistent with fixed life insurance. The operations of the Separate Account are reported in our Federal income tax return but we currently pay no income tax on investment income and capital gains reflected in variable life insurance policy reserves. Therefore, no charge is currently being made to any Fund for taxes. We reserve the right to make a charge in the future for taxes incurred, for example, a charge to the Separate Account for income taxes incurred by us that are allocable to the policy.

We may have to pay state, local or other taxes in addition to applicable taxes based on premiums. At present, these taxes are not substantial. If they increase, charges may be made for such taxes when they are attributable to the Separate Account or allocable to the policy.

WHEN WE WITHHOLD INCOME TAXES. Generally, unless you provide us with a written election to the contrary before we make the distribution, we are required to withhold income tax from any portion of the money you receive if the withdrawal of money from your Policy Account or the surrender or the maturity of your policy is a taxable transaction. If you do not wish us to withhold tax from the payment, or if enough is not withheld, you may have to pay later. You may also have to pay penalties under the tax rules if your withholding and estimated tax payments are insufficient. In some cases, where generation skipping taxes may apply, we may also be required to withhold for such taxes unless we are provided satisfactory written notification that no such taxes are due.

PART 3:  ADDITIONAL INFORMATION

YOUR VOTING PRIVILEGES

TRUST VOTING PRIVILEGES. As explained in Part 1, we invest the assets in the Funds in shares of the corresponding Trust portfolios. Equitable is the legal owner of the shares and will attend, and has the right to vote at, any meeting of the Trust's shareholders. Among other things, we may vote on any matters described in the Trust's prospectus or requiring a vote by shareholders under the 1940 Act.

Even though we own the shares, to the extent required by the 1940 Act, you will have the opportunity to tell us how to vote the number of shares that can be attributed to your policy. We will vote those shares at meetings of Trust shareholders according to your instructions. If we do not receive instructions in time from all policyowners, we will vote shares in a portfolio for which no instructions have been received in the same proportion as we vote shares for which we have received instructions in that portfolio. We will vote any Trust shares that we are entitled to vote directly due to amounts we have accumulated in the Funds in the same proportions that all policyowners vote, including those who participate in other separate accounts. If the Federal securities laws or regulations or interpretations of them change so that we are permitted to vote shares of the Trust in our own right or to restrict policyowner voting, we may do so.

HOW WE DETERMINE YOUR VOTING SHARES. You may participate in voting only on matters concerning the Trust portfolios corresponding to the Funds to which your Policy Account is allocated. The number of Trust shares in each Fund that are attributable to your policy is determined by dividing the amount in your Policy Account allocated to that Fund by the net asset value of one share of the corresponding Trust portfolio as of the record date set by the Trust's Board for the Trust's shareholders meeting. The record date for this purpose must be at least 10 and no more than 90 days before the meeting of the Trust. Fractional shares are counted.

If you are entitled to give us voting instructions, we will send you proxy material and a form for providing voting instructions. In certain cases, we may disregard instructions relating to changes in the Trust's adviser or the investment policies of its portfolios. We will advise you if we do and detail the reasons in the next semiannual report to policyowners.

SEPARATE ACCOUNT VOTING RIGHTS. Under the 1940 Act, certain actions (such as some of those described under OUR RIGHT TO CHANGE HOW WE OPERATE, below) may require policyowner approval. In that case, you will be entitled to one vote for every $100 of value you have in the Funds. We will cast votes attributable to amounts we have in the Funds in the same proportions as votes cast by policyowners.

OUR RIGHT TO CHANGE HOW WE OPERATE

In addition to changing or adding investment companies, we have the right to modify how we or the Separate Account operate. We intend to comply with applicable law in making any changes and, if necessary, we will seek policyowner approval. We have the right to:

o add Funds to, or remove Funds from, the Separate Account, combine two or more Funds within the Separate Account, or withdraw assets relating to IL COLI II from one Fund and put them into another;

o  register or end the registration of the Separate Account under the 1940 Act;

o operate the Separate Account under the direction of a committee or discharge such a committee at any time (the committee may be composed entirely of persons who are "interested persons" of Equitable under the 1940 Act);

o restrict or eliminate any voting rights of policyowners or other people who have voting rights that affect the Separate Account;

o operate the Separate Account or one or more of the Funds in any other form the law allows, including a form that allows us to make direct investments. Our Separate Account may be charged an advisory fee if its investments are made directly rather than through an investment company. We may make any legal investments we wish. In choosing these investments, we will rely on our own or outside counsel for advice. In addition, we may disapprove any change in investment advisers or in investment policy unless a law or regulation provides differently.

If any changes are made that result in a material change in the underlying investments of a Fund, you will be notified as required by law. We may, for example, cause the Fund to invest in a mutual fund other than, or in addition to, the Trust. If you then wish to transfer the amount you have in that Fund to another Fund of the Separate Account or to the Guaranteed Interest Account, you may do so, without charge, by contacting our Administrative Office. At the same time, you may also change how your net premiums and deductions are allocated.

OUR REPORTS TO POLICYOWNERS

Shortly after the end of each policy year you will receive a report that includes information about your policy's current death benefit, Policy Account value, Cash Surrender Value and policy loan. Notices will be sent to you to confirm premium payments (except premiums paid through an automated arrangement), transfers and certain other policy transactions.

LIMITS ON OUR RIGHT TO CHALLENGE THE POLICY

We can challenge the validity of your insurance policy based on material misstatements in your application and any application for change. However, there are some limits on how and when we can challenge the policy.

o We cannot challenge the policy after it has been in effect, during the insured person's lifetime, for two years from the date the policy was issued or restored after termination. (Some states may require that we measure this time in some other way.)

o We cannot challenge any policy change that requires evidence of insurability (such as a substitution of insured person) after the change has been in effect for two years during the insured person's lifetime.

If the insured person dies within the time that we may challenge the validity of the policy, we may delay payment until we decide whether to challenge the policy. If the insured person's age or sex is misstated on any application, the death benefit and any additional benefits provided will be those which would be purchased by the most recent deduction for the cost of insurance and the cost of any additional benefits at the insured person's correct age and sex.

If the insured person commits suicide within two years after the date on which the policy was issued, the death benefit will be limited to the total of all premiums that have been paid to the time of death minus any outstanding policy loan, accrued loan interest and any partial withdrawals of Net Cash Surrender Value. A new two-year suicide and contestability period will begin on the date of substitution following a substitution of insured. Some states require that we measure this time by some other date.

YOUR PAYMENT OPTIONS

Policy benefits or other payments, such as the Net Cash Surrender Value, may be paid immediately in one sum or you may choose another form of payment for all or part of the money. Payments under these options are not affected by the investment experience of any Fund. Instead, interest accrues pursuant to the options chosen.

You will make a choice of payment option (or any later changes) and your choice will take effect in the same way as it would if you were changing a beneficiary. (See YOUR BENEFICIARY below.) If you do not arrange for a specific form of payment before the insured person dies, the beneficiary will be paid through the Equitable Access Account(TM). The Equitable Access Account is not available to corporate or other non-natural beneficiaries. See WHEN WE PAY POLICY PROCEEDS below. The beneficiary will then have a choice of payment options. However, if you do make an arrangement with us for how the money will be paid, the beneficiary cannot change the choice after the insured person dies. Different payment options may result in different tax consequences.

The beneficiary or any other person who is entitled to receive payment may name a successor to receive any amount that we would otherwise pay to that person's estate if that person died. The person who is entitled to receive payment may change the successor at any time.

We must approve any arrangements that involve more than one payment option, or a payee who is not a natural person (for example, a corporation), or a payee who is a fiduciary. Also, the details of all arrangements will be subject to our rules at the time the arrangements are selected and take effect. This includes rules on the minimum amount we will pay under an option, minimum amounts for installment payments, withdrawal or commutation rights (your rights to receive payments over time, for which we may offer a lump sum payment), the naming of people who are entitled to receive payment and their successors, and the ways of proving age and survival.

YOUR BENEFICIARY

You name your beneficiary when you apply for the policy. The beneficiary is entitled to the insurance benefits of the policy. You may change the beneficiary during the insured person's lifetime by writing to our Administrative Office. If no beneficiary is living when the insured person dies, we will pay the death benefit in equal shares to the insured person's surviving children. If there are no surviving children, we will pay the death benefit to the insured person's estate.

ASSIGNING YOUR POLICY

You  may  assign  (transfer)  your  rights  in the  policy  to  someone  else as collateral  for a loan or for some  other  reason,  if we  agree.  A copy of the assignment must be forwarded to our Administrative Office. We are not responsible for any payment we make or any action taken before we receive notice of the assignment or for the validity of the assignment. An absolute assignment is a change of ownership. BECAUSE THERE MAY BE TAX CONSEQUENCES, INCLUDING THE LOSS OF INCOME TAX-FREE TREATMENT FOR ANY DEATH BENEFIT PAYABLE TO THE BENEFICIARY, YOU SHOULD CONSULT YOUR TAX ADVISER PRIOR TO MAKING AN ASSIGNMENT.

WHEN WE PAY POLICY PROCEEDS

We will pay any death benefits, maturity benefit, Net Cash Surrender Value or loan proceeds within seven days after we receive the last required form or request (and other documents that may be required for payment of death benefits) at our Administrative Office. Death benefits are determined as of the date of death of the insured person and will not be affected by subsequent changes in the unit values of the Funds. Death benefits will generally be paid through the Equitable Access Account, an interest bearing checking account. A beneficiary will have immediate access to the proceeds by writing a check on the account. We pay interest from the date of death to the date the Equitable Access Account is closed. If an Equitable agent helps the beneficiary of a policy to prepare the documents that are required for payment of the death benefit, we will send the Equitable Access Account checkbook or check to the agent within seven days after we receive the required documents. Our agents will take reasonable steps to arrange for prompt delivery to the beneficiary.

We may, however, delay payment if we contest the policy. We may also delay payment if we cannot determine the amount of the payment because the New York Stock Exchange is closed, because trading in securities has been restricted by the SEC, or because the SEC has declared that an emergency exists. In addition, if necessary to protect our policyowners, we may delay payment where permitted under applicable law.

We may defer payment of any Net Cash Surrender Value or loan amount (except a loan to pay a premium to us) from the Guaranteed Interest Account for up to six months after we receive your request. We will pay interest of at least 3% a year from the date we receive your request if we delay more than 30 days in paying you such amounts from the Guaranteed Interest Account.

DIVIDENDS

No dividends are paid on the policy described in this prospectus.

REGULATION

We are regulated and supervised by the New York State Insurance Department. In addition, we are subject to the insurance laws and regulations in every jurisdiction where we sell policies.

The IL COLI II policy (Plan No. 96-300) has been filed with and approved by insurance officials in 46 jurisdictions. We submit annual reports on our operations and finances to insurance officials in all the jurisdictions where we sell policies. The officials are responsible for reviewing our reports to be sure that we are financially sound.

SPECIAL CIRCUMSTANCES

Equitable may vary the charges and other terms of IL COLI II where special circumstances result in sales or administrative expenses or mortality risks that are different than those normally associated with IL COLI II policies. These variations will be made only in accordance with uniform rules that we establish.

DISTRIBUTION

EQ Financial Consultants, Inc., a wholly-owned subsidiary of Equitable, is the principal underwriter of the Trust under a Distribution Agreement. EQ Financial Consultants is also the distributor of our variable life insurance policies and variable annuity contracts under a Distribution and Servicing Agreement. EQ Financial Consultants' principal business address is 1755 Broadway, New York, NY 10019. EQ Financial Consultants is registered with the SEC as a broker-dealer under the Securities Exchange Act of 1934 (the Exchange Act) and is a member of the National Association of Securities Dealers, Inc. EQ Financial Consultants is paid a fee for its services as distributor of our policies. For 1994 and 1995, we paid EQ Financial Consultants fees of $216,920 and $325,380, respectively, for its services under the Distribution and Servicing Agreement.

We sell our policies through agents who are licensed by state insurance officials to sell our variable life policies. These agents are also registered representatives of EQ Financial Consultants. The agent who sells you this policy receives sales commissions from Equitable. We pay commissions from our own resources, including the Premium Sales Charge deducted from your premium. Generally, the agent will receive an amount equal to a maximum of 15% of the premiums paid up to one target premium, 7 1/2% of premiums paid up to the next six target premiums and 3% of the premiums paid in excess of that amount. Use of a term insurance rider on the insured person in place of an equal amount of coverage under the base policy reduces commissions. Commissions paid to agents based upon refunded premiums or policies that are terminated or surrendered in the early policy years may be recovered. Agents with limited years of service may be paid differently.

We also sell our policies through independent brokers who are licensed by state insurance officials to sell our variable life policies. They will also be registered representatives either of EQ Financial Consultants or of another company registered with the SEC as a broker-dealer under the Exchange Act. The commissions for independent brokers will be no more than those for agents and the same policy for recovery of commissions applies. Commissions will be paid through the registered broker-dealer.

LEGAL PROCEEDINGS

We are not involved in any legal proceedings that would be considered material with respect to a policyowner's interest in the Separate Account.

ACCOUNTING AND ACTUARIAL EXPERTS

The financial statements of Separate Account FP and Equitable included in this prospectus have been audited for the years ended December 31, 1995, 1994 and 1993 by Price Waterhouse LLP, as stated in their reports. The financial statements of Separate Account FP and Equitable have been so included in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of such firm as experts in accounting and auditing. The financial statements of Separate Account FP and Equitable for the periods ended September 30, 1996 and 1995 included in this prospectus are unaudited.

The financial statements of Equitable contained in this prospectus should be considered only as bearing upon the ability of Equitable to meet its obligations under the IL COLI II policies. They should not be considered as bearing upon the investment experience of the funds of the Separate Account. The financial statements of Separate Account FP include periods when Separate Account FP was part of Equitable Variable, a wholly-owned subsidiary of Equitable. The assets of Separate Account FP were assumed by Equitable on January 1, 1997 when Equitable Variable was merged into Equitable.

Actuarial matters in this prospectus have been examined by Barbara Fraser, F.S.A., M.A.A.A., who is a Vice President and Actuary of Equitable. Her opinion on actuarial matters is filed as an exhibit to the Registration Statement we filed with the SEC.

ADDITIONAL INFORMATION

We have filed a Registration Statement relating to the Separate Account and the variable life insurance policy described in this prospectus with the SEC. The Registration Statement, which is required by the Securities Act of 1933, includes additional information that is not required in this prospectus under the rules and regulations of the SEC. If you would like the additional information, you may obtain it from the SEC's main office in Washington, D.C. You will have to pay a fee for the material.

MANAGEMENT

Here is a list of our directors and, to the extent they are responsible for variable life insurance operations, our principal officers and a brief statement of their business experience for the past five years. Unless otherwise noted, their address is 1290 Avenue of the Americas, New York, New York 10104.


NAME AND PRINCIPAL                     BUSINESS EXPERIENCE
BUSINESS ADDRESS                       WITHIN PAST FIVE YEARS
-------------------                    ------------------------

DIRECTORS

Claude Bebear                          Director of Equitable since July 1991. Chairman of the Board of the Holding Company (February
AXA S.A.                               1996-present)  and a Director of other affiliates of Equitable.  Chairman and Chief Executive
23,  Avenue  Matignon                  Officer of AXA since February 1989.  Chief Executive  Officer of the AXA Group since 1974 and
75008 Paris, France                    Chairman or Director of numerous subsidiaries and affiliated companies of the AXA Group.

Christopher J. Brocksom                Director of  Equitable  since  July 1992.  Chief  Executive  Officer, AXA  Equity & Law  Life
AXA Equity & Law                       Assurance Society  ("AXA Equity & Law") and various  directorships and officerships  with AXA
Amersham Road                          Equity & Law affiliated companies.
High Wycombe
Bucks HP 13 5 AL, England

Francoise Colloc'h                     Director of  Equitable since July 1992. Executive  Vice  President,  Culture -- Management --
AXA S.A.                               Communications, AXA, and various positions with AXA affiliated companies.
23, Avenue Matignon
75008 Paris, France

Henri de Castries                      Director  of  Equitable  since  September  1993.  Vice  Chairman  of the Board of the Holding
AXA S.A.                               Company since February 1996.  Executive Vice President  Financial Services and Life Insurance
23, Avenue Matignon                    Activities  of AXA  since  1993.  Prior  thereto,  General  Secretary  from  1991 to 1993 and
75008 Paris, France                    Central  Director  of  Finances  from 1989 to 1991.  Also  Director  or  Officer  of  various subsidiaries  and affiliates of the AXA Group.  Director of the Holding  Company and of other
                                       Equitable affiliates.

Joseph L. Dionne                       Director  of  Equitable  since May 1982.  Chairman  (since  April  1988) and Chief  Executive
The McGraw-Hill Companies              Officer (Since April 1983) of The McGraw-Hill Companies.  Director of the Holding Company.
1221 Avenue of the Americas
New York, NY  10020

William T. Esrey                       Director of  Equitable  since July 1986.  Chairman  (since  April  1990) and Chief  Executive
Sprint Corporation                     Officer (since 1985) and President  (1985 to February 1996) of Sprint  Corporation.  Director
P.O. Box 11315                         of the Holding Company.
Kansas City, MO  64112

Jean-Rene Fourtou                      Director of Equitable since July 1992.  Chairman and Chief Executive Officer,  Rhone-Poulenc,
Rhone-Poulenc S.A.                     S.A. since 1986.  Director of the Holding Company and AXA.
25 Quai Paul Doumer
92408 Courbevoie Cedex,
France

Norman C. Francis                      Director of Equitable since March 1989.  President, Xavier University of Louisiana.
Xavier University of Louisiana
7325 Palmetto Street
New Orleans, LA  70125

Donald J. Greene                       Director of Equitable since July 1991.  Partner,  LeBoeuf,  Lamb, Greene & MacRae since 1965.
LeBouef, Lamb, Greene & MacRae         Director of the Holding Company.
125 West 55th Street
New York, NY  10019-4513

John T. Hartley                        Director of Equitable since  August  1987.  Retired  Chairman and Chief  Executive Officer of
Harris Corporation                     Harris  Corporation  (until July 1995);  prior thereto,  he held the positions of Chairman of
1025 NASA Boulevard                    Harris  Corporation from 1987,  Chief Executive  Officer from 1986 and President from October
Melbourne, FL 32919                    1987 to April 1993.

John H.F. Haskell, Jr.                 Director of Equitable since July 1992.  Managing  Director of Dillon,  Read & Co., Inc. since
Dillon, Read & Co., Inc.               1975 and member of its Board of Directors.
535 Madison Avenue
New York, NY  10022


NAME AND PRINCIPAL                     BUSINESS EXPERIENCE
BUSINESS ADDRESS                       WITHIN PAST FIVE YEARS
-------------------                    ------------------------

DIRECTORS  (continued)

W. Edwin Jarmain                       Director of Equitable  since July 1992.  President of Jarmain Group Inc. since 1979;  also an
Jarmain Group Inc.                     Officer  or  Director  of several  affiliated   companies.   Chairman  and  Director  of  FCA
121 King Street West                   International Ltd.; served as President, CEO and Director from 1992 through 1993. Director of
Suite 2525, Box 36                     various AXA affiliated companies. Director of the Holding Company since July 1992.
Toronto, Ontario M5H 3T9,
Canada

G. Donald Johnston, Jr.                Director of Equitable since January 1986.  Retired Chairman and Chief Executive Officer,  JWT
184-400 Ocean Road                     Group, Inc. and J. Walter Thompson Company.
John's Island
Vero Beach, FL  32963

Winthrop Knowlton                      Director of Equitable since October 1973.  Chairman of the Board of Knowlton  Brothers,  Inc.
Knowlton Brothers, Inc.                since May 1989; also President of Knowlton  Associates,  Inc. since September 1987;  Director
530 Fifth Avenue                       of the Holding Company.
New York, NY  10036

Arthur L. Liman                        Director of Equitable since March 1984.  Partner,  Paul, Weiss,  Rifkind,  Wharton & Garrison
Paul, Weiss, Rifkind, Wharton          since 1966.
   and Garrison
1285 Avenue of the Americas
New York, NY  10019

George T. Lowy                         Director of Equitable since July 1992.  Partner, Cravath, Swaine & Moore.
Cravath, Swaine & Moore
825 Eighth Avenue
New York, NY  10019

Didier Pineau-Valencienne              Director  of  Equitable  since  February  1996.  Chairman  and  Chief  Executive  Officer  of
Schneider S.A.                         Schneider  S.A. since 1981 and Chairman or Director of numerous  subsidiaries  and affiliated
64-70 Avenue Jean-Baptiste             companies of Schneider.  Director of AXA and the Holding Company.
Clament
96646 Boulogne-Billancourt
Cedex
France

George J. Sella, Jr.                   Director  of  Equitable  since May 1987.  Retired  Chairman  and Chief  Executive  Officer of
P.O. Box 397                           American  Cyanamid  Company  (until April 1993);  prior  thereto,  Chairman from 1984,  Chief
Newton, NJ  07860                      Executive Officer from 1983 and President from 1979 to 1991.

Dave H. Williams                       Director of  Equitable  since March 1991.  Chairman and Chief  Executive  Officer of Alliance
Alliance Capital Management            since 1977 and  Chairman or Director of numerous  subsidiaries  and  affiliated  companies of
Corporation                            Alliance.  Director of the Holding Company.
1345 Avenue of the Americas
New York, NY  10105

OFFICERS -- DIRECTORS

James M. Benson                        Director of Equitable  since February 1994.  Chief  Executive  Officer (since  February 1996)
                                       and President of Equitable  (since February  1994);  prior thereto,  Chief Operating  Officer
                                       (February  1994 to February 1996) and Senior  Executive  Vice  President of Equitable  (April
                                       1993 to February 1994).  Prior thereto,  President,  Management  Compensation  Group (1983 to
                                       February 1993).  Previously,  President,  Chief Executive Officer and a Director of Equitable
                                       Variable Life Insurance  Company  ("EVLICO").  Senior Executive Vice President of the Holding
                                       Company since February 1994 and Chief  Operating  Officer since  February  1996;  Director of various Equitable affiliated companies; Director of the Holding Company since February 1994.

William T. McCaffrey                   Director of  Equitable  since  February  1996.  Senior  Executive  Vice  President  and Chief
                                       Operating  Officer of Equitable (all since  February  1996).  Prior  thereto,  Executive Vice
                                       President  (from  February  1986 to February  1996) and Chief  Administrative  Officer  (from
                                       February 1988 to February 1996).  Executive Vice President and Chief  Administrative  Officer
                                       (since  February  1994) of the  Holding  Company.  Director of various  Equitable  affiliated companies, including EVLICO.


NAME AND PRINCIPAL                     BUSINESS EXPERIENCE
BUSINESS ADDRESS                       WITHIN PAST FIVE YEARS
-------------------                    ------------------------

OFFICERS -- DIRECTORS (continued)

Joseph J. Melone                       Chairman of Equitable  since  February 1994 and a Director of Equitable  since November 1990.
                                       Chief  Executive  Officer of the Holding  Company  since  February  1996 and President of the
                                       Holding  Company  since May 1992.  Previously,  Chief  Executive  Officer of  Equitable  from
                                       February 1994, to February 1996; prior to February 1994,  President,  Chief Executive Officer and  Director  of  Equitable  from  September  1992 to  February  1994 and  President,  Chief
                                       Operating  Officer and a Director since  November  1990.  Former  Chairman,  Chief  Executive
                                       Officer and Director of EVLICO.  Director of various Equitable and AXA affiliated companies.

OTHER OFFICERS

A. Frank Beaz                          Senior Vice  President,  Equitable;  prior thereto,  Vice President,  Equitable  (until March
                                       1995).  Executive Vice President, EQ Financial Consultants, Inc.  ("EQF") (May 1995-present).

Leon B. Billis                         Senior Vice President,  Equitable;  prior thereto, Vice President,  Equitable (until November
                                       1994); Vice President, EVLICO (July 1996 to December 1996).

Harvey Blitz                           Senior Vice President and Deputy Chief Financial Officer,  Equitable.  Senior Vice President,
                                       Holding Company;  Director or Chairman of various Equitable  affiliated  companies;  Director
                                       (October 1992 to December 1996) and Vice President, EVLICO (April 1995 to December 1996).

Kevin R. Byrne                         Vice President and Treasurer,  Equitable;  Vice  President and  Treasurer,  Holding  Company;
                                       Treasurer,  EVLICO (until  December 1996) and Frontier Trust Company;  Director or Officer of
                                       other Equitable affiliated companies.

Jerry M. de St. Paer                   Executive Vice President,  Equitable.  Senior  Executive Vice President  (since May 1996) and
                                       Chief  Financial  Officer (since May 1992) of the Holding  Company.  Executive Vice President
                                       and Chief  Operating  Officer (since  September  1994) of Equitable  Investment  Corporation.
                                       Previously held various  officerships with Equitable and its affiliates.  Director and Senior
                                       Investment Officer,  EVLICO (until December 1996).  Director of various Equitable  affiliated companies.

Gordon G. Dinsmore                     Senior Vice President and Corporate  Actuary,  Equitable.  Executive Vice President,  Equico.
                                       Director  and  Senior  Vice  President,  EVLICO  (until  December  1996);  Director  of other
                                       Equitable affiliated companies.

Alvin H. Fenichel                      Senior Vice  President and  Controller,  Equitable.  Senior Vice  President  and  Controller,
                                       Holding  Company.   Vice  President  and  Controller  (until  December  1996),  EVLICO;  Vice
                                       President, The Equitable of Colorado, Inc. ("Colorado").

Paul J. Flora                          Senior Vice  President and Auditor,  Equitable.  Prior  thereto,  Vice  President and Auditor
                                       (February 1994 to March 1996).  Vice President and Auditor,  Holding Company  (September 1994
                                       to present). Vice President/Auditor, National Westminster Bank (November 1984 to June 1994).

Robert E. Garber                       Executive Vice President and General Counsel, Equitable; Executive Vice President and General
                                       Counsel,  Holding  Company.  Prior  thereto,  Senior Vice  President  and General  Counsel of
                                       Equitable  and the  Holding  Company  (September  1993 to  September  1994) and  Senior  Vice
                                       President and Deputy General Counsel of Equitable (September 1989 to September 1993).

Donald R. Kaplan                       Vice President and Acting Chief Compliance Officer,  Equitable. Prior thereto, Vice President and Counsel (until June 1996).

Michael S. Martin                      Senior Vice  President,  Equitable.  Chairman,  EQF;  Chairman and Chief  Executive  Officer,
                                       EquiSource of New York  (January  1992 to October  1994) and Frontier  (April 1992 to October
                                       1994);  Vice  President,  Hudson  River  Trust  ("HRT")  (February  1993 to  February  1995);
                                       Director,  Vice  President  and  Treasurer,  Equitable  Distributors,  Inc.  (August  1993 to
                                       February  1995),  also Chairman,  President,  and Chief Executive  Officer  (December 1993 to
                                       February 1995); Director,  Equitable Underwriting and Sales Agency (Bahamas),  Ltd. (May 1996
                                       to present) and Colorado (January 1995 to present).


NAME AND PRINCIPAL                     BUSINESS EXPERIENCE
BUSINESS ADDRESS                       WITHIN PAST FIVE YEARS
-------------------                    ------------------------

OTHER OFFICERS  (continued)

Peter D. Noris                         Executive Vice President and Chief Investment  Officer,  Equitable.  Executive Vice President
                                       (since May 1995) and Chief  Investment  Officer  (since July 1995),  Holding  Company.  Prior thereto,  Vice  President/Manager,  Insurance Companies Investment  Strategies Group, Solomon
                                       Brothers,  Inc. (November 1992 to May 1995). Prior thereto,  with Morgan Stanley & Co., Inc., from  October  1984 to November  1992 as  Principal,  Fixed Income  Insurance  Group.  Former
                                       Director and Senior Vice President of EVLICO. Director of other Equitable affiliates.

Anthony C. Pasquale                    Senior  Vice  President,   Equitable.   Chairman  and  President,   Equitable  Realty  Assets
                                       Corporation (July 1995 to present). Director of other Equitable affiliates.

Michael J. Rich                        Senior Vice  President,  Equitable,  since October 1994;  prior  thereto,  Vice  President of
                                       Underwriting,  John Hancock  Mutual Life  Insurance  Co. since 1988.  Director of EVLICO (May
                                       1995 to December 1996).

Pauline Sherman                        Vice President,  Secretary and Associate  General  Counsel,  Equitable;  prior thereto,  Vice
                                       President and Associate General Counsel (until September 1995). Vice President, Secretary and
                                       Associate General Counsel, Holding Company (September 1995 to present).

Samuel Shlesinger                      Senior Vice  President and Actuary,  Equitable;  prior  thereto,  Vice President and Actuary.
                                       Previously,  Director and Senior Vice  President,  EVLICO  (February 1988 to December  1996).
                                       Director, Chairman and Chief Executive Officer, Equitable of Colorado. Vice President, HRT.

Jose S. Suquet                         Executive  Vice  President  and Chief Agency  Officer,  Equitable,  since August 1994;  prior thereto, Agency Manager, Equitable (February 1985 to August 1994).

Stanley B. Tulin                       Senior  Executive  Vice  President and Chief  Financial  Officer,  Equitable;  prior thereto,
                                       Chairman,  Insurance Consulting and Actuarial Practice, Coopers & Lybrand (until April 1996);
                                       Executive Vice President, Holding Company.

PART 4:  ILLUSTRATIONS OF POLICY BENEFITS

To help clarify how the key financial elements of the policy work, a series of tables has been prepared. The tables show how death benefits and Cash Surrender Values ("policy benefits") under a hypothetical IL COLI II policy could vary over time if the Funds of our Separate Account had CONSTANT hypothetical gross annual investment returns of 0%, 6% or 12% over the years covered by each table. Actual investment results may be more or less than those shown. The tables are for a 45-year-old preferred risk male non-tobacco user. Planned premium payments of $10,392 for an initial Face Amount of $200,000 are assumed to be paid at the beginning of each policy year. The illustration assumes no policy loan has been taken and that there is no coverage under a supplemental term insurance rider.

The tables  illustrate  both current and guaranteed  charges.  The tables assume
 .51% per annum for investment management (the average of the effective annual advisory fees applicable to each Trust portfolio during 1995) and .04% per annum for direct Trust expenses. The assumption for direct Trust expenses equals the weighted average of actual Trust expenses incurred by the portfolios of the Trust for the year ended December 31, 1995 as disclosed in the Trust's prospectus. The effect of these adjustments is that on a 0% gross rate of return the net rate of return would be -0.55%, on 6% it would be 5.42%, and on 12% it would be 11.39%. Remember, however, that investment management fees and direct Trust expenses vary by portfolio. See THE TRUST'S INVESTMENT ADVISER on page 6. The tables also assume a charge for taxes of 2% of premiums. The tables illustrate death benefit Option B.

The second column of each table shows the effect of an amount equal to the premiums invested to earn interest, after taxes, of 5% compounded annually. These tables show that if a policy is returned in its very early years for payment of its Cash Surrender Value, that Cash Surrender Value will be low in comparison to the amount of the premiums accumulated with interest. Thus, the cost of owning your policy for a relatively short time will be high.

INDIVIDUAL ILLUSTRATIONS. On request, we will furnish you with a comparable illustration based on your policy's factors. Upon request after issuance, we will also provide a comparable illustration reflecting your actual Cash Surrender Value. If you request illustrations more than once in any policy year, we may charge for the illustration.

                                                             IL COLI II

                                      THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                                              FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE

PLANNED PREMIUM $10,392                                                                           TOTAL INITIAL FACE AMOUNT $200,000
                                                             MALE AGE 45
                                                   PREFERRED RISK NON-TOBACCO USER                            DEATH BENEFIT OPTION B
                                                      ASSUMING CURRENT CHARGES

                                                                               DEATH BENEFIT
                                                                        ASSUMING HYPOTHETICAL GROSS
                END OF                                                  ANNUAL INVESTMENT RETURN OF
                POLICY                 ACCUMULATED            -------------------------------------------------
                 YEAR                  PREMIUMS(1)                0%                 6%                12%
                 ----                  -----------                --                 --                ---
                    1                    $ 10,912              $208,441           $208,968          $209,495
                    2                      22,369               216,734            218,316           219,961
                    3                      34,399               224,902            228,085           231,527
                    4                      47,030               233,095            238,451           244,475
                    5                      60,293               241,156            249,285           258,795

                    6                      74,220               249,139            260,664           274,694
                    7                      88,842               257,030            272,604           292,334
                    8                     104,196               265,382            285,718           312,529
                    9                     120,317               273,579            299,420           334,882
                   10                     137,245               281,635            313,753           359,645

                   15                     235,457               320,376            396,801           531,050

             20 (age 65)                  360,802               351,525            496,693           813,719



                                                     CASH SURRENDER VALUE
                                                 ASSUMING HYPOTHETICAL GROSS
                END OF                           ANNUAL INVESTMENT RETURN OF
                POLICY                 -------------------------------------------------
                 YEAR                      0%                 6%                12%
                 ----                      --                 --                ---
                    1                  $    8,441         $    8,968        $    9,495
                    2                      16,734             18,316            19,961
                    3                      24,902             28,085            31,527
                    4                      33,095             38,451            44,475
                    5                      41,156             49,285            58,795

                    6                      49,139             60,664            74,694
                    7                      57,030             72,604            92,334
                    8                      65,382             85,718           112,529
                    9                      73,579             99,420           134,882
                   10                      81,635            113,753           159,645

                   15                     120,376            196,801           331,050

             20 (age 65)                  151,525            296,693           613,719


(1) Assumes net interest of 5% compounded annually.

THE VALUES WILL DIFFER IF PREMIUMS ARE PAID IN DIFFERENT AMOUNTS OR FREQUENCIES.

IT IS EMPHASIZED THAT THE HYPOTHETICAL INVESTMENT RESULTS ARE ILLUSTRATIVE ONLY AND SHOULD NOT BE DEEMED A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS MAY BE MORE OR LESS THAN THOSE SHOWN.

THE DEATH BENEFIT GUARANTEE PREMIUM FOR THIS POLICY IS $3,568.04.

                                                             IL COLI II

                                      THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                                              FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE

PLANNED PREMIUM $10,392                                                                           TOTAL INITIAL FACE AMOUNT $200,000
                                                             MALE AGE 45
                                                   PREFERRED RISK NON-TOBACCO USER                            DEATH BENEFIT OPTION B
                                                     ASSUMING GUARANTEED CHARGES

                                                                            DEATH BENEFIT
                                                                     ASSUMING HYPOTHETICAL GROSS
                END OF                                               ANNUAL INVESTMENT RETURN OF
                POLICY               ACCUMULATED           -------------------------------------------------
                 YEAR                PREMIUMS(1)               0%                 6%                12%
                 ----                -----------               --                 --                ---
                    1                $    10,912             $207,849           $208,356          $208,864
                    2                     22,369              215,569            217,074           218,641
                    3                     34,399              223,159            226,168           229,426
                    4                     47,030              230,764            235,807           241,484
                    5                     60,293              238,228            245,856           254,787

                    6                     74,220              245,547            256,330           269,467
                    7                     88,842              252,708            267,236           285,659
                    8                    104,196              259,700            278,583           303,514
                    9                    120,317              266,512            290,379           323,201
                   10                    137,245              273,127            302,628           344,902

                   15                    235,457              307,258            376,211           497,821

             20 (age 65)                 360,802              333,804            463,228           746,929


                                                     CASH SURRENDER VALUE
                                                  ASSUMING HYPOTHETICAL GROSS
                END OF                            ANNUAL INVESTMENT RETURN OF
                POLICY               ------------------------------------------------------
                 YEAR                     0%                  6%                  12%
                 ----                     --                  --                  ---
                    1                 $  7,849           $    8,356           $    8,864
                    2                   15,569               17,074               18,641
                    3                   23,159               26,168               29,426
                    4                   30,764               35,807               41,484
                    5                   38,228               45,856               54,787

                    6                   45,547               56,330               69,467
                    7                   52,708               67,236               85,659
                    8                   59,700               78,583              103,514
                    9                   66,512               90,379              123,201
                   10                   73,127              102,628              144,902

                   15                  107,258              176,211              297,821

             20 (age 65)               133,804              263,228              546,929


(1) Assumes net interest of 5% compounded annually.

THE VALUES WILL DIFFER IF PREMIUMS ARE PAID IN DIFFERENT AMOUNTS OR FREQUENCIES.

IT IS EMPHASIZED THAT THE HYPOTHETICAL INVESTMENT RESULTS ARE ILLUSTRATIVE ONLY AND SHOULD NOT BE DEEMED A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS MAY BE MORE OR LESS THAN THOSE SHOWN.

THE DEATH BENEFIT GUARANTEE PREMIUM FOR THIS POLICY IS $3,568.04.

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP


INDEX TO FINANCIAL STATEMENTS


Independent Auditor's Report..........................................................................................     FSA-2
Financial Statements:
      Statement of Assets and Liabilities, December 31, 1995..........................................................     FSA-3
      Statement of Operations for the Years Ended December 31, 1995, 1994 and 1993....................................     FSA-4
      Statement of Changes in Net Assets for the Years Ended December 31, 1995, 1994 and 1993.........................     FSA-8
      Notes to Financial Statements...................................................................................    FSA-12
Interim Financial Statements:
      Statement of Assets and Liabilities, September 30, 1996 (unaudited).............................................    FSA-20
      Statement of Operations for the Nine Months Ended September 30, 1996 and 1995 (unaudited).......................    FSA-21
      Statement of Changes in Net Assets for the Nine Months Ended September 30, 1996 and 1995 (unaudited)............    FSA-24
      Notes to Interim Financial Statements (unaudited)...............................................................    FSA-27


















                                     FSA-1

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Equitable Variable Life Insurance Company and Policyowners of Separate Account FP of Equitable Variable Life Insurance Company

In our opinion, the accompanying statements of assets and liabilities and the related statements of operations and of changes in net assets present fairly, in all material respects, the financial position of Money Market Division, Intermediate Government Securities Division, Quality Bond Division, High Yield Division, Growth and Income Division, Equity Index Division, Common Stock Division, Global Division, International Division, Aggressive Stock Division, Conservative Investors Division, Balanced Division and Growth Investors Division, separate investment divisions of Equitable Variable Life Insurance Company ("Equitable Variable Life") Separate Account FP at December 31, 1995 and the results of each of their operations and changes in each of their net assets for each of the periods indicated, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Equitable Variable Life's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of shares in The Hudson River Trust at December 31, 1995 with the transfer agent, provide a reasonable basis for the opinion expressed above.






PRICE WATERHOUSE LLP
New York, NY
February 7, 1996, except as to Note 8 which is as of September 19, 1996



                                     FSA-2

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

STATEMENTS OF ASSETS AND LIABILITIES
DECEMBER 31, 1995

                                            INTERMEDIATE
                              MONEY          GOVERNMENT      QUALITY          HIGH          GROWTH &       EQUITY
                              MARKET         SECURITIES        BOND          YIELD           INCOME         INDEX
                              DIVISION        DIVISION       DIVISION       DIVISION        DIVISION      DIVISION
                            ------------    -----------    ------------    -----------    -----------    -----------
ASSETS
Investments in shares of
  The Hudson River
  Trust -- at market
  value (Notes 2 and 7)
Cost:  $207,548,119.....    $207,638,095
         37,536,467.....                    $37,681,989
        141,011,715.....                                   $138,906,039
         68,700,148.....                                                   $72,524,129
         17,021,456.....                                                                  $19,144,802
         59,443,291.....                                                                                 $71,895,056
Receivable for sales of
  shares of The Hudson
  River Trust...........              --             --              --             --             --             --
Receivable for policy-
  related transactions..       1,030,719        472,227         195,736        671,870        272,371        214,843
                            ------------    -----------    ------------    -----------    -----------    -----------
Total Assets............     208,668,814     38,154,216     139,101,775     73,195,999     19,417,173     72,109,899
                            ------------    -----------    ------------    -----------    -----------    -----------
LIABILITIES
Payable for purchases
  of shares of The
  Hudson River
  Trust.................       1,021,043        488,551         195,429        740,734        272,227        214,856
Payable for policy-
  related transactions..              --             --              --             --             --             --
Amount retained by
  Equitable Variable Life
  in Separate Account
  FP (Note 4)...........         514,240        516,621         618,900        524,303        526,633        271,428
                            ------------    -----------    ------------    -----------     ----------    -----------
Total Liabilities.......       1,535,283      1,005,172         814,329      1,265,037        798,860        486,284
                            ------------    -----------    ------------    -----------     ----------    -----------
NET ASSETS ATTRIBUTABLE
TO POLICYOWNERS.........    $207,133,531    $37,149,044    $138,287,446    $71,930,962    $18,618,313    $71,623,615
                            ============    ===========    ============    ===========    ===========    ===========

See Notes to Financial Statements.


                                COMMON                                        AGGRESSIVE
                                STOCK           GLOBAL       INTERNATIONAL      STOCK
                               DIVISION         DIVISION        DIVISION       DIVISION
                            --------------    ------------    -----------    ------------
ASSETS
Investments in shares of
   The Hudson River
   Trust -- at market
   value (Notes 2 and 7)
Cost: $966,230,780......    $1,148,055,059
       297,303,481......                      $333,829,077
        11,991,226......                                      $12,659,132
       475,758,260......                                                     $556,029,378
Receivable for sales of
  shares of The Hudson
  River Trust...........                --              --             --              --
Receivable for policy-
  related transactions..           233,000         421,042        137,166         800,569
                            --------------    ------------    -----------    ------------
Total Assets............     1,148,288,059     334,250,119     12,796,298     556,829,947
                            --------------    ------------    -----------    ------------
LIABILITIES
Payable for purchases
  of shares of The
  Hudson River
  Trust.................           679,729         246,368        143,511       1,121,615
Payable for  policy-
  related transactions..                --              --             --              --
Amount retained by
  Equitable Variable Life
  in Separate Account
  FP (Note 4)...........         1,023,056         506,731        220,849         520,201
                            --------------    ------------    -----------    ------------
Total Liabilities.......         1,702,785         753,099        364,360       1,641,816
                            --------------    ------------    -----------    ------------
NET ASSETS ATTRIBUTABLE
  TO POLICYOWNERS.......    $1,146,585,274    $333,497,020    $12,431,938    $555,188,131
                            ==============    ============    ===========    ============

See Notes to Financial Statements.

                                         ASSET ALLOCATION SERIES
                            --------------------------------------------
                            CONSERVATIVE                       GROWTH
                             INVESTORS        BALANCED        INVESTORS
                              DIVISION        DIVISION        DIVISION
                            ------------    ------------    ------------
ASSETS
Investments in shares of
   The Hudson River
   Trust -- at market
   value (Notes 2 and 7)
Cost: $162,300,470......    $172,662,590
       356,282,500......                    $399,379,687
       474,917,898......                                    $556,703,771
Receivable for sales of
  shares of The Hudson
  River Trust...........          76,736              --              --
Receivable for policy-
  related transactions..              --              --         191,779
                            ------------    ------------    ------------
Total Assets............     172,739,326     399,379,687     556,895,550
                            ------------    ------------    ------------
LIABILITIES
Payable for purchases
  of shares of The
  Hudson River
  Trust.................              --         179,701         414,996
Payable for policy-
  related transactions..          81,465          47,918              --
Amount retained by
  Equitable Variable Life
  in Separate Account
  FP (Note 4)...........         570,762         586,859         602,888
                            ------------    ------------    ------------
Total Liabilities.......         652,227         814,478       1,017,884
                            ------------    ------------    ------------
NET ASSETS ATTRIBUTABLE
  TO POLICYOWNERS.......    $172,087,099    $398,565,209    $555,877,666
                            ============    ============    ============

See Notes to Financial Statements.

                                     FSA-3

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

STATEMENTS OF OPERATIONS



                                                           MONEY MARKET DIVISION         INTERMEDIATE GOVERNMENT SECURITIES DIVISION
                                                   ------------------------------------  -------------------------------------------



                                                           YEAR ENDED DECEMBER 31,                YEAR ENDED DECEMBER 31,
                                                   ------------------------------------  --------------------------------------

                                                      1995         1994         1993        1995          1994           1993
                                                   ----------   ----------   ----------  ----------   ------------   ----------
INCOME AND EXPENSES:
  Income (Note 2):
    Dividends from The Hudson River Trust.......   $9,225,401   $5,368,883   $4,163,389  $2,010,283   $ 5,671,984   $14,930,827
  Expenses (Note 3):
    Mortality and expense risk charges..........      954,556      826,379      834,113     197,721       527,675     1,470,325
                                                   ----------   ----------   ----------  ----------   -----------   -----------
NET INVESTMENT INCOME...........................    8,270,845    4,542,504    3,329,276   1,812,562     5,144,309    13,460,502
                                                   ----------   ----------   ----------  ----------   -----------   -----------
REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS (Note 2):
    Realized gain (loss) on investments.........     (432,347)      95,530     (339,754)   (810,768)  (10,163,976)    3,999,846
    Realized gain distribution from
      The Hudson River Trust....................           --           --           --          --            --    11,449,074
                                                   ----------   ----------   ----------  ----------   -----------   -----------
NET REALIZED GAIN (LOSS)........................     (432,347)      95,530     (339,754)   (810,768)  (10,163,976)   15,448,920

  Unrealized appreciation/depreciation on
    investments:
    Beginning of period.........................       32,760      (14,267)    (224,885) (2,736,863)   (1,617,237)    1,966,231
    End of period...............................       89,976       32,760      (14,267)    145,522    (2,736,863)   (1,617,237)
                                                   ----------   ----------   ----------  ----------   -----------   -----------
  Change in unrealized appreciation/depreciation
    during the period...........................       57,216       47,027      210,618   2,882,385    (1,119,626)   (3,583,468)
                                                   ----------   ----------   ----------  ----------   -----------   -----------
NET REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS................................     (375,131)     142,557     (129,136)  2,071,617   (11,283,602)   11,865,452
                                                   ----------   ----------   ----------  ----------   -----------   -----------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING
  FROM OPERATIONS...............................   $7,895,714   $4,685,061   $3,200,140  $3,884,179   $(6,139,293)  $25,325,954
                                                   ==========   ==========   ==========  ==========   ===========   ===========


                                                             QUALITY BOND DIVISION
                                                    -------------------------------------------

                                                                                   OCTOBER 1*
                                                                                      TO
                                                     YEAR ENDED DECEMBER 31,      DECEMBER 31,
                                                   ---------------------------    ------------

                                                       1995            1994           1993
                                                   -----------    ------------    ------------
INCOME AND EXPENSES:
  Income (Note 2):
    Dividends from The Hudson River Trust.......   $ 7,958,285    $  8,123,722    $  1,221,840
  Expenses (Note 3):
    Mortality and expense risk charges..........       767,627         689,178         163,308
                                                   -----------    ------------    ------------
NET INVESTMENT INCOME...........................     7,190,658       7,434,544       1,058,532
                                                   -----------    ------------    ------------
REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS (Note 2):
    Realized gain (loss) on investments.........      (632,666)       (410,697)           (106)
    Realized gain distribution from
      The Hudson River Trust....................            --              --         130,973
                                                   -----------    ------------    ------------
NET REALIZED GAIN (LOSS)........................      (632,666)       (410,697)        130,867

  Unrealized appreciation/depreciation on
    investments:
    Beginning of period.........................   (15,521,200)     (1,886,621)            --
    End of period...............................    (2,105,676)    (15,521,200)    (1,886,621)
                                                   -----------    ------------    -----------
  Change in unrealized appreciation/depreciation
    during the period...........................    13,415,524     (13,634,579)    (1,886,621)
                                                   -----------    ------------    -----------
NET REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS................................    12,782,858     (14,045,276)    (1,755,754)
                                                   -----------    ------------    -----------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING
  FROM OPERATIONS...............................   $19,973,516    $ (6,610,732)   $  (697,222)
                                                   ===========    ============    ===========

See Notes to Financial Statements.

* Commencement of Operations

                                     FSA-4

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

STATEMENTS OF OPERATIONS (CONTINUED)


                                                                          HIGH YIELD DIVISION
                                                              ----------------------------------------


                                                                        YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------
                                                                  1995           1994          1993
                                                              -----------    -----------    ----------
INCOME AND EXPENSES:
  Income (Note 2):
    Dividends from The Hudson River Trust.................    $ 6,518,568    $ 4,578,946    $4,488,259
  Expenses (Note 3):
    Mortality and expense risk charges....................        371,369        305,522       285,992
                                                              -----------    -----------    ----------
NET INVESTMENT INCOME.....................................      6,147,199      4,273,424     4,202,267
                                                              -----------    -----------    ----------
REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS (Note 2):
    Realized gain (loss) on investments...................       (179,454)      (328,199)      107,852
    Realized gain distribution from
      The Hudson River Trust..............................             --             --     1,030,687
                                                              -----------    -----------    ----------
NET REALIZED GAIN (LOSS)..................................       (179,454)      (328,199)    1,138,539

  Unrealized appreciation/depreciation on investments:
    Beginning of period...................................       (873,103)     4,734,999       763,746
    End of period.........................................      3,823,981       (873,103)    4,734,999
                                                              -----------    -----------    ----------
  Change in unrealized appreciation/depreciation
    during the period.....................................      4,697,084     (5,608,102)    3,971,253
                                                              -----------    -----------    ----------
NET REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS....      4,517,630     (5,936,301)    5,109,792
                                                              -----------    -----------    ----------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING
  FROM OPERATIONS.........................................    $10,664,829    $(1,662,877)   $9,312,059
                                                              ===========    ===========    ==========

See Notes to Financial Statements.


                                                                     GROWTH & INCOME DIVISION               EQUITY INDEX DIVISION
                                                              ---------------------------------------     --------------------------
                                                                                          OCTOBER 1*                     APRIL 1*
                                                                                             TO            YEAR ENDED       TO
                                                               YEAR ENDED DECEMBER 31,   DECEMBER 31,     DECEMBER 31,  DECEMBER 31,
                                                              ------------------------  -------------     -----------  -------------
                                                                 1995          1994         1993             1995           1994
                                                              ----------     ---------  -------------     -----------  -------------
INCOME AND EXPENSES:
  Income (Note 2):
    Dividends from The Hudson River Trust.................    $  380,677     $ 108,492     $ 3,394        $   964,775    $ 596,180
  Expenses (Note 3):
    Mortality and expense risk charges....................        69,716        19,204       1,833            289,199      152,789
                                                              ----------     ---------     -------        -----------    ---------
NET INVESTMENT INCOME.....................................       310,961        89,288       1,561            675,576      443,391
                                                              ----------     ---------     -------        -----------    ---------
REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS (Note 2):
    Realized gain (loss) on investments...................         2,791       (11,709)       (134)             3,060       (6,949)
    Realized gain distribution from
      The Hudson River Trust..............................            --            --          --            536,890      134,154
                                                              ----------     ---------     -------        -----------    ---------
NET REALIZED GAIN (LOSS)..................................         2,791       (11,709)       (134)           539,950      127,205

  Unrealized appreciation/depreciation on investments:
    Beginning of period...................................      (141,585)         (904)         --           (399,286)          --
    End of period.........................................     2,123,346      (141,585)       (904)        12,451,765     (399,286)
                                                              ----------     ---------     -------        -----------    ---------
  Change in unrealized appreciation/depreciation
    during the period.....................................     2,264,931      (140,681)       (904)        12,851,051     (399,286)
                                                              ----------     ---------     -------        -----------    ---------
NET REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS....     2,267,722      (152,390)     (1,038)        13,391,001     (272,081)
                                                              ----------     ---------     -------        -----------    ---------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING
  FROM OPERATIONS.........................................    $2,578,683     $ (63,102)    $   523        $14,066,577    $ 171,310
                                                              ==========     =========     =======        ===========    =========

See Notes to Financial Statements.

* Commencement of Operations


                                     FSA-5

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

STATEMENTS OF OPERATIONS (CONTINUED)


                                                    COMMON STOCK DIVISION                          GLOBAL STOCK DIVISION
                                         --------------------------------------------    -----------------------------------------


                                                    YEAR ENDED DECEMBER 31,                       YEAR ENDED DECEMBER 31,
                                         --------------------------------------------    -----------------------------------------
                                             1995            1994            1993            1995           1994           1993
                                         ------------    ------------    ------------    -----------    -----------    -----------
INCOME AND EXPENSES:
  Income (Note 2):
    Dividends from The Hudson
      River Trust....................    $ 14,259,262    $ 11,755,355    $ 10,311,886    $ 5,152,442    $ 2,768,605    $ 1,060,406
  Expenses (Note 3):
    Mortality and expense risk
      charges........................       6,050,368       4,741,008       4,005,102      1,743,898      1,211,620        466,897
                                         ------------    ------------    ------------    -----------    -----------    -----------
NET INVESTMENT INCOME................       8,208,894       7,014,347       6,306,784      3,408,544      1,556,985        593,509
                                         ------------    ------------    ------------    -----------    -----------    -----------
REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS (Note 2):
    Realized gain (loss) on
      investments....................      16,793,683         292,144       4,176,629      3,049,444      3,347,704      1,333,766
    Realized gain distribution from
      The Hudson River Trust.........      63,838,178      43,936,280      85,777,775      9,214,950      4,821,242     11,642,904
                                         ------------    ------------    ------------    -----------    -----------    -----------
NET REALIZED GAIN (LOSS).............      80,631,861      44,228,424      89,954,404     12,264,394      8,168,946     12,976,670

  Unrealized appreciation
    (depreciation) on investments:
    Beginning of period..............      (2,048,649)     71,350,568      22,647,989      3,130,280      7,062,877      2,783,724
    End of period....................     181,824,279      (2,048,649)     71,350,568     36,525,596      3,130,280      7,062,877
                                         ------------    ------------    ------------    -----------    -----------    -----------
  Change in unrealized appreciation/
    depreciation during the period...     183,872,928     (73,399,217)     48,702,579     33,395,316     (3,932,597)     4,279,153
                                         ------------    ------------    ------------    -----------    -----------    -----------
NET REALIZED AND UNREALIZED GAIN
  (LOSS) ON INVESTMENTS..............     264,504,789     (29,170,793)    138,656,983     45,659,710      4,236,349     17,255,823
                                         ------------    ------------    ------------    -----------    -----------    -----------
NET INCREASE (DECREASE) IN NET ASSETS
  RESULTING FROM OPERATIONS..........    $272,713,683    $(22,156,446)   $144,963,767    $49,068,254    $ 5,793,334    $17,849,332
                                         ============    ============    ============    ===========    ===========    ===========

See Notes to Financial Statements.

                                          INTERNATIONAL
                                            DIVISION                 AGGRESSIVE STOCK DIVISION
                                         --------------   --------------------------------------------
                                            APRIL 3*
                                              TO
                                          DECEMBER 31,                YEAR ENDED DECEMBER 31,
                                         --------------   --------------------------------------------
                                              1995            1995            1994            1993
                                           ----------     ------------    ------------    ------------
INCOME AND EXPENSES:
  Income (Note 2):
    Dividends from The Hudson
      River Trust....................       $195,500      $  1,268,689    $    400,102    $    766,228
  Expenses (Note 3):
    Mortality and expense risk
      charges........................         36,471         2,702,978       1,944,639       1,757,109
                                            --------      ------------    ------------    ------------
NET INVESTMENT INCOME................        159,029        (1,434,289)     (1,544,537)       (990,881)
                                            --------      ------------    ------------    ------------
REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS (Note 2):
    Realized gain (loss) on
      investments....................           (790)       11,560,966      (6,075,250)     35,696,507
    Realized gain distribution from
      The Hudson River Trust.........         51,741        61,903,470              --      25,339,962
                                            --------      ------------    ------------    ------------
NET REALIZED GAIN (LOSS).............         50,951        73,464,436      (6,075,250)     61,036,469

  Unrealized appreciation
    (depreciation) on investments:
    Beginning of period..............             --        30,761,318      35,185,988      53,885,737
    End of period....................        667,906        80,271,118      30,761,318      35,185,988
                                            --------      ------------    ------------    ------------
  Change in unrealized appreciation/
    depreciation during the period...        667,906        49,509,800      (4,424,670)    (18,699,749)
                                            --------      ------------    ------------    ------------
NET REALIZED AND UNREALIZED GAIN
  (LOSS) ON INVESTMENTS..............        718,857       122,974,236     (10,499,920)     42,336,720
                                            --------      ------------    ------------    ------------
NET INCREASE (DECREASE) IN NET ASSETS
  RESULTING FROM OPERATIONS..........       $877,886      $121,539,947    $(12,044,457)   $ 41,345,839
                                            ========      ============    ============    ============

See Notes to Financial Statements.

*Commencement of Operations


                                     FSA-6

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

STATEMENTS OF OPERATIONS (CONCLUDED)

                                                                                ASSET ALLOCATION SERIES
                                                   ---------------------------------------------------------------------------------
                                                      CONSERVATIVE INVESTORS DIVISION                    BALANCED DIVISION
                                                   --------------------------------------   ----------------------------------------
                                                            YEAR ENDED DECEMBER 31,                    YEAR ENDED DECEMBER 31,
                                                   --------------------------------------   ----------------------------------------
                                                       1995          1994         1993          1995          1994           1993
                                                   -----------   -----------   ----------   -----------   ------------   -----------
INCOME AND EXPENSES:
  Income (Note 2):
    Dividends from The Hudson River Trust.......   $ 8,169,109   $ 6,205,574   $4,088,977   $12,276,328   $ 10,557,487   $10,062,862
  Expenses (Note 3):
    Mortality and expense risk charges..........       921,294       750,164      551,610     2,237,982      2,103,510     2,047,811
                                                   -----------   -----------   ----------   -----------   ------------   -----------
NET INVESTMENT INCOME...........................     7,247,815     5,455,410    3,537,367    10,038,346      8,453,977     8,015,051
                                                   -----------   -----------   ----------   -----------   ------------   -----------
REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS (Note 2):
    Realized gain (loss) on investments.........      (378,551)     (421,501)      91,739    (2,466,524)       858,164     1,446,919
    Realized gain distribution from
      The Hudson River Trust....................     1,068,272            --    4,651,717    10,894,130             --    20,280,817
                                                   -----------   -----------   ----------   -----------   ------------   -----------
NET REALIZED GAIN (LOSS)........................       689,721      (421,502)   4,743,456     8,427,606        858,164    21,727,736

  Unrealized appreciation (depreciation) on
    investments:
    Beginning of period.........................    (8,767,697)    1,915,037    2,223,612    (2,878,875)    37,960,661    30,072,900
    End of period...............................    10,362,120    (8,767,697)   1,915,037    43,097,187     (2,878,875)   37,960,661
                                                   -----------   -----------   ----------   -----------   ------------   -----------
  Change in unrealized appreciation/depreciation
    during the period...........................    19,129,817   (10,682,734)    (308,575)   45,976,062    (40,839,536)    7,887,761
                                                   -----------   -----------   ----------   -----------   ------------   -----------
NET REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS................................    19,819,538   (11,104,236)   4,434,881    54,403,668    (39,981,372)   29,615,497
                                                   -----------   -----------   ----------   -----------   ------------   -----------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING
  FROM OPERATIONS...............................   $27,067,353   $(5,648,826)  $7,972,248   $64,442,014   $(31,527,395)  $37,630,548
                                                   ===========   ===========   ==========   ===========   ============   ===========

See Notes to Financial Statements.

                                                               ASSET ALLOCATION SERIES
                                                   -------------------------------------------
                                                              GROWTH INVESTORS DIVISION
                                                   -------------------------------------------
                                                                   YEAR ENDED DECEMBER 31,
                                                   -------------------------------------------
                                                       1995            1994            1993
                                                   ------------    ------------    -----------
INCOME AND EXPENSES:
  Income (Note 2):
    Dividends from The Hudson River Trust......... $ 15,855,901    $ 10,663,204    $ 5,922,228
  Expenses (Note 3):
    Mortality and expense risk charges............    2,796,354       1,995,747      1,274,117
                                                   ------------    ------------    -----------
NET INVESTMENT INCOME.............................   13,059,547       8,667,457      4,648,111
                                                   ------------    ------------    -----------
REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS (Note 2):
    Realized gain (loss) on investments...........    1,752,185         241,591         52,392
    Realized gain distribution from
      The Hudson River Trust......................    7,421,853              --     14,624,517
                                                   ------------    ------------    -----------
NET REALIZED GAIN (LOSS)..........................    9,174,038         241,591     14,676,909

  Unrealized appreciation (depreciation) on
  investments:
    Beginning of period...........................     (770,693)     20,567,604     12,746,740
    End of period.................................   81,785,873        (770,693)    20,567,604
                                                   ------------    ------------    -----------
  Change in unrealized appreciation/depreciation
    during the period.............................   82,556,566     (21,338,297)     7,820,864
                                                   ------------    ------------    -----------
NET REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS..................................   91,730,604     (21,096,706)    22,497,773
                                                   ------------    ------------    -----------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING
  FROM OPERATIONS................................. $104,790,151    $(12,429,249)   $27,145,884
                                                   ============    ============    ===========

See Notes to Financial Statements.

                                     FSA-7

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

STATEMENTS OF CHANGES IN NET ASSETS



                                                                                                INTERMEDIATE GOVERNMENT
                                                  MONEY MARKET DIVISION                           SECURITIES DIVISION
                                       ------------------------------------------   -------------------------------------------


                                                 YEAR ENDED DECEMBER 31,                        YEAR ENDED DECEMBER 31,
                                       ------------------------------------------   -------------------------------------------
                                           1995           1994           1993           1995           1994            1993
                                       ------------   ------------   ------------   -----------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS:

FROM OPERATIONS:
  Net investment income.............   $  8,270,845   $  4,542,504   $  3,329,276   $ 1,812,562   $   5,144,309   $  13,460,502
  Net realized gain (loss)..........       (432,347)        95,530       (339,754)     (810,768)    (10,163,976)     15,448,920
  Change in unrealized appreciation/
    depreciation on investments.....         57,216         47,027        210,618     2,882,385      (1,119,626)     (3,583,468)
                                       ------------   ------------   ------------   -----------   -------------   -------------

  Net increase (decrease)
    from operations.................      7,895,714      4,685,061      3,200,140     3,884,179      (6,139,293)     25,325,954
                                       ------------   ------------   ------------   -----------   -------------   -------------
FROM POLICY-RELATED TRANSACTIONS:
  Net premiums (Note 3).............     96,773,056     82,536,703     64,845,505    11,016,347      18,915,140      26,598,113
  Benefits and other policy-related
    transactions (Note 3)...........    (39,770,849)   (32,432,771)   (31,747,197)   (6,286,070)     (5,813,181)     (7,539,335)
  Net transfers among divisions.....      4,776,165    (25,466,044)   (50,510,704)      953,149    (125,116,319)   (180,916,946)
                                       ------------   ------------   ------------   -----------   -------------   -------------
  Net increase (decrease) from
    policy-related transactions.....     61,778,372     24,637,888    (17,412,396)    5,683,426    (112,014,360)   (161,858,168)
                                       ------------   ------------   ------------   -----------   -------------   -------------
NET (INCREASE) DECREASE IN AMOUNT
  RETAINED BY EQUITABLE VARIABLE IN
  SEPARATE ACCOUNT FP (Note 4)......        (36,640)       (24,067)        92,890       (72,636)         15,335         (69,330)
                                       ------------   ------------   ------------   -----------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS...     69,637,446     29,298,882    (14,119,366)    9,494,969    (118,138,318)   (136,601,544)
NET ASSETS, BEGINNING OF PERIOD.....    137,496,085    108,197,203    122,316,569    27,654,075     145,792,393     282,393,937
                                       ------------   ------------   ------------   -----------   -------------   -------------
NET ASSETS, END OF PERIOD...........   $207,133,531   $137,496,085   $108,197,203   $37,149,044   $  27,654,075   $ 145,792,393
                                       ============   ============   ============   ===========   =============   =============

See Notes to Financial Statements.


                                                   QUALITY BOND DIVISION
                                       -------------------------------------------
                                                                        OCTOBER 1*
                                                                           TO
                                          YEAR ENDED DECEMBER 31,      DECEMBER 31,
                                       ----------------------------    -----------
                                           1995            1994           1993
                                       ------------    ------------    -----------

INCREASE (DECREASE) IN NET ASSETS:

FROM OPERATIONS:
  Net investment income.............   $  7,190,658    $  7,434,544    $ 1,058,532
  Net realized gain (loss)..........       (632,666)       (410,697)       130,867
  Change in unrealized appreciation/
    depreciation on investments.....     13,415,524     (13,634,579)    (1,886,621)
                                       ------------    ------------    -----------

  Net increase (decrease)
    from operations.................     19,973,516      (6,610,732)      (697,222)
                                       ------------    ------------    -----------
FROM POLICY-RELATED TRANSACTIONS:
  Net premiums (Note 3).............      2,516,135         850,240        181,283
  Benefits and other policy-related
    transactions (Note 3)...........     (3,189,044)     (2,891,278)      (441,626)
  Net transfers among divisions.....      2,462,969      25,765,197    100,786,909
                                       ------------    ------------    -----------
  Net increase (decrease) from
    policy-related transactions.....      1,790,060      23,724,159    100,526,566
                                       ------------    ------------    -----------
NET (INCREASE) DECREASE IN AMOUNT
  RETAINED BY EQUITABLE VARIABLE IN
  SEPARATE ACCOUNT FP (Note 4)......       (712,602)        255,654         38,047
                                       ------------    ------------    -----------
INCREASE (DECREASE) IN NET ASSETS...     21,050,974      17,369,081     99,867,391
NET ASSETS, BEGINNING OF PERIOD.....    117,236,472      99,867,391             --
                                       ------------    ------------    -----------
NET ASSETS, END OF PERIOD...........   $138,287,446    $117,236,472    $99,867,391
                                       ============    ============    ===========

See Notes to Financial Statements.

*Commencement of Operations


                                     FSA-8

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)

                                                                            HIGH YIELD DIVISION
                                                               ------------------------------------------


                                                                          YEAR ENDED DECEMBER 31,
                                                               ------------------------------------------
                                                                  1995            1994            1993
                                                               -----------    ------------    -----------

INCREASE (DECREASE) IN NET ASSETS:

FROM OPERATIONS:
  Net investment income...................................     $ 6,147,199    $  4,273,424    $ 4,202,267
  Net realized gain (loss)................................        (179,454)       (328,199)     1,138,539
  Change in unrealized appreciation/
    depreciation on investments...........................       4,697,084      (5,608,102)     3,971,253
                                                               -----------    ------------    -----------
  Net increase (decrease) from operations.................      10,664,829      (1,662,877)     9,312,059
                                                               -----------    ------------    -----------
FROM POLICY-RELATED TRANSACTIONS:
  Net premiums (Note 3)...................................      15,333,474      14,287,345     10,787,763
  Benefits and other policy-related
    transactions (Note 3).................................      (8,211,013)     (7,162,537)    (5,179,424)
  Net transfers among divisions...........................       4,789,450     (11,048,174)     1,006,671
                                                               -----------    ------------    -----------
  Net increase (decrease) from policy-related
    transactions..........................................      11,911,911      (3,923,366)     6,615,010
                                                               -----------    ------------    -----------
NET (INCREASE) DECREASE IN AMOUNT RETAINED BY EQUITABLE
  VARIABLE IN SEPARATE ACCOUNT FP (Note 4)................        (100,679)         16,028        (31,889)
                                                               -----------    ------------    -----------
INCREASE (DECREASE) IN NET ASSETS.........................      22,476,061      (5,570,215)    15,895,180
NET ASSETS, BEGINNING OF PERIOD...........................      49,454,901      55,025,116     39,129,936
                                                               -----------    ------------    -----------
NET ASSETS, END OF PERIOD.................................     $71,930,962    $ 49,454,901    $55,025,116
                                                               ===========    ============    ===========

See Notes to Financial Statements.

                                                                    GROWTH & INCOME DIVISION                EQUITY INDEX DIVISION
                                                              -------------------------------------      --------------------------
                                                                                           OCTOBER 1*                    APRIL 1*
                                                                                              TO          YEAR ENDED        TO
                                                                YEAR ENDED DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                              -------------------------   -----------    -----------    -----------
                                                                  1995          1994         1993           1995           1994
                                                              -----------    ----------   -----------    -----------    -----------

INCREASE (DECREASE) IN NET ASSETS:

FROM OPERATIONS:
  Net investment income...................................    $   310,961    $   89,288    $  1,561      $   675,576    $   443,391
  Net realized gain (loss)................................          2,791       (11,709)       (134)         539,950        127,205
  Change in unrealized appreciation/
    depreciation on investments...........................      2,264,931      (140,681)       (904)      12,851,051       (399,286)
                                                              -----------    ----------    --------      -----------    -----------
  Net increase (decrease) from operations.................      2,578,683       (63,102)        523       14,066,577        171,310
                                                              -----------    ----------    --------      -----------    -----------
FROM POLICY-RELATED TRANSACTIONS:
  Net premiums (Note 3)...................................      6,464,035     2,953,965     182,381       10,308,871        690,540
  Benefits and other policy-related
    transactions (Note 3).................................     (1,385,132)     (481,430)     (6,581)      (2,111,532)      (472,818)
  Net transfers among divisions...........................      5,274,221     3,033,230     279,153       18,305,589     30,736,505
                                                              -----------    ----------    --------      -----------    -----------
  Net increase (decrease) from policy-related
    transactions..........................................     10,353,124     5,505,765     454,953       26,502,928     30,954,227
                                                              -----------    ----------    --------      -----------    -----------
NET (INCREASE) DECREASE IN AMOUNT RETAINED BY EQUITABLE
  VARIABLE IN SEPARATE ACCOUNT FP (Note 4)................       (221,877)        6,113       4,131          (71,293)          (134)
                                                              -----------    ----------    --------      -----------    -----------
INCREASE (DECREASE) IN NET ASSETS.........................     12,709,930     5,448,776     459,607       40,498,212     31,125,403
NET ASSETS, BEGINNING OF PERIOD...........................      5,908,383       459,607          --       31,125,403             --
                                                              -----------    ----------    --------      -----------    -----------
NET ASSETS, END OF PERIOD.................................    $18,618,313    $5,908,383    $459,607      $71,623,615    $31,125,403
                                                              ===========    ==========    ========      ===========    ===========

See Notes to Financial Statements.

*Commencement of Operations

                                     FSA-9

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)

                                            COMMON STOCK DIVISION                         GLOBAL STOCK DIVISION
                               --------------------------------------------   ------------------------------------------


                                            YEAR ENDED DECEMBER 31,                       YEAR ENDED DECEMBER 31,
                               --------------------------------------------   ------------------------------------------
                                     1995            1994           1993          1995           1994           1993
                               --------------   -------------   -----------   ------------   ------------   ------------
INCREASE (DECREASE) IN
  NET ASSETS:

FROM OPERATIONS:
  Net investment income.....   $    8,208,894   $  7,014,347    $ 6,306,784   $  3,408,544   $  1,556,985   $    593,509
  Net realized gain (loss)..       80,631,861     44,228,424     89,954,404     12,264,394      8,168,946     12,976,670
  Change in unrealized
    appreciation/
    depreciation on
    investments.............      183,872,928    (73,399,217)    48,702,579     33,395,316     (3,932,597)     4,279,153
                               --------------   ------------   ------------   ------------   ------------   ------------
  Net increase (decrease)
    from operations.........      272,713,683    (22,156,446)   144,963,767     49,068,254      5,793,334     17,849,332
                               --------------   ------------   ------------   ------------   ------------   ------------
FROM POLICY-RELATED
  TRANSACTIONS:
  Net premiums (Note 3).....      216,068,996    171,525,812    124,210,476     92,666,618     77,766,997     25,508,452
  Benefits and other
    policy-related
    transactions (Note 3)...     (118,456,643)   (93,481,219)   (77,837,895)   (37,507,499)   (23,371,745)    (8,931,159)
  Net transfers among
    divisions...............      (34,354,864)    19,730,410     (9,498,455)   (12,472,104)    47,610,957     59,544,080
                               --------------   ------------   ------------   ------------   ------------   ------------
  Net increase (decrease)
    from policy-related
    transactions............       63,257,489     97,775,003     36,874,126     42,687,015    102,006,209     76,121,373
                               --------------   ------------   ------------   ------------   ------------   ------------
NET (INCREASE) DECREASE IN
  AMOUNT RETAINED BY
  EQUITABLE VARIABLE IN
  SEPARATE ACCOUNT FP
  (Note 4)..................         (392,099)        44,948       (124,376)       (96,720)       (17,737)         4,085
                               --------------   ------------   ------------   ------------   ------------   ------------
INCREASE IN NET ASSETS......      335,579,073     75,663,505    181,713,517     91,658,549    107,781,806     93,974,790
NET ASSETS, BEGINNING OF
  PERIOD....................      811,006,201    735,342,696    553,629,179    241,838,471    134,056,665     40,081,875
                               --------------   ------------   ------------   ------------   ------------   ------------
NET ASSETS, END OF
  PERIOD....................   $1,146,585,274   $811,006,201   $735,342,696   $333,497,020   $241,838,471   $134,056,665
                               ==============   ============   ============   ============   ============   ============

See Notes to Financial Statements.

                               INTERNATIONAL
                                  DIVISION              AGGRESSIVE STOCK DIVISION
                                -----------   ------------------------------------------
                                 APRIL 3*
                                    TO
                                DECEMBER 31,              YEAR ENDED DECEMBER 31,
                                -----------   ------------------------------------------
                                    1995          1995           1994            1993
                                -----------   ------------   ------------   ------------
INCREASE (DECREASE) IN
  NET ASSETS:

FROM OPERATIONS:
  Net investment income.....    $   159,029   $ (1,434,289)  $ (1,544,537)  $   (990,881)
  Net realized gain (loss)..         50,951     73,464,436     (6,075,250)    61,036,469
  Change in unrealized
    appreciation/
    depreciation on
    investments.............        667,906     49,509,800     (4,424,670)   (18,699,749)
                                -----------   ------------   ------------   ------------
  Net increase (decrease)
    from operations.........        877,886    121,539,947    (12,044,457)    41,345,839
                                -----------   ------------   ------------   ------------
FROM POLICY-RELATED
  TRANSACTIONS:
  Net premiums (Note 3).....      2,028,670    121,962,483    101,932,221     77,930,596
  Benefits and other
    policy-related
    transactions (Note 3)...       (339,723)   (63,165,185)   (48,604,650)   (39,462,340)
  Net transfers among
    divisions...............      9,885,952     19,367,834      4,346,636    (73,890,214)
                                -----------   ------------   ------------   ------------
  Net increase (decrease)
    from policy-related
    transactions............     11,574,899     78,165,132     57,674,207    (35,421,958)
                                -----------   ------------   ------------   ------------
NET (INCREASE) DECREASE IN
  AMOUNT RETAINED BY
  EQUITABLE VARIABLE IN
  SEPARATE ACCOUNT FP
  (Note 4)..................        (20,847)      (188,813)        35,791         (2,220)
                                -----------   ------------   ------------   ------------
INCREASE IN NET ASSETS......     12,431,938    199,516,266     45,665,541      5,921,661
NET ASSETS, BEGINNING OF
  PERIOD....................              0    355,671,865    310,006,324    304,084,663
                                -----------   ------------   ------------   ------------
NET ASSETS, END OF
  PERIOD....................    $12,431,938   $555,188,131   $355,671,865   $310,006,324
                                ===========   ============   ============   ============

See Notes to Financial Statements.

*Commencement of Operations

                                     FSA-10

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

STATEMENTS OF CHANGES IN NET ASSETS (CONCLUDED)


                                                                              ASSET ALLOCATION SERIES
                                         -----------------------------------------------------------------------------------------
                                               CONSERVATIVE INVESTORS DIVISION                       BALANCED DIVISION
                                         -------------------------------------------    ------------------------------------------
                                                   YEAR ENDED DECEMBER 31,                        YEAR ENDED DECEMBER 31,
                                         -------------------------------------------    ------------------------------------------
                                              1995            1994           1993           1995           1994           1993
                                         -------------   ------------   ------------    ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS:

FROM OPERATIONS:
  Net investment income..............    $  7,247,815    $  5,455,410   $  3,537,367    $ 10,038,346   $  8,453,977   $  8,015,051
  Net realized gain (loss)...........         689,721        (421,502)     4,743,456       8,427,606        858,164     21,727,736
  Change in unrealized appreciation/
    depreciation on investments......      19,129,817     (10,682,734)      (308,575)     45,976,062    (40,839,536)     7,887,761
                                         ------------    ------------   ------------    ------------   ------------   ------------
  Net increase (decrease)
    from operations..................      27,067,353      (5,648,826)     7,972,248      64,442,014    (31,527,395)    37,630,548
                                         ------------    ------------   ------------    ------------   ------------   ------------
FROM POLICY-RELATED TRANSACTIONS:
  Net premiums (Note 3)..............      41,419,959      48,492,315     43,782,002      63,451,955     70,116,900     67,351,402
  Benefits and other policy-related
    transactions (Note 3)............     (22,866,003)    (21,612,430)   (17,644,077)    (48,742,571)   (45,655,363)   (44,497,967)
  Net transfers among divisions......      (3,379,296)     (2,076,793)     6,165,330     (18,908,540)   (19,954,097)    (6,834,099)
                                         ------------    ------------   ------------    ------------   ------------   ------------
  Net increase (decrease) from
    policy-related transactions......      15,174,660      24,803,092     32,303,255      (4,199,156)     4,507,440     16,019,336
                                         ------------    ------------   ------------    ------------   ------------   ------------
NET (INCREASE) DECREASE IN AMOUNT
  RETAINED BY EQUITABLE VARIABLE
  IN SEPARATE ACCOUNT FP (Note 4)....         (95,412)         22,600         18,535        (93,214)        47,322         256,506
                                         ------------    ------------   ------------    ------------   ------------   ------------
INCREASE (DECREASE) IN NET ASSETS....      42,146,601      19,176,866     40,294,038      60,149,644    (26,972,633)    53,906,390
NET ASSETS, BEGINNING OF PERIOD......     129,940,498     110,763,632     70,469,594     338,415,565    365,388,198    311,481,808
                                         ------------    ------------   ------------    ------------   ------------   ------------
NET ASSETS, END OF PERIOD............    $172,087,099    $129,940,498   $110,763,632    $398,565,209   $338,415,565   $365,388,198
                                         ============    ============   ============    ============   ============   ============

See Notes to Financial Statements.

                                                    ASSET ALLOCATION SERIES
                                         --------------------------------------------
                                                   GROWTH INVESTORS DIVISION
                                         --------------------------------------------
                                                    YEAR ENDED DECEMBER 31,
                                         --------------------------------------------
                                             1995            1994            1993
                                         ------------    ------------    ------------

INCREASE (DECREASE) IN NET ASSETS:

FROM OPERATIONS:
  Net investment income..............    $ 13,059,547    $  8,667,457    $  4,648,111
  Net realized gain (loss)...........       9,174,038         241,591      14,676,909
  Change in unrealized appreciation/
    depreciation on investments......      82,556,566     (21,338,297)      7,820,864
                                         ------------    ------------    ------------
  Net increase (decrease)
    from operations..................     104,790,151     (12,429,249)     27,145,884
                                         ------------    ------------    ------------
FROM POLICY-RELATED TRANSACTIONS:
  Net premiums (Note 3)..............     155,616,059     139,140,391     105,136,825
  Benefits and other policy-related
    transactions (Note 3)............     (68,357,709)    (54,863,821)    (36,431,873)
  Net transfers among divisions......      (3,269,896)     20,294,785      30,908,183
                                         ------------    ------------    ------------
  Net increase (decrease) from
    policy-related transactions......      83,988,454     104,571,355      99,613,135
                                         ------------    ------------    ------------
NET (INCREASE) DECREASE IN AMOUNT
  RETAINED BY EQUITABLE VARIABLE
  IN SEPARATE ACCOUNT FP (Note 4)....        (120,493)         15,372         (27,455)
                                         ------------    ------------    ------------
INCREASE (DECREASE) IN NET ASSETS....     188,658,112      92,157,478     126,731,564
NET ASSETS, BEGINNING OF PERIOD......     367,219,554     275,062,076     148,330,512
                                         ------------    ------------    ------------
NET ASSETS, END OF PERIOD............    $555,877,666    $367,219,554    $275,062,076
                                         ============    ============    ============

See Notes to Financial Statements.

                                     FSA-11

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 1995

1.  General

    Equitable Variable Life Insurance Company (Equitable Variable Life), a wholly-owned subsidiary of The Equitable Life Assurance Society of the United States (Equitable Life), established Separate Account FP (the Account) as a unit investment trust registered with the Securities and Exchange Commission under the Investment Company Act of 1940. The Account consists of thirteen investment divisions: the Money Market Division, the Intermediate Government Securities Division, the High Yield Division, the Balanced Division, the Common Stock Division, the Global Division, the Aggressive Stock Division, the Conservative Investors Division, the Growth Investors Division, the Growth & Income Division, the Quality Bond Division, the Equity Index Division and the International Division. The assets in each Division are invested in shares of a designated portfolio (Portfolio) of a mutual fund, The Hudson River Trust (the Trust). Each Portfolio has separate investment objectives.

    The Account supports the operations of Incentive Life,(TM) flexible premium variable life insurance policies, Incentive Life 2000,(TM) flexible premium variable life insurance policies, Champion 2000,(TM) modified premium variable whole life insurance policies, Survivorship 2000,(TM) flexible premium joint survivorship variable life insurance policies, Incentive Life Plus,(TM) flexible premium variable life insurance policies and SP-Flex,(TM) variable life insurance policies with additional premium option, collectively, the Policies, and the Incentive Life 2000, Champion 2000 and Survivorship 2000 policies are referred to as the Series 2000 Policies. Incentive Life policies offered with the prospectus dated September 15, 1995, are referred to as Incentive Life Plus Second Series. Incentive Life Plus policies issued with a prior prospectus are referred to as Incentive Life Plus Original Series. All Policies are issued by Equitable Variable. The assets of the Account are the property of Equitable Variable. However, the portion of the Account's assets attributable to the Policies will not be chargeable with liabilities arising out of any other business Equitable Variable may conduct.

    Policyowners may allocate amounts in their individual accounts to the Divisions of the Account and/or (except for SP-Flex policies) to the guaranteed interest division of Equitable Variable Life's General Account. Net transfers to the guaranteed interest division of the General Account and other Separate Accounts of $6,569,372, $35,120,632 and $125,668,098 for the
    years ended 1995, 1994 and 1993, respectively, are included in Net Transfers Among Divisions. The net assets of any Division of the Account may not be less than the aggregate of the policyowners' accounts allocated to that Division. Additional assets are set aside in Equitable Variable Life's General Account to provide for (1) the unearned portion of the monthly charges for mortality costs, and (2) other policy benefits, as required under the state insurance law.

2.  Significant Accounting Policies

    The accompanying financial statements are prepared in conformity with generally accepted accounting principles (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Investments are made in shares of the Trust and are valued at the net asset values per share of the respective Portfolios. The net asset value is determined by the Trust using the market or fair value of the underlying assets of the Portfolio.

    Investment transactions are recorded on the trade date. Realized gains and losses include gains and losses on redemptions of the Trust's shares (determined on the identified cost basis) and Trust distributions representing the net realized gains on Trust investment transactions.

    The operations of the Account are included in the consolidated Federal income tax return of Equitable Life. Under the provisions of the Policies, Equitable Variable Life has the right to charge the Account for Federal income tax attributable to the Account. No charge is currently being made against the Account for such tax since, under current tax law, Equitable Variable Life pays no tax on investment income and capital gains reflected in variable life insurance policy reserves. However, Equitable Variable Life retains the right to charge for any Federal income tax incurred which is attributable to the Account if the law is changed. Charges for state and local taxes, if any, attributable to the Account also may be made.

    Dividends are recorded as income at the end of each quarter on the ex-dividend date. Capital gains are distributed by the Trust at the end of each year.

3.  Asset Charges

    Under the Policies, Equitable Variable Life assumes mortality and expense risks and, to cover these risks, deducts charges from the assets of the Account currently at annual rates of 0.60% of the net assets attributable to Incentive Life, Incentive Life 2000, Incentive Life Plus Second Series and Champion 2000 policyowners, 0.90% of net assets attributable to Survivorship 2000 policyowners, and 0.85% for SP-Flex policyowners. Incentive Life Plus Original Series deducts this charge from the Policy Account. Under SP-Flex, Equitable Variable Life also deducts charges from the assets of the Account for mortality and administrative costs of 0.60% and 0.35%, respectively, of net assets attributable to SP-Flex policies.

                                     FSA-12

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
DECEMBER 31, 1995

    Under Incentive Life, Incentive Life Plus and the Series 2000 Policies, mortality and administrative costs are charged in a different manner than SP-Flex policies (see Notes 4 and 5).

    Before amounts are allocated to the Account for Incentive Life, Incentive Life Plus and the Series 2000 Policies, Equitable Variable Life deducts a charge for taxes and either an initial policy fee (Incentive Life) or a premium sales charge (Incentive Life Plus and Series 2000 Policies) from premiums. Under SP-Flex, the entire initial premium is allocated to the Account. Before any additional premiums under SP-Flex are allocated to the Account, an administrative charge is deducted.

    The amounts attributable to Incentive Life, Incentive Life Plus and the Series 2000 policyowners' accounts are charged monthly by Equitable Variable Life for mortality and administrative costs. These charges are withdrawn from the Account along with amounts for additional benefits. Under the Policies, amounts for certain policy-related transactions (such as policy loans and surrenders) are transferred out of the Separate Account.

4.  Amounts  Retained  by Equitable  Variable  Life in  Separate  Account  FP

    The amount retained by Equitable Variable Life in the Account arises principally from (1) contributions from Equitable Variable Life, and (2) that portion, determined ratably, of the Account's investment results applicable to those assets in the Account in excess of the net assets for the Policies. Amounts retained by Equitable Variable Life are not subject to charges for mortality and expense risks or mortality and administrative costs.

    Amounts  retained  by  Equitable   Variable  Life  in  the  Account  may  be
    transferred at any time by Equitable Variable Life to its General Account.

    The following table shows the surplus contributions (withdrawals) by Equitable Variable Life by investment division:

                  INVESTMENT DIVISION                               1995           1994            1993
                  -------------------                           -----------     -----------     ----------
                  Common Stock                                  $  (630,000)       --              --
                  Money Market                                     (250,000)       --           $1,145,000
                  Balanced                                         --              --              --
                  Aggressive Stock                                 (350,000)       --              --
                  High Yield                                       (100,000)       --              330,000
                  Global                                           (130,000)       --           (6,895,000)
                  Conservative Investors                           --              --              575,000
                  Growth Investors                                 --              --              130,000
                  Short-Term World Income                          --           $(5,165,329)       --
                  Intermediate Government Securities               (165,000)       --              --
                  Growth & Income                                  (685,000)       --            1,000,000
                  Quality Bond                                   (4,800,000)       --            5,000,000
                  Equity Index                                     --               200,000        --
                  International                                     200,000        --              --
                                                                -----------     -----------     ----------
                                                                $(6,910,000)    $(4,965,329)    $1,285,000
                                                                ===========     ===========     ==========

5.  Distribution and Servicing Agreements

    Equitable Variable Life has entered into a Distribution and Servicing Agreement with Equitable Life and Equico Securities Inc. (Equico), whereby registered representatives of Equico, authorized as variable life insurance agents under applicable state insurance laws, sell the Policies. The registered representatives are compensated on a commission basis by Equitable Life.

    Equitable Variable Life also has entered into an agreement with Equitable Life under which Equitable Life performs the administrative services related to the Policies, including underwriting and issuance, billings and collections, and policyowner services. There is no charge to the Account related to this agreement.

6.  Share  Substitution

    On February 22, 1994, Equitable Variable Life, the Account and the Trust substituted shares of the Trust's Intermediate Government Securities Portfolio for shares of the Trust's Short-Term World Income Portfolio. The amount transferred to Intermediate Government Securities Portfolio was $2,192,109. The statements of operations and statements of changes in net assets for the Intermediate Government Securities Portfolio is combined with the Short-Term World Income Portfolio for periods prior to the merger on February 22, 1994. The Short-Term World Income Division is not available for future investment.

                                     FSA-13

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

DECEMBER 31, 1995

7.  Investment Returns

    The Separate Account rates of return attributable to Incentive Life, Incentive Life 2000, Incentive Life Plus Second Series and Champion 2000 policyowners are different than those attributable to Survivorship 2000, Incentive Life Plus Original Series and to SP-Flex policyowners because asset charges are deducted at different rates under each policy (see Note
    3).

    The tables on this page and the following pages show the gross and net investment returns with respect to the Divisions for the periods shown. The net return for each Division is based upon net assets for a policy whose policy commences with the beginning date of such period and is not based on the average net assets in the Division during such period. Gross return is equal to the total return earned by the underlying Trust investment.


RATES OF RETURN:
INCENTIVE LIFE,
--------------
INCENTIVE LIFE 2000,
--------------------
INCENTIVE LIFE PLUS SECOND SERIES
---------------------------------
AND CHAMPION 2000*
-----------------

                                                                                                                JANUARY 26(A) TO
                                                           YEAR ENDED DECEMBER 31,                                DECEMBER 31,
                              ----------------------------------------------------------------------------------------------------
MONEY MARKET DIVISION           1995     1994     1993      1992     1991     1990     1989      1988     1987         1986
---------------------           ----     ----     ----      ----     ----     ----     ----      ----     ----         ----
Gross return..............     5.74 %   4.02 %   3.00 %    3.56 %   6.18 %   8.24 %   9.18 %    7.32 %   6.63 %       6.05 %
Net return................     5.11 %   3.39 %   2.35 %    2.94 %   5.55 %   7.59 %   8.53 %    6.68 %   5.99 %       5.47 %


                                                               APRIL 1(A) TO
INTERMEDIATE                     YEAR ENDED DECEMBER 31,        DECEMBER 31,
GOVERNMENT                    -----------------------------------------------
SECURITIES DIVISION             1995    1994    1993    1992       1991
-------------------             ----    ----    ----    ----       ----
Gross return..............    13.33 % (4.37)%  10.58 %  5.60 %    12.26 %
Net return................    12.65 % (4.95)%   9.88 %  4.96 %    11.60 %


                                  YEAR ENDED     OCTOBER 1(A)
                                 DECEMBER 31,    DECEMBER 31,
                              ----------------------------------
QUALITY BOND DIVISION           1995     1994        1993
---------------------           ----     ----        ----
Gross return..............    17.02 %  (5.10)%      (0.51)%
Net return................    16.32 %  (5.67)%      (0.66)%


                                                                                                                JANUARY 26(A) TO
                                                           YEAR ENDED DECEMBER 31,                                DECEMBER 31,
                              ----------------------------------------------------------------------------------------------------
HIGH YIELD DIVISION             1995     1994     1993      1992     1991     1990     1989      1988     1987         1986
-------------------             ----     ----     ----      ----     ----     ----     ----      ----     ----         ----
Gross return..............     19.92 %  (2.79)%  23.15 %  12.31 %   24.46 %  (1.12)%  5.13 %    9.73 %   4.68 %         --
Net return................     19.20 %  (3.37)%  22.41 %  11.64 %   23.72 %  (1.71)%  4.50 %    9.08 %   4.05 %         --


                                  YEAR ENDED    OCTOBER 1(A) TO
                                 DECEMBER 31,    DECEMBER 31,
                              ----------------------------------
GROWTH & INCOME  DIVISION       1995      1994       1993
-------------------------       ----      ----       ----
Gross return..............    24.07 %   (0.58)%     (0.25)%
Net return................    23.33 %   (1.17)%     (0.41)%


                                  YEAR ENDED     MARCH 31(A) TO
                                 DECEMBER 31,     DECEMBER 31,
                              -----------------------------------
EQUITY INDEX DIVISION                1995             1994
---------------------                ----             ----
Gross return..............         36.48 %           1.08 %
Net return................         35.66 %           0.58 %

-------------------------------
* Sales of Incentive Life 2000 and Champion 2000 commenced on March 2, 1992. Sales of Incentive Life Plus Second Series commenced on September 15, 1995.

(a) Date as of which net premiums under the policies were first allocated to the Division. The gross return and the net return for the periods indicated are not annual rates of return.


                                     FSA-14

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

DECEMBER 31, 1995


                                                                                                                 JANUARY 26(A) TO
                                                            YEAR ENDED DECEMBER 31,                                DECEMBER 31,
                              ----------------------------------------------------------------------------------------------------
COMMON STOCK DIVISION           1995     1994     1993      1992     1991     1990     1989      1988     1987         1986
---------------------           ----     ----     ----      ----     ----     ----     ----      ----     ----         ----
Gross return..............     32.45 %  (2.14)%  24.84 %   3.22 %   37.88 %  (8.12)%  25.59 %  22.43 %   7.49 %      15.65 %
Net return................     31.66 %  (2.73)%  24.08 %   2.60 %   37.06 %  (8.67)%  24.84 %  21.70 %   6.84 %      15.01 %


                                                                                                        AUGUST 31(A) TO
                                                       YEAR ENDED DECEMBER 31,                           DECEMBER 31,
                              -------------------------------------------------------------------------------------------
GLOBAL DIVISION                 1995     1994     1993     1992      1991     1990     1989     1988         1987
---------------                 ----     ----     ----     ----      ----     ----     ----     ----         ----
Gross return..............     18.81 %  5.23 %   32.09 %  (0.50)%   30.55 %  (6.07)%  26.93 %  10.88 %     (13.27)%
Net return................     18.11 %  4.60 %   31.33 %  (1.10)%   29.77 %  (6.63)%  26.17 %  10.22 %     (13.45)%


                               APRIL 3(A)
                                  TO
                              DECEMBER 31,
INTERNATIONAL DIVISION           1995
----------------------        ----------
Gross return..............      11.29 %
Net return................      10.79 %


                                                                                                                 JANUARY 26(A) TO
                                                            YEAR ENDED DECEMBER 31,                                DECEMBER 31,
                              ----------------------------------------------------------------------------------------------------
AGGRESSIVE STOCK  DIVISION      1995     1994     1993      1992     1991     1990     1989      1988     1987         1986
--------------------------      ----     ----     ----      ----     ----     ----     ----      ----     ----         ----
Gross return..............     31.63 %  (3.81)%  16.77 %  (3.16)%   86.86 %  8.17 %   43.50 %   1.17 %   7.31 %      35.88 %
Net return................     30.85 %  (4.39)%  16.05 %  (3.74)%   85.75 %  7.51 %   42.64 %   0.53 %   6.66 %      35.13 %


                                                                                                                JANUARY 26(A) TO
ASSET ALLOCATION SERIES                                    YEAR ENDED DECEMBER 31,                                DECEMBER 31,
                           ------------------------------------------------------------------------------------------------------
BALANCED DIVISION             1995     1994      1993     1992      1991     1990     1989      1988     1987         1986
-----------------             ----     ----      ----     ----      ----     ----     ----      ----     ----         ----
Gross return..............  19.75 %   (8.02)%  12.28 %   (2.84)%  41.26 %    0.24 %  25.83 %  13.27 %   (0.85)%      29.07 %
Net return................  19.03 %   (8.57)%  11.64 %   (3.42)%  40.42 %   (0.36)%  25.08 %  12.59 %   (1.45)%      28.34 %


                                                                                          OCTOBER 2(A) TO
                                           YEAR ENDED DECEMBER 31,                         DECEMBER 31,
CONSERVATIVE               --------------------------------------------------------------------------------
INVESTORS DIVISION            1995     1994     1993      1992     1991     1990               1989
------------------            ----     ----     ----      ----     ----     ----               ----
Gross return..............  20.40 %   (4.10)%  10.76 %   5.72 %   19.87 %  6.37 %             3.09 %
Net return................  19.68 %   (4.67)%  10.15 %   5.09 %   19.16 %  5.73 %             2.94 %


GROWTH INVESTORS DIVISION     1995     1994     1993      1992     1991     1990               1989
-------------------------     ----     ----     ----      ----     ----     ----               ----
Gross return..............  26.37 %   (3.15)%  15.26 %   4.90 %   48.89 %  10.66 %            3.98 %
Net return................  25.62 %   (3.73)%  14.58 %   4.27 %   48.01 %  10.00 %            3.82 %

----------------------------
*   Sales of Incentive Life 2000 and Champion 2000 commenced on March 2, 1992.
(a) Date as of which net premiums under the policies were first allocated to the Division. The gross return and the net return for the periods indicated are not annual rates of return.


RATES OF RETURN:
SURVIVORSHIP 2000
-----------------
                                                                 AUGUST 17(A) TO
                                   YEAR ENDED DECEMBER 31,        DECEMBER 31,
                             ---------------------------------------------------
MONEY MARKET DIVISION           1995        1994        1993          1992
---------------------           ----        ----        ----          ----
Gross return..............     5.74 %      4.02 %      3.00 %        1.11 %
Net return................     4.80 %      3.08 %      2.04 %        0.77 %


INTERMEDIATE GOVERNMENT
SECURITIES DIVISION             1995        1994        1993          1992
-------------------             ----        ----        ----          ----
Gross return..............     13.33 %    (4.37)%     10.58 %        0.90 %
Net return................     12.31 %    (5.23)%      9.55 %        0.56 %

----------
(a) Date as of which net premiums under the policies were first allocated to the Division. The gross return and the net return for the periods indicated are not annual rates of return.

                                     FSA-15

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

DECEMBER 31, 1995

                                                              OCTOBER 1(A) TO
                             YEAR ENDED DECEMBER 31,           DECEMBER 31,
                             ------------------------------------------------
QUALITY BOND DIVISION           1995        1994                   1993
---------------------           ----        ----                   ----
Gross return..............     17.02 %    (5.10)%                 (0.51)%
Net return................     15.97 %    (5.95)%                 (0.73)%


                                                              AUGUST 17(A) TO
                                   YEAR ENDED DECEMBER 31,     DECEMBER 31,
                             ---------------------------------------------------
HIGH YIELD DIVISION             1995        1994        1993       1992
-------------------             ----        ----        ----       ----
Gross return..............     19.92 %    (2.79)%     23.15 %      1.84 %
Net return................     18.84 %    (3.66)%     22.04 %      1.50 %


                                                              OCTOBER 1(A) TO
                             YEAR ENDED DECEMBER 31,           DECEMBER 31,
                             --------------------------------------------------
GROWTH & INCOME DIVISION        1995        1994                   1993
------------------------        ----        ----                   ----
Gross return..............     24.07 %    (0.58)%                 (0.25)%
Net return................     22.96 %    (1.47)%                 (0.48)%


                               YEAR ENDED   MARCH 1(A) TO
                              DECEMBER 31,  DECEMBER 31,
                             ------------------------------
EQUITY INDEX DIVISION             1995          1994
---------------------             ----          ----
Gross return..............      36.48 %        1.08 %
Net return................      35.26 %        0.33 %


                                                                 AUGUST 17(A) TO
                                   YEAR ENDED DECEMBER 31,        DECEMBER 31,
                             ---------------------------------------------------
COMMON STOCK DIVISION           1995        1994        1993         1992
---------------------           ----        ----        ----         ----
Gross return..............     32.45 %    (2.14)%     24.84 %       5.28 %
Net return................     31.26 %    (3.02)%     23.70 %       4.93 %

GLOBAL DIVISION
---------------
Gross return..............     18.81 %     5.23 %     32.09 %       4.87 %
Net return................     17.75 %     4.29 %     30.93 %       4.52 %


                              APRIL 3(A) TO
                              DECEMBER 31,
                             ----------------
INTERNATIONAL DIVISION            1995
----------------------            ----
Gross return..............       11.29 %
Net return................       10.55 %


                                                                 AUGUST 17(A) TO
                                   YEAR ENDED DECEMBER 31,        DECEMBER 31,
                             ---------------------------------------------------
AGGRESSIVE STOCK DIVISION       1995        1994        1993           1992
-------------------------       ----        ----        ----           ----
Gross return..............     31.63 %    (3.81)%     16.77 %        11.49 %
Net return................     30.46 %    (4.68)%     15.70 %        11.11 %


ASSET ALLOCATION SERIES
                                                                 AUGUST 17(A) TO
                                   YEAR ENDED DECEMBER 31,        DECEMBER 31,
CONSERVATIVE INVESTORS        --------------------------------------------------
DIVISION                        1995        1994        1993          1992
--------                        ----        ----        ----          ----
Gross return..............     20.40 %    (4.10)%     10.76 %        1.38 %
Net return................     19.32 %    (4.96)%      9.81 %        1.04 %


BALANCED DIVISION               1995        1994        1993          1992
-----------------               ----        ----        ----          ----
Gross return..............     19.75 %    (8.02)%     12.28 %        5.37 %
Net return................     18.68 %    (8.84)%     11.30 %        5.02 %


GROWTH INVESTORS DIVISION       1995        1994        1993          1992
-------------------------       ----        ----        ----          ----
Gross return..............     26.37 %    (3.15)%     15.26 %        6.89 %
Net return................     25.24 %    (4.02)%     14.24 %        6.53 %

----------
(a) Date as of which net premiums under the policies were first allocated to the Division. The gross return and the net return for the periods indicated are not annual rates of return.

                                     FSA-16

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

DECEMBER 31,1995

RATES OF RETURN:
INCENTIVE LIFE PLUS ORIGINAL SERIES*(B)
---------------------------------------

                                  YEAR ENDED DECEMBER 31,
                                 -------------------------
                                           1995
                                           ----
Money Market Division ...........          5.69%

Intermediate Government
Securities Division .............         13.31%

Quality Bond Division ...........         17.13%

High Yield Division .............         19.95%

Growth & Income Division ........         24.38%

Equity Index Division ...........         36.53%

Common Stock Division ...........         33.07%

Global Division .................         19.38%

                                   APRIL 30 TO DECEMBER 31,
                                   ------------------------
                                           1995
                                           ----

International Division ..........         11.29%

                                    YEAR ENDED DECEMBER 31,
                                   ------------------------
                                           1995
                                           ----

Aggressive Stock Division .......         33.00%


ASSET ALLOCATION SERIES .........

                                    YEAR ENDED DECEMBER 31,
                                   ------------------------
                                            1995
                                            ----

Conservative Investors Division .          20.59%

Balanced Division ...............          20.32%

Growth Investors Division .......          26.92%

--------------------
*Sales of Incentive Life Plus Original Series commenced on January 6, 1995.
(b) There are no Separate Account asset charges for this policy and therefore the gross and net rates of return are the same. The rate of return for the period indicated is not an annual rate of return.

                                     FSA-17

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

DECEMBER 31,1995

RATES OF RETURN:
SP-FLEX
-------

                                                                                                        AUGUST 31(A) TO
                                                      YEAR ENDED DECEMBER 31,                            DECEMBER 31,
                             -------------------------------------------------------------------------------------------
MONEY MARKET DIVISION          1995     1994     1993      1992     1991     1990      1989     1988         1987
---------------------          ----     ----     ----      ----     ----     ----      ----     ----         ----
Gross return..............    5.74 %   4.02 %   3.00 %    3.56 %   6.17 %   8.24 %    9.18 %   7.32 %        2.15 %
Net return................    3.86 %   2.17 %   1.13 %    1.71 %   4.29 %   6.30 %    7.24 %   5.41 %        1.62 %

                                                                 APRIL 1(A) TO
                                  YEAR ENDED DECEMBER 31,         DECEMBER 31,
INTERMEDIATE GOVERNMENT      --------------------------------------------------
SECURITIES DIVISION           1995    1994      1993    1992         1991
-------------------           ----    ----      ----    ----         ----
Gross return..............   13.33 % (4.37) %  10.58 %  5.60 %      12.10 %
Net return................   11.31 % (6.08) %   8.57 %  3.71 %      10.59 %


                               YEAR ENDED   SEPTEMBER 1(A) TO
                              DECEMBER 31,     DECEMBER 31,
                             -------------------------------
QUALITY BOND DIVISION             1995           1994
---------------------             ----           ----
Gross return..............       17.02 %        (2.20)%
Net return................       14.94 %        (2.35)%


                                                                                                       AUGUST 31(A) TO
                                                      YEAR ENDED DECEMBER 31,                            DECEMBER 31,
                             -------------------------------------------------------------------------------------------
HIGH YIELD DIVISION            1995     1994     1993      1992     1991     1990      1989     1988         1987
-------------------            ----     ----     ----      ----     ----     ----      ----     ----         ----
Gross return..............    19.92 %  (2.79)%  23.15 %  12.31 %   24.46 %  (1.12)%   5.13 %   9.73 %       1.95 %
Net return................    17.79 %  (4.52)%  20.96 %  10.30 %   22.25 %  (2.89)%   3.26 %   7.78 %       1.39 %


                               YEAR ENDED   SEPTEMBER 1(A) TO
                              DECEMBER 31,     DECEMBER 31,
                             ---------------------------------
GROWTH & INCOME DIVISION          1995           1994
------------------------          ----           ----
Gross return..............       24.07 %        (3.40)%
Net return................       21.87 %        (3.55)%

EQUITY INDEX DIVISION             1995           1994
---------------------             ----           ----
Gross return..............       36.48 %        (2.54)%
Net return................       34.06 %        (2.69)%


                                                                                                        AUGUST 31(A) TO
                                                      YEAR ENDED DECEMBER 31,                            DECEMBER 31,
                             --------------------------------------------------------------------------------------------
COMMON STOCK DIVISION          1995     1994     1993      1992     1991     1990      1989     1988         1987
---------------------          ----     ----     ----      ----     ----     ----      ----     ----         ----
Gross return..............    32.45 %   2.14 %  24.84 %   3.23 %   37.87 %  (8.12)%  25.59 %   22.43 %     (22.57)%
Net return................    30.10 %  (3.88)%  22.60 %   1.38 %   35.43 %  (9.76)%  23.36 %   20.26 %     (23.00)%

GLOBAL DIVISION                1995     1994     1993      1992     1991     1990      1989     1988         1987
---------------                ----     ----     ----      ----     ----     ----      ----     ----         ----
Gross return..............    18.81 %   5.23 %  32.09 %  (0.50)%   30.55 %  (6.07)%  26.93 %   10.88 %     (11.40)%
Net return................    16.70 %   3.36 %  29.77 %  (2.28)%   28.23 %  (7.75)%  24.67 %    8.90 %     (11.86)%


                             APRIL 3(A) TO
                              DECEMBER 31,
                             -------------
INTERNATIONAL DIVISION            1995
----------------------            ----
Gross return..............      11.29 %
Net return................       9.82 %


                                                                                                        AUGUST 31(A) TO
                                                      YEAR ENDED DECEMBER 31,                            DECEMBER 31,
                             --------------------------------------------------------------------------------------------
AGGRESSIVE STOCK DIVISION      1995     1994     1993      1992     1991     1990      1989     1988         1987
-------------------------      ----     ----     ----      ----     ----     ----      ----     ----         ----
Gross return..............    31.63 %   3.81 %  16.77 %  (3.16)%   86.86 %  8.17 %   43.50 %    1.17 %     (24.28)%
Net return................    29.30 %  (5.53)%  14.67 %  (4.89)%   83.54 %  6.23 %   40.95 %   (0.66)%     (24.68)%

------------------------------
(a) Date as of which net premiums under the policies were first allocated to the Division. The gross return and the net return for the periods indicated are not annual rates of return.

                                     FSA-18

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

DECEMBER 31, 1995


ASSET ALLOCATION SERIES
                               YEAR ENDED      SEPTEMBER 1(A) TO
                              DECEMBER 31,       DECEMBER 31,
CONSERVATIVE INVESTORS    ---------------------------------------
DIVISION                         1995                1994
--------                         ----                ----
Gross return..........          20.40 %             (1.83)%
Net return............          18.26 %             (1.98)%


                                                                                                       AUGUST 31(A) TO
                                                   YEAR ENDED DECEMBER 31,                               DECEMBER 31,
                        -------------------------------------------------------------------------------------------------
BALANCED DIVISION          1995     1994      1993      1992      1991     1990      1989      1988          1987
-----------------          ----     ----      ----      ----      ----     ----      ----      ----          ----
Gross return..........    19.75 %  (8.02)%   12.28 %   (2.83)%   41.27 %   0.24 %   25.83 %   13.27 %       (20.26)%
Net return............    17.62 %  (9.66)%   10.31 %   (4.57)%   38.75 %  (1.56)%   23.59 %   11.25 %       (20.71)%


                            YEAR ENDED     SEPTEMBER 1(A) TO
                           DECEMBER 31,      DECEMBER 31,
GROWTH INVESTORS         ------------------------------------
DIVISION                      1995              1994
--------                      ----              ----
Gross return...........      26.37 %          (3.16)%
Net return.............      24.12 %          (3.31)%

-------------------------
(a) Date as of which net premiums under the policies were first allocated to the Division. The gross return and the net return for the periods indicated are not annual rates of return.


8.  Subsequent Event

    On September 19, 1996 the Board of Directors of Equitable Life approved an Agreement and Plan of Merger by and between Equitable Life and Equitable Variable Life (the "Merger Agreement"). The merger is expected to be effective on January 1, 1997, subject to receipt of all necessary regulatory approvals. On that date, and in accordance with the provisions of the Merger Agreement, the separate existence of Equitable Variable Life will cease and Equitable Life will survive the merger. From and after the effective date of the merger, Equitable Life will be liable in place of Equitable Variable Life for the liabilities and obligations of Equitable Variable Life, including liabilities under policies and contracts issued by Equitable Variable Life, and all of Equitable Variable Life's assets will become assets of Equitable Life.

                                     FSA-19

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

STATEMENTS OF ASSETS AND LIABILITIES
SEPTEMBER 30, 1996 (UNAUDITED)

                                                    FIXED INCOME SERIES                                EQUITY SERIES
                              ------------------------------------------------------------------ -------------------------------
                                         INTERMEDIATE
                              MONEY       GOVERNMENT     QUALITY           HIGH      GROWTH &         EQUITY          COMMON
                              MARKET      SECURITIES       BOND           YIELD      INCOME            INDEX           STOCK
                               FUND          FUND          FUND            FUND        FUND             FUND            FUND
                           ------------  ------------ --------------  ------------ ------------- ---------------  --------------
ASSETS
Investments in shares of
    The Hudson River
    Trust -- at market
    value (Notes 2 and 6)
Cost:  $165,564,928....... $165,937,243
         43,750,516.......                $43,305,378
        154,236,243.......                              $147,904,622
         87,558,526.......                                             $95,912,162
         27,455,859.......                                                           $31,071,304
         97,100,736.......                                                                         $119,477,987
      1,194,664,886.......                                                                                        $1,481,486,712
        351,595,598.......
         33,337,481.......
        661,363,283.......
        166,617,325.......
        381,690,336.......
        608,848,116.......
Receivable for shares of
    The Hudson River
    Trust ................         --          25,723         95,980          --            --             --               --
Receivable for policy-
    related transactions      3,827,870          --             --            --          86,467        196,738             --
                           ------------   -----------   ------------   -----------   -----------   ------------   --------------

Total Assets .............  169,765,113    43,331,101    148,000,602    95,912,162    31,157,771    119,674,725    1,481,486,712
                           ------------   -----------   ------------   -----------   -----------   ------------   --------------

LIABILITIES
Payable for purchases of
    shares of The Hudson
    River Trust ..........    3,912,050          --             --          43,386        93,070        199,909          197,381
Payable for policy-
    related transactions           --          43,270        154,723         3,328          --             --            169,260
Amount retained by
    Equitable Variable
    in Separate Account
    FP (Note 4) ..........      574,980       528,646        633,857       688,420       579,643        313,444        1,309,288
                           ------------   -----------   ------------   -----------   -----------   ------------   --------------
Total Liabilities ........    4,487,030       571,916        788,580       735,134       672,713        513,353        1,675,929
                           ------------   -----------   ------------   -----------   -----------   ------------   --------------
NET ASSETS ATTRIBUTABLE
    TO POLICYOWNERS ...... $165,278,083   $42,759,185   $147,212,022   $95,177,028   $30,485,058   $119,161,372   $1,479,810,783
                           ============   ===========   ============   ===========   ===========   ============   ==============

See Notes to Financial Statements.

                                           EQUITY SERIES                           ASSET ALLOCATION SERIES
                            -------------------------------------------  -------------------------------------------
                                                            AGGRESSIVE    CONSERVATIVE                    GROWTH
                                GLOBAL      INTERNATIONAL     STOCK        INVESTORS       BALANCED      INVESTORS
                                 FUND           FUND           FUND          FUND            FUND          FUND
                            --------------  ------------- -------------  ------------- -------------- --------------
ASSETS
Investments in shares of
    The Hudson River
    Trust -- at market
    value (Notes 2 and 6)
Cost:  $165,564,928.......
         43,750,516.......
        154,236,243.......
         87,558,526.......
         27,455,859.......
         97,100,736.......
      1,194,664,886.......
        351,595,598.......    $403,967,887
         33,337,481.......                   $35,007,334
        661,363,283.......                                 $745,660,006
        166,617,325.......                                                $170,418,342
        381,690,336.......                                                               $415,550,419
        608,848,116.......                                                                              $659,684,627
Receivable for shares of
    The Hudson River
    Trust ................            --            --        3,329,166         98,112        207,444           --
Receivable for policy-
    related transactions           368,849       120,728           --             --             --             --
                              ------------   -----------   ------------   ------------   ------------   ------------

Total Assets .............     404,336,736    35,128,062    748,989,172    170,516,454    415,757,863    659,684,627
                              ------------   -----------   ------------   ------------   ------------   ------------

LIABILITIES
Payable for purchases of
    shares of The Hudson
    River Trust ..........         181,369        96,161           --             --             --          250,106
Payable for policy-
    related transactions              --            --        3,650,196        129,358        478,338         78,373
Amount retained by
    Equitable Variable
    in Separate Account
    FP (Note 4) ..........         576,659       237,480        715,086        584,802        690,475        677,559
                              ------------   -----------   ------------   ------------   ------------   ------------
Total Liabilities ........         758,028       333,641      4,365,282        714,160      1,168,813      1,006,038
                              ------------   -----------   ------------   ------------   ------------   ------------
NET ASSETS ATTRIBUTABLE
    TO POLICYOWNERS ......    $403,578,708   $34,794,421   $744,623,890   $169,802,294   $414,589,050   $658,678,589
                              ============   ===========   ============   ============   ============   ============

See Notes to Financial Statements.

                                      FSA-20

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

STATEMENTS OF OPERATIONS
FOR NINE MONTHS ENDED SEPTEMBER 30,
(UNAUDITED)



                                                                                               INTERMEDIATE GOVERNMENT
                                                                    MONEY MARKET FUND              SECURITIES FUND
                                                               --------------------------     -------------------------

                                                                   1996           1995           1996           1995
                                                               -----------     ----------     ----------     ----------
INCOME AND EXPENSES:
    Income (Note 2):
        Dividends from The Hudson River Trust ............     $ 6,300,108     $6,517,222     $1,696,840     $1,479,090

    Expenses (Note 3):
        Mortality and expense risk charges ...............         738,965        647,879        177,582        143,478
                                                               -----------     ----------     ----------     ----------

NET INVESTMENT INCOME ....................................       5,561,143      5,869,343      1,519,258      1,335,612
                                                               -----------     ----------     ----------     ----------

REALIZED AND UNREALIZED GAIN (LOSS)
    ON INVESTMENTS (Note 2):
        Realized gain (loss) on investments ..............        (149,139)      (208,460)      (408,620)      (768,233)
        Realized gain distribution from
           The Hudson River Trust ........................            --             --             --             --
                                                               -----------     ----------     ----------     ----------

NET REALIZED GAIN (LOSS) .................................        (149,139)      (208,460)      (408,620)      (768,233)
                                                               -----------     ----------     ----------     ----------

    Unrealized appreciation (depreciation) on investments:
        Beginning of period ..............................          89,976         32,760        145,522      2,736,863
        End of period ....................................         372,315       (240,472)      (445,138)      (463,025)
                                                               -----------     ----------     ----------     ----------

    Change in unrealized appreciation (depreciation)
        during the period ................................         282,339       (273,232)      (590,660)     2,273,838
                                                               -----------     ----------     ----------     ----------

NET REALIZED AND UNREALIZED GAIN (LOSS)
    ON INVESTMENTS .......................................         133,200       (481,692)      (999,280)      1,505,605
                                                               -----------     ----------     ----------     ----------
NET INCREASE IN NET ASSETS RESULTING .....................
    FROM OPERATIONS ......................................     $ 5,694,343     $5,387,651     $  519,978     $2,841,217
                                                               ===========     ==========     ==========     ==========


See Notes to Financial Statements.



                                                                   QUALITY BOND FUND               HIGH YIELD FUND
                                                               --------------------------     -------------------------

                                                                   1996          1995            1996           1995
                                                               ----------     -----------     ----------     ----------
INCOME AND EXPENSES:
    Income (Note 2):
        Dividends from The Hudson River Trust ............     $6,372,295     $ 6,057,328     $6,020,378     $4,515,142

    Expenses (Note 3):
        Mortality and expense risk charges ...............        639,290         564,909        365,819        266,220
                                                               ----------     -----------     ----------     ----------

NET INVESTMENT INCOME ....................................      5,733,005       5,492,419      5,654,559      4,248,922
                                                               ----------     -----------     ----------     ----------

REALIZED AND UNREALIZED GAIN (LOSS)
    ON INVESTMENTS (Note 2):
        Realized gain (loss) on investments ..............       (220,874)       (377,247)       372,478       (275,035)
        Realized gain distribution from
           The Hudson River Trust ........................           --              --        3,227,791           --
                                                               ----------     -----------     ----------     ----------

NET REALIZED GAIN (LOSS) .................................       (220,874)       (377,247)     3,600,269       (275,035)
                                                               ----------     -----------     ----------     ----------

    Unrealized appreciation (depreciation) on investments:
        Beginning of period ..............................     (2,105,676)    (15,521,200)     3,823,981       (873,103)
        End of period ....................................     (6,331,621)     (6,084,645)     8,353,636      2,942,319
                                                               ----------     -----------     ----------     ----------

    Change in unrealized appreciation (depreciation)
        during the period ................................     (4,225,945)      9,436,555      4,529,655      3,815,422
                                                               ----------     -----------     ----------     ----------

NET REALIZED AND UNREALIZED GAIN (LOSS)
    ON INVESTMENTS .......................................     (4,446,819)       9,059,308      8,129,924      3,540,387
                                                               ----------     -----------     ----------     ----------
NET INCREASE IN NET ASSETS RESULTING .....................
    FROM OPERATIONS ......................................     $1,286,186     $14,551,727    $13,784,483     $7,789,309
                                                               ==========     ===========    ===========     ==========


See Notes to Financial Statements.


                                      FSA-21

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

STATEMENTS OF OPERATIONS (CONTINUED)
FOR NINE MONTHS ENDED SEPTEMBER 30,
(UNAUDITED)

                                                                    GROWTH & INCOME                 EQUITY INDEX
                                                                         FUND                           FUND
                                                               -------------------------    ----------------------------

                                                                   1996          1995           1996            1995
                                                               ----------     ----------     -----------     -----------
INCOME AND EXPENSES:
    Income (Note 2):
        Dividends from The Hudson River Trust ............     $  381,846     $  257,323     $ 1,390,087     $   651,968

    Expenses (Note 3):
        Mortality and expense risk charges ...............        105,544         45,104         415,358         191,805
                                                               ----------     ----------     -----------     -----------

NET INVESTMENT INCOME ....................................        276,302        212,219         974,729         460,163
                                                               ----------     ----------     -----------     -----------

REALIZED AND UNREALIZED GAIN (LOSS)
    ON INVESTMENTS (Note 2):
        Realized gain (loss) on investments ..............         (4,941)        (1,023)        (21,227)             (9)
        Realized gain distribution from
           The Hudson River Trust ........................        568,408           --           338,110            --
                                                               ----------     ----------     -----------     -----------

NET REALIZED GAIN (LOSS) .................................        563,467         (1,023)        316,883              (9)
                                                               ----------     ----------     -----------     -----------

    Unrealized appreciation (depreciation) on investments:
        Beginning of period ..............................      2,123,346       (141,585)     12,451,765        (399,286)
        End of period ....................................      3,615,445      1,604,757      22,377,251       9,547,751
                                                               ----------     ----------     -----------     -----------

    Change in unrealized appreciation (depreciation)
        during the period ................................      1,492,099      1,746,342       9,925,486       9,947,037
                                                               ----------     ----------     -----------     -----------

NET REALIZED AND UNREALIZED GAIN (LOSS)
    ON INVESTMENTS .......................................      2,055,566      1,745,319      10,242,369       9,947,028
                                                               ----------     ----------     -----------     -----------
NET INCREASE IN NET ASSETS RESULTING
    FROM OPERATIONS ......................................     $2,331,868     $1,957,538     $11,217,098     $10,407,191
                                                               ==========     ==========     ===========     ===========


See Notes to Financial Statements.


*Commencement of operations on April 3.



                                                                       COMMON STOCK                     GLOBAL STOCK
                                                                           FUND                             FUND
                                                              -----------------------------    ----------------------------

                                                                  1996             1995            1996            1995
                                                              ------------     ------------     -----------     -----------
INCOME AND EXPENSES:
    Income (Note 2):
        Dividends from The Hudson River Trust ............    $  9,004,982     $  9,752,460     $ 4,146,524     $ 4,033,348

    Expenses (Note 3):
        Mortality and expense risk charges ...............       5,915,587        4,375,532       1,674,106       1,255,121
                                                              ------------     ------------     -----------     -----------

NET INVESTMENT INCOME ....................................       3,089,395        5,376,928       2,472,418       2,778,227
                                                              ------------     ------------     -----------     -----------

REALIZED AND UNREALIZED GAIN (LOSS)
    ON INVESTMENTS (Note 2):
        Realized gain (loss) on investments ..............       5,062,716       14,917,528       2,370,310       2,236,458
        Realized gain distribution from
           The Hudson River Trust ........................      61,461,578             --         9,397,912            --
                                                              ------------     ------------     -----------     -----------

NET REALIZED GAIN (LOSS) .................................      66,524,294       14,917,528      11,768,222       2,236,458
                                                              ------------     ------------     -----------     -----------

    Unrealized appreciation (depreciation) on investments:
        Beginning of period ..............................     181,824,279       (2,048,649)     36,525,596       3,049,444
        End of period ....................................     286,821,826      222,292,389      52,372,289      39,743,464
                                                              ------------     ------------     -----------     -----------

    Change in unrealized appreciation (depreciation)
        during the period ................................     104,997,547      224,341,038      15,846,693      36,694,020
                                                              ------------     ------------     -----------     -----------

NET REALIZED AND UNREALIZED GAIN (LOSS)
    ON INVESTMENTS .......................................     171,521,841      239,258,566      27,614,915      38,930,478
                                                              ------------     ------------     -----------     -----------
NET INCREASE IN NET ASSETS RESULTING
    FROM OPERATIONS ......................................    $174,611,236     $244,635,494     $30,087,333     $41,708,705
                                                              ============     ============     ===========     ===========


See Notes to Financial Statements.


*Commencement of operations on April 3.



                                                                     INTERNATIONAL
                                                                          FUND
                                                               -----------------------

                                                                  1996          1995*
                                                               ----------     --------
INCOME AND EXPENSES:
    Income (Note 2):
        Dividends from The Hudson River Trust ............     $  268,735     $ 56,215

    Expenses (Note 3):
        Mortality and expense risk charges ...............        107,106       20,602
                                                               ----------     --------

NET INVESTMENT INCOME ....................................        161,629       35,613
                                                               ----------     --------

REALIZED AND UNREALIZED GAIN (LOSS)
    ON INVESTMENTS (Note 2):
        Realized gain (loss) on investments ..............        (17,105)        (275)
        Realized gain distribution from
           The Hudson River Trust ........................        312,086         --
                                                               ----------     --------

NET REALIZED GAIN (LOSS) .................................        294,981         (275)
                                                               ----------     --------

    Unrealized appreciation (depreciation) on investments:
        Beginning of period ..............................        667,906         --
        End of period ....................................      1,669,853      435,057
                                                               ----------     --------

    Change in unrealized appreciation (depreciation)
        during the period ................................      1,001,947      435,057
                                                               ----------     --------

NET REALIZED AND UNREALIZED GAIN (LOSS)
    ON INVESTMENTS .......................................      1,296,928      434,782
                                                               ----------     --------
NET INCREASE IN NET ASSETS RESULTING
    FROM OPERATIONS ......................................     $1,458,557     $470,395
                                                               ==========     ========


See Notes to Financial Statements.


*Commencement of operations on April 3.


                                     FSA-22

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

STATEMENTS OF OPERATIONS (CONCLUDED)
FOR NINE MONTHS ENDED SEPTEMBER 30,
(UNAUDITED)

                                                                                                         ASSET ALLOCATION SERIES
                                                                                                     ------------------------------
                                                                                                         CONSERVATIVE INVESTORS
                                                                     AGGRESSIVE STOCK FUND                        FUND
                                                               --------------------------------      ------------------------------

                                                                    1996               1995               1996              1995
                                                               -------------      -------------      ------------      ------------
INCOME AND EXPENSES:
    Income (Note 2):
        Dividends from The Hudson River Trust ............     $   1,105,507      $   1,083,866      $  5,867,240      $  6,040,445

    Expenses (Note 3):
        Mortality and expense risk charges ...............         2,923,580          1,915,033           777,140           666,346
                                                               -------------      -------------      ------------      ------------

NET INVESTMENT INCOME ....................................        (1,818,073)          (831,167)        5,090,100         5,374,099
                                                               -------------      -------------      ------------      ------------

REALIZED AND UNREALIZED GAIN (LOSS)
    ON INVESTMENTS (Note 2):
        Realized gain (loss) on investments ..............        23,657,174          4,846,290          (560,234)         (379,912)
        Realized gain distribution from
           The Hudson River Trust ........................        85,627,087               --           2,804,963              --
                                                               -------------      -------------      ------------      ------------

NET REALIZED GAIN (LOSS) .................................       109,284,261          4,846,290         2,244,729          (379,912)
                                                               -------------      -------------      ------------      ------------

    Unrealized appreciation (depreciation) on investments:
        Beginning of period ..............................        80,271,118         11,560,966        10,362,120        (8,767,697)
        End of period ....................................        84,296,723        105,041,544         3,801,017         5,707,618
                                                               -------------      -------------      ------------      ------------

    Change in unrealized appreciation (depreciation)
        during the period ................................         4,025,605         93,480,578        (6,561,103)       14,475,315
                                                               -------------      -------------      ------------      ------------

NET REALIZED AND UNREALIZED GAIN (LOSS)
    ON INVESTMENTS .......................................       113,309,866         98,326,868        (4,316,374)       14,095,403
                                                               -------------      -------------      ------------      ------------

NET INCREASE IN NET ASSETS RESULTING
    FROM OPERATIONS ......................................     $ 111,491,793      $  97,495,701      $    773,726      $ 19,469,502
                                                               =============      =============      ============      ============

See Notes to Financial Statements.

                                                                                   ASSET ALLOCATION SERIES
                                                              ----------------------------------------------------------------

                                                                        BALANCED FUND                 GROWTH INVESTORS FUND
                                                              -------------------------------   ------------------------------

                                                                   1996              1995           1996             1995
                                                              -------------     -------------   ------------     -------------
INCOME AND EXPENSES:
    Income (Note 2):
        Dividends from The Hudson River Trust ............    $  9,585,426     $  9,067,337     $ 10,945,015     $ 11,331,010

    Expenses (Note 3):
        Mortality and expense risk charges ...............       1,833,659        1,639,489        2,710,777        1,986,105
                                                              ------------     ------------     ------------     ------------

NET INVESTMENT INCOME ....................................       7,751,767        7,427,848        8,234,238        9,344,905
                                                              ------------     ------------     ------------     ------------

REALIZED AND UNREALIZED GAIN (LOSS)
    ON INVESTMENTS (Note 2):
        Realized gain (loss) on investments ..............        (913,215)      (1,988,151)         894,207        1,539,280
        Realized gain distribution from
           The Hudson River Trust ........................      26,596,466             --         63,035,263             --
                                                              ------------     ------------     ------------     ------------

NET REALIZED GAIN (LOSS) .................................      25,683,251       (1,988,151)      63,929,470        1,539,280
                                                              ------------     ------------     ------------     ------------

    Unrealized appreciation (depreciation) on investments:
        Beginning of period ..............................      43,097,187       (2,878,875)      81,785,873         (770,693)
        End of period ....................................      33,860,083       42,508,029       50,836,511       73,394,942
                                                              ------------     ------------     ------------     ------------

    Change in unrealized appreciation (depreciation)
        during the period ................................      (9,237,104)      45,386,904      (30,949,362)      74,165,635
                                                              ------------     ------------     ------------     ------------

NET REALIZED AND UNREALIZED GAIN (LOSS)
    ON INVESTMENTS .......................................      16,446,147       43,398,753       32,980,108       75,704,915
                                                              ------------     ------------     ------------     ------------

NET INCREASE IN NET ASSETS RESULTING
    FROM OPERATIONS ......................................    $ 24,197,914     $ 50,826,601     $ 41,214,346     $ 85,049,820
                                                              ============     ============     ============     ============

See Notes to Financial Statements.


                                     FSA-23

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP


STATEMENTS OF CHANGES IN NET ASSETS
FOR NINE MONTHS ENDED SEPTEMBER 30,
(UNAUDITED)


                                                                                            Intermediate Government
                                                           MONEY MARKET FUND                    Securities Fund
                                                   --------------------------------     -----------------------------

                                                        1996              1995              1996             1995
                                                   --------------     -------------     ------------     ------------

INCREASE (DECREASE) IN NET ASSETS ATTRIBUTABLE
  TO POLICYOWNERS:

FROM OPERATIONS:
    Net investment income ....................     $   5,561,143      $   5,869,343     $  1,519,258     $  1,335,612
    Net realized gain (loss) .................          (149,139)          (208,460)        (408,620)        (768,233)
    Change in unrealized appreciation
        (depreciation) on investments ........           282,339           (273,232)        (590,660)       2,273,838
                                                   -------------      -------------     ------------     ------------

    Net increase (decrease)
        from operations ......................         5,694,343          5,387,651          519,978        2,841,217
                                                   -------------      -------------     ------------     ------------

FROM POLICY-RELATED TRANSACTIONS:
    Net premiums (Note 3) ....................        73,901,686         70,231,391        7,713,294        8,391,577
    Benefits and other policy-related
        transactions (Note 3) ................       (27,123,574)       (29,452,310)      (5,367,810       (4,950,311)
    Net transfers among Funds ................       (94,267,163)        17,093,189        2,756,705          136,079
                                                   -------------      -------------     ------------     ------------

    Net increase (decrease) from
        policy-related transactions ..........       (47,489,051)        57,872,270        5,102,189        3,577,345
                                                   -------------      -------------     ------------     ------------

NET (INCREASE) DECREASE IN AMOUNT
    RETAINED BY EQUITABLE VARIABLE IN
    SEPARATE ACCOUNT FP (Note 4) .............           (60,740)           (30,797)         (12,026)         (55,730)
                                                   -------------      -------------     ------------     ------------

INCREASE (DECREASE) IN NET ASSETS ATTRIBUTABLE
    TO POLICYHOLDERS .........................       (41,855,448)        63,229,124        5,610,141        6,362,832
NET ASSETS ATTRIBUTABLE TO POLICYOWNERS,
    BEGINNING OF PERIOD ......................       207,133,531        137,496,085       37,149,044       27,654,075
                                                   -------------      -------------     ------------      -----------

NET ASSETS ATTRIBUTABLE TO POLICYOWNERS,
    END OF PERIOD ............................     $ 165,278,083      $ 200,725,209      $42,729,185      $34,016,907
                                                   =============      =============     ============      ===========


See Notes to Financial Statements.

                                                           QUALITY BOND FUND                    HIGH YIELD FUND
                                                    -------------------------------      ------------------------------

                                                        1996              1995               1996              1995
                                                    ------------      -------------      ------------      ------------

INCREASE (DECREASE) IN NET ASSETS ATTRIBUTABLE
  TO POLICYOWNERS:

FROM OPERATIONS:
    Net investment income ....................     $   5,733,005      $   5,492,419      $  5,654,559      $  4,248,922
    Net realized gain (loss) .................          (220,874)          (377,247)        3,600,269          (275,035)
    Change in unrealized appreciation
        (depreciation) on investments ........        (4,225,945)         9,436,555         4,529,655         3,815,422
                                                    ------------      -------------      ------------      ------------

    Net increase (decrease)
        from operations ......................         1,286,186         14,551,727        13,784,483         7,789,309
                                                   -------------      -------------      ------------      ------------

FROM POLICY-RELATED TRANSACTIONS:
    Net premiums (Note 3) ....................         4,698,961          1,895,869        13,765,625        11,553,599
    Benefits and other policy-related
        transactions (Note 3) ................        (2,816,687)        (2,565,098)       (7,942,483)       (5,852,984)
    Net transfers among Funds ................         5,771,073          1,565,156         3,802,558         2,835,740
                                                   -------------      -------------      ------------      ------------

    Net increase (decrease) from
        policy-related transactions ..........         7,653,347            895,927         9,625,700         8,536,355
                                                   -------------      -------------      ------------      ------------

NET (INCREASE) DECREASE IN AMOUNT
    RETAINED BY EQUITABLE VARIABLE IN
    SEPARATE ACCOUNT FP (Note 4) .............           (14,957)          (583,778)         (164,117)          (77,962)
                                                   -------------      -------------      ------------      ------------

INCREASE (DECREASE) IN NET ASSETS ATTRIBUTABLE
    TO POLICYHOLDERS .........................         8,924,576         14,863,876        23,246,066        16,247,702
NET ASSETS ATTRIBUTABLE TO POLICYOWNERS,
    BEGINNING OF PERIOD ......................       138,287,446        117,236,472        71,930,962        49,454,901
                                                   -------------      -------------      ------------      ------------

NET ASSETS ATTRIBUTABLE TO POLICYOWNERS,
    END OF PERIOD ............................     $ 147,212,022      $ 132,100,348      $ 95,177,028      $ 65,702,603
                                                   =============      =============      ============      ============

See Notes to Financial Statements.

                                     FSA-24

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP


STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)
FOR NINE MONTHS ENDED SEPTEMBER 30,
(UNAUDITED)


                                                 GROWTH & INCOME FUND                 EQUITY INDEX FUND
                                           ------------------------------      -------------------------------

                                               1996              1995              1996               1995*
                                           ------------      ------------      -------------      ------------

INCREASE (DECREASE) IN NET ASSETS
  ATTRIBUTABLE TO POLICYOWNERS:

FROM OPERATIONS:
    Net investment income ............     $    276,302      $    212,219      $     974,729      $    460,163
    Net realized gain (loss) .........          563,467            (1,023)           316,883                (9)
    Change in unrealized appreciation
        (depreciation) on investments         1,492,099         1,746,342          9,925,486         9,947,037
                                           ------------      ------------      -------------       -----------

    Net increase (decrease)
        from operations ..............        2,331,868         1,957,538         11,217,098        10,407,191
                                           ------------      ------------      -------------      ------------

FROM POLICY-RELATED TRANSACTIONS:
    Net premiums (Note 3) ............        8,373,294         4,359,667         24,299,229         6,034,578
    Benefits and other policy-related
        transactions (Note 3) ........       (2,102,400)         (961,902)        (5,365,898)       (1,188,165)
    Net transfers among Funds ........        3,316,994         3,789,319         17,429,345        13,078,752
                                           ------------     -------------       ------------      ------------

    Net increase from Assets
        policy-related transactions ..        9,587,888         7,187,084         36,362,676        17,925,165
                                           ------------     -------------      -------------      ------------
NET (INCREASE) DECREASE IN AMOUNT
    RETAINED BY EQUITABLE VARIABLE IN
    SEPARATE ACCOUNT FP (Note 4) .....          (53,011)         (195,384)           (42,017)          (57,807)
                                           ------------      ------------      -------------      ------------

INCREASE IN NET ASSETS ATTRIBUTABLE
    TO POLICYHOLDERS .................       11,866,745         8,949,238         47,537,757        28,274,549
NET ASSETS ATTRIBUTABLE TO
    POLICYOWNERS, BEGINNING OF PERIOD        18,618,313         5,908,383         71,623,615        31,125,403
                                          -------------      ------------      -------------      ------------

NET ASSETS ATTRIBUTABLE TO
    POLICYOWNERS, END OF PERIOD .....      $ 30,485,058      $ 14,857,621      $ 119,161,372      $ 59,399,952
                                           ============      ============      =============      ============



See Notes to Financial Statements.


 *Commencement of operations on April 3.



                                                   COMMON STOCK FUND                        GLOBAL STOCK FUND
                                           ------------------------------------       -------------------------------

                                                 1996                1995                 1996               1995
                                           ---------------      ---------------      -------------      -------------

INCREASE (DECREASE) IN NET ASSETS
  ATTRIBUTABLE TO POLICYOWNERS:

FROM OPERATIONS:
    Net investment income ............     $     3,089,395      $     5,376,928      $   2,472,418      $   2,778,227
    Net realized gain (loss) .........          66,524,294           14,917,528         11,768,222          2,236,458
    Change in unrealized appreciation
        (depreciation) on investments          104,997,547          224,341,038         15,846,693         36,694,020
                                           ---------------      ---------------      -------------      -------------

    Net increase (decrease)
        from operations ..............         174,611,236          244,635,494         30,087,333         41,708,705
                                           ---------------      ---------------      -------------      -------------

FROM POLICY-RELATED TRANSACTIONS:
    Net premiums (Note 3) ............         202,074,526          160,014,740         73,729,435         72,248,903
    Benefits and other policy-related
        transactions (Note 3) ........        (112,009,732)         (86,608,436)       (31,604,430)       (26,985,045)
    Net transfers among Funds ........          68,835,712          (38,614,310)        (2,060,721)       (10,330,932)
                                           ---------------      ---------------      -------------      -------------

    Net increase from Assets
        policy-related transactions ..         158,900,506           34,791,994         40,064,284         34,932,926
                                           ---------------      ---------------      -------------      -------------
NET (INCREASE) DECREASE IN AMOUNT
    RETAINED BY EQUITABLE VARIABLE IN
    SEPARATE ACCOUNT FP (Note 4) .....            (286,233)            (371,006)           (69,929)           (89,566)
                                           ---------------      ---------------      -------------      -------------

INCREASE IN NET ASSETS ATTRIBUTABLE
    TO POLICYHOLDERS .................         333,225,509          279,056,482         70,081,688         76,552,065
NET ASSETS ATTRIBUTABLE TO
    POLICYOWNERS, BEGINNING OF PERIOD        1,146,585,274          811,006,200        333,497,020        241,838,471
                                          ----------------      ---------------      -------------      -------------

NET ASSETS ATTRIBUTABLE TO
    POLICYOWNERS, END OF PERIOD .....      $ 1,479,810,783      $ 1,090,062,682      $ 403,578,708      $ 318,390,536
                                           ===============      ===============      =============      =============


See Notes to Financial Statements.


 *Commencement of operations on April 3.


                                                 INTERNATIONAL FUND
                                           -----------------------------

                                               1996              1995*
                                           ------------      -----------

INCREASE (DECREASE) IN NET ASSETS
  ATTRIBUTABLE TO POLICYOWNERS:

FROM OPERATIONS:
    Net investment income ............     $    161,629      $    35,613
    Net realized gain (loss) .........          294,981             (275)
    Change in unrealized appreciation
        (depreciation) on investments         1,001,947          435,057
                                           ------------      -----------

    Net increase (decrease)
        from operations ..............        1,458,557          470,395
                                           ------------      -----------

FROM POLICY-RELATED TRANSACTIONS:
    Net premiums (Note 3) ............        8,182,092          804,351
    Benefits and other policy-related
        transactions (Note 3) ........       (1,516,547)        (150,197)
    Net transfers among Funds ........       14,255,013        7,399,293
                                           ------------      -----------

    Net increase from Assets
        policy-related transactions ..       20,920,558        8,053,447
                                           ------------      -----------
NET (INCREASE) DECREASE IN AMOUNT
    RETAINED BY EQUITABLE VARIABLE IN
    SEPARATE ACCOUNT FP (Note 4) .....          (16,632)         (13,498)
                                           ------------      -----------

INCREASE IN NET ASSETS ATTRIBUTABLE
    TO POLICYHOLDERS .................       22,362,483        8,510,344
NET ASSETS ATTRIBUTABLE TO
    POLICYOWNERS, BEGINNING OF PERIOD        12,431,938                0
                                          -------------      -----------

NET ASSETS ATTRIBUTABLE TO
    POLICYOWNERS, END OF PERIOD .....      $ 34,794,421      $ 8,510,344
                                           ============      ===========


See Notes to Financial Statements.


 *Commencement of operations on April 3.


                                     FSA-25

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP


STATEMENTS OF CHANGES IN NET ASSETS (CONCLUDED)
FOR NINE MONTHS ENDED SEPTEMBER 30,
(UNAUDITED)


                                                                                    ASSET ALLOCATION SERIES
                                                                                 -------------------------------
                                                    AGGRESSIVE STOCK                 CONSERVATIVE INVESTORS
                                                           FUND                               FUND
                                             --------------------------------    -------------------------------

                                                  1996             1995              1996              1995
                                             -------------     -------------     -------------     -------------
INCREASE (DECREASE) IN NET ASSETS
  ATTRIBUTABLE TO POLICYOWNERS:

FROM OPERATIONS:
    Net investment income ...............    $  (1,818,073)    $    (831,167)    $   5,090,100     $   5,374,099
    Net realized gain (loss) ............      109,284,261         4,846,290         2,244,729          (379,912)
    Change in unrealized appreciation
        (depreciation) on investments ...        4,025,605        93,480,578        (6,561,103)       14,475,315
                                             -------------     -------------     -------------     -------------

    Net increase (decrease)
        from operations .................      111,491,793        97,495,701           773,726        19,469,502
                                             -------------     -------------     -------------     -------------

FROM POLICY-RELATED TRANSACTIONS:
    Net premiums (Note 3) ...............      122,205,511        89,700,780        29,624,479        31,286,054
    Benefits and other policy-related
        transactions (Note 3) ...........      (61,714,088)      (46,154,214)      (19,045,888)      (17,525,531)
    Net transfers among Funds ...........       17,647,426        15,707,464       (13,623,081)       (2,274,604)
                                             -------------     -------------     -------------     -------------

    Net increase (decrease) from
        policy-related transactions .....       78,138,849        59,254,030        (3,044,490)       11,485,919
                                             -------------       -----------     -------------     -------------

NET (INCREASE) DECREASE IN AMOUNT
    RETAINED BY EQUITABLE VARIABLE IN
    SEPARATE ACCOUNT FP (Note 4) ........         (194,883)         (172,982)          (14,041)          (72,273)
                                             -------------     -------------     -------------     -------------

INCREASE (DECREASE) IN NET ASSETS
    ATTRIBUTABLE TO POLICYHOLDERS .......      189,435,759       156,576,749        (2,284,805)       30,883,148
NET ASSETS ATTRIBUTABLE TO POLICYOWNERS,
    BEGINNING OF PERIOD.................       555,188,131       355,671,865       172,087,099       129,940,498
                                             -------------     -------------     -------------     -------------

NET ASSETS ATTRIBUTABLE TO POLICYOWNERS,
    END OF PERIOD .......................    $ 744,623,890     $ 512,248,614     $ 169,802,294     $ 160,823,646
                                             =============     =============     =============     =============

See Notes to Financial Statements.


                                                                  ASSET ALLOCATION SERIES
                                             -------------------------------------------------------------------
                                                                                         GROWTH INVESTORS
                                                      BALANCED FUND                            FUND
                                             -------------------------------     -------------------------------

                                                  1996             1995              1996               1995
                                             -------------     -------------     -------------     -------------
INCREASE (DECREASE) IN NET ASSETS
  ATTRIBUTABLE TO POLICYOWNERS:

FROM OPERATIONS:
    Net investment income ...............    $   7,751,767     $   7,427,848     $   8,234,238     $   9,344,905
    Net realized gain (loss) ............       25,683,251        (1,988,151)       63,929,470         1,539,280
    Change in unrealized appreciation
        (depreciation) on investments ...       (9,237,104)       45,386,904       (30,949,362)       74,165,635
                                             -------------     -------------     -------------     -------------

    Net increase (decrease)
        from operations .................       24,197,914        50,826,601        41,214,346        85,049,820
                                             -------------     -------------     -------------     -------------

FROM POLICY-RELATED TRANSACTIONS:
    Net premiums (Note 3) ...............       47,887,117        49,301,601       122,316,625       118,766,910
    Benefits and other policy-related
        transactions (Note 3) ...........      (38,894,806)      (37,166,454)      (60,278,616)      (49,995,250)
    Net transfers among Funds ...........      (17,062,769)      (13,985,044)         (376,762)       (4,344,785)
                                             -------------     -------------     -------------     -------------

    Net increase (decrease) from
        policy-related transactions .....       (8,070,458)       (1,849,897)       61,661,247        64,426,875
                                             -------------     -------------     -------------     -------------

NET (INCREASE) DECREASE IN AMOUNT
    RETAINED BY EQUITABLE VARIABLE IN
    SEPARATE ACCOUNT FP (Note 4) ........         (103,615)          (79,293)          (74,670)         (107,675)
                                             -------------     -------------     -------------     -------------

INCREASE (DECREASE) IN NET ASSETS
    ATTRIBUTABLE TO POLICYHOLDERS .......       16,023,841        48,897,411       102,800,923       149,369,020
NET ASSETS ATTRIBUTABLE TO POLICYOWNERS,
    BEGINNING OF PERIOD.................       398,565,209       338,415,565       555,877,666       367,219,554
                                             -------------     -------------     -------------     -------------

NET ASSETS ATTRIBUTABLE TO POLICYOWNERS,
    END OF PERIOD .......................    $ 414,589,050     $ 387,312,976     $ 658,678,589     $ 516,588,574
                                             =============     =============     =============     =============

See Notes to Financial Statements.

                                     FSA-26

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

SEPTEMBER 30, 1996

1.    General

      Equitable Variable Life Insurance Company (Equitable Variable Life), a wholly-owned subsidiary of The Equitable Life Assurance Society of the United States (Equitable Life), established Separate Account FP (the Account) as a unit investment trust registered with the Securities and Exchange Commission under the Investment Company Act of 1940. The Account consists of thirteen investment funds: the Money Market Fund, the Intermediate Government Securities Fund, the High Yield Fund, the Balanced Fund, the Common Stock Fund, the Global Fund, the Aggressive Stock Fund, the Conservative Investors Fund, the Growth Investors Fund, the Growth & Income Fund, the Quality Bond Fund, the Equity Index Fund and the International Fund. The assets in each Fund are invested in shares of a designated portfolio (Portfolio) of a mutual fund, The Hudson River Trust (the Trust). Each Portfolio has separate investment objectives.

      The Account supports the operations of Incentive Life, flexible premium variable life insurance policies, Incentive Life 2000, flexible premium variable life insurance policies, Champion 2000, modified premium variable whole life insurance policies, Survivorship 2000, flexible premium joint survivorship variable life insurance policies, Incentive Life Plus,(SM) flexible premium variable life insurance policies, IL Protector,(SM) flexible premium variable life insurance policies, IL COLI II, flexible premium variable life insurance policies, and SP-Flex, variable life insurance policies with additional premium option, collectively, the Policies, and the Incentive Life 2000, Champion 2000 and Survivorship 2000 policies are referred to as the Series 2000 Policies. Incentive Life Plus policies offered with a prospectus dated on or after September 15, 1995, are referred to as Incentive Life Plus Second Series. Incentive Life Plus policies issued with a prior prospectus are referred to as Incentive Life Plus Original Series. All Policies are issued by Equitable Variable. The assets of the Account are the property of Equitable Variable. However, the portion of the Account's assets attributable to the Policies will not be chargeable with liabilities arising out of any other business Equitable Variable may conduct.

      Policyowners may allocate amounts in their individual accounts to the Funds of the Account and/or (except for SP-Flex policies) to the guaranteed interest fund of Equitable Variable Life's General Account. Net transfers to (from) the guaranteed interest fund of the General Account and other Separate Accounts of ($6,424,330) and $7,944,683 for the nine months ended 1996 and 1995, respectively, are included in Net Transfers Among Funds. The net assets of any Fund of the Account may not be less than the aggregate of the policyowners' accounts allocated to that Fund. Additional assets are set aside in Equitable Variable Life's General Account to provide for (1) the unearned portion of the monthly charges for mortality costs, and (2) other policy benefits, as required under the state insurance law.

2.    Significant Accounting Policies

      The accompanying financial statements are prepared in conformity with generally accepted accounting principles (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These statements should be read in conjunction with the financial statements of Separate Account FP for the year ended December 31, 1995. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for the full year.

      Investments are made in shares of the Trust and are valued at the net asset values per share of the respective Portfolios. The net asset value is determined by the Trust using the market or fair value of the underlying assets of the Portfolio.

      Investment transactions are recorded on the trade date. Realized gains and losses include gains and losses on redemptions of the Trust's shares (determined on the identified cost basis) and Trust distributions representing the net realized gains on Trust investment transactions.

      The operations of the Account are included in the consolidated Federal income tax return of Equitable Life. Under the provisions of the Policies, Equitable Variable Life has the right to charge the Account for Federal income tax attributable to the Account. No charge is currently being made against the Account for such tax since, under current tax law, Equitable Variable Life pays no tax on investment income and capital gains reflected in variable life insurance policy reserves. However, Equitable Variable Life retains the right to charge for any Federal income tax incurred which is attributable to the Account if the law is changed. Charges for state and local taxes, if any, attributable to the Account also may be made.

      Dividends are recorded as income at the end of each quarter on the ex-dividend date. Capital gains are distributed by the Trust at the end of each year.


                                     FSA-27

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

NOTES TO FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

SEPTEMBER 30, 1996

3.    Asset Charges

      Under the Policies, Equitable Variable Life assumes mortality and expense risks and, to cover these risks, deducts charges from the assets of the Account currently at annual rates of 0.60% of the net assets attributable to Incentive Life, Incentive Life 2000, Incentive Life Plus Second Series and Champion 2000 policyowners, 0.90% of net assets attributable to Survivorship 2000 policyowners, 0.80% for IL Protector policyowners, and 0.85% for SP-Flex policyowners. Incentive Life Plus Original Series, IL COLI, and IL COLI II deduct this charge from the Policy Account. Under SP-Flex, Equitable Variable Life also deducts charges from the assets of the Account for mortality and administrative costs of 0.60% and 0.35%, respectively, of net assets attributable to SP-Flex policies.

      Under Incentive Life, Incentive Life Plus, the Series 2000 Policies, IL Protector and IL COLI II mortality and administrative charges are assessed in a different manner than SP-Flex policies (see Notes 4 and 5).

      Before amounts are allocated to the Account for Incentive Life, Incentive Life Plus, IL COLI, IL COLI II and the Series 2000 Policies, Equitable Variable Life deducts a charge for taxes and either an initial policy fee (Incentive Life) or a premium sales charge (Incentive Life Plus, IL COLI II and Series 2000 Policies) from premiums. Under SP-Flex, the entire initial premium is allocated to the Account. Before any additional premiums under SP-Flex are allocated to the Account, an administrative charge is deducted.

      The amounts attributable to Incentive Life, Incentive Life Plus, IL Protector, IL COLI, IL COLI II, and the Series 2000 policyowners' accounts are assessed monthly by Equitable Variable Life with mortality and administrative charges. These charges are withdrawn from the Account along with amounts for additional benefits. Under the Policies, amounts for certain policy-related transactions (such as policy loans and surrenders) are transferred out of the Separate Account.

4.    Amounts Retained by Equitable Variable Life in Separate Account FP

      The amount retained by Equitable Variable Life in the Account arises principally from (1) contributions from Equitable Variable Life, and (2) that portion, determined ratably, of the Account's investment results applicable to those assets in the Account in excess of the net assets for the Policies. Amounts retained by Equitable Variable Life are not subject to charges for mortality and expense risks or mortality and administrative costs.

      Amounts retained by Equitable Variable Life in the Account may be transferred at any time by Equitable Variable Life to its General Account.

      During the nine months ended September 30, 1995 surplus contribution of $200,000 were made by EVLICO into the International Fund.

5.    Distribution and Servicing Agreements

      Equitable Variable Life has entered into a Distribution and Servicing Agreement with Equitable Life and EQ Financial Consultants Inc., whereby registered representatives of EQ Financial Consultants Inc., authorized as variable life insurance agents under applicable state insurance laws, sell the Policies. The registered representatives are compensated on a commission basis by Equitable Life.

      Equitable Variable Life also has entered into an agreement with Equitable Life under which Equitable Life performs the administrative services related to the Policies, including underwriting and issuance, billings and collections, and policyowner services. There is no charge to the Account related to this agreement.

6.    Investment Returns

      The Separate Account rates of return attributable to Incentive Life, Incentive Life 2000, Incentive Life Plus Second Series and Champion 2000 policyowners are different than those attributable to Survivorship 2000, Incentive Life Plus Original Series, IL Protector, IL COLI, IL COLI II and to SP-Flex policyowners because asset charges are deducted at different rates under each policy (see Note 3).

      The tables on this page and the following pages show the gross and net investment returns with respect to the Funds for the periods shown. The net return for each Fund is based upon net assets for a policy whose policy commences with the beginning date of such period and is not based on the average net assets in the Fund during such period. Gross return is equal to the total return earned by the underlying Trust investment.


                                     FSA-28

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

NOTES TO FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

RATES OF RETURN:
INCENTIVE LIFE
--------------
INCENTIVE LIFE 2000*
-------------------
INCENTIVE LIFE PLUS SECOND SERIES*
---------------------------------
AND CHAMPION 2000*
------------------


                     NINE MONTHS ENDED(B)                                                                 JANUARY 26(A)(B) TO
                         SEPTEMBER 30,                       YEARS ENDED DECEMBER 31,                        DECEMBER 31,
                     -------------------   -------------------------------------------------------------- -------------------
MONEY MARKET FUND      1996     1995       1995   1994   1993   1992    1991   1990   1989   1988  1987         1986
-----------------      ----     ----       ----   ----   ----   ----    ----   ----   ----   ----  ----         ----
Gross return.........  3.91%    4.30%      5.74%  4.02%  3.00%  3.56%  6.18%  8.24%  9.18%  7.32%  6.63%        6.05%
Net return...........  3.44%    3.83%      5.11%  3.39%  2.35%  2.94%  5.55%  7.59%  8.53%  6.68%  5.99%        5.47%

INTERMEDIATE         NINE MONTHS ENDED(B)                                           APRIL 1(A)(B) TO
GOVERNMENT               SEPTEMBER 30,             YEARS ENDED DECEMBER 31,           DECEMBER 31,
SECURITIES FUND      --------------------   --------------------------------------  ------------------
---------------        1996     1995        1995     1994      1993       1992           1991
                       ----     ----        ----     ----      ----       ----           ----
Gross return.........  1.71%    9.94%      13.33%   (4.37)%   10.58%     5.60%          12.26%
Net return...........  1.25%    9.45%      12.65%   (4.95)%    9.88%     4.96%          11.60%

                     NINE MONTHS ENDED(B)       YEARS ENDED        OCTOBER 1(A)(B) TO
                         SEPTEMBER 30,          DECEMBER 31,          DECEMBER 31,
                     --------------------  --------------------   -------------------
QUALITY BOND FUND       1996      1995       1995       1994             1993
-----------------       ----      ----       ----       ----             ----
Gross return.........   1.28%    12.37%     17.02%     (5.10)%         (0.51)%
Net return...........   0.82%    11.86%     16.32%     (5.67)%         (0.66)%

                     NINE MONTHS ENDED(B)
                         SEPTEMBER 30,                           YEARS ENDED DECEMBER 31,
                     -------------------- ----------------------------------------------------------------------
HIGH YIELD FUND          1996     1995     1995     1994    1993    1992    1991    1990     1989   1988   1987
---------------          ----     ----     ----     ----    ----    ----    ----    ----     ----   ----   ----
Gross return.........   18.79%   14.89%   19.92%  (2.79)%  23.15%  12.31%  24.46%  (1.12)%  5.13%   9.73%  4.68%
Net return...........   18.25%   14.37%   19.20%  (3.37)%  22.41%  11.64%  23.72%  (1.71)%  4.50%   9.08%  4.05%

                     NINE MONTHS ENDED(B)      YEARS ENDED            OCTOBER 1(A)(B) TO
                         SEPTEMBER 30,         DECEMBER 31,              DECEMBER 31,
                     --------------------  ---------------------   ----------------------
GROWTH & INCOME FUND    1996     1995        1995       1994                1993
--------------------    ----     ----        ----       ----                ----
Gross return.........   9.89%   19.76%      24.07%     (0.58)%             (0.25)%
Net return...........   9.39%   19.23%      23.33%     (1.17)%             (0.41)%


                                                                           SEPTEMBER 30(A)(B)
                     NINE MONTHS ENDED(B)           YEAR ENDED                  TO
                         SEPTEMBER 30,             DECEMBER 31,             DECEMBER 31,
                     ------------------------- ----------------------- ----------------------
EQUITY INDEX FUND     1996         1995             1995                     1994
-----------------     ----         ----             ----                     ----
Gross return........ 13.10%       28.97%           36.48%                   1.08%
Net return.......... 12.59%       28.39%           35.66%                   0.58%

                     NINE MONTHS ENDED(B)                                                                        JANUARY 26(A)(B) TO
                         SEPTEMBER 30,                       YEARS ENDED DECEMBER 31,                               DECEMBER 31,
                     -------------------- ----------------------------------------------------------------------- ---------------
COMMON STOCK FUND       1996     1995       1995     1994    1993    1992   1991     1990    1989    1988   1987       1986
-----------------       ----     ----       ----     ----    ----    ----   ----     ----    ----    ----   ----       ----
Gross return.........  14.25%   28.99%     32.45%  (2.14)%  24.84%  3.22%  37.88%  (8.12)%  25.59%  22.43%  7.49%     15.65%
Net return...........  13.73%   28.42%     31.66%  (2.73)%  24.08%  2.60%  37.06%  (8.67)%  24.84%  21.70%  6.84%     15.01%

------------------
*Sales of Incentive Life 2000 and Champion 2000 commenced on March 2, 1992. Sales of Incentive Life Plus Second Series commenced on September 15, 1995.

(a) Date as of which net premiums under the policies were first allocated to the Fund.

(b) The gross return and the net return for the periods indicated are not annual rates of return.


                                     FSA-29

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

NOTES TO FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

RATES OF RETURN:
INCENTIVE LIFE
--------------
INCENTIVE LIFE 2000*
-------------------
INCENTIVE LIFE PLUS SECOND SERIES*
---------------------------------
AND CHAMPION 2000*
------------------




                      NINE MONTHS ENDED(B)                                                                    AUGUST 31(A)(B) TO
                          SEPTEMBER 30,                       YEARS ENDED DECEMBER 31,                           DECEMBER 31,
                      -------------------- -----------------------------------------------------------------  -----------------
GLOBAL FUND              1996     1995       1995    1994   1993     1992    1991    1990     1989    1988          1987
-----------              ----     ----       ----    ----   ----     ----    ----    ----     ----    ----          ----
Gross return..........   8.96%   16.02%     18.81%  5.23%  32.09%  (0.50)%  30.55%  (6.07)%  26.93%  10.88%       (13.27)%
Net return............   8.47%   15.50%     18.11%  4.60%  31.33%  (1.10)%  29.77%  (6.63)%  26.17%  10.22%       (13.45)%

                       NINE MONTHS ENDED(B)   APRIL 3(A)(B) TO
                           SEPTEMBER 30,        DECEMBER 31,
                       --------------------  ----------------
INTERNATIONAL FUND       1996       1995          1995
------------------       ----       ----          ----
Gross return..........   7.29%      5.71%        11.29%
Net return............   6.80%      6.94%        10.79%

                      NINE MONTHS ENDED(B)                                                                       JANUARY 26(A)(B) TO
                          SEPTEMBER 30,                        YEARS ENDED DECEMBER 31,                            DECEMBER 31,
                      -------------------- --------------------------------------------------------------------- ---------------
AGGRESSIVE STOCK FUND    1996     1995      1995    1994     1993    1992     1991    1990   1989    1988   1987      1986
---------------------    ----     ----      ----    ----     ----    ----     ----    ----   ----    ----   ----      ----
Gross return..........  19.52%   25.74%    31.63%  (3.81)%  16.77%  (3.16)%  86.86%  8.17%  43.50%  1.17%   7.31%    35.88%
Net return............  18.98%   25.17%    30.85%  (4.39)%  16.05%  (3.74)%  85.75%  7.51%  42.64%  0.53%   6.66%    35.13%

ASSET ALLOCATION SERIES
-----------------------

                      NINE MONTHS ENDED(B)                                                                       JANUARY 26(A)(B) TO
                          SEPTEMBER 30,                      YEARS ENDED DECEMBER 31,                                DECEMBER 31,
                      -------------------- ------------------------------------------------------------------------ --------------
BALANCED FUND             1996   1995       1995    1994    1993    1992     1991     1990    1989    1988    1987      1986
-------------             ----   ----       ----    ----    ----    ----     ----     ----    ----    ----    ----      ----
Gross return..........   6.63%  15.50%     19.75%  (8.02)% 12.28%  (2.84)%  41.26%   0.24%  25.83%  13.27%  (0.85)%   29.07%
Net return............   6.15%  14.98%     19.03%  (8.57)% 11.64%  (3.42)%  40.42%  (0.36)% 25.08%  12.59%  (1.45)%   28.34%

CONSERVATIVE          NINE MONTHS ENDED(B)                                                      OCTOBER 2(A)(B) TO
INVESTORS FUND            SEPTEMBER 30,                   YEARS ENDED DECEMBER 31,                 DECEMBER 31,
--------------        ------------------  ----------------------------------------------------- ------------------
                        1996      1995      1995     1994     1993     1992     1991    1990         1989
                        ----      ----      ----     ----     ----     ----     ----    ----         ----
Gross return..........  0.94%    14.87%    20.40%   (4.10)%  10.76%    5.72%   19.87%   6.37%        3.09%
Net return............  0.48%    14.35%    19.68%   (4.67)%  10.15%    5.09%   19.16%   5.73%        2.94%

                      NINE MONTHS ENDED(B)                                                       OCTOBER 2(A)(B) TO
                          SEPTEMBER 30,                   YEARS ENDED DECEMBER 31,                  DECEMBER 31,
                      --------------------  ---------------------------------------------------- -----------------
GROWTH INVESTORS FUND    1996     1995        1995     1994      1993    1992     1991     1990         1989
---------------------    ----     ----        ----     ----      ----    ----     ----     ----         ----
Gross return..........   7.39%   21.63%      26.37%   (3.15)%   15.26%   4.90%   48.89%   10.66%        3.98%
Net return............   6.90%   21.09%      25.62%   (3.73)%   14.58%   4.27%   48.01%   10.00%        3.82%

----------
*Sales of Incentive Life 2000 and Champion 2000 commenced on March 2, 1992. Sales of Incentive Life Plus Second Series commenced on September 15, 1995.

(a) Date as of which net premiums under the policies were first allocated to the Fund.

(b) The gross return and the net return for the periods indicated are not annual rates of return.


                                     FSA-30

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP
NOTES TO FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)
RATES OF RETURN:
SURVIVORSHIP 2000
-----------------

                                   NINE MONTHS ENDED(B)                                         AUGUST 17(A)(B) TO
                                       SEPTEMBER 30,             YEARS ENDED DECEMBER 31,          DECEMBER 31,
                                  ----------------------     -------------------------------- ---------------------
MONEY MARKET FUND                   1996       1995             1995      1994       1993              1992
-----------------                   ----       ----             ----      ----       ----              ----
Gross return.....................   3.91%      4.30%            5.74%     4.02%      3.00%            1.11%
Net return.......................   3.20%      3.60%            4.80%     3.08%      2.04%            0.77%

INTERMEDIATE GOVERNMENT
SECURITIES FUND
---------------
Gross return.....................   1.71%      9.94%           13.33%    (4.37)%    10.58%            0.90%
Net return.......................   1.02%      9.20%           12.31%    (5.23)%     9.55%            0.56%

                                   NINE MONTHS ENDED(B)                                   OCTOBER 1(A)(B) TO
                                       SEPTEMBER 30,         YEARS ENDED DECEMBER 31,        DECEMBER 31,
                                  ----------------------     ------------------------     ------------------
QUALITY BOND FUND                   1996        1995            1995          1994               1993
-----------------                   ----        ----            ----          ----               ----
Gross return.....................   1.28%      12.37%          17.02%        (5.10)%            (0.51)%
Net return.......................   0.59%      11.61%          15.97%        (5.95)%            (0.73)%

                                   NINE MONTHS ENDED(B)                                                 AUGUST 17(A)(B) TO
                                       SEPTEMBER 30,                  YEARS ENDED DECEMBER 31,             DECEMBER 31,
                                  ---------------------     -----------------------------------------  -------------------
HIGH YIELD FUND                      1996       1995            1995          1994            1993             1992
---------------                      ----       ----            ----          ----            ----             ----
Gross return.....................   18.79%     14.89%          19.92%        (2.79)%         23.15%           1.84%
Net return.......................   17.98%     14.12%          18.84%        (3.66)%         22.04%           1.50%

                                    NINE MONTHS ENDED(B)                                 OCTOBER 1(A)(B) TO
                                        SEPTEMBER 30,      YEARS ENDED DECEMBER 31,        DECEMBER 31,
                                  ----------------------  -------------------------  -----------------------
GROWTH &
INCOME FUND                         1996        1995         1995          1994                1993
-----------                         ----        ----         ----          ----                ----
Gross return.....................   9.89%      19.76%       24.07%        (0.58)%            (0.25)%
Net return.......................   9.14%      18.96%       22.96%        (1.47)%            (0.48)%

                                   NINE MONTHS ENDED(B)     YEAR ENDED       MARCH 1 (A)(B) TO
                                       SEPTEMBER 30,        DECEMBER 31,        DECEMBER 31,
                                  ---------------------- ------------------ -------------------
EQUITY INDEX FUND                    1996       1995           1995                 1994
-----------------                    ----       ----           ----                 ----
Gross return.....................   13.10%     28.97%         36.48%                1.08%
Net return.......................   12.33%     28.10%         35.26%                0.33%

                                   NINE MONTHS ENDED(B)                                             AUGUST 17(A)(B) TO
                                       SEPTEMBER 30,              YEARS ENDED DECEMBER 31,              DECEMBER 31,
                                  ----------------------  --------------------------------------  ----------------------
COMMON STOCK FUND                    1996       1995          1995        1994         1993              1992
-----------------                    ----       ----          ----        ----         ----              ----
Gross return.....................   14.25%     28.99%        32.45%      (2.14)%      24.84%             5.28%
Net return.......................   13.47%     28.13%        31.26%      (3.02)%      23.70%             4.93%

GLOBAL FUND
-----------
Gross return.....................    8.96%     16.02%        18.81%       5.23%       32.09%             4.87%
Net return.......................    8.22%     15.25%        17.75%       4.29%       30.93%             4.52%

AGGRESSIVE STOCK FUND
---------------------
Gross return.....................   19.52%     25.74%        31.63%      (3.81)%      16.77%            11.49%
Net return.......................   18.71%     24.89%        30.46%      (4.68)%      15.70%            11.11%

                                   NINE MONTHS ENDED(B)    APRIL 3(A)(B) TO
                                       SEPTEMBER 30,          DECEMBER 31,
                                  ----------------------  ------------------
INTERNATIONAL FUND                  1996        1995            1995
------------------                  ----        ----            ----
Gross return.....................   7.29%       5.71%          11.29%
Net return.......................   6.56%       6.78%          10.55%

ASSET ALLOCATION SERIES
-----------------------

                                   NINE MONTHS ENDED(B)                                               AUGUST 17(A)(B) TO
                                       SEPTEMBER 30,               YEARS ENDED DECEMBER 31,              DECEMBER 31,
CONSERVATIVE                     -----------------------  ----------------------------------------  ----------------------
INVESTORS FUND                      1996        1995           1995         1994         1993                1992
--------------                      ----        ----           ----         ----         ----                ----
Gross return.....................   0.94%      14.87%         20.40%       (4.10)%      10.76%              1.38%
Net return.......................   0.25%      14.09%         19.32%       (4.96)%       9.81%              1.04%

BALANCED FUND
-------------
Gross return.....................   6.63%      15.50%         19.75%       (8.02)%      12.28%              5.37%
Net return.......................   5.90%      14.72%         18.68%       (8.84)%      11.30%              5.02%

GROWTH INVESTORS FUND
---------------------
Gross return.....................   7.39%      21.63%         26.37%       (3.15)%      15.26%              6.89%
Net return.......................   6.65%      20.81%         25.24%       (4.02)%      14.24%              6.53%

----------
(a) Date as of which net premiums under the policies were first allocated to the Fund.

(b) The gross return and the net return for the periods indicated are not annual rates of return.

                                     FSA-31

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP


NOTES TO FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

RATES OF RETURN:
INCENTIVE LIFE PLUS ORIGINAL SERIES*(A)
-----------------------------------
IL COLI**(A)
-------


                                INCENTIVE LIFE PLUS ORIGINAL SERIES                               IL COLI
                           ----------------------------------------------     -------------------------------------------------
                            NINE MONTHS                                        NINE MONTHS
                               ENDED        JANUARY 6 TO    JANUARY 6 TO          ENDED        SEPTEMBER 15 TO  SEPTEMBER 15 TO
                           SEPTEMBER 30,    SEPTEMBER 30,   DECEMBER 31,      SEPTEMBER 30,     SEPTEMBER 30,     DECEMBER 31,
                           ---------------  --------------  -------------     ---------------  ---------------  ---------------
                                1996            1995            1995               1996             1995             1995
                                ----            ----            ----               ----             ----             ----
Money Market Fund...........     3.91%          4.25%           5.69%               3.91%           0.19%            1.58%

Intermediate Government
Securities Fund.............     1.71%          9.92%          13.31%               1.71%           0.00%            3.08%

Quality Bond Fund...........     1.28%         12.47%          17.13%               1.28%           0.16%            4.31%

High Yield Fund.............    18.79%         14.92%          19.95%              18.79%           0.31%            4.70%

Growth & Income Fund........     9.89%         20.05%          24.38%               9.89%           0.30%            3.91%

Equity Index Fund...........    13.10%         29.01%          36.53%              13.10%           0.24%            6.08%

Common Stock Fund...........    14.25%         29.60%          33.07%              14.25%          (1.13)%           1.51%

Global Fund.................     8.96%         16.57%          19.38%               8.96%           0.25%            2.67%

                            NINE MONTHS                                        NINE MONTHS
                               ENDED         APRIL 30 TO    APRIL 30 TO           ENDED         APRIL 30 TO      APRIL 30 TO
                           SEPTEMBER 30,    SEPTEMBER 30,   DECEMBER 31,      SEPTEMBER 30,    SEPTEMBER 30,     DECEMBER 31,
                           ---------------  --------------  -------------     ---------------  ---------------  ---------------
                                1996            1995            1995               1996             1995             1995
                                ----            ----            ----               ----             ----             ----
International Fund..........     7.29%          7.26%          11.29%               7.29%           0.71%            4.49%


                            NINE MONTHS                                        NINE MONTHS
                               ENDED        JANUARY 6 TO    JANUARY 6 TO          ENDED        SEPTEMBER 15 TO   SEPTEMBER 15 TO
                           SEPTEMBER 30,    SEPTEMBER 30,   DECEMBER 31,      SEPTEMBER 30,     SEPTEMBER 30,     DECEMBER 31,
                           ---------------  --------------  -------------     ---------------  ---------------  ---------------
                                1996            1995            1995               1996             1995             1995
                                ----            ----            ----               ----             ----             ----
Aggressive Stock Fund.......    19.52%         27.02%          33.00%              19.52%          (0.38)%           4.28%


ASSET ALLOCATION SERIES

                            NINE MONTHS                                        NINE MONTHS
                               ENDED        JANUARY 6 TO    JANUARY 6 TO          ENDED        SEPTEMBER 15 TO   SEPTEMBER 15
                           SEPTEMBER 30,    SEPTEMBER 30,   DECEMBER 31,      SEPTEMBER 30,    SEPTEMBER 30,     DECEMBER 31,
                           ---------------  --------------  -------------     ---------------  ---------------  ---------------
                                1996            1995            1995               1996             1995             1995
                                ----            ----            ----               ----             ----             ----
Conservative Investors Fund..    8.96%         15.05%          20.59%               8.96%           0.07%            4.91%


Balanced Fund................    6.63%         16.05%          20.32%               6.63%          (0.47)%           3.18%


Growth Investors Fund........    7.39%         22.16%          26.92%               7.39%           0.90%            4.83%


----------------------------
 *Sales of Incentive Life Plus Original Series commenced on January 6, 1995.

**Sales of IL COLI commenced on September 15, 1995.

 (a)There are no Separate Account asset charges for this policy and therefore the gross and net rates of return are the same. The rates of return for the periods indicated are not annual rates of return.


                                     FSA-32

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

NOTES TO FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

RATES OF RETURN:
SP-FLEX
-------

                             NINE MONTHS ENDED(B)                                                              AUGUST 31(A)(B) TO
                                 SEPTEMBER 30,                         YEARS ENDED DECEMBER 31,                   DECEMBER 31,
                             --------------------  ------------------------------------------------------------ ----------------
MONEY MARKET FUND              1996      1995       1995     1994   1993    1992    1991   1990    1989   1988       1987
-----------------              ----      ----       ----     ----   ----    ----    ----   ----    ----   ----       ----
Gross return.................  3.91%    4.30%       5.74%   4.02%   3.00%  3.56%   6.17%   8.24%  9.18%   7.32%     2.15%
Net return...................  2.51%    2.91%       3.86%   2.17%   1.13%  1.71%   4.29%   6.30%  7.24%   5.41%     1.62%

                             NINE MONTHS ENDED(B)                                     APRIL 1(A)(B) TO
                                 SEPTEMBER 30,         YEARS ENDED DECEMBER 31,          DECEMBER 31,
INTERMEDIATE GOVERNMENT      --------------------  --------------------------------- ------------------
SECURITIES FUND                1996      1995       1995      1994    1993    1992          1991
---------------                ----      ----       ----      ----    ----    ----          ----
Gross return.................  1.71%    9.94%      13.33%   (4.37)%  10.58%   5.60%         12.10%
Net return...................  0.34%    8.47%      11.31%   (6.08)%   8.57%   3.71%         10.59%

                             NINE MONTHS ENDED(B)     YEAR ENDED     SEPTEMBER 1(A)(B) TO
                                 SEPTEMBER 30,        DECEMBER 31,       DECEMBER 31,
                             --------------------  ----------------- -------------------
QUALITY BOND FUND               1996     1995            1995                1994
-----------------               ----     ----            ----                ----
Gross return.................  1.28%    12.37%          17.02%             (2.20)%
Net return................... (0.09)%   10.86%          14.94%             (2.35)%

                             NINE MONTHS ENDED(B)                                                                 AUGUST 31(A)(B) TO
                                 SEPTEMBER 30,                         YEARS ENDED DECEMBER 31,                     DECEMBER 31,
                             -------------------- --------------------------------------------------------------- ---------------
HIGH YIELD FUND                1996      1995       1995     1994    1993    1992    1991    1990     1989  1988       1987
---------------                ----      ----       ----     ----    ----    ----    ----    ----     ----  ----       ----
Gross return................. 18.79%    14.89%     19.92%  (2.79)%  23.15%  12.31%  24.46%  (1.12)%  5.13%  9.73%     1.95%
Net return................... 17.19%    13.35%     17.79%  (4.52)%  20.96%  10.30%  22.25%  (2.89)%  3.26%  7.78%     1.39%

                             NINE MONTHS ENDED(B)    YEAR ENDED    SEPTEMBER 1(A)(B) TO
                                 SEPTEMBER 30,       DECEMBER 31,     DECEMBER 31,
GROWTH &                     --------------------  ------------------------------------
INCOME FUND                    1996       1995          1995              1994
-----------                    ----       ----          ----              ----
Gross return.................  9.89%     19.76%        24.07%            (3.40)%
Net return...................  8.40%     18.16%        21.87%            (3.55)%

EQUITY INDEX FUND
-----------------
Gross return................. 13.10%     28.97%       36.48%            (2.54)%
Net return................... 11.58%     27.25%       34.06%            (2.69)%

                             NINE MONTHS ENDED(B)                                                                 AUGUST 31(A)(B) TO
                                 SEPTEMBER 30,                      YEARS ENDED DECEMBER 31,                        DECEMBER 31,
                             -------------------- ---------------------------------------------------------------- --------------
COMMON STOCK FUND              1996      1995      1995     1994    1993    1992    1991    1990     1989    1988       1987
-----------------              ----      ----      ----     ----    ----    ----    ----    ----     ----    ----       ----
Gross return................. 14.25%    28.99%    32.45%  (2.14)%  24.84%  3.23%   37.87%  (8.12)%  25.59%  22.43%    (22.57)%
Net return................... 12.70%    27.27%    30.10%  (3.88)%  22.60%  1.38%   35.43%  (9.76)%  23.36%  20.26%    (23.00)%

GLOBAL FUND
-----------
Gross return.................  8.96%    16.02%     18.81%  5.23%   32.09% (0.50)%  30.55%  (6.07)%  26.93%  10.88%    (11.40)%
Net return...................  7.49%    14.47%     16.70%  3.36%   29.77% (2.28)%  28.23%  (7.75)%  24.67%   8.90%    (11.86)%

                             NINE MONTHS ENDED(B)   APRIL 3(A)(B) TO
                                 SEPTEMBER 30,       DECEMBER 31,
                             --------------------  ---------------
INTERNATIONAL FUND             1996      1995           1995
------------------             ----      ----           ----
Gross return................   7.29%    5.71%          11.29%
Net return..................   5.84%    6.31%           9.82%

                             NINE MONTHS ENDED(B)                                                                 AUGUST 31(A)(B) TO
                                 SEPTEMBER 30,                        YEARS ENDED DECEMBER 31,                        DECEMBER 31,
                             -------------------- ---------------------------------------------------------------- ----------------
AGGRESSIVE STOCK FUND            1996    1995      1995     1994    1993     1992    1991    1990    1989    1988        1987
---------------------            ----    ----      ----     ----    ----     ----    ----    ----    ----    ----        ----
Gross return................  19.52%  25.74%    31.63%  (3.81)%  16.77%  (3.16)%  86.86%   8.17%  43.50%   1.17%       (24.28)%
Net return..................  17.91%  24.06%    29.30%  (5.53)%  14.67%  (4.89)%  83.54%   6.23%  40.95%  (0.66)%      (24.68)%

----------
(a) Date as of which net premiums under the policies were first allocated to the Fund.

(b) The gross return and the net return for the periods indicated are not annual rates of return.

                                     FSA-33

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

NOTES TO FINANCIAL STATEMENTS (UNAUDITED) -- (CONCLUDED)

ASSET ALLOCATION SERIES

                             NINE MONTHS ENDED(B)        YEAR ENDED     SEPTEMBER 1(A)(B) TO
                                 SEPTEMBER 30,           DECEMBER 31,      DECEMBER 31,
CONSERVATIVE                 --------------------     -------------------------------------
INVESTORS FUND                  1996        1995            1995              1994
--------------                  ----        ----            ----              ----
Gross return.................   0.94%      14.87%          20.40%           (1.83)%
Net return...................  (0.43)%     13.33%          18.26%           (1.98)%

                             NINE MONTHS ENDED(B)                                                                 AUGUST 31(A)(B) TO
                                 SEPTEMBER 30,                        YEARS ENDED DECEMBER 31,                      DECEMBER 31,
                             -------------------- ---------------------------------------------------------------- --------------
BALANCED FUND                   1996     1995       1995     1994    1993    1992     1991   1990     1989    1988       1987
-------------                   ----     ----       ----     ----    ----    ----     ----   ----     ----    ----       ----
Gross return.................  6.63%    15.50%     19.75%  (8.02)%  12.28%  (2.83)%  41.27%  0.24%   25.83%  13.27%    (20.26)%
Net return...................  5.19%    13.96%     17.62%  (9.66)%  10.31%  (4.57)%  38.75% (1.56)%  23.59%  11.25%    (20.71)%

                             NINE MONTHS ENDED(B)      YEAR ENDED      SEPTEMBER 1(A)(B) TO
                                 SEPTEMBER 30,         DECEMBER 31,      DECEMBER 31,
GROWTH                       --------------------   --------------------------------------
INVESTORS FUND                  1996     1995             1995              1994
--------------                  ----     ----             ----              ----
Gross return.................  7.39%    21.63%           26.37%           (3.16)%
Net return...................  5.93%    20.01%           24.12%           (3.31)%

----------
(a) Date as of which net premiums under the policies were first allocated to the Fund.

(b) The gross return and the net return for the periods indicated are not annual rates of return.


                                     FSA-34

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

NOTES TO FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)
RATES OF RETURN:
IL PROTECTOR*
----------------------------



                                             AUGUST 22 TO
                                           SEPTEMBER 30,(A)
                                          -----------------

                                                1996
                                               ------
Money Market Fund.................              1.80%

Intermediate Government
Securities Fund...................              2.62%

Quality Bond......................              3.89%

High Yield Fund...................             10.33%

Growth & Income Fund..............              6.01%

Equity Index Fund.................              7.65%

Common Stock Fund.................              8.18%

Global Fund.......................              1.73%

International Fund................             (0.03)%

Aggressive Stock Fund.............              4.10%


ASSET ALLOCATION SERIES
                                             AUGUST 5 TO
                                           SEPTEMBER 30,(A)
                                          -----------------

                                                1996
                                               ------
Conservative Investors Fund.......              3.77%

Balanced Fund.....................              3.97%

Growth Investors Fund.............              4.52%

----------
*Sales of IL Protector commenced on August 22, 1996.

(a) Date as of which net premiums under the policies were first allocated to the Fund. The gross return and the net return for the periods indicated are not annual rates of return.

7.  Subsequent Event

    On September 19, 1996 the Board of Directors of Equitable Life approved an Agreement and Plan of Merger by and between Equitable Life and Equitable Variable Life (the "Merger Agreement"). The merger is expected to be effective on January 1, 1997, subject to receipt of all necessary regulatory approvals. On that date, and in accordance with the provisions of the Merger Agreement, the separate existence of Equitable Variable Life will cease and Equitable Life will survive the merger. From and after the effective date of the merger, Equitable Life will be liable in place of Equitable Variable Life for the liabilities and obligations of Equitable Variable Life, including liabilities under policies and contracts issued by Equitable Variable Life, and all of Equitable Variable Life's assets will become assets of Equitable Life.


                                     FSA-35

                          INDEX TO FINANCIAL STATEMENTS

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


Independent Auditors' Report....................................................................................F-2
Consolidated Financial Statements:
      Consolidated Balance Sheets, December 31, 1995 and 1994...................................................F-3
      Consolidated Statements of Earnings for the Years Ended December 31, 1995, 1994
         and 1993...............................................................................................F-4
      Consolidated Statements of Equity for the Years Ended December 31, 1995, 1994
         and 1993...............................................................................................F-5
      Consolidated Statements of Cash Flows for the Years Ended December 31, 1995, 1994
         and 1993...............................................................................................F-6
      Notes to Consolidated Financial Statements................................................................F-7
Unaudited Interim Consolidated Financial Statements:
      Consolidated Balance Sheets, September 30, 1996 and December 31, 1995....................................F-42
      Consolidated Statements of Earnings for the Three and Nine Months Ended
         September 30, 1996 and 1995...........................................................................F-43
      Consolidated Statements of Equity for the Nine Months Ended
         September 30, 1996 and 1995...........................................................................F-44
      Consolidated Statements of Cash Flows for the Nine Months Ended
         September 30, 1996 and 1995...........................................................................F-45
      Notes to Consolidated Financial Statements...............................................................F-46


                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholder of The Equitable Life Assurance Society of the United States

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, of shareholder's equity and of cash flows present fairly, in all material respects, the financial position of The Equitable Life Assurance Society of the United States and its subsidiaries ("Equitable Life") at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Equitable Life's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 2 to the consolidated financial statements,  Equitable Life
changed  its  methods  of  accounting   for  loan   impairments   in  1995,  for
postemployment benefits in 1994 and for investment securities in 1993.




PRICE WATERHOUSE LLP
New York, New York
February 7, 1996

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994

                                                                                    1995                 1994
                                                                              -----------------    -----------------
                                                                                          (IN MILLIONS)
ASSETS
Investments:
  Fixed maturities:
    Available for sale, at estimated fair value.............................   $    15,899.9        $     7,586.0
    Held to maturity, at amortized cost.....................................             -                5,223.0
  Mortgage loans on real estate.............................................         3,638.3              4,018.0
  Equity real estate........................................................         3,916.2              4,446.4
  Policy loans..............................................................         1,976.4              1,731.2
  Other equity investments..................................................           621.1                678.5
  Investment in and loans to affiliates.....................................           636.6                560.2
  Other invested assets.....................................................           706.1                489.3
                                                                              -----------------    -----------------
      Total investments.....................................................        27,394.6             24,732.6
Cash and cash equivalents...................................................           774.7                693.6
Deferred policy acquisition costs...........................................         3,083.3              3,221.1
Amounts due from discontinued GIC Segment...................................         2,097.1              2,108.6
Other assets................................................................         2,713.1              2,078.6
Closed Block assets.........................................................         8,612.8              8,105.5
Separate Accounts assets....................................................        24,566.6             20,469.5
                                                                              -----------------    -----------------

TOTAL ASSETS................................................................   $    69,242.2        $    61,409.5
                                                                              =================    =================

LIABILITIES
Policyholders' account balances.............................................   $    21,752.6        $    21,238.0
Future policy benefits and other policyholders' liabilities.................         4,171.8              3,840.8
Short-term and long-term debt...............................................         1,899.3              1,337.4
Other liabilities...........................................................         3,379.5              2,300.1
Closed Block liabilities....................................................         9,507.2              9,069.5
Separate Accounts liabilities...............................................        24,531.0             20,429.3
                                                                              -----------------    -----------------
      Total liabilities.....................................................        65,241.4             58,215.1
                                                                              -----------------    -----------------

Commitments and contingencies (Notes 10, 12, 13, 14 and 15)

SHAREHOLDER'S EQUITY
Common stock, $1.25 par value 2.0 million shares authorized, issued
  and outstanding...........................................................             2.5                  2.5
Capital in excess of par value..............................................         2,913.6              2,913.6
Retained earnings...........................................................           781.6                484.0
Net unrealized investment gains (losses)....................................           338.2               (203.0)
Minimum pension liability...................................................           (35.1)                (2.7)
                                                                              -----------------    -----------------
      Total shareholder's equity............................................         4,000.8              3,194.4
                                                                              -----------------    -----------------

TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY..................................   $    69,242.2        $    61,409.5
                                                                              =================    =================






                 See Notes to Consolidated Financial Statements.

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                      1995               1994               1993
                                                                -----------------  -----------------  -----------------
                                                                                    (IN MILLIONS)
REVENUES
Universal life and investment-type product policy fee
  income......................................................   $      771.0       $       715.0      $       644.5
Premiums......................................................          606.8               625.6              599.1
Net investment income.........................................        2,127.7             2,030.9            2,599.3
Investment gains, net.........................................            5.3                91.8              533.4
Commissions, fees and other income............................          886.8               845.4            1,717.2
Contribution from the Closed Block............................          124.4               151.0              128.3
                                                                -----------------  -----------------  -----------------

      Total revenues..........................................        4,522.0             4,459.7            6,221.8
                                                                -----------------  -----------------  -----------------

BENEFITS AND OTHER DEDUCTIONS
Interest credited to policyholders' account balances..........        1,244.2             1,201.3            1,330.0
Policyholders' benefits.......................................        1,011.3               920.6            1,003.9
Other operating costs and expenses............................        1,856.5             1,943.1            3,584.2
                                                                -----------------  -----------------  -----------------

      Total benefits and other deductions.....................        4,112.0             4,065.0            5,918.1
                                                                -----------------  -----------------  -----------------

Earnings before Federal income taxes and cumulative
  effect of accounting change.................................          410.0               394.7              303.7
Federal income taxes..........................................          112.4               101.2               91.3
                                                                -----------------  -----------------  -----------------
Earnings before cumulative effect of accounting change........          297.6               293.5              212.4
Cumulative effect of accounting change, net of Federal
  income taxes................................................            -                 (27.1)               -
                                                                -----------------  -----------------  -----------------

Net Earnings..................................................   $      297.6       $       266.4      $       212.4
                                                                =================  =================  =================






















                 See Notes to Consolidated Financial Statements.

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                      1995               1994               1993
                                                                -----------------  -----------------  -----------------
                                                                                    (IN MILLIONS)

Common stock, at par value, beginning of year.................   $        2.5       $         2.5      $         2.0
Increase in par value.........................................            -                   -                   .5
                                                                -----------------  -----------------  -----------------
Common stock, at par value, end of year.......................            2.5                 2.5                2.5
                                                                -----------------  -----------------  -----------------

Capital in excess of par value, beginning of year.............        2,913.6             2,613.6            2,273.9
Additional capital in excess of par value.....................            -                 300.0              340.2
Increase in par value.........................................            -                   -                  (.5)
                                                                -----------------  -----------------  -----------------
Capital in excess of par value, end of year...................        2,913.6             2,913.6            2,613.6
                                                                -----------------  -----------------  -----------------

Retained earnings, beginning of year..........................          484.0               217.6                5.2
Net earnings..................................................          297.6               266.4              212.4
                                                                -----------------  -----------------  -----------------
Retained earnings, end of year................................          781.6               484.0              217.6
                                                                -----------------  -----------------  -----------------

Net unrealized investment (losses) gains, beginning of year...         (203.0)              131.9               78.8
Change in unrealized investment gains (losses)................          541.2              (334.9)              (9.5)
Effect of adopting new accounting standard....................            -                   -                 62.6
                                                                -----------------  -----------------  -----------------
Net unrealized investment gains (losses), end of year.........          338.2              (203.0)             131.9
                                                                -----------------  -----------------  -----------------

Minimum pension liability, beginning of year..................           (2.7)              (15.0)               -
Change in minimum pension liability...........................          (32.4)               12.3              (15.0)
                                                                -----------------  -----------------  -----------------
Minimum pension liability, end of year........................          (35.1)               (2.7)             (15.0)
                                                                -----------------  -----------------  -----------------

TOTAL SHAREHOLDER'S EQUITY, END OF YEAR.......................   $    4,000.8       $     3,194.4      $     2,950.6
                                                                =================  =================  =================



















                 See Notes to Consolidated Financial Statements.

           THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                                                                      1995               1994               1993
                                                                -----------------  -----------------  -----------------
                                                                                    (IN MILLIONS)

Net earnings..................................................   $      297.6       $       266.4      $       212.4
Adjustments to reconcile net earnings to net cash
  provided (used) by operating activities:
  Net change in trading activities and broker-dealer
    related receivables/payables..............................            -                   -             (4,177.8)
  Increase in matched resale agreements.......................            -                   -             (2,900.5)
  Increase in matched repurchase agreements...................            -                   -              2,900.5
  Investment gains, net of dealer and trading gains...........           (5.3)              (91.8)            (160.8)
  Change in amounts due from discontinued GIC Segment.........            -                  57.3               47.8
  General Account policy charges..............................         (769.7)             (711.9)            (623.4)
  Interest credited to policyholders' account balances........        1,244.2             1,201.3            1,330.0
  Changes in Closed Block assets and liabilities, net.........          (69.6)              (95.1)             (73.3)
  Other, net..................................................          627.1                 7.8             (416.1)
                                                                -----------------  -----------------  -----------------

Net cash provided (used) by operating activities..............        1,324.3               634.0           (3,861.2)
                                                                -----------------  -----------------  -----------------

Cash flows from investing activities:
  Maturities and repayments...................................        1,863.1             2,319.7            3,479.6
  Sales.......................................................        8,901.4             5,661.9            7,399.2
  Return of capital from joint ventures and limited
    partnerships..............................................           65.2                39.0              119.5
  Purchases...................................................      (11,675.5)           (7,417.6)         (11,184.2)
  Decrease (increase) in loans to discontinued GIC Segment....        1,226.9               (40.0)            (880.0)
  Cash received on sale of 61% interest in DLJ................            -                   -                346.7
  Other, net..................................................         (625.5)             (371.1)            (317.0)
                                                                -----------------  -----------------  -----------------

Net cash (used) provided by investing activities..............         (244.4)              191.9           (1,036.2)
                                                                -----------------  -----------------  -----------------

Cash flows from financing activities:
  Policyholders' account balances:
    Deposits..................................................        2,414.9             2,082.7            2,410.7
    Withdrawals...............................................       (2,692.7)           (2,887.4)          (2,433.5)
  Net (decrease) increase in short-term financings............          (16.4)             (173.0)           4,717.2
  Additions to long-term debt.................................          599.7                51.8               97.7
  Repayments of long-term debt................................          (40.7)             (199.8)             (64.4)
  Proceeds from issuance of Alliance units....................            -                 100.0                -
  Payment of obligation to fund accumulated deficit of
    discontinued GIC Segment..................................       (1,215.4)                -                  -
  Capital contribution from the Holding Company...............            -                 300.0                -
  Other, net..................................................          (48.2)                -                  -
                                                                -----------------  -----------------  -----------------

Net cash (used) provided by financing activities..............         (998.8)             (725.7)           4,727.7
                                                                -----------------  -----------------  -----------------

Change in cash and cash equivalents...........................           81.1               100.2             (169.7)
Cash and cash equivalents, beginning of year..................          693.6               593.4              763.1
                                                                -----------------  -----------------  -----------------

Cash and Cash Equivalents, End of Year........................   $      774.7       $       693.6      $       593.4
                                                                =================  =================  =================

Supplemental cash flow information
  Interest Paid...............................................   $       89.6       $        34.9      $     1,437.2
                                                                =================  =================  =================
  Income Taxes (Refunded) Paid................................   $      (82.7)      $        49.2      $        41.0
                                                                =================  =================  =================

                 See Notes to Consolidated Financial Statements.

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


 1)     ORGANIZATION

        The Equitable Life Assurance Society of the United States ("Equitable Life") converted to a stock life insurance company on July 22, 1992 and became a wholly owned subsidiary of The Equitable Companies Incorporated (the "Holding Company"). Equitable Life's insurance business, which is comprised of an Individual Insurance and Annuities segment and a Group Pension segment is conducted principally by Equitable Life and its wholly owned life insurance subsidiary, Equitable Variable Life Insurance Company ("EVLICO"). Equitable Life's investment management business, which comprises the Investment Services segment, is conducted principally by Alliance Capital Management L.P. ("Alliance"), Equitable Real Estate Investment Management, Inc. ("EREIM") and Donaldson, Lufkin and Jenrette, Inc. ("DLJ"), an investment banking and brokerage affiliate. AXA, a French holding company for an international group of insurance and related financial services companies is the Holding Company's largest shareholder, owning approximately 60.6% at December 31, 1995 (63.5% assuming conversion of Series E Convertible Preferred Stock held by AXA and 54.2% if all securities convertible into, or options on, common stock were to be converted or exercised).

 2)     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Basis of Presentation and Principles of Consolidation
        -----------------------------------------------------

        The accompanying consolidated financial statements are prepared in conformity with generally accepted accounting principles ("GAAP").

        The accompanying consolidated financial statements include the accounts of Equitable Life and its wholly owned life insurance subsidiaries (collectively, the "Insurance Group"); non-insurance subsidiaries, principally Alliance, an investment advisory subsidiary and EREIM, a real estate investment management subsidiary; and those partnerships and joint ventures in which the Company has control and a majority economic interest (collectively, including its consolidated subsidiaries, the "Company"). The consolidated statement of earnings and cash flow for the year ended December 31, 1993 include the results of operations and cash flow of DLJ, an investment banking and brokerage affiliate, on a consolidated basis through December 15, 1993 (see Note 20). Subsequent to that date, DLJ is accounted for on the equity basis. The Closed Block assets and liabilities and results of operations are presented in the consolidated financial statements as single line items (see Note 6). Unless specifically stated, all disclosures contained herein supporting the consolidated financial statements exclude the Closed Block related amounts.

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        All significant intercompany transactions and balances have been eliminated in consolidation other than intercompany transactions and balances with the Closed Block and the discontinued Guaranteed Interest Contract ("GIC") Segment (see Note 7).

        Certain reclassifications have been made in the amounts presented for prior periods to conform these periods with the 1995 presentation.

        Closed Block
        ------------

        As of July 22, 1992, Equitable Life established the Closed Block for the benefit of certain classes of individual participating policies for which Equitable Life had a dividend scale payable in 1991 and which were in force on that date. Assets were allocated to the Closed Block in an amount which, together with anticipated revenues from policies included in the Closed Block, was reasonably expected to be sufficient to support such business, including provision for payment of claims, certain expenses and taxes, and for continuation of dividend scales payable in 1991, assuming the experience underlying such scales continues.

        Assets allocated to the Closed Block inure solely to the benefit of the holders of policies included in the Closed Block and will not revert to the benefit of the Holding Company. The plan of demutualization prohibits the reallocation, transfer, borrowing or lending of assets between the Closed Block and other portions of Equitable Life's General Account, any of its Separate Accounts or to any affiliate of Equitable Life without the approval of the New York Superintendent of Insurance. Closed Block assets and liabilities are carried on the same basis as similar assets and liabilities held in the General Account.

        The excess of Closed Block liabilities over Closed Block assets represents the expected future post-tax contribution from the Closed Block which would be recognized in income over the period the policies and contracts in the Closed Block remain in force. If the actual contribution from the Closed Block in any given period equals or exceeds the expected contribution for such period as determined at the establishment of the Closed Block, the expected contribution would be recognized in income for that period. Any excess of the actual contribution over the expected contribution would also be recognized in income to the extent that the aggregate expected contribution for all prior periods exceeded the aggregate actual contribution. Any remaining excess of actual contribution over expected contributions would be accrued in the Closed Block as a liability for future dividends to be paid to the Closed Block policyholders. If, over the period the policies and contracts in the Closed Block remain in force, the actual contribution from the Closed Block is less than the expected contribution from the Closed Block, only such actual contribution would be recognized in income.

        Discontinued Operations
        -----------------------

        In 1991, the Company's management adopted a plan to discontinue the business operations of the GIC Segment, consisting of the Guaranteed Interest Contract and Group Non-Participating Wind-Up Annuities lines of business. The Company established a pre-tax provision for the estimated future losses of the GIC line of business and a premium deficiency reserve for the Group Non-Participating Wind-Up Annuities. Subsequent losses incurred have been charged to the allowance for future losses and the premium deficiency reserve. Total allowances are based upon management's best judgment and there is no assurance that the ultimate losses will not differ.

        Accounting Changes
        ------------------

        In the first quarter of 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan". This statement applies to all loans, including loans restructured in a troubled debt restructuring involving a modification of terms. This statement addresses the accounting for impairment of a loan by specifying how allowances for credit losses should be determined. Impaired loans within the scope of this statement are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The Company provides for impairment of loans through an allowance for possible losses. The adoption of this statement did not have a material effect on the level of these allowances or on the Company's consolidated statements of earnings and shareholder's equity.

        In the fourth quarter of 1994 (effective as of January 1, 1994), the Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits," which required employers to recognize the obligation to provide postemployment benefits. Implementation of this statement resulted in a charge for the cumulative effect of accounting change of $27.1 million, net of a Federal income tax benefit of $14.6 million.

        At December 31, 1993, the Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which expanded the use of fair value accounting for those securities that a company does not have positive intent and ability to hold to maturity. Implementation of this statement increased consolidated shareholder's equity by $62.6 million, net of deferred policy acquisition costs, amounts attributable to participating group annuity contracts and deferred Federal income tax. Beginning coincident with issuance of SFAS No. 115 implementation guidance in November 1995, the Financial Accounting Standards Board ("FASB") permitted companies a one-time opportunity, through December 31, 1995, to reassess the appropriateness of the classification of all securities held at that time. On December 1, 1995, the Company transferred $4,794.9 million of securities classified as held to maturity to the available for sale portfolio. As a result consolidated shareholder's equity increased by $126.2 million, net of deferred policy acquisition costs, amounts attributable to participating group annuity contracts and deferred Federal income tax.

        New Accounting Pronouncements
        -----------------------------

        In January 1995, the FASB issued SFAS No. 120, "Accounting and Reporting by Mutual Life Insurance Enterprises and by Insurance Enterprises for Certain Long-Duration Participating Contracts," which permits, but does not require, stock life insurance companies with participating life contracts to account for those contracts in accordance with Statement of Position No. 95-1, "Accounting for Certain Insurance Activities of Mutual Life Insurance Enterprises". The Company has decided to retain the existing methodology to account for traditional participating policies and, therefore, will not adopt this statement.

        In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. The Company will implement this statement as of January 1, 1996. The cumulative effect of this accounting change will be a charge of $23.4 million, net of a Federal income tax benefit of $12.1 million, due to the writedown to fair value of building improvements relating to facilities being vacated beginning in 1996. The Company currently provides allowances for possible losses for other assets under the scope of this statement. Management has not yet determined the impact of this statement on assets to be held and used.

        In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights," which requires a mortgage banking enterprise to recognize rights to service mortgage loans for others as separate assets however those servicing rights are acquired. It further requires capitalized mortgage servicing rights be assessed for impairment based on the fair value of those rights. The Company will implement this statement as of January 1, 1996. Implementation of this statement will not have a material effect on the Company's consolidated financial statements.

        In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". This statement defines a fair value based method of accounting for stock-based employee compensation plans while continuing to allow an entity to measure compensation cost for such plans using the intrinsic value based method of accounting. Management has decided to retain the current compensation cost methodology prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees".

        Valuation of Investments
        ------------------------

        Fixed maturities, which the Company has both the ability and the intent to hold to maturity, are stated principally at amortized cost. Fixed maturities identified as available for sale are reported at estimated fair value. The amortized cost of fixed maturities is adjusted for impairments in value deemed to be other than temporary.

        Mortgage loans on real estate are stated at unpaid principal balances, net of unamortized discounts and valuation allowances. Effective with the adoption of SFAS No. 114 on January 1, 1995, the valuation allowances are based on the present value of expected future cash flows discounted at the loan's original effective interest rate or the collateral value if the loan is collateral dependent. However, if foreclosure is or becomes probable, the measurement method used is collateral value. Prior to the adoption of SFAS No. 114, the valuation allowances were based on losses expected by management to be realized on transfers of mortgage loans to real estate (upon foreclosure or in-substance foreclosure), on the disposition or settlement of mortgage loans and on mortgage loans management believed may not be collectible in full. In establishing valuation allowances, management previously considered, among other things the estimated fair value of the underlying collateral.

        Real estate, including real estate acquired in satisfaction of debt, is stated at depreciated cost less valuation allowances. At the date of foreclosure (including in-substance foreclosure), real estate acquired in satisfaction of debt is valued at estimated fair value. Valuation allowances on real estate held for the production of income are computed using the forecasted cash flows of the respective properties discounted at a rate equal to the Company's cost of funds; valuation allowances on real estate available for sale are computed using the lower of current estimated fair value, net of disposition costs, or depreciated cost.

        Policy loans are stated at unpaid principal balances.

        Partnerships and joint venture interests in which the Company does not have control and a majority economic interest are reported on the equity basis of accounting and are included either with equity real estate or other equity investments, as appropriate.

        Common stocks are carried at estimated fair value and are included in other equity investments.

        Short-term investments are stated at amortized cost which approximates fair value and are included with other invested assets.

        Cash and cash equivalents includes cash on hand, amounts due from banks and highly liquid debt instruments purchased with an original maturity of three months or less.

        All securities are recorded in the consolidated financial statements on a trade date basis.

        Investment Results and Unrealized Investment Gains (Losses)
        -----------------------------------------------------------

        Net investment income and realized investment gains and losses (collectively, "investment results") related to certain participating group annuity contracts are passed through to the contractholders as interest credited to policyholders' account balances.

        Realized investment gains and losses are determined by specific identification and are presented as a component of revenue. Valuation allowances are netted against the asset categories to which they apply and changes in the valuation allowances are included in investment gains or losses.

        Unrealized investment gains and losses on fixed maturities available for sale and equity securities held by the Company are accounted for as a separate component of shareholder's equity, net of related deferred Federal income taxes, amounts attributable to the discontinued GIC Segment, Closed Block, participating group annuity contracts and deferred policy acquisition costs related to universal life and investment-type products.

        Recognition of Insurance Income and Related Expenses
        ----------------------------------------------------

        Premiums from universal life and investment-type contracts are reported as deposits to policyholders' account balances. Revenues from these contracts consist of amounts assessed during the period against policyholders' account balances for mortality charges, policy administration charges and surrender charges. Policy benefits and claims that are charged to expense include benefit claims incurred in the period in excess of related policyholders' account balances.

        Premiums from traditional life and annuity policies with life contingencies generally are recognized as income when due. Benefits and expenses are matched with such income so as to result in the recognition of profits over the life of the contracts. This match is accomplished by means of the provision for liabilities for future policy benefits and the deferral and subsequent amortization of policy acquisition costs.

        For contracts with a single premium or a limited number of premium payments due over a significantly shorter period than the total period over which benefits are provided, premiums are recorded as income when due with any excess profit deferred and recognized in income in a constant relationship to insurance in force or, for annuities, the amount of expected future benefit payments.

        Premiums from individual health contracts are recognized as income over the period to which the premiums relate in proportion to the amount of insurance protection provided.

        Deferred Policy Acquisition Costs
        ---------------------------------

        The costs of acquiring new business, principally commissions, underwriting, agency and policy issue expenses, all of which vary with and are primarily related to the production of new business, are deferred. Deferred policy acquisition costs are subject to recoverability testing at the time of policy issue and loss recognition testing at the end of each accounting period.

        For universal life products and investment-type products, deferred policy acquisition costs are amortized over the expected average life of the contracts (periods ranging from 15 to 35 years and 5 to 17 years, respectively) as a constant percentage of estimated gross profits arising principally from investment results, mortality and expense margins and surrender charges based on historical and anticipated future experience, updated at the end of each accounting period. The effect on the amortization of deferred policy acquisition costs of revisions to estimated gross profits is reflected in earnings in the period such estimated gross profits are revised. The effect on the deferred policy acquisition cost asset that would result from realization of unrealized gains (losses) is recognized with an offset to unrealized gains (losses) in consolidated shareholder's equity as of the balance sheet date.

        For  traditional  life and  annuity  policies  with life  contingencies, deferred policy acquisition costs are amortized in proportion to anticipated premiums. Assumptions as to anticipated premiums are estimated at the date of policy issue and are consistently applied during the life of the contracts. Deviations from estimated experience are reflected in earnings in the period such deviations occur. For these contracts, the amortization periods generally are for the estimated life of the policy.

        For individual health benefit insurance, deferred policy acquisition costs are amortized over the expected average life of the contracts (10 years for major medical policies and 20 years for disability income products) in proportion to anticipated premium revenue at time of issue.

        Policyholders' Account Balances and Future Policy Benefits
        ----------------------------------------------------------

        Policyholders' account balances for universal life and investment-type contracts are equal to the policy account values. The policy account values represent an accumulation of gross premium payments plus credited interest less expense and mortality charges and withdrawals.

        For traditional life insurance policies, future policy benefit and dividend liabilities are estimated using a net level premium method on the basis of actuarial assumptions as to mortality, persistency and interest established at policy issue. Assumptions established at policy issue as to mortality and persistency are based on the Insurance Group's experience which, together with interest and expense assumptions, provide a margin for adverse deviation. When the liabilities for future policy benefits plus the present value of expected future gross premiums for a product are insufficient to provide for expected future policy benefits and expenses for that product, deferred policy acquisition costs are written off and thereafter, if required, a premium deficiency reserve is established by a charge to earnings. Benefit liabilities for traditional annuities during the accumulation period are equal to accumulated contractholders' fund balances and after annuitization are equal to the present value of expected future payments. Interest rates used in establishing such liabilities range from 2.25% to 11.5% for life insurance liabilities and from 2.25% to 13.5% for annuity liabilities.

        Individual health benefit liabilities for active lives are estimated using the net level premium method, and assumptions as to future morbidity, withdrawals and interest which provide a margin for adverse deviation. Benefit liabilities for disabled lives are estimated using the present value of benefits method and experience assumptions as to claim terminations, expenses and interest.

        Claim reserves and associated liabilities for individual disability income and major medical policies were $639.6 million, $570.6 million at December 31, 1995 and 1994, respectively. Incurred benefits (benefits paid plus changes in claim reserves) and benefits paid for individual disability income and major medical policies are summarized as follows:

                                                                           YEARS ENDED DECEMBER 31,
                                                            --------------------------------------------------------
                                                                  1995               1994                1993
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Incurred benefits related to current year..........  $       176.0       $      188.6       $      193.1
        Incurred benefits related to prior years...........           67.8               28.7              106.1
                                                            -----------------   ----------------   -----------------
        Total Incurred Benefits............................  $       243.8       $      217.3       $      299.2
                                                            =================   ================   =================

        Benefits paid related to current year..............  $        37.0       $       43.7       $       48.9
        Benefits paid related to prior years...............          137.8              132.3              123.1
                                                            -----------------   ----------------   -----------------
        Total Benefits Paid................................  $       174.8       $      176.0       $      172.0
                                                            =================   ================   =================

        The amount of policyholders' dividends to be paid (including those on policies included in the Closed Block) is determined annually by
        Equitable   Life's  Board  of  Directors.   The   aggregate   amount  of
        policyholders' dividends is related to actual interest, mortality, morbidity and expense experience for the year and judgment as to the appropriate level of statutory surplus to be retained by Equitable Life.

        Equitable Life is subject to limitations on the amount of statutory profits which can be retained with respect to certain classes of individual participating policies that were in force on July 22, 1992 which are not included in the Closed Block and with respect to participating policies issued subsequent to July 22, 1992. Excess statutory profits, if any, will be distributed over time to such policyholders and will not be available to Equitable Life's shareholder. Earnings in excess of limitations are accrued as policyholders' dividends.

        At December 31, 1995, participating policies including those in the Closed Block represent approximately 27.2% ($58.4 billion) of directly written life insurance in force, net of amounts ceded. Participating policies represent primarily all of the premium income as reflected in the consolidated statements of earnings and in the results of the Closed Block.

        Federal Income Taxes
        --------------------

        Equitable Life and its life insurance and non-life insurance subsidiaries file a consolidated Federal income tax return with the Holding Company and its non-life insurance subsidiaries. Current Federal income taxes are charged or credited to operations based upon amounts estimated to be payable or recoverable as a result of taxable operations for the current year. Deferred income tax assets and liabilities are recognized based on the difference between financial statement carrying amounts and income tax bases of assets and liabilities using enacted income tax rates and laws.

        Separate Accounts
        -----------------

        Separate Accounts are established in conformity with the New York State Insurance Law and generally are not chargeable with liabilities that arise from any other business of the Insurance Group. Separate Accounts assets are subject to General Account claims only to the extent the value of such assets exceeds the Separate Accounts liabilities.

        Assets and liabilities of the Separate Accounts, representing net deposits and accumulated net investment earnings less fees, held primarily for the benefit of contractholders, and for which the Insurance Group does not bear the investment risk, are shown as separate captions in the consolidated balance sheets. The Insurance Group bears the investment risk on assets held in one Separate Account, therefore, such assets are carried on the same basis as similar assets held in the General Account portfolio. Assets held in the other Separate Accounts are carried at quoted market values or, where quoted values are not available, at estimated fair values as determined by the Insurance Group.

        The investment results of Separate Accounts on which the Insurance Group does not bear the investment risk are reflected directly in Separate Accounts liabilities. For the years ended December 31, 1995, 1994 and 1993, investment results of such Separate Accounts were $1,956.3 million, $676.3 million and $1,676.5 million, respectively.

        Deposits to all Separate Accounts are reported as increases in Separate Accounts liabilities and are not reported in revenues. Mortality, policy administration and surrender charges on all Separate Accounts are included in revenues.

 3)     INVESTMENTS

        The following tables provide additional information relating to fixed maturities and equity securities:


                                                                        GROSS               GROSS
                                                   AMORTIZED          UNREALIZED         UNREALIZED         ESTIMATED
                                                      COST              GAINS              LOSSES           FAIR VALUE
                                                -----------------  -----------------   ----------------   ---------------
                                                                             (IN MILLIONS)
        DECEMBER 31, 1995
        -----------------
        Fixed Maturities:
          Available for Sale:
            Corporate..........................  $    10,910.7      $       617.6       $      118.1       $   11,410.2
            Mortgage-backed....................        1,838.0               31.2                1.2            1,868.0
            U.S. Treasury securities and
              U.S. government and
              agency securities................        2,257.0               77.8                4.1            2,330.7
            States and political subdivisions..           45.7                5.2                -                 50.9
            Foreign governments................          124.5               11.0                 .2              135.3
            Redeemable preferred stock.........          108.1                5.3                8.6              104.8
                                                -----------------  -----------------   ----------------   ---------------
        Total Available for Sale...............  $    15,284.0      $       748.1       $      132.2       $   15,899.9
                                                =================  =================   ================   ===============

        Equity Securities:
          Common stock.........................  $        97.3      $        49.1       $       18.0       $      128.4
                                                =================  =================   ================   ===============

        December 31, 1994
        -----------------
        Fixed Maturities:
          Available for Sale:
            Corporate..........................  $     5,663.4      $        34.6       $      368.0       $    5,330.0
            Mortgage-backed....................          686.0                2.9               44.8              644.1
            U.S. Treasury securities and
              U.S. government and
              agency securities................        1,519.3                6.7               71.9            1,454.1
            States and political subdivisions..           23.4                 .1                 .7               22.8
            Foreign governments................           43.8                 .3                4.2               39.9
            Redeemable preferred stock.........          108.4                 .4               13.7               95.1
                                                -----------------  -----------------   ----------------   ---------------
        Total Available for Sale...............  $     8,044.3      $        45.0       $      503.3       $    7,586.0
                                                =================  =================   ================   ===============
          Held to Maturity:
            Corporate..........................  $     4,661.0      $        67.9       $      233.8       $    4,495.1
            U.S. Treasury securities and
              U.S. government and
              agency securities................          428.9                4.6               44.2              389.3
            States and political subdivisions..           63.4                 .9                3.7               60.6
            Foreign governments................           69.7                4.2                2.0               71.9
                                                =================  =================   ================   ===============
        Total Held to Maturity.................  $     5,223.0      $        77.6       $      283.7       $    5,016.9
                                                =================  =================   ================   ===============

        Equity Securities:
          Common stock.........................  $       126.4      $        31.2       $       23.5       $      134.1
                                                =================  =================   ================   ===============

        For publicly traded fixed maturities and equity securities, estimated fair value is determined using quoted market prices. For fixed maturities without a readily ascertainable market value, the Company has determined an estimated fair value using a discounted cash flow approach, including provisions for credit risk, generally based upon the assumption that such securities will be held to maturity. Estimated fair value for equity securities, substantially all of which do not have a readily ascertainable market value, has been determined by the Company. Such estimated fair values do not necessarily represent the values for which these securities could have been sold at the dates of the consolidated balance sheets. At December 31, 1995 and 1994, securities without a readily ascertainable market value having an amortized cost of $3,748.9 million and $3,980.4 million, respectively, had estimated fair values of $3,981.8 million and $3,858.7 million, respectively.

        The contractual maturity of bonds at December 31, 1995 is shown below:


                                                                                        AVAILABLE FOR SALE
                                                                                ------------------------------------
                                                                                   AMORTIZED          ESTIMATED
                                                                                     COST             FAIR VALUE
                                                                                ----------------   -----------------
                                                                                           (IN MILLIONS)

        Due in one year or less................................................  $      357.9       $      360.0
        Due in years two through five..........................................       3,773.1            3,847.1
        Due in years six through ten...........................................       4,709.8            4,821.8
        Due after ten years....................................................       4,497.1            4,898.2
        Mortgage-backed securities.............................................       1,838.0            1,868.0
                                                                                ----------------   -----------------
        Total..................................................................  $   15,175.9       $   15,795.1
                                                                                ================   =================

        Bonds not due at a single maturity date have been included in the above table in the year of final maturity. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

        Investment valuation allowances and changes thereto are shown below:


                                                                           YEARS ENDED DECEMBER 31,
                                                            --------------------------------------------------------
                                                                  1995               1994                1993
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Balances, beginning of year........................  $       284.9       $      355.6       $      512.0
        Additions charged to income........................          136.0               51.0               92.8
        Deductions for writedowns and asset dispositions...          (95.6)            (121.7)            (249.2)
                                                            -----------------   ----------------   -----------------
        Balances, End of Year..............................  $       325.3       $      284.9       $      355.6
                                                            =================   ================   =================

        Balances, end of year comprise:
          Mortgage loans on real estate....................  $        65.5       $       64.2       $      144.4
          Equity real estate...............................          259.8              220.7              211.2
                                                            -----------------   ----------------   -----------------
        Total..............................................  $       325.3       $      284.9       $      355.6
                                                            =================   ================   =================

        Deductions for writedowns and asset dispositions for 1993 include an $87.1 million writedown of fixed maturity investments at December 31, 1993 as a result of adopting a new accounting statement for the valuation of these investments that requires specific writedowns instead of valuation allowances.

        At December 31, 1995, the carrying values of investments held for the production of income which were non-income producing for the twelve months preceding the consolidated balance sheet date were $37.2 million of fixed maturities and $84.7 million of mortgage loans on real estate.

        The Insurance Group's fixed maturity investment portfolio includes corporate high yield securities consisting of public high yield bonds, redeemable preferred stocks and directly negotiated debt in leveraged buyout transactions. The Insurance Group seeks to minimize the higher than normal credit risks associated with such securities by monitoring the total investments in any single issuer or total investment in a particular industry group. Certain of these corporate high yield securities are classified as other than investment grade by the various rating agencies, i.e., a rating below Baa or National Association of Insurance Commissioners ("NAIC") designation of 3 (medium grade), 4 or 5 (below investment grade) or 6 (in or near default). At December 31, 1995, approximately 15.57% of the $15,139.9 million aggregate amortized cost of bonds held by the Insurance Group were considered to be other than investment grade.

        In addition to its holdings of corporate high yield securities, the Insurance Group is an equity investor in limited partnership interests which primarily invest in securities considered to be other than investment grade.

        The Company has restructured or modified the terms of certain fixed maturity investments. The fixed maturity portfolio, based on amortized cost, includes $15.9 million and $30.5 million at December 31, 1995 and 1994, respectively, of such restructured securities. These amounts include fixed maturities which are in default as to principal and/or interest payments, are to be restructured pursuant to commenced negotiations or where the borrowers went into bankruptcy subsequent to acquisition (collectively, "problem fixed maturities") of $1.6 million and $9.7 million as of December 31, 1995 and 1994, respectively. Gross interest income that would have been recorded in accordance with the original terms of restructured fixed maturities amounted to $3.0 million, $7.5 million and $11.7 million in 1995, 1994 and 1993, respectively. Gross interest income on these fixed maturities included in net investment income aggregated $2.9 million, $6.8 million and $9.7 million in 1995, 1994 and 1993, respectively.

        At December 31, 1995 and 1994, mortgage loans on real estate with scheduled payments 60 days (90 days for agricultural mortgages) or more past due or in foreclosure (collectively, "problem mortgage loans on real estate") had an amortized cost of $87.7 million (2.4% of total mortgage loans on real estate) and $96.9 million (2.3% of total mortgage loans on real estate), respectively.

        The payment terms of mortgage loans on real estate may from time to time be restructured or modified. The investment in restructured mortgage loans on real estate, based on amortized cost, amounted to $531.5 million and $447.9 million at December 31, 1995 and 1994, respectively. These amounts include $3.8 million and $1.0 million of problem mortgage loans on real estate at December 31, 1995 and 1994, respectively. Gross interest income on restructured mortgage loans on real estate that would have been recorded in accordance with the original terms of such loans amounted to $52.1 million, $44.9 million and $51.8 million in 1995, 1994 and 1993, respectively. Gross interest income on these loans included in net investment income aggregated $37.4 million, $32.8 million and $46.0 million in 1995, 1994 and 1993, respectively.

        Impaired mortgage loans (as defined under SFAS No. 114) along with the related provision for losses were as follows:


                                                                                                 December 31, 1995
                                                                                                 -------------------
                                                                                                   (IN MILLIONS)

        Impaired mortgage loans with provision for losses.......................................  $        310.1
        Impaired mortgage loans with no provision for losses....................................           160.8
                                                                                                 -------------------
        Recorded investment in impaired mortgage loans..........................................           470.9
        Provision for losses....................................................................            62.7
                                                                                                 -------------------
        Net Impaired Mortgage Loans.............................................................  $        408.2
                                                                                                 ===================

        Impaired mortgage loans with no provision for losses are loans where the fair value of the collateral or the net present value of the loan equals or exceeds the recorded investment. Interest income earned on loans where the collateral value is used to measure impairment is recorded on a cash basis. Interest income on loans where the present value method is used to measure impairment is accrued on the net carrying value amount of the loan at the interest rate used to discount the cash flows. Changes in the present value attributable to changes in the amount or timing of expected cash flows are reported as investment gains or losses.

        During the year ended December 31, 1995, the Company's average recorded investment in impaired mortgage loans was $429.0 million. Interest income recognized on these impaired mortgage loans totaled $27.9 million for the year ended December 31, 1995, including $13.4 million recognized on a cash basis.

        At December 31, 1995, investments owned of any one issuer, including its affiliates, for which the aggregate carrying values are 10% or more of total shareholders' equity, were $508.3 million relating to Trammell Crow and affiliates (including holdings of the Closed Block and the discontinued GIC Segment). The amount includes restructured mortgage loans on real estate with an amortized cost of $152.4 million. A $294.0 million commercial loan package which was in bankruptcy at the beginning of the year was resolved in 1995, with part of the package reclassified as restructured and the remainder reclassified as equity real estate.

        The Insurance Group's investment in equity real estate is through direct ownership and through investments in real estate joint ventures. At December 31, 1995 and 1994, the carrying value of equity real estate available for sale amounted to $255.5 million and $447.8 million, respectively. For the years ended December 31, 1995, 1994 and 1993, respectively, real estate of $35.3 million, $189.8 million and $261.8 million was acquired in satisfaction of debt. At December 31, 1995 and 1994, the Company owned $862.7 million and $1,086.9 million, respectively, of real estate acquired in satisfaction of debt.

        Depreciation of real estate is computed using the straight-line method over the estimated useful lives of the properties, which generally range from 40 to 50 years. Accumulated depreciation on real estate was $662.4 million and $703.1 million at December 31, 1995 and 1994, respectively. Depreciation expense on real estate totaled $121.7 million, $117.0 million and $115.3 million for the years ended December 31, 1995, 1994 and 1993, respectively.

 4)     JOINT VENTURES AND PARTNERSHIPS

        Summarized combined financial information of real estate joint ventures (38 and 47 individual ventures as of December 31, 1995 and 1994, respectively) and of limited partnership interests accounted for under the equity method, in which the Company has an investment of $10.0 million or greater and an equity interest of 10% or greater is as follows:


                                                                                           DECEMBER 31,
                                                                                ------------------------------------
                                                                                     1995                1994
                                                                                ----------------   -----------------
                                                                                           (IN MILLIONS)
        FINANCIAL POSITION
        Investments in real estate, at depreciated cost........................  $    2,684.1       $    2,786.7
        Investments in securities, generally at estimated fair value...........       2,459.8            3,071.2
        Cash and cash equivalents..............................................         489.1              359.8
        Other assets...........................................................         270.8              398.7
                                                                                ----------------   -----------------
        Total assets...........................................................       5,903.8            6,616.4
                                                                                ----------------   -----------------
        Borrowed funds - third party...........................................       1,782.3            1,759.6
        Borrowed funds - the Company...........................................         220.5              238.0
        Other liabilities......................................................         593.9              987.7
                                                                                ----------------   -----------------
        Total liabilities......................................................       2,596.7            2,985.3
                                                                                ----------------   -----------------
        Partners' Capital......................................................  $    3,307.1       $    3,631.1
                                                                                ================   =================

        Equity in partners' capital included above.............................  $      902.2       $      964.2
        Equity in limited partnership interests not included above.............         212.8              224.6
        Excess (deficit) of equity in partners' capital over investment cost
          and equity earnings..................................................           3.6               (1.8)
        Notes receivable from joint venture....................................           5.3                6.1
                                                                                ----------------   -----------------
        Carrying Value.........................................................  $    1,123.9       $    1,193.1
                                                                                ================   =================

                                                                           YEARS ENDED DECEMBER 31,
                                                            --------------------------------------------------------
                                                                  1995               1994                1993
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)
        STATEMENTS OF EARNINGS
        Revenues of real estate joint ventures.............  $       463.5       $      537.7       $      602.7
        Revenues of other limited partnership interests....          242.3              103.4              319.1
        Interest expense - third party.....................         (135.3)            (114.9)            (118.8)
        Interest expense - the Company.....................          (41.0)             (36.9)             (52.1)
        Other expenses.....................................         (397.7)            (430.9)            (531.7)
                                                            -----------------   ----------------   -----------------
        Net Earnings.......................................  $       131.8       $       58.4       $      219.2
                                                            =================   ================   =================

        Equity in net earnings included above..............  $        49.1       $       18.9       $       71.6
        Equity in net earnings of limited partnerships
          interests not included above.....................           44.8               25.3               46.3
        Excess of earnings in joint ventures over equity
          ownership percentage and amortization of
          differences in bases.............................             .9                1.8                9.2
        Interest on notes receivable.......................             .1                -                   .5
                                                            -----------------   ----------------   -----------------
        Total Equity in Net Earnings.......................  $        94.9       $       46.0       $      127.6
                                                            =================   ================   =================

 5)     NET INVESTMENT INCOME AND INVESTMENT GAINS (LOSSES)

        The sources of net investment income are summarized as follows:

                                                                           YEARS ENDED DECEMBER 31,
                                                            --------------------------------------------------------
                                                                  1995               1994                1993
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Fixed maturities...................................  $     1,151.0       $    1,024.5       $      981.7
        Trading account securities.........................            -                  -                709.3
        Securities purchased under resale agreements.......            -                  -                533.8
        Mortgage loans on real estate......................          329.0              384.3              457.4
        Equity real estate.................................          560.4              561.8              539.1
        Other equity investments...........................           76.9               35.7              110.4
        Policy loans.......................................          144.4              122.7              117.0
        Broker-dealer related receivables..................            -                  -                292.2
        Other investment income............................          279.7              336.3              304.9
                                                            -----------------   ----------------   -----------------

          Gross investment income..........................        2,541.4            2,465.3            4,045.8
                                                            -----------------   ----------------   -----------------

        Interest expense to finance short-term trading
          instruments......................................            -                  -                983.4
        Other investment expenses..........................          413.7              434.4              463.1
                                                            -----------------   ----------------   -----------------
          Investment expenses..............................          413.7              434.4            1,446.5
                                                            -----------------   ----------------   -----------------

        Net Investment Income..............................  $     2,127.7       $    2,030.9       $    2,599.3
                                                            =================   ================   =================

        Investment gains (losses), net, including changes in the valuation allowances, are summarized as follows:

                                                                           YEARS ENDED DECEMBER 31,
                                                            --------------------------------------------------------
                                                                  1995               1994                1993
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Fixed maturities...................................  $       119.9       $      (14.1)      $      123.1
        Mortgage loans on real estate......................          (40.2)             (43.1)             (65.1)
        Equity real estate.................................          (86.6)              20.6              (18.5)
        Other equity investments...........................           12.8               76.0              119.5
        Dealer and trading gains...........................            -                  -                372.5
        Sales of newly issued Alliance Units...............            -                 52.4                -
        Other..............................................            (.6)               -                  1.9
                                                            -----------------   ----------------   -----------------
        Investment Gains, Net..............................  $         5.3       $       91.8       $      533.4
                                                            =================   ================   =================

        Writedowns of fixed maturities amounted to $46.7 million, $30.8 million and $5.4 million for the years ended December 31, 1995, 1994 and 1993, respectively.

        For the years ended December 31, 1995 and 1994, respectively, proceeds received on sales of fixed maturities classified as available for sale amounted to $8,206.0 million and $5,253.9 million. Gross gains of $211.4 million and $65.2 million and gross losses of $64.2 million and $50.8 million, respectively, were realized on these sales. The change in
        unrealized   investment  gains  (losses)  related  to  fixed  maturities classified as available for sale for the years ended December 31, 1995 and 1994 amounted to $1,077.2 million and $(742.2) million, respectively.

        Gross gains of $188.5 million and gross losses of $145.0 million were realized on sales of investments in fixed maturities held for investment and available for sale for the year ended December 31, 1993.

        During each of the years ended December 31, 1995 and 1994, one security classified as held to maturity was sold and during the eleven months ended November 30, 1995 and the year ended December 31, 1994, respectively, twelve and six securities so classified were transferred to the available for sale portfolio. All actions were taken as a result of a significant deterioration in creditworthiness. The aggregate amortized cost of the securities sold were $1.0 million and $19.9 million with a related investment gain of $-0- million and $.8 million recognized in 1995 and 1994, respectively; the aggregate amortized cost of the securities transferred was $116.0 million and $42.8 million with gross unrealized investment losses of $3.2 million and $3.1 million charged to consolidated shareholders' equity for the eleven months ended November 30, 1995 and the year ended December 31, 1994, respectively. On December 1, 1995, the Company transferred $4,794.9 million of securities classified as held to maturity to the available for sale portfolio. As a result, unrealized gains on fixed maturities increased $307.0 million, offset by deferred policy acquisition costs of $73.7 million, amounts attributable to participating group annuity contracts of $39.2 million and deferred Federal income tax of $67.9 million.

        Investment gains from other equity investments for the year ended December 31, 1993, included $79.9 million generated by DLJ's involvement in long-term corporate development investments.

        For the years ended December 31, 1995, 1994 and 1993, investment results passed through to certain participating group annuity contracts as interest credited to policyholders' account balances amounted to $131.2 million, $175.8 million and $243.2 million, respectively.

        During 1995, Alliance entered into an agreement to acquire the business of Cursitor-Eaton Asset Management Company and Cursitor Holdings Limited (collectively, "Cursitor") for approximately $141.5 million consisting of $84.9 million in cash, 1,764,115 of Alliance's publicly traded units ("Alliance Units"), 6% notes aggregating $21.5 million payable ratably over four years, and substantial additional consideration which will be determined at a later date. The transaction, which is expected to be completed during the first quarter of 1996, is subject to the receipt of consents, regulatory approvals, and certain other closing conditions, including client approval of the transfer of Cursitor accounts. Upon completion of this transaction, the Company's ownership percentage of Alliance will be reduced.

        In 1994, Alliance sold 4.96 million newly issued Alliance Units to third parties at prevailing market prices. The sales decreased the Company's ownership of Alliance's Units from 63.2% to 59.2%. In addition, the Company continues to hold its 1% general partnership interest in Alliance. The Company recognized an investment gain of $52.4 million as a result of these transactions.

        The Company's ownership interest in Alliance will be further reduced upon the exercise of options granted to certain Alliance employees. At December 31, 1995, Alliance had options outstanding to purchase an aggregate of 4.8 million Alliance Units at a price ranging from $6.0625 to $22.25 per unit. Options are exercisable at a rate of 20% on each of the first five anniversary dates from the date of grant.

        Net unrealized investment gains (losses), included in the consolidated balance sheets as a component of equity and the changes for the corresponding years, are summarized as follows:


                                                                           YEARS ENDED DECEMBER 31,
                                                            --------------------------------------------------------
                                                                  1995               1994                1993
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Balance, beginning of year.........................  $      (203.0)      $      131.9       $       78.8
        Changes in unrealized investment (losses) gains....        1,117.7             (823.8)             (14.1)
        Effect of adopting SFAS No. 115....................            -                  -                283.9
        Changes in unrealized investment (gains)
          losses attributable to:
            Participating group annuity contracts..........          (78.1)              40.8              (36.2)
            Deferred policy acquisition costs..............         (208.4)             269.5             (150.5)
            Deferred Federal income taxes..................         (290.0)             178.6              (30.0)
                                                            -----------------   ----------------   -----------------
        Balance, End of Year...............................  $       338.2       $     (203.0)      $      131.9
                                                            =================   ================   =================


                                                                           YEARS ENDED DECEMBER 31,
                                                            --------------------------------------------------------
                                                                  1995               1994                1993
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)
        Balance, end of year comprises:
          Unrealized investment (losses) gains on:
            Fixed maturities...............................  $       615.9       $     (461.3)      $      283.9
            Other equity investments.......................           31.1                7.7               75.8
            Other..........................................           31.6               14.5               25.0
                                                            -----------------   ----------------   -----------------
              Total........................................          678.6             (439.1)             384.7
          Amounts of unrealized investment (gains)
            losses attributable to:
              Participating group annuity contracts........          (72.2)               5.9              (34.9)
              Deferred policy acquisition costs............          (89.4)             119.0             (150.5)
              Deferred Federal income taxes................         (178.8)             111.2              (67.4)
                                                            -----------------   ----------------   -----------------
        Total..............................................  $       338.2       $     (203.0)      $      131.9
                                                            =================   ================   =================

 6)     CLOSED BLOCK

        Summarized financial information of the Closed Block follows:


                                                                                          DECEMBER 31,
                                                                              --------------------------------------
                                                                                    1995                 1994
                                                                              -----------------    -----------------
                                                                                          (IN MILLIONS)
        Assets
        Fixed Maturities:
          Available for sale, at estimated fair value (amortized cost,
            $3,662.8 and $1,270.3)...........................................  $    3,896.2         $    1,197.0
          Held to maturity, at amortized cost (estimated fair value of
            $1,785.0 in 1994)................................................           -                1,927.8
        Mortgage loans on real estate........................................       1,368.8              1,543.7
        Policy loans.........................................................       1,797.2              1,827.9
        Cash and other invested assets.......................................         440.9                442.5
        Deferred policy acquisition costs....................................         823.6                878.1
        Other assets.........................................................         286.1                288.5
                                                                              -----------------    -----------------
        Total Assets.........................................................  $    8,612.8         $    8,105.5
                                                                              =================    =================

        Liabilities
        Future policy benefits and policyholders' account balances...........  $    9,346.7         $    8,965.3
        Other liabilities....................................................         160.5                104.2
                                                                              -----------------    -----------------
        Total Liabilities....................................................  $    9,507.2         $    9,069.5
                                                                              =================    =================


                                                                           YEARS ENDED DECEMBER 31,
                                                            --------------------------------------------------------
                                                                  1995               1994                1993
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)
        Revenues
        Premiums and other revenue.........................  $       753.4       $       798.1      $      860.2
        Investment income (net of investment
          expenses of $26.7, $19.0 and $17.3)..............          538.9               523.0             526.5
        Investment losses, net.............................          (20.2)              (24.0)            (15.0)
                                                            -----------------   ----------------   -----------------
              Total revenues...............................        1,272.1             1,297.1           1,371.7
                                                            -----------------   ----------------   -----------------

        Benefits and Other Deductions
        Policyholders' benefits and dividends..............        1,085.1             1,075.6           1,141.4
        Other operating costs and expenses.................           62.6                70.5             102.0
                                                            -----------------   ----------------   -----------------
              Total benefits and other deductions..........        1,147.7             1,146.1           1,243.4
                                                            -----------------   ----------------   -----------------

        Contribution from the Closed Block.................  $       124.4       $       151.0      $      128.3
                                                            =================   ================   =================

        The fixed maturity portfolio, based on amortized cost, includes $4.3 million and $23.8 million at December 31, 1995 and 1994, respectively, of restructured securities which includes problem fixed maturities of $1.9 million and $6.4 million, respectively.

        During the eleven months ended November 30, 1995, one security classified as held to maturity was sold and ten securities classified as held to maturity were transferred to the available for sale portfolio. All actions resulted from a significant deterioration in creditworthiness. The amortized cost of the security sold was $4.2 million. The aggregate amortized cost of the securities transferred was $81.3 million with gross unrealized investment losses of $.1 million transferred to equity. At December 1, 1995, $1,750.7 million of securities classified as held to maturity were transferred to the available for sale portfolio. As a result, unrealized gains of $88.5 million on fixed maturities were recognized and offset by an increase to the deferred dividend liability. Implementation of SFAS No. 115 for the valuation of fixed maturities at December 31, 1993 resulted in the recognition of a deferred dividend liability of $49.6 million.

        At December 31, 1995 and 1994, problem mortgage loans on real estate had an amortized cost of $36.5 million and $27.6 million, respectively, and mortgage loans on real estate for which the payment terms have been restructured had an amortized cost of $137.7 million and $179.2 million, respectively. At December 31, 1995 and 1994, the restructured mortgage loans on real estate amount included $8.8 million and $.7 million, respectively, of problem mortgage loans on real estate.

        Valuation allowances amounted to $18.4 million and $46.2 million on mortgage loans on real estate and $4.3 million and $2.6 million on equity real estate at December 31, 1995 and 1994, respectively. Writedowns of fixed maturities amounted to $16.8 million and $15.9 million and $1.7 million for the years ended December 31, 1995, 1994 and 1993, respectively.

        Many expenses related to Closed Block operations are charged to operations outside of the Closed Block; accordingly, the contribution from the Closed Block does not represent the actual profitability of the Closed Block operations. Operating costs and expenses outside of the Closed Block are, therefore, disproportionate to the business outside of the Closed Block.

 7)     DISCONTINUED OPERATIONS

        Summarized financial information of the GIC Segment follows:

                                                                                          DECEMBER 31,
                                                                              --------------------------------------
                                                                                    1995                 1994
                                                                              -----------------    -----------------
                                                                                          (IN MILLIONS)
        Assets
        Mortgage loans on real estate........................................  $    1,485.8         $    1,730.5
        Equity real estate...................................................       1,122.1              1,194.8
        Other invested assets................................................         665.2                978.8
        Other assets.........................................................         579.3                529.5
                                                                              -----------------    -----------------
        Total Assets.........................................................  $    3,852.4         $    4,433.6
                                                                              =================    =================

        Liabilities
        Policyholders' liabilities...........................................  $    1,399.8         $    1,924.0
        Allowance for future losses..........................................         164.2                185.6
        Amounts due to continuing operations.................................       2,097.1              2,108.6
        Other liabilities....................................................         191.3                215.4
                                                                              -----------------    -----------------
        Total Liabilities....................................................  $    3,852.4         $    4,433.6
                                                                              =================    =================

                                                                           YEARS ENDED DECEMBER 31,
                                                            --------------------------------------------------------
                                                                  1995               1994                1993
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)
        Revenues
        Investment income (net of investment expenses
          of $143.8, $174.0 and $175.8)....................  $       325.1       $      395.0       $      535.1
        Investment (losses) gains, net.....................          (22.9)              26.8              (22.6)
        Policy fees, premiums and other income.............             .7                 .3                8.7
                                                            -----------------   ----------------   -----------------
        Total revenues.....................................          302.9              422.1              521.2

        Benefits and other deductions......................          328.0              443.8              545.9
                                                            -----------------   ----------------   -----------------
        Losses Charged to Allowance for Future Losses......  $       (25.1)      $      (21.7)      $      (24.7)
                                                            =================   ================   =================

        In 1991, the Company established a pre-tax provision of $396.7 million for the estimated future losses of the GIC Segment. At December 31, 1993, implementation of SFAS No. 115 for the valuation of fixed maturities resulted in a benefit of $13.1 million, offset by a corresponding addition to the allowance for future losses.

        The amounts due to continuing operations at December 31, 1994 consisted of $3,324.0 million borrowed by the GIC Segment from continuing operations, offset by $1,215.4 million representing an obligation of continuing operations to provide assets to fund the accumulated deficit of the GIC Segment. In January 1995, continuing operations transferred $1,215.4 million in cash to the GIC Segment in settlement of its obligation. Subsequently, the GIC Segment remitted $1,155.4 million in cash to continuing operations in partial repayment of borrowings by the GIC Segment. No gains or losses were recognized on these transactions. Amounts due to continuing operations at December 31, 1995, consisted of $2,097.1 million borrowed by the discontinued GIC Segment.

        Investment income included $88.2 million and $97.7 million of interest income for the years ended December 31, 1994 and 1993, respectively, on amounts due from continuing operations. Benefits and other deductions includes $154.6 million, $219.7 million and $197.1 million of interest expense related to amounts borrowed from continuing operations in 1995, 1994 and 1993, respectively.

        Valuation allowances amounted to $19.2 million and $50.2 million on mortgage loans on real estate and $77.9 million and $74.7 million on equity real estate at December 31, 1995 and 1994, respectively. Writedowns of fixed maturities amounted to $8.1 million, $17.8 million and $1.1 million for the years ended December 31, 1995, 1994 and 1993, respectively.

        The fixed maturity portfolio, based on amortized cost, includes $15.1 million and $43.3 million at December 31, 1995 and 1994, respectively, of restructured securities. These amounts include problem fixed maturities of $6.1 million and $9.7 million at December 31, 1995 and 1994, respectively.

        At December 31, 1995 and 1994, problem mortgage loans on real estate had amortized costs of $35.4 million and $14.9 million, respectively, and mortgage loans on real estate for which the payment terms have been restructured had amortized costs of $289.3 million and $371.2 million, respectively.

        At December 31, 1995 and 1994, the GIC Segment had $310.9 million and $312.2 million, respectively, of real estate acquired in satisfaction of debt.

 8)     SHORT-TERM AND LONG-TERM DEBT

        Short-term and long-term debt consists of the following:


                                                                                          DECEMBER 31,
                                                                              --------------------------------------
                                                                                    1995                 1994
                                                                              -----------------    -----------------
                                                                                          (IN MILLIONS)

        Short-term debt......................................................  $        -           $       20.0
                                                                              -----------------    -----------------
        Long-term debt:
        Equitable Life:
          Surplus notes, 6.95%, scheduled to mature 2005.....................         399.3                  -
          Surplus notes, 7.70%, scheduled to mature 2015.....................         199.6                  -
          Eurodollar notes, 10.375% due 1995.................................           -                   34.6
          Eurodollar notes, 10.5% due 1997...................................          76.2                 76.2
          Zero coupon note, 11.25% due 1997..................................         120.1                107.8
          Other..............................................................          16.3                 14.3
                                                                              -----------------    -----------------
              Total Equitable Life...........................................         811.5                232.9
                                                                              -----------------    -----------------
        Wholly Owned and Joint Venture Real Estate:
          Mortgage notes, 4.98% - 12.75% due through 2019....................       1,084.4              1,080.6
                                                                              -----------------    -----------------
        Alliance:
          Other..............................................................           3.4                  3.9
                                                                              -----------------    -----------------
        Total long-term debt.................................................       1,899.3              1,317.4
                                                                              -----------------    -----------------

        Total Short-term and Long-term Debt..................................  $    1,899.3         $    1,337.4
                                                                              =================    =================

        Short-term Debt
        ---------------

        Equitable Life has a $350.0 million bank credit facility available to fund short-term working capital needs and to facilitate the securities settlement process. The credit facility consists of two types of borrowing options with varying interest rates. The interest rates are based on external indices dependent on the type of borrowing and at December 31, 1995 range from 5.8% (the London Interbank Offering Rate plus 22.5 basis points) to 8.5% (the prime rate). There were no borrowings outstanding under this bank credit facility at December 31, 1995.

        Equitable Life has a commercial paper program with an issue limit of $500.0 million. This program is available for general corporate purposes used to support Equitable Life's liquidity needs and is supported by Equitable Life's existing $350.0 million five-year bank credit facility. There were no borrowings outstanding under this program at December 31, 1995.

        In 1994, Alliance established a $100.0 million revolving credit facility with several banks. On March 31, 1997, the revolving credit facility converts into a term loan payable in quarterly installments through March 31, 1999. Outstanding borrowings generally bear interest at the Eurodollar rate plus .875% per annum through March 31, 1997 and at the Eurodollar rate plus 1.125% per annum after conversion through March 31, 1999. In addition, a quarterly commitment fee of .25% per annum is paid on the average daily unused amount. At December 31, 1995, there were no amounts outstanding under the facility.

        In 1994, Alliance also established a $100.0 million commercial paper program and entered into a three-year $100.0 million revolving credit facility with a group of commercial banks to support commercial paper to be issued under the program and for general corporate purposes. Amounts outstanding under the facility bear interest at an annual rate ranging from the Eurodollar rate plus .225% to the Eurodollar rate plus .2875%. A fee of .125% per annum is paid quarterly on the entire facility. At December 31, 1995, Alliance had not issued any commercial paper and there were no amounts outstanding under the revolving credit facility.

        During 1994, EREIM established two bank lines of credit totaling $30.0 million of which $20.0 million was outstanding at December 31, 1994.

        Long-term Debt
        --------------

        Several of the long-term debt agreements have restrictive covenants related to the total amount of debt, net tangible assets and other matters. The Company is in compliance with all debt covenants.

        On December 18, 1995, Equitable Life issued, in accordance with Section 1307 of the New York Insurance Law, $400.0 million of surplus notes having an interest rate of 6.95% scheduled to mature in 2005 and $200.0 million of surplus notes having an interest rate of 7.70% scheduled to mature in 2015. Proceeds from the issuance of the surplus notes were $596.6 million, net of related issuance costs. The unamortized discount on the surplus notes was $1.1 million at December 31, 1995. Payments of interest on or principal of the surplus notes are subject to prior approval by the New York Insurance Department.

        The Company has pledged real estate, mortgage loans, cash and securities amounting to $1,629.7 million and $1,744.4 million at December 31, 1995 and 1994, respectively, as collateral for certain long-term debt.

        At December 31, 1995, aggregate maturities of the long-term debt based on required principal payments at maturity for 1996 and the succeeding four years are $124.0 million, $466.6 million, $309.5 million, $15.8 million, respectively, and $1,015.0 million thereafter.

 9)     FEDERAL INCOME TAXES

        A  summary  of  the  Federal   income  tax  expense   (benefit)  in  the
        consolidated statements of earnings is shown below:


                                                                           YEARS ENDED DECEMBER 31,
                                                            --------------------------------------------------------
                                                                  1995               1994                1993
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)
        Federal income tax expense (benefit):
          Current..........................................  $       (11.7)      $        4.0       $      115.8
          Deferred.........................................          124.1               97.2              (24.5)
                                                            -----------------   ----------------   -----------------
        Total..............................................  $       112.4       $      101.2       $       91.3
                                                            =================   ================   =================

        The Federal income taxes attributable to consolidated operations are different from the amounts determined by multiplying the earnings before Federal income taxes and cumulative effect of accounting change by the expected Federal income tax rate of 35%. The sources of the difference and the tax effects of each are as follows:


                                                                           YEARS ENDED DECEMBER 31,
                                                            --------------------------------------------------------
                                                                  1995               1994                1993
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Expected Federal income tax expense................  $       143.5       $      138.1       $      106.3
        Differential earnings amount.......................            -                (16.8)             (23.2)
        Adjustment of tax audit reserves...................            4.1               (4.6)              22.9
        Tax rate adjustment................................            -                  -                 (5.0)
        Other..............................................          (35.2)             (15.5)              (9.7)
                                                            -----------------   ---------------    -----------------
        Federal Income Tax Expense.........................  $       112.4       $      101.2       $       91.3
                                                            =================   ================   =================

        Prior to the date of demutualization, Equitable Life reduced its deduction for policyholder dividends by the differential earnings amount. This amount was computed, for each tax year, by multiplying Equitable Life's average equity base, as determined for tax purposes, by an estimate of the excess of an imputed earnings rate for stock life insurance companies over the average mutual life insurance companies' earnings rate. The differential earnings amount for each tax year was subsequently recomputed when actual earnings rates were published by the Internal Revenue Service. As a stock life insurance company, Equitable Life is no longer required to reduce its policyholder dividend deduction by the differential earnings amount, but differential earnings amounts for pre-demutualization years were still being recomputed in 1994 and 1993.

        The components of the net deferred Federal income tax asset are as follows:


                                                       DECEMBER 31, 1995                  December 31, 1994
                                                ---------------------------------  ---------------------------------
                                                    ASSETS         LIABILITIES         Assets         Liabilities
                                                ---------------  ----------------  ---------------   ---------------
                                                                           (IN MILLIONS)
        Deferred policy acquisition costs,
          reserves and reinsurance.............  $       -        $      303.2      $        -        $     220.3
        Investments............................          -               326.9               -               18.7
        Compensation and related benefits......        293.0               -               307.3              -
        Other..................................          -                32.3               -                5.8
                                                ---------------  ----------------  ---------------   ---------------
        Total..................................  $     293.0      $      662.4      $      307.3      $     244.8
                                                ===============  ================  ===============   ===============

        The deferred Federal income tax expense (benefit) impacting operations reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The sources of these temporary differences and the tax effects of each are as follows:

                                                                           YEARS ENDED DECEMBER 31,
                                                            --------------------------------------------------------
                                                                  1995               1994                1993
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)
        Deferred policy acquisition costs, reserves
          and reinsurance..................................  $        55.1       $       13.0       $      (46.7)
        Investments........................................           13.0               89.3               60.4
        Compensation and related benefits..................           30.8               10.0              (50.1)
        Other..............................................           25.2              (15.1)              11.9
                                                            -----------------   ----------------   -----------------
        Deferred Federal Income Tax Expense (Benefit)......  $       124.1       $       97.2       $      (24.5)
                                                            =================   ================   =================

        The Internal Revenue Service completed its audit of the Company's Federal income tax returns for the years 1984 through 1988. There was no material effect on the Company's consolidated results of operations.

10)     REINSURANCE AGREEMENTS

        The Insurance Group assumes and cedes reinsurance with other insurance companies. The Insurance Group evaluates the financial condition of its reinsurers to minimize its exposure to significant losses from reinsurer insolvencies. The effect of reinsurance (excluding group life and health) is summarized as follows:


                                                                           YEARS ENDED DECEMBER 31,
                                                            --------------------------------------------------------
                                                                  1995               1994                1993
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Direct premiums....................................  $       474.2       $      476.7       $      458.8
        Reinsurance assumed................................          171.3              180.5              169.9
        Reinsurance ceded..................................          (38.7)             (31.6)             (29.6)
                                                            -----------------   ----------------   -----------------
        Premiums...........................................  $       606.8       $      625.6       $      599.1
                                                            =================   ================   =================

        Universal Life and Investment-type Product
          Policy Fee Income Ceded..........................  $        38.9       $       27.5       $       33.7
                                                            =================   ================   =================
        Policyholders' Benefits Ceded......................  $        48.2       $       20.7       $       72.3
                                                            =================   ================   =================
        Interest Credited to Policyholders' Account
          Balances Ceded...................................  $        28.5       $       25.4       $       24.1
                                                            =================   ================   =================

        In February 1993, management established a practice limiting the risk retention on new policies issued by the Insurance Group to a maximum of $5.0 million. In addition, effective January 1, 1994, all in force business above $5.0 million was reinsured. The Insurance Group also reinsures the entire risk on certain substandard underwriting risks as well as in certain other cases.

        The Insurance Group cedes 100% of its group life and health business to a third party insurance company. Premiums ceded totaled $260.6 million, $241.0 million and $895.1 million for the years ended December 31, 1995, 1994 and 1993, respectively. Ceded death and disability benefits totaled $188.1 million, $235.5 million and $787.8 million for the years ended December 31, 1995, 1994 and 1993, respectively. Insurance liabilities ceded totaled $724.2 million and $833.4 million at December 31, 1995 and 1994, respectively.

11)     EMPLOYEE BENEFIT PLANS

        The Company sponsors qualified and non-qualified defined benefit plans covering substantially all employees (including certain qualified part-time employees), managers and certain agents. The pension plans are non-contributory and benefits are based on a cash balance formula or years of service and final average earnings, if greater, under certain grandfathering rules in the plans. The Company's funding policy is to make the minimum contribution required by the Employee Retirement Income Security Act of 1974.

        Components of net periodic pension (credit) cost for the qualified and non-qualified plans are as follows:


                                                                           YEARS ENDED DECEMBER 31,
                                                            --------------------------------------------------------
                                                                  1995               1994                1993
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Service cost.......................................  $        30.0       $       30.3       $       29.8
        Interest cost on projected benefit obligations.....          122.0              111.0              108.0
        Actual return on assets............................         (309.2)              24.4             (178.6)
        Net amortization and deferrals.....................          155.6             (142.5)              55.3
                                                            -----------------   ----------------   -----------------
        Net Periodic Pension (Credit) Cost.................  $        (1.6)      $       23.2       $       14.5
                                                            =================   ================   =================

    The funded status of the qualified and non-qualified pension plans is as follows:


                                                                                           DECEMBER 31,
                                                                                ------------------------------------
                                                                                     1995                1994
                                                                                ----------------   -----------------
                                                                                           (IN MILLIONS)
        Actuarial present value of obligations:
          Vested...............................................................  $    1,642.4       $    1,295.5
          Non-vested...........................................................          10.9                8.7
                                                                                ---------------    -----------------
        Accumulated Benefit Obligation.........................................  $    1,653.3       $    1,304.2
                                                                                ================   =================

        Plan assets at fair value..............................................  $    1,503.8       $    1,193.5
        Projected benefit obligation...........................................       1,743.0            1,403.4
                                                                                ----------------   -----------------
        Projected benefit obligation in excess of plan assets..................        (239.2)            (209.9)
        Unrecognized prior service cost........................................         (25.5)             (33.2)
        Unrecognized net loss from past experience different from that
          assumed..............................................................         368.2              298.9
        Unrecognized net asset at transition...................................          (7.3)             (20.8)
        Additional minimum liability...........................................         (51.9)             (37.8)
                                                                                ----------------   -----------------
        Prepaid (Accrued) Pension Cost.........................................  $       44.3       $       (2.8)
                                                                                ================   =================

        The discount rate and rate of increase in future compensation levels used in determining the actuarial present value of projected benefit obligations were 7.25% and 4.50%, respectively, at December 31, 1995 and 8.75% and 4.88%, respectively, at December 31, 1994. As of January 1, 1995 and 1994, the expected long-term rate of return on assets for the retirement plan was 11% and 10%, respectively.

        The Company recorded, as a reduction of shareholder's equity, an additional minimum pension liability of $35.1 million and $2.7 million, net of Federal income taxes, at December 31, 1995 and 1994, respectively, representing the excess of the accumulated benefit obligation over the fair value of plan assets and accrued pension liability.

        The  pension  plan's  assets  include   corporate  and  government  debt
        securities, equity securities, equity real estate and shares of Group Trusts managed by Alliance.

        As of December 31, 1993, the Company changed the method of determining the market-related value of plan assets from fair value to a calculated value. This change in estimate had no material effect on the Company's consolidated statements of earnings.

        Prior to 1987, the qualified plan funded participants' benefits through the purchase of non-participating annuity contracts from Equitable Life. Benefit payments under these contracts were approximately $36.4 million, $38.1 million and $39.9 million for the years ended December 31, 1995, 1994 and 1993, respectively.

        The Company provides certain medical and life insurance benefits (collectively, "postretirement benefits") for qualifying employees, managers and agents retiring from the Company on or after attaining age 55 who have at least 10 years of service. The life insurance benefits are related to age and salary at retirement. The costs of postretirement benefits are recognized in accordance with the provisions of SFAS No.
        106. The Company continues to fund postretirement benefits costs on a pay-as-you-go basis and, for the years ended December 31, 1995, 1994 and 1993, the Company made estimated postretirement benefits payments of $31.1 million, $29.8 million and $29.7 million, respectively.

        The following table sets forth the postretirement benefits plan's status, reconciled to amounts recognized in the Company's consolidated financial statements:


                                                                           YEARS ENDED DECEMBER 31,
                                                            --------------------------------------------------------
                                                                  1995               1994                1993
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Service cost.......................................  $         4.0       $        3.9       $        5.3
        Interest cost on accumulated postretirement
          benefits obligation..............................           34.7               28.6               29.2
        Unrecognized prior service cost....................           (2.3)              (3.9)              (6.9)
        Net amortization and deferrals.....................            -                  -                  1.5
                                                            -----------------   ----------------   -----------------
        Net Periodic Postretirement Benefits Costs.........  $        36.4       $       28.6       $       29.1
                                                            =================   ================   =================


                                                                                           DECEMBER 31,
                                                                                ------------------------------------
                                                                                     1995                1994
                                                                                ----------------   -----------------
                                                                                           (IN MILLIONS)
        Accumulated postretirement benefits obligation:
          Retirees.............................................................  $      391.8       $      300.4
          Fully eligible active plan participants..............................          50.4               33.0
          Other active plan participants.......................................          64.2               44.0
                                                                                ----------------   -----------------
                                                                                        506.4              377.4
        Unrecognized benefit of plan amendments................................           -                  3.2
        Unrecognized prior service cost........................................          56.3               61.9
        Unrecognized net loss from past experience different from that
          assumed and from changes in assumptions..............................        (181.3)             (64.7)
                                                                                ----------------   -----------------
        Accrued Postretirement Benefits Cost...................................  $      381.4       $      377.8
                                                                                ================   =================

        In 1993, the Company amended the cost sharing provisions of postretirement medical benefits. At January 1, 1994, medical benefits available to retirees under age 65 are the same as those offered to active employees and medical benefits will be limited to 200% of 1993 costs for all participants.

        The assumed health care cost trend rate used in measuring the accumulated postretirement benefits obligation was 10% in 1995, gradually declining to 3.5% in the year 2008 and in 1994 was 10%, gradually declining to 5% in the year 2004. The discount rate used in determining the accumulated postretirement benefits obligation was 7.25% and 8.75% at December 31, 1995 and 1994, respectively.

        If the health care cost trend rate assumptions were increased by 1%, the accumulated postretirement benefits obligation as of December 31, 1995 would be increased 6.5%. The effect of this change on the sum of the service cost and interest cost would be an increase of 6.7%.

12)     DERIVATIVES AND FAIR VALUE OF FINANCIAL INSTRUMENTS

        Derivatives
        -----------

        The Insurance Group primarily uses derivatives for asset/liability risk management and for hedging individual securities. Derivatives mainly are utilized to reduce the Insurance Group's exposure to interest rate fluctuations. Accounting for interest rate swap transactions is on an accrual basis. Gains and losses related to interest rate swap transactions are amortized as yield adjustments over the remaining life of the underlying hedged security. Income and expense resulting from interest rate swap activities are reflected in net investment income except for hedging transactions related to insurance liabilities. The notional amount of matched interest rate swaps outstanding at December 31, 1995 was $1,120.8 million. The average unexpired terms at December 31, 1995 range from 2.5 to 3.0 years. At December 31, 1995, the cost of terminating outstanding matched swaps in a loss position was $15.9 million and the unrealized gain on outstanding matched swaps in a gain position was $19.0 million. The Company has no intention of terminating these contracts prior to maturity. During 1995, 1994 and 1993, net gains (losses) of $1.4 million, $(.2) million and $-0- million, respectively, were recorded in connection with interest rate swap activity. Equitable Life has implemented an interest rate cap program designed to hedge crediting rates on interest-sensitive individual annuities contracts. The outstanding notional amounts at December 31, 1995 of contracts purchased and sold were $2,625.0 million and $300.0 million, respectively. The net premium paid by Equitable Life on these contracts was $12.5 million and is being amortized ratably over the contract periods ranging from 3 to 5 years. Income and expense resulting from this program are reflected as an adjustment to interest credited to policyholders' account balances.

        Substantially all of DLJ's business related derivatives is by its nature trading activities which are primarily for the purpose of customer accommodations. DLJ's derivative activities consist of option writing and trading in forward and futures contracts. Derivative financial instruments have both on-and-off balance sheet implications depending on the nature of the contracts. DLJ's involvement in swap contracts is not significant.

        Fair Value of Financial Instruments
        -----------------------------------

        The Company defines fair value as the quoted market prices for those instruments that are actively traded in financial markets. In cases where quoted market prices are not available, fair values are estimated using present value or other valuation techniques. The fair value estimates are made at a specific point in time, based on available market information and judgments about the financial instrument, including estimates of timing, amount of expected future cash flows and the credit standing of counterparties. Such estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument, nor do they consider the tax impact of the realization of unrealized gains or losses. In many cases, the fair value estimates cannot be substantiated by comparison to independent markets, nor can the disclosed value be realized in immediate settlement of the instrument.

        Certain financial instruments are excluded, particularly insurance liabilities other than financial guarantees and investment contracts. Fair market value of off-balance-sheet financial instruments of the Insurance Group was not material at December 31, 1995 and 1994.

        Fair value for mortgage loans on real estate are estimated by discounting future contractual cash flows using interest rates at which loans with similar characteristics and credit quality would be made. Fair values for foreclosed mortgage loans and problem mortgage loans are limited to the estimated fair value of the underlying collateral if lower.

        The estimated fair values for the Company's liabilities under GIC and association plan contracts are estimated using contractual cash flows discounted based on the T. Rowe Price GIC Index Rate for the appropriate duration. For durations in excess of the published index rate, the appropriate Treasury rate is used plus a spread equal to the longest duration GIC rate spread published.

        The estimated fair values for those group annuity contracts which are classified as investment contracts are measured at the estimated fair value of the underlying assets. Deposit administration contracts
        (included with group annuity contracts) classified as insurance contracts are measured at estimated fair value of the underlying assets. The estimated fair values for single premium deferred annuities ("SPDA") are estimated using projected cash flows discounted at current offering rates. The estimated fair values for supplementary contracts not involving life contingencies ("SCNILC") and annuities certain are derived using discounted cash flows based upon the estimated current offering rate.

        Fair value for long-term debt is determined using published market values, where available, or contractual cash flows discounted at market interest rates. The estimated fair values for non-recourse mortgage debt are determined by discounting contractual cash flows at a rate which takes into account the level of current market interest rates and collateral risk. The estimated fair values for recourse mortgage debt are determined by discounting contractual cash flows at a rate based upon current interest rates of other companies with credit ratings similar to the Company. The Company's fair value of short-term borrowings approximates their carrying value.

        The following table discloses carrying value and estimated fair value for financial instruments not otherwise disclosed in Notes 3, 6 and 7:


                                                                           DECEMBER 31,
                                                --------------------------------------------------------------------
                                                              1995                               1994
                                                ---------------------------------  ---------------------------------
                                                   CARRYING         ESTIMATED         Carrying         Estimated
                                                    VALUE          FAIR VALUE          Value           Fair Value
                                                ---------------  ----------------  ---------------   ---------------
                                                                           (IN MILLIONS)
        Consolidated Financial Instruments:
        -----------------------------------
        Mortgage loans on real estate..........  $    3,638.3     $     3,973.6     $     4,018.0     $    3,919.4
        Other joint ventures...................         492.7             492.7             544.4            544.4
        Policy loans...........................       1,976.4           2,057.5           1,731.2          1,676.6
        Policyholders' account balances:
          Association plans....................         101.0             100.0             141.0            141.0
          Group annuity contracts..............       2,335.0           2,395.0           2,450.0          2,469.0
          SPDA.................................       1,265.8           1,272.0           1,744.3          1,732.7
          Annuities certain and SCNILC.........         649.1             680.7             599.1            624.7
        Long-term debt.........................       1,899.3           1,962.9           1,317.4          1,249.2

        Closed Block Financial Instruments:
        -----------------------------------
        Mortgage loans on real estate..........       1,368.8           1,461.4           1,543.7          1,477.8
        Other equity investments...............         151.6             151.6             179.5            179.5
        Policy loans...........................       1,797.2           1,891.4           1,827.9          1,721.9
        SCNILC liability.......................          34.8              34.5              39.5             37.0

        GIC Segment Financial Instruments:
        ----------------------------------
        Mortgage loans on real estate..........       1,485.8           1,666.1           1,730.5          1,743.7
        Fixed maturities.......................         107.4             107.4             219.3            219.3
        Other equity investments...............         455.9             455.9             591.8            591.8
        Guaranteed interest contracts..........         329.0             352.0             835.0            855.0
        Long-term debt.........................         135.1             136.0             134.8            127.9

13)     COMMITMENTS AND CONTINGENT LIABILITIES

        The Company has provided, from time to time, certain guarantees or commitments to affiliates, investors and others. These arrangements include commitments by the Company, under certain conditions: to make liquidity advances to cover delinquent principal and interest and property protection expenses with respect to loan servicing agreements for securitized mortgage loans which at December 31, 1995 totaled $2.8 billion (as of December 31, 1995, $4.0 million have been advanced under these commitments); to make capital contributions of up to $246.7 million to affiliated real estate joint ventures; to provide equity financing to certain limited partnerships of $129.4 million at December 31, 1995, under existing loan or loan commitment agreements; and to provide short-term financing loans which at December 31, 1995 totaled $45.8 million. Management believes the Company will not incur any material losses as a result of these commitments.

        Equitable Life is the obligor under certain structured settlement agreements which it had entered into with unaffiliated insurance companies and beneficiaries. To satisfy its obligations under these agreements, Equitable Life owns single premium annuities issued by previously wholly owned life insurance subsidiaries. Equitable Life has directed payment under these annuities to be made directly to the beneficiaries under the structured settlement agreements. A contingent liability exists with respect to these agreements should the previously wholly owned subsidiaries be unable to meet their obligations. Management believes the satisfaction of those obligations by Equitable Life is remote.

        At December 31, 1995, the Insurance Group had $29.0 million of letters of credit outstanding.

14)     LITIGATION

        A number of lawsuits have been filed against life and health insurers in the jurisdictions in which Equitable Life and its subsidiaries do business involving insurers' sales practices, alleged agent misconduct, failure to properly supervise agents, and other matters. Some of the lawsuits have resulted in the award of substantial judgments against other insurers, including material amounts of punitive damages, or in substantial settlements. In some states juries have substantial discretion in awarding punitive damages. Equitable Life and its insurance subsidiaries, like other life and health insurers, from time to time are involved in such litigation. To date, no such lawsuit has resulted in an award or settlement of any material amount against the Company. Among litigations pending against Equitable Life and its insurance subsidiaries of the type referred to in this paragraph are the litigations described in the following two paragraphs.

        An action entitled Golomb et al. v. The Equitable Life Assurance Society of the United States was filed on January 20, 1995 in New York County Supreme Court. The action purports to be brought on behalf of a class of persons insured after 1983 under Lifetime Guaranteed Renewable Major Medical Insurance Policies issued by Equitable Life (the "policies"). The complaint alleges that premium increases for these policies after 1983, all of which were filed with and approved by the New York State Insurance Department and certain other state insurance departments, breached the terms of the insurance policies, and that statements in the policies and elsewhere concerning premium increases constituted fraudulent concealment, misrepresentations in violation of New York Insurance Law Section 4226 and deceptive practices under New York General Business Law Section 349. The complaint seeks a declaratory judgment, injunctive relief restricting the methods by which Equitable Life increases premiums on the policies in the future, a refund of premiums, and punitive damages. Plaintiffs also have indicated that they will seek damages in an unspecified amount. Equitable Life has moved to dismiss the complaint in its entirety on the grounds that it fails to state a claim and that uncontroverted documentary evidence establishes a complete defense to the claims. That motion is awaiting decision by the court. In January 1996, separate actions were filed in Pennsylvania and Texas state courts (entitled, respectively, Malvin et al. v. The Equitable Life Assurance Society of the United States and Bowler et al.
        v. The Equitable Life Assurance Society of the United States), making claims similar to those in the New York action described above. These new actions are asserted on behalf of proposed classes of Pennsylvania issued or renewed policyholders and Texas issued or renewed policyholders, insured under the policies. The Pennsylvania and Texas actions seek compensatory and punitive damages and injunctive relief restricting the methods by which Equitable Life increases premiums in the future based on the common law and statutes of those states. Although the outcome of any litigation cannot be predicted with certainty, particularly in the early stages of an action, Equitable Life's management believes that the ultimate resolution of those litigations should not have a material adverse effect on the financial position of the Company. Due to the early stage of such litigation, Equitable Life's management cannot make an estimate of loss, if any, or predict whether or not such litigation will have a material adverse effect on the Company's results of operations in any particular period.

        An action was instituted on April 6, 1995 against Equitable Life and its wholly owned subsidiary, The Equitable of Colorado, Inc. ("EOC"), in New York State Court, entitled Sidney C. Cole et al. v. The Equitable Life Assurance Society of the United States and The Equitable of Colorado, Inc., No. 95/108611 (N.Y. County). The action is brought by the holders of a joint survivorship whole life policy issued by EOC. The action purports to be on behalf of a class consisting of all persons who from January 1, 1984 purchased life insurance policies sold by Equitable Life and EOC based upon their allegedly uniform sales presentations and policy illustrations. The complaint puts in issue various alleged sales practices that plaintiffs assert, among other things, misrepresented the stated number of years that the annual premium would need to be paid. Plaintiffs seek damages in an unspecified amount, imposition of a constructive trust, and seek to enjoin Equitable Life and EOC from engaging in the challenged sales practices. Equitable Life and EOC intend to defend vigorously and believe that they have meritorious defenses which, if successful, would dispose of the action completely. Equitable Life and EOC further do not believe that this case is an appropriate class action. Although the outcome of any litigation cannot be predicted with certainty, particularly in the early stages of an action, Equitable Life's management believes that the ultimate resolution of this litigation should not have a material adverse effect on the financial position of the Company. Due to the early stage of such litigation, the Company's management cannot make an estimate of loss, if any, or predict whether or not such litigation will have a material adverse effect on the Company's results of operations in any particular period.

        Equitable Casualty Insurance Company ("Casualty"), a captive property and casualty insurance company organized under the laws of Vermont, which is an indirect wholly owned subsidiary of Equitable Life, is a party to an arbitration proceeding that commenced in August 1995 with the selection of three arbitrators. The arbitration will resolve a dispute among Casualty, Houston General Insurance Company ("Houston
        General"), and GEICO General Insurance Company ("GEICO General") regarding the interpretation of a reinsurance agreement that was entered into as part of a 1980 transaction whereby Equitable General Insurance Company ("Equitable General"), formerly an indirect subsidiary of Equitable Life and the predecessor of GEICO General, sold its commercial lines business along with the stock of Houston General to subsidiaries of Tokio Marine & Fire Insurance Company, Ltd. ("Tokio Marine"). Casualty and GEICO General maintain that, under the reinsurance agreement, Houston General assumed liability for all losses insured under commercial lines policies written by Equitable General and its predecessors in order to effect the transfer of that business to Tokio Marine's subsidiaries. Houston General contends that it did not assume reinsurance liability for losses insured under certain of those commercial lines policies. The arbitration panel determined to begin hearing evidence in the arbitration in June 1996. The result of the arbitration is expected to resolve two litigations that were commenced by Houston General and that have been stayed by the presiding courts pending the completion of the arbitration (in one case, Houston General named as a defendant only GEICO General but Casualty intervened as a defendant with GEICO General, and in the other case, Houston General named GEICO General and Equitable Life). The arbitration is expected to be completed during the second half of 1996. While the ultimate outcome of the arbitration cannot be predicted with certainty, the Company's management believes that the arbitrators will recognize that Houston General's position is without merit and contrary to the way in which the reinsurance industry operates and therefore the ultimate resolution of this matter should not have a material adverse effect on the Company's financial position or results of operations.

        On July 25, 1995, a Consolidated and Supplemental Class Action Complaint ("Complaint") was filed against the Alliance North American Government Income Trust, Inc. (the "Fund"), Alliance and certain other defendants affiliated with Alliance, including the Holding Company, alleging violations of Federal securities laws, fraud and breach of fiduciary duty in connection with the Fund's investments in Mexican and Argentine securities. A similar complaint was filed on November 7, 1995 and was subsequently consolidated with the Complaint. The Complaint, which seeks certification of a plaintiff class of persons who purchased or owned Class A, B or C shares of the Fund from March 27, 1992 through December 23, 1994, seeks an unspecified amount of damages, costs, attorneys' fees and punitive damages. The principal allegations of the Complaint are that the Fund purchased debt securities issued by the Mexican and Argentine governments in amounts that were not permitted by the Fund's investment objective, and that there was no shareholder vote to change the investment objective to permit purchases in such amounts. The Complaint further alleges that the decline in the value of the Mexican and Argentine securities held by the Fund caused the Fund's net asset value to decline to the detriment of the Fund's shareholders. On September 26, 1995, the defendants jointly filed a motion to dismiss the Complaint which has not yet been decided by the Court. Alliance believes that the allegations in the Complaint are without merit and intends to vigorously defend against these claims. While the ultimate results of this action cannot be determined, management of Alliance does not expect that this action will have a material adverse effect on Alliance's business.

        On January 26, 1996, a purported purchaser of certain notes and warrants to purchase shares of common stock of Rickel Home Centers, Inc. ("Rickel") filed a class action complaint against Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC"), a wholly owned subsidiary of DLJ, and certain other defendants for unspecified compensatory and punitive damages in the United States District Court for the Southern District of New York. The suit was brought on behalf of the purchasers of 126,457 units consisting of $126,457,000 aggregate principal amount of 13 1/2% senior notes due 2001 and 126,457 warrants to purchase shares of common stock of Rickel (the "Units") issued by Rickel in October 1994. The complaint alleges violations of Federal securities laws and common law fraud against DLJSC, as the underwriter of the Units and as an owner of 7.3% of the common stock of Rickel, Eos Partners, L.P., and General Electric Capital Corporation, each as owners of 44.2% of the common stock of Rickel, and members of the Board of Directors of Rickel, including a DLJSC Managing Director. The complaint seeks to hold DLJSC liable for alleged misstatements and omissions contained in the prospectus and registration statement filed in connection with the offering of the Units, alleging that the defendants knew of financial losses and a decline in value of Rickel in the months prior to the offering and did not disclose such information. The complaint also alleges that Rickel failed to pay its semi-annual interest payment due on the Units on December 15, 1995 and that Rickel filed a voluntary petition for reorganization pursuant to Chapter 11 of the United States Bankruptcy Code on January 10, 1996. DLJSC intends to defend itself vigorously against all of the allegations contained in the complaint. Although there can be no assurance, DLJ does not believe the outcome of this litigation will have a material adverse effect on its financial condition. Due to the early stage of this litigation, based on the information currently available to it, DLJ's management cannot make an estimate of loss or predict whether or not such litigation will have a material adverse effect on DLJ's results of operations in any particular period.

        On June 12, 1995, a purported purchaser of certain securities issued by Spectravision, Inc. ("Spectravision") filed a class action complaint against DLJSC and certain other defendants for unspecified damages in the U.S. District Court for the Northern District of Texas. The suit was brought on behalf of the purchasers of $260,795,000 of securities issued by Spectravision in November 1992, and alleges violations of the Federal securities laws and the Texas Securities Act, common law fraud and negligent misrepresentation. The securities were issued by Spectravision pursuant to a prepackaged bankruptcy reorganization plan. DLJSC served as financial advisor to Spectravision in its reorganization and as Dealer Manager for Spectravision's 1992 issuance of the securities. DLJSC is also being sued as a seller of certain notes of Spectravision acquired and resold by DLJSC. The complaint seeks to hold DLJSC liable for various alleged misstatements and omissions contained in prospectuses and other materials issued between July 1992 and June 1994. DLJSC intends to defend itself vigorously against all of the allegations contained in the complaint. On June 8, 1995, Spectravision filed a Chapter 11 petition in the United States Bankruptcy Court for the District of Delaware. On January 5, 1996, the district court in the litigation involving DLJSC ordered a partial stay of discovery until Spectravision has emerged from bankruptcy or six months from the date of the stipulated stay (whichever comes first). Accordingly, discovery of DLJSC has not yet occurred. Although there can be no assurance, DLJ does not believe that the ultimate outcome of this litigation will have a material adverse effect on its financial condition. Due to the early stage of such litigation, based upon information currently available to it, DLJ's management cannot make an estimate of loss or predict whether or not such litigation will have a material adverse effect on DLJ's results of operations in any particular period. Plaintiff's counsel in the class action against DLJSC described above has also filed another securities class action based on similar factual allegations. Such suit names as defendants Spectravision and its directors, and was brought on behalf of a class of purchasers of $209.0 million of stock and $77.0 million of notes issued by Spectravision in October 1993. DLJSC served as the managing underwriter for both of these issuances. DLJSC has not been named as a defendant in this suit, although it has been reported to DLJSC that plaintiff's counsel is contemplating seeking to amend the complaint to add DLJSC as a defendant in that action.

        In October 1995, DLJSC was named as a defendant in a purported class action filed in a Texas State Court on behalf of the holders of $550.0 million principal amount of subordinated redeemable discount debentures of National Gypsum Corporation ("NGC") canceled in connection with a Chapter 11 plan of reorganization for NGC consummated in July 1993. The named plaintiff in the State Court action also filed an adversary proceeding in the Bankruptcy Court for the Northern District of Texas seeking a declaratory judgment that the confirmed NGC plan of reorganization does not bar the class action claims. Subsequent to the consummation of NGC's plan of reorganization, NGC's shares traded for values substantially in excess of, and in 1995 NGC was acquired for a value substantially in excess of, the values upon which NGC's plan of reorganization was based. The two actions arise out of DLJSC's activities as financial advisor to NGC in the course of NGC's Chapter 11 reorganization proceedings. The class action complaint alleges that the plan of reorganization submitted by NGC was based upon projections by NGC and DLJSC which intentionally understated forecasts, and provided misleading and incorrect information in order to hide NGC's true value and that defendants breached their fiduciary duties by, among other things, providing false, misleading or incomplete information to deliberately understate the value of NGC. The class action complaint seeks compensatory and punitive damages purportedly sustained by the class. The Texas State

        Court action has subsequently been removed to the Bankruptcy Court, which removal is being opposed by the plaintiff. DLJSC intends to defend itself vigorously against all of the allegations contained in the complaint. Although there can be no assurance, DLJ does not believe that the ultimate outcome of this litigation will have a material adverse effect on its financial condition. Due to the early stage of such litigation, based upon the information currently available to it, DLJ's management cannot make an estimate of loss or predict whether or not such litigation will have a material adverse effect on DLJ's results of operations in any particular period.

        In November and December 1995, DLJSC, along with various other parties, was named as a defendant in a number of purported class actions filed in the U.S. District Court for the Eastern District of Louisiana. The complaints allege violations of the Federal securities laws arising out of a public offering in 1994 of $435.0 million of first mortgage notes of Harrah's Jazz Company and Harrah's Jazz Finance Corp. The complaints seek to hold DLJSC liable for various alleged misstatements and omissions contained in the prospectus dated November 9, 1994. DLJSC intends to defend itself vigorously against all of the allegations contained in the complaints. Although there can be no assurance, DLJ does not believe that the ultimate outcome of this litigation will have a material adverse effect on its financial condition. Due to the early stage of this litigation, based upon the information currently available to it, DLJ's management cannot make an estimate of loss or predict whether or not such litigation will have a material adverse effect on DLJ's results of operations in any particular period.

        In addition to the matters described above, Equitable Life and its subsidiaries and DLJ and its subsidiaries are involved in various legal actions and proceedings in connection with their businesses. Some of the actions and proceedings have been brought on behalf of various alleged classes of claimants and certain of these claimants seek damages of unspecified amounts. While the ultimate outcome of such matters cannot be predicted with certainty, in the opinion of management no such matter is likely to have a material adverse effect on the Company's consolidated financial position or results of operations.

15)     LEASES

        The Company has entered into operating leases for office space and certain other assets, principally data processing equipment and office furniture and equipment. Future minimum payments under noncancelable leases for 1996 and the succeeding four years are $114.8 million, $101.8 million, $90.0 million, $73.6 million, $57.7 million and $487.0 million thereafter. Minimum future sublease rental income on these noncancelable leases for 1996 and the succeeding four years are $11.0 million, $8.7 million, $6.9 million, $4.6 million, $2.9 million and $1.1 million thereafter.

        At December 31, 1995, the minimum future rental income on noncancelable operating leases for wholly owned investments in real estate for 1996 and the succeeding four years are $292.9 million, $271.2 million, $248.1 million, $226.4 million, $195.5 million and $1,018.8 million thereafter.

16)     OTHER OPERATING COSTS AND EXPENSES

        Other operating costs and expenses consisted of the following:


                                                                           YEARS ENDED DECEMBER 31,
                                                            --------------------------------------------------------
                                                                  1995               1994                1993
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Compensation costs.................................  $       595.9       $      690.0       $    1,452.3
        Commissions........................................          314.3              313.0              551.1
        Short-term debt interest expense...................           11.4               19.0              317.1
        Long-term debt interest expense....................          108.1               98.3               86.0
        Amortization of policy acquisition costs...........          320.4              318.1              275.9
        Capitalization of policy acquisition costs.........         (391.0)            (410.9)            (397.8)
        Rent expense, net of sub-lease income..............          124.8              128.9              159.5
        Other..............................................          772.6              786.7            1,140.1
                                                            -----------------   ----------------   -----------------
        Total..............................................  $     1,856.5       $    1,943.1       $    3,584.2
                                                            =================   ================   =================

        During the years ended December 31, 1995, 1994 and 1993, the Company restructured certain operations in connection with cost reduction programs and recorded pre-tax provisions of $32.0 million, $20.4 million and $96.4 million, respectively. The amounts paid during 1995, associated with the 1995 and 1994 cost reduction programs, totaled $24.0 million. At December 31, 1995, the liabilities associated with the 1995 and 1994 cost reduction programs amounted to $37.8 million. The 1995 cost reduction program included relocation expenses, including the accelerated amortization of building improvements associated with the relocation of the home office. The 1994 cost reduction program included costs associated with the termination of operating leases and employee severance benefits in connection with the consolidation of 16 insurance agencies. The 1993 cost reduction program primarily reflected severance benefits of terminated employees in connection with the combination of a wholly owned subsidiary of the Company with Alliance.

17)     INSURANCE GROUP STATUTORY FINANCIAL INFORMATION

        Equitable Life is restricted as to the amounts it may pay as dividends to the Holding Company. Under the New York Insurance Law, the New York Superintendent has broad discretion to determine whether the financia1 condition of a stock life insurance company would support the payment of dividends to its shareholders. For the years ended December 31, 1995, 1994 and 1993, statutory (loss) earnings totaled $(352.4) million, $67.5 million and $324.0 million, respectively. No amounts are expected to be available for dividends from Equitable Life to the Holding Company in 1996.

        At December 31, 1995, the Insurance Group, in accordance with various government and state regulations, had $18.9 million of securities deposited with such government or state agencies.

        Accounting practices used to prepare statutory financial statements for regulatory filings of stock life insurance companies differ in certain instances from GAAP. The following reconciles the Company's statutory change in surplus and capital stock and statutory surplus and capital stock determined in accordance with accounting practices prescribed by the New York Insurance Department with net earnings and equity on a GAAP basis.


                                                                           YEARS ENDED DECEMBER 31,
                                                            --------------------------------------------------------
                                                                  1995               1994                1993
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Net change in statutory surplus and capital stock..  $        78.1       $      292.4       $      190.8
        Change in asset valuation reserves.................          365.7             (285.2)             639.1
                                                            -----------------   ----------------   -----------------
        Net change in statutory surplus, capital stock
          and asset valuation reserves.....................          443.8                7.2              829.9
        Adjustments:
          Future policy benefits and policyholders'
            account balances...............................          (67.9)             (11.0)            (171.0)
          Deferred policy acquisition costs................           70.6               92.8              121.8
          Deferred Federal income taxes....................         (150.0)             (59.7)             (57.5)
          Valuation of investments.........................          189.1               45.2              202.3
          Valuation of investment subsidiary...............         (188.6)             396.6             (464.9)
          Limited risk reinsurance.........................          416.9               74.9               85.2
          Issuance of surplus notes........................         (538.9)               -                  -
          Sale of subsidiary and joint venture.............            -                  -               (366.5)
          Contribution from the Holding Company............            -               (300.0)               -
          Postretirement benefits..........................          (26.7)              17.1               23.8
          Other, net.......................................          115.1              (44.0)              60.3
          GAAP adjustments of Closed Block.................           (3.1)               4.5              (16.0)
          GAAP adjustments of discontinued GIC
            Segment........................................           37.3               42.8              (35.0)
                                                            -----------------   ----------------   -----------------
        Net Earnings.......................................  $       297.6       $      266.4       $      212.4
                                                            =================   ================   =================

                                                                                 DECEMBER 31,
                                                            --------------------------------------------------------
                                                                  1995               1994                1993
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)

        Statutory surplus and capital stock................  $     2,202.9       $    2,124.8       $    1,832.4
        Asset valuation reserves...........................        1,345.9              980.2            1,265.4
                                                            -----------------   ----------------   -----------------
        Statutory surplus, capital stock and asset
          valuation reserves...............................        3,548.8            3,105.0            3,097.8
        Adjustments:
          Future policy benefits and policyholders'
            account balances...............................       (1,017.4)            (949.5)            (938.5)
          Deferred policy acquisition costs................        3,083.3            3,221.1            2,858.8
          Deferred Federal income taxes....................         (450.8)             (26.8)            (137.8)
          Valuation of investments.........................          417.7             (794.1)             (29.8)
          Valuation of investment subsidiary...............         (665.1)            (476.5)            (873.1)
          Limited risk reinsurance.........................         (429.0)            (845.9)            (920.8)
          Issuance of surplus notes........................         (538.9)               -                  -
          Postretirement benefits..........................         (343.3)            (316.6)            (333.7)
          Other, net.......................................            4.4              (79.2)             (81.9)
          GAAP adjustments of Closed Block.................          575.7              578.8              574.2
          GAAP adjustments of discontinued GIC
            Segment........................................         (184.6)            (221.9)            (264.6)
                                                            -----------------   ----------------   -----------------
        Total Shareholder's Equity.........................  $     4,000.8       $    3,194.4       $    2,950.6
                                                            =================   ================   =================

18)     BUSINESS SEGMENT INFORMATION

        The Company has three major business segments: Individual Insurance and Annuities; Investment Services and Group Pension. Consolidation/elimination principally includes debt not specific to any business segment. Attributed Insurance Capital represents net assets and related revenues and earnings of the Insurance Group not assigned to the insurance segments. Interest expense related to debt not specific to any business segment is presented within Corporate interest expense. Information for all periods is presented on a comparable basis.

        The Individual Insurance and Annuities segment offers a variety of traditional, variable and interest-sensitive life insurance products, disability income, annuity products and mutual fund and other investment products to individuals and small groups. This segment includes Separate Accounts for certain individual insurance and annuity products.

        The Investment Services segment provides investment fund management, primarily to institutional clients. This segment includes Separate Accounts which provide various investment options for group clients through pooled or single group accounts.

        Intersegment investment advisory and other fees of approximately $124.1 million, $135.3 million and $128.6 million for 1995, 1994 and 1993, respectively, are included in total revenues of the Investment Services segment. These fees, excluding amounts related to the discontinued GIC Segment of $14.7 million, $27.4 million and $17.0 million for 1995, 1994 and 1993, respectively, are eliminated in consolidation.

        The Group Pension segment administers traditional participating group annuity contracts with conversion features, generally for corporate qualified pension plans, and association plans which provide full service retirement programs for individuals affiliated with professional and trade associations.




                                                                           YEARS ENDED DECEMBER 31,
                                                            --------------------------------------------------------
                                                                  1995               1994                1993
                                                            -----------------   ----------------   -----------------
                                                                                 (IN MILLIONS)
        Revenues
        Individual insurance and annuities.................  $     3,254.6       $    3,110.7       $    2,981.5
        Group pension......................................          292.0              359.1              426.6
        Attributed insurance capital.......................           61.2               79.4               61.6
                                                            -----------------   ----------------   -----------------
          Insurance operations.............................        3,607.8            3,549.2            3,469.7
        Investment services................................          949.1              935.2            2,792.6
        Consolidation/elimination..........................          (34.9)             (24.7)             (40.5)
                                                            -----------------   ----------------   -----------------
        Total..............................................  $     4,522.0       $    4,459.7       $    6,221.8
                                                            =================   ================   =================



        Earnings (loss) before Federal income taxes
          and cumulative effect of accounting change
        Individual insurance and annuities.................  $       274.4       $      245.5       $       76.2
        Group pension......................................          (13.3)              15.8                2.0
        Attributed insurance capital.......................           18.7               69.8               49.0
                                                            -----------------   ----------------   -----------------
          Insurance operations.............................          279.8              331.1              127.2
        Investment services................................          161.2              177.5              302.1
        Consolidation/elimination..........................           (3.1)                .3                 .5
                                                            -----------------   ----------------   -----------------
              Subtotal.....................................          437.9              508.9              429.8
        Corporate interest expense.........................          (27.9)            (114.2)            (126.1)
                                                            -----------------   ----------------   -----------------
        Total..............................................  $       410.0       $      394.7       $      303.7
                                                            =================   ================   =================


                                                                                           DECEMBER 31,
                                                                                ------------------------------------
                                                                                     1995                1994
                                                                                ----------------   -----------------
                                                                                           (IN MILLIONS)
        Assets
        Individual insurance and annuities.....................................  $    50,328.8      $    44,063.4
        Group pension..........................................................        4,033.3            4,222.8
        Attributed insurance capital...........................................        2,391.6            2,609.8
                                                                                ----------------   -----------------
          Insurance operations.................................................       56,753.7           50,896.0
        Investment services....................................................       12,842.9           12,127.9
        Consolidation/elimination..............................................         (354.4)          (1,614.4)
                                                                                ----------------   -----------------
        Total..................................................................  $    69,242.2      $    61,409.5
                                                                                ================   =================

19)     QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

        The quarterly results of operations for the years ended December 31, 1995, 1994 and 1993, are summarized below:


                                                                    THREE MONTHS ENDED,
                                       ------------------------------------------------------------------------------
                                           MARCH 31           JUNE 30           SEPTEMBER 30          DECEMBER 31
                                       -----------------  -----------------   ------------------   ------------------
                                                                       (IN MILLIONS)
        1995
        ----
        Total Revenues................  $     1,074.7      $     1,158.4       $    1,127.1         $    1,161.8
                                       =================  =================   ==================   ==================

        Net Earnings..................  $        59.0      $        94.3       $       91.2         $       53.1
                                       =================  =================   ==================   ==================

        1994
        ----
        Total Revenues................  $     1,107.4      $     1,075.0       $    1,153.8         $    1,123.5
                                       =================  =================   ==================   ==================

        Earnings before Cumulative
          Effect of Accounting
          Change......................  $        64.0      $        68.4       $       89.1         $       72.0
                                       =================  =================   ==================   ==================
        Net Earnings..................  $        36.9      $        68.4       $       89.1         $       72.0
                                       =================  =================   ==================   ==================

        1993
        ----
        Total Revenues................  $     1,502.2      $     1,539.7       $    1,679.4         $    1,500.5
                                       =================  =================   ==================   ==================

        Net Earnings..................  $        32.3      $        47.1       $       68.8         $       64.2
                                       =================  =================   ==================   ==================

20)     INVESTMENT IN DLJ

        On December 15, 1993, the Company sold a 61% interest in DLJ to the Holding Company for $800.0 million in cash and securities. The excess of the proceeds over the book value in DLJ at the date of sale of $340.2 million has been reflected as a capital contribution. In 1995, DLJ completed the initial public offering ("IPO") of 10.58 million shares of its common stock, which included 7.28 million of the Holding Company's shares in DLJ, priced at $27 per share. Concurrent with the IPO, the Company contributed equity securities to DLJ having a market value of $21.2 million. Upon completion of the IPO, the Company's ownership percentage was reduced to 36.1%. The Company's ownership interest will be further reduced upon the issuance of common stock after the vesting of forfeitable restricted stock units acquired by and/or the exercise of options granted to certain DLJ employees. At December 31, 1995, DLJ had options outstanding to purchase approximately 9.2 million shares of DLJ common stock at $27.00 per share. Options are exercisable over a period of up to ten years. DLJ restricted stock units represents forfeitable rights to receive approximately 5.2 million shares of DLJ common stock through February 2000.

        The results of operations and cash flows of DLJ through the date of sale are included in the consolidated statements of earnings and cash flow for the year ended December 31, 1993. For the period subsequent to the date of sale, the results of operations of DLJ are accounted for on the equity basis and are included in commissions, fees and other income in the consolidated statements of earnings. The Company's carrying value of DLJ is included in investment in and loans to affiliates in the consolidated balance sheets.

        Summarized balance sheets information for DLJ, reconciled to the Company's carrying value of DLJ, are as follows:


                                                                                           DECEMBER 31,
                                                                                ------------------------------------
                                                                                     1995                1994
                                                                                ----------------   -----------------
                                                                                           (IN MILLIONS)
        Assets:
        Trading account securities, at market value............................  $   10,911.4       $    8,970.0
        Securities purchased under resale agreements...........................      18,748.2           10,476.4
        Broker-dealer related receivables......................................      13,023.7           11,784.8
        Other assets...........................................................       1,893.2            2,030.4
                                                                                ----------------   -----------------
        Total Assets...........................................................  $   44,576.5       $   33,261.6
                                                                                ================   =================

        Liabilities:
        Securities sold under repurchase agreements............................  $   26,744.8       $   18,356.7
        Broker-dealer related payables.........................................      12,915.5           10,618.0
        Short-term and long-term debt..........................................       1,717.5            1,956.5
        Other liabilities......................................................       1,775.0            1,285.1
                                                                                ----------------   -----------------
        Total liabilities......................................................      43,152.8           32,216.3
        Cumulative exchangeable preferred stock................................         225.0              225.0
        Total shareholders' equity.............................................       1,198.7              820.3
                                                                                ----------------   -----------------
        Total Liabilities, Cumulative Exchangeable Preferred Stock and
          Shareholders' Equity.................................................  $   44,576.5       $   33,261.6
                                                                                ================   =================

        DLJ's equity as reported...............................................  $    1,198.7       $      820.3
        Unamortized cost in excess of net assets acquired in 1985
          and other adjustments................................................          40.5               50.8
        The Holding Company's equity ownership in DLJ..........................        (499.0)            (532.1)
        Minority interest in DLJ...............................................        (324.3)               -
                                                                                ----------------   -----------------
        The Company's Carrying Value of DLJ....................................  $      415.9       $      339.0
                                                                                ================   =================

        Summarized statements of earnings information for DLJ reconciled to the Company's equity in earnings of DLJ is as follows:

                                                                                     YEARS ENDED DECEMBER 31,
                                                                                ------------------------------------
                                                                                     1995                1994
                                                                                ----------------   -----------------
                                                                                           (IN MILLIONS)

        Commission, fees and other income......................................  $     1,325.9      $      953.5
        Net investment income..................................................          904.1             791.9
        Dealer, trading and investment gains, net..............................          528.6             263.3
                                                                                ----------------   -----------------
        Total Revenues.........................................................        2,758.6           2,008.7
        Total expenses including income taxes..................................        2,579.5           1,885.7
                                                                                ----------------   -----------------
        Net earnings...........................................................          179.1             123.0
        Dividends on preferred stock...........................................           19.9              20.9
                                                                                ----------------   -----------------
        Earnings Applicable to Common Shares...................................  $       159.2      $      102.1
                                                                                ================   =================

        DLJ's earnings applicable to common shares as reported.................  $       159.2      $      102.1
        Amortization of cost in excess of net assets acquired in 1985..........           (3.9)             (3.1)
        The Holding Company's equity in DLJ's earnings.........................          (90.4)            (60.9)
        Minority interest in DLJ...............................................           (6.5)              -
                                                                                ----------------   -----------------
        The Company's Equity in DLJ's Earnings.................................  $        58.4      $       38.1
                                                                                ================   =================

21)     RELATED PARTY TRANSACTIONS

        On August 31, 1993, the Company sold $661.0 million of primarily privately placed below investment grade fixed maturities to EQ Asset Trust 1993, a limited purpose business trust, wholly owned by the Holding Company. The Company recognized a $4.1 million gain net of related deferred policy acquisition costs, deferred Federal income tax and amounts attributable to participating group annuity contracts. In conjunction with this transaction, the Company received $200.0 million of Class B Notes issued by EQ Asset Trust 1993. These notes have interest rates ranging from 6.85% to 9.45%. The Class B Notes are reflected in investments in and loans to affiliates on the consolidated balance sheets.

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                              SEPTEMBER 30,  December 31,
                                                                  1996         1995
                                                              ------------- ------------
                                                                      (IN MILLIONS)
ASSETS
Investments:
  Fixed maturities:
    Available for sale, at estimated fair value ............   $  17,117.5  $  15,899.9
  Mortgage loans on real estate ............................       3,298.5      3,638.3
  Equity real estate .......................................       3,705.0      3,916.2
  Policy loans .............................................       2,167.3      1,976.4
  Investment in and loans to affiliates ....................         686.8        636.6
  Other equity investments .................................         561.4        621.1
  Other invested assets ....................................         358.4        706.1
                                                               -----------  -----------
      Total investments ....................................      27,894.9     27,394.6
Cash and cash equivalents ..................................         528.2        774.7
Deferred policy acquisition costs ..........................       3,279.3      3,083.3
Amounts due from discontinued GIC Segment ..................       1,270.1      2,097.1
Other assets ...............................................       2,720.0      2,713.1
Closed Block assets ........................................       8,345.7      8,612.8
Separate Accounts assets ...................................      28,242.3     24,566.6
                                                               -----------  -----------

TOTAL ASSETS ...............................................   $  72,280.5  $  69,242.2
                                                               ===========  ============

LIABILITIES
Policyholders' account balances ............................   $  21,795.3  $  21,911.2
Future policy benefits and other policyholders' liabilities        4,155.9      4,013.2
Short-term and long-term debt ..............................       2,029.9      1,899.3
Other liabilities ..........................................       2,988.2      3,379.5
Closed Block liabilities ...................................       9,193.2      9,507.2
Separate Accounts liabilities ..............................      28,154.7     24,531.0
                                                               -----------  -----------
      Total liabilities ....................................      68,317.2     65,241.4
                                                               -----------  -----------

Commitments and contingencies (Note 10)

SHAREHOLDER'S EQUITY
Common stock, $1.25 par value; 2.0 million shares
 authorized issued and outstanding .........................           2.5          2.5
Capital in excess of par value .............................       2,913.6      2,913.6
Retained earnings ..........................................       1,019.0        781.6
Net unrealized investment gains ............................          63.3        338.2
Minimum pension liability ..................................         (35.1)       (35.1)
                                                               -----------  -----------
      Total shareholder's equity ...........................       3,963.3      4,000.8
                                                               -----------  -----------

TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY .................   $  72,280.5  $  69,242.2
                                                               ===========  ===========

                 See Notes to Consolidated Financial Statements.

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                                   (UNAUDITED)

                                                      THREE MONTHS ENDED    NINE MONTHS ENDED
                                                        SEPTEMBER 30,         SEPTEMBER 30,
                                                   ---------------------- ---------------------
                                                      1996         1995     1996        1995
                                                   -----------  --------- ---------  ----------
                                                                  (IN MILLIONS)
REVENUES
Universal life and investment-type
  product policy fee income .....................   $    220.7  $   197.1 $   651.4   $  581.4
Premiums ........................................        145.8      140.2     439.2      452.7
Net investment income ...........................        534.3      517.5   1,605.9    1,551.7
Investment (losses) gains, net ..................         (5.5)       8.8     (21.5)      27.7
Commissions, fees and other income ..............        262.5      232.3     786.8      650.5
Contribution from the Closed Block ..............         23.7       28.2      73.8       85.4
                                                    ----------  --------- ---------   --------
      Total revenues ............................      1,181.5    1,124.1   3,535.6    3,349.4
                                                    ----------  --------- ---------   --------

BENEFITS AND OTHER DEDUCTIONS
Interest credited to policyholders' account
  balances ......................................        315.8      314.8     948.8      921.3
Policyholders' benefits .........................        268.4      245.7     795.6      766.1
Other operating costs and expenses ..............        457.2      421.8   1,379.0    1,282.4
                                                    ----------  --------- ---------   --------
      Total benefits and other deductions .......      1,041.4      982.3   3,123.4    2,969.8
                                                    ----------  --------- ---------   --------

Earnings before Federal income taxes,
  minority interest and cumulative effect of
  accounting change .............................        140.1      141.8     412.2      379.6
Federal income taxes ............................         33.7       33.9      92.2       89.9
Minority interest in net income of consolidated
  subsidiaries ..................................         20.6       16.7      59.5       45.2
                                                    ----------  --------- ---------   --------
Earnings before cumulative effect of
  accounting change .............................         85.8       91.2     260.5      244.5
Cumulative effect of accounting change,
  net of Federal income taxes ...................          -          -       (23.1)       -
                                                    ----------  --------- ---------   --------

Net Earnings ....................................   $     85.8  $    91.2  $  237.4   $  244.5
                                                    ==========  ========== ========   ========


                 See Notes to Consolidated Financial Statements.

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
                  NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                   (UNAUDITED)

                                                                        1996       1995
                                                                     ----------  ----------
                                                                         (IN MILLIONS)
Common stock, at par value, beginning of year and end of period ..   $      2.5  $      2.5
                                                                     ----------  ----------

Capital in excess of par value, beginning of year
 and end of period ...............................................      2,913.6     2,913.6
                                                                     ----------  ----------

Retained earnings, beginning of year .............................        781.6       484.0
Net earnings .....................................................        237.4       244.5
                                                                     ----------  ----------
Retained earnings, end of period .................................      1,019.0       728.5
                                                                     ----------  ----------

Net unrealized investment gains (losses), beginning of year ......        338.2      (203.0)
Change in unrealized investment (losses) gains ...................       (274.9)      270.5
                                                                     ----------  ----------
Net unrealized investment gains, end of period ...................         63.3        67.5
                                                                     ----------  ----------

Minimum pension liability, beginning of year and end of period ...        (35.1)       (2.7)
                                                                     ----------  ----------

TOTAL SHAREHOLDER'S EQUITY, END OF PERIOD ........................   $  3,963.3  $  3,709.4
                                                                     ==========  ==========



                 See Notes to Consolidated Financial Statements.

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                   (UNAUDITED)

                                                                           1996       1995
                                                                        -----------  ----------
                                                                             (IN MILLIONS)
Net earnings .........................................................   $    237.4  $    244.5
  Adjustments to reconcile net earnings to net cash provided by operating activities:
    Interest credited to policyholders' account balances .............        948.8       921.3
    General Account policy charges ...................................       (651.4)     (581.4)
    Investment losses (gains) ........................................         21.5       (27.7)
    Change in Federal income taxes payable ...........................        (96.2)      110.8
    Changes in Closed Block assets and liabilities, net ..............        (46.9)      (52.6)
    Other, net .......................................................         33.8       102.2
                                                                         ----------  ----------

Net cash provided by operating activities ............................        447.0       717.1
                                                                         ----------  ----------

Cash flows from investing activities:
  Maturities and repayments ..........................................      1,626.0     1,312.6
  Sales ..............................................................      6,913.2     5,371.0
  Return of capital from joint ventures and limited partnerships .....         64.3        34.7
  Purchases ..........................................................     (9,646.9)   (7,100.5)
  Decrease in loans to discontinued GIC Segment ......................        827.0     1,155.4
  Other, net .........................................................        (97.9)     (176.7)
                                                                         ----------  ----------

Net cash (used) provided by investing activities .....................       (314.3)      596.5
                                                                         ----------  ----------

Cash flows from financing activities:
  Policyholders' account balances:
    Deposits .........................................................      1,402.2     2,034.3
    Withdrawals ......................................................     (1,839.5)   (2,078.9)
  Net increase in short-term financings ..............................        195.3       272.5
  Repayments of long-term debt .......................................        (88.5)       (5.3)
  Payment of obligation to fund accumulated deficit of discontinued
    GIC Segment ......................................................          -      (1,215.4)
  Other, net .........................................................        (48.7)      (33.8)
                                                                         ----------  ----------

Net cash used by financing activities ................................       (379.2)   (1,026.6)
                                                                         ----------  ----------

Change in cash and cash equivalents ..................................       (246.5)      287.0
Cash and cash equivalents, beginning of year .........................        774.7       693.6
                                                                         ----------  ----------

Cash and Cash Equivalents, End of Period .............................   $    528.2  $    980.6
                                                                         ==========  ==========

Supplemental cash flow information
  Interest Paid ......................................................   $     70.6  $     61.2
                                                                         ==========  ==========
  Income Taxes (Refunded) Paid .......................................   $     (7.9) $      4.1
                                                                         ==========  ==========

                 See Notes to Consolidated Financial Statements.

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


 1)   BASIS OF PRESENTATION

      The preparation of the accompanying consolidated financial statements in conformity with GAAP required management to make estimates and assumptions (including normal, recurring accruals) that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These statements should be read in conjunction with the consolidated financial statements of the Company for the year ended December 31, 1995. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for the full year.

      Certain reclassifications have been made in the amounts presented for prior periods to conform those periods with the current presentation.

 2)   ACCOUNTING CHANGES AND PRONOUNCEMENTS

      The Company implemented SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," as of January 1, 1996. The statement requires long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate the carrying value of such assets may not be recoverable. Impaired real estate is written down to fair value with the impairment loss being included in Investment gains, net. Before implementing SFAS No. 121, valuation allowances on real estate held for the production of income were computed using the forecasted cash flows of the respective properties discounted at a rate equal to the Company's cost of funds. The adoption of the statement resulted in the release of valuation allowances of $152.4 million and recognition of impairment losses of $144.0 million on real estate held and used. Real estate which management has committed to disposing of by sale or abandonment is classified as real estate to be disposed of. Valuation allowances on real estate to be disposed of continue to be computed using the lower of estimated fair value or depreciated cost, net of disposition costs. Implementation of the SFAS No. 121 impairment requirements relative to other assets to be disposed of resulted in a charge for the cumulative effect of an accounting change of $23.1 million, net of a Federal income tax benefit of $12.4 million, due to the writedown to fair value of building improvements relating to facilities being vacated beginning in 1996.

      In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 125 specifies the accounting and reporting requirements for transfers of financial assets, the recognition and measurement of servicing assets and liabilities and extinguishments of liabilities. SFAS No. 125 is effective for transactions occurring after December 31, 1996 and is to be applied prospectively. Management has not yet determined the effect of implementing SFAS No. 125.

 3)   FEDERAL INCOME TAXES

      Federal income taxes for interim periods have been computed using an estimated annual effective tax rate. This rate is revised, if necessary, at the end of each successive interim period to reflect the current estimate of the annual effective tax rate.

 4)   INVESTMENTS

      Investment valuation allowances and changes thereto are shown below:

                                                                    NINE MONTHS ENDED
                                                                      SEPTEMBER 30,
                                                                  ---------------------
                                                                     1996       1995
                                                                  ---------  ----------
                                                                      (IN MILLIONS)
      Balances, beginning of year ............................     $  325.3    $  284.9
      SFAS No. 121 release ...................................       (152.4)        -
      Additions charged to income ............................         88.7        67.8
      Deductions for writedowns and asset dispositions .......       (105.2)      (49.7)
                                                                   --------    --------
      Balances, End of Period ................................     $  156.4    $  303.0
                                                                   ========    ========

      Balances, end of period:
        Mortgage loans on real estate ........................     $   93.3    $   66.8
        Equity real estate ...................................         63.1       236.2
                                                                   --------    --------
      Total.............................................           $  156.4    $  303.0
                                                                   ========    ========

      For the three months and nine months ended September 30, 1996 and 1995, investment income is shown net of investment expenses of $89.9 million, $272.1 million, $115.2 million and $343.3 million, respectively.

      As of September 30, 1996 and December 31, 1995, fixed maturities classified as available for sale had amortized costs of $17,001.8 million and $15,284.0 million, respectively. Other equity investments included equity securities with carrying values of $125.0 million and $128.4 million and costs of $101.3 million and $97.3 million as of September 30, 1996 and December 31, 1995, respectively.

      For the nine months ended September 30, 1996 and 1995, proceeds received on sales of fixed maturities classified as available for sale amounted to $6,645.1 million and $5,009.6 million, respectively. Gross gains of $94.0 million and $135.1 million and gross losses of $58.4 million and $49.8 million were realized on these sales for the nine months ended September 30, 1996 and 1995, respectively. The decrease in unrealized investment gains related to fixed maturities classified as available for sale for the nine months ended September 30, 1996 amounted to $500.1 million.

      During the nine months ended September 30, 1995, one security classified as held to maturity was sold and twelve securities classified as held to maturity were transferred to the available for sale portfolio. All actions were taken as a result of significant deterioration in creditworthiness. The amortized cost of the security sold was $4.2 million. The aggregate amortized cost of the securities transferred was $116.0 million with gross unrealized investment losses of $3.2 million transferred to equity for the nine months ended September 30, 1995.

      Impaired mortgage loans along with the related provision for losses follows:

                                                                    SEPTEMBER 30,  December 31,
                                                                         1996         1995
                                                                    -------------  ----------
                                                                           (IN MILLIONS)
      Impaired mortgage loans with provision for losses ........     $  428.6      $  310.1
      Impaired mortgage loans with no provision for losses .....        148.3         160.8
                                                                     --------      --------
      Recorded investment in impaired mortgage loans ...........        576.9         470.9
      Provision for losses .....................................         88.0          62.7
                                                                     --------      --------
      Net Impaired Mortgage Loans ..............................     $  488.9      $  408.2
                                                                     ========      ========

      Impaired mortgage loans with no provision for losses are loans where the fair value of the collateral or the net present value of the loans equals or exceeds the recorded investment. Interest income earned on loans where the collateral value is used to measure impairment is recorded using the cash basis method. Interest income on loans where the present value method is used to measure impairment is accrued on the net carrying value amount of the loan at the interest rate used to discount the cash flows. Changes in the present value attributable to changes in the amount or timing of expected cash flows are reported as investment gains or losses.

      During the nine months ended September 30, 1996 and 1995, respectively, the Company's average recorded investment in impaired mortgage loans was $548.7 million and $295.5 million. Interest income recognized on these impaired mortgage loans totaled $30.9 million and $20.3 million for the nine months ended September 30, 1996 and 1995, respectively, including $13.7 million and $10.8 million recognized on the cash basis method.

 5)   ALLIANCE - CURSITOR TRANSACTION

      On February 29, 1996, Alliance acquired the business of Cursitor-Eaton Asset Management Company and Cursitor Holdings Limited in exchange for approximately 1.8 million Alliance Units, $84.9 million in cash, $21.5 million in notes which are payable ratably over the next four years and substantial additional consideration which will be determined at a later date. The Company recognized an investment gain of $20.6 million as a result of the issuance of Units in this transaction. At September 30, 1996, the Company's ownership of Alliance Units was approximately 57.4%.

 6)   BUSINESS SEGMENT INFORMATION

                                               THREE MONTHS ENDED      NINE MONTHS ENDED
                                                 SEPTEMBER 30,           SEPTEMBER 30,
                                              ----------------------- ----------------------
                                                1996        1995         1996        1995
                                             -----------  ---------- -----------  ----------
                                                              (IN MILLIONS)
      Revenues
      Individual insurance and annuities ..   $    841.7  $    793.5  $  2,496.9  $  2,436.6
      Group pension .......................         60.7        77.1       189.3       209.4
      Attributed insurance capital ........         17.9        17.0        49.2        45.6
                                              ----------  ----------  ----------  ----------
        Insurance operations ..............        920.3       887.6     2,735.4     2,691.6
      Investment services .................        267.0       243.7       818.3       681.1
      Consolidation/elimination ...........         (5.8)       (7.2)      (18.1)      (23.3)
                                              ----------  ----------  ----------  ----------
      Total ...............................   $  1,181.5  $  1,124.1  $  3,535.6  $  3,349.4
                                              ==========  ==========  ==========  ==========

      EARNINGS (LOSS) BEFORE FEDERAL
        INCOME TAXES, MINORITY INTEREST
        AND CUMULATIVE EFFECT OF
        ACCOUNTING CHANGE
      Individual insurance and annuities ..   $     86.8  $     80.6  $    240.3  $    232.2
      Group pension .......................         (8.3)        (.9)      (28.6)      (12.7)
      Attributed insurance capital ........          9.7         9.9        23.5        22.5
                                              ----------  ----------  ----------  ----------
        Insurance operations ..............         88.2        89.6       235.2       242.0
      Investment services .................         68.8        59.2       226.8       157.2
                                              ----------  ----------  ----------  ----------
        Subtotal ..........................        157.0       148.8       462.0       399.2
      Corporate interest expense ..........        (16.9)       (7.0)      (49.8)      (19.6)
                                              ----------  ----------  ----------  ----------
      Total ...............................   $    140.1  $    141.8  $    412.2  $    379.6
                                              ==========  ==========  ==========  ==========

                                                         SEPTEMBER 30,     December 31,
                                                               1996           1995
                                                         --------------    ------------
                                                                  (IN MILLIONS)
      ASSETS
      Individual insurance and annuities ...........       $  53,559.8      $  50,328.8
      Group pension ................................           3,601.0          4,033.3
      Attributed insurance capital .................           2,055.5          2,391.6
                                                           -----------      -----------
        Insurance operations .......................          59,216.3         56,753.7
      Investment services ..........................          13,434.1         12,842.9
      Consolidation/elimination ....................            (369.9)          (354.4)
                                                           -----------      -----------
      Total ........................................       $  72,280.5      $  69,242.2
                                                           ===========      ===========

 7)   DISCONTINUED OPERATIONS

      Summarized financial information of the discontinued GIC Segment follows:

                                                        SEPTEMBER 30,   DECEMBER 31,
                                                             1996         1995
                                                        --------------  ------------
                                                               (IN MILLIONS)
ASSETS
Mortgage loans on real estate ....................       $  1,285.0     $  1,485.8
Equity real estate ...............................          1,057.1        1,122.1
Cash and other invested assets ...................            361.7          665.2
Other assets .....................................            191.5          579.3
                                                         ----------     ----------
Total Assets .....................................       $  2,895.3     $  3,852.4
                                                         ==========     ==========
LIABILITIES
Policyholders' liabilities .......................       $  1,360.3     $  1,399.8
Allowance for future losses ......................            118.8          164.2
Amounts due to continuing operations .............          1,270.1        2,097.1
Other liabilities ................................            146.1          191.3
                                                         ----------     ----------
Total Liabilities ................................       $  2,895.3     $  3,852.4
                                                         ==========     ==========

                                             THREE MONTHS ENDED  NINE MONTHS ENDED
                                               SEPTEMBER 30,        SEPTEMBER 30,
                                             ------------------ ------------------
                                              1996      1995     1996     1995
                                             -------  --------  -------  ---------
                                                         (IN MILLIONS)
REVENUES
Investment income (net of investment
  expenses of $31.8, $40.5, $96.1
  and $117.9) ............................   $  50.2  $  52.6  $  182.4  $  202.1
Investment (losses) gains, net ...........      (6.2)     6.6     (23.8)    (12.3)
Policy fees, premiums and other
  income, net ............................        .1       .1        .2        .6
                                            --------- -------- --------  --------
Total revenues ...........................      44.1     59.3     158.8     190.4
BENEFITS AND OTHER DEDUCTIONS ............      56.9     76.6     196.2     253.9
                                            --------- -------- --------  --------
Losses Charged to Allowance
  for Future Losses ......................   $ (12.8) $ (17.3) $  (37.4) $  (63.5)
                                             =======  =======  ========  ========

      Investment valuation allowances amounted to $19.9 million on mortgage loans and $16.3 million on equity real estate for an aggregate of $36.2 million at September 30, 1996. As of January 1, 1996, the adoption of SFAS No. 121 resulted in a release of existing valuation allowances of $71.9 million on equity real estate and recognition of impairment losses of $69.8 million on real estate held and used. At December 31, 1995, valuation allowances amounted to $19.2 million on mortgage loans and $77.9 million on equity real estate for an aggregate of $97.1 million.

      Benefits and other deductions included $23.3 million, $94.8 million, $38.7 million and $116.0 million of interest expense related to amounts borrowed from continuing operations for the three months and nine months ended September 30, 1996 and 1995, respectively.

      The allowance for future losses is based upon management's best judgment and there can be no assurance ultimate losses will not differ.

 8)   CLOSED BLOCK

      Summarized financial information of the Closed Block follows:

                                                                  SEPTEMBER 30,  DECEMBER 31,
                                                                       1996         1995
                                                                  -------------  ------------
                                                                        (IN MILLIONS)
       ASSETS
       Fixed maturities:
         Available for sale, at estimated fair value (amortized
           cost of $3,730.0 and $3,662.8) ......................   $  3,736.2    $  3,896.2
       Mortgage loans on real estate ...........................      1,422.2       1,368.8
       Policy loans ............................................      1,778.8       1,797.2
       Cash and other invested assets ..........................        321.8         440.9
       Deferred policy acquisition costs .......................        780.8         823.6
       Other assets ............................................        305.9         286.1
                                                                   ----------    ----------
       Total Assets ............................................   $  8,345.7    $  8,612.8
                                                                   ==========    ==========
       LIABILITIES
       Future policy benefits and other policyholders'
        account balances .......................................   $ 9,159.6      $  9,346.7
       Other liabilities .......................................        33.6           160.5
                                                                   ---------      ----------
       Total Liabilities .......................................   $ 9,193.2      $  9,507.2
                                                                   =========      ==========

                                            THREE MONTHS ENDED    NINE MONTHS ENDED
                                              SEPTEMBER 30,        SEPTEMBER 30,
                                            ------------------  --------------------
                                              1996     1995       1996       1995
                                            --------  --------  --------  ----------
                                                          (IN MILLIONS)
      REVENUES
      Premiums and other income .........   $  171.3  $  178.8  $  539.1  $  561.3
      Investment income (net of investment
        expenses of $6.9, $6.6, $21.0 and
        $20.3) ..........................      140.2     133.3     408.4     400.7
      Investment losses, net ............       (4.6)      (.6)    (13.2)     (7.5)
                                            --------  --------  --------  --------
      Total revenues ....................      306.9     311.5     934.3     954.5
                                            --------  --------  --------  --------

      BENEFITS AND OTHER DEDUCTIONS
      Policyholders' benefits and dividends    266.9     270.8     810.2     824.1
      Other operating costs and expenses .      16.3      12.5      50.3      45.0
                                            --------  --------  --------  --------
      Total benefits and other deductions      283.2     283.3     860.5     869.1
                                            --------  --------  --------  --------

      Contribution from the Closed Block    $   23.7  $   28.2  $   73.8  $   85.4
                                            ========  ========  ========  ========

      Investment valuation allowances amounted to $33.4 million and $18.4 million on mortgage loans and $2.5 million and $4.3 million on equity real estate for an aggregate of $35.9 million and $22.7 million at September 30, 1996 and December 31, 1995, respectively. As of January 1, 1996, the adoption of SFAS No. 121 resulted in the recognition of impairment losses of $5.6 million on real estate held and used.

 9)   RESTRUCTURE COSTS

      At September 30, 1996, liabilities associated with 1994 and 1995 cost reduction programs totaled $27.3 million. During the nine months ended September 30, 1996 and 1995, the Company restructured certain operations in connection with cost reduction programs and incurred costs of $2.6 million and $8.6 million, respectively, primarily associated with severance related benefits. Amounts paid during the nine months ended September 30, 1996 and charged against the liabilities for the 1994 and 1995 cost reduction programs totaled $13.1 million.

10)   LITIGATION

      There have been no new material legal proceedings and no material developments in matters which were previously reported in the Company's Notes to Consolidated Financial Statements for the year ended December 31, 1995, except as follows:

      On May 29, 1996, the New York County Supreme Court entered a judgment dismissing the complaint with prejudice in the previously reported action Golomb, et al. v. The Equitable Life Assurance Society of the United
      States. Plaintiffs have filed a notice of appeal of that judgment. On February 9, 1996, Equitable Life removed the Pennsylvania action, Malvin
      v. The Equitable Life Assurance Society of the United States, to the United States District Court for the Middle District of Pennsylvania. Following the decision granting Equitable Life's motion to dismiss the New York action (Golomb), on the consent of the parties, the District Court ordered an indefinite stay of all proceedings in the Pennsylvania action, pending either party's right to reinstate the proceeding, and ordered that for administrative purposes the case be deemed administratively closed. On February 2, 1996, Equitable Life removed the Texas action, Bowler, et al.
      v. The Equitable Life Assurance Society of the United States, to the United States District Court for the Northern District of Texas. On July 1, 1996, Equitable Life filed a motion for summary judgment dismissing the complaint in its entirety. The Company's management has been advised that plaintiffs plan to oppose the motion for summary judgment. In August, 1996, the court granted plaintiffs leave to file a supplemental complaint on behalf of a proposed class of Texas policyholders claiming unfair discrimination, breach of contract and other claims arising out of alleged differences between premiums charged to Texas policyholders and premiums charged to similarly situated policyholders in New York and certain other states. Plaintiffs seek refunds of alleged overcharges, exemplary or additional damages citing Texas statutory provisions which among other things, permit two times the amount of actual damage plus additional penalties if the acts complained of are found to be knowingly committed, and injunctive relief. Equitable Life has also filed a motion for summary judgment dismissing the supplemental complaint in its entirety. Equitable Life's management has been advised that plaintiffs plan to oppose that motion.

      On May 22, 1996, a separate action entitled Bachman v. The Equitable Life Assurance Society of the United States, was filed in Florida state court making claims similar to those in the previously reported Golomb action. The Florida action is asserted on behalf of a proposed class of Florida issued or renewed policyholders, insured after 1983 under Lifetime Guaranteed Renewable Major Medical Insurance Policies issued by Equitable Life. The Florida action seeks compensatory and punitive damages and injunctive relief restricting the methods by which Equitable Life increases premiums in the future, based on various common law claims. On June 20, 1996, Equitable Life removed the Florida action to Federal court. Equitable Life has answered the complaint, denying the material allegations and asserting certain affirmative defenses. Although the outcome of any litigation cannot be predicted with certainty, particularly in the early stages of an action, The Equitable's management believes that the ultimate resolution of this litigation should not have a material adverse effect on the financial position of the Company. Due to the early stage of such litigation, the Company's management cannot make an estimate of loss, if any, or predict whether or not such litigation will have a material adverse effect on the Company's results of operations in any particular period.

      On November 6, 1996, a proposed class action entitled Fletcher, et al. v. The Equitable Life Assurance Society of the United States, was filed in California Superior Court for Fresno County, making substantially the same allegations concerning premium rates and premium rate increases on guaranteed renewable policies made in the Bowler action. The complaint alleges, among other things, that differentials between rates charged California policyholders and policyholders in New York and certain other states, and the methods used by Equitable Life to calculate premium increases, breached the terms of its policies and that Equitable Life misrepresented and concealed the facts pertaining to such differentials and methods in violation of California law. Plaintiffs seek compensatory damages in an unspecified amount, rescission, injunctive relief and attorneys fees. Although the outcome of any litigation cannot be predicted with certainty, particularly in the early stages of an action, Equitable Life's management believes that the ultimate resolution of this litigation should not have a material adverse effect on the financial position of Equitable Life. Due to the early stage of such litigation, Equitable Life's management cannot make an estimate of loss, if any, or predict whether or not such litigation will have a material adverse effect on Equitable Life's results of operations in any particular period.

      In connection with the previously reported action entitled Sidney C. Cole et al. v. The Equitable Life Assurance Society of the United States and The Equitable of Colorado, Inc., on June 28, 1996, the court issued a decision and order dismissing with prejudice plaintiff's causes of action for fraud, constructive fraud, breach of fiduciary duty, negligence, and unjust enrichment, and dismissing without prejudice plaintiff's cause of action under the New York State consumer protection statute. The only remaining causes of action are for breach of contract and negligent misrepresentation. Plaintiffs have made a motion for reargument with respect to this order, which was submitted to the court in October 1996.

      On May 21, 1996, an action entitled Elton F. Duncan, III v. The Equitable Life Assurance Society of the United States, was commenced against Equitable Life in the Civil District Court for the Parish of Orleans, State of Louisiana. The action is brought by an individual who purchased a whole life policy. Plaintiff alleges misrepresentations concerning the extent to which the policy was a proper replacement policy and the number of years that the annual premium would need to be paid. Plaintiff purports to represent a class consisting of all persons who purchased whole life or universal life insurance policies from Equitable Life from January 1, 1982 to the present. Plaintiff seeks damages, including punitive damages, in an unspecified amount. On June 21, 1996, Equitable Life removed the action to the United States District Court for the Eastern District of Louisiana. Plaintiff has made a motion to remand to the Louisiana Civil District Court, and Equitable Life will oppose such motion.  On July 26, 1996, an action entitled  Michael Bradley
      v. Equitable Variable Life Insurance Company, was commenced in New York state court. The action is brought by the holder of a variable life insurance policy issued by EVLICO. The plaintiff purports to represent a class consisting of all persons or entities who purchased one or more life insurance policies issued by EVLICO from January 1, 1980. The complaint puts at issue various alleged sales practices and alleges misrepresentations concerning the extent to which the policy was a proper replacement policy and the number of years that the annual premium would need to be paid. Plaintiff seeks damages, including punitive damages, in an unspecified amount and also seeks injunctive relief prohibiting EVLICO from canceling policies for failure to make premium payments beyond the alleged stated number of years that the annual premium would need to be paid. Equitable Life and EVLICO have made a motion to consolidate or jointly try this proceeding with the Cole action, which will not be heard until November 1996. Although the outcome of any litigation cannot be predicted with certainty, particularly in the early stages of an action, the Company's management believes that the ultimate resolution of the litigations discussed in this paragraph should not have a material adverse effect on the financial position of the Company. Due to the early stages of such litigation, the Company's management cannot make an estimate of loss, if any, or predict whether or not such litigation will have a material adverse effect on the Company's results of operations in any particular period.

      Equitable Life recently received a subpoena from the U.S. Department of Labor ("DOL") requesting copies of any third-party appraisals in Equitable Life's possession relating to the ten largest properties (by value) in the Prime Property Fund ("PPF"). PPF is an open-end, commingled real estate separate account of Equitable Life's for pension clients. Equitable Life serves as investment manager in PPF and has retained Equitable Real Estate Investment Management, Inc. ("Equitable Real Estate") as adviser. In early 1995, the DOL commenced a national investigation of commingled real estate funds with pension investors, including PPF. The investigation now appears to be focused principally on appraisal and valuation procedures in respect of fund properties. The most recent request from the DOL seems to reflect, at least in part, an interest in the relationship between the valuations for those properties reflected in appraisals prepared for local property tax proceedings and the valuations used by PPF for other purposes. At no time has the DOL made any specific allegation that Equitable Life or Equitable Real Estate has acted improperly and Equitable Life and Equitable Real Estate believe that any such allegation would be without foundation. While the outcome of this investigation cannot be predicted with certainty, in the opinion of management, the ultimate resolution of this matter should not have a material adverse effect on the Company's consolidated financial position or results of operations.

      In connection with the previously reported arbitration involving Equitable Casualty Insurance Company ("Casualty"), the arbitration panel issued a final award in favor of Casualty and GEICO General Insurance Company ("GEICO General") on June 17, 1996. The result of the arbitration is expected to resolve in favor of Casualty and GEICO General two litigations that were commenced by Houston General Insurance Company ("Houston General") and that have been stayed by the presiding courts pending the completion of the arbitration. Houston General has informed Casualty, through counsel, that it is considering whether to consent to entry of a judgment enforcing the arbitration award or whether to contest the award. The Company's management believes that Houston General has no valid basis for contesting the arbitration award and therefore the ultimate resolution of this matter should not have a material adverse effect on the Company's financial position or results of operations.

      With respect to the previously reported National Gypsum litigation, the Bankruptcy Court has remanded the Texas state court action to state court.

      With  respect  to  the  previously  reported   Spectravision   litigation,
      plaintiffs have filed an amended complaint in which DLJSC is no longer named as a defendant.

      On September 26, 1996, the United States District Court for the Southern District of New York granted the defendants' motion to dismiss all counts of the complaint in the previously reported litigation involving Alliance and the Alliance North American Government Income Fund, Inc. The plaintiffs have filed motions requesting that the court reconsider its decision and for permission to file an amended complaint. While the ultimate outcome cannot be determined at this time, Alliance's management does not expect that it will have a material adverse effect on Alliance's consolidated financial position or results of operations.

      In addition to the matters previously reported and the matters described above, Equitable Life and its subsidiaries and DLJ and its subsidiaries are involved in various legal actions and proceedings in connection with their businesses. Some of the actions and proceedings have been brought on behalf of various alleged classes of claimants and certain of these claimants seek damages of unspecified amounts. While the ultimate outcome of such matters cannot be predicted with certainty, in the opinion of management no such matter is likely to have a material adverse effect on the Company's consolidated financial position or results of operations.

                                                                      APPENDIX A

COMMUNICATING PERFORMANCE DATA

In reports or other communications to policyowners or in advertising material, we may describe general economic and market conditions affecting the Separate Account and the Trust and may compare the performance or ranking of the Separate Account Funds and Trust portfolios with (1) that of other insurance company separate accounts or mutual funds included in the rankings prepared by Lipper Analytical Services, Inc., Morningstar, Inc. or similar investment services that monitor the performance of insurance company separate accounts or mutual funds,
(2) other appropriate indices of investment securities and averages for peer universes of funds, or (3) data developed by us derived from such indices or averages. Advertisements or other communications furnished to present or prospective policyowners may also include evaluations of a Separate Account Fund or Trust portfolio by financial publications that are nationally recognized such as Barron's, Morningstar's Variable Annuities / Life, Business Week, Forbes, Fortune, Institutional Investor, Money, Kiplinger's Personal Finance, Financial Planning, Investment Adviser, Investment Management Weekly, Money Management Letter, Investment Dealers Digest, National Underwriter, Pension & Investments, USA Today, Investor's Daily, The New York Times, The Wall Street Journal, the Los Angeles Times and the Chicago Tribune.

Performance data for peer universes of funds with similar investment objectives are compiled by Lipper Analytical Services, Inc. (Lipper) in its Lipper Variable Insurance Products Performance Analysis Service (Lipper Survey) and Morningstar, Inc. in the Morningstar Variable Annuity / Life Report (Morningstar Report).

The Lipper Survey records performance data as reported to it by over 800 funds underlying variable annuity and life insurance products. The Lipper Survey divides these actively managed funds into 25 categories by portfolio objectives. The Lipper Survey contains two different universes, which differ in terms of the types of fees reflected in performance data. The "Separate Account" universe reports performance data net of investment management fees, direct operating expenses and asset-based charges applicable under variable insurance and annuity contracts. The "Mutual Fund" universe reports performance net only of investment management fees and direct operating expenses, and therefore reflects asset-based charges that relate only to the underlying mutual fund.

The Morningstar Report consists of over 700 variable life and annuity funds, all of which report their data net of investment management fees, direct operating expenses and separate account level charges.

LONG-TERM MARKET TRENDS

As a tool for understanding how different investment strategies may affect long-term results, it may be useful to consider the historical returns on different types of assets. The following chart presents historical return trends for various types of securities. The information presented, while not directly related to the performance of the Funds of the Separate Account or the Trust portfolios, may help to provide a perspective on the potential returns of different asset classes over different periods of time. By combining this information with your knowledge of your own financial needs, you may be able to better determine how you wish to allocate your IL COLI II premiums.

Historically, the investment performance of common stocks over the long term has generally been superior to that of long or short-term debt securities, although common stocks have been subject to more dramatic changes in value over short periods of time. The Common Stock Fund of the Separate Account may, therefore, be a desirable selection for policyowners who are willing to accept such risks. Policyowners who have a need to limit short-term risk, may find it preferable to allocate a smaller percentage of their net premiums to those funds that invest primarily in common stock. Any investment in securities, whether equity or debt, involves varying degrees of potential risk, in addition to offering varying degrees of potential reward.

The chart on page A-2 illustrates the average annual compound rates of return over selected time periods between December 31, 1925 and December 31, 1995 for common stocks, long-term government bonds, long-term corporate bonds, intermediate-term government bonds and Treasury Bills. The Consumer Price Index is shown as a measure of inflation for comparison purposes. The average annual returns assume the reinvestment of dividends, capital gains and interest.

The information presented is an historical record of unmanaged groups of securities and is neither an estimate nor a guarantee of future results. In addition, investment management fees and expenses and charges associated with a variable life insurance policy, are not reflected.

The rates of return illustrated do not represent returns of the Separate Account or the Trust and do not constitute a representation that the performance of the Separate Account funds or the Trust portfolios will correspond to rates of return such as those illustrated in the chart. For a comparative illustration of performance results of The Hudson River Trust, see page A-1 of the Trust's prospectus.

                         AVERAGE ANNUAL RATES OF RETURN

FOR THE
FOLLOWING                                       LONG-TERM        LONG-TERM      INTERMEDIATE-        U.S.           CONSUMER
PERIODS ENDING                  COMMON         GOVERNMENT        CORPORATE       TERM GOV'T        TREASURY           PRICE
12/31/95:                       STOCKS            BONDS            BONDS            BONDS            BILLS            INDEX
--------                        ------            -----            -----            -----            -----            -----

 1 year..................        37.43            31.67            26.39            16.80             5.60             2.74
 3 years.................        15.26            12.82            10.47             7.22             4.13             2.72
 5 years.................        16.57            13.10            12.07             8.81             4.29             2.83
10 years.................        14.84            11.92            11.25             9.08             5.55             3.48
20 years.................        14.59            10.45            10.54             9.69             7.28             5.23
30 years.................        10.68             7.92             8.17             8.36             6.72             5.39
40 years.................        10.78             6.38             6.75             7.02             5.73             4.46
50 years.................        11.94             5.35             5.75             5.87             4.80             4.36
60 years.................        11.34             5.20             5.46             5.34             4.01             4.10
Since 1926...............        10.54             5.17             5.69             5.25             3.72             3.12
Inflation Adjusted
Since 1926...............         7.20             1.99             2.49             2.07             0.58             0.00
----------------------------


*Source:  Ibbotson,  Roger G. and Rex A. Sinquefield,  STOCKS, BONDS, BILLS, AND
 INFLATION (SBBI), 1982, updated in STOCKS, BONDS, BILLS, AND INFLATION 1996 YEARBOOK,(TM)Ibbotson Associates, Inc., Chicago. All rights reserved.

 Common Stocks (S&P 500)-- Standard and Poor's Composite Index, an unmanaged weighted index of the stock performance of 500 industrial, transportation, utility and financial companies.

 Long-term Government Bonds-- Measured using a one-bond portfolio constructed each year containing a bond with approximately a twenty year maturity and a reasonably current coupon.

 Long-term Corporate Bonds -- For the period 1969-1995, represented by the Salomon Brothers Long-Term, High-Grade Corporate Bond Index; for the period 1946-1968, the Salomon Brothers' Index was backdated using Salomon Brothers' monthly yield data and a methodology similar to that used by Salomon for 1969-1995; for the period 1926-1945, the Standard and Poor's monthly High-Grade Corporate Composite yield data were used, assuming a 4 percent coupon and a twenty year maturity.

 Intermediate-term   Government  Bonds  --  Measured  by  a  one-bond  portfolio constructed each year containing a bond with approximately a five year maturity.

 U.S. Treasury Bills-- Measured by rolling over each month a one-bill portfolio containing, at the beginning of each month, the bill having the shortest maturity not less than one month.

 Inflation -- Measured by the Consumer Price Index for all Urban Consumers (CPI-U), not seasonally adjusted.

--------------------------------------------------------------------------------
PROSPECTUS







--------------------------------------------------------------------------------
IL COLI II (TM)








--------------------------------------------------------------------------------
JULY 24, 1996













EQUITABLE VARIABLE LIFE INSURANCE COMPANY

                                       IL
                                     COLI II


                         Prospectus Dated July 24, 1996

IL COLI II is an individual flexible premium variable life insurance policy issued by Equitable Variable Life Insurance Company (Equitable Variable), a wholly-owned subsidiary of The Equitable Life Assurance Society of the United States (Equitable). The policy is designed to be offered to eligible purchasers and to be used for a variety of business purposes.


The policy offers flexible premium payments, a choice of two death benefit options, decreases to the policy's Face Amount of insurance and a choice of funding options, including a guaranteed interest option and the following thirteen investment portfolios:

Fixed Income Series:                      Equity Series:          Asset Allocation Series:
o  Money Market                           o  Growth & Income      o  Conservative Investors
o  Intermediate Government Securities     o  Equity Index         o  Balanced
o  Quality Bond                           o  Common Stock         o  Growth Investors
o  High Yield                             o  Global
                                          o  International
                                          o  Aggressive Stock

We do not guarantee the investment performance of these investment portfolios, which involve varying degrees of risk.

Although premiums are flexible, additional premiums may be required to keep the policy in effect. The policy may terminate if its value (net of any policy loan) is too small to pay the policy's monthly charges. The policy can be guaranteed to stay in force, regardless of investment performance, through the death benefit guarantee provision (if available).

You can borrow against or withdraw money from the policy, within limits. Loans and withdrawals will reduce the policy's death benefit and cash surrender value. You can also surrender the policy.

Your Equitable agent can provide you with information about all forms of life insurance available from us and Equitable and help you decide which may best meet your needs. Replacing existing insurance with an IL COLI II or other policy may not be to your advantage.

You may examine the policy for a limited period and cancel it for a full refund of premiums paid.

PLEASE READ THIS PROSPECTUS CAREFULLY AND KEEP IT FOR FUTURE REFERENCE. THIS PROSPECTUS CONTAINS INFORMATION THAT SHOULD BE KNOWN BEFORE INVESTING IN IL COLI
II. THIS PROSPECTUS IS NOT VALID UNLESS IT IS ATTACHED TO A CURRENT PROSPECTUS FOR THE HUDSON RIVER TRUST.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 Copyright 1996 Equitable Variable Life Insurance Company. All rights reserved.


VM 514      Cat. No. 126945

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

SUMMARY OF IL COLI II FEATURES.................................................1
PART 1 -- DETAILED INFORMATION ABOUT EQUITABLE VARIABLE AND
  IL COLI II INVESTMENT CHOICES................................................6
          THE COMPANY THAT ISSUES IL COLI II...................................6
            Equitable Variable.................................................6
            Our Parent, Equitable..............................................6
          THE SEPARATE ACCOUNT AND THE TRUST...................................6
            The Separate Account...............................................6
            The Trust..........................................................6
            The Trust's Investment Adviser.....................................6
            Investment Policies Of The Trust's Portfolios......................7
          THE GUARANTEED INTEREST ACCOUNT......................................8
            Adding Interest In The Unloaned Guaranteed
              Interest Account.................................................8
            Transfers Out Of The Guaranteed Interest Account...................8
PART 2 -- DETAILED INFORMATION ABOUT IL COLI II................................9
          FLEXIBLE PREMIUMS....................................................9
            Planned Periodic And Death Benefit Guarantee
              Premiums.........................................................9
            Premium And Monthly Charge Allocations.............................9
          DEATH BENEFITS.......................................................9
            Guaranteeing The Death Benefit....................................10
          CHANGES IN INSURANCE PROTECTION.....................................10
            Decreasing The Face Amount........................................10
            Changing The Death Benefit Option.................................10
            Substitution Of Insured Person....................................11
            When Policy Changes Go Into Effect................................11
          MATURITY BENEFIT....................................................11
          LIVING BENEFIT OPTION...............................................11
          SUPPLEMENTAL INSURANCE ON THE INSURED PERSON........................11
          YOUR POLICY ACCOUNT VALUE...........................................12
            Amounts In The Separate Account...................................12
            How We Determine The Unit Value...................................12
            Transfers Of Policy Account Value.................................12
            Telephone Transfers...............................................12
            Charge For Transfers..............................................12
          BORROWING FROM YOUR POLICY ACCOUNT..................................12
            How To Request A Loan.............................................13
            Policy Loan Interest..............................................13
            When Interest Is Due..............................................13
            Repaying The Loan.................................................13
            The Effects Of A Policy Loan......................................13
          PARTIAL WITHDRAWALS AND SURRENDER...................................13
            Partial Withdrawals...............................................13
            Surrender For Net Cash Surrender Value............................14
          DEDUCTIONS AND CHARGES..............................................14
            Deductions From Premiums..........................................14
            Deductions From Your Policy Account...............................14
            Trust Charges.....................................................15
          ADDITIONAL INFORMATION ABOUT IL COLI II.............................16
            Your Policy Can Terminate.........................................16
            You May Restore A Policy After It Terminates......................16
            Policy Periods, Anniversaries, Dates And Ages.....................16
          TAX EFFECTS.........................................................17
            Policy Proceeds...................................................17
            Policy Terminations...............................................18
            Diversification...................................................18
            Policy Changes....................................................18
            Tax Changes.......................................................18
            Estate And Generation Skipping Taxes..............................18
            Pension And Profit-Sharing Plans..................................19
            Other Employee Benefit Programs...................................19
            Our Taxes.........................................................19
            When We Withhold Income Taxes.....................................19
PART 3 -- ADDITIONAL INFORMATION..............................................19
          YOUR VOTING PRIVILEGES..............................................19
            Trust Voting Privileges...........................................19
            How We Determine Your Voting Shares...............................20
            Separate Account Voting Rights....................................20
          OUR RIGHT TO CHANGE HOW WE OPERATE..................................20
          OUR REPORTS TO POLICYOWNERS.........................................20
          LIMITS ON OUR RIGHT TO CHALLENGE THE POLICY.........................20
          YOUR PAYMENT OPTIONS................................................20
          YOUR BENEFICIARY....................................................21
          ASSIGNING YOUR POLICY...............................................21
          WHEN WE PAY POLICY PROCEEDS.........................................21
          DIVIDENDS...........................................................21
          REGULATION..........................................................21
          SPECIAL CIRCUMSTANCES...............................................21
          DISTRIBUTION........................................................22
          LEGAL PROCEEDINGS...................................................22
          ACCOUNTING AND ACTUARIAL EXPERTS....................................22
          ADDITIONAL INFORMATION..............................................22
          MANAGEMENT..........................................................23
PART 4 -- ILLUSTRATIONS OF POLICY BENEFITS....................................25
SEPARATE ACCOUNT FP FINANCIAL STATEMENTS...................................FSA-1
EQUITABLE VARIABLE FINANCIAL STATEMENTS......................................F-1
APPENDIX A -- COMMUNICATING PERFORMANCE DATA.................................A-1
              LONG-TERM MARKET TRENDS........................................A-1

--------------------------------------------------------------------------------
In this prospectus "we," "our" and "us" mean Equitable Variable, a New York stock life insurance company. "You" and "your" mean the owner of the policy. We refer to the person who is covered by the policy as the "insured person" because the insured person and the policyowner may not be the same. Unless indicated otherwise, the discussion in this prospectus assumes that there is no policy loan outstanding and that the policy is not in a grace period.
--------------------------------------------------------------------------------

THE POLICY IS NOT AVAILABLE IN ALL JURISDICTIONS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE. EQUITABLE VARIABLE DOES NOT AUTHORIZE ANY INFORMATION OR REPRESENTATIONS REGARDING THE OFFERING DESCRIBED IN THIS PROSPECTUS OTHER THAN AS CONTAINED IN THIS PROSPECTUS OR ANY ATTACHED SUPPLEMENT THERETO OR IN ANY SUPPLEMENTAL SALES MATERIAL AUTHORIZED BY EQUITABLE VARIABLE.

                        WHAT IS VARIABLE LIFE INSURANCE?

Variable life insurance is one kind of permanent cash value life insurance. Like other kinds of permanent cash value life insurance, such as whole life and universal life insurance, variable life insurance generally provides two benefits: an income tax-free death benefit and a cash value that grows tax-deferred.

What sets variable life insurance apart from universal life and whole life is that variable life insurance allows the policyowner to direct premiums to different mutual fund options. This enables a policyowner to harness the growth potential of, for example, the equity markets, but the policyowner also bears the risk of investment losses. In contrast, whole life insurance provides a minimum guaranteed cash value and universal life applies a minimum guaranteed interest rate to premiums.

Some variable life insurance policies offer some of the other features of universal or whole life such as premium flexibility (universal life) or death benefit guarantees (whole life). Equitable Variable and its parent, Equitable, offer an array of permanent cash value insurance products and your Equitable agent can help you determine which product best suits your insurance needs.

                         SUMMARY OF IL COLI II FEATURES

THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE TERMS OF THE POLICY WHEN ISSUED AND THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS (SEE TABLE OF CONTENTS ON OPPOSITE PAGE).

ELIGIBILITY TO PURCHASE

IL COLI II has been designed to be used as a potential source of funds to pay benefits under non-qualified executive deferred compensation plans, salary continuation plans or for other business purposes. In order to qualify to purchase IL COLI II, the following conditions must be satisfied:

o a minimum of five policies must be issued, each on the life of a different eligible insured person;

o the minimum initial premium under each of the policies must be remitted to Equitable Variable by the policyowner;

o the aggregate annualized first year planned periodic premium for all policies must be at least $150,000; and

o certain undertakings, which may be required by Equitable Variable in certain situations, are submitted to Equitable Variable.

PUTTING MONEY INTO THE POLICY

FLEXIBLE PREMIUMS

o Premiums may be invested whenever and in whatever amount you determine, within limits. Other than the initial premium, there are no scheduled or required premium payments (however, under certain conditions, additional premiums may be needed to keep a policy in effect). See FLEXIBLE PREMIUMS on page 9.

POLICY ACCOUNT

o Net premiums are put in your Policy Account and can be allocated to a Guaranteed Interest Account and to one or more funds of Equitable Variable's Separate Account FP (each a Fund, and together, the Funds or the Separate Account). The Funds invest in corresponding portfolios of The Hudson River Trust (Trust), a mutual fund. See THE SEPARATE ACCOUNT and THE TRUST, both on page 6.

o Transfers can be made among the various funding options, BUT TRANSFERS OUT OF THE GUARANTEED INTEREST ACCOUNT CAN ONLY BE MADE DURING A LIMITED TIME AND IN LIMITED AMOUNTS. See TRANSFERS OUT OF THE GUARANTEED INTEREST ACCOUNT on page 8 for a description of these limitations. Transfers into the Guaranteed Interest Account and among the Funds may generally be made at any time. See TRANSFERS OF POLICY ACCOUNT VALUE on page 12.

o There is no minimum guaranteed cash value for amounts allocated to the Funds. The value of amounts allocated to the Guaranteed Interest Account will depend on the interest rates declared and guaranteed each year by Equitable Variable (4% minimum, before deductions). See THE GUARANTEED INTEREST ACCOUNT on page 8.

TAKING MONEY OUT OF THE POLICY

o Loans may be taken against 90% of a policy's Cash Surrender Value (Policy Account value) subject to certain conditions. Loan interest accrues daily at a rate determined annually. Currently, amounts set aside to secure the loan earn interest at a rate 1% lower than the rate charged for policy loan interest. See BORROWING FROM YOUR POLICY ACCOUNT on page 12.

o Partial Withdrawals of Net Cash Surrender Value (Cash Surrender Value less any loan and accrued loan interest) may be taken after the first policy year, subject to our approval and certain conditions. See PARTIAL WITHDRAWALS on page 13.

o The policy may be surrendered for its Net Cash Surrender Value, less any lien securing a Living Benefit payment, at which time insurance coverage will end. See SURRENDER FOR NET CASH SURRENDER VALUE on page 14.

INSURANCE PROTECTION FEATURES

DEATH BENEFITS

o Option A, a fixed benefit equal to the policy's Face Amount.

o Option B, a variable benefit equal to the Face Amount plus the Policy Account value.

o The total minimum Face Amount (including any death benefit coverage under any policy rider) is $100,000.

o In some cases a higher death benefit may apply in order to meet Federal income tax law requirements. See DEATH BENEFITS on page 9.

o After the second policy year, you can decrease the Face Amount or change your death benefit option. Conditions apply to Face Amount and death benefit option changes. See CHANGES IN INSURANCE PROTECTION on page 10.

o After the second policy year, you may be able to substitute the insured person. See SUBSTITUTION OF INSURED PERSON on page 11.

DEATH BENEFIT GUARANTEE

o The death benefit guarantee provision guarantees that under certain conditions, the policy will remain in force even if the Net Cash Surrender Value is too small to pay the monthly charges. The death benefit guarantee provision is not available if you have elected any death benefit coverage under the supplemental term insurance rider. The death benefit guarantee provision may be limited or not available in some states. See GUARANTEEING THE DEATH BENEFIT on page 10 for a description of these provisions and the conditions that apply.

MATURITY BENEFIT

o A maturity benefit equal to the amount in your Policy Account, less any policy loan, any lien securing a Living Benefit payment and accrued interest, is payable on the policy anniversary nearest the insured person's 100th birthday (Final Policy Date), if the insured person is still living on that date. See MATURITY BENEFIT on page 11.

LIVING BENEFIT

o The Living Benefit rider enables the policyowner to receive a portion of the policy's death benefit (excluding any death benefit payable under the supplemental term insurance rider) if the insured person has a terminal illness. The Living Benefit rider will be added to most policies at issue for no additional cost. See LIVING BENEFIT OPTION on page 11.

SUPPLEMENTAL INSURANCE ON THE INSURED PERSON

o You may purchase at issue death benefit coverage on the insured person through a supplemental term insurance rider. Choosing coverage under the supplemental term insurance rider in lieu of coverage under the base policy will reduce total charges and increase Policy Account values on a current charge basis. The more supplemental term insurance coverage you elect, the greater will be the amount of the reduction in charges and increase in Policy Account values on a current charge basis. However, the supplemental term insurance rider has higher guaranteed maximum cost of insurance charges than the base policy. On a guaranteed charge basis, the use of the rider will increase charges and decrease Policy Account values. In addition, if you elect any coverage under this rider, the death benefit guarantee provision will not be available and the Living Benefit rider will not apply to the supplemental term insurance. See SUPPLEMENTAL INSURANCE ON THE INSURED PERSON on page 11.

DEDUCTIONS AND CHARGES

FROM PREMIUMS (See DEDUCTIONS FROM PREMIUMS on page 14.)

o Charge for taxes imposed by states and other jurisdictions. Such charges currently range from .75% to 5% (Virgin Islands).

o Premium Sales Charge equal to 9.0% of premiums paid through the tenth policy year and 3.0% of premiums paid thereafter. Equitable Variable currently intends to reduce the 9% charge once premiums paid equal a specified amount.

FROM THE POLICY ACCOUNT (See DEDUCTIONS FROM YOUR POLICY ACCOUNT on page 14.)

o Maximum administrative charge of $18.50 per month for the first three policy years and $6.00 thereafter, plus a charge per thousand of Face Amount at issue (excluding any death benefit coverage under the supplemental term insurance rider) ranging from $0.15 to $0.26 per month for the first ten policy years (depending upon the issue age of the insured person) and equal to $0.06 per month thereafter. Equitable Variable intends to reduce these charges on a current basis. See DEDUCTIONS FROM YOUR POLICY ACCOUNT on page 14.

o Current monthly cost of insurance rates for the base policy range from less than one cent per thousand of net amount at risk at the youngest age to $50.00 per thousand of net amount at risk at the oldest age (99). The net amount at risk is the difference between the Policy Account value and the current death benefit. Guranteed cost of insurance rates for the base policy range from $0.08 (youngest age) to $83.33 (age 99). These same ranges in cost of insurance rates apply to the supplemental term insurance rider, except that the rates are based upon per thousand of rider benefit.

o Current monthly charge for certain mortality and expense risks at an annual rate of .20% of the unloaned Policy Account value (guaranteed not to exceed .40% per annum).

o Certain policy transactions will result in the following charges:

  o Transfers - Currently, we charge $25 per transfer after the twelfth transfer in a policy year. We reserve the right to charge $25 per transfer.

  o Partial Withdrawals - An expense charge of $25 or 2% of the amount requested, whichever is less, is made for each partial withdrawal.

  o Substitution of Insured Person - A $100 expense charge will be deducted for each substitution of insured person.

FROM THE TRUST

o The Separate Account Funds purchase shares of the Trust at net asset value. That price reflects investment management fees, indirect expenses, such as brokerage commissions, and certain direct operating expenses.

  The table below shows (i) the maximum annual rates payable by the Trust for investment management fees and (ii) direct expenses deducted from Trust assets in 1995. Investment management fees may decrease as portfolio net assets reach certain levels. These fee reductions are described under THE TRUST'S INVESTMENT ADVISER on page 6, and the actual fees paid by the Trust in 1995 are disclosed in the attached Trust prospectus. Direct Trust expenses are likely to fluctuate from year to year. Both investment management fees and direct Trust expenses are expressed in the table below as a percentage of each portfolio's daily average net assets:

  PORTFOLIO                       MAXIMUM MANAGEMENT FEE   1995 DIRECT EXPENSES
  ------------------------------------------------------------------------------
  Money Market                             0.40%                   0.04%
  Intermediate Govt. Securities            0.50%                   0.07%
  Quality Bond                             0.55%                   0.04%
  High Yield                               0.55%                   0.05%
  Growth & Income                          0.55%                   0.05%
  Equity Index                             0.35%                   0.13%
  Common Stock                             0.40%                   0.03%
  Global                                   0.55%                   0.08%
  International                            0.90%                   0.13%*
  Aggressive Stock                         0.50%                   0.03%
  Conservative Investors                   0.55%                   0.04%
  Balanced                                 0.40%                   0.03%
  Growth Investors                         0.55%                   0.04%
  -----------------------------
  *Annualized

VARIATIONS

o Equitable Variable is subject to the insurance laws and regulations in every jurisdiction in which IL COLI II is sold. As a result, various time periods and other terms and conditions described in this prospectus may vary from state to state. These variations will be reflected in the policy.

o The terms of IL COLI II may also vary where special circumstances result in a reduction in our costs.


ADDITIONAL INFORMATION

CANCELLATION RIGHT

o You have a right to examine the policy. You may cancel the policy by sending it to our Administrative Office with a written request to cancel. Your request to cancel the policy must be postmarked no later than 10 days after you receive the policy. Insurance coverage ends when you send your request.

o If you cancel the policy, we will refund the premiums you paid. In certain cases where the policy was purchased as a result of an exchange of one of our life insurance policies, we may reinstate the prior policy.

o There may be income tax and withholding implications if you cancel.

POLICY TERMINATION

o The policy will go into default if the Net Cash Surrender Value is insufficient to cover monthly charges and the death benefit guarantee provision is not in effect. If this occurs, you will be notified and given the opportunity to maintain the policy in force by making additional payments. You may be able to restore a terminated policy within a limited time period, but this will require additional evidence of insurability. See YOUR POLICY CAN TERMINATE on page 16 and YOU MAY RESTORE A POLICY AFTER IT TERMINATES on page 16.

TAX EFFECTS

o Generally, under current Federal income tax law, death benefits are not subject to income tax and Policy Account earnings are not subject to income tax as long as they remain in the Policy Account. Death benefits and Policy Account earnings may, however, have corporate alternative minimum tax consequences. Loans, partial withdrawals, surrender, maturity, policy termination, or a substitution of insured may result in recognition of income for tax purposes. See TAX EFFECTS on page 17.

                       HUDSON RIVER TRUST RATES OF RETURN

The rates of return shown below are based on the actual investment performance of The Hudson River Trust portfolios, after deduction for investment management fees and direct operating expenses of the Trust, for periods ending June 30, 1996. The historical performance of the Common Stock and Money Market Portfolios for periods prior to March 22, 1985, when these funds were managed separate accounts and subject to a different fee structure, has been adjusted to reflect current investment management fees of .40% per annum and estimated direct operating expenses of the Trust of .10% per annum. The Common Stock Portfolio and its predecessors have been in existence since 1976.

The yields shown below are derived from the actual rate of return of the Trust portfolio for the period, which is then adjusted to omit capital changes in the portfolio during the period. We show the SEC standardized 7-day yield for the Money Market Portfolio and 30-day yield for the Intermediate Government Securities, Quality Bond and High Yield Portfolios.

These rates of return and yields are not illustrative of how actual investment performance will affect the benefits under your policy. Moreover, these rates of return and yields are not an estimate or guarantee of future performance.

THESE RATES OF RETURN AND YIELDS ARE FOR THE TRUST ONLY AND DO NOT REFLECT THE ADMINISTRATIVE AND COST OF INSURANCE CHARGES, SALES CHARGE, TAX CHARGE AND THE MORTALITY AND EXPENSE RISK CHARGE APPLICABLE UNDER AN IL COLI II POLICY. SUCH CHARGES WOULD REDUCE THE RETURNS AND YIELDS SHOWN. SEE ILLUSTRATIONS OF IL COLI II CASH SURRENDER VALUES BASED ON HISTORICAL INVESTMENT RESULTS BELOW.


                                                           RATES OF RETURN FOR PERIODS ENDING JUNE 30, 1996
                                           ------------------------------------------------------------------------------------
                                            SEC
  PORTFOLIO                                YIELDS     1 YEAR     3 YEARS    5 YEARS   10 YEARS   15 YEARS    SINCE INCEPTION(A)
  ---------                                ------     ------     -------    -------   --------   --------    ------------------

  The Fixed Income Series:
  Money Market..........................    5.08%      5.36%      4.60%      4.35%      5.92%       --              7.34%
  Intermediate Government Securities....    5.69       4.66       3.85       6.98        --         --              6.86
  Quality Bond..........................    6.14       5.17        --         --         --         --              3.36
  High Yield............................   10.93      20.99      12.37      14.90        --         --             10.95

  The Equity Series:
  Growth & Income.......................              18.90        --         --         --         --             10.55
  Equity Index..........................              25.24        --         --         --         --             19.44
  Common Stock..........................              21.42      16.84      15.87      13.21      14.81%           14.86
  Global................................              19.86      14.71      14.87        --         --             11.67
  International(b)......................              19.22        --         --         --         --             16.45
  Aggressive Stock......................              35.18      18.74      18.29      17.29        --             20.80

  The Asset Allocation Series:
  Conservative Investors................               6.35       5.49       8.92        --         --              8.73
  Balanced..............................              13.48       7.44      10.07       8.88        --             11.91
  Growth Investors......................              16.06      10.60      14.73        --         --             15.58


  -----------------
  (a) The International Portfolio received its initial funding on April 3, 1995; the Equity Index Portfolio on March 1, 1994; the Growth & Income and Quality Bond Portfolios on October 1, 1993; the Intermediate Government Securities Portfolio on April 1, 1991; the Conservative Investors and the Growth Investors Portfolios on October 2, 1989; the Global Portfolio on August 27, 1987; the High Yield Portfolio on January 2, 1987; the
      Aggressive Stock and Balanced Portfolios on January 27, 1986; the predecessor of the Money Market Portfolio on July 13, 1981; and the predecessor of the Common Stock Portfolio on January 13, 1976.
  (b) Unannualized.

Additional investment performance information appears in the attached Trust prospectus.

ILLUSTRATIONS OF CASH SURRENDER VALUES BASED ON HISTORICAL INVESTMENT RESULTS. The table on the next page was developed to demonstrate how the actual investment experience of the Trust and its predecessors would have affected the Cash Surrender Value of hypothetical IL COLI II policies held for specified periods of time. The table illustrates premiums and Cash Surrender Values of twelve hypothetical IL COLI II policies, each with a 100% premium allocation to a different Fund. The illustration also assumes that, in each case, the insured is a 45-year-old male, preferred non-tobacco user and that each policy has an increasing death benefit, a $200,000 initial Face Amount (not including any supplemental term insurance rider) and a $10,392 annual premium.

The table assumes that each policy was purchased on the first day of a calendar year. For Trust portfolios whose inception dates fall before June 30, the policy is assumed to have been purchased at the beginning of, and earned the actual return over, that entire calendar year of inception. For Trust portfolios whose inception dates fall after June 30, the policy is assumed to have been purchased at the beginning of the first full calendar year of that portfolio's operation. The table then illustrates what the Cash Surrender Value would have been after one policy year, after five policy years, after 10 policy years and as of June 30, 1996.

                ILLUSTRATIONS OF IL COLI II CASH SURRENDER VALUES
 BASED ON HISTORICAL INVESTMENT RESULTS $200,000 OF INITIAL INSURANCE PROTECTION
                               AND CURRENT CHARGES(1)


                                  Male Age 45
                        Preferred Risk Non-Tobacco User

                                 ASSUMED POLICY
                                PURCHASE DATE (2)    AT END OF FIRST POLICY YEAR          AT END OF FIFTH POLICY YEAR
                                -----------------    ---------------------------          ---------------------------
                                                           TOTAL       CASH                    TOTAL       CASH
                                   BEGINNING              PREMIUM    SURRENDER                PREMIUM    SURRENDER
                                    OF YEAR:               PAID        VALUE                   PAID        VALUE
                                    --------               ----        -----                   ----        -----

THE FIXED INCOME SERIES:
------------------------
Money Market ...............         1982                $10,392      $9,638                 $51,960      $54,346
Int. Gov't Securities ......         1991                 10,392       9,558                  51,960       51,181
Quality Bond................         1994                 10,392       8,039
High Yield..................         1987                 10,392       8,904                  51,960       56,081

THE EQUITY SERIES:
------------------
Growth & Income.............         1994                 10,392       8,436
Equity Index................         1994                 10,392       8,586
Common Stock................         1976                 10,392       9,302                  51,960       80,478
Global......................         1988                 10,392       9,452                  51,960       56,967
International...............         1995                 10,392       9,487
Aggressive Stock............         1986                 10,392      11,665                  51,960       68,973

THE ASSET ALLOCATION SERIES:
----------------------------
Conservative Investors......         1990                 10,392       9,045                  51,960       49,698
Balanced....................         1986                 10,392      11,063                  51,960       58,419
Growth Investors............         1990                 10,392       9,434                  51,960       58,358


                                                                     FROM POLICY PURCHASE
                                                                           THROUGH
                             AT END OF TENTH POLICY YEAR                JUNE 30, 1996
                             ---------------------------           ------------------------
                                 TOTAL         CASH                  TOTAL         CASH
                                PREMIUM      SURRENDER              PREMIUM      SURRENDER
                                 PAID          VALUE                 PAID          VALUE
                                -------      ---------              -------      ---------

THE FIXED INCOME SERIES:
------------------------
Money Market ...............   $103,920      $130,665              $155,880      $204,434
Int. Gov't Securities ......                                         62,352        59,869
Quality Bond................                                         31,176        27,824
High Yield..................                                        103,920       162,387

THE EQUITY SERIES:
------------------
Growth & Income.............                                         31,176        31,923
Equity Index................                                         31,176        35,263
Common Stock................    103,920       214,490               218,232     1,162,142
Global......................                                         93,528       149,435
International...............                                         20,784        19,911
Aggressive Stock............    103,920       255,558               114,312       310,298

THE ASSET ALLOCATION SERIES:
----------------------------
Conservative Investors......                                         72,744        77,819
Balanced....................    103,920       154,151               114,312       170,255
Growth Investors............                                         72,744        97,770


THE  DEATH  BENEFIT  GUARANTEE  PREMIUM  FOR  THIS  POLICY  IS  $3,568.04.   SEE
GUARANTEEING THE DEATH BENEFIT ON PAGE 10.

THESE VALUES ARE NOT AN ESTIMATE OR GUARANTEE OF FUTURE PERFORMANCE.


(1) POLICY VALUES REFLECT ALL CHARGES ASSESSED UNDER THE POLICY AND BY THE TRUST INCLUDING AN ASSUMED CHARGE FOR TAXES OF 2%. CURRENT COST OF INSURANCE, ADMINISTRATIVE, MORTALITY AND EXPENSE RISK AND PREMIUM SALES CHARGES HAVE BEEN USED TO DETERMINE POLICY VALUES; IF GUARANTEED COST OF INSURANCE, ADMINISTRATIVE, MORTALITY AND EXPENSE RISK AND PREMIUM SALES CHARGES WERE USED, THE RESULTS WOULD BE LOWER.

(2) ASSUMED POLICY PURCHASE DATE IS BASED UPON INCEPTION OF TRUST PORTFOLIO. PLEASE REFER TO EXPLANATION OF TABLE ON PAGE 4.

PART 1: DETAILED INFORMATION ABOUT EQUITABLE VARIABLE AND
        IL COLI II INVESTMENT CHOICES

THE COMPANY THAT ISSUES IL COLI II

EQUITABLE VARIABLE. Equitable Variable was organized in 1972 in New York State as a stock life insurance company. We are a wholly-owned subsidiary of The Equitable Life Assurance Society of the United States. We are licensed to do business in all 50 states, Puerto Rico, the Virgin Islands and the District of Columbia. At December 31, 1995, we had approximately $132.8 billion face amount of variable life insurance in force.

OUR PARENT, EQUITABLE. Equitable, a New York stock life insurance company, has been in business since 1859. Equitable is a wholly-owned subsidiary of The Equitable Companies Incorporated (the Holding Company). The largest stockholder of the Holding Company is AXA S.A. (AXA), a French insurance holding company. AXA beneficially owns 60.6% of the outstanding shares of common stock of the Holding Company plus convertible preferred stock. Under its investment arrangements with Equitable and the Holding Company, AXA is able to exercise significant influence over the operations and capital structure of the Holding Company and its subsidiaries, including Equitable and Equitable Variable. AXA is the principal holding company for most of the companies in one of the largest insurance groups in Europe. The majority of AXA's stock is controlled by a group of five French mutual insurance companies. Equitable, the Holding Company and their subsidiaries managed approximately $195.3 billion as of December 31, 1995. Equitable's assets do not back the benefits that we pay under our policies. Equitable's home office is 787 Seventh Avenue, New York, New York 10019.

THE SEPARATE ACCOUNT AND THE TRUST

THE SEPARATE ACCOUNT. The Separate Account was established on April 19, 1985 under the Insurance Law of the State of New York. The Separate Account is a type of investment company called a unit investment trust and is registered with the Securities and Exchange Commission (SEC) under the Investment Company Act of 1940 (1940 Act). This registration does not involve any supervision by the SEC of the management or investment policies of the Separate Account.

Under New York law, we own the assets of the Separate Account and use them to support your policy and other variable life insurance policies. The portion of the Separate Account's assets supporting these policies may not be used to satisfy liabilities arising out of any other business we may conduct. This means that the assets supporting Policy Account values maintained in the Separate Account are not subject to the claims of our other creditors. We may also retain in the Separate Account amounts owed to us for charges or other permitted allocations. Because such retained amounts do not support Policy Account values, we may transfer them from the Separate Account to our general account at our discretion.

THE TRUST. The Separate Account has several funds, each of which invests in shares of a corresponding portfolio of the Trust. The Trust is an open-end diversified management investment company, more commonly called a mutual fund. As a "series" type of mutual fund, it issues several different "series" of stock, each of which relates to a different Trust portfolio with a different investment policy. The Trust does not impose a sales charge or "load" for buying and selling its shares. The Trust's shares are bought and sold by our Separate Account at net asset value. The Trust's custodian is The Chase Manhattan Bank, N.A.

The Trust sells its shares to separate accounts of insurance companies, both affiliated and not affiliated with Equitable. We currently do not foresee any disadvantages to our policyowners arising out of this. However, the Trust's Board of Trustees intends to monitor events in order to identify any material irreconcilable conflicts that possibly may arise and to determine what action, if any, should be taken in response. If we believe that the Trust's response to any of those events insufficiently protects our policyowners, we will see to it that appropriate action is taken to do so. Also, if we ever believe that any of the Trust's portfolios is so large as to materially impair the investment performance of a portfolio or the Trust, we will examine other investment options.

THE TRUST'S INVESTMENT ADVISER. The Trust is advised by Alliance Capital Management L.P. (Alliance). Alliance is registered as an investment adviser under the Investment Advisers Act of 1940. Alliance, a publicly-traded limited partnership, is indirectly majority-owned by Equitable. Alliance's main office is 1345 Avenue of the Americas, New York, New York 10105.

Alliance acts as an investment adviser to various separate accounts and general accounts of Equitable and other affiliated insurance companies. Alliance also provides management and consulting services to mutual funds, endowment funds, insurance companies, foreign entities, qualified and non-tax qualified corporate funds, public and private pension and profit-sharing plans, foundations and tax-exempt organizations. As of December 31, 1995, Alliance was managing approximately $146.5 billion in assets.

The advisory fee payable by the Trust is based on the following annual percentages of the value of each portfolio's daily average net assets:

---------------------------------------------------------------------------------------------------------
                                                                       DAILY AVERAGE NET ASSETS
                                                             --------------------------------------------
                                                                 FIRST           NEXT            OVER
  PORTFOLIO                                                  $350 MILLION    $400 MILLION    $750 MILLION
  ---------                                                  ------------    ------------    ------------
  Common Stock, Money Market and Balanced ..................     .400%          .375%            .350%
  Aggressive Stock and Intermediate Government Securities...     .500%          .475%            .450%
  High Yield, Global, Conservative Investors and
    Growth Investors .......................................     .550%          .525%            .500%
---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
                                                                       DAILY AVERAGE NET ASSETS
                                                             --------------------------------------------
                                                                 FIRST           NEXT            OVER
  PORTFOLIO                                                  $500 MILLION    $500 MILLION     $1 BILLION
  ---------                                                  ------------    ------------     ----------
  Quality Bond and Growth & Income..........................     .550%          .525%            .500%
---------------------------------------------------------------------------------------------------------

                                                                 FIRST           NEXT            OVER
  PORTFOLIO                                                  $750 MILLION    $750 MILLION    $1.5 BILLION
  ---------                                                  ------------    ------------    ------------
  Equity Index..............................................     .350%          .300%            .250%
---------------------------------------------------------------------------------------------------------

                                                                 FIRST           NEXT            OVER
  PORTFOLIO                                                  $500 MILLION     $1 BILLION     $1.5 BILLION
  ---------                                                  ------------     ----------     ------------
  International.............................................     .900%          .850%            .800
---------------------------------------------------------------------------------------------------------

INVESTMENT POLICIES OF THE TRUST'S PORTFOLIOS. Each portfolio has a different investment objective which it tries to achieve by following separate investment policies. The objectives and policies of each portfolio will affect its return and its risks. There is no guarantee that these objectives will be achieved. The policies and objectives of the Trust's portfolios are as follows:

------------------------------------------------------------------------------------------------------------------------------------
  PORTFOLIO                  INVESTMENT POLICY                                        OBJECTIVE
  ----------                 -----------------                                        ----------
  FIXED INCOME SERIES:

  MONEY MARKET............   Primarily  high  quality  short-term  money  market      High level of current income while preserving
                             instruments.                                             assets and  maintaining liquidity.


  INTERMEDIATE............   Primarily debt  securities  issued or guaranteed by      High current income consistent with  relative
  GOVERNMENT                 the   U.S.    Government,    its    agencies    and      stability of principal.
  SECURITIES                 instrumentalities.  Each  investment  will  have  a
                             final  maturity  of not  more  than  10  years or a
                             duration not exceeding that of  a 10-year  Treasury
                             note.

  QUALITY BOND............   Primarily investment grade fixed-income securities.      High current income consistent with preserva-
                                                                                      tion of capital.

  HIGH YIELD..............   Primarily  a  diversified  mix of high yield,fixed-      High return by maximizing current income and,
                             income securities  involving  greater volatility of      to the extent consistent with that objective,
                             price   and   risk  of  principal  and  income than      capital appreciation.
                             high quality  fixed-income  securities. The  medium
                             and lower  quality  debt  securities  in  which the
                             Portfolio  may invest are  known  as  "junk bonds."

  EQUITY SERIES:

  GROWTH & INCOME.........   Primarily   income   producing  common  stocks  and      High  total  return  through a combination of
                             securities convertible into common stocks.               current income and capital appreciation.


  EQUITY INDEX............   Selected  securities  in the S&P's  500 Index  (the      Total   return   performance   (before  trust
                             "Index")  which the adviser  believes  will, in the      expenses)  that  approximates  the investment
                             aggregate,  approximate the performance  results of      performance of the Index (including reinvest-
                             the Index.                                               ment of dividends) at a risk level consistent
                                                                                      with that of the Index.

  COMMON STOCK............   Primarily   common  stock  and  other   equity-type      Long-term growth of capital and increasing
                             instruments.                                             income.

  GLOBAL..................   Primarily  equity  securities of non-United  States      Long-term growth of capital.
                             as well as United States companies.

  INTERNATIONAL...........   Primarily equity  securities  selected  principally      Long-term growth of capital.
                             to  permit   participation  in  non-United   States
                             companies with prospects for growth.

  AGGRESSIVE STOCK........   Primarily  common  stocks  and  other   equity-type      Long-term growth of capital.
                             securities  issued  by  medium  and  other  smaller
                             sized companies with strong growth potential.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

  PORTFOLIO                  INVESTMENT POLICY                                        OBJECTIVE
  ----------                 -----------------                                        ----------
  ASSET ALLOCATION SERIES:

  CONSERVATIVE............   Diversified  mix of  publicly-traded,  fixed-income      High  total  return  without, in the adviser's
  INVESTORS                  and  equity  securities;  asset  mix  and  security      opinion, undue risk to principal.
                             selection   are   primarily   based  upon   factors
                             expected  to  reduce   risk.   The   Portfolio   is
                             generally  expected  to hold  approximately  70% of
                             its assets in fixed  income  securities  and 30% in
                             equity securities.

  BALANCED................   Primarily  common  stocks,   publicly-traded   debt      High return  through  a combination of current
                             securities    and   high   quality   money   market      income and capital appreciation.
                             instruments.  The  Portfolio is generally  expected
                             to hold 50% of its assets in equity  securities and
                             50% in fixed income securities.

  GROWTH INVESTORS........   Diversified  mix of  publicly-traded,  fixed-income      High   total   return   consistent   with  the
                             and  equity  securities;  asset  mix  and  security      adviser's  determination  of  reasonable risk.
                             selection  based upon factors  expected to increase
                             possibility of high long-term return. The Portfolio
                             is generally  expected  to  hold  approximately 70%
                             of its  assets  in  equity  securities  and  30% in
                             fixed income securities.
------------------------------------------------------------------------------------------------------------------------------------

Because Policy Account values may be invested in mutual fund options, IL COLI II offers an opportunity for the Cash Surrender Value to appreciate more rapidly than it would under comparable fixed benefit whole life insurance. You must, however, accept the risk that if investment performance is unfavorable, the Cash Surrender Value may not appreciate as rapidly and, indeed, may decrease in value.

More detailed information about the Trust, its investment policies, risks, expenses and all other aspects of its operations, appears in its prospectus, which is attached to this prospectus, and in its Statement of Additional Information referred to therein.

THE GUARANTEED INTEREST ACCOUNT

You may allocate some or all of your Policy Account to the Guaranteed Interest Account, which is funded by our general account and pays interest at a declared rate guaranteed for one year. The principal, after deductions, is also guaranteed. The general account supports all of our insurance and annuity guarantees, including the Guaranteed Interest Account, as well as our general obligations. The general account is subject to regulation and supervision by the Insurance Department of the State of New York and to the insurance laws and regulations of all jurisdictions where we are authorized to do business. Because of applicable exemptive and exclusionary provisions, interests in the general account have not been registered under the Securities Act of 1933 (1933 Act), nor is the general account an investment company under the 1940 Act. Accordingly, neither the general account, the Guaranteed Interest Account nor any interests therein are subject to regulation under the 1933 Act or the 1940 Act. We have been advised that the staff of the SEC has not made a review of the disclosures that are included in the prospectus for your information and that relate to the general account and the Guaranteed Interest Account. These disclosures, however, may be subject to certain generally applicable provisions of the Federal securities laws relating to the accuracy and completeness of statements made in prospectuses.

The amount you have in the Guaranteed Interest Account at any time is the sum of the amounts allocated or transferred to it, plus the interest credited to it, minus amounts deducted, transferred and withdrawn from it. In addition, any policy loan is secured by an amount in your Policy Account equal to the outstanding loan. This amount remains part of the Policy Account but is assigned to the Guaranteed Interest Account. We refer to this amount as the loaned amount in the Guaranteed Interest Account. A Living Benefit payment will also result in amounts being transferred to the Guaranteed Interest Account. See LIVING BENEFIT OPTION on page 11.

ADDING INTEREST IN THE UNLOANED GUARANTEED INTEREST ACCOUNT. We pay a declared interest rate on all amounts that you have in the Guaranteed Interest Account. At policy issuance, and prior to each policy anniversary, we declare the rates that will apply to amounts in the unloaned Guaranteed Interest Account for the following policy year. Different rates may apply to policies currently being issued and previously issued policies. These annual interest rates will never be less than the minimum guaranteed interest rate of 4%, before policy deductions. Different rates are also paid on unloaned and loaned amounts in the Guaranteed Interest Account. See POLICY LOAN INTEREST on page 13. Amounts securing a Living Benefit payment are considered unloaned amounts for purposes of crediting interest. Interest is credited and compounds daily at an effective annual rate that equals the declared rate for each policy year.

TRANSFERS OUT OF THE GUARANTEED INTEREST ACCOUNT. Transfers out of the Guaranteed Interest Account to the Separate Account are allowed once a year on or within 30 days after your policy anniversary. If we receive your transfer request up to 30 days before your policy anniversary, the transfer will be made on your policy anniversary. If we receive your request on or within 30 days after your policy anniversary, the transfer will be made as of the date we receive your request. You may transfer up to 25% of your unloaned value in the Guaranteed Interest Account as of the transfer date. Amounts securing a Living Benefit payment may not be transferred from the Guaranteed Interest Account.

PART 2: DETAILED INFORMATION ABOUT IL COLI II

FLEXIBLE PREMIUMS

You may choose the amount and frequency of premium payments, as long as they are within the limits described below. We determine the applicable minimum initial premium based on the age, sex and tobacco user status of the insured person, the initial Face Amount of the policy and any additional term insurance benefit selected. In certain situations, however, no distinction is made based on the sex of the insured person. See COST OF INSURANCE CHARGES on page 15. You may choose to pay a higher initial premium.

The full minimum initial premium must be given to your agent or broker on or before the day the policy is delivered to you. No insurance under your policy will take effect (a) until a policy is delivered and the full minimum initial premium is paid while the person proposed to be insured is living and (b) unless the information in the application continues to be true and complete, without material change, as of the time the initial premium is paid. If you have submitted the full minimum initial premium with your application, we may, subject to certain conditions, provide a limited amount of temporary insurance on the proposed insured. You may review a copy of our Temporary Insurance Agreement on request.

Premiums must be by check or money order drawn on a U.S. bank in U.S. dollars and made payable to Equitable Variable. Premiums after the first must be sent directly to our Administrative Office. The minimum premium is $100 (policies issued in some states or automatic payment plans may have different minimums.) This minimum may be increased if we give you written notice.

We may return premium payments if we determine based upon our interpretation of current tax rules that such premiums would cause your policy to become a modified endowment contract or to cease to qualify as life insurance under Federal income tax law. We may also make such changes to the policy as we deem necessary to continue to qualify the policy as life insurance. See TAX EFFECTS on page 17 for an explanation of modified endowment contracts, the special tax consequences of such contracts, and how your policy might become a modified endowment contract.

PLANNED PERIODIC AND DEATH BENEFIT GUARANTEE PREMIUMS. Although premiums are flexible, the Policy Information Page will show a "planned" periodic premium and a "death benefit guarantee premium" (if the death benefit guarantee provision is available under your policy). We measure actual premiums against accumulated death benefit guarantee premiums to determine whether the death benefit guarantee provision will prevent the policy from going into default.

The death benefit guarantee premium is actuarially determined at issue based on the age, sex, tobacco user status and underwriting class of the insured person and the Face Amount. The death benefit guarantee premium may change if you make policy changes that decrease the Face Amount of the policy or if there is a change in the insured person's underwriting or tobacco user classification. We reserve the right to limit the amount of any premium payments which are in excess of the greater of the planned periodic premium or the death benefit guarantee premium.

The planned periodic premium is an amount you determine (within limits set by us) when you apply for the policy. The planned premium may be more or less than the death benefit guarantee premium. Neither the planned premium nor the death benefit guarantee premium are required premiums. Failure to pay premiums could cause the policy to terminate. See YOUR POLICY CAN TERMINATE on page 16.

PREMIUM AND MONTHLY CHARGE ALLOCATIONS. On your application you provide us with initial instructions as to how to allocate your net premiums and monthly charges among the Funds and the Guaranteed Interest Account. Allocation percentages may be any whole number from zero to 100, but the sum must equal 100. Allocations to a Fund take effect on the first business day that follows the 20th calendar day after the Issue Date of your policy. The Issue Date is shown on the Policy Information Page, and is the date we actually issue your policy. The date your allocation instructions take effect is called the Allocation Date. Our business days are described in HOW WE DETERMINE THE UNIT VALUE on page 12.

Until the Allocation Date, any net premiums allocated to a Fund will be allocated to the Money Market Fund, and all monthly deductions allocated to a Fund will be deducted from the Money Market Fund. On the Allocation Date, amounts in the Money Market Fund will be allocated to the various Funds in accordance with your policy application. We may delay the Allocation Date for the same reasons that we would delay effecting a transfer request. There will be no charge for the transfer out of the Money Market Fund on the Allocation Date.

You may change  the  allocation  percentages  for either  your  current  premium payment or the current and future premium payments by writing to our Administrative Office and indicating the changes you wish to make. Your request must be signed. These changes will go into effect as of the date your request is received at our Administrative Office, but no earlier than the first business day following the Allocation Date, and will affect transactions on and after such date.

DEATH BENEFITS

We pay a benefit to the beneficiary of the policy when the insured person dies. This benefit will be equal to the death benefit under your policy plus any additional term insurance benefit included in your policy, less any policy loan, any lien securing a Living Benefit payment and accrued interest. If the insured person dies during a grace period, we will also deduct any overdue monthly charges.

You may choose between two death benefit options:

o OPTION A provides a death benefit equal to the policy's Face Amount. Except as described below, the Option A benefit is fixed.

o OPTION B provides a death benefit equal to the policy's Face Amount PLUS the amount in your Policy Account on the day the insured person dies. Under Option B, the value of the benefit is variable and fluctuates with the amount in your Policy Account.

Under both options, a higher death benefit may apply. This higher death benefit is a percentage multiple of the amount in your Policy Account. The percentage is generally based on provisions of Federal tax law which require a minimum death benefit in relation to cash value for your policy to qualify as life insurance. A higher percentage multiple than that required by Federal tax law will be applied at ages 91 and over. Since cost of insurance charges are assessed on the difference between the Policy Account value and the death benefit, these charges will increase if the higher death benefit takes effect.

The higher death benefit will be the amount in your Policy Account on the day the insured person dies times the percentage for the insured person's age (nearest birthday) at the beginning of the policy year of the insured person's death. The percentage declines as the insured person gets older. For ages that are not shown on the following table, the percentage multiples will decrease by a ratable portion for each full year.

------------------------------------------------------------------------------------------------------------------------------------
                             TABLE OF DEATH BENEFITS AS A PERCENTAGE MULTIPLE OF POLICY ACCOUNT VALUES
    INSURED             40 or         45          50          55          60           65          70         75 to        100
    PERSON'S AGE        under                                                                                  95
                         250%        215%        185%        150%        130%         120%        115%        105%         100%
------------------------------------------------------------------------------------------------------------------------------------

For example, if the insured person were 75 years old and your policy had a Policy Account value of $200,000, the higher death benefit would be 105% of $200,000 or $210,000.

GUARANTEEING THE DEATH BENEFIT. We will guarantee your death benefit coverage, regardless of the policy's investment performance, if you have paid a certain amount of premiums into your policy and you have not withdrawn or borrowed those amounts. The death benefit guarantee provision is not available if you have elected any death benefit coverage under the supplemental term insurance rider. See SUPPLEMENTAL INSURANCE ON THE INSURED PERSON on page 11. The death benefit guarantee provision is also not available in some states.

The death benefit option you select (A or B) can affect the length of time that the death benefit guarantee provision will last. If you have selected death benefit Option A, and you never change it to Option B, then the death benefit guarantee provision will terminate on the Final Policy Date. See MATURITY BENEFIT on page 11. If ever your policy, at any time, has an Option B death benefit, the death benefit guarantee provision will terminate on the later of
(1) the policy anniversary nearest the insured person's 80th birthday or (2) the 15th policy anniversary. However, if your death benefit first changes to an Option B after this time, the death benefit guarantee provision will terminate immediately. Some states may also limit the length of time the death benefit guarantee provision will last to 5 years or less. You should ask your agent for further information.

If your policy's Net Cash Surrender Value is sufficient to pay the monthly deductions, the death benefit guarantee provision can keep your policy from terminating if two conditions are satisfied. First, any outstanding policy loan plus accrued loan interest cannot exceed the policy's Cash Surrender Value. Second, the amount of your actual premium payments minus any withdrawals (each accumulated at 4% interest) must equal or exceed a benchmark premium amount. To determine this benchmark premium amount we accumulate the death benefit guarantee premium (shown on the Policy Information Pages) at 4% interest.

CHANGES IN INSURANCE PROTECTION

DECREASING THE FACE AMOUNT. After the second policy year, you may request a decrease in your policy's Face Amount. You must send your signed written request to our Administrative Office. See TAX EFFECTS on page 17 for the tax consequences of changing the Face Amount. Any change will be subject to our approval and the following conditions.

You may not reduce the Face Amount below the minimum we require to issue this policy at the time of the reduction. Any reduction must be at least $10,000. The reduction will be allocated between the base policy and any supplemental term insurance rider in proportion to their respective Face Amounts at issue, subject to maintaining the minimum base policy Face Amount that we require. The death benefit guarantee premium as well as monthly deductions from your Policy Account for the cost of insurance will generally decrease, beginning on the date the decrease in Face Amount takes effect.

CHANGING THE DEATH BENEFIT OPTION. After the second policy year, you may change the death benefit option by sending a signed written request to our Administrative Office. See TAX EFFECTS on page 17 for the tax consequences of changing the death benefit option.

o If you change from OPTION A TO OPTION B, the Face Amount will be decreased by the amount in your Policy Account on the date of the change. This change will shorten the length of time the death benefit guarantee provision is available. See GUARANTEEING THE DEATH BENEFIT on page 10. We may not allow such a change if it would reduce the Face Amount below the minimum required to issue this policy at the time of the reduction. We may require evidence of insurability to make the change.

o If you change from OPTION B TO OPTION A, the Face Amount will be increased by the amount in the Policy Account on the date of the change.

These increases and decreases in Face Amount are made so that the amount of the death benefit remains the same on the date of the change. When the death benefit remains the same, there is no change in the net amount at risk, which is the amount on which cost of insurance charges for the base policy are based (see COST OF INSURANCE CHARGES on page 15). If your death benefit is determined by a percentage multiple of the Policy Account, however, the new Face Amount will be determined differently.

SUBSTITUTION OF INSURED PERSON. If you provide satisfactory evidence that the person proposed to be insured is insurable, then, subject to certain restrictions, you may, after the second policy year, substitute the insured person under your policy. The cost of insurance charges may change. Substituting the insured person is a taxable event and may, depending upon individual circumstances, have other adverse tax consequences, including classification of the policy as a modified endowment contract or disqualification of the policy as life insurance for Federal income tax purposes unless funds are distributed out of the policy. See TAX EFFECTS on page 17. You should consult your tax adviser prior to substituting the insured person. As a condition to substituting the insured person we may require you to sign a form acknowledging the potential tax consequences of making this change. A $100 charge will be deducted from the Policy Account for each substitution of insured person.

WHEN POLICY CHANGES GO INTO EFFECT. A substitution of the insured person, or change in Face Amount or death benefit option, will go into effect on the beginning of the policy month that coincides with or follows the date we approve the request for the change. In some cases we may not approve a change because based on our understanding of current rules, the change might disqualify your policy as life insurance under applicable Federal tax law. In other cases there may be adverse tax consequences as a result of the change. See TAX EFFECTS on page 17.

MATURITY BENEFIT

If the insured person is still living on the policy anniversary nearest his or her 100th birthday (Final Policy Date), we will pay you the amount in the Policy Account net of any policy loan, any lien securing a Living Benefit payment and accrued interest. The policy will then terminate. You may choose to have this benefit paid in installments. See TAX EFFECTS on page 17 and YOUR PAYMENT OPTIONS on page 20.

LIVING BENEFIT OPTION

Subject to our underwriting guidelines and availability in your state, our Living Benefit rider will be added to your policy at issue. The Living Benefit rider enables the policyowner to receive a portion of the policy's death benefit (excluding any death benefit payable under the supplemental term insurance rider) if the insured person has a terminal illness. Certain eligibility requirements apply when you submit a Living Benefit claim (for example, satisfactory evidence of less than a six month life expectancy). There is no additional charge for the rider, but we will deduct an administrative charge of up to $250 from the proceeds of the Living Benefit payment. In addition, if you tell us that you do not wish to have the Living Benefit rider added at issue, but you later ask to add it, additional underwriting will be required and there will be a $100 administrative charge.

When a Living Benefit claim is paid, we establish a lien against the policy. The amount of the lien is the sum of the Living Benefit payment and any accrued interest on that payment. Interest will be charged at a rate equal to the greater of: (i) the yield on a 90-day Treasury bill and (ii) the maximum adjustable policy loan interest rate permitted in the state in which your policy is delivered. See BORROWING FROM YOUR POLICY ACCOUNT -- POLICY LOAN INTEREST on pages 12 and 13.

Until a death benefit is paid, or the policy is surrendered, a portion of the lien is allocated to the policy's Cash Surrender Value. This liened amount will be transferred to the Guaranteed Interest Account where it will earn interest at the same rate as unloaned amounts. See THE GUARANTEED INTEREST ACCOUNT on page
8. This liened amount will not be available for loans, transfers or partial withdrawals. Any death benefit, maturity benefit or Net Cash Surrender Value payable upon policy surrender will be reduced by the amount of the lien.

Unlike a death benefit received by a beneficiary after the death of an insured, receipt of a Living Benefit payment may be taxable as a distribution under the policy. See TAX EFFECTS on page 17 for a discussion of the tax treatment of distributions under the policy. Consult your tax adviser. Receipt of a Living Benefit payment may also affect a policyowner's eligibility for certain government benefits or entitlements. You should contact your Equitable agent if you wish to make a claim under the rider.

SUPPLEMENTAL INSURANCE ON THE INSURED PERSON

You may purchase at issue death benefit coverage on the insured person through a supplemental term insurance rider. Choosing coverage under the supplemental term insurance rider in lieu of coverage under the base policy will reduce total charges and increase Policy Account values on a current charge basis. The more supplemental term insurance coverage you elect, the greater will be the amount of the reduction in charges and increase in Policy Account value on a current charge basis. However, the supplemental term insurance rider has higher guaranteed maximum cost of insurance charges than the base policy. On a guaranteed charge basis, the use of the rider will increase charges and decrease the Policy Account value. In addition, if you elect any coverage under this rider, the death benefit guarantee provision will not be available and the Living Benefit rider will not apply to the supplemental term insurance.

The minimum Face Amount that we will issue under the rider is $10,000. The minimum total Face Amount (Face Amount under the rider plus base policy Face
Amount) that must be maintained at all times is $100,000, of which at least $50,000 must be coverage under the base policy. Premiums are allocated between the base policy and the rider in proportion to their respective Face Amounts at issue, and a charge equal to 2% will be deducted from premiums allocated to the rider to cover sales expenses. Premiums allocated to the base policy are subject to a different sales charge. See PREMIUM SALES CHARGE on page 14. Coverage under the supplemental term insurance rider is not included when we calculate the amount of the administrative charge.

If the base policy becomes subject to a higher death benefit in order to maintain its qualification as life insurance, the amount of coverage provided by the supplemental term insurance rider will automatically decrease to offset the increase in the base policy death benefit. Your agent can provide further information and policy illustrations showing how the supplemental term insurance rider can affect your policy values under different assumptions.

YOUR POLICY ACCOUNT VALUE

The amount in your Policy Account is the sum of the amounts you have in the Guaranteed Interest Account and in the Funds. Your Policy Account also reflects various charges. See DEDUCTIONS AND CHARGES on page 14.

AMOUNTS IN THE SEPARATE ACCOUNT. Amounts allocated, transferred or added to a Fund are used to purchase units of that Fund. Units are redeemed from a Fund when amounts are withdrawn, transferred or deducted for charges or capitalized loan interest. The number of units purchased or redeemed in a Fund is calculated by dividing the dollar amount of the transaction by the Fund's unit value calculated after the close of business that day. On any given day, the value you have in a Fund is the unit value for that Fund times the number of units credited to you in that Fund.

HOW WE DETERMINE THE UNIT VALUE. We determine unit values for the Funds at the end of each business day. Generally, a business day is any day we are open and the New York Stock Exchange is open for trading. We are closed for national business holidays, including Martin Luther King, Jr. Day, and also on the Friday after Thanksgiving. Additionally, we may choose to close on the day immediately preceding or following a national business holiday or due to emergency conditions. We will not process any policy transactions on those days other than a policy anniversary report and the payment of death benefit proceeds. The unit value for any business day is equal to the unit value for the preceding business day multiplied by the net investment factor for that Fund on that business day.

A net investment factor is determined for each Fund of the Separate Account every business day as follows: first, we take the net asset value of a share in the corresponding Trust portfolio at the close of business that day, as reported by the Trust, and we add the per share amount of any dividends or capital gains distributions paid by the Trust on that day. We divide this amount by the per share net asset value on the preceding business day. Finally, we reserve the right to subtract any daily charge for taxes or amounts set aside as a reserve for taxes.

TRANSFERS OF POLICY ACCOUNT VALUE. You may request a transfer of amounts among Funds or to the Guaranteed Interest Account. Special rules apply to transfers out of the Guaranteed Interest Account. See TRANSFERS OUT OF THE GUARANTEED INTEREST ACCOUNT on page 8. You may make a transfer by telephone or by submitting a signed written transfer request to our Administrative Office. Transfer request forms are available from your Equitable agent or from our Administrative Office. Special rules apply to telephone transfers. See TELEPHONE TRANSFERS on page 12.

Transfers take effect on the date we receive your request, but no earlier than the first business day following the Allocation Date. When part of a transfer request cannot be processed, we will not process any part of the request. This could occur, for example, where the request does not comply with our transfer limitations, or where the request is for a transfer of an amount greater than that currently allocated to a Fund. We may delay making a transfer if the New York Stock Exchange is closed or the SEC has declared that an emergency exists. In addition, we may delay transfers where permitted under applicable law.

TELEPHONE TRANSFERS. In order to make transfers by telephone, you must first complete and return an authorization form. Authorization forms can be obtained from your Equitable agent or our Administrative Office. The completed signed form MUST be returned to our Administrative Office before requesting a telephone transfer.

Telephone transfers may be requested on each day we are open to transact business. You will receive the Funds' unit value as of the close of business on the day you call. We do not accept telephone transfer requests after 4:00 p.m. Eastern Time. Only one telephone transfer request is permitted per day and it may not be revoked at any time. The telephone transfer requests are automatically recorded and are invalid if incomplete information is given, portions of the request are inaudible, no authorization form is on file, or the request does not comply with the transfer limitations described above.

We have established reasonable procedures designed to confirm that instructions communicated by telephone are genuine. Such procedures include requiring certain personal identification information prior to acting on telephone instructions and providing written confirmation of instructions communicated by telephone. If we do not employ reasonable procedures to confirm that instructions communicated by telephone are genuine, we may be liable for any losses arising out of any act or any failure to act resulting from our own negligence, lack of good faith, or willful misconduct. In light of the procedures established, we will not be liable for following telephone instructions that we reasonably believe to be genuine.

During times of extreme market activity it may be impossible to contact us to make a telephone transfer. If this occurs, you should submit a written transfer request to our Administrative Office. Our rules on telephone transfers are subject to change and we reserve the right to discontinue telephone transfers in the future.

CHARGE FOR TRANSFERS. We have reserved the right under your policy to make a charge of up to $25 for transfers of Policy Account value. Currently, you will be able to make 12 free transfers in any policy year, but we will charge $25 per transfer after the twelfth transfer. No charge will ever apply to the transfer of all of your amounts in the Separate Account to the Guaranteed Interest Account.

BORROWING FROM YOUR POLICY ACCOUNT

You may borrow up to 90% of your policy's Cash Surrender Value using only your policy as security for the loan. If you request an additional loan, the additional amount will be added to the outstanding loan and accrued loan interest. Any amount that secures a loan remains part of your Policy Account but is assigned to the Guaranteed Interest Account. This loaned amount earns an interest rate expected to be different from the interest rate for unloaned amounts. Amounts securing a Living Benefit payment are not available for policy loans.

HOW TO REQUEST A LOAN. You may request a loan by sending a signed written request to our Administrative Office. You should tell us how much of the loan you want taken from your unloaned amount in the Guaranteed Interest Account and how much you want taken from the Funds. If you request a loan from a Fund, we will redeem units sufficient to cover that part of the loan and transfer the amount to the loaned portion of the Guaranteed Interest Account. The amounts you have in each Fund or the Account will be determined as of the day your request for a loan is received at our Administrative Office.

If you do not indicate how you wish to allocate it, the loan will be allocated based on the proportions of your unloaned amount in the Guaranteed Interest Account and your values in the Funds bear to the total unloaned value of your Policy Account.

POLICY LOAN INTEREST. Interest on a policy loan accrues daily at an adjustable interest rate. We determine the rate at the beginning of each calendar year. The same rate applies to any outstanding policy loans and any new amounts you borrow during the year. You will be notified of the current rate when you apply for a loan. The maximum rate is the greater of 5%, or the "Published Monthly Average" for the month that ends two months before the interest rate is set. The "Published Monthly Average" is the Monthly Average Corporates yield shown in Moody's Corporate Bond Yield Averages published by Moody's Investors Service, Inc. If this average is no longer published, we will use any successor or the average established by the insurance supervisory official of the jurisdiction in which the policy is delivered. We will not charge more than the maximum rate permitted by applicable law. We may also set a rate lower than the maximum.

Any change in the rate from one year to the next will be at least 1/2%. The maximum loan interest rate will only change, therefore, if the Published Monthly Average differs from the previous interest rate by at least 1/2 of 1%. You will be notified in advance of any increase in the interest rate on any loan you have outstanding.

When you borrow on your policy, the amount of your loan is set aside in the Guaranteed Interest Account where it earns a declared rate for loaned amounts. The interest rate we credit to the loaned portion of the Guaranteed Interest Account will be at an annual rate up to 2% less than the loan interest rate we charge. However, we reserve the right to credit a lower rate than this if in the future tax laws change such that our taxes on policy loans or policy loan interest are increased.

Under our current rules, the rate we credit on loaned amounts for the first fifteen policy years is 1% less than the rate we charge for policy loan interest, and beginning in the sixteenth policy year, the rate difference drops from 1% to 1/4 of 1%. Because IL COLI II was offered for the first time in 1996, no reduction in the rate difference in the sixteenth policy year has yet been attained. These rate differentials are those currently in effect and are not guaranteed. Interest credited on loaned amounts will never be less than 4%.

Interest accrues daily on any loaned amount in the Guaranteed Interest Account. On each policy anniversary and any time you repay a policy loan in full, accrued interest on the loaned amount is allocated to the Separate Account Funds and to the unloaned portion of the Guaranteed Interest Account in accordance with your premium allocation percentages.

WHEN INTEREST IS DUE. Interest is due on each policy anniversary. If you do not pay the interest when it is due, it will be added to your outstanding loan. This means an additional loan is made to pay the interest. An amount equal to the difference between the loan interest due and the loan interest credited on the loaned portion of the Guaranteed Interest Account will be transferred from the Funds and the Guaranteed Interest Account to make the loan, and allocated based on the proportion that your unloaned value in the Guaranteed Interest Account and your values in the Funds bear to the total unloaned value in your Policy Account.

REPAYING THE LOAN. You may repay all or part of a policy loan at any time. We assume that any money you send us is a premium payment unless you specifically indicate in writing that it is to be applied as a loan repayment. Loan repayments are not subject to a charge for taxes or a Premium Sales Charge. Any amount not needed to repay a loan and accrued loan interest will be applied as a premium payment. We will first allocate loan repayments to our Guaranteed
Interest Account until the amount of any loans originally allocated to that Account have been repaid. After you have repaid this amount, you may choose how you want us to allocate repayments. If you do not provide specific instructions, repayments will be allocated based on the proportion that your unloaned value in the Guaranteed Interest Account and your values in the Funds bear to the total unloaned value in your Policy Account.

THE EFFECTS OF A POLICY LOAN. A loan will have a permanent effect on the value of your Policy Account and, therefore, on the benefits under your policy, even if the loan is repaid. The loaned amount set aside in the Guaranteed Interest Account will not be available for investment in the Funds or in the unloaned portion of the Guaranteed Interest Account. Whether you earn more or less with the loaned amount set aside depends on the investment experience of the Funds and the rates declared for the unloaned portion of the Guaranteed Interest Account. The amount of any policy loan and accrued loan interest will reduce the proceeds paid from your policy upon the death of the insured person, policy maturity or policy surrender. In addition, a loan will reduce the amount available for you to withdraw from your policy. See TAX EFFECTS on page 17 for the tax consequences of a policy loan. A loan may also affect the length of time that your insurance remains in force because the amount set aside to secure your loan cannot be used to cover monthly deductions or a loan may prevent the death benefit guarantee provision from keeping the policy out of default. See YOUR POLICY CAN TERMINATE on page 16.

PARTIAL WITHDRAWALS AND SURRENDER

PARTIAL WITHDRAWALS. At any time after the first policy year while the insured person is living, you may request a partial withdrawal of your Net Cash
Surrender Value by sending a signed written request to our Administrative Office. When you make a partial withdrawal, an expense charge of $25 or 2% of the amount requested, whichever is less, will also be deducted from your Policy Account. Any such withdrawal is subject to our approval and to certain conditions. Amounts securing a Living Benefit payment are not available for partial withdrawals. In addition, we reserve the right to decline a request for a partial withdrawal. Under our current rules, a withdrawal must:

o not cause the death benefit to fall below the minimum Face Amount for which we would issue the policy at the time, and

o not cause the policy to fail to qualify as life insurance under applicable tax law.

You may specify how much of the withdrawal you want taken from amounts you have in each Fund and the unloaned portion of the Guaranteed Interest Account. If you do not specifically indicate, we will make the withdrawal and deduct the related expense charge based on the proportions that your unloaned amounts in the Guaranteed Interest Account and the Funds bear to the total unloaned value of your Policy Account.

A partial withdrawal reduces the amount you have in your Policy Account and Cash Surrender Value on a dollar-for-dollar basis. Normally, it also reduces the total death benefit on a dollar-for-dollar basis. However, if the total death benefit is based on the Policy Account percentage multiple, the reduction in death benefit would be greater. The withdrawal and these reductions will be effective as of the date your request is received at our Administrative Office. See TAX EFFECTS on page 17 for the tax consequences of a partial withdrawal and a reduction in benefits.

SURRENDER FOR NET CASH SURRENDER VALUE. The Cash Surrender Value is the amount in your Policy Account. The Net Cash Surrender Value equals the Cash Surrender Value minus any loan and accrued loan interest.

You may surrender your policy for its Net Cash Surrender Value at any time while the insured person is living. See TAX EFFECTS on page 17 for the tax consequences of a surrender. We will deduct from the Net Cash Surrender Value any amount securing a Living Benefit payment. We will compute the Net Cash Surrender Value as of the date we receive your written surrender request and the policy at our Administrative Office. All insurance coverage under your policy will end on that date.

DEDUCTIONS AND CHARGES

DEDUCTIONS FROM PREMIUMS. Charges for certain taxes are deducted from all premiums. In addition, a Premium Sales Charge will be deducted from your premiums as specified below. The balance of each premium (the net premium) is placed in your Policy Account.

Charge for Taxes. We deduct a charge designed to approximate certain taxes and additional charges imposed upon us by states and certain jurisdictions. Such charges currently range from .75% to 5% (Virgin Islands).

This charge may be increased or decreased to reflect any changes in our taxes. In addition, if an insured person changes his or her place of residence, you should notify us to change our records so that the charge will reflect the new jurisdiction.

Premium Sales Charge. A percentage of each premium will be deducted to compensate us in part for sales and promotional expenses in connection with selling IL COLI II, such as commissions, the cost of preparing sales literature, other promotional activities and other direct and indirect expenses. We pay these expenses from our own resources, including the Premium Sales Charge and any profit we may earn on the charges deducted under the policy, such as the mortality and expense risk charge. The maximum Premium Sales Charge for premiums allocated to the base policy is equal to 9.0% of such premiums paid through the tenth policy year and 3.0% of such premiums paid thereafter. Premiums allocated to the supplemental term insurance rider have a lower sales charge. See SUPPLEMENTAL INSURANCE ON THE INSURED PERSON on page 11.

Currently, we deduct the 9.0% Premium Sales Charge from each base policy premium payment until the cumulative premiums paid during the first 10 policy years equals seven times the "target premium" and 3.0% thereafter. The target premium varies by issue age, sex and tobacco user status of the insured person and the base policy's Face Amount, and is generally less than or equal to one seven-pay premium for the base policy. The seven-pay premium is defined by the Internal Revenue Code and is based on a hypothetical policy issued on the same insured person and for the same initial death benefit which, under specified conditions (which include the absence of expense and administrative charges), would be fully paid for after seven level annual payments. We reserve the right, however, to deduct the maximum Premium Sales Charge as described in the preceding paragraph from each base policy premium payment at any time.

DEDUCTIONS FROM YOUR POLICY ACCOUNT. At the beginning of each policy month, the following charges are deducted from your Policy Account:

Monthly Administrative Charge. The administrative charge is designed to cover the costs of issuing your policy and the costs of maintaining your policy, such as billing, policy transactions and policyowner communications. This charge is designed to reimburse us for expenses and we do not expect to profit from it. The current administrative charge is equal to $16.50 per month in the first three policy years (guaranteed not to exceed $18.50 per month) and $4 thereafter (guaranteed not to exceed $6), plus a monthly charge per $1,000 of base policy Face Amount at issue for the first ten policy years as follows:

      ISSUE AGE      CURRENT CHARGE      GUARANTEED MAXIMUM CHARGE
      ---------      --------------      -------------------------
        18-39             $.11                     $.15
        40-49             $.14                     $.18
        50-59             $.18                     $.22
        60-80             $.22                     $.26

The current monthly charge per $1,000 of base policy Face Amount at issue is equal to $.02 during the 11th policy year and later (guaranteed not to exceed $.06).

Cost Of Insurance Charges. The base policy cost of insurance charge is calculated by multiplying the net amount at risk at the beginning of the policy month by the monthly base policy cost of insurance rate applicable to the insured person at that time. The net amount at risk is the difference between the base policy current death benefit and the amount in your Policy Account.

Your cost of insurance charge will vary from month to month with changes in the net amount at risk. For example, if the current death benefit for the month is increased because the death benefit is based on a percentage multiple of the Policy Account, then the net amount at risk for the month will increase. Assuming the percentage multiple is not in effect, increases or decreases to the Policy Account will result in a corresponding decrease or increase to the net amount at risk under Option A policies, but no change to the net amount at risk under Option B policies. Increases or decreases to the Policy Account can result from making premium payments, investment experience or the deduction of charges.

The cost of any supplemental term insurance rider you purchase will also be deducted monthly. Your monthly cost of insurance for this rider will equal the cost of insurance rate for this rider times the amount of coverage (per thousand) under the rider at the beginning of the policy month.

The monthly cost of insurance rates applicable to your policy will be based on our current monthly cost of insurance rates. The current monthly cost of insurance rates may be changed from time to time. However, the current rates will never be more than the guaranteed maximum rates set forth in your policy, which are based on the Commissioner's 1980 Standard Ordinary Male and Female Smoker and Non-Smoker Mortality Tables. The supplemental term insurance rider has higher guaranteed maximum cost of insurance charges than the base policy. The current and guaranteed monthly cost of insurance rates are determined based on the sex, age, underwriting class and tobacco user status of the insured person. In addition, the current rates also vary depending on the duration of the policy (i.e., the length of time since a policy has been issued). Lower current cost of insurance rates generally apply for insured persons who qualify as non-tobacco users. To qualify, an insured person must meet additional requirements that relate to tobacco use.

There will be no distinctions based on sex in the cost of insurance rates for IL COLI II policies sold in Montana. The guaranteed cost of insurance rates for IL COLI II policies in this state are based on the Commissioner's 1980 Standard Ordinary SB Smoker and NB Non-Smoker Mortality Table.

Congress and the legislatures of various states have from time to time considered legislation that would require insurance rates to be the same for males and females of the same age, rating class and tobacco user status. In addition, employers and employee organizations should consider, in consultation with counsel, the impact of Title VII of the Civil Rights Act of 1964 on the purchase of IL COLI II in connection with an employment-related insurance or benefit plan. In a 1983 decision, the United States Supreme Court held that, under Title VII, optional annuity benefits under a deferred compensation plan could not vary on the basis of sex.

Mortality And Expense Risk Charge. A monthly charge for assuming MORTALITY AND EXPENSE RISKS will be made. The annual current rate is .20% of the unloaned Policy Account value on the date this charge is assessed. The annual guaranteed maximum rate is .40%. We are committed to fulfilling our obligations under the policy and providing service to you over the lifetime of your policy. Despite the uncertainty of future events, we guarantee that monthly administrative and cost of insurance deductions from your Policy Account will never be greater than the maximum amounts shown in your policy. In making this guarantee, we assume the mortality risk that insured persons will live for shorter periods than we estimated. When this happens, we have to pay a greater amount of death benefit than we expected to pay in relation to the cost of insurance charges we received. We also assume the expense risk that the cost of issuing and administering policies will be greater than we expected. If the amount collected from this charge exceeds losses from the risks assumed, it will be to our profit.

Transaction Charges. In addition to the monthly deductions from your Policy Account described above, we charge fees for certain policy transactions: see
PARTIAL WITHDRAWALS on page 13, SUBSTITUTION OF INSURED PERSON on page 11, LIVING BENEFIT OPTION on page 11 and TRANSFERS OF POLICY ACCOUNT VALUE on page
12. Also, if, after your policy is issued, you request more than one illustration in a policy year, we may charge a fee. See ILLUSTRATIONS OF POLICY BENEFITS on page 25.

How Policy Account Charges Are Allocated. Generally, deductions from your Policy Account for monthly charges are made from the Funds and the unloaned portion of our Guaranteed Interest Account in accordance with the deduction allocation percentages specified in your application unless you instruct us in writing to do otherwise. See PREMIUM AND MONTHLY CHARGE ALLOCATIONS on page 9. If a deduction cannot be made in accordance with these percentages, it will be made based on the proportions that your unloaned amounts in the Guaranteed Interest Account and your amounts in the Funds bear to the total unloaned value of your Policy Account.

Changes. Any changes in the cost of insurance rates, Premium Sales Charge, mortality and expense risk charge or administrative charges will be by class of insured person and will be based on changes in future expectations about such factors as investment earnings, mortality, the length of time policies will remain in effect, expenses and taxes. We reserve the right to make a charge in the future for taxes or reserves set aside for taxes, which would reduce the investment experience of the Funds. See TAX EFFECTS on page 17.

TRUST CHARGES. The Funds purchase shares of the Trust at net asset value. That price reflects investment management fees, indirect expenses, such as brokerage commissions, and certain direct operating expenses. The Trust does not impose a sales charge. See DEDUCTIONS AND CHARGES in the SUMMARY on page 2 and THE TRUST'S INVESTMENT ADVISER on page 6.

ADDITIONAL INFORMATION ABOUT IL COLI II

YOUR POLICY CAN TERMINATE. Your insurance coverage under IL COLI II continues as long as the Net Cash Surrender Value of the policy is enough to pay the monthly deductions. The Net Cash Surrender Value equals the Cash Surrender Value minus any loan and accrued loan interest.

If the Net Cash Surrender Value at the beginning of any policy month is less than the deductions for that month, your policy will go into default unless the operation of the death benefit guarantee provision prevents this. See GUARANTEEING THE DEATH BENEFIT on page 10. If your policy goes into default, we will notify you, and any assignees on our records, in writing, that a 61-day grace period has begun and indicate the payment that is needed to avoid policy termination at the end of the grace period. The required payment will not be more than an amount which would increase the Net Cash Surrender Value to cover total monthly deductions for three months (without regard to any investment performance in the Policy Account). The required payment and any residual Policy Account value will be used to cover the overdue deductions. However, if your Policy Account has unfavorable investment experience, the required payment may not be sufficient to cover the overdue deductions on the date we receive the payment. In this case, a new 61-day grace period will begin. While a policy is in a grace period, you may not transfer Policy Account value or make other policy changes.

If we do not receive payment within the 61 days, your policy will terminate without value. We will withdraw any amount left in your Policy Account and apply this amount to the overdue deductions and any unpaid loan and accrued loan interest. We will inform you, and any assignee, at last known addresses that your policy has ended without value. See TAX EFFECTS on page 17 for the potential tax consequences of the termination of a policy.

YOU MAY RESTORE A POLICY AFTER IT TERMINATES. You may restore a policy within six months after it terminates if you provide evidence that the insured person is still insurable, and you make the premium payment that we require to restore the policy. The required premium will not be more than an amount sufficient to cover (i) total monthly deductions for 3 months, calculated from the effective date of restoration; (ii) the monthly administrative charges from the beginning of the grace period to the effective date of restoration; and (iii) the charge for taxes and the Premium Sales Charge associated with this payment. We will determine the amount of this required premium as if no interest or investment performance were credited to, or charged against, your Policy Account. The policy will be restored as of the beginning of the policy month which coincides with or follows the date we approve your application. Your restored policy will not have any loan balance even if there was a loan outstanding under the terminated policy.

From the required payment we will deduct the charge for applicable taxes and the Premium Sales Charge. On the effective date of restoration, the Policy Account will be equal to the balance of the required payment. We will start to make monthly deductions as of the effective date of restoration. On that date, the monthly administrative charges from the beginning of the grace period to the effective date of restoration will be deducted from the Policy Account. Your restored policy will be treated as a continuation of the terminated policy for purposes of determining the level of Premium Sales Charge and monthly administrative charge still due. See TAX EFFECTS on page 17 for the potential tax consequences of restoring a terminated policy. Some states may vary the time period and conditions for policy restoration.

POLICY PERIODS, ANNIVERSARIES, DATES AND AGES. When an application for an IL COLI II policy is completed and submitted to us, we decide whether or not to issue the policy. This decision is made based on the information in the application and our standards for issuing insurance and classifying risks. If we decide not to issue a policy, any premium paid will be refunded.

The Issue Date, shown on the Policy Information Page, is the date your policy is actually issued, but if we have advanced the Register Date, the Issue Date will be the same as the Register Date. Generally, contestability is measured from the Issue Date, as is the suicide exclusion.

The Register Date, also shown on the Policy Information Page, is used to measure policy years and policy months. Charges and deductions are first made as of the Register Date. As to when coverage under the policy begins, see FLEXIBLE PREMIUMS on page 9.

Generally, we determine the Register Date based upon when we receive your full minimum initial premium. In most cases:

o If you submit the full minimum initial premium to your Equitable agent at the time you sign the application, and we issue the policy as it was applied for, then the Register Date will be the later of (a) the date part I of the policy application was signed or, (b) the date part II of the policy application was signed by a medical professional.

o If we do not receive your full minimum initial premium at our Administrative Office before the Issue Date or, if the policy is not issued as applied for, the Register Date will be the same as the Issue Date.

An early Register Date may be permitted for employer sponsored cases in order to accommodate a common Register Date for all employees. We may also permit policyowners to advance a Register Date (up to three months) in employer sponsored cases. An early Register Date may also be permitted to provide a younger age at issue.

The investment start date is the date that your initial net premium begins to vary with the investment performance of the Funds or accrue interest in the Guaranteed Interest Account. Generally, the investment start date will be the same as the Register Date if the full initial premium is received at our Administrative Office before the Register Date. Otherwise, the investment start date will be the date the full initial premium is received at our Administrative Office. Thus, to the extent that your first premium is received before the Register Date, there will be a period during which the initial premium will not be experiencing investment performance. The investment start date for policies with early Register Dates will be the date the premium is received at our Administrative Office. Any subsequent premium payment received after the investment start date will begin to experience investment performance as of the date such payment is received at our Administrative

Office. Remember, the amount of your initial net premium allocated to the Funds may be temporarily allocated to the Money Market Fund prior to allocation in accordance with your instructions. See FLEXIBLE PREMIUMS on page 9.

Age. Generally, when we refer to the age of the insured person, we mean his or her age on the birthday nearest to the beginning of the particular policy year.

TAX EFFECTS

This discussion is based on our general understanding of the effect of the current Federal income tax laws as currently interpreted on IL COLI II policies. The tax effects on corporate taxpayers, other non-natural owners such as trusts, non-U.S. residents or non-U.S. citizens, may be different. For example, corporations may be required to include certain life insurance policy amounts for purposes of determining Federal alternative minimum taxable income. Further, the tax treatment of individuals receiving benefits under an employer-sponsored plan or arrangement attributable to life insurance may be determined under the Federal tax rules governing such plan or arrangement. This discussion is general in nature, and should not be considered tax advice, for which you should consult your legal or tax adviser.

POLICY PROCEEDS. An IL COLI II policy will be treated as "life insurance" for Federal income tax purposes if it meets the definitional requirement of the Internal Revenue Code (the Code) and as long as the portfolios of the Trust satisfy the diversification requirements under the Code. We believe that IL COLI II will meet these requirements, and that under Federal income tax law:

o the death benefit received by the beneficiary under your IL COLI II policy will not be subject to Federal income tax; and

o as long as your policy remains in force, increases in the Policy Account value as a result of interest or investment experience will not be subject to Federal income tax unless and until there is a distribution from your policy, such as a loan or a partial withdrawal.

SPECIAL TAX RULES MAY APPLY, HOWEVER, IF YOU TRANSFER YOUR OWNERSHIP OF THE POLICY. CONSULT YOUR TAX ADVISER BEFORE ANY TRANSFER OF YOUR POLICY.

The Federal income tax consequences of a distribution from your policy will depend on whether your policy is determined to be a "modified endowment." The character of any income recognized will be ordinary income as opposed to capital gain.

A MODIFIED ENDOWMENT IS a life insurance policy which fails to meet a "seven-pay" test. In general, a policy will fail the seven-pay test if the cumulative amount of premiums paid under the policy at any time during the first seven policy years exceeds a calculated premium level. The calculated seven-pay premium level is based on a hypothetical policy issued on the same insured person and for the same initial death benefit which, under specified conditions (which include the absence of expense and administrative charges), would be fully paid for after seven level annual payments. Your policy will be treated as a modified endowment unless the cumulative premiums paid under your policy, at all times during the first seven policy years, are less than or equal to the cumulative seven-pay premiums which would have been paid under the hypothetical policy on or before such times.

Whenever there is a "material change" under a policy, it will generally be treated as a new contract for purposes of determining whether the policy is a modified endowment, and subjected to a new seven-pay period and a new seven-pay limit. The new seven-pay limit would be determined taking into account, under a downward adjustment formula, the Policy Account value of the policy at the time of such change. A materially changed policy would be considered a modified endowment if it failed to satisfy the new seven-pay limit. A material change would occur if there was a substitution of the insured person, and could also occur as a result of a change in death benefit option, the selection of additional benefits and certain other changes.

If the benefits are reduced during the first seven policy years after entering into the policy (or within seven years after a material change), for example, by requesting a decrease in Face Amount or in some cases, by making a partial withdrawal or terminating additional benefits under a rider, the calculated seven-pay premium level will be redetermined based on the reduced level of benefits and applied retroactively for purposes of the seven-pay test. If the premiums previously paid are greater than the recalculated seven-pay premium level limit, the policy will become a modified endowment. Generally, a life insurance policy which is received in exchange for a modified endowment will also be considered a modified endowment.

Changes made to a life insurance policy, for example, a decrease in benefits or the termination of or restoration of a terminated policy, may have other effects on your policy, including impacting the maximum amount of premiums that can be paid under the policy, as well as the maximum amount of Policy Account value that may be maintained under the policy. In some cases, this may cause us to take action in order to assure your policy continues to qualify as life insurance including distribution of amounts that may be includable in income. See POLICY CHANGES on page 18.

IF YOUR IL COLI II POLICY IS NOT A MODIFIED ENDOWMENT, as long as it remains in force, a loan under your policy will be treated as indebtedness and no part of the loan will be subject to current Federal income tax. Interest on the loan will generally not be tax deductible. After the first 15 policy years, the proceeds from a partial withdrawal will not be subject to Federal income tax except to the extent such proceeds exceed your "Basis" in your policy. Your Basis in your policy generally will equal the premiums you have paid less any amounts previously recovered through tax-free policy distributions. During the first fifteen policy years, the proceeds from a partial withdrawal could be subject to Federal income tax to the extent your Policy Account value exceeds your Basis in your policy. The portion subject to tax will depend upon the ratio of your death benefit to the Policy Account value (or in some cases, the premiums paid) under your policy and the age of the insured person at the time of the withdrawal. In addition, if at any time your policy is surrendered, the excess, if any, of your Cash Surrender Value (which includes the amount of policy loan and accrued loan interest) over your Basis will be subject to Federal income tax. IN ADDITION, IF A POLICY TERMINATES WHILE THERE IS A POLICY LOAN, THE

CANCELLATION OF SUCH LOAN AND ACCRUED LOAN INTEREST WILL BE TREATED AS A DISTRIBUTION AND COULD BE SUBJECT TO TAX UNDER THE ABOVE RULES. On the Final Policy Date, the excess of the amount of any benefit paid, not taking into account any reduction for any loan and accrued loan interest, over your Basis in the policy, will be subject to Federal income tax.

IF YOUR POLICY IS A MODIFIED ENDOWMENT, any distribution from your policy will be taxed on an "income-first" basis. Distributions for this purpose include a loan (including any increase in the loan amount to pay interest on an existing loan or an assignment or a pledge to secure a loan) or partial withdrawal. Any such distributions will be considered taxable income to you to the extent your Policy Account value exceeds your Basis in the policy. For modified endowments, your Basis would be increased by the amount of any prior loan under your policy that was considered taxable income to you. For purposes of determining the taxable portion of any distribution, all modified endowments issued by the same insurer or an affiliate to the same policyowner (excluding certain qualified plans) during any calendar year are to be aggregated. The Secretary of the Treasury has authority to prescribe additional rules to prevent avoidance of "income-first" taxation on distributions from modified endowments.

A 10% penalty tax will apply to the taxable portion of a distribution from a modified endowment. The penalty tax will not, however, apply to distributions
(i) to taxpayers 59 1/2 years of age or older, (ii) in the case of a disability (as defined in the Code) or (iii) received as part of a series of substantially equal periodic annuity payments for the life (or life expectancy) of the taxpayer or the joint lives (or joint life expectancies) of the taxpayer and his beneficiary. If your policy is surrendered, the excess, if any, of your Cash Surrender Value over your Basis will be subject to Federal income tax and, unless one of the above exceptions applies, the 10% penalty tax. The exceptions generally do not apply to policies owned by corporations or other entities. If your policy terminates while there is a policy loan, the cancellation of such loan and accrued loan interest will be treated as a distribution to the extent not previously treated as such and could be subject to tax, including the penalty tax, as described under the above rules. In addition, upon the Final Policy Date the excess of the amount of any benefit paid, not taking into account any reduction for any loan and accrued loan interest, over your Basis in the policy, will be subject to Federal income tax and, unless an exception applies, a 10% penalty tax.

If your policy becomes a modified endowment, distributions that occur during the policy year it becomes a modified endowment and any subsequent policy year will be taxed as described in the two preceding paragraphs. In addition distributions from a policy within two years before it becomes a modified endowment will be subject to tax in this manner. THIS MEANS THAT A DISTRIBUTION MADE FROM A POLICY THAT IS NOT A MODIFIED ENDOWMENT COULD LATER BECOME TAXABLE AS A DISTRIBUTION FROM A MODIFIED ENDOWMENT. The Secretary of the Treasury has been authorized to prescribe rules which would treat similarly other distributions made in anticipation of a policy becoming a modified endowment.

POLICY TERMINATIONS. A policy which has terminated without value may have the tax consequences described above even though you may be able to reinstate your policy. For tax purposes, some reinstatements may be treated as the purchase of a new insurance contract.

DIVERSIFICATION. Under Section 817(h) of the Code, the Secretary of the Treasury has the authority to set standards for diversification of the investments underlying variable life insurance policies. The Treasury Department has issued final regulations regarding the diversification requirements. Failure by us to meet these requirements would disqualify your policy as a variable life insurance policy under Section 7702 of the Code. If this were to occur, you would be subject to Federal income tax on the income under the policy for the period of the disqualification and subsequent periods. The Separate Account, through the Trust, intends to comply with these requirements.

In connection with the issuance of the then temporary diversification regulations, the Treasury Department stated that it anticipated the issuance of regulations or rulings prescribing the circumstances in which the ability of a policyowner to direct his investment to particular funds of a separate account may cause the policyowner, rather than the insurance company, to be treated as the owner of the assets in the account. If you were considered the owner of the assets of the Separate Account, income and gains from the account would be included in your gross income for Federal income tax purposes. Under current law we believe that Equitable Variable, and not the owner of the policy, would be considered the owner of the assets of the Separate Account.

POLICY CHANGES. To receive the tax treatment discussed above, your policy must initially qualify and continue to qualify as life insurance under Sections 7702 and 817(h) of the Code. We have reserved in the policy the right to decline to accept all or part of any premium payments, decline to change death benefit options or the Face Amount, or decline to make partial withdrawals that based upon our interpretation of current tax rules would cause your policy to fail to qualify. We may also make changes in the policy or its riders or require additional premium payments or make distributions from the policy to the extent we deem necessary to qualify your policy as life insurance for tax purposes. Any such change will apply uniformly to all policies that are affected. You will be given written notice of such changes.

TAX CHANGES. The United States Congress has in the past considered, is currently considering and may in the future consider legislation that, if enacted, could change the tax treatment of life insurance policies. In addition, the Treasury Department may amend existing regulations, issue regulations on the qualification of life insurance and modified endowment contracts, or adopt new interpretations of existing laws. State tax laws or, if you are not a United States resident, foreign tax laws, may also affect the tax consequences to you, the insured person or your beneficiary. These laws may change from time to time without notice and, as a result, the tax consequences described above may be altered. There is no way of predicting whether, when or in what form any such change would be adopted. Any such change could have retroactive effect. We suggest you consult your legal or tax adviser.

ESTATE AND GENERATION SKIPPING TAXES. If the insured person is the policyowner, the death benefit under IL COLI II will generally be includable in the policyowner's estate for purposes of Federal estate tax. If the policyowner is not the insured person, under certain conditions only the Cash Surrender Value of the policy would be so includable. Federal estate tax is integrated with Federal gift tax under a unified rate schedule. In general, estates less than $600,000 will not incur a Federal estate tax liability. In addition, an unlimited marital deduction may be available for Federal estate tax purposes.

As a general rule, if a "transfer" is made to a person two or more generations younger than the policyowner, a generation skipping tax may be payable at rates similar to the maximum estate tax rate in effect at the time. The generation skipping tax provisions generally apply to "transfers" which would be subject to the gift and estate tax rules. Individuals are generally allowed an aggregate generation skipping tax exemption of $1 million. Because these rules are complex, you should consult with your tax adviser for specific information, especially where benefits are passing to younger generations.

The particular situation of each policyowner, insured or beneficiary will determine how ownership or receipt of policy proceeds will be treated for purposes of Federal estate and generation skipping taxes as well as state and local estate, inheritance and other taxes.

PENSION AND PROFIT-SHARING PLANS. If IL COLI II policies are purchased by a fund which forms part of a pension or profit-sharing plan qualified under Sections 401(a) or 403 of the Code for the benefit of participants covered under the plan, the Federal income tax treatment of such policies will be somewhat different from that described above.

If purchased as part of a pension or profit-sharing plan, the current cost of insurance for the net amount at risk is treated as a "current fringe benefit" and is required to be included annually in the plan participant's gross income. This cost (generally referred to as the "P.S. 58" cost) is reported to the participant annually. If the plan participant dies while covered by the plan and the policy proceeds are paid to the participant's beneficiary, then the excess of the death benefit over the Policy Account value will not be subject to Federal income tax. However, the Policy Account value will generally be taxable to the extent it exceeds the sum of $5,000 plus the participant's cost basis in the policy. The participant's cost basis will generally include the costs of insurance previously reported as income to the participant. Special rules may apply if the participant had borrowed from his Policy Account or was an owner-employee under the plan.

There are limits on the amounts of life insurance that may be purchased on behalf of a participant in a pension or profit-sharing plan. Complex rules, in addition to those discussed above, apply whenever life insurance is purchased by a tax qualified plan. You should consult your legal adviser.

OTHER EMPLOYEE BENEFIT PROGRAMS. Complex rules may apply when a policy is held by an employer or a trust, or acquired by an employee, in connection with the provision of employee benefits. These policyowners also must consider whether the policy was applied for by or issued to a person having an insurable interest under applicable state law, as the lack of insurable interest may, among other things, affect the qualification of the policy as life insurance for Federal income tax purposes and the right of the beneficiary to death benefits. Employers and employer-created trusts may be subject to reporting, disclosure and fiduciary obligations under the Employee Retirement Income Security Act of 1974 (ERISA). You should consult your legal adviser.

OUR TAXES. Under the life insurance company tax provisions of the Code, variable life insurance is treated in a manner consistent with fixed life insurance. The operations of the Separate Account are reported in our Federal income tax return but we currently pay no income tax on investment income and capital gains reflected in variable life insurance policy reserves. Therefore, no charge is currently being made to any Fund for taxes. We reserve the right to make a charge in the future for taxes incurred, for example, a charge to the Separate Account for income taxes incurred by us that are allocable to the policy.

We may have to pay state, local or other taxes in addition to applicable taxes based on premiums. At present, these taxes are not substantial. If they increase, charges may be made for such taxes when they are attributable to the Separate Account or allocable to the policy.

WHEN WE WITHHOLD INCOME TAXES. Generally, unless you provide us with a written election to the contrary before we make the distribution, we are required to withhold income tax from any portion of the money you receive if the withdrawal of money from your Policy Account or the surrender or the maturity of your policy is a taxable transaction. If you do not wish us to withhold tax from the payment, or if enough is not withheld, you may have to pay later. You may also have to pay penalties under the tax rules if your withholding and estimated tax payments are insufficient. In some cases, where generation skipping taxes may apply, we may also be required to withhold for such taxes unless we are provided satisfactory written notification that no such taxes are due.

PART 3: ADDITIONAL INFORMATION

YOUR VOTING PRIVILEGES

TRUST VOTING PRIVILEGES. As explained in Part 1, we invest the assets in the Funds in shares of the corresponding Trust portfolios. Equitable Variable is the legal owner of the shares and will attend, and has the right to vote at, any meeting of the Trust's shareholders. Among other things, we may vote on any matters described in the Trust's prospectus or requiring a vote by shareholders under the 1940 Act.

Even though we own the shares, to the extent required by the 1940 Act, you will have the opportunity to tell us how to vote the number of shares that can be attributed to your policy. We will vote those shares at meetings of Trust shareholders according to your instructions. If we do not receive instructions in time from all policyowners, we will vote shares in a portfolio for which no instructions have been received in the same proportion as we vote shares for which we have received instructions in that portfolio. We will vote any Trust shares that we are entitled to vote directly due to amounts we have accumulated in the Funds in the same proportions that all policyowners vote, including those who participate in other separate accounts. If the Federal securities laws or regulations or interpretations of them change so that we are permitted to vote shares of the Trust in our own right or to restrict policyowner voting, we may do so.

HOW WE DETERMINE YOUR VOTING SHARES. You may participate in voting only on matters concerning the Trust portfolios corresponding to the Funds to which your Policy Account is allocated. The number of Trust shares in each Fund that are attributable to your policy is determined by dividing the amount in your Policy Account allocated to that Fund by the net asset value of one share of the corresponding Trust portfolio as of the record date set by the Trust's Board for the Trust's shareholders meeting. The record date for this purpose must be at least 10 and no more than 90 days before the meeting of the Trust. Fractional shares are counted.

If you are entitled to give us voting instructions, we will send you proxy material and a form for providing voting instructions. In certain cases, we may disregard instructions relating to changes in the Trust's adviser or the investment policies of its portfolios. We will advise you if we do and detail the reasons in the next semiannual report to policyowners.

SEPARATE ACCOUNT VOTING RIGHTS. Under the 1940 Act, certain actions (such as some of those described under OUR RIGHT TO CHANGE HOW WE OPERATE, below) may require policyowner approval. In that case, you will be entitled to one vote for every $100 of value you have in the Funds. We will cast votes attributable to amounts we have in the Funds in the same proportions as votes cast by policyowners.

OUR RIGHT TO CHANGE HOW WE OPERATE

In addition to changing or adding investment companies, we have the right to modify how we or the Separate Account operate. We intend to comply with applicable law in making any changes and, if necessary, we will seek policyowner approval. We have the right to:

o add Funds to, or remove Funds from, the Separate Account, combine two or more Funds within the Separate Account, or withdraw assets relating to IL COLI II from one Fund and put them into another;

o register or end the registration of the Separate Account under the 1940 Act;

o operate the Separate Account under the direction of a committee or discharge such a committee at any time (the committee may be composed entirely of persons who are "interested persons" of Equitable Variable under the 1940
  Act);

o restrict or eliminate any voting rights of policyowners or other people who have voting rights that affect the Separate Account;

o operate the Separate Account or one or more of the Funds in any other form the law allows, including a form that allows us to make direct investments. Our Separate Account may be charged an advisory fee if its investments are made directly rather than through an investment company. We may make any legal investments we wish. In choosing these investments, we will rely on our own or outside counsel for advice. In addition, we may disapprove any change in investment advisers or in investment policy unless a law or regulation provides differently.

If any changes are made that result in a material change in the underlying investments of a Fund, you will be notified as required by law. We may, for example, cause the Fund to invest in a mutual fund other than, or in addition to, the Trust. If you then wish to transfer the amount you have in that Fund to another Fund of the Separate Account or to the Guaranteed Interest Account, you may do so, without charge, by contacting our Administrative Office. At the same time, you may also change how your net premiums and deductions are allocated.

OUR REPORTS TO POLICYOWNERS

Shortly after the end of each policy year you will receive a report that includes information about your policy's current death benefit, Policy Account value, Cash Surrender Value and policy loan. Notices will be sent to you to confirm premium payments (except premiums paid through an automated arrangement), transfers and certain other policy transactions.

LIMITS ON OUR RIGHT TO CHALLENGE THE POLICY

We can challenge the validity of your insurance policy based on material misstatements in your application and any application for change. However, there are some limits on how and when we can challenge the policy.

o We cannot challenge the policy after it has been in effect, during the insured person's lifetime, for two years from the date the policy was issued or restored after termination. (Some states may require that we measure this time in some other way.)

o We cannot challenge any policy change that requires evidence of insurability (such as a substitution of insured person) after the change has been in effect for two years during the insured person's lifetime.

If the insured person dies within the time that we may challenge the validity of the policy, we may delay payment until we decide whether to challenge the policy. If the insured person's age or sex is misstated on any application, the death benefit and any additional benefits provided will be those which would be purchased by the most recent deduction for the cost of insurance and the cost of any additional benefits at the insured person's correct age and sex.

If the insured person commits suicide within two years after the date on which the policy was issued, the death benefit will be limited to the total of all premiums that have been paid to the time of death minus any outstanding policy loan, accrued loan interest and any partial withdrawals of Net Cash Surrender Value. A new two-year suicide and contestability period will begin on the date of substitution following a substitution of insured. Some states require that we measure this time by some other date.

YOUR PAYMENT OPTIONS

Policy benefits or other payments, such as the Net Cash Surrender Value, may be paid immediately in one sum or you may choose another form of payment for all or part of the money. Payments under these options are not affected by the investment experience of any Fund. Instead, interest accrues pursuant to the options chosen.

You will make a choice of payment option (or any later changes) and your choice will take effect in the same way as it would if you were changing a beneficiary. (See YOUR BENEFICIARY below.) If you do not arrange for a specific form of payment before the insured person dies, the beneficiary will be paid through the Equitable Access Account(TM). The Equitable Access Account is not available to corporate or other non-natural beneficiaries. See WHEN WE PAY POLICY PROCEEDS below. The beneficiary will then have a choice of payment options. However, if you do make an arrangement with us for how the money will be paid, the beneficiary cannot change the choice after the insured person dies. Different payment options may result in different tax consequences.

The beneficiary or any other person who is entitled to receive payment may name a successor to receive any amount that we would otherwise pay to that person's estate if that person died. The person who is entitled to receive payment may change the successor at any time.

We must approve any arrangements that involve more than one payment option, or a payee who is not a natural person (for example, a corporation), or a payee who is a fiduciary. Also, the details of all arrangements will be subject to our rules at the time the arrangements are selected and take effect. This includes rules on the minimum amount we will pay under an option, minimum amounts for installment payments, withdrawal or commutation rights (your rights to receive payments over time, for which we may offer a lump sum payment), the naming of people who are entitled to receive payment and their successors, and the ways of proving age and survival.

YOUR BENEFICIARY

You name your beneficiary when you apply for the policy. The beneficiary is entitled to the insurance benefits of the policy. You may change the beneficiary during the insured person's lifetime by writing to our Administrative Office. If no beneficiary is living when the insured person dies, we will pay the death benefit in equal shares to the insured person's surviving children. If there are no surviving children, we will pay the death benefit to the insured person's estate.

ASSIGNING YOUR POLICY

You  may  assign  (transfer)  your  rights  in the  policy  to  someone  else as collateral  for a loan or for some  other  reason,  if we  agree.  A copy of the assignment must be forwarded to our Administrative Office. We are not responsible for any payment we make or any action taken before we receive notice of the assignment or for the validity of the assignment. An absolute assignment is a change of ownership. BECAUSE THERE MAY BE TAX CONSEQUENCES, INCLUDING THE LOSS OF INCOME TAX-FREE TREATMENT FOR ANY DEATH BENEFIT PAYABLE TO THE BENEFICIARY, YOU SHOULD CONSULT YOUR TAX ADVISER PRIOR TO MAKING AN ASSIGNMENT.

WHEN WE PAY POLICY PROCEEDS

We will pay any death benefits, maturity benefit, Net Cash Surrender Value or loan proceeds within seven days after we receive the last required form or request (and other documents that may be required for payment of death benefits) at our Administrative Office. Death benefits are determined as of the date of death of the insured person and will not be affected by subsequent changes in the unit values of the Funds. Death benefits will generally be paid through the Equitable Access Account, an interest bearing checking account. A beneficiary will have immediate access to the proceeds by writing a check on the account. We pay interest from the date of death to the date the Equitable Access Account is closed. If an Equitable agent helps the beneficiary of a policy to prepare the documents that are required for payment of the death benefit, we will send the Equitable Access Account checkbook or check to the agent within seven days after we receive the required documents. Our agents will take reasonable steps to arrange for prompt delivery to the beneficiary.

We may, however, delay payment if we contest the policy. We may also delay payment if we cannot determine the amount of the payment because the New York Stock Exchange is closed, because trading in securities has been restricted by the SEC, or because the SEC has declared that an emergency exists. In addition, if necessary to protect our policyowners, we may delay payment where permitted under applicable law.

We may defer payment of any Net Cash Surrender Value or loan amount (except a loan to pay a premium to us) from the Guaranteed Interest Account for up to six months after we receive your request. We will pay interest of at least 3% a year from the date we receive your request if we delay more than 30 days in paying you such amounts from the Guaranteed Interest Account.

DIVIDENDS

No dividends are paid on the policy described in this prospectus.

REGULATION

We are regulated and supervised by the New York State Insurance Department. In addition, we are subject to the insurance laws and regulations in every jurisdiction where we sell policies.

The IL COLI II policy (Plan No. 96-300) has been filed with and approved by insurance officials in 37 jurisdictions. We submit annual reports on our operations and finances to insurance officials in all the jurisdictions where we sell policies. The officials are responsible for reviewing our reports to be sure that we are financially sound.

SPECIAL CIRCUMSTANCES

Equitable Variable may vary the charges and other terms of IL COLI II where special circumstances result in sales or administrative expenses or mortality risks that are different than those normally associated with IL COLI II policies. These variations will be made only in accordance with uniform rules that we establish.

DISTRIBUTION

EQ Financial Consultants, Inc., a wholly-owned subsidiary of Equitable, is the principal underwriter of the Trust under a Distribution Agreement. EQ Financial Consultants is also the distributor of our variable life insurance policies and Equitable's variable annuity contracts under a Distribution and Servicing Agreement. EQ Financial Consultants' principal business address is 1755 Broadway, New York, NY 10019. EQ Financial Consultants is registered with the SEC as a broker-dealer under the Securities Exchange Act of 1934 (the Exchange
Act) and is a member of the National Association of Securities Dealers, Inc. EQ Financial Consultants is paid a fee for its services as distributor of our policies. For 1994 and 1995, Equitable and Equitable Variable paid EQ Financial Consultants fees of $216,920 and $325,380, respectively, for its services under the Distribution and Servicing Agreement.

We sell our policies through agents who are licensed by state insurance officials to sell our variable life policies. These agents are also registered representatives of EQ Financial Consultants. The agent who sells you this policy receives sales commissions from Equitable. We reimburse Equitable from our own resources, including the Premium Sales Charge deducted from your premium. Generally, the agent will receive an amount equal to a maximum of 15% of the premiums paid up to one target premium, 7 1/2% of premiums paid up to the next six target premiums and 3% of the premiums paid in excess of that amount. Use of a term insurance rider on the insured person in place of an equal amount of coverage under the base policy reduces commissions. Commissions paid to agents based upon refunded premiums or policies that are terminated or surrendered in the early policy years may be recovered. Agents with limited years of service may be paid differently.

We also sell our policies through independent brokers who are licensed by state insurance officials to sell our variable life policies. They will also be registered representatives either of EQ Financial Consultants or of another company registered with the SEC as a broker-dealer under the Exchange Act. The commissions for independent brokers will be no more than those for agents and the same policy for recovery of commissions applies. Commissions will be paid through the registered broker-dealer.

Equitable performs certain sales and administrative duties for us pursuant to a written agreement which is automatically renewed each year, unless either party terminates. Under this agreement, we pay Equitable for salary costs and other services and an amount for indirect costs incurred through our use of Equitable personnel and facilities. We also reimburse Equitable for sales expenses related to business other than variable life insurance policies. The amounts paid and accrued to Equitable by us under the sales and services agreements totalled approximately $377.2 million in 1995, $380.5 million in 1994 and $355.7 million in 1993.

LEGAL PROCEEDINGS

We are not involved in any material legal proceedings.

ACCOUNTING AND ACTUARIAL EXPERTS

The financial statements of Separate Account FP and Equitable Variable included in this prospectus have been audited for the years ended December 31, 1995, 1994 and 1993 by Price Waterhouse LLP, as stated in their report. The financial statements of Separate Account FP and Equitable Variable for the years ended December 31, 1995, 1994 and 1993 included in this prospectus have been so included in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of such firm as experts in accounting and auditing. The financial statements of Separate Account FP for the period ended March 31, 1996 are unaudited.

The financial statements of Equitable Variable contained in this prospectus should be considered only as bearing upon the ability of Equitable Variable to meet its obligations under the IL COLI II policies. They should not be considered as bearing upon the investment experience of the funds of the Separate Account. The most current financial statements of Equitable Variable are those as of the end of the most recent fiscal year. Equitable Variable does not prepare financial statements for publication more often than annually and believes that any incremental benefit to investors that may result from preparing and delivering more current financial statements, though unaudited, would not justify the additional cost that would be incurred. In addition, Equitable Variable represents that there have been no material adverse changes in its financial condition or operations between the end of the most recent fiscal year and the date of this prospectus.

Actuarial matters in this prospectus have been examined by Barbara Fraser, F.S.A., M.A.A.A., who is a Vice President and Actuary of Equitable. Her opinion on actuarial matters is filed as an exhibit to the Registration Statement we filed with the SEC.

ADDITIONAL INFORMATION

We have filed a Registration Statement relating to the Separate Account and the variable life insurance policy described in this prospectus with the SEC. The Registration Statement, which is required by the Securities Act of 1933, includes additional information that is not required in this prospectus under the rules and regulations of the SEC. If you would like the additional information, you may obtain it from the SEC's main office in Washington, D.C. You will have to pay a fee for the material.

MANAGEMENT

Here is a list of our directors and principal officers and a brief statement of their business experience for the past five years. Unless otherwise noted, the following persons have been involved in the management of Equitable and its subsidiaries in various positions for the last five years. Unless otherwise noted, their address is 787 Seventh Avenue, New York, New York 10019.

NAME AND PRINCIPAL                     BUSINESS EXPERIENCE
BUSINESS ADDRESS                       WITHIN PAST FIVE YEARS
-----------------------                -------------------------
DIRECTORS

Michel Beaulieu......................  Director of Equitable Variable since February 1992. Senior Vice President,  Equitable,  since
                                       September 1991; prior thereto,  Chief Life Actuary AXA group 1989 to 1991;  Managing Director
                                       Blondeau & CIE (France) 1986 to 1989. Director, Equity & Law (London).

Laurent Clamagirand..................  Director of Equitable  Variable since February 1995;  Vice  President,  Financial  Reporting,
                                       Equitable,  since March 1996; prior thereto, Director from November 1994 to March 1996; prior thereto,  International Controller, AXA, January 1990 to October 1994; Director, Equitable of
                                       Colorado, since March 1995.

William T. McCaffrey.................  Director of Equitable  Variable  since  February  1987;  Senior  Executive Vice President and
                                       Chief Operating Officer,  Equitable Life, since February 1996; prior thereto,  Executive Vice
                                       President,  since  February  1986 and  Chief  Administrative  Officer  since  February  1988;
                                       Director,  Equitable Life, since February 1996 and Equitable Foundation since September 1986.

Michael J. Rich......................  Director of  Equitable  Variable  since May 1995.  Senior Vice  President,  Equitable,  since
                                       October  1994;  prior  thereto,  Vice  President of  Underwriting,  John Hancock  Mutual Life
                                       Insurance Co. since 1988.

Jose S. Suquet.......................  Director of Equitable Variable since January 1995.  Executive Vice President and Chief Agency
                                       Officer,  Equitable,  since August 1994;  prior thereto,  Agency  Manager,  Equitable,  since
                                       February 1985.

OFFICERS -- DIRECTORS

James M. Benson......................  President and Chief Executive  Officer,  Equitable  Variable since March 1996; prior thereto,
                                       President from December 1993 to March 1996; Vice Chairman of the Board,  Equitable  Variable,
                                       July 1993 to December  1993.  President & Chief  Executive  Officer,  Equitable  Life,  since
                                       February 1996;  President and Chief Operating Officer,  Equitable,  February 1994 to present;
                                       Senior  Executive  Vice  President,  April 1993 to February 1994.  Prior thereto,  President,
                                       Management  Compensation Group, 1983 to February 1993.  Director,  Alliance Capital,  October
                                       1993 to present;  National Mutual  Association of Australasia,  September 1995 to present and
                                       AXA Re Life Insurance Co., January 1995 to present.

Harvey Blitz.........................  Vice President,  Equitable  Variable since April 1995;  Director of Equitable  Variable since
                                       October 1992. Senior Vice President,  Equitable, since September 1987. Senior Vice President,
                                       The Equitable Companies  Incorporated,  since July 1992. Director,  Equico Securities,  Inc., since  September  1992;  Equitable of Colorado,  since  September  1992;  Equisource  and its subsidiaries  since October 1992, and Chairman of the Board  Frontier  Trust since  September
                                       1995 and Director of Equitable Distributors, Inc. since February 1995.

Jerry de St. Paer....................  Senior  Investment  Officer,  Equitable  Variable,  since April 1995;  Director of  Equitable
                                       Variable since April 1992. Senior Executive Vice President and Chief Financial  Officer,  The
                                       Equitable Companies Incorporated,  since May 1996; prior thereto Executive Vice President and
                                       Chief  Financial  Officer  since May  1992.  Executive  Vice  President  and Chief  Financial
                                       Officer,  Equitable Life, April 1992 to May 1996; Executive Vice President,  December 1990 to
                                       April 1992. Director, Economic Services Corporation and various Equitable subsidiaries.

Gordon Dinsmore......................  Senior Vice  President,  Equitable  Variable,  since  February 1991.  Senior Vice  President,
                                       Equitable,  since September 1989; prior thereto, various other Equitable positions.  Director and Senior Vice  President,  March 1991 to present,  Equitable  of Colorado;  Director,  FHJV
                                       Holdings,  Inc., December 1990 to present;  Director,  Equitable  Distributors,  Inc., August
                                       1993 to present, and Director Equitable Foundation, May 1991 to present.

Denis Duverne........................  Director of Equitable Variable since March 1996. Senior Vice President -- International Life,
                                       AXA,  since 1995.  Prior  thereto,  Executive  Committee of Operations of Banque Colbert from
                                       1992 to 1995 and Secretary  General of Compagnie  Financiere IBI from 1991 to 1995.  Director of Alliance Capital and Equitable Real Estate since 1995.


NAME AND PRINCIPAL                     BUSINESS EXPERIENCE
BUSINESS ADDRESS                       WITHIN PAST FIVE YEARS
-----------------------                -------------------------
OFFICERS -- DIRECTORS (Continued)

Joseph J. Melone.....................  Chairman of the Board,  Equitable Variable since March 1996;  Chairman of the Board and Chief
                                       Executive Officer,  Equitable  Variable,  November 1990 to March 1996; Chairman of the Board,
                                       Equitable  Life,  since  February  1996;  prior  thereto,  Chairman  of the  Board  and Chief
                                       Executive Officer,  Equitable,  February 1994 to February 1996; President and Chief Executive
                                       Officer,  September  1992 to  February  1994;  President  and Chief  Operating  Officer  from
                                       November  1990 to  September  1992.  President  & Chief  Executive  Officer of The  Equitable
                                       Companies  Incorporated  since February 1996;  prior thereto,  President and Chief  Operating
                                       Officer since July 1992.  Prior  thereto,  President,  The  Prudential  Insurance  Company of
                                       America,  since  December  1984.  Director,  Equity & Law (United  Kingdom) and various other
                                       Equitable subsidiaries.

Peter D. Noris.......................  Executive Vice President and Chief Investment Officer,  Equitable  Variable,  since September
                                       1995.  Director of Equitable  Variable  since June 1995.  Executive  Vice President and Chief
                                       Investment  Officer,  Equitable,  since May 1995;  prior  thereto,  Vice  President,  Salomon
                                       Brothers,  Inc., 1992 to 1995; Principal of Equity Division,  Morgan Stanley & Co. Inc., from
                                       1984 to 1992. Director, various Equitable subsidiaries.

Samuel B. Shlesinger.................  Senior Vice President,  Equitable  Variable,  since February 1988.  Senior Vice President and
                                       Actuary,  Equitable; prior thereto, Vice President and Actuary.  Director,  Chairman and CEO,
                                       Equitable of Colorado.

Dennis D. Witte......................  Senior Vice  President,  Equitable  Variable,  since  February 1991;  Senior Vice  President,
                                       Equitable,  since July 1990;  prior thereto,  various other  Equitable  positions.  Director,
                                       Equitable Distributors, Inc. since February 1995.

OFFICERS

Kevin R. Byrne.......................  Treasurer,   Equitable  Variable,   since  September  1990;  Vice  President  and  Treasurer,
                                       Equitable,  since September 1993; prior thereto,  Vice President from March 1989 to September
                                       1993. Vice President and Treasurer,  The Equitable Companies Incorporated,  September 1993 to
                                       present;  Frontier Trust since August 1990;  Equisource and its subsidiaries  October 1990 to present.

Alvin H. Fenichel....................  Vice President and  Controller,  Equitable  Variable,  since July 1996;  prior thereto,  Vice
                                       President  since  February  1988;  Senior Vice  President  and  Controller,  Equitable.
J. Thomas Liddle, Jr.................  Senior Vice President and Chief Financial Officer,  Equitable Variable,  since February 1986.
                                       Senior Vice  President,  Equitable,  since April 1991;  prior  thereto,  Vice  President  and
                                       Actuary, Equitable. Director, Equitable of Colorado since December 1985.

William A. Narducci..................  Vice President and Chief Claims  Officer,  Equitable  Variable,  since  February  1989.  Vice
   200 Plaza Drive                     President, Equitable, since February 1988; prior thereto, Assistant Vice President.
   Secaucus, New Jersey 07096

John P. Natoli.......................  Vice President and Chief Underwriting Officer,  Equitable Variable, since February 1988. Vice
                                       President, Equitable.

PART 4:       ILLUSTRATIONS OF POLICY BENEFITS

To help clarify how the key financial elements of the policy work, a series of tables has been prepared. The tables show how death benefits and Cash Surrender Values ("policy benefits") under a hypothetical IL COLI II policy could vary over time if the Funds of our Separate Account had CONSTANT hypothetical gross annual investment returns of 0%, 6% or 12% over the years covered by each table. Actual investment results may be more or less than those shown. The tables are for a 45-year-old preferred risk male non-tobacco user. Planned premium payments of $10,392 for an initial Face Amount of $200,000 are assumed to be paid at the beginning of each policy year. The illustration assumes no policy loan has been taken and that there is no coverage under a supplemental term insurance rider.

The tables  illustrate  both current and guaranteed  charges.  The tables assume
 .51% per annum for investment management (the average of the effective annual advisory fees applicable to each Trust portfolio during 1995) and .04% per annum for direct Trust expenses. The assumption for direct Trust expenses equals the weighted average of actual Trust expenses incurred by the portfolios of the Trust for the year ended December 31, 1995 as disclosed in the Trust's prospectus. The effect of these adjustments is that on a 0% gross rate of return the net rate of return would be -0.55%, on 6% it would be 5.42%, and on 12% it would be 11.39%. Remember, however, that investment management fees and direct Trust expenses vary by portfolio. See THE TRUST'S INVESTMENT ADVISER on page 6. The tables also assume a charge for taxes of 2% of premiums. The tables illustrate death benefit Option B.

The second column of each table shows the effect of an amount equal to the premiums invested to earn interest, after taxes, of 5% compounded annually. These tables show that if a policy is returned in its very early years for payment of its Cash Surrender Value, that Cash Surrender Value will be low in comparison to the amount of the premiums accumulated with interest. Thus, the cost of owning your policy for a relatively short time will be high.

INDIVIDUAL ILLUSTRATIONS. On request, we will furnish you with a comparable illustration based on your policy's factors. Upon request after issuance, we will also provide a comparable illustration reflecting your actual Cash Surrender Value. If you request illustrations more than once in any policy year, we may charge for the illustration.

                                   IL COLI II


                    EQUITABLE VARIABLE LIFE INSURANCE COMPANY
                    FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE


PLANNED PREMIUM $10,392                       TOTAL INITIAL FACE AMOUNT $200,000
                                                          DEATH BENEFIT OPTION B
                                   MALE AGE 45
                         PREFERRED RISK NON-TOBACCO USER
                            ASSUMING CURRENT CHARGES


                                          DEATH BENEFIT                           CASH SURRENDER VALUE
                                   ASSUMING HYPOTHETICAL GROSS                 ASSUMING HYPOTHETICAL GROSS
   END OF                          ANNUAL INVESTMENT RETURN OF                 ANNUAL INVESTMENT RETURN OF
   POLICY      ACCUMULATED    ------------------------------------        ----------------------------------------
    YEAR       PREMIUMS(1)        0%            6%           12%              0%              6%             12%
   ------      -----------    --------      --------      --------        --------        --------        --------

      1         $ 10,912      $208,441      $208,968      $209,495        $  8,441        $  8,968        $  9,495
      2           22,369       216,734       218,316       219,961          16,734          18,316          19,961
      3           34,399       224,902       228,085       231,527          24,902          28,085          31,527
      4           47,030       233,095       238,451       244,475          33,095          38,451          44,475
      5           60,293       241,156       249,285       258,795          41,156          49,285          58,795

      6           74,220       249,139       260,664       274,694          49,139          60,664          74,694
      7           88,842       257,030       272,604       292,334          57,030          72,604          92,334
      8          104,196       265,382       285,718       312,529          65,382          85,718         112,529
      9          120,317       273,579       299,420       334,882          73,579          99,420         134,882
     10          137,245       281,635       313,753       359,645          81,635         113,753         159,645

     15          235,457       320,376       396,801       531,050         120,376         196,801         331,050

20 (age 65)      360,802       351,525       496,693       813,719         151,525         296,693         613,719

(1) Assumes net interest of 5% compounded annually.

THE VALUES WILL DIFFER IF PREMIUMS ARE PAID IN DIFFERENT AMOUNTS OR FREQUENCIES.

IT IS EMPHASIZED THAT THE HYPOTHETICAL INVESTMENT RESULTS ARE ILLUSTRATIVE ONLY AND SHOULD NOT BE DEEMED A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS MAY BE MORE OR LESS THAN THOSE SHOWN.

THE DEATH BENEFIT GUARANTEE PREMIUM FOR THIS POLICY IS $3,568.04.

                                   IL COLI II


                    EQUITABLE VARIABLE LIFE INSURANCE COMPANY
                    FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE


PLANNED PREMIUM $10,392                       TOTAL INITIAL FACE AMOUNT $200,000
                                                          DEATH BENEFIT OPTION B
                                   MALE AGE 45
                         PREFERRED RISK NON-TOBACCO USER
                           ASSUMING GUARANTEED CHARGES


                                          DEATH BENEFIT                           CASH SURRENDER VALUE
                                   ASSUMING HYPOTHETICAL GROSS                 ASSUMING HYPOTHETICAL GROSS
   END OF                          ANNUAL INVESTMENT RETURN OF                 ANNUAL INVESTMENT RETURN OF
   POLICY      ACCUMULATED    ------------------------------------        ----------------------------------------
    YEAR       PREMIUMS(1)        0%            6%           12%              0%              6%             12%
   ------      -----------    --------      --------      --------        --------        --------        --------

       1        $ 10,912      $207,849      $208,356      $208,864        $  7,849        $  8,356        $  8,864
       2          22,369       215,569       217,074       218,641          15,569          17,074          18,641
       3          34,399       223,159       226,168       229,426          23,159          26,168          29,426
       4          47,030       230,764       235,807       241,484          30,764          35,807          41,484
       5          60,293       238,228       245,856       254,787          38,228          45,856          54,787

       6          74,220       245,547       256,330       269,467          45,547          56,330          69,467
       7          88,842       252,708       267,236       285,659          52,708          67,236          85,659
       8         104,196       259,700       278,583       303,514          59,700          78,583         103,514
       9         120,317       266,512       290,379       323,201          66,512          90,379         123,201
      10         137,245       273,127       302,628       344,902          73,127         102,628         144,902

      15         235,457       307,258       376,211       497,821         107,258         176,211         297,821

20 (age 65)      360,802       333,804       463,228       746,929         133,804         263,228         546,929

(1) Assumes net interest of 5% compounded annually.

THE VALUES WILL DIFFER IF PREMIUMS ARE PAID IN DIFFERENT AMOUNTS OR FREQUENCIES.

IT IS EMPHASIZED THAT THE HYPOTHETICAL INVESTMENT RESULTS ARE ILLUSTRATIVE ONLY AND SHOULD NOT BE DEEMED A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS MAY BE MORE OR LESS THAN THOSE SHOWN.

THE DEATH BENEFIT GUARANTEE PREMIUM FOR THIS POLICY IS $3,568.04.

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

STATEMENTS OF ASSETS AND LIABILITIES
MARCH 31, 1996 (UNAUDITED)


                                            INTERMEDIATE
                                 MONEY       GOVERNMENT     QUALITY         HIGH        GROWTH &      EQUITY          COMMON
                                MARKET       SECURITIES       BOND          YIELD        INCOME        INDEX           STOCK
                               DIVISION       DIVISION      DIVISION      DIVISION      DIVISION      DIVISION       DIVISION
                             ------------   -----------   ------------   -----------   -----------   -----------   --------------
ASSETS
Investments in shares of
  The Hudson River Trust
  -- at market value
  (Notes 2 and 6)
Cost: $  166,588,965......   $166,879,767
          40,337,369......                  $39,735,905
         148,336,529......                                $142,261,151
          72,274,123......                                               $78,177,398
          20,404,945......                                                             $22,826,370
          72,375,677......                                                                           $88,382,333
       1,065,417,925......                                                                                         $1,297,488,312
Receivable for shares of
  The Hudson River
  Trust ..................           --          23,851         11,333        20,875          --            --            171,871
Receivable for policy-
  related transactions ...      4,962,969          --             --            --          15,383        73,297             --
                             ------------   -----------   ------------   -----------   -----------   -----------   --------------
Total Assets .............    171,842,736    39,759,756    142,272,484    78,198,273    22,841,753    88,455,630    1,297,660,183
                             ------------   -----------   ------------   -----------   -----------   -----------   --------------

LIABILITIES
Payable for purchases of
  shares of The Hudson
  River Trust ............      5,095,532          --             --            --          17,533        85,428             --
Payable for policy-
  related transactions ...           --          30,598        265,432       105,172          --            --            830,332
Amount retained by
  Equitable Variable
  in Separate Account
  FP (Note 4) ............        526,006       513,297        611,505       554,594       538,648       286,206        1,080,259
                             ------------   -----------   ------------   -----------   -----------   -----------   --------------
Total Liabilities ........      5,621,538       543,895        876,937       659,766       556,181       371,634        1,910,591
                             ------------   -----------   ------------   -----------   -----------   -----------   --------------
NET ASSETS ATTRIBUTABLE
  TO POLICYOWNERS ........   $166,221,198   $39,215,861   $141,395,547   $77,538,507   $22,285,572   $88,083,996   $1,295,749,592
                             ============   ===========   ============   ===========   ===========   ===========   ==============

See Notes to Financial Statements.


                                                                                       ASSET ALLOCATION SERIES
                                                                             --------------------------------------------
                                                             AGGRESSIVE      CONSERVATIVE                       GROWTH
                                 GLOBAL      INTERNATIONAL      STOCK          INVESTORS       BALANCED        INVESTORS
                                DIVISION        DIVISION      DIVISION         DIVISION        DIVISION        DIVISION
                              ------------    -----------    ------------    ------------    ------------    ------------
ASSETS
Investments in shares of
  The Hudson River Trust
  -- at market value
  (Notes 2 and 6)
Cost: $  314,360,927......    $361,125,113
          20,538,013......                    $21,717,782
         503,113,872......                                   $642,645,509
         166,308,709......                                                   $171,114,930
         353,997,311......                                                                   $404,505,133
         504,520,396......                                                                                   $590,681,286
Receivable for shares of
  The Hudson River
  Trust ..................          55,527           --         2,397,045         112,117         631,785          38,328
Receivable for policy-
  related transactions ...          46,894        128,469            --              --              --              --
                              ------------    -----------    ------------    ------------    ------------    ------------
Total Assets .............     361,227,534     21,846,251     645,042,554     171,227,047     405,136,918     590,719,614
                              ------------    -----------    ------------    ------------    ------------    ------------


LIABILITIES
Payable for purchases of
  shares of The Hudson
  River Trust ............            --          133,814            --              --              --              --
Payable for policy-
  related transactions ...            --             --         2,717,427         140,643         889,322         189,659
Amount retained by
  Equitable Variable
  in Separate Account
  FP (Note 4) ............         530,446        227,263         587,828         562,173         607,638         621,024
                              ------------    -----------    ------------    ------------    ------------    ------------
Total Liabilities ........         530,446        361,077       3,305,255         702,816       1,496,960         810,683
                              ------------    -----------    ------------    ------------    ------------    ------------
NET ASSETS ATTRIBUTABLE
  TO POLICYOWNERS ........    $360,697,088    $21,485,174    $641,737,299    $170,524,231    $403,639,958    $589,908,931
                              ============    ===========    ============    ============    ============    ============

See Notes to Financial Statements.

                                     FSA-1

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

STATEMENTS OF OPERATIONS
FOR THREE MONTHS ENDED MARCH 31,
(UNAUDITED)


                                                                                         INTERMEDIATE GOVERNMENT
                                                         MONEY MARKET DIVISION             SECURITIES DIVISION
                                                     ----------------------------      --------------------------
                                                        1996              1995           1996            1995
                                                     -----------      -----------      ---------      -----------
INCOME AND EXPENSES:
  Income (Note 2):
    Dividends from The Hudson River Trust ......     $ 2,156,008      $ 2,169,463      $ 557,760      $   456,640
  Expenses (Note 3):
    Mortality and expense risk charges .........         245,824          212,520         56,926           43,667
                                                     -----------      -----------      ---------      -----------
NET INVESTMENT INCOME ..........................       1,910,184        1,956,943        500,834          412,973
                                                     -----------      -----------      ---------      -----------
REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS (Note 2):
   Realized gain (loss) on investments .........        (199,321)        (131,239)      (133,468)         (84,564)
   Realized gain distribution from
     The Hudson River Trust ....................            --               --             --               --
                                                     -----------      -----------      ---------      -----------
NET REALIZED GAIN (LOSS) .......................        (199,321)        (131,239)      (133,468)         (84,564)
                                                     -----------      -----------      ---------      -----------
  Unrealized appreciation/depreciation
    on investments:
    Beginning of period ........................          89,976           32,760        145,522       (2,736,863)
    End of period ..............................         290,802            2,193       (601,464)      (2,044,558)
                                                     -----------      -----------      ---------      -----------
  Change in unrealized appreciation/depreciation
    during the period ..........................         200,826          (30,567)      (746,986)         692,305
                                                     -----------      -----------      ---------      -----------
NET REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS ...............................           1,505         (161,806)      (880,454)         607,741
                                                     -----------      -----------      ---------      -----------
NET INCREASE (DECREASE) IN NET ASSETS
  RESULTING FROM OPERATIONS ....................     $ 1,911,689      $ 1,795,137      ($379,620)     $ 1,020,714
                                                     ===========      ===========      =========      ===========

See Notes to Financial Statements.



                                                         QUALITY BOND DIVISION             HIGH YIELD DIVISION
                                                     -----------------------------      --------------------------
                                                        1996             1995              1996           1995
                                                     -----------      ------------      ----------     -----------
INCOME AND EXPENSES:
  Income (Note 2):
    Dividends from The Hudson River Trust ......     $ 1,952,740      $  2,014,037      $1,761,269     $ 1,303,126
  Expenses (Note 3):
    Mortality and expense risk charges .........         207,006           178,279         112,647          78,970
                                                     -----------      ------------      ----------     -----------
NET INVESTMENT INCOME ..........................       1,745,734         1,835,758       1,648,622       1,224,156
                                                     -----------      ------------      ----------     -----------
REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS (Note 2):
   Realized gain (loss) on investments .........         (41,970)         (108,865)        234,013        (256,670)
   Realized gain distribution from
     The Hudson River Trust ....................            --                --              --              --
                                                     -----------      ------------      ----------     -----------
NET REALIZED GAIN (LOSS) .......................         (41,970)         (108,865)        234,013        (256,670)
                                                     -----------      ------------      ----------     -----------
  Unrealized appreciation/depreciation
    on investments:
    Beginning of period ........................      (2,105,676)      (15,521,200)      3,823,981        (873,103)
    End of period ..............................      (6,075,378)      (12,738,007)      5,903,275         400,373
                                                     -----------      ------------      ----------     -----------
  Change in unrealized appreciation/depreciation
    during the period ..........................      (3,969,702)        2,783,193       2,079,294       1,273,476
                                                     -----------      ------------      ----------     -----------
NET REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS ...............................      (4,011,672)        2,674,328       2,313,307       1,016,806
                                                     -----------      ------------      ----------     -----------
NET INCREASE (DECREASE) IN NET ASSETS
  RESULTING FROM OPERATIONS ....................     ($2,265,938)     $  4,510,086      $3,961,929     $ 2,240,962
                                                     ===========      ============      ==========     ===========

See Notes to Financial Statements.

                                     FSA-2

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

STATEMENTS OF OPERATIONS (CONTINUED)
FOR THREE MONTHS ENDED MARCH 31,
(UNAUDITED)


                                                          GROWTH & INCOME                  EQUITY INDEX
                                                             DIVISION                        DIVISION
                                                     ------------------------      -----------------------------
                                                        1996           1995            1996             1995*
                                                     ----------     ---------      ------------      -----------
INCOME AND EXPENSES:
  Income (Note 2):
    Dividends from The Hudson River Trust ......     $  139,390     $  65,069      $    368,964      $   164,200
  Expenses (Note 3):
    Mortality and expense risk charges .........         30,078        10,759           115,753           49,793
                                                     ----------     ---------      ------------      -----------
NET INVESTMENT INCOME ..........................        109,312        54,310           253,211          114,407
                                                     ----------     ---------      ------------      -----------
REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS (Note 2):
    Realized gain (loss) on investments ........          2,445        (1,035)           (3,003)            (517)
    Realized gain distribution from
      The Hudson River Trust ...................           --            --                --               --
                                                     ----------     ---------      ------------      -----------
NET REALIZED GAIN (LOSS) .......................          2,445        (1,035)           (3,003)            (517)
                                                     ----------     ---------      ------------      -----------
  Unrealized appreciation/depreciation
    on investments:
    Beginning of period ........................      2,123,346      (141,585)       12,451,765         (399,286)
    End of period ..............................      2,421,425       214,272        16,006,656        2,485,486
                                                     ----------     ---------      ------------      -----------
  Change in unrealized appreciation/depreciation
    during the period ..........................        298,079       355,857         3,554,891        2,884,772
                                                     ----------     ---------      ------------      -----------
NET REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS ...............................        300,524       354,822         3,551,888        2,884,255
                                                     ----------     ---------      ------------      -----------
NET INCREASE (DECREASE) IN NET ASSETS
  RESULTING FROM OPERATIONS ....................     $  409,836     $ 409,132      $  3,805,099      $ 2,998,662
                                                     ==========     =========      ============      ===========

See Notes to Financial Statements.

 *Commencement of operations on April 1.
**Commencement of operations on April 3.


                                                           COMMON STOCK                      GLOBAL STOCK             INTERNATIONAL
                                                             DIVISION                          DIVISION                 DIVISION
                                                   -----------------------------      ---------------------------      -----------
                                                       1996            1995               1996           1995             1996**
                                                   ------------     ------------      -----------     -----------      -----------
INCOME AND EXPENSES:
  Income (Note 2):
    Dividends from The Hudson River Trust ......   $  2,673,963     $  2,731,392      $ 1,039,030     $ 1,150,868      $    45,410
  Expenses (Note 3):
    Mortality and expense risk charges .........      1,853,832        1,281,520          521,835         337,105           24,067
                                                   ------------     ------------      -----------     -----------      -----------
NET INVESTMENT INCOME ..........................        820,131        1,449,872          517,195         773,763           21,343
                                                   ------------     ------------      -----------     -----------      -----------
REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS (Note 2):
    Realized gain (loss) on investments ........        884,436           16,345        1,504,152       1,050,804             (610)
    Realized gain distribution from
      The Hudson River Trust ...................           --               --               --              --               --
                                                   ------------     ------------      -----------     -----------      -----------
NET REALIZED GAIN (LOSS) .......................        884,436           16,345        1,504,152       1,050,804             (610)
                                                   ------------     ------------      -----------     -----------      -----------
  Unrealized appreciation/depreciation
    on investments:
    Beginning of period ........................    181,824,279       (2,048,649)       9,214,950       3,049,444          667,906
    End of period ..............................    232,070,386       47,997,192       19,453,540       1,620,943        1,179,769
                                                   ------------     ------------      -----------     -----------      -----------
  Change in unrealized appreciation/depreciation
    during the period ..........................     50,246,107       50,045,841       10,238,590      (1,428,501)         511,863
                                                   ------------     ------------      -----------     -----------      -----------
NET REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS ...............................     51,130,543       50,062,186       11,742,742        (377,697)         511,253
                                                   ------------     ------------      -----------     -----------      -----------
NET INCREASE (DECREASE) IN NET ASSETS
  RESULTING FROM OPERATIONS ....................   $ 51,950,674     $ 51,512,058      $12,259,937     $   396,066      $   532,596
                                                   ============     ============      ===========     ===========      ===========

See Notes to Financial Statements.

 *Commencement of operations on April 1.
**Commencement of operations on April 3.

                                     FSA-3

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

STATEMENTS OF OPERATIONS (CONCLUDED)
FOR THREE MONTHS ENDED MARCH 31,
(UNAUDITED)


                                                                                            ASSET ALLOCATION SERIES
                                                                                          -----------------------------
                                                                                             CONSERVATIVE INVESTORS
                                                        AGGRESSIVE STOCK DIVISION                   DIVISION
                                                     -------------------------------      -----------------------------
                                                         1996               1995              1996             1995
                                                     -------------      ------------      ------------      -----------
INCOME AND EXPENSES:
  Income (Note 2):
    Dividends from The Hudson River Trust ......     $     227,840      $     99,223      $  2,093,452      $ 1,902,411
  Expenses (Note 3):
    Mortality and expense risk charges .........           875,036           560,886           258,951          203,549
                                                     -------------      ------------      ------------      -----------
NET INVESTMENT INCOME ..........................          (647,196)         (461,663)        1,834,501        1,698,862
                                                     -------------      ------------      ------------      -----------
REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS (Note 2):
    Realized gain (loss) on investments ........         6,970,296         1,019,300           (15,544)         (94,217)
    Realized gain distribution from
      The Hudson River Trust ...................              --                --                --               --
                                                     -------------      ------------      ------------      -----------
NET REALIZED GAIN (LOSS) .......................         6,970,296         1,019,300           (15,554)         (94,217)
                                                     -------------      ------------      ------------      -----------
  Unrealized appreciation/depreciation
    on investments:
    Beginning of period ........................        61,903,470        11,560,966        10,362,120       (8,767,697)
    End of period ..............................       121,163,990        33,036,019         4,806,220       (4,835,295)
                                                     -------------      ------------      ------------      -----------
  Change in unrealized appreciation/
    depreciation during the period .............        59,260,520        21,475,053        (5,555,900)       3,932,402
                                                     -------------      ------------      ------------      -----------
NET REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS ...............................        66,230,816        22,494,353        (5,571,444)       3,838,185
                                                     -------------      ------------      ------------      -----------
NET INCREASE (DECREASE) IN NET ASSETS
  RESULTING FROM OPERATIONS ....................     $  65,583,620      $ 22,032,690      ($ 3,736,943)     $ 5,537,047
                                                     =============      ============      ============      ===========

See Notes to Financial Statements.


                                                                         ASSET ALLOCATION SERIES
                                                     ----------------------------------------------------------------

                                                            BALANCED DIVISION              GROWTH INVESTORS DIVISION
                                                     ------------------------------      ----------------------------
                                                         1996              1995             1996             1995
                                                     ------------      ------------      -----------     ------------
INCOME AND EXPENSES:
  Income (Note 2):
    Dividends from The Hudson River Trust ......     $  2,918,051      $  2,921,363      $ 4,376,045     $  3,434,266
  Expenses (Note 3):
    Mortality and expense risk charges .........          605,847           517,556          855,420          580,872
                                                     ------------      ------------      -----------     ------------
NET INVESTMENT INCOME ..........................        2,312,204         2,403,807        3,520,625        2,853,354
                                                     ------------      ------------      -----------     ------------
REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS (Note 2):
    Realized gain (loss) on investments ........         (374,262)         (303,465)         596,618          (30,077)
    Realized gain distribution from
      The Hudson River Trust ...................             --                --               --               --
                                                     ------------      ------------      -----------     ------------
NET REALIZED GAIN (LOSS) .......................         (374,262)         (303,465)         596,618          (30,077)
                                                     ------------      ------------      -----------     ------------
  Unrealized appreciation/depreciation
    on investments:
    Beginning of period ........................       43,097,187        (2,878,875)      81,785,873         (770,693)
    End of period ..............................       50,507,822         7,317,908       86,160,892       14,841,705
                                                     ------------      ------------      -----------     ------------
  Change in unrealized appreciation/
    depreciation during the period .............        7,410,635        10,196,783        4,375,019       15,612,398
                                                     ------------      ------------      -----------     ------------
NET REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS ...............................        7,036,373         9,893,318        4,971,637       15,582,321
                                                     ------------      ------------      -----------     ------------
NET INCREASE (DECREASE) IN NET ASSETS
  RESULTING FROM OPERATIONS ....................     $  9,348,577      $ 12,297,125      $ 8,492,262     $ 18,435,675
                                                     ============      ============      ===========     ============

See Notes to Financial Statements.

                                     FSA-4

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

STATEMENTS OF CHANGES IN NET ASSETS
FOR THREE MONTHS ENDED MARCH 31,
(UNAUDITED)


                                                                                  INTERMEDIATE GOVERNMENT
                                              MONEY MARKET DIVISION                 SECURITIES DIVISION
                                         --------------------------------      ------------------------------
                                             1996               1995               1996              1995
                                         -------------      -------------      ------------      ------------
INCREASE (DECREASE) IN NET ASSETS:

FROM OPERATIONS:
  Net investment income ............     $   1,910,184      $   1,956,943      $    500,834      $    412,973
  Net realized gain (loss) .........          (199,321)          (131,239)         (133,468)          (84,564)
  Change in unrealized appreciation/
    depreciation on investments ....           200,826            (30,567)         (746,986)          692,305
                                         -------------      -------------      ------------      ------------
  Net increase (decrease)
    from operations ................         1,911,689          1,795,137          (379,620)        1,020,714
                                         -------------      -------------      ------------      ------------
FROM POLICY-RELATED TRANSACTIONS:
  Net premiums (Note 3) ............        29,687,450         26,087,869         3,368,052         2,780,423
  Benefits and other policy-related
    transactions (Note 3) ..........        (9,130,450)        (9,368,671)       (1,363,911)       (1,273,719)
  Net transfers among divisions ....       (63,369,256)        (8,440,760)          438,972           (82,704)
                                         -------------      -------------      ------------      ------------
  Net increase (decrease) from
    policy-related transactions ....       (42,812,256)         8,278,438         2,443,113         1,424,000
                                         -------------      -------------      ------------      ------------
NET (INCREASE) DECREASE IN AMOUNT
  RETAINED BY EQUITABLE VARIABLE IN
  SEPARATE ACCOUNT FP (Note 4) .....           (11,766)           (12,324)            3,324           (19,098)
                                         -------------      -------------      ------------      ------------
INCREASE (DECREASE) IN NET ASSETS ..       (40,912,333)        10,061,251         2,066,817         2,425,616
NET ASSETS, BEGINNING OF PERIOD ....       207,133,531        137,496,085        37,149,044        27,654,075
                                         -------------      -------------      ------------      ------------
NET ASSETS, END OF PERIOD ..........     $ 166,221,198      $ 147,557,336      $ 39,215,861      $ 30,079,691
                                         =============      =============      ============      ============

See Notes to Financial Statements.



                                              QUALITY BOND DIVISION                 HIGH YIELD DIVISION
                                         --------------------------------      ------------------------------
                                             1996               1995               1996              1995
                                         -------------      -------------      ------------      ------------
INCREASE (DECREASE) IN NET ASSETS:

FROM OPERATIONS:
  Net investment income ............     $   1,745,734      $   1,835,758      $  1,648,622      $  1,224,156
  Net realized gain (loss) .........           (41,970)          (108,865)          234,013          (256,670)
  Change in unrealized appreciation/
    depreciation on investments ....        (3,969,702)         2,783,193         2,079,294         1,273,476
                                         -------------      -------------      ------------      ------------
  Net increase (decrease)
    from operations ................        (2,265,938)         4,510,086         3,961,929         2,240,962
                                         -------------      -------------      ------------      ------------
FROM POLICY-RELATED TRANSACTIONS:
  Net premiums (Note 3) ............         1,481,419            736,177         4,880,108         3,997,324
  Benefits and other policy-related
    transactions (Note 3) ..........          (891,984)          (710,681)       (2,407,891)       (1,848,856)
  Net transfers among divisions ....         4,777,208            276,391          (796,310)        1,367,858
                                         -------------      -------------      ------------      ------------
  Net increase (decrease) from
    policy-related transactions ....         5,366,643            301,887         1,675,907         3,516,326
                                         -------------      -------------      ------------      ------------
NET (INCREASE) DECREASE IN AMOUNT
  RETAINED BY EQUITABLE VARIABLE IN
  SEPARATE ACCOUNT FP (Note 4) .....             7,396           (182,625)          (30,291)          (23,923)
                                         -------------      -------------      ------------      ------------
INCREASE (DECREASE) IN NET ASSETS ..         3,108,101          4,629,348         5,607,545         5,733,365
NET ASSETS, BEGINNING OF PERIOD ....       138,287,446        117,236,472        71,930,962        49,454,901
                                         -------------      -------------      ------------      ------------
NET ASSETS, END OF PERIOD ..........     $ 141,395,547      $ 121,865,820      $ 77,538,507      $ 55,188,266
                                         =============      =============      ============      ============

See Notes to Financial Statements.

                                     FSA-5

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)
FOR THREE MONTHS ENDED MARCH 31,
(UNAUDITED)



                                           GROWTH & INCOME DIVISION             EQUITY INDEX DIVISION
                                         -----------------------------      ------------------------------
                                             1996             1995              1996             1995*
                                         ------------      -----------      ------------      ------------
INCREASE (DECREASE) IN NET ASSETS:

FROM OPERATIONS:
  Net investment income ............     $    109,312      $    54,310      $    253,211      $    114,407
  Net realized gain (loss) .........            2,445           (1,035)           (3,003)             (517)
  Change in unrealized appreciation/
    depreciation on investments ....          298,079          355,857         3,554,891         2,884,772
                                         ------------      -----------      ------------      ------------
  Net increase (decrease)
    from operations ................          409,836          409,132         3,805,099         2,998,662
                                         ------------      -----------      ------------      ------------
FROM POLICY-RELATED TRANSACTIONS:
  Net premiums (Note 3) ............        2,832,227        1,357,752         7,371,417           682,124
  Benefits and other policy-related
    transactions (Note 3) ..........         (658,593)        (251,109)       (1,290,973)         (197,582)
  Net transfers among divisions ....        1,095,805          667,638         6,589,617         1,164,646
                                         ------------      -----------      ------------      ------------
  Net increase (decrease) from
    policy-related transactions ....        3,269,439        1,774,281        12,670,061         1,649,188
                                         ------------      -----------      ------------      ------------
NET (INCREASE) DECREASE IN AMOUNT
  RETAINED BY EQUITABLE VARIABLE IN
  SEPARATE ACCOUNT FP (Note 4) .....          (12,016)         (52,290)          (14,779)          (19,586)
                                         ------------      -----------      ------------      ------------
INCREASE (DECREASE) IN NET ASSETS ..        3,667,259        2,131,123        16,460,381         4,628,264
NET ASSETS, BEGINNING OF PERIOD ....       18,618,313        5,908,383        71,623,615        31,125,403
                                         ------------      -----------      ------------      ------------
NET ASSETS, END OF PERIOD ..........     $ 22,285,572      $ 8,039,506      $ 88,083,996      $ 35,753,667
                                         ============      ===========      ============      ============

See Notes to Financial Statements.

 *Commencement of operations on April 1.
**Commencement of operations on April 3.


                                                                                                                     INTERNATIONAL
                                             COMMON STOCK DIVISION                  GLOBAL STOCK DIVISION              DIVISION
                                       ----------------------------------      --------------------------------      ------------
                                            1996                1995               1996               1995              1996**
                                       ---------------      -------------      -------------      -------------      ------------
INCREASE (DECREASE) IN NET ASSETS:

FROM OPERATIONS:
  Net investment income ............   $       820,131      $   1,449,872      $     517,195      $     773,763      $     21,343
  Net realized gain (loss) .........           884,436             16,345          1,504,152          1,050,804              (610)
  Change in unrealized appreciation/
    depreciation on investments ....        50,246,107         50,045,841         10,238,590         (1,428,501)          511,863
                                       ---------------      -------------      -------------      -------------      ------------
  Net increase (decrease)
    from operations ................        51,950,674         51,512,058         12,259,937            396,066           532,596
                                       ---------------      -------------      -------------      -------------      ------------
FROM POLICY-RELATED TRANSACTIONS:
  Net premiums (Note 3) ............        71,969,890         56,824,018         29,222,599         29,808,489         2,475,393
  Benefits and other policy-related
    transactions (Note 3) ..........       (35,741,600)       (27,879,606)       (10,833,474)        (8,629,200)         (480,572)
  Net transfers among divisions ....        61,042,559          3,846,089         (3,425,280)        (1,316,995)        6,532,233
                                       ---------------      -------------      -------------      -------------      ------------
  Net increase (decrease) from
    policy-related transactions ....        97,270,849         32,790,501         14,963,845         19,862,294         8,527,054
                                       ---------------      -------------      -------------      -------------      ------------
NET (INCREASE) DECREASE IN AMOUNT
  RETAINED BY EQUITABLE VARIABLE IN
  SEPARATE ACCOUNT FP (Note 4) .....           (57,205)           (90,730)           (23,714)            (3,902)           (6,414)
                                       ---------------      -------------      -------------      -------------      ------------
INCREASE (DECREASE) IN NET ASSETS ..       149,164,318         84,211,829         27,200,068         20,254,458         9,053,236
NET ASSETS, BEGINNING OF PERIOD ....     1,146,585,274        811,006,200        333,497,020        241,838,471        12,431,938
                                       ---------------      -------------      -------------      -------------      ------------
NET ASSETS, END OF PERIOD ..........   $ 1,295,749,592      $ 895,218,029      $ 360,697,088      $ 262,092,929      $ 21,485,174
                                       ===============      =============      =============      =============      ============

See Notes to Financial Statements.

 *Commencement of operations on April 1.
**Commencement of operations on April 3.

                                     FSA-6

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

STATEMENTS OF CHANGES IN NET ASSETS (CONCLUDED)
FOR THREE MONTHS ENDED MARCH 31,
(UNAUDITED)


                                                                                   ASSET ALLOCATION SERIES
                                                                               --------------------------------
                                                 AGGRESSIVE STOCK                   CONSERVATIVE INVESTORS
                                                     DIVISION                              DIVISION
                                         --------------------------------      --------------------------------
                                             1996               1995                1996              1995
                                         -------------      -------------      -------------      -------------
INCREASE (DECREASE) IN NET ASSETS:

FROM OPERATIONS:
  Net investment income ............     $    (647,196)     $    (461,663)     $   1,834,501      $   1,698,862
  Net realized gain (loss) .........         6,970,296          1,019,300            (15,544)           (94,217)
  Change in unrealized appreciation/
    depreciation on investments ....        59,260,520         21,475,053         (5,555,900)         3,932,402
                                         -------------      -------------      -------------      -------------
  Net increase (decrease)
    from operations ................        65,583,620         22,032,690         (3,736,943)         5,537,047
                                         -------------      -------------      -------------      -------------
FROM POLICY-RELATED TRANSACTIONS:
  Net premiums (Note 3) ............        42,010,619         30,546,618         11,246,617         11,227,025
  Benefits and other policy-related
    transactions (Note 3) ..........       (18,810,099)       (13,709,727)        (6,892,681)        (5,665,253)
  Net transfers among divisions ....        (2,167,345)         4,161,843         (2,188,450)        (1,939,736)
                                         -------------      -------------      -------------      -------------
  Net increase (decrease) from
    policy-related transactions ....        21,033,175         20,998,734          2,165,486          3,622,036
                                         -------------      -------------      -------------      -------------
NET (INCREASE) DECREASE IN AMOUNT
  RETAINED BY EQUITABLE VARIABLE IN
  SEPARATE ACCOUNT FP (Note 4) .....           (67,627)           (45,834)             8,589            (22,930)
                                         -------------      -------------      -------------      -------------
INCREASE (DECREASE) IN NET ASSETS ..        86,549,168         42,985,590         (1,562,868)         9,136,153
NET ASSETS, BEGINNING OF PERIOD ....       555,188,131        355,671,865        172,087,099        129,940,498
                                         -------------      -------------      -------------      -------------
NET ASSETS, END OF PERIOD ..........     $ 641,737,299      $ 398,657,455      $ 170,524,231      $ 139,076,651
                                         =============      =============      =============      =============

See Notes to Financial Statements.


                                                                 ASSET ALLOCATION SERIES
                                         ----------------------------------------------------------------------
                                                                                       GROWTH INVESTORS
                                                BALANCED DIVISION                         DIVISION
                                         --------------------------------      --------------------------------
                                             1996               1995               1996                1995
                                         -------------      -------------      -------------      -------------
INCREASE (DECREASE) IN NET ASSETS:

FROM OPERATIONS:
  Net investment income ............     $   2,312,204      $   2,403,807      $   3,520,625      $   2,853,354
  Net realized gain (loss) .........          (374,262)          (303,465)           596,618            (30,077)
  Change in unrealized appreciation/
    depreciation on investments ....         7,410,635         10,196,783          4,375,019         15,612,398
                                         -------------      -------------      -------------      -------------
  Net increase (decrease)
    from operations ................         9,348,577         12,297,125          8,492,262         18,435,675
                                         -------------      -------------      -------------      -------------
FROM POLICY-RELATED TRANSACTIONS:
  Net premiums (Note 3) ............        16,973,862         17,741,771         43,180,982         38,607,572
  Benefits and other policy-related
    transactions (Note 3) ..........       (13,129,552)       (12,191,550)       (19,360,421)       (15,800,337)
  Net transfers among divisions ....        (8,097,359)        (3,174,320)         1,736,579            305,362
                                         -------------      -------------      -------------      -------------
  Net increase (decrease) from
    policy-related transactions ....        (4,253,049)         2,375,901         25,557,140         23,112,597
                                         -------------      -------------      -------------      -------------
NET (INCREASE) DECREASE IN AMOUNT
  RETAINED BY EQUITABLE VARIABLE IN
  SEPARATE ACCOUNT FP (Note 4) .....           (20,779)           (23,516)           (18,137)           (29,414)
                                         -------------      -------------      -------------      -------------
INCREASE (DECREASE) IN NET ASSETS ..         5,074,749         14,649,510         34,031,265         41,518,858
NET ASSETS, BEGINNING OF PERIOD ....       398,565,209        338,415,565        555,877,666        367,219,554
                                         -------------      -------------      -------------      -------------
NET ASSETS, END OF PERIOD ..........     $ 403,639,958      $ 353,065,075      $ 589,908,931      $ 408,738,412
                                         =============      =============      =============      =============

See Notes to Financial Statements.

                                     FSA-7

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

MARCH 31, 1996

1.  General

    Equitable Variable Life Insurance Company (Equitable Variable Life), a wholly-owned subsidiary of The Equitable Life Assurance Society of the United States (Equitable Life), established Separate Account FP (the Account) as a unit investment trust registered with the Securities and Exchange Commission under the Investment Company Act of 1940. The Account consists of thirteen investment divisions: the Money Market Division, the Intermediate Government Securities Division, the High Yield Division, the Balanced Division, the Common Stock Division, the Global Division, the Aggressive Stock Division, the Conservative Investors Division, the Growth Investors Division, the Growth & Income Division, the Quality Bond Division, the Equity Index Division and the International Division. The assets in each Division are invested in shares of a designated portfolio (Portfolio) of a mutual fund, The Hudson River Trust (the Trust). Each Portfolio has separate investment objectives.

    The Account supports the operations of Incentive Life,(TM) flexible premium variable life insurance policies, Incentive Life 2000,(TM) flexible premium variable life insurance policies, Champion 2000,(TM) modified premium variable whole life insurance policies, Survivorship 2000,(TM) flexible premium joint survivorship variable life insurance policies, Incentive Life Plus,(TM) flexible premium variable life insurance policies and SP-Flex,(TM) variable life insurance policies with additional premium option, collectively, the Policies, and the Incentive Life 2000, Champion 2000 and Survivorship 2000 policies are referred to as the Series 2000 Policies. Incentive Life Plus policies offered with a prospectus dated on or after September 15, 1995, are referred to as Incentive Life Plus Second Series. Incentive Life Plus policies issued with a prior prospectus are referred to as Incentive Life Plus Original Series. All Policies are issued by Equitable Variable. The assets of the Account are the property of Equitable Variable. However, the portion of the Account's assets attributable to the Policies will not be chargeable with liabilities arising out of any other business Equitable Variable may conduct.

    Policyowners may allocate amounts in their individual accounts to the Divisions of the Account and/or (except for SP-Flex policies) to the guaranteed interest division of Equitable Variable Life's General Account. Net transfers to (from) the guaranteed interest division of the General Account and other Separate Accounts of ($2,168,974) and $3,164,689 for the three months ended 1996 and 1995, respectively, are included in Net Transfers Among Divisions. The net assets of any Division of the Account may not be less than the aggregate of the policyowners' accounts allocated to that Division. Additional assets are set aside in Equitable Variable Life's General Account to provide for (1) the unearned portion of the monthly charges for mortality costs, and (2) other policy benefits, as required under the state insurance law.

2.  Significant Accounting Policies

    The accompanying financial statements are prepared in conformity with generally accepted accounting principles (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Investments are made in shares of the Trust and are valued at the net asset values per share of the respective Portfolios. The net asset value is determined by the Trust using the market or fair value of the underlying assets of the Portfolio.

    Investment transactions are recorded on the trade date. Realized gains and losses include gains and losses on redemptions of the Trust's shares (determined on the identified cost basis) and Trust distributions representing the net realized gains on Trust investment transactions.

    The operations of the Account are included in the consolidated Federal income tax return of Equitable Life. Under the provisions of the Policies, Equitable Variable Life has the right to charge the Account for Federal income tax attributable to the Account. No charge is currently being made against the Account for such tax since, under current tax law, Equitable Variable Life pays no tax on investment income and capital gains reflected in variable life insurance policy reserves. However, Equitable Variable Life retains the right to charge for any Federal income tax incurred which is attributable to the Account if the law is changed. Charges for state and local taxes, if any, attributable to the Account also may be made.

    Dividends are recorded as income at the end of each quarter on the ex-dividend date. Capital gains are distributed by the Trust at the end of each year.

                                     FSA-8

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

NOTES TO FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

MARCH 31, 1996

3.  Asset Charges

    Under the Policies, Equitable Variable Life assumes mortality and expense risks and, to cover these risks, deducts charges from the assets of the Account currently at annual rates of 0.60% of the net assets attributable to Incentive Life, Incentive Life 2000, Incentive Life Plus Second Series and Champion 2000 policyowners, 0.90% of net assets attributable to Survivorship 2000 policyowners, and 0.85% for SP-Flex policyowners. Incentive Life Plus Original Series deducts this charge from the Policy Account. Under SP-Flex, Equitable Variable Life also deducts charges from the assets of the Account for mortality and administrative costs of 0.60% and 0.35%, respectively, of net assets attributable to SP-Flex policies.

    Under Incentive Life, Incentive Life Plus and the Series 2000 Policies, mortality and administrative costs are charged in a different manner than SP-Flex policies (see Notes 4 and 5).

    Before amounts are allocated to the Account for Incentive Life, Incentive Life Plus and the Series 2000 Policies, Equitable Variable Life deducts a charge for taxes and either an initial policy fee (Incentive Life) or a premium sales charge (Incentive Life Plus and Series 2000 Policies) from premiums. Under SP-Flex, the entire initial premium is allocated to the Account. Before any additional premiums under SP-Flex are allocated to the Account, an administrative charge is deducted.

    The amounts attributable to Incentive Life, Incentive Life Plus and the Series 2000 policyowners' accounts are charged monthly by Equitable Variable Life for mortality and administrative costs. These charges are withdrawn from the Account along with amounts for additional benefits. Under the Policies, amounts for certain policy-related transactions (such as policy loans and surrenders) are transferred out of the Separate Account.

4.  Amounts Retained by Equitable Variable Life in Separate Account FP

    The amount retained by Equitable Variable Life in the Account arises principally from (1) contributions from Equitable Variable Life, and (2) that portion, determined ratably, of the Account's investment results applicable to those assets in the Account in excess of the net assets for the Policies. Amounts retained by Equitable Variable Life are not subject to charges for mortality and expense risks or mortality and administrative costs.

    Amounts  retained  by  Equitable   Variable  Life  in  the  Account  may  be
    transferred at any time by Equitable Variable Life to its General Account.

5.  Distribution and Servicing Agreements

    Equitable Variable Life has entered into a Distribution and Servicing Agreement with Equitable Life and Equico Securities Inc. (Equico), whereby registered representatives of Equico, authorized as variable life insurance agents under applicable state insurance laws, sell the Policies. The registered representatives are compensated on a commission basis by Equitable Life.

    Equitable Variable Life also has entered into an agreement with Equitable Life under which Equitable Life performs the administrative services related to the Policies, including underwriting and issuance, billings and collections, and policyowner services. There is no charge to the Account related to this agreement.

6.  Investment Returns

    The Separate Account rates of return attributable to Incentive Life, Incentive Life 2000, Incentive Life Plus Second Series and Champion 2000 policyowners are different than those attributable to Survivorship 2000, Incentive Life Plus Original Series and to SP-Flex policyowners because asset charges are deducted at different rates under each policy (see Note
    3).

    The tables on this page and the following pages show the gross and net investment returns with respect to the Divisions for the periods shown. The net return for each Division is based upon net assets for a policy whose policy commences with the beginning date of such period and is not based on the average net assets in the Division during such period. Gross return is equal to the total return earned by the underlying Trust investment.

                                     FSA-9

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

NOTES TO FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

RATES OF RETURN:
INCENTIVE LIFE,
--------------
INCENTIVE LIFE 2000,
-------------------
INCENTIVE LIFE PLUS SECOND SERIES,
---------------------------------
AND CHAMPION 2000*
    -------------


                         THREE MONTHS                                                                             JANUARY 26(A) TO
                        ENDED MARCH 31,                         YEARS ENDED DECEMBER 31,                             DECEMBER 31,
                        ---------------    --------------------------------------------------------------------    ----------------
MONEY MARKET DIVISION    1996     1995     1995    1994    1993    1992    1991    1990    1989    1988    1987          1986
---------------------    ----     ----     ----    ----    ----    ----    ----    ----    ----    ----    ----          ----
Gross return ........    1.26%    1.44%    5.74%   4.02%   3.00%   3.56%   6.18%   8.24%   9.18%   7.32%   6.63%         6.05%
Net return ..........    1.10%    1.29%    5.11%   3.39%   2.35%   2.94%   5.55%   7.59%   8.53%   6.68%   5.99%         5.47%


                         THREE MONTHS                                                  APRIL 1(A) TO
INTERMEDIATE            ENDED MARCH 31,             YEARS ENDED DECEMBER 31,            DECEMBER 31,
GOVERNMENT              ---------------        --------------------------------        -------------
SECURITIES DIVISION      1996     1995         1995     1994      1993     1992            1991
-------------------      ----     ----         ----     ----      ----     ----            ----
Gross return ........   (0.79%)   3.68%       13.33%   (4.37%)   10.58%    5.60%          12.26%
Net return ..........   (0.94%)   3.52%       12.65%   (4.95%)    9.88%    4.96%          11.60%

                         THREE MONTHS           YEARS ENDED         OCTOBER 1(A)
                        ENDED MARCH 31,         DECEMBER 31,        DECEMBER 31,
                        ---------------        -------------        ------------
QUALITY BOND DIVISION    1996     1995         1995     1994           1993
---------------------    ----     ----         ----     ----           ----
Gross return ........   (1.45%)   3.84%       17.02%   (5.10%)        (0.51%)
Net return ..........   (1.60%)   3.68%       16.32%   (5.67%)        (0.66%)

                        THREE MONTHS                                                                               JANUARY 26(A) TO
                       ENDED MARCH 31,                         YEARS ENDED DECEMBER 31,                              DECEMBER 31,
                       ---------------     --------------------------------------------------------------------    ----------------
HIGH YIELD DIVISION     1996     1995      1995    1994     1993    1992    1991    1990   1989    1988    1987          1986
---------------------   ----     ----      ----    ----     ----    ----    ----    ----   ----    ----    ----          ----
Gross return.........   5.62%    4.48%    19.92%  (2.79%)  23.15%  12.31%  24.46%  (1.12%) 5.13%   9.73%   4.68%           --
Net return...........   5.46%    4.33%    19.20%  (3.37%)  22.41%  11.64%  23.72%  (1.71%) 4.50%   9.08%   4.05%           --

                         THREE MONTHS           YEARS ENDED         OCTOBER 1(A)
                        ENDED MARCH 31,         DECEMBER 31,        DECEMBER 31,
GROWTH & INCOME         ---------------        -------------        ------------
DIVISION                 1996     1995         1995     1994           1993
--------                 ----     ----         ----     ----           ----
Gross return.........    2.25%    5.27%       24.07%   (0.58%)        (0.25%)
Net return...........    2.10%    5.11%       23.33%   (1.17%)        (0.41%)

                         THREE MONTHS           YEAR ENDED       MARCH 31(A) TO
                        ENDED MARCH 31,        DECEMBER 31,       DECEMBER 31,
                        ---------------        ------------       ------------
EQUITY INDEX DIVISION    1996     1995             1995               1994
---------------------    ----     ----             ----               ----
Gross return.........    5.25%    9.55%           36.48%              1.08%
Net return...........    5.10%    9.39%           35.66%              0.58%

                        THREE MONTHS                                                                               JANUARY 26(A) TO
                       ENDED MARCH 31,                         YEARS ENDED DECEMBER 31,                              DECEMBER 31,
                       ---------------     --------------------------------------------------------------------    ----------------
COMMON STOCK DIVISION   1996     1995      1995     1994    1993    1992    1991    1990   1989    1988    1987          1986
---------------------   ----     ----      ----     ----    ----    ----    ----    ----   ----    ----    ----          ----
Gross return.........   4.36%    6.35%    32.45%  (2.14%)  24.84%  3.22%  37.88%  (8.12%)  25.59%  22.43%  7.49%         15.65%
Net return...........   4.21%    6.19%    31.66%  (2.73%)  24.08%  2.60%  37.06%  (8.67%)  24.84%  21.70%  6.84%         15.01%

---------------------
*Sales of Incentive Life 2000 and Champion 2000 commenced on March 2, 1992. Sales of Incentive Life Plus Second Series commenced on September 15, 1995.

(a) Date as of which net premiums under the policies were first allocated to the Division. The gross return and the net return for the periods indicated are not annual rates of return.

                                     FSA-10

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

NOTES TO FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

                        THREE MONTHS                                                                               AUGUST 31(A) TO
                       ENDED MARCH 31,                           YEARS ENDED DECEMBER 31,                            DECEMBER 31,
                       ---------------     --------------------------------------------------------------------    ----------------
GLOBAL DIVISION         1996     1995      1995     1994    1993     1992      1991      1990    1989     1988           1987
---------------         ----     ----      ----     ----    ----     ----      ----      ----    ----     ----           ----
Gross return.........   3.71%    0.18%    18.81%   5.23%   32.09%   (0.50%)   30.55%   (6.07%)   26.93%   10.88%         (13.27%)
Net return...........   3.55%    0.03%    18.11%   4.60%   31.33%   (1.10%)   29.77%   (6.63%)   26.17%   10.22%         (13.45%)

                             THREE MONTHS         APRIL 3(A) TO
                            ENDED MARCH 31,        DECEMBER 31,
                           ----------------       -------------
INTERNATIONAL DIVISION     1996        1995           1995
----------------------     ----        ----           ----
Gross return.........      2.99%        --           11.29%
Net return...........      2.83%        --           10.79%

                        THREE MONTHS                                                                                JANUARY 26(A) TO
                       ENDED MARCH 31,                         YEARS ENDED DECEMBER 31,                               DECEMBER 31,
                       ---------------     ---------------------------------------------------------------------    ----------------
AGGRESSIVE STOCK
DIVISION                1996     1995      1995    1994     1993    1992     1991    1990   1989    1988    1987          1986
--------                ----     ----      ----    ----     ----    ----     ----    ----   ----    ----    ----          ----
Gross return.........   11.68%   6.10%    31.63%  (3.81%)  16.77%  (3.16%)  86.86%  8.17%  43.50%  1.17%   7.31%         35.88%
Net return...........   11.51%   5.94%    30.85%  (4.39%)  16.05%  (3.74%)  85.75%  7.51%  42.64%  0.53%   6.66%         35.13%

ASSET ALLOCATION SERIES
-----------------------
                         THREE MONTHS                                                                       OCTOBER 2(A) TO
                        ENDED MARCH 31,                       YEARS ENDED DECEMBER 31,                        DECEMBER 31,
                        ---------------       --------------------------------------------------------      ---------------
BALANCED DIVISION        1996     1995        1995      1994       1993      1992       1991      1990           1989
-----------------        ----     ----        ----      ----       ----      ----       ----      ----           ----
Gross return.........    2.50%    3.76%      19.75%    (8.02%)    12.28%    (2.84%)    41.26%     0.24%         25.83%
Net return...........    2.35%    3.61%      19.03%    (8.57%)    11.64%    (3.42%)    40.42%    (0.36%)        25.08%


CONSERVATIVE INVESTORS
DIVISION
--------
Gross return.........   (1.99%)   4.34%      20.40%    (4.10%)    10.76%     5.72%     19.87%     6.37%          3.09%
Net return...........   (2.14%)   4.18%      19.68%    (4.67%)    10.15%     5.09%     19.16%     5.73%          2.94%

GROWTH INVESTORS DIVISION
-------------------------
Gross return.........    1.66%    5.00%      26.37%    (3.15%)    15.26%     4.90%     48.89%    10.66%          3.98%
Net return...........    1.51%    4.84%      25.62%    (3.73%)    14.58%     4.27%     48.01%    10.00%          3.82%

---------------------
*Sales of  Incentive  Life 2000 and  Champion  2000  commenced on March 2, 1992.
 Sales of Incentive Life Plus Second Series commenced on September 15, 1995.

(a) Date as of which net premiums under the policies were first allocated to the Division. The gross return and the net return for the periods indicated are not annual rates of return.

                                     FSA-11

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP
NOTES TO FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)
RATES OF RETURN:
SURVIVORSHIP 2000
-----------------

                           THREE MONTHS                                          AUGUST 17(A) TO
                          ENDED MARCH 31,        YEARS ENDED DECEMBER 31,          DECEMBER 31,
                          ---------------        ------------------------        ---------------
MONEY MARKET DIVISION      1996     1995         1995      1994      1993             1992
---------------------      ----     ----         ----      ----      ----             ----
Gross return.........      1.26%    1.44%        5.74%     4.02%     3.00%            1.11%
Net return...........      1.03%    1.21%        4.80%     3.08%     2.04%            0.77%

INTERMEDIATE GOVERNMENT
SECURITIES DIVISION
-------------------
Gross return.........     (0.79%)   3.68%       13.33%    (4.37%)   10.58%            0.90%
Net return...........     (1.01%)   3.45%       12.31%    (5.23%)    9.55%            0.56%

                           THREE MONTHS                                         OCTOBER 1(A) TO
                          ENDED MARCH 31,        YEARS ENDED DECEMBER 31,         DECEMBER 31,
                          ---------------        ------------------------       ---------------
QUALITY BOND DIVISION      1996      1995           1995         1994                1993
---------------------      ----      ----           ----         ----                ----
Gross return.........     (1.45%)    3.84%         17.02%       (5.10%)             (0.51%)
Net return...........     (1.67%)    3.61%         15.97%       (5.95%)             (0.73%)

                           THREE MONTHS                                          AUGUST 17(A) TO
                          ENDED MARCH 31,        YEARS ENDED DECEMBER 31,          DECEMBER 31,
                          ---------------        ------------------------        ---------------
HIGH YIELD DIVISION        1996     1995         1995      1994      1993             1992
-------------------        ----     ----         ----      ----      ----             ----
Gross return.........      5.62%    4.48%       19.92%    (2.79%)   23.15%            1.84%
Net return...........      5.38%    4.25%       18.84%    (3.66%)   22.04%            1.50%

                           THREE MONTHS                                         OCTOBER 1(A) TO
                          ENDED MARCH 31,        YEARS ENDED DECEMBER 31,         DECEMBER 31,
GROWTH & INCOME           ---------------        ------------------------       ---------------
DIVISION                  1996       1995           1995         1994                1993
--------                  ----       ----           ----         ----                ----
Gross return.........     2.25%      5.27%         24.07%       (0.58%)             (0.25%)
Net return...........     2.02%      5.03%         22.96%       (1.47%)             (0.48%)

                           THREE MONTHS              YEAR ENDED        MARCH 1(A) TO
                          ENDED MARCH 31,           DECEMBER 31,       DECEMBER 31,
                          ---------------           ------------       -------------
EQUITY INDEX DIVISION     1996       1995               1995                1994
---------------------     ----       ----               ----                ----
Gross return.........     5.25%      9.55%             36.48%              1.08%
Net return...........     5.02%      9.30%             35.26%              0.33%

                           THREE MONTHS                                          AUGUST 17(A) TO
                          ENDED MARCH 31,        YEARS ENDED DECEMBER 31,          DECEMBER 31,
                          ---------------        ------------------------        ---------------
COMMON STOCK DIVISION      1996     1995         1995      1994      1993             1992
---------------------      ----     ----         ----      ----      ----             ----
Gross return.........      4.36%    6.35%      32.45%    (2.14%)   24.84%             5.28%
Net return...........      4.13%    6.11%      31.26%    (3.02%)   23.70%             4.93%

GLOBAL DIVISION
---------------
Gross return.........      3.71%    0.18%      18.81%     5.23%    32.09%             4.87%
Net return...........      3.47%   (0.04%)     17.75%     4.29%    30.93%             4.52%

AGGRESSIVE STOCK
DIVISION
--------
Gross return.........      11.68%    6.10%      31.63%    (3.81%)   16.77%            11.49%
Net return...........      11.43%    5.86%      30.46%    (4.68%)   15.70%            11.11%

                           THREE MONTHS           APRIL 3(A) TO
                          ENDED MARCH 31,          DECEMBER 31,
                          ---------------         -------------
INTERNATIONAL DIVISION     1996     1995               1995
----------------------     ----     ----               ----
Gross return.........      2.99%     --               11.29%
Net return...........      2.75%     --               10.55%

ASSET ALLOCATION SERIES
-----------------------
                           THREE MONTHS                                          AUGUST 17(A) TO
                          ENDED MARCH 31,        YEARS ENDED DECEMBER 31,          DECEMBER 31,
CONSERVATIVE INVESTORS    ---------------        ------------------------        ---------------
DIVISION                   1996     1995         1995      1994      1993             1992
--------                   ----     ----         ----      ----      ----             ----
Gross return.........     (1.99%)   4.34%       20.40%    (4.10%)   10.76%            1.38%
Net return...........     (2.21%)   4.11%       19.32%    (4.96%)    9.81%            1.04%

BALANCED DIVISION
-----------------
Gross return.........       2.50%   3.76%       19.75%    (8.02%)   12.28%            5.37%
Net return...........       2.27%   3.53%       18.68%    (8.84%)   11.30%            5.02%

GROWTH INVESTORS DIVISION
-------------------------
Gross return.........       1.66%   5.00%       26.37%    (3.15%)   15.26%            6.89%
Net return...........       1.43%   4.77%       25.24%    (4.02%)   14.24%            6.53%

---------------------
(a) Date as of which net premiums under the policies were first allocated to the Division. The gross return and the net return for the periods indicated are not annual rates of return.

                                     FSA-12

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

NOTES TO FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

RATES OF RETURN:
INCENTIVE LIFE PLUS ORIGINAL SERIES*(b)
-----------------------------------


                                           THREE MONTHS           YEAR ENDED
                                          ENDED MARCH 31,        DECEMBER 31,
                                          ---------------        ------------
                                          1996       1995            1995
                                          ----       ----            ----
Money Market Division..............       1.26%      1.39%           5.69%

Intermediate Government
Securities Division................      (0.79%)     3.66%          13.31%

Quality Bond Division..............      (1.45%)     3.93%          17.13%

High Yield Division................       5.62%      4.52%          19.95%

Growth & Income Division...........       2.25%      5.53%          24.38%

Equity Index Division..............       5.25%      9.59%          36.53%

Common Stock Division..............       4.36%      6.85%          33.07%

Global Division....................       3.71%      0.66%          19.38%


                                           THREE MONTHS          APRIL 30 TO
                                          ENDED MARCH 31,        DECEMBER 31,
                                          ---------------        ------------
                                          1996       1995            1995
                                          ----       ----            ----
International Division.............       2.99%       --            11.29%


                                           THREE MONTHS           YEAR ENDED
                                          ENDED MARCH 31,        DECEMBER 31,
                                          ---------------        ------------
                                          1996       1995            1995
                                          ----       ----            ----
Aggressive Stock Division..........      11.69%      7.20%          33.00%


ASSET ALLOCATION SERIES
                                           THREE MONTHS           YEAR ENDED
                                          ENDED MARCH 31,        DECEMBER 31,
                                          ---------------        ------------
                                          1996       1995            1995
                                          ----       ----            ----
Conservative Investors Division....      (1.99%)     4.50%          20.59%


Balanced Division..................       2.50%      4.25%          20.32%


Growth Investors Division..........       1.66%      5.46%          26.92%

-----------------------------------
*Sales of Incentive Life Plus Original Series commenced on January 6, 1995.

(b) There are no Separate Account asset charges for this policy and therefore the gross and net rates of return are the same. The rate of return for the periods indicated is not an annual rate of return.

                                     FSA-13

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

NOTES TO FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

RATES OF RETURN:
SP-FLEX
-------

                        THREE MONTHS                                                                               AUGUST 31(A) TO
                       ENDED MARCH 31,                           YEARS ENDED DECEMBER 31,                            DECEMBER 31,
                       ---------------     --------------------------------------------------------------------    ----------------
MONEY MARKET DIVISION   1996     1995      1995     1994    1993     1992      1991      1990    1989     1988           1987
---------------------   ----     ----      ----     ----    ----     ----      ----      ----    ----     ----           ----
Gross return.........   1.26%    1.44%    5.74%    4.02%   3.00%    3.56%     6.17%     8.24%    9.18%    7.32%          2.15%
Net return...........   0.80%    0.99%    3.86%    2.17%   1.13%    1.71%     4.29%     6.30%    7.24%    5.41%          1.62%

                             THREE MONTHS                                                         APRIL 1(A) TO
                            ENDED MARCH 31,                  YEARS ENDED DECEMBER 31,              DECEMBER 31,
INTERMEDIATE GOVERNMENT     ---------------            ------------------------------------       -------------
SECURITIES DIVISION         1996       1995            1995       1994       1993      1992            1991
-------------------         ----       ----            ----       ----       ----      ----            ----
Gross return.........      (0.79%)     3.68%          13.33%     (4.37%)    10.58%     5.60%          12.10%
Net return...........      (1.24%)     3.22%          11.31%     (6.08%)     8.57%     3.71%          10.59%

                             THREE MONTHS             YEAR ENDED          SEPTEMBER 1(A) TO
                            ENDED MARCH 31,          DECEMBER 31,           DECEMBER 31,
                            ---------------          ------------         -----------------
QUALITY BOND DIVISION       1996       1995              1995                   1994
---------------------       ----       ----              ----                   ----
Gross return.........      (1.45%)     3.84%            17.02%                (2.20%)
Net return...........      (1.89%)     3.37%            14.94%                (2.35%)

                        THREE MONTHS                                                                               AUGUST 31(A) TO
                       ENDED MARCH 31,                           YEARS ENDED DECEMBER 31,                            DECEMBER 31,
                       ---------------     --------------------------------------------------------------------    ----------------
HIGH YIELD DIVISION     1996     1995      1995     1994      1993     1992      1991     1990     1989    1988          1987
-------------------     ----     ----      ----     ----      ----     ----      ----     ----     ----    ----          ----
Gross return.........   5.62%    4.48%    19.92%   (2.79%)   23.15%   12.31%    24.46%   (1.12%)   5.13%   9.73%         1.95%
Net return...........   5.14%    4.02%    17.79%   (4.52%)   20.96%   10.30%    22.25%   (2.89%)   3.26%   7.78%         1.39%

                          THREE MONTHS         YEAR ENDED      SEPTEMBER 1(A) TO
                         ENDED MARCH 31,      DECEMBER 31,       DECEMBER 31,
GROWTH & INCOME          ---------------      ------------     -----------------
DIVISION                 1996       1995          1995              1994
--------                 ----       ----          ----              ----
Gross return.........    2.25%      5.27%        24.07%            (3.40%)
Net return...........    1.79%      4.80%        21.87%            (3.55%)

EQUITY INDEX DIVISION
---------------------
Gross return.........    5.25%      9.55%        36.48%            (2.54%)
Net return...........    4.78%      9.06%        34.06%            (2.69%)

                        THREE MONTHS                                                                               AUGUST 31(A) TO
                       ENDED MARCH 31,                           YEARS ENDED DECEMBER 31,                            DECEMBER 31,
                       ---------------     --------------------------------------------------------------------    ----------------
COMMON STOCK DIVISION   1996     1995      1995     1994      1993     1992      1991     1990     1989    1988          1987
---------------------   ----     ----      ----     ----      ----     ----      ----     ----     ----    ----          ----
Gross return.........   4.36%     6.35%   32.45%    2.14%    24.84%    3.23%    37.87%   (8.12%)   25.59%  22.43%      (22.57%)
Net return...........   3.90%     5.87%   30.10%   (3.88%)   22.60%    1.38%    35.43%   (9.76%)   23.36%  20.26%      (23.00%)

GLOBAL DIVISION
---------------
Gross return.........   3.71%     0.18%   18.81%    5.23%    32.09%   (0.50%)   30.55%   (6.07%)   26.93%  10.88%      (11.40%)
Net return...........   3.24%    (0.27%)  16.70%    3.36%    29.77%   (2.28%)   28.23%   (7.75%)   24.67%   8.90%      (11.86%)

                             THREE MONTHS         APRIL 3(A) TO
                            ENDED MARCH 31,        DECEMBER 31,
                            ---------------       -------------
INTERNATIONAL DIVISION      1996       1995           1995
----------------------      ----       ----           ----
Gross return.........       2.99%       --           11.29%
Net return...........       2.52%       --            9.82%

                        THREE MONTHS                                                                               AUGUST 31(A) TO
                       ENDED MARCH 31,                           YEARS ENDED DECEMBER 31,                            DECEMBER 31,
AGGRESSIVE STOCK       ---------------     --------------------------------------------------------------------    ----------------
DIVISION                1996     1995      1995     1994      1993     1992      1991     1990     1989    1988          1987
--------                ----     ----      ----     ----      ----     ----      ----     ----     ----    ----          ----
Gross return.........   11.68%   6.10%    31.63%    3.81%    16.77%   (3.16%)   86.86%   8.17%     43.50%   1.17%      (24.28%)
Net return...........    0.80%   5.62%    29.30%   (5.53%)   14.67%   (4.89%)   83.54%   6.23%     40.95%  (0.66%)     (24.68%)

---------------------
(a) Date as of which net premiums under the policies were first allocated to the Division. The gross return and the net return for the periods indicated are not annual rates of return.

                                     FSA-14

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

NOTES TO FINANCIAL STATEMENTS (UNAUDITED) -- (CONCLUDED)


ASSET ALLOCATION SERIES
                          THREE MONTHS         YEAR ENDED      SEPTEMBER 1(A) TO
                         ENDED MARCH 31,      DECEMBER 31,       DECEMBER 31,
CONSERVATIVE INVESTORS   ---------------      ------------     -----------------
DIVISION                 1996       1995          1995              1994
--------                 ----       ----          ----              ----
Gross return.........   (1.99%)     4.34%        20.40%            (1.83%)
Net return...........   (2.43%)     3.87%        18.26%            (1.98%)

                        THREE MONTHS                                                                               AUGUST 31(A) TO
                       ENDED MARCH 31,                           YEARS ENDED DECEMBER 31,                            DECEMBER 31,
                       ---------------     --------------------------------------------------------------------    ----------------
BALANCED DIVISION       1996     1995      1995     1994      1993     1992      1991     1990     1989    1988          1987
-----------------       ----     ----      ----     ----      ----     ----      ----     ----     ----    ----          ----
Gross return.........   2.50%    3.76%    19.75%   (8.02%)   12.28%   (2.83%)   41.27%    0.24%    25.83%  13.27%      (20.26%)
Net return...........   2.04%    3.30%    17.62%   (9.66%)   10.31%   (4.57%)   38.75%   (1.56%)   23.59%  11.25%      (20.71%)

                          THREE MONTHS         YEAR ENDED      SEPTEMBER 1(A) TO
                         ENDED MARCH 31,      DECEMBER 31,       DECEMBER 31,
GROWTH INVESTORS         ---------------      ------------     -----------------
DIVISION                 1996       1995          1995              1994
--------                 ----       ----          ----              ----
Gross return.........    1.66%      5.00%        26.37%            (3.16%)
Net return...........    1.20%      4.53%        24.12%            (3.31%)

---------------------
(a) Date as of which net premiums under the policies were first allocated to the Division. The gross return and the net return for the periods indicated are not annual rates of return.

                                     FSA-15

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Equitable Variable Life Insurance Company and Policyowners of Separate Account FP of Equitable Variable Life Insurance Company

In our opinion, the accompanying statements of assets and liabilities and the related statements of operations and of changes in net assets present fairly, in all material respects, the financial position of Money Market Division, Intermediate Government Securities Division, Quality Bond Division, High Yield Division, Growth and Income Division, Equity Index Division, Common Stock Division, Global Division, International Division, Aggressive Stock Division, Conservative Investors Division, Balanced Division and Growth Investors Division, separate investment divisions of Equitable Variable Life Insurance Company ("Equitable Variable Life") Separate Account FP at December 31, 1995 and the results of each of their operations and changes in each of their net assets for each of the periods indicated, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Equitable Variable Life's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of shares in The Hudson River Trust at December 31, 1995 with the transfer agent, provide a reasonable basis for the opinion expressed above.






PRICE WATERHOUSE LLP
New York, NY
February 7, 1996



                                     FSA-16

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

STATEMENTS OF ASSETS AND LIABILITIES
DECEMBER 31, 1995

                                            INTERMEDIATE
                                MONEY        GOVERNMENT      QUALITY          HIGH          GROWTH &       EQUITY
                               MARKET        SECURITIES        BOND          YIELD           INCOME         INDEX
                              DIVISION        DIVISION       DIVISION       DIVISION        DIVISION      DIVISION
                            ------------    -----------    ------------    -----------    -----------    -----------
ASSETS
Investments in shares of
  The Hudson River
  Trust -- at market
  value (Notes 2 and 7)
Cost:  $207,548,119.....    $207,638,095
         37,536,467.....                    $37,681,989
        141,011,715.....                                   $138,906,039
         68,700,148.....                                                   $72,524,129
         17,021,456.....                                                                  $19,144,802
         59,443,291.....                                                                                 $71,895,056
Receivable for sales of
  shares of The Hudson
  River Trust...........              --             --              --             --             --             --
Receivable for policy-
  related transactions..       1,030,719        472,227         195,736        671,870        272,371        214,843
                            ------------    -----------    ------------    -----------    -----------    -----------
Total Assets............     208,668,814     38,154,216     139,101,775     73,195,999     19,417,173     72,109,899
                            ------------    -----------    ------------    -----------    -----------    -----------
LIABILITIES
Payable for purchases
  of shares of The
  Hudson River
  Trust.................       1,021,043        488,551         195,429        740,734        272,227        214,856
Payable for policy-
  related transactions..              --             --              --             --             --             --
Amount retained by
  Equitable Variable Life
  in Separate Account
  FP (Note 4)...........         514,240        516,621         618,900        524,303        526,633        271,428
                            ------------    -----------    ------------    -----------     ----------    -----------
Total Liabilities.......       1,535,283      1,005,172         814,329      1,265,037        798,860        486,284
                            ------------    -----------    ------------    -----------     ----------    -----------
NET ASSETS ATTRIBUTABLE
TO POLICYOWNERS.........    $207,133,531    $37,149,044    $138,287,446    $71,930,962    $18,618,313    $71,623,615
                            ============    ===========    ============    ===========    ===========    ===========

See Notes to Financial Statements.


                                COMMON                                        AGGRESSIVE
                                STOCK           GLOBAL       INTERNATIONAL      STOCK
                               DIVISION         DIVISION        DIVISION       DIVISION
                            --------------    ------------    -----------    ------------
ASSETS
Investments in shares of
   The Hudson River
   Trust -- at market
   value (Notes 2 and 7)
Cost:  966,230,780......    $1,148,055,059
       297,303,481......                      $333,829,077
        11,991,226......                                      $12,659,132
       475,758,260......                                                     $556,029,378
Receivable for sales of
  shares of The Hudson
  River Trust...........                --              --             --              --
Receivable for policy-
  related transactions..           233,000         421,042        137,166         800,569
                            --------------    ------------    -----------    ------------
Total Assets............     1,148,288,059     334,250,119     12,796,298     556,829,947
                            --------------    ------------    -----------    ------------
LIABILITIES
Payable for purchases
  of shares of The
  Hudson River
  Trust.................           679,729         246,368        143,511       1,121,615
Payable for  policy-
  related transactions..                --              --             --              --
Amount retained by
  Equitable Variable Life
  in Separate Account
  FP (Note 4)...........         1,023,056         506,731        220,849         520,201
                            --------------    ------------    -----------    ------------
Total Liabilities.......         1,702,785         753,099        364,360       1,641,816
                            --------------    ------------    -----------    ------------
NET ASSETS ATTRIBUTABLE
  TO POLICYOWNERS.......    $1,146,585,274    $333,497,020    $12,431,938    $555,188,131
                            ==============    ============    ===========    ============

See Notes to Financial Statements.

                                         ASSET ALLOCATION SERIES
                            --------------------------------------------
                            CONSERVATIVE                       GROWTH
                             INVESTORS        BALANCED        INVESTORS
                              DIVISION        DIVISION        DIVISION
                            ------------    ------------    ------------
ASSETS
Investments in shares of
   The Hudson River
   Trust -- at market
   value (Notes 2 and 7)
Cost:  162,300,470......    $172,662,590
       356,282,500......                    $399,379,687
       474,917,898......                                    $556,703,771
Receivable for sales of
  shares of The Hudson
  River Trust...........          76,736              --              --
Receivable for policy-
  related transactions..              --              --         191,779
                            ------------    ------------    ------------
Total Assets............     172,739,326     399,379,687     556,895,550
                            ------------    ------------    ------------
LIABILITIES
Payable for purchases
  of shares of The
  Hudson River
  Trust.................              --         179,701         414,996
Payable for policy-
  related transactions..          81,465          47,918              --
Amount retained by
  Equitable Variable Life
  in Separate Account
  FP (Note 4)...........         570,762         586,859         602,888
                            ------------    ------------    ------------
Total Liabilities.......         652,227         814,478       1,017,884
                            ------------    ------------    ------------
NET ASSETS ATTRIBUTABLE
  TO POLICYOWNERS.......    $172,087,099    $398,565,209    $555,877,666
                            ============    ============    ============

See Notes to Financial Statements.

                                     FSA-17

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

STATEMENTS OF OPERATIONS


                                                                                                    INTERMEDIATE GOVERNMENT
                                                              MONEY MARKET DIVISION                   SECURITIES DIVISION
                                                      ------------------------------------   --------------------------------------



                                                              YEAR ENDED DECEMBER 31,                 YEAR ENDED DECEMBER 31,
                                                      ------------------------------------   --------------------------------------

                                                         1995         1994         1993         1995          1994           1993
                                                      ----------   ----------   ----------   ----------   ------------   ----------
INCOME AND EXPENSES:
  Income (Note 2):
    Dividends from The Hudson River Trust.........    $9,225,401   $5,368,883   $4,163,389   $2,010,283   $ 5,671,984   $14,930,827
  Expenses (Note 3):
    Mortality and expense risk charges............       954,556      826,379      834,113      197,721       527,675     1,470,325
                                                      ----------   ----------   ----------   ----------   -----------   -----------
NET INVESTMENT INCOME.............................     8,270,845    4,542,504    3,329,276    1,812,562     5,144,309    13,460,502
                                                      ----------   ----------   ----------   ----------   -----------   -----------
REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS (Note 2):
    Realized gain (loss) on investments...........      (432,347)      95,530     (339,754)    (810,768)  (10,163,976)    3,999,846
    Realized gain distribution from
      The Hudson River Trust......................            --           --           --           --            --    11,449,074
                                                      ----------   ----------   ----------   ----------   -----------   -----------
NET REALIZED GAIN (LOSS)..........................      (432,347)      95,530     (339,754)    (810,768)  (10,163,976)   15,448,920

  Unrealized appreciation/depreciation on
    investments:
    Beginning of period...........................        32,760      (14,267)    (224,885)  (2,736,863)   (1,617,237)    1,966,231
    End of period.................................        89,976       32,760      (14,267)     145,522    (2,736,863)   (1,617,237)
                                                      ----------   ----------   ----------   ----------   -----------   -----------
  Change in unrealized appreciation/depreciation
    during the period.............................        57,216       47,027      210,618    2,882,385    (1,119,626)   (3,583,468)
                                                      ----------   ----------   ----------   ----------   -----------   -----------
NET REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS..................................      (375,131)     142,557     (129,136)   2,071,617   (11,283,602)   11,865,452
                                                      ----------   ----------   ----------   ----------   -----------   -----------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING
  FROM OPERATIONS.................................    $7,895,714   $4,685,061   $3,200,140   $3,884,179   $(6,139,293)  $25,325,954
                                                      ==========   ==========   ==========   ==========   ===========   ===========


                                                                QUALITY BOND DIVISION
                                                       -------------------------------------------

                                                                                      OCTOBER 1*
                                                                                         TO
                                                        YEAR ENDED DECEMBER 31,      DECEMBER 31,
                                                      ---------------------------    ------------

                                                          1995            1994           1993
                                                      -----------    ------------    ------------
INCOME AND EXPENSES:
  Income (Note 2):
    Dividends from The Hudson River Trust.........    $ 7,958,285    $  8,123,722    $  1,221,840
  Expenses (Note 3):
    Mortality and expense risk charges............        767,627         689,178         163,308
                                                      -----------    ------------    ------------
NET INVESTMENT INCOME.............................      7,190,658       7,434,544       1,058,532
                                                      -----------    ------------    ------------
REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS (Note 2):
    Realized gain (loss) on investments...........       (632,666)       (410,697)           (106)
    Realized gain distribution from
      The Hudson River Trust......................             --              --         130,973
                                                      -----------    ------------    ------------
NET REALIZED GAIN (LOSS)..........................       (632,666)       (410,697)        130,867

  Unrealized appreciation/depreciation on
    investments:
    Beginning of period...........................    (15,521,200)     (1,886,621)            --
    End of period.................................     (2,105,676)    (15,521,200)    (1,886,621)
                                                      -----------    ------------    -----------
  Change in unrealized appreciation/depreciation
    during the period.............................     13,415,524     (13,634,579)    (1,886,621)
                                                      -----------    ------------    -----------
NET REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS..................................     12,782,858     (14,045,276)    (1,755,754)
                                                      -----------    ------------    -----------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING
  FROM OPERATIONS.................................    $19,973,516    $ (6,610,732)   $  (697,222)
                                                      ===========    ============    ===========

See Notes to Financial Statements.

* Commencement of Operations

                                     FSA-18

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

STATEMENTS OF OPERATIONS (CONTINUED)


                                                                          HIGH YIELD DIVISION
                                                              ----------------------------------------


                                                                        YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------
                                                                  1995           1994          1993
                                                              -----------    -----------    ----------
INCOME AND EXPENSES:
  Income (Note 2):
    Dividends from The Hudson River Trust.................    $ 6,518,568    $ 4,578,946    $4,488,259
  Expenses (Note 3):
    Mortality and expense risk charges....................        371,369        305,522       285,992
                                                              -----------    -----------    ----------
NET INVESTMENT INCOME.....................................      6,147,199      4,273,424     4,202,267
                                                              -----------    -----------    ----------
REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS (Note 2):
    Realized gain (loss) on investments...................       (179,454)      (328,199)      107,852
    Realized gain distribution from
      The Hudson River Trust..............................             --             --     1,030,687
                                                              -----------    -----------    ----------
NET REALIZED GAIN (LOSS)..................................       (179,454)      (328,199)    1,138,539

  Unrealized appreciation/depreciation on investments:
    Beginning of period...................................       (873,103)     4,734,999       763,746
    End of period.........................................      3,823,981       (873,103)    4,734,999
                                                              -----------    -----------    ----------
  Change in unrealized appreciation/depreciation
    during the period.....................................      4,697,084     (5,608,102)    3,971,253
                                                              -----------    -----------    ----------
NET REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS....      4,517,630     (5,936,301)    5,109,792
                                                              -----------    -----------    ----------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING
  FROM OPERATIONS.........................................    $10,664,829    $(1,662,877)   $9,312,059
                                                              ===========    ===========    ==========

See Notes to Financial Statements.


                                                                     GROWTH & INCOME DIVISION               EQUITY INDEX DIVISION
                                                              ---------------------------------------     --------------------------
                                                                                          OCTOBER 1*                     APRIL 1*
                                                                                             TO            YEAR ENDED       TO
                                                               YEAR ENDED DECEMBER 31,   DECEMBER 31,     DECEMBER 31,  DECEMBER 31,
                                                              ------------------------  -------------     -----------  -------------
                                                                 1995          1994         1993             1995           1994
                                                              ----------     ---------  -------------     -----------  -------------
INCOME AND EXPENSES:
  Income (Note 2):
    Dividends from The Hudson River Trust.................    $  380,677     $ 108,492     $ 3,394        $   964,775    $ 596,180
  Expenses (Note 3):
    Mortality and expense risk charges....................        69,716        19,204       1,833            289,199      152,789
                                                              ----------     ---------     -------        -----------    ---------
NET INVESTMENT INCOME.....................................       310,961        89,288       1,561            675,576      443,391
                                                              ----------     ---------     -------        -----------    ---------
REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS (Note 2):
    Realized gain (loss) on investments...................         2,791       (11,709)       (134)             3,060       (6,949)
    Realized gain distribution from
      The Hudson River Trust..............................            --            --          --            536,890      134,154
                                                              ----------     ---------     -------        -----------    ---------
NET REALIZED GAIN (LOSS)..................................         2,791       (11,709)       (134)           539,950      127,205

  Unrealized appreciation/depreciation on investments:
    Beginning of period...................................      (141,585)         (904)         --           (399,286)          --
    End of period.........................................     2,123,346      (141,585)       (904)        12,451,765     (399,286)
                                                              ----------     ---------     -------        -----------    ---------
  Change in unrealized appreciation/depreciation
    during the period.....................................     2,264,931      (140,681)       (904)        12,851,051     (399,286)
                                                              ----------     ---------     -------        -----------    ---------
NET REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS....     2,267,722      (152,390)     (1,038)        13,391,001     (272,081)
                                                              ----------     ---------     -------        -----------    ---------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING
  FROM OPERATIONS.........................................    $2,578,683     $ (63,102)    $   523        $14,066,577    $ 171,310
                                                              ==========     =========     =======        ===========    =========

See Notes to Financial Statements.

* Commencement of Operations

                                     FSA-19

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

STATEMENTS OF OPERATIONS (CONTINUED)


                                                    COMMON STOCK DIVISION                          GLOBAL STOCK DIVISION
                                         --------------------------------------------    -----------------------------------------


                                                    YEAR ENDED DECEMBER 31,                       YEAR ENDED DECEMBER 31,
                                         --------------------------------------------    -----------------------------------------
                                             1995            1994            1993            1995           1994           1993
                                         ------------    ------------    ------------    -----------    -----------    -----------
INCOME AND EXPENSES:
  Income (Note 2):
    Dividends from The Hudson
      River Trust....................    $ 14,259,262    $ 11,755,355    $ 10,311,886    $ 5,152,442    $ 2,768,605    $ 1,060,406
  Expenses (Note 3):
    Mortality and expense risk
      charges........................       6,050,368       4,741,008       4,005,102      1,743,898      1,211,620        466,897
                                         ------------    ------------    ------------    -----------    -----------    -----------
NET INVESTMENT INCOME................       8,208,894       7,014,347       6,306,784      3,408,544      1,556,985        593,509
                                         ------------    ------------    ------------    -----------    -----------    -----------
REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS (Note 2):
    Realized gain (loss) on
      investments....................      16,793,683         292,144       4,176,629      3,049,444      3,347,704      1,333,766
    Realized gain distribution from
      The Hudson River Trust.........      63,838,178      43,936,280      85,777,775      9,214,950      4,821,242     11,642,904
                                         ------------    ------------    ------------    -----------    -----------    -----------
NET REALIZED GAIN (LOSS).............      80,631,861      44,228,424      89,954,404     12,264,394      8,168,946     12,976,670

  Unrealized appreciation
    (depreciation) on investments:
    Beginning of period..............      (2,048,649)     71,350,568      22,647,989      3,130,280      7,062,877      2,783,724
    End of period....................     181,824,279      (2,048,649)     71,350,568     36,525,596      3,130,280      7,062,877
                                         ------------    ------------    ------------    -----------    -----------    -----------
  Change in unrealized appreciation/
    depreciation during the period...     183,872,928     (73,399,217)     48,702,579     33,395,316     (3,932,597)     4,279,153
                                         ------------    ------------    ------------    -----------    -----------    -----------
NET REALIZED AND UNREALIZED GAIN
  (LOSS) ON INVESTMENTS..............     264,504,789     (29,170,793)    138,656,983     45,659,710      4,236,349     17,255,823
                                         ------------    ------------    ------------    -----------    -----------    -----------
NET INCREASE (DECREASE) IN NET ASSETS
  RESULTING FROM OPERATIONS..........    $272,713,683    $(22,156,446)   $144,963,767    $49,068,254    $ 5,793,334    $17,849,332
                                         ============    ============    ============    ===========    ===========    ===========

See Notes to Financial Statements.

                                          INTERNATIONAL
                                            DIVISION                 AGGRESSIVE STOCK DIVISION
                                         --------------   --------------------------------------------
                                            APRIL 3*
                                              TO
                                          DECEMBER 31,                YEAR ENDED DECEMBER 31,
                                         --------------   --------------------------------------------
                                              1995            1995            1994            1993
                                           ----------     ------------    ------------    ------------
INCOME AND EXPENSES:
  Income (Note 2):
    Dividends from The Hudson
      River Trust....................       $195,500      $  1,268,689    $    400,102    $    766,228
  Expenses (Note 3):
    Mortality and expense risk
      charges........................         36,471         2,702,978       1,944,639       1,757,109
                                            --------      ------------    ------------    ------------
NET INVESTMENT INCOME................        159,029        (1,434,289)     (1,544,537)       (990,881)
                                            --------      ------------    ------------    ------------
REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS (Note 2):
    Realized gain (loss) on
      investments....................           (790)       11,560,966      (6,075,250)     35,696,507
    Realized gain distribution from
      The Hudson River Trust.........         51,741        61,903,470              --      25,339,962
                                            --------      ------------    ------------    ------------
NET REALIZED GAIN (LOSS).............         50,951        73,464,436      (6,075,250)     61,036,469

  Unrealized appreciation
    (depreciation) on investments:
    Beginning of period..............             --        30,761,318      35,185,988      53,885,737
    End of period....................        667,906        80,271,118      30,761,318      35,185,988
                                            --------      ------------    ------------    ------------
  Change in unrealized appreciation/
    depreciation during the period...        667,906        49,509,800      (4,424,670)    (18,699,749)
                                            --------      ------------    ------------    ------------
NET REALIZED AND UNREALIZED GAIN
  (LOSS) ON INVESTMENTS..............        718,857       122,974,236     (10,499,920)     42,336,720
                                            --------      ------------    ------------    ------------
NET INCREASE (DECREASE) IN NET ASSETS
  RESULTING FROM OPERATIONS..........       $877,886      $121,539,947    $(12,044,457)   $ 41,345,839
                                            ========      ============    ============    ============

See Notes to Financial Statements.

*Commencement of Operations

                                     FSA-20

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

STATEMENTS OF OPERATIONS (CONCLUDED)

                                                                                ASSET ALLOCATION SERIES
                                                   ---------------------------------------------------------------------------------
                                                      CONSERVATIVE INVESTORS DIVISION                    BALANCED DIVISION
                                                   --------------------------------------   ----------------------------------------
                                                            YEAR ENDED DECEMBER 31,                    YEAR ENDED DECEMBER 31,
                                                   --------------------------------------   ----------------------------------------
                                                       1995          1994         1993          1995          1994           1993
                                                   -----------   -----------   ----------   -----------   ------------   -----------
INCOME AND EXPENSES:
  Income (Note 2):
    Dividends from The Hudson River Trust.......   $ 8,169,109   $ 6,205,574   $4,088,977   $12,276,328   $ 10,557,487   $10,062,862
  Expenses (Note 3):
    Mortality and expense risk charges..........       921,294       750,164      551,610     2,237,982      2,103,510     2,047,811
                                                   -----------   -----------   ----------   -----------   ------------   -----------
NET INVESTMENT INCOME...........................     7,247,815     5,455,410    3,537,367    10,038,346      8,453,977     8,015,051
                                                   -----------   -----------   ----------   -----------   ------------   -----------
REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS (Note 2):
    Realized gain (loss) on investments.........      (378,551)     (421,501)      91,739    (2,466,524)       858,164     1,446,919
    Realized gain distribution from
      The Hudson River Trust....................     1,068,272            --    4,651,717    10,894,130             --    20,280,817
                                                   -----------   -----------   ----------   -----------   ------------   -----------
NET REALIZED GAIN (LOSS)........................       689,721      (421,502)   4,743,456     8,427,606        858,164    21,727,736

  Unrealized appreciation (depreciation) on
    investments:
    Beginning of period.........................    (8,767,697)    1,915,037    2,223,612    (2,878,875)    37,960,661    30,072,900
    End of period...............................    10,362,120    (8,767,697)   1,915,037    43,097,187     (2,878,875)   37,960,661
                                                   -----------   -----------   ----------   -----------   ------------   -----------
  Change in unrealized appreciation/depreciation
    during the period...........................    19,129,817   (10,682,734)    (308,575)   45,976,062    (40,839,536)    7,887,761
                                                   -----------   -----------   ----------   -----------   ------------   -----------
NET REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS................................    19,819,538   (11,104,236)   4,434,881    54,403,668    (39,981,372)   29,615,497
                                                   -----------   -----------   ----------   -----------   ------------   -----------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING
  FROM OPERATIONS...............................   $27,067,353   $(5,648,826)  $7,972,248   $64,442,014   $(31,527,395)  $37,630,548
                                                   ===========   ===========   ==========   ===========   ============   ===========

See Notes to Financial Statements.

                                                                  ASSET ALLOCATION SERIES
                                                      -------------------------------------------
                                                                 GROWTH INVESTORS DIVISION
                                                      -------------------------------------------
                                                                   YEAR ENDED DECEMBER 31,
                                                      -------------------------------------------
                                                          1995            1994            1993
                                                      ------------    ------------    -----------
INCOME AND EXPENSES:
  Income (Note 2):
    Dividends from The Hudson River Trust.........    $ 15,855,901    $ 10,663,204    $ 5,922,228
  Expenses (Note 3):
    Mortality and expense risk charges............       2,796,354       1,995,747      1,274,117
                                                      ------------    ------------    -----------
NET INVESTMENT INCOME.............................      13,059,547       8,667,457      4,648,111
                                                      ------------    ------------    -----------
REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS (Note 2):
    Realized gain (loss) on investments...........       1,752,185         241,591         52,392
    Realized gain distribution from
      The Hudson River Trust......................       7,421,853              --     14,624,517
                                                      ------------    ------------    -----------
NET REALIZED GAIN (LOSS)..........................       9,174,038         241,591     14,676,909

  Unrealized appreciation (depreciation) on
  investments:
    Beginning of period...........................        (770,693)     20,567,604     12,746,740
    End of period.................................      81,785,873        (770,693)    20,567,604
                                                      ------------    ------------    -----------
  Change in unrealized appreciation/depreciation
    during the period.............................      82,556,566     (21,338,297)     7,820,864
                                                      ------------    ------------    -----------
NET REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS..................................      91,730,604     (21,096,706)    22,497,773
                                                      ------------    ------------    -----------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING
  FROM OPERATIONS.................................    $104,790,151    $(12,429,249)   $27,145,884
                                                      ============    ============    ===========

See Notes to Financial Statements.

                                     FSA-21

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

STATEMENTS OF CHANGES IN NET ASSETS



                                                                                                INTERMEDIATE GOVERNMENT
                                                  MONEY MARKET DIVISION                           SECURITIES DIVISION
                                       ------------------------------------------   -------------------------------------------


                                                 YEAR ENDED DECEMBER 31,                        YEAR ENDED DECEMBER 31,
                                       ------------------------------------------   -------------------------------------------
                                           1995           1994           1993           1995           1994            1993
                                       ------------   ------------   ------------   -----------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS:

FROM OPERATIONS:
  Net investment income.............   $  8,270,845   $  4,542,504   $  3,329,276   $ 1,812,562   $   5,144,309   $  13,460,502
  Net realized gain (loss)..........       (432,347)        95,530       (339,754)     (810,768)    (10,163,976)     15,448,920
  Change in unrealized appreciation/
    depreciation on investments.....         57,216         47,027        210,618     2,882,385      (1,119,626)     (3,583,468)
                                       ------------   ------------   ------------   -----------   -------------   -------------

  Net increase (decrease)
    from operations.................      7,895,714      4,685,061      3,200,140     3,884,179      (6,139,293)     25,325,954
                                       ------------   ------------   ------------   -----------   -------------   -------------
FROM POLICY-RELATED TRANSACTIONS:
  Net premiums (Note 3).............     96,773,056     82,536,703     64,845,505    11,016,347      18,915,140      26,598,113
  Benefits and other policy-related
    transactions (Note 3)...........    (39,770,849)   (32,432,771)   (31,747,197)   (6,286,070)     (5,813,181)     (7,539,335)
  Net transfers among divisions.....      4,776,165    (25,466,044)   (50,510,704)      953,149    (125,116,319)   (180,916,946)
                                       ------------   ------------   ------------   -----------   -------------   -------------
  Net increase (decrease) from
    policy-related transactions.....     61,778,372     24,637,888    (17,412,396)    5,683,426    (112,014,360)   (161,858,168)
                                       ------------   ------------   ------------   -----------   -------------   -------------
NET (INCREASE) DECREASE IN AMOUNT
  RETAINED BY EQUITABLE VARIABLE IN
  SEPARATE ACCOUNT FP (Note 4)......        (36,640)       (24,067)        92,890       (72,636)         15,335         (69,330)
                                       ------------   ------------   ------------   -----------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS...     69,637,446     29,298,882    (14,119,366)    9,494,969    (118,138,318)   (136,601,544)
NET ASSETS, BEGINNING OF PERIOD.....    137,496,085    108,197,203    122,316,569    27,654,075     145,792,393     282,393,937
                                       ------------   ------------   ------------   -----------   -------------   -------------
NET ASSETS, END OF PERIOD...........   $207,133,531   $137,496,085   $108,197,203   $37,149,044   $  27,654,075   $ 145,792,393
                                       ============   ============   ============   ===========   =============   =============

See Notes to Financial Statements.


                                                     QUALITY BOND DIVISION
                                         -------------------------------------------
                                                                          OCTOBER 1*
                                                                             TO
                                            YEAR ENDED DECEMBER 31,      DECEMBER 31,
                                         ----------------------------    -----------
                                             1995            1994           1993
                                         ------------    ------------    -----------

INCREASE (DECREASE) IN NET ASSETS:

FROM OPERATIONS:
  Net investment income.............     $  7,190,658    $  7,434,544    $ 1,058,532
  Net realized gain (loss)..........         (632,666)       (410,697)       130,867
  Change in unrealized appreciation/
    depreciation on investments.....       13,415,524     (13,634,579)    (1,886,621)
                                         ------------    ------------    -----------

  Net increase (decrease)
    from operations.................       19,973,516      (6,610,732)      (697,222)
                                         ------------    ------------    -----------
FROM POLICY-RELATED TRANSACTIONS:
  Net premiums (Note 3).............        2,516,135         850,240        181,283
  Benefits and other policy-related
    transactions (Note 3)...........       (3,189,044)     (2,891,278)      (441,626)
  Net transfers among divisions.....        2,462,969      25,765,197    100,786,909
                                         ------------    ------------    -----------
  Net increase (decrease) from
    policy-related transactions.....        1,790,060      23,724,159    100,526,566
                                         ------------    ------------    -----------
NET (INCREASE) DECREASE IN AMOUNT
  RETAINED BY EQUITABLE VARIABLE IN
  SEPARATE ACCOUNT FP (Note 4)......         (712,602)        255,654         38,047
                                         ------------    ------------    -----------
INCREASE (DECREASE) IN NET ASSETS...       21,050,974      17,369,081     99,867,391
NET ASSETS, BEGINNING OF PERIOD.....      117,236,472      99,867,391             --
                                         ------------    ------------    -----------
NET ASSETS, END OF PERIOD...........     $138,287,446    $117,236,472    $99,867,391
                                         ============    ============    ===========

See Notes to Financial Statements.

*Commencement of Operations

                                     FSA-22

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)

                                                                            HIGH YIELD DIVISION
                                                               ------------------------------------------


                                                                          YEAR ENDED DECEMBER 31,
                                                               ------------------------------------------
                                                                  1995            1994            1993
                                                               -----------    ------------    -----------

INCREASE (DECREASE) IN NET ASSETS:

FROM OPERATIONS:
  Net investment income...................................     $ 6,147,199    $  4,273,424    $ 4,202,267
  Net realized gain (loss)................................        (179,454)       (328,199)     1,138,539
  Change in unrealized appreciation/
    depreciation on investments...........................       4,697,084      (5,608,102)     3,971,253
                                                               -----------    ------------    -----------
  Net increase (decrease) from operations.................      10,664,829      (1,662,877)     9,312,059
                                                               -----------    ------------    -----------
FROM POLICY-RELATED TRANSACTIONS:
  Net premiums (Note 3)...................................      15,333,474      14,287,345     10,787,763
  Benefits and other policy-related
    transactions (Note 3).................................      (8,211,013)     (7,162,537)    (5,179,424)
  Net transfers among divisions...........................       4,789,450     (11,048,174)     1,006,671
                                                               -----------    ------------    -----------
  Net increase (decrease) from policy-related
    transactions..........................................      11,911,911      (3,923,366)     6,615,010
                                                               -----------    ------------    -----------
NET (INCREASE) DECREASE IN AMOUNT RETAINED BY EQUITABLE
  VARIABLE IN SEPARATE ACCOUNT FP (Note 4)................        (100,679)         16,028        (31,889)
                                                               -----------    ------------    -----------
INCREASE (DECREASE) IN NET ASSETS.........................      22,476,061      (5,570,215)    15,895,180
NET ASSETS, BEGINNING OF PERIOD...........................      49,454,901      55,025,116     39,129,936
                                                               -----------    ------------    -----------
NET ASSETS, END OF PERIOD.................................     $71,930,962    $ 49,454,901    $55,025,116
                                                               ===========    ============    ===========

See Notes to Financial Statements.

                                                                    GROWTH & INCOME DIVISION                EQUITY INDEX DIVISION
                                                              -------------------------------------      --------------------------
                                                                                           OCTOBER 1*                    APRIL 1*
                                                                                              TO          YEAR ENDED        TO
                                                                YEAR ENDED DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                              -------------------------   -----------    -----------    -----------
                                                                  1995          1994         1993           1995           1994
                                                              -----------    ----------   -----------    -----------    -----------

INCREASE (DECREASE) IN NET ASSETS:

FROM OPERATIONS:
  Net investment income...................................    $   310,961    $   89,288    $  1,561      $   675,576    $   443,391
  Net realized gain (loss)................................          2,791       (11,709)       (134)         539,950        127,205
  Change in unrealized appreciation/
    depreciation on investments...........................      2,264,931      (140,681)       (904)      12,851,051       (399,286)
                                                              -----------    ----------    --------      -----------    -----------
  Net increase (decrease) from operations.................      2,578,683       (63,102)        523       14,066,577        171,310
                                                              -----------    ----------    --------      -----------    -----------
FROM POLICY-RELATED TRANSACTIONS:
  Net premiums (Note 3)...................................      6,464,035     2,953,965     182,381       10,308,871        690,540
  Benefits and other policy-related
    transactions (Note 3).................................     (1,385,132)     (481,430)     (6,581)      (2,111,532)      (472,818)
  Net transfers among divisions...........................      5,274,221     3,033,230     279,153       18,305,589     30,736,505
                                                              -----------    ----------    --------      -----------    -----------
  Net increase (decrease) from policy-related
    transactions..........................................     10,353,124     5,505,765     454,953       26,502,928     30,954,227
                                                              -----------    ----------    --------      -----------    -----------
NET (INCREASE) DECREASE IN AMOUNT RETAINED BY EQUITABLE
  VARIABLE IN SEPARATE ACCOUNT FP (Note 4)................       (221,877)        6,113       4,131          (71,293)          (134)
                                                              -----------    ----------    --------      -----------    -----------
INCREASE (DECREASE) IN NET ASSETS.........................     12,709,930     5,448,776     459,607       40,498,212     31,125,403
NET ASSETS, BEGINNING OF PERIOD...........................      5,908,383       459,607          --       31,125,403             --
                                                              -----------    ----------    --------      -----------    -----------
NET ASSETS, END OF PERIOD.................................    $18,618,313    $5,908,383    $459,607      $71,623,615    $31,125,403
                                                              ===========    ==========    ========      ===========    ===========

See Notes to Financial Statements.

*Commencement of Operations

                                     FSA-23

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)

                                            COMMON STOCK DIVISION                         GLOBAL STOCK DIVISION
                               --------------------------------------------   ------------------------------------------


                                            YEAR ENDED DECEMBER 31,                       YEAR ENDED DECEMBER 31,
                               --------------------------------------------   ------------------------------------------
                                     1995            1994           1993          1995           1994           1993
                               --------------   -------------   -----------   ------------   ------------   ------------
INCREASE (DECREASE) IN
  NET ASSETS:

FROM OPERATIONS:
  Net investment income.....   $    8,208,894   $  7,014,347    $ 6,306,784   $  3,408,544   $  1,556,985   $    593,509
  Net realized gain (loss)..       80,631,861     44,228,424     89,954,404     12,264,394      8,168,946     12,976,670
  Change in unrealized
    appreciation/
    depreciation on
    investments.............      183,872,928    (73,399,217)    48,702,579     33,395,316     (3,932,597)     4,279,153
                               --------------   ------------   ------------   ------------   ------------   ------------
  Net increase (decrease)
    from operations.........      272,713,683    (22,156,446)   144,963,767     49,068,254      5,793,334     17,849,332
                               --------------   ------------   ------------   ------------   ------------   ------------
FROM POLICY-RELATED
  TRANSACTIONS:
  Net premiums (Note 3).....      216,068,996    171,525,812    124,210,476     92,666,618     77,766,997     25,508,452
  Benefits and other
    policy-related
    transactions (Note 3)...     (118,456,643)   (93,481,219)   (77,837,895)   (37,507,499)   (23,371,745)    (8,931,159)
  Net transfers among
    divisions...............      (34,354,864)    19,730,410     (9,498,455)   (12,472,104)    47,610,957     59,544,080
                               --------------   ------------   ------------   ------------   ------------   ------------
  Net increase (decrease)
    from policy-related
    transactions............       63,257,489     97,775,003     36,874,126     42,687,015    102,006,209     76,121,373
                               --------------   ------------   ------------   ------------   ------------   ------------
NET (INCREASE) DECREASE IN
  AMOUNT RETAINED BY
  EQUITABLE VARIABLE IN
  SEPARATE ACCOUNT FP
  (Note 4)..................         (392,099)        44,948       (124,376)       (96,720)       (17,737)         4,085
                               --------------   ------------   ------------   ------------   ------------   ------------
INCREASE IN NET ASSETS......      335,579,073     75,663,505    181,713,517     91,658,549    107,781,806     93,974,790
NET ASSETS, BEGINNING OF
  PERIOD....................      811,006,201    735,342,696    553,629,179    241,838,471    134,056,665     40,081,875
                               --------------   ------------   ------------   ------------   ------------   ------------
NET ASSETS, END OF
  PERIOD....................   $1,146,585,274   $811,006,201   $735,342,696   $333,497,020   $241,838,471   $134,056,665
                               ==============   ============   ============   ============   ============   ============

See Notes to Financial Statements.

                               INTERNATIONAL
                                  DIVISION              AGGRESSIVE STOCK DIVISION
                                -----------   ------------------------------------------
                                 APRIL 3*
                                    TO
                                DECEMBER 31,              YEAR ENDED DECEMBER 31,
                                -----------   ------------------------------------------
                                    1995          1995           1994            1993
                                -----------   ------------   ------------   ------------
INCREASE (DECREASE) IN
  NET ASSETS:

FROM OPERATIONS:
  Net investment income.....    $   159,029   $ (1,434,289)  $ (1,544,537)  $   (990,881)
  Net realized gain (loss)..         50,951     73,464,436     (6,075,250)    61,036,469
  Change in unrealized
    appreciation/
    depreciation on
    investments.............        667,906     49,509,800     (4,424,670)   (18,699,749)
                                -----------   ------------   ------------   ------------
  Net increase (decrease)
    from operations.........        877,886    121,539,947    (12,044,457)    41,345,839
                                -----------   ------------   ------------   ------------
FROM POLICY-RELATED
  TRANSACTIONS:
  Net premiums (Note 3).....      2,028,670    121,962,483    101,932,221     77,930,596
  Benefits and other
    policy-related
    transactions (Note 3)...       (339,723)   (63,165,185)   (48,604,650)   (39,462,340)
  Net transfers among
    divisions...............      9,885,952     19,367,834      4,346,636    (73,890,214)
                                -----------   ------------   ------------   ------------
  Net increase (decrease)
    from policy-related
    transactions............     11,574,899     78,165,132     57,674,207    (35,421,958)
                                -----------   ------------   ------------   ------------
NET (INCREASE) DECREASE IN
  AMOUNT RETAINED BY
  EQUITABLE VARIABLE IN
  SEPARATE ACCOUNT FP
  (Note 4)..................        (20,847)      (188,813)        35,791         (2,220)
                                -----------   ------------   ------------   ------------
INCREASE IN NET ASSETS......     12,431,938    199,516,266     45,665,541      5,921,661
NET ASSETS, BEGINNING OF
  PERIOD....................              0    355,671,865    310,006,324    304,084,663
                                -----------   ------------   ------------   ------------
NET ASSETS, END OF
  PERIOD....................    $12,431,938   $555,188,131   $355,671,865   $310,006,324
                                ===========   ============   ============   ============

See Notes to Financial Statements.

*Commencement of Operations

                                     FSA-24

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

STATEMENTS OF CHANGES IN NET ASSETS (CONCLUDED)


                                                                              ASSET ALLOCATION SERIES
                                         -----------------------------------------------------------------------------------------
                                               CONSERVATIVE INVESTORS DIVISION                       BALANCED DIVISION
                                         -------------------------------------------    ------------------------------------------
                                                   YEAR ENDED DECEMBER 31,                        YEAR ENDED DECEMBER 31,
                                         -------------------------------------------    ------------------------------------------
                                              1995            1994           1993           1995           1994           1993
                                         -------------   ------------   ------------    ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS:

FROM OPERATIONS:
  Net investment income..............    $  7,247,815    $  5,455,410   $  3,537,367    $ 10,038,346   $  8,453,977   $  8,015,051
  Net realized gain (loss)...........         689,721        (421,502)     4,743,456       8,427,606        858,164     21,727,736
  Change in unrealized appreciation/
    depreciation on investments......      19,129,817     (10,682,734)      (308,575)     45,976,062    (40,839,536)     7,887,761
                                         ------------    ------------   ------------    ------------   ------------   ------------
  Net increase (decrease)
    from operations..................      27,067,353      (5,648,826)     7,972,248      64,442,014    (31,527,395)    37,630,548
                                         ------------    ------------   ------------    ------------   ------------   ------------
FROM POLICY-RELATED TRANSACTIONS:
  Net premiums (Note 3)..............      41,419,959      48,492,315     43,782,002      63,451,955     70,116,900     67,351,402
  Benefits and other policy-related
    transactions (Note 3)............     (22,866,003)    (21,612,430)   (17,644,077)    (48,742,571)   (45,655,363)   (44,497,967)
  Net transfers among divisions......      (3,379,296)     (2,076,793)     6,165,330     (18,908,540)   (19,954,097)    (6,834,099)
                                         ------------    ------------   ------------    ------------   ------------   ------------
  Net increase (decrease) from
    policy-related transactions......      15,174,660      24,803,092     32,303,255      (4,199,156)     4,507,440     16,019,336
                                         ------------    ------------   ------------    ------------   ------------   ------------
NET (INCREASE) DECREASE IN AMOUNT
  RETAINED BY EQUITABLE VARIABLE
  IN SEPARATE ACCOUNT FP (Note 4)....         (95,412)         22,600         18,535        (93,214)        47,322         256,506
                                         ------------    ------------   ------------    ------------   ------------   ------------
INCREASE (DECREASE) IN NET ASSETS....      42,146,601      19,176,866     40,294,038      60,149,644    (26,972,633)    53,906,390
NET ASSETS, BEGINNING OF PERIOD......     129,940,498     110,763,632     70,469,594     338,415,565    365,388,198    311,481,808
                                         ------------    ------------   ------------    ------------   ------------   ------------
NET ASSETS, END OF PERIOD............    $172,087,099    $129,940,498   $110,763,632    $398,565,209   $338,415,565   $365,388,198
                                         ============    ============   ============    ============   ============   ============

See Notes to Financial Statements.

                                                       ASSET ALLOCATION SERIES
                                            --------------------------------------------
                                                      GROWTH INVESTORS DIVISION
                                            --------------------------------------------
                                                       YEAR ENDED DECEMBER 31,
                                            --------------------------------------------
                                                1995            1994            1993
                                            ------------    ------------    ------------

INCREASE (DECREASE) IN NET ASSETS:

FROM OPERATIONS:
  Net investment income..............       $ 13,059,547    $  8,667,457    $  4,648,111
  Net realized gain (loss)...........          9,174,038         241,591      14,676,909
  Change in unrealized appreciation/
    depreciation on investments......         82,556,566     (21,338,297)      7,820,864
                                            ------------    ------------    ------------
  Net increase (decrease)
    from operations..................        104,790,151     (12,429,249)     27,145,884
                                            ------------    ------------    ------------
FROM POLICY-RELATED TRANSACTIONS:
  Net premiums (Note 3)..............        155,616,059     139,140,391     105,136,825
  Benefits and other policy-related
    transactions (Note 3)............        (68,357,709)    (54,863,821)    (36,431,873)
  Net transfers among divisions......         (3,269,896)     20,294,785      30,908,183
                                            ------------    ------------    ------------
  Net increase (decrease) from
    policy-related transactions......         83,988,454     104,571,355      99,613,135
                                            ------------    ------------    ------------
NET (INCREASE) DECREASE IN AMOUNT
  RETAINED BY EQUITABLE VARIABLE
  IN SEPARATE ACCOUNT FP (Note 4)....           (120,493)         15,372         (27,455)
                                            ------------    ------------    ------------
INCREASE (DECREASE) IN NET ASSETS....        188,658,112      92,157,478     126,731,564
NET ASSETS, BEGINNING OF PERIOD......        367,219,554     275,062,076     148,330,512
                                            ------------    ------------    ------------
NET ASSETS, END OF PERIOD............       $555,877,666    $367,219,554    $275,062,076
                                            ============    ============    ============

See Notes to Financial Statements.

                                     FSA-25

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 1995

1.  General

    Equitable Variable Life Insurance Company (Equitable Variable Life), a wholly-owned subsidiary of The Equitable Life Assurance Society of the United States (Equitable Life), established Separate Account FP (the Account) as a unit investment trust registered with the Securities and Exchange Commission under the Investment Company Act of 1940. The Account consists of thirteen investment divisions: the Money Market Division, the Intermediate Government Securities Division, the High Yield Division, the Balanced Division, the Common Stock Division, the Global Division, the Aggressive Stock Division, the Conservative Investors Division, the Growth Investors Division, the Growth & Income Division, the Quality Bond Division, the Equity Index Division and the International Division. The assets in each Division are invested in shares of a designated portfolio (Portfolio) of a mutual fund, The Hudson River Trust (the Trust). Each Portfolio has separate investment objectives.

    The Account supports the operations of Incentive Life,(TM) flexible premium variable life insurance policies, Incentive Life 2000,(TM) flexible premium variable life insurance policies, Champion 2000,(TM) modified premium variable whole life insurance policies, Survivorship 2000,(TM) flexible premium joint survivorship variable life insurance policies, Incentive Life Plus,(TM) flexible premium variable life insurance policies and SP-Flex,(TM) variable life insurance policies with additional premium option, collectively, the Policies, and the Incentive Life 2000, Champion 2000 and Survivorship 2000 policies are referred to as the Series 2000 Policies. Incentive Life policies offered with the prospectus dated September 15, 1995, are referred to as Incentive Life Plus Second Series. Incentive Life Plus policies issued with a prior prospectus are referred to as Incentive Life Plus Original Series. All Policies are issued by Equitable Variable. The assets of the Account are the property of Equitable Variable. However, the portion of the Account's assets attributable to the Policies will not be chargeable with liabilities arising out of any other business Equitable Variable may conduct.

    Policyowners may allocate amounts in their individual accounts to the Divisions of the Account and/or (except for SP-Flex policies) to the guaranteed interest division of Equitable Variable Life's General Account. Net transfers to the guaranteed interest division of the General Account and other Separate Accounts of $6,569,372, $35,120,632 and $125,668,098 for the
    years ended 1995, 1994 and 1993, respectively, are included in Net Transfers Among Divisions. The net assets of any Division of the Account may not be less than the aggregate of the policyowners' accounts allocated to that Division. Additional assets are set aside in Equitable Variable Life's General Account to provide for (1) the unearned portion of the monthly charges for mortality costs, and (2) other policy benefits, as required under the state insurance law.

2.  Significant Accounting Policies

    The accompanying financial statements are prepared in conformity with generally accepted accounting principles (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Investments are made in shares of the Trust and are valued at the net asset values per share of the respective Portfolios. The net asset value is determined by the Trust using the market or fair value of the underlying assets of the Portfolio.

    Investment transactions are recorded on the trade date. Realized gains and losses include gains and losses on redemptions of the Trust's shares (determined on the identified cost basis) and Trust distributions representing the net realized gains on Trust investment transactions.

    The operations of the Account are included in the consolidated Federal income tax return of Equitable Life. Under the provisions of the Policies, Equitable Variable Life has the right to charge the Account for Federal income tax attributable to the Account. No charge is currently being made against the Account for such tax since, under current tax law, Equitable Variable Life pays no tax on investment income and capital gains reflected in variable life insurance policy reserves. However, Equitable Variable Life retains the right to charge for any Federal income tax incurred which is attributable to the Account if the law is changed. Charges for state and local taxes, if any, attributable to the Account also may be made.

    Dividends are recorded as income at the end of each quarter on the ex-dividend date. Capital gains are distributed by the Trust at the end of each year.

3.  Asset Charges

    Under the Policies, Equitable Variable Life assumes mortality and expense risks and, to cover these risks, deducts charges from the assets of the Account currently at annual rates of 0.60% of the net assets attributable to Incentive Life, Incentive Life 2000, Incentive Life Plus Second Series and Champion 2000 policyowners, 0.90% of net assets attributable to Survivorship 2000 policyowners, and 0.85% for SP-Flex policyowners. Incentive Life Plus Original Series deducts this charge from the Policy Account. Under SP-Flex, Equitable Variable Life also deducts charges from the assets of the Account for mortality and administrative costs of 0.60% and 0.35%, respectively, of net assets attributable to SP-Flex policies.

                                     FSA-26

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
DECEMBER 31, 1995

    Under Incentive Life, Incentive Life Plus and the Series 2000 Policies, mortality and administrative costs are charged in a different manner than SP-Flex policies (see Notes 4 and 5).

    Before amounts are allocated to the Account for Incentive Life, Incentive Life Plus and the Series 2000 Policies, Equitable Variable Life deducts a charge for taxes and either an initial policy fee (Incentive Life) or a premium sales charge (Incentive Life Plus and Series 2000 Policies) from premiums. Under SP-Flex, the entire initial premium is allocated to the Account. Before any additional premiums under SP-Flex are allocated to the Account, an administrative charge is deducted.

    The amounts attributable to Incentive Life, Incentive Life Plus and the Series 2000 policyowners' accounts are charged monthly by Equitable Variable Life for mortality and administrative costs. These charges are withdrawn from the Account along with amounts for additional benefits. Under the Policies, amounts for certain policy-related transactions (such as policy loans and surrenders) are transferred out of the Separate Account.

4.  Amounts  Retained  by Equitable  Variable  Life in  Separate  Account  FP

    The amount retained by Equitable Variable Life in the Account arises principally from (1) contributions from Equitable Variable Life, and (2) that portion, determined ratably, of the Account's investment results applicable to those assets in the Account in excess of the net assets for the Policies. Amounts retained by Equitable Variable Life are not subject to charges for mortality and expense risks or mortality and administrative costs.

    Amounts  retained  by  Equitable   Variable  Life  in  the  Account  may  be
    transferred at any time by Equitable Variable Life to its General Account.

    The following table shows the surplus contributions (withdrawals) by Equitable Variable Life by investment division:

                  INVESTMENT DIVISION                               1995           1994            1993
                  -------------------                           -----------     -----------     ----------
                  Common Stock                                  $  (630,000)       --              --
                  Money Market                                     (250,000)       --           $1,145,000
                  Balanced                                         --              --              --
                  Aggressive Stock                                 (350,000)       --              --
                  High Yield                                       (100,000)       --              330,000
                  Global                                           (130,000)       --           (6,895,000)
                  Conservative Investors                           --              --              575,000
                  Growth Investors                                 --              --              130,000
                  Short-Term World Income                          --           $(5,165,329)       --
                  Intermediate Government Securities               (165,000)       --              --
                  Growth & Income                                  (685,000)       --            1,000,000
                  Quality Bond                                   (4,800,000)       --            5,000,000
                  Equity Index                                     --               200,000        --
                  International                                     200,000        --              --
                                                                -----------     -----------     ----------
                                                                $(6,910,000)    $(4,965,329)    $1,285,000
                                                                ===========     ===========     ==========

5.  Distribution and Servicing Agreements

    Equitable Variable Life has entered into a Distribution and Servicing Agreement with Equitable Life and Equico Securities Inc. (Equico), whereby registered representatives of Equico, authorized as variable life insurance agents under applicable state insurance laws, sell the Policies. The registered representatives are compensated on a commission basis by Equitable Life.

    Equitable Variable Life also has entered into an agreement with Equitable Life under which Equitable Life performs the administrative services related to the Policies, including underwriting and issuance, billings and collections, and policyowner services. There is no charge to the Account related to this agreement.

6.  Share  Substitution

    On February 22, 1994, Equitable Variable Life, the Account and the Trust substituted shares of the Trust's Intermediate Government Securities Portfolio for shares of the Trust's Short-Term World Income Portfolio. The amount transferred to Intermediate Government Securities Portfolio was $2,192,109. The statements of operations and statements of changes in net assets for the Intermediate Government Securities Portfolio is combined with the Short-Term World Income Portfolio for periods prior to the merger on February 22, 1994. The Short-Term World Income Division is not available for future investment.

                                     FSA-27

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

DECEMBER 31, 1995

7.  Investment Returns

    The Separate Account rates of return attributable to Incentive Life, Incentive Life 2000, Incentive Life Plus Second Series and Champion 2000 policyowners are different than those attributable to Survivorship 2000, Incentive Life Plus Original Series and to SP-Flex policyowners because asset charges are deducted at different rates under each policy (see Note
    3).

    The tables on this page and the following pages show the gross and net investment returns with respect to the Divisions for the periods shown. The net return for each Division is based upon net assets for a policy whose policy commences with the beginning date of such period and is not based on the average net assets in the Division during such period. Gross return is equal to the total return earned by the underlying Trust investment.


RATES OF RETURN:
INCENTIVE LIFE,
--------------
INCENTIVE LIFE 2000,
--------------------
INCENTIVE LIFE PLUS SECOND SERIES
---------------------------------
AND CHAMPION 2000*
-----------------

                                                                                                                JANUARY 26(A) TO
                                                           YEAR ENDED DECEMBER 31,                                DECEMBER 31,
                              ----------------------------------------------------------------------------------------------------
MONEY MARKET DIVISION           1995     1994     1993      1992     1991     1990     1989      1988     1987         1986
---------------------           ----     ----     ----      ----     ----     ----     ----      ----     ----         ----
Gross return..............     5.74 %   4.02 %   3.00 %    3.56 %   6.18 %   8.24 %   9.18 %    7.32 %   6.63 %       6.05 %
Net return................     5.11 %   3.39 %   2.35 %    2.94 %   5.55 %   7.59 %   8.53 %    6.68 %   5.99 %       5.47 %


                                                               APRIL 1(A) TO
INTERMEDIATE                     YEAR ENDED DECEMBER 31,        DECEMBER 31,
GOVERNMENT                    -----------------------------------------------
SECURITIES DIVISION             1995    1994    1993    1992       1991
-------------------             ----    ----    ----    ----       ----
Gross return..............    13.33 % (4.37)%  10.58 %  5.60 %    12.26 %
Net return................    12.65 % (4.95)%   9.88 %  4.96 %    11.60 %


                                  YEAR ENDED     OCTOBER 1(A)
                                 DECEMBER 31,    DECEMBER 31,
                              ----------------------------------
QUALITY BOND DIVISION           1995     1994        1993
---------------------           ----     ----        ----
Gross return..............    17.02 %  (5.10)%      (0.51)%
Net return................    16.32 %  (5.67)%      (0.66)%


                                                                                                                JANUARY 26(A) TO
                                                           YEAR ENDED DECEMBER 31,                                DECEMBER 31,
                              ----------------------------------------------------------------------------------------------------
HIGH YIELD DIVISION             1995     1994     1993      1992     1991     1990     1989      1988     1987         1986
-------------------             ----     ----     ----      ----     ----     ----     ----      ----     ----         ----
Gross return..............     19.92 %  (2.79)%  23.15 %  12.31 %   24.46 %  (1.12)%  5.13 %    9.73 %   4.68 %         --
Net return................     19.20 %  (3.37)%  22.41 %  11.64 %   23.72 %  (1.71)%  4.50 %    9.08 %   4.05 %         --


                                  YEAR ENDED    OCTOBER 1(A) TO
                                 DECEMBER 31,    DECEMBER 31,
                              ----------------------------------
GROWTH & INCOME  DIVISION       1995      1994       1993
-------------------------       ----      ----       ----
Gross return..............    24.07 %   (0.58)%     (0.25)%
Net return................    23.33 %   (1.17)%     (0.41)%


                                  YEAR ENDED     MARCH 31(A) TO
                                 DECEMBER 31,     DECEMBER 31,
                              -----------------------------------
EQUITY INDEX DIVISION                1995             1994
---------------------                ----             ----
Gross return..............         36.48 %           1.08 %
Net return................         35.66 %           0.58 %

-------------------------------
* Sales of Incentive Life 2000 and Champion 2000 commenced on March 2, 1992. Sales of Incentive Life Plus Second Series commenced on September 15, 1995.

(a) Date as of which net premiums under the policies were first allocated to the Division. The gross return and the net return for the periods indicated are not annual rates of return.


                                     FSA-28

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

DECEMBER 31, 1995


                                                                                                                 JANUARY 26(A) TO
                                                            YEAR ENDED DECEMBER 31,                                DECEMBER 31,
                              ----------------------------------------------------------------------------------------------------
COMMON STOCK DIVISION           1995     1994     1993      1992     1991     1990     1989      1988     1987         1986
---------------------           ----     ----     ----      ----     ----     ----     ----      ----     ----         ----
Gross return..............     32.45 %  (2.14)%  24.84 %   3.22 %   37.88 %  (8.12)%  25.59 %  22.43 %   7.49 %      15.65 %
Net return................     31.66 %  (2.73)%  24.08 %   2.60 %   37.06 %  (8.67)%  24.84 %  21.70 %   6.84 %      15.01 %


                                                                                                        AUGUST 31(A) TO
                                                       YEAR ENDED DECEMBER 31,                           DECEMBER 31,
                              -------------------------------------------------------------------------------------------
GLOBAL DIVISION                 1995     1994     1993     1992      1991     1990     1989     1988         1987
---------------                 ----     ----     ----     ----      ----     ----     ----     ----         ----
Gross return..............     18.81 %  5.23 %   32.09 %  (0.50)%   30.55 %  (6.07)%  26.93 %  10.88 %     (13.27)%
Net return................     18.11 %  4.60 %   31.33 %  (1.10)%   29.77 %  (6.63)%  26.17 %  10.22 %     (13.45)%


                               APRIL 3(A)
                                  TO
                              DECEMBER 31,
INTERNATIONAL DIVISION           1995
----------------------        ----------
Gross return..............      11.29 %
Net return................      10.79 %


                                                                                                                 JANUARY 26(A) TO
                                                            YEAR ENDED DECEMBER 31,                                DECEMBER 31,
                              ----------------------------------------------------------------------------------------------------
AGGRESSIVE STOCK  DIVISION      1995     1994     1993      1992     1991     1990     1989      1988     1987         1986
--------------------------      ----     ----     ----      ----     ----     ----     ----      ----     ----         ----
Gross return..............     31.63 %  (3.81)%  16.77 %  (3.16)%   86.86 %  8.17 %   43.50 %   1.17 %   7.31 %      35.88 %
Net return................     30.85 %  (4.39)%  16.05 %  (3.74)%   85.75 %  7.51 %   42.64 %   0.53 %   6.66 %      35.13 %


                                                                                                                JANUARY 26(A) TO
ASSET ALLOCATION SERIES                                    YEAR ENDED DECEMBER 31,                                DECEMBER 31,
                           ------------------------------------------------------------------------------------------------------
BALANCED DIVISION             1995     1994      1993     1992      1991     1990     1989      1988     1987         1986
-----------------             ----     ----      ----     ----      ----     ----     ----      ----     ----         ----
Gross return..............  19.75 %   (8.02)%  12.28 %   (2.84)%  41.26 %    0.24 %  25.83 %  13.27 %   (0.85)%      29.07 %
Net return................  19.03 %   (8.57)%  11.64 %   (3.42)%  40.42 %   (0.36)%  25.08 %  12.59 %   (1.45)%      28.34 %


                                                                                          OCTOBER 2(A) TO
                                           YEAR ENDED DECEMBER 31,                         DECEMBER 31,
CONSERVATIVE               --------------------------------------------------------------------------------
INVESTORS DIVISION            1995     1994     1993      1992     1991     1990               1989
------------------            ----     ----     ----      ----     ----     ----               ----
Gross return..............  20.40 %   (4.10)%  10.76 %   5.72 %   19.87 %  6.37 %             3.09 %
Net return................  19.68 %   (4.67)%  10.15 %   5.09 %   19.16 %  5.73 %             2.94 %


GROWTH INVESTORS DIVISION     1995     1994     1993      1992     1991     1990               1989
-------------------------     ----     ----     ----      ----     ----     ----               ----
Gross return..............  26.37 %   (3.15)%  15.26 %   4.90 %   48.89 %  10.66 %            3.98 %
Net return................  25.62 %   (3.73)%  14.58 %   4.27 %   48.01 %  10.00 %            3.82 %

----------------------------
*   Sales of Incentive Life 2000 and Champion 2000 commenced on March 2, 1992.
(a) Date as of which net premiums under the policies were first allocated to the Division. The gross return and the net return for the periods indicated are not annual rates of return.


RATES OF RETURN:
SURVIVORSHIP 2000
-----------------
                                                                 AUGUST 17(A) TO
                                   YEAR ENDED DECEMBER 31,        DECEMBER 31,
                             ---------------------------------------------------
MONEY MARKET DIVISION           1995        1994        1993          1992
---------------------           ----        ----        ----          ----
Gross return..............     5.74 %      4.02 %      3.00 %        1.11 %
Net return................     4.80 %      3.08 %      2.04 %        0.77 %


INTERMEDIATE GOVERNMENT
SECURITIES DIVISION             1995        1994        1993          1992
-------------------             ----        ----        ----          ----
Gross return..............     13.33 %    (4.37)%     10.58 %        0.90 %
Net return................     12.31 %    (5.23)%      9.55 %        0.56 %

----------
(a) Date as of which net premiums under the policies were first allocated to the Division. The gross return and the net return for the periods indicated are not annual rates of return.

                                     FSA-29

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

DECEMBER 31, 1995

                                                              OCTOBER 1(A) TO
                             YEAR ENDED DECEMBER 31,           DECEMBER 31,
                             ------------------------------------------------
QUALITY BOND DIVISION           1995        1994                   1993
---------------------           ----        ----                   ----
Gross return..............     17.02 %    (5.10)%                 (0.51)%
Net return................     15.97 %    (5.95)%                 (0.73)%


                                                                 AUGUST 17(A) TO
                                   YEAR ENDED DECEMBER 31,        DECEMBER 31,
                             ---------------------------------------------------
HIGH YIELD DIVISION             1995        1994        1993          1992
-------------------             ----        ----        ----          ----
Gross return..............     19.92 %    (2.79)%     23.15 %        1.84 %
Net return................     18.84 %    (3.66)%     22.04 %        1.50 %


                                                              OCTOBER 1(A) TO
                             YEAR ENDED DECEMBER 31,            DECEMBER 31,
                             --------------------------------------------------
GROWTH & INCOME DIVISION        1995        1994                   1993
------------------------        ----        ----                   ----
Gross return..............     24.07 %    (0.58)%                 (0.25)%
Net return................     22.96 %    (1.47)%                 (0.48)%


                               YEAR ENDED   MARCH 1(A) TO
                              DECEMBER 31,  DECEMBER 31,
                             ------------------------------
EQUITY INDEX DIVISION             1995          1994
---------------------             ----          ----
Gross return..............      36.48 %        1.08 %
Net return................      35.26 %        0.33 %


                                                                 AUGUST 17(A) TO
                                   YEAR ENDED DECEMBER 31,        DECEMBER 31,
                             ---------------------------------------------------
COMMON STOCK DIVISION           1995        1994        1993          1992
---------------------           ----        ----        ----          ----
Gross return..............     32.45 %    (2.14)%     24.84 %        5.28 %
Net return................     31.26 %    (3.02)%     23.70 %        4.93 %

GLOBAL DIVISION
---------------
Gross return..............     18.81 %     5.23 %     32.09 %        4.87 %
Net return................     17.75 %     4.29 %     30.93 %        4.52 %


                              APRIL 3(A) TO
                              DECEMBER 31,
                             ----------------
INTERNATIONAL DIVISION            1995
----------------------            ----
Gross return..............       11.29 %
Net return................       10.55 %


                                                                 AUGUST 17(A) TO
                                   YEAR ENDED DECEMBER 31,        DECEMBER 31,
                             ---------------------------------------------------
AGGRESSIVE STOCK DIVISION       1995        1994        1993          1992
-------------------------       ----        ----        ----          ----
Gross return..............     31.63 %    (3.81)%     16.77 %        11.49 %
Net return................     30.46 %    (4.68)%     15.70 %        11.11 %


ASSET ALLOCATION SERIES
                                                                 AUGUST 17(A) TO
                                   YEAR ENDED DECEMBER 31,        DECEMBER 31,
CONSERVATIVE INVESTORS        --------------------------------------------------
DIVISION                        1995        1994        1993          1992
--------                        ----        ----        ----          ----
Gross return..............     20.40 %    (4.10)%     10.76 %        1.38 %
Net return................     19.32 %    (4.96)%      9.81 %        1.04 %


BALANCED DIVISION               1995        1994        1993          1992
-----------------               ----        ----        ----          ----
Gross return..............     19.75 %    (8.02)%     12.28 %        5.37 %
Net return................     18.68 %    (8.84)%     11.30 %        5.02 %


GROWTH INVESTORS DIVISION       1995        1994        1993          1992
-------------------------       ----        ----        ----          ----
Gross return..............     26.37 %    (3.15)%     15.26 %        6.89 %
Net return................     25.24 %    (4.02)%     14.24 %        6.53 %

----------
(a) Date as of which net premiums under the policies were first allocated to the Division. The gross return and the net return for the periods indicated are not annual rates of return.

                                     FSA-30

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

DECEMBER 31,1995

RATES OF RETURN:
INCENTIVE LIFE PLUS ORIGINAL SERIES(B)*
---------------------------------------

                                  YEAR ENDED DECEMBER 31,
                                 -------------------------
                                           1995
                                           ----
Money Market Division........              5.69%

Intermediate Government
Securities Division..........             13.31%

Quality Bond Division........             17.13%

High Yield Division..........             19.95%

Growth & Income Division.....             24.38%

Equity Index Division........             36.53%

Common Stock Division........             33.07%

Global Division..............             19.38%

                                   APRIL 30 TO DECEMBER 31,
                                   ------------------------
                                           1995
                                           ----
International Division.......             11.29%

                                    YEAR ENDED DECEMBER 31,
                                   ------------------------
                                           1995
                                           ----
Aggressive Stock Division....             33.00%


ASSET ALLOCATION SERIES

                                    YEAR ENDED DECEMBER 31,
                                   ------------------------
                                            1995
                                            ----
Conservative Investors Division...        20.59%

Balanced Division................         20.32%

Growth Investors Division.........        26.92%

--------------------
*Sales of Incentive Life Plus Original Series commenced on January 6, 1995.

(b) There are no Separate Account asset charges for this policy and therefore the gross and net rates of return are the same. The rate of return for the period indicated is not an annual rate of return.

                                     FSA-31

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

DECEMBER 31,1995

RATES OF RETURN:
SP-FLEX
-------

                                                                                                        AUGUST 31(A) TO
                                                      YEAR ENDED DECEMBER 31,                            DECEMBER 31,
                             -------------------------------------------------------------------------------------------
MONEY MARKET DIVISION          1995     1994     1993      1992     1991     1990      1989     1988         1987
---------------------          ----     ----     ----      ----     ----     ----      ----     ----         ----
Gross return..............    5.74 %   4.02 %   3.00 %    3.56 %   6.17 %   8.24 %    9.18 %   7.32 %       2.15 %
Net return................    3.86 %   2.17 %   1.13 %    1.71 %   4.29 %   6.30 %    7.24 %   5.41 %       1.62 %

                                                                 APRIL 1(A) TO
                               YEAR ENDED DECEMBER 31,            DECEMBER 31,
INTERMEDIATE GOVERNMENT      --------------------------------------------------
SECURITIES DIVISION           1995    1994      1993    1992         1991
-------------------           ----    ----      ----    ----         ----
Gross return..............   13.33 % (4.37) %  10.58 %  5.60 %      12.10 %
Net return................   11.31 % (6.08) %   8.57 %  3.71 %      10.59 %


                               YEAR ENDED   SEPTEMBER 1(A) TO
                              DECEMBER 31,     DECEMBER 31,
                             -------------------------------
QUALITY BOND DIVISION             1995           1994
---------------------             ----           ----
Gross return..............       17.02 %        (2.20)%
Net return................       14.94 %        (2.35)%


                                                                                                       AUGUST 31(A) TO
                                                      YEAR ENDED DECEMBER 31,                            DECEMBER 31,
                             -------------------------------------------------------------------------------------------
HIGH YIELD DIVISION            1995     1994     1993      1992     1991     1990      1989     1988         1987
-------------------            ----     ----     ----      ----     ----     ----      ----     ----         ----
Gross return..............    19.92 %  (2.79)%  23.15 %  12.31 %   24.46 %  (1.12)%   5.13 %   9.73 %       1.95 %
Net return................    17.79 %  (4.52)%  20.96 %  10.30 %   22.25 %  (2.89)%   3.26 %   7.78 %       1.39 %


                               YEAR ENDED   SEPTEMBER 1(A) TO
                              DECEMBER 31,     DECEMBER 31,
                             ---------------------------------
GROWTH & INCOME DIVISION          1995           1994
------------------------          ----           ----
Gross return..............       24.07 %        (3.40)%
Net return................       21.87 %        (3.55)%

EQUITY INDEX DIVISION             1995           1994
---------------------             ----           ----
Gross return..............       36.48 %        (2.54)%
Net return................       34.06 %        (2.69)%


                                                                                                        AUGUST 31(A) TO
                                                      YEAR ENDED DECEMBER 31,                            DECEMBER 31,
                             --------------------------------------------------------------------------------------------
COMMON STOCK DIVISION          1995     1994     1993      1992     1991     1990      1989     1988         1987
---------------------          ----     ----     ----      ----     ----     ----      ----     ----         ----
Gross return..............    32.45 %   2.14 %  24.84 %   3.23 %   37.87 %  (8.12)%  25.59 %   22.43 %     (22.57)%
Net return................    30.10 %  (3.88)%  22.60 %   1.38 %   35.43 %  (9.76)%  23.36 %   20.26 %     (23.00)%

GLOBAL DIVISION                1995     1994     1993      1992     1991     1990      1989     1988         1987
---------------                ----     ----     ----      ----     ----     ----      ----     ----         ----
Gross return..............    18.81 %   5.23 %  32.09 %  (0.50)%   30.55 %  (6.07)%  26.93 %   10.88 %     (11.40)%
Net return................    16.70 %   3.36 %  29.77 %  (2.28)%   28.23 %  (7.75)%  24.67 %    8.90 %     (11.86)%


                             APRIL 3(A) TO
                              DECEMBER 31,
                             -------------
INTERNATIONAL DIVISION            1995
----------------------            ----
Gross return..............      11.29 %
Net return................       9.82 %


                                                                                                        AUGUST 31(A) TO
                                                      YEAR ENDED DECEMBER 31,                            DECEMBER 31,
                             --------------------------------------------------------------------------------------------
AGGRESSIVE STOCK DIVISION      1995     1994     1993      1992     1991     1990      1989     1988         1987
-------------------------      ----     ----     ----      ----     ----     ----      ----     ----         ----
Gross return..............    31.63 %   3.81 %  16.77 %  (3.16)%   86.86 %  8.17 %   43.50 %    1.17 %     (24.28)%
Net return................    29.30 %  (5.53)%  14.67 %  (4.89)%   83.54 %  6.23 %   40.95 %   (0.66)%     (24.68)%

------------------------------
(a) Date as of which net premiums under the policies were first allocated to the Division. The gross return and the net return for the periods indicated are not annual rates of return.


                                     FSA-32

EQUITABLE VARIABLE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT FP

NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

DECEMBER 31, 1995


ASSET ALLOCATION SERIES
                               YEAR ENDED      SEPTEMBER 1(A) TO
                              DECEMBER 31,       DECEMBER 31,
CONSERVATIVE INVESTORS    ---------------------------------------
DIVISION                         1995                1994
--------                         ----                ----
Gross return..........          20.40 %             (1.83)%
Net return............          18.26 %             (1.98)%


                                                                                                       AUGUST 31(A) TO
                                                   YEAR ENDED DECEMBER 31,                               DECEMBER 31,
                        -------------------------------------------------------------------------------------------------
BALANCED DIVISION          1995     1994      1993      1992      1991     1990      1989      1988          1987
-----------------          ----     ----      ----      ----      ----     ----      ----      ----          ----
Gross return..........    19.75 %  (8.02)%   12.28 %   (2.83)%   41.27 %   0.24 %   25.83 %   13.27 %       (20.26)%
Net return............    17.62 %  (9.66)%   10.31 %   (4.57)%   38.75 %  (1.56)%   23.59 %   11.25 %       (20.71)%


                            YEAR ENDED     SEPTEMBER 1(A) TO
                           DECEMBER 31,      DECEMBER 31,
GROWTH INVESTORS         ------------------------------------
DIVISION                      1995              1994
--------                      ----              ----
Gross return...........      26.37 %          (3.16)%
Net return.............      24.12 %          (3.31)%

-------------------------
(a) Date as of which net premiums under the policies were first allocated to the Division. The gross return and the net return for the periods indicated are not annual rates of return.


                                     FSA-33

EQUITABLE VARIABLE LIFE INSURANCE COMPANY

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1995 AND 1994

                                                                                                 1995               1994
                                                                                           -----------------   ----------------
ASSETS                                                                                                (IN MILLIONS)
Investments:
   Fixed maturities:
     Available for sale, at estimated fair value........................................    $     4,366.3       $    2,138.8
     Held to maturity, at amortized cost................................................             --              2,008.5
   Policy loans.........................................................................          1,300.1            1,185.2
   Mortgage loans on real estate........................................................            771.5              888.5
   Equity real estate...................................................................            525.4              641.0
   Other equity investments.............................................................            200.5              239.1
   Other invested assets................................................................            120.9              107.8
                                                                                           -----------------   ----------------
     Total investments..................................................................          7,284.7            7,208.9
Cash and cash equivalents...............................................................            277.6              182.3
Deferred policy acquisition costs.......................................................          2,037.8            2,077.1
Other assets............................................................................            250.6              240.7
Separate Accounts assets................................................................          4,611.6            3,345.3
                                                                                           -----------------   ----------------
TOTAL ASSETS............................................................................    $    14,462.3       $   13,054.3
                                                                                           =================   ================

LIABILITIES
Policyholders' account balances.........................................................    $     7,045.9       $    7,340.0
Future policy benefits and other policyholders' liabilities.............................            570.8              509.4
Other liabilities.......................................................................            521.4              441.1
Separate Accounts liabilities...........................................................          4,586.5            3,314.9
                                                                                           -----------------   ----------------
     Total liabilities..................................................................         12,724.6           11,605.4
                                                                                           -----------------   ----------------
Commitments and contingencies (Notes 7, 9, 10 and 11)

SHAREHOLDER'S EQUITY
Common stock, par value $1 per share;
   5.0 million shares authorized, 1.5 million shares issued and outstanding.............              1.5                1.5
Capital in excess of par value..........................................................          1,480.7            1,355.7
Retained earnings.......................................................................            221.6              165.5
Net unrealized investment gains (losses)................................................             44.6              (72.6)
Minimum pension liability...............................................................            (10.7)              (1.2)
                                                                                           -----------------   ----------------
     Total shareholder's equity.........................................................          1,737.7            1,448.9
                                                                                           -----------------   ----------------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY..............................................    $    14,462.3       $   13,054.3
                                                                                           =================   ================

See Notes to Consolidated Financial Statements.

EQUITABLE VARIABLE LIFE INSURANCE COMPANY

CONSOLIDATED STATEMENTS OF EARNINGS
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                              1995               1994                1993
                                                                        -----------------   ----------------   -----------------
                                                                                             (IN MILLIONS)
REVENUES
   Universal life and investment-type product policy fee income......    $       584.5       $      552.6       $      485.2
   Premiums..........................................................             33.7               40.1               46.9
   Net investment income.............................................            529.1              526.8              557.6
   Investment (losses) gains, net....................................              (.5)              (4.6)               1.5
   Other income......................................................              2.1                2.9                3.0
                                                                        -----------------   ----------------   -----------------
     Total revenues..................................................          1,148.9            1,117.8            1,094.2
                                                                        -----------------   ----------------   -----------------

BENEFITS AND OTHER DEDUCTIONS
   Interest credited to policyholders' account balances..............            376.1              389.3              439.2
   Policyholders' benefits...........................................            267.5              242.3              251.0
   Other operating costs and expenses................................            419.5              413.8              356.7
                                                                        -----------------   ----------------   -----------------
     Total benefits and other deductions.............................          1,063.1            1,045.4            1,046.9
                                                                        -----------------   ----------------   -----------------
Earnings before Federal income taxes and cumulative
   effect of accounting change.......................................             85.8               72.4               47.3
Federal income tax expense...........................................             29.7               25.0               20.5
                                                                        -----------------   ----------------   -----------------
Earnings before cumulative effect of accounting change...............             56.1               47.4               26.8
Cumulative effect of accounting change, net of  Federal income taxes.             --                (11.4)              --
                                                                        -----------------   ----------------   -----------------
Net Earnings.........................................................    $        56.1       $       36.0       $       26.8
                                                                        =================   ================   =================

See Notes to Consolidated Financial Statements.

EQUITABLE VARIABLE LIFE INSURANCE COMPANY

CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                              1995               1994                1993
                                                                        -----------------   ----------------   -----------------
                                                                                             (IN MILLIONS)
COMMON STOCK AT PAR VALUE, beginning and end of year.................    $         1.5       $        1.5       $        1.5
                                                                        -----------------   ----------------   -----------------
CAPITAL IN EXCESS OF PAR VALUE, beginning of year....................          1,355.7            1,305.7            1,055.7
Additional capital in excess of par value............................            125.0               50.0              250.0
                                                                        -----------------   ----------------   -----------------
Capital in excess of par value, end of year..........................          1,480.7            1,355.7            1,305.7
                                                                        -----------------   ----------------   -----------------
RETAINED EARNINGS, beginning of year.................................            165.5              129.5              102.7
Net earnings.........................................................             56.1               36.0               26.8
                                                                        -----------------   ----------------   -----------------
Retained earnings, end of year.......................................            221.6              165.5              129.5
                                                                        -----------------   ----------------   -----------------
NET UNREALIZED INVESTMENT (LOSSES) GAINS, beginning of year..........            (72.6)              22.3               11.1
Change in unrealized investment gains (losses).......................            117.2              (94.9)              11.2
                                                                        -----------------   ----------------   -----------------
Net unrealized investment gains (losses), end of year................             44.6              (72.6)              22.3
                                                                        -----------------   ----------------   -----------------
MINIMUM PENSION LIABILITY, beginning of year.........................             (1.2)              (6.3)              --
Change in minimum pension liability..................................             (9.5)               5.1               (6.3)
                                                                        -----------------   ----------------   -----------------
Minimum pension liability, end of year...............................            (10.7)              (1.2)              (6.3)
                                                                        -----------------   ----------------   -----------------
TOTAL SHAREHOLDER'S EQUITY, END OF YEAR..............................    $     1,737.7       $    1,448.9       $    1,452.7
                                                                        =================   ================   =================

See Notes to Consolidated Financial Statements.

EQUITABLE VARIABLE LIFE INSURANCE COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                              1995               1994                1993
                                                                        -----------------   ----------------   -----------------
                                                                                             (IN MILLIONS)
NET EARNINGS.........................................................    $        56.1       $       36.0       $       26.8
ADJUSTMENTS TO RECONCILE  NET EARNINGS TO NET CASH (USED)  PROVIDED
   BY OPERATING ACTIVITIES:
   Interest credited to policyholders' account balances..............            376.1              389.3              439.2
   General Account policy charges....................................           (618.7)            (572.8)            (496.7)
   Investment losses (gains), net....................................               .5                4.6               (1.5)
   Other, net........................................................             63.8              (17.2)             117.2
                                                                        -----------------   ----------------   -----------------
Net cash (used) provided by operating activities.....................           (122.2)            (160.1)              85.0
                                                                        -----------------   ----------------   -----------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Maturities and repayments.........................................            640.7              511.8            1,165.8
   Sales.............................................................          2,667.0            2,119.0            2,844.2
   Return of capital from joint ventures and limited partnerships....             23.9               14.2               56.3
   Purchases.........................................................         (3,065.9)          (2,251.7)          (4,414.0)
   Other, net........................................................           (114.8)            (102.2)             (98.8)
                                                                        -----------------   ----------------   -----------------
Net cash provided (used) by investing activities.....................            150.9              291.1             (446.5)
                                                                        -----------------   ----------------   -----------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Policyholders' account balances:
     Deposits........................................................            581.1              602.8              612.9
     Withdrawals.....................................................           (636.6)            (697.7)            (506.2)
   Capital contribution from Equitable Life..........................            125.0               50.0              250.0
   Other, net........................................................             (2.9)              (1.8)               2.0
                                                                        -----------------   ----------------   -----------------
Net cash provided (used) by financing activities.....................             66.6              (46.7)             358.7
                                                                        -----------------   ----------------   -----------------
Change in cash and cash equivalents..................................             95.3               84.3               (2.8)
Cash and cash equivalents, beginning of year.........................            182.3               98.0              100.8
                                                                        -----------------   ----------------   -----------------
Cash and Cash Equivalents, End of Year...............................    $       277.6       $      182.3       $       98.0
                                                                        =================   ================   =================
Supplemental cash flow information
   Interest Paid.....................................................    $        --         $        5.7       $        2.1
                                                                        =================   ================   =================
   Income Taxes Refunded.............................................    $        --         $        8.4       $         .3
                                                                        =================   ================   =================

See Notes to Consolidated Financial Statements.

EQUITABLE VARIABLE LIFE INSURANCE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

   Equitable Variable Life Insurance Company ("Equitable Variable Life") was incorporated on September 11, 1972 as a wholly owned subsidiary of The Equitable Life Assurance Society of the United States ("Equitable Life"). Equitable Variable Life's operations consist principally of the sale of interest-sensitive life insurance and annuity products.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Basis of Presentation and Principles of Consolidation

   The accompanying consolidated financial statements are prepared in conformity with generally accepted accounting principles ("GAAP").

   The accompanying consolidated financial statements include the accounts of Equitable Variable Life and its subsidiaries, (collectively "EVLICO").

   The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   All significant intercompany transactions and balances have been eliminated in consolidation.

   Certain reclassifications have been made in the amounts presented for prior periods to conform these periods with the 1995 presentation.

   Accounting Changes

   In the first quarter of 1995, EVLICO adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan." This statement applies to all loans, including loans restructured in a troubled debt restructuring involving a modification of terms. This statement addresses the accounting for impairment of a loan by specifying how allowances for credit losses should be determined. Impaired loans within the scope of this statement are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. EVLICO provides for impairment of loans through an allowance for possible losses. The adoption of this statement did not have a material effect on the level of these allowances or on EVLICO's consolidated statements of earnings and shareholder's equity.

   In the fourth quarter of 1994 (effective as of January 1, 1994), EVLICO adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits," which required employers to recognize the obligation to provide postemployment benefits. Implementation of this statement resulted in a charge for the cumulative effect of accounting change of $11.4 million, net of a Federal income tax benefit of $6.2 million.

   At December 31, 1993, EVLICO adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which expanded the use of fair value accounting for those securities that a company does not have positive intent and ability to hold to maturity. Implementation of this statement increased consolidated shareholder's equity by $7.2 million, net of deferred policy acquisition costs and deferred Federal income tax. Beginning coincident with issuance of SFAS No. 115 implementation guidance in November 1995, the Financial Accounting Standards Board ("FASB") permitted companies a one-time opportunity, through December 31, 1995, to reassess the appropriateness of the classification of all securities held at that time. On December 1, 1995, EVLICO transferred $1,806.7 million of securities classified as held to maturity to the available for sale portfolio. As a result, consolidated shareholder's equity increased by $17.9 million, net of deferred policy acquisition costs and deferred Federal income tax.

   New Accounting Pronouncements

   In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. EVLICO will implement this statement as of January 1, 1996. EVLICO currently provides allowances for possible losses for assets under the scope of this statement. Management has not yet determined the impact of this statement on these assets.

   Valuation of Investments

   Fixed maturities which have been identified as available for sale are reported at estimated fair value. At December 31, 1994, fixed maturities which EVLICO had both the ability and the intent to hold to maturity, were stated principally at amortized cost. The amortized cost of fixed maturities is adjusted for impairments in value deemed to be other than temporary.

   Mortgage loans on real estate are stated at unpaid principal balances, net of unamortized discounts and valuation allowances. Effective with the adoption of SFAS No. 114 on January 1, 1995, the valuation allowances are based on the present value of expected future cash flows discounted at the loan's original effective interest rate or the collateral value if the loan is collateral dependent. However, if foreclosure is or becomes probable, the measurement method used is collateral value. Prior to the adoption of SFAS No. 114, the valuation allowances were based on losses expected by management to be realized on transfers of mortgage loans to real estate (upon foreclosure or in-substance foreclosure), on the disposition or settlement of mortgage loans and on mortgage loans management believed may not be collectible in full. In establishing valuation allowances, management previously considered, among other things, the estimated fair value of the underlying collateral.

   Real estate, including real estate acquired in satisfaction of debt, is stated at depreciated cost less valuation allowances. At the date of foreclosure (including in-substance foreclosure), real estate acquired in satisfaction of debt is valued at estimated fair value. Valuation allowances on real estate held for the production of income are computed using the forecasted cash flows of the respective properties discounted at a rate equal to EVLICO's cost of funds; valuation allowances on real estate available for sale are computed using the lower of current estimated fair value, net of disposition costs, or depreciated cost.

   Policy loans are stated at unpaid principal balances.

   Partnerships and joint venture interests in which EVLICO does not have control and a majority economic interest are reported on the equity basis of accounting and are included with either equity real estate or other equity investments, as appropriate.

   Common stocks are carried at estimated fair value and are included in other equity investments.

   Short-term investments are stated at amortized cost which approximates fair value and are included with other invested assets.

   Cash and cash equivalents includes cash on hand, amounts due from banks and highly liquid debt instruments purchased with an original maturity of three months or less.

   All securities are recorded in the consolidated financial statements on a trade date basis.

   Investment Results and Unrealized Investment Gains (Losses)

   Realized investment gains and losses are determined by specific identification and are presented as a component of revenue. Valuation allowances are netted against the asset categories to which they apply and changes in the valuation allowances are included in investment gains or losses.

   Unrealized investment gains and losses on fixed maturities available for sale and equity securities held by EVLICO are accounted for as a separate component of shareholder's equity, net of related deferred Federal income taxes and deferred policy acquisition costs related to universal life and investment-type products.

   Recognition of Insurance Income and Related Expenses

   Premiums from universal life and investment-type contracts are reported as deposits to policyholders' account balances. Revenues from these contracts consist of amounts assessed during the period against policyholders' account balances for mortality charges, policy administration charges and surrender charges. Policy benefits and claims that are charged to expenses include benefit claims incurred in the period in excess of related policyholders' account balances.

   Premiums from life and annuity policies with life contingencies generally are recognized as income when due. Benefits and expenses are matched with such income so as to result in the recognition of profits over the life of the contracts. This match is accomplished by means of the provision for liabilities for future policy benefits and the deferral and subsequent amortization of policy acquisition costs.

   Deferred Policy Acquisition Costs

   The costs of acquiring new business, principally commissions, underwriting, agency and policy issue expenses, all of which vary with and are primarily related to the production of new business, are deferred. Deferred policy acquisition costs are subject to recoverability testing at the time of policy issue and loss recognition testing at the end of each accounting period.

   For universal life products and investment-type products, deferred policy acquisition costs are amortized over the expected average life of the contracts (periods ranging from 15 to 35 years and 5 to 17 years, respectively) as a constant percentage of estimated gross profits arising principally from investment results, mortality and expense margins and surrender charges based on historical and anticipated future experience, updated at the end of each accounting period. The effect on the amortization of deferred policy acquisition costs of revisions to estimated gross profits is reflected in earnings in the period such estimated gross profits are revised. The effect on the deferred policy acquisition cost asset that would result from realization of unrealized gains (losses) is recognized with an offset to unrealized gains (losses) in consolidated shareholder's equity as of the balance sheet date.

   Amortization charged to income amounted to $199.0 million, $200.2 million and $135.5 million for the years ended December 31, 1995, 1994 and 1993, respectively.

   Policyholders' Account Balances and Future Policy Benefits

   EVLICO's insurance contracts primarily are universal life and investment-type contracts. Policyholders' account balances are equal to the policy account values. The policy account values represent an accumulation of gross premium payments plus credited interest less expense and mortality charges and withdrawals.

   The future policy benefit liabilities for the remainder of EVLICO's insurance contracts, consisting primarily of supplementary contracts with life contingencies and various policy riders, are computed by various valuation methods based on assumed interest rates and mortality and morbidity assumptions reflecting EVLICO's experience and industry standards.

   Federal Income Taxes

   EVLICO is included in a consolidated Federal income tax return with Equitable Life and its other eligible subsidiaries. In accordance with an agreement between EVLICO and Equitable Life, the amount of current income taxes as determined on a separate return basis will be paid to, or received from, Equitable Life. Benefits for losses, which are paid to EVLICO to the extent they are utilized by Equitable Life, may not have been received in the absence of such agreement. Deferred income tax assets and liabilities are recognized based on the difference between financial statement carrying amounts and income tax bases of assets and liabilities using the enacted income tax rates and laws.

   Separate Accounts

   Separate Accounts are established in conformity with the New York State Insurance Law and generally are not chargeable with liabilities that arise from any other business of EVLICO. Separate Accounts assets are subject to General Account claims only to the extent the value of such assets exceeds the Separate Accounts liabilities.

   Assets and liabilities of the Separate Accounts, representing net deposits and accumulated net investment earnings less fees, held primarily for the benefit of contractholders are shown as separate captions in the consolidated balance sheets. Assets held in the Separate Accounts are carried at quoted market values or, where quoted values are not available, at estimated fair values as determined by management.

   The investment results of Separate Accounts are reflected directly in Separate Accounts liabilities. For the years ended December 31, 1995, 1994 and 1993, investment results of Separate Accounts were $342.2 million, $135.9 million and $344.1 million, respectively.

   Deposits to Separate Accounts are reported as increases in Separate Accounts liabilities and are not reported in revenues. Mortality, policy administration and surrender charges of the Separate Accounts are included in revenues.

3. INVESTMENTS

   The following tables provide additional information relating to fixed maturities and equity securities:


                                                                               GROSS              GROSS
                                                          AMORTIZED          UNREALIZED         UNREALIZED         ESTIMATED
                                                            COST               GAINS              LOSSES           FAIR VALUE
                                                       ----------------   -----------------  -----------------   ---------------
                                                                                   (IN MILLIONS)
     December 31, 1995
     Fixed Maturities:
        Available for Sale:
          Corporate.................................    $    3,053.5       $      101.0       $        22.0       $    3,132.5
          Mortgage-backed...........................           573.9                7.7                  .4              581.2
          U.S. Treasury securities and U.S. government
             and agency securities..................           569.2                9.2                 2.6              575.8
          States and political subdivisions.........             4.3                 .1                --                  4.4
          Foreign governments.......................            16.2                 .8                --                 17.0
          Redeemable preferred stock................            56.8                3.7                 5.1               55.4
                                                       ----------------   -----------------  -----------------   ---------------

        Total Available for Sale....................    $    4,273.9       $      122.5       $        30.1       $    4,366.3
                                                       ================   =================  =================   ===============

     Equity Securities:
        Common stock................................    $       36.2       $       10.3       $         4.7       $       41.8
                                                       ================   =================  =================   ===============

     December 31, 1994

     Fixed Maturities:
        Available for Sale:
          Corporate.................................    $    1,622.3       $        5.1       $       112.6       $    1,514.8
          Mortgage-backed...........................           221.9                 .5                16.4              206.0
          U.S. Treasury securities and U.S. government
             and agency securities..................           365.4                1.4                20.7              346.1
          States and political subdivisions.........             4.8               --                    .6                4.2
          Foreign governments.......................            14.8                 .2                --                 15.0
          Redeemable preferred stock................            58.0                 .1                 5.4               52.7
                                                       ----------------   -----------------  -----------------   ---------------

        Total Available for Sale....................    $    2,287.2       $        7.3       $       155.7       $    2,138.8
                                                       ================   =================  =================   ===============

        Held to Maturity:
          Corporate.................................    $    1,812.4       $       11.9       $        93.1       $    1,731.2
          U.S. Treasury securities and U.S. government
             and agency securities..................           180.4               --                  21.7              158.7
          States and political subdivisions.........            14.4               --                    .9               13.5
          Foreign governments.......................             1.3                 .1                --                  1.4
                                                       ----------------   -----------------  -----------------   ---------------

        Total Held to Maturity......................    $    2,008.5       $       12.0       $       115.7       $    1,904.8
                                                       ================   =================  =================   ===============

     Equity Securities:
        Common stock................................    $       42.0       $       10.1       $         9.4       $       42.7
                                                       ================   =================  =================   ===============

   For publicly traded fixed maturities and equity securities, estimated fair value is determined using quoted market prices. For fixed maturities without a readily ascertainable market value, EVLICO has determined an estimated fair value using a discounted cash flow approach, including provisions for credit risk, generally based upon the assumption that such securities will be held to maturity. Estimated fair value for equity securities, substantially all of which do not have a readily ascertainable market value, has been determined by EVLICO. Such estimated fair values do not necessarily represent the values for which these securities could have been sold at the dates of the consolidated balance sheets. At December 31, 1995 and 1994, respectively, securities without a readily ascertainable market value having an amortized cost of $1,233.7 million and $1,571.5 million, respectively, had estimated fair values of $1,291.1 million and $1,512.2 million, respectively.

   The contractual maturity of bonds at December 31, 1995 are shown below:

                                                                                                   AVAILABLE FOR SALE
                                                                                           ------------------------------------

                                                                                              AMORTIZED           ESTIMATED
                                                                                                 COST            FAIR VALUE
                                                                                           -----------------   ----------------

                                                                                                      (IN MILLIONS)
     Due in one year or less.............................................................   $       133.3       $      133.4
     Due in years two through five.......................................................         1,416.4            1,444.9
     Due in years six through ten........................................................         1,361.5            1,391.8
     Due after ten years.................................................................           732.0              759.6
     Mortgage-backed securities..........................................................           573.9              581.2
                                                                                           -----------------   ----------------

     Total...............................................................................   $     4,217.1       $    4,310.9
                                                                                           =================   ================

   Bonds not due at a single maturity date have been included in the above table in the year of final maturity. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

   Investment valuation allowances and changes thereto are shown below:

                                                                                      YEARS ENDED DECEMBER 31,
                                                                       --------------------------------------------------------
                                                                             1995                1994               1993
                                                                       -----------------   -----------------  -----------------
                                                                                            (IN MILLIONS)

     Balances, beginning of year....................................    $        68.5       $       87.3       $       147.2
     Additions charged to income....................................             31.0               12.7                44.4
     Deductions for writedowns and asset dispositions...............            (33.8)             (31.5)             (104.3)
                                                                       -----------------   -----------------  -----------------
     Balances, End of Year..........................................    $        65.7       $       68.5       $        87.3
                                                                       =================   =================  =================

     Balances, end of year comprise:
        Mortgage loans on real estate...............................    $        15.9       $       24.0       $        46.7
        Equity real estate..........................................             49.8               44.5                40.6
                                                                       -----------------   -----------------  -----------------

     Total..........................................................    $        65.7       $       68.5       $        87.3
                                                                       =================   =================  =================

   Deductions for writedowns and asset dispositions for 1993 include a $20.2 million writedown of fixed maturity investments at December 31, 1993 as a result of adopting a new accounting statement for the valuation of these investments that requires specific writedowns instead of valuation allowances.

   At December 31, 1995, the carrying values of investments held for the production of income which were non-income producing for the twelve months preceding the consolidated balance sheet date were $21.5 million of fixed maturities and $29.1 million of mortgage loans on real estate.

   EVLICO's fixed maturity investment portfolio includes corporate high yield securities consisting of public high yield bonds, redeemable preferred stocks and directly negotiated debt in leveraged buyout transactions. EVLICO seeks to minimize the higher than normal credit risks associated with such securities by monitoring the total investments in any single issuer or total investment in a particular industry group. Certain of these corporate high yield securities are classified as other than investment grade by the various rating agencies, i.e., a rating below Baa or an NAIC (National Association of Insurance Commissioners) designation of 3 (medium grade), 4 or 5 (below investment grade) or 6 (in or near default). At December 31, 1995, approximately 11.0% of the $4,217.2 million aggregate amortized cost of bonds held by EVLICO were considered to be other than investment grade.

   In addition to its holding of corporate high yield securities, EVLICO is an equity investor in limited partnership interests which primarily invest in securities considered to be other than investment grade.

   EVLICO has restructured or modified the terms of certain fixed maturity investments. The fixed maturity portfolio, based on amortized cost, includes $13.7 million and $13.3 million at December 31, 1995 and 1994, respectively, of such restructured securities. The December 31, 1994 amount includes fixed maturities which are in default as to principal and/or interest payments, are to be restructured pursuant to commenced negotiations or where the borrowers went into bankruptcy subsequent to acquisition (collectively, "problem fixed maturities") of $5.6 million. Gross interest income that would have been recorded in accordance with the original terms of restructured fixed maturities amounted to $1.4 million, $1.1 million and $2.2 million in 1995, 1994 and 1993, respectively. Gross interest income on these fixed maturities included in net investment income aggregated $1.4 million, $1.0 million and $1.5 million in 1995, 1994 and 1993, respectively.

   At December 31, 1995 and 1994, mortgage loans on real estate with scheduled payments 60 days (90 days for agricultural mortgages) or more past due or in foreclosure (collectively, "problem mortgage loans on real estate") had an amortized cost of $36.0 million (4.6% of total mortgage loans on real estate) and $35.2 million (3.9% of total mortgage loans on real estate), respectively.

   The payment terms of mortgage loans on real estate may from time to time be restructured or modified. The investment in restructured mortgage loans on real estate, based on amortized cost, amounted to $173.5 million and $130.8 million at December 31, 1995 and 1994, respectively. Gross interest income on restructured mortgage loans on real estate that would have been recorded in accordance with the original terms of such loans amounted to $16.1 million, $12.3 million and $13.9 million in 1995, 1994 and 1993, respectively. Gross interest income on these loans included in net investment income aggregated $14.0 million, $11.4 million and $11.5 million in 1995, 1994 and 1993, respectively.

   Impaired mortgage loans (as defined under SFAS No. 114) along with the related provision for losses were as follows:


                                                              DECEMBER 31, 1995
                                                              ------------------
                                                                (IN MILLIONS)

     Impaired mortgage loans with provision for losses....     $        99.0
     Impaired mortgage loans with no provision for losses.              24.5
                                                              ------------------

     Recorded investment in impaired mortgage loans.......             123.5
     Provision for losses.................................              14.5
                                                              ------------------

     Net Impaired Mortgage Loans..........................     $       109.0
                                                              ==================

   Impaired mortgage loans with no provision for losses are loans where the fair value of the collateral or the net present value of the loan equals or exceeds the recorded investment. Interest income earned on loans where the collateral value is used to measure impairment is recorded on a cash basis. Interest income on loans where the present value method is used to measure impairment is accrued on the net carrying value amount of the loan at the interest rate used to discount the cash flows. Changes in the present value attributable to changes in the amount or timing of expected cash flows are reported as investment gains or losses.

   During the year ended December 31, 1995, EVLICO's average recorded investment in impaired mortgage loans was $99.2 million. Interest income recognized on these impaired mortgage loans totaled $8.2 million for the year ended December 31, 1995, including $2.2 million recognized on a cash basis.

   EVLICO's investment in equity real estate is through direct ownership and through investments in real estate joint ventures. At December 31, 1995 and 1994, the carrying value of equity real estate available for sale amounted to $55.6 million and $138.4 million, respectively. For the years ended December 31, 1995, 1994 and 1993, respectively, real estate of $12.2 million, $59.0 million and $92.1 million was acquired in satisfaction of debt. At December 31, 1995 and 1994, EVLICO owned $196.6 million and $230.5 million, respectively, of real estate acquired in satisfaction of debt.

   Depreciation on real estate is computed using the straight-line method over the estimated useful lives of the properties, which generally range from 40 to 50 years. Accumulated depreciation on real estate was $51.0 million and $51.1 million at December 31, 1995 and 1994, respectively. Depreciation expense on real estate totaled $12.8 million, $12.7 million and $11.6 million for the years ended December 31, 1995, 1994 and 1993, respectively.

4. JOINT VENTURES AND PARTNERSHIPS

   Summarized combined financial information of real estate joint ventures (10 and 12 individual ventures as of December 31, 1995 and 1994, respectively) and of other limited partnership interests accounted for under the equity method, in which EVLICO has an investment of $10.0 million or greater and an equity interest of 10% or greater is as follows:


                                                                                                    DECEMBER 31,
                                                                                      ------------------------------------------
                                                                                             1995                  1994
                                                                                      -------------------    ------------------
                                                                                                    (IN MILLIONS)
     FINANCIAL POSITION
     Investments in real estate, at depreciated cost...............................    $       966.3          $    1,047.0
     Investments in securities, generally at estimated fair value..................            648.5               3,061.2
     Cash and cash equivalents.....................................................             99.2                  46.4
     Other assets..................................................................             90.8                 261.9
                                                                                      -------------------    ------------------

     Total assets..................................................................          1,804.8               4,416.5
                                                                                      -------------------    ------------------

     Borrowed funds -- third party..................................................            74.4               1,233.6
     Other liabilities.............................................................            132.4                 611.0
                                                                                      -------------------    ------------------

     Total liabilities.............................................................            206.8               1,844.6
                                                                                      -------------------    ------------------

     Partners' Capital.............................................................    $     1,598.0          $    2,571.9
                                                                                      ===================    ==================

     Equity in partners' capital included above....................................    $       243.8          $      327.3
     Equity in limited partnership interests not included above....................             82.3                  50.4
     (Deficit) excess of equity in partners' capital over
        investment cost and equity earnings........................................              (.4)                  3.7
                                                                                      -------------------    ------------------

     Carrying Value................................................................    $       325.7          $      381.4
                                                                                      ===================    ==================


                                                                                       YEARS ENDED DECEMBER 31,
                                                                        --------------------------------------------------------
                                                                              1995               1994                1993
                                                                        -----------------   ----------------   -----------------
                                                                                             (IN MILLIONS)
     STATEMENTS OF EARNINGS
     Revenues of real estate joint ventures............................  $       152.3       $      180.1       $      136.6
     Revenues of other limited partnership interests...................           86.9              102.5              318.9
     Interest expense -- third party....................................         (23.1)             (88.1)             (79.7)
     Interest expense -- The Equitable..................................          (5.6)              --                 --
     Other expenses....................................................         (131.8)            (172.4)            (132.7)
                                                                        -----------------   ----------------   -----------------

     Net Earnings......................................................  $        78.7       $       22.1       $      243.1
                                                                        =================   ================   =================

     Equity in net earnings included above.............................  $        14.4       $       11.7       $       34.0
     Equity in net earnings of limited partnership
        interests not included above...................................           12.9                6.3               12.0
     Reduction of earnings in joint ventures
        over equity ownership percentage and
        amortization of differences in bases...........................           --                 (1.1)               (.1)
                                                                        -----------------   -----------------  -----------------

     Total Equity in Net Earnings......................................  $        27.3       $       16.9       $       45.9
                                                                        =================   ================   =================

5. NET INVESTMENT INCOME AND INVESTMENT (LOSSES) GAINS

   The sources of net investment income are summarized as follows:


                                                                                       YEARS ENDED DECEMBER 31,
                                                                        --------------------------------------------------------
                                                                              1995               1994                1993
                                                                        -----------------   ----------------   -----------------
                                                                                             (IN MILLIONS)

     Fixed maturities.................................................   $       319.5       $      331.4       $      319.9
     Mortgage loans on real estate....................................            70.3               86.7              105.7
     Equity real estate...............................................            66.2               67.0               69.8
     Policy loans.....................................................            86.8               79.5               76.1
     Other equity investments.........................................            22.4               13.4               38.5
     Other investment income..........................................            30.5               24.5               17.0
                                                                        -----------------   ----------------   -----------------

     Gross investment income..........................................           595.7              602.5              627.0

     Investment expenses..............................................            66.6               75.7               69.4
                                                                        -----------------   ----------------   -----------------

     Net Investment Income............................................   $       529.1       $      526.8       $      557.6
                                                                        =================   ================   =================

   Investment (losses) gains, net, including changes in valuation allowances, are summarized as follows:


                                                                                       YEARS ENDED DECEMBER 31,
                                                                        --------------------------------------------------------
                                                                              1995               1994                1993
                                                                        -----------------   ----------------   -----------------
                                                                                             (IN MILLIONS)

     Fixed maturities.................................................   $        23.7       $       (6.8)      $       45.1
     Mortgage loans on real estate....................................            (7.0)             (13.3)             (32.0)
     Equity real estate...............................................           (18.9)              (5.3)             (13.4)
     Other equity investments.........................................             1.7               20.8                1.8
                                                                        -----------------   ----------------   -----------------

     Investment (Losses) Gains, Net...................................   $         (.5)      $       (4.6)      $        1.5
                                                                        =================   ================   =================

   Writedowns of fixed maturities amounted to $11.1 million, $8.2 million and $1.4 million for the years ended December 31, 1995, 1994 and 1993, respectively.

   For the years ended December 31, 1995 and 1994, respectively, proceeds received on sales of fixed maturities classified as available for sale amounted to $2,551.6 million and $2,065.1 million. Gross gains of $49.6 million and $22.1 million and gross losses of $18.7 million and $24.4 million, respectively, were realized on these sales. The change in unrealized investment gains (losses) related to fixed maturities classified as available for sale for the years ended December 31, 1995 and 1994, amounted to $240.8 million and $(215.2) million, respectively.

   Gross gains of $66.2 million and gross losses of $66.5 million were realized on sales of investments in fixed maturities held for investment and available for sale for the year ended December 31, 1993.

   Net  unrealized  investment  gains  (losses),  included  in the  consolidated
   balance   sheets  as  a  component  of  equity,   and  the  changes  for  the
   corresponding years are summarized as follows:


                                                                                       YEARS ENDED DECEMBER 31,
                                                                        --------------------------------------------------------
                                                                              1995               1994                1993
                                                                        -----------------   ----------------   -----------------
                                                                                             (IN MILLIONS)

     Balance, beginning of year.......................................   $      (72.6)       $      22.3        $      11.1
     Changes in unrealized investment gains (losses)..................          244.7             (241.8)               3.4
     Effect of adopting SFAS No. 115..................................           --                 --                 72.2
     Changes in unrealized investment (gains) losses attributable to:
        Deferred policy acquisition costs.............................          (64.4)              95.8              (58.2)
        Deferred Federal income taxes.................................          (63.1)              51.1               (6.2)
                                                                       -----------------   ----------------   -----------------

     Balance, End of Year.............................................   $       44.6        $     (72.6)       $      22.3
                                                                        =================   ================   =================

     Balance, end of year comprises:
        Unrealized investment gains (losses) on:
          Fixed maturities............................................   $       92.4        $    (148.4)       $      66.8
          Other equity investments....................................            5.6                 .7               25.6
          Other.......................................................           (2.7)              (1.7)              --
                                                                        -----------------   ----------------   -----------------

        Total.........................................................           95.3             (149.4)              92.4
        Amounts of unrealized investment (gains) losses attributable to:
          Deferred policy acquisition costs...........................          (26.8)              37.6              (58.2)
          Deferred Federal income taxes...............................          (23.9)              39.2              (11.9)
                                                                        -----------------   ----------------   -----------------

     Total............................................................   $       44.6        $     (72.6)       $      22.3
                                                                        =================   ================   =================

6. FEDERAL INCOME TAXES

   A summary of the Federal income tax expense in the consolidated statements of earnings is shown below:


                                                                                       YEARS ENDED DECEMBER 31,
                                                                        --------------------------------------------------------
                                                                              1995               1994                1993
                                                                        -----------------   ----------------   -----------------
                                                                                             (IN MILLIONS)
     Federal income tax expense (benefit):
        Current.......................................................   $       --          $      (1.4)       $      (3.4)
        Deferred......................................................           29.7               26.4               23.9
                                                                        -----------------   ----------------   -----------------

     Total............................................................   $       29.7        $      25.0        $      20.5
                                                                        =================   ================   =================

   The Federal income taxes attributable to consolidated operations are different from the amounts determined by multiplying the earnings before Federal income taxes and cumulative effect of accounting change by the expected Federal income tax rate of 35%.

   The sources of the difference and the tax effects of each are as follows:


                                                                                       YEARS ENDED DECEMBER 31,
                                                                        --------------------------------------------------------
                                                                              1995               1994                1993
                                                                        -----------------   ----------------   -----------------
                                                                                             (IN MILLIONS)

     Expected Federal income tax expense..............................   $       30.0        $      25.3        $      16.6
     Tax rate adjustment..............................................           --                 --                  4.0
     Other............................................................            (.3)               (.3)               (.1)
                                                                        -----------------   ----------------   -----------------

     Federal Income Tax Expense.......................................   $       29.7        $      25.0        $      20.5
                                                                        =================   ================   =================

   The components of the net deferred Federal income tax account are as follows:


                                                                   DECEMBER 31, 1995                  DECEMBER 31, 1994
                                                            ---------------------------------  ---------------------------------
                                                                ASSETS         LIABILITIES         ASSETS         LIABILITIES
                                                            ---------------   ---------------  ---------------   ---------------
                                                                                       (IN MILLIONS)
     Deferred policy acquisition costs, reserves and
        reinsurance.......................................   $      --         $    253.8       $      --         $    250.6
     Investments..........................................          --               20.5              38.4             --
     Compensation and related benefits....................          44.3             --                52.2             --
     Other................................................           7.9             --                25.6             --
                                                            ---------------   ---------------  ---------------   ---------------

     Total................................................   $      52.2       $    274.3       $     116.2       $    250.6
                                                            ===============   ===============  ===============   ===============

   The deferred Federal income tax expense (benefit) impacting operations reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The sources of these temporary differences and the tax effects of each are as follows:


                                                                                       YEARS ENDED DECEMBER 31,
                                                                        --------------------------------------------------------
                                                                              1995               1994                1993
                                                                        -----------------   ----------------   -----------------
                                                                                             (IN MILLIONS)
     Deferred policy acquisition costs, reserves and
        reinsurance...................................................   $        3.2        $     (11.4)       $      (6.8)
     Investments......................................................           (4.2)              26.1               11.4
     Compensation and related benefits................................           13.0               (2.8)               1.9
     Other............................................................           17.7               14.5               17.4
                                                                        -----------------   ----------------   -----------------

     Deferred Federal Income Tax Expense..............................   $       29.7        $      26.4        $      23.9
                                                                        =================   ================   =================

   At December 31, 1995, EVLICO had net operating loss carryforwards of approximately $10.2 million. These loss carryforwards are available to offset future tax payments to Equitable Life under the tax sharing agreement.

7. REINSURANCE AGREEMENTS

   EVLICO cedes reinsurance to other insurance companies. EVLICO evaluates the financial condition of its reinsurers to minimize its exposure to significant losses from reinsurer insolvencies. The effect of reinsurance is summarized as follows:


                                                                                                      DECEMBER 31,
                                                                                           ------------------------------------
                                                                                                 1995               1994
                                                                                           -----------------   ----------------
                                                                                                      (IN MILLIONS)

     Direct premiums.....................................................................   $       34.1        $      40.2
     Reinsurance ceded...................................................................            (.4)               (.1)
                                                                                           -----------------   ----------------

     Premiums............................................................................   $       33.7        $      40.1
                                                                                           =================   ================

     Universal Life and Investment-type Product Policy Fee Income Ceded..................   $       31.0        $      24.9
                                                                                           =================   ================

     Policyholders' Benefits Ceded.......................................................   $       18.7        $       8.3
                                                                                           =================   ================

   EVLICO  reinsures  mortality  risks in excess of $5.0  million  on any single
   life.   EVLICO  also  reinsures  the  entire  risk  on  certain   substandard
   underwriting risks as well as in certain other cases.

8. RELATED PARTY TRANSACTIONS

   Under a cost sharing agreement, EVLICO reimburses Equitable Life for its use of Equitable Life's personnel, property and facilities in carrying out certain of its operations. Reimbursement for intercompany services is based on the allocated cost of the services provided. The incurred balances of these intercompany transactions, which are included in other operating costs and expenses are as follows:


                                                                                       YEARS ENDED DECEMBER 31,
                                                                        --------------------------------------------------------
                                                                              1995               1994                1993
                                                                        -----------------   ----------------   -----------------
                                                                                             (IN MILLIONS)

     Personnel and facilities.........................................   $      249.8        $     257.9        $     252.7
     Agent commissions and fees.......................................          127.4              122.6              103.0

   These cost allocations include various employee related obligations for pensions and postretirement benefits. At December 31, 1995 and 1994, EVLICO recorded as a reduction of shareholder's equity its allocated portion of an additional minimum pension liability of $10.7 million and $1.2 million, net of Federal income taxes, respectively, representing the excess of the accumulated benefit obligation over the fair value of plan assets and accrued pension liability.

   During 1995, 1994 and 1993, Equitable Life restructured certain operations in connection with cost reduction programs. EVLICO recorded provisions of $6.7 million, $6.9 million and $17.3 million in 1995, 1994 and 1993, respectively, relating primarily to allocated lease obligations (net of sub-lease rentals) and severance liabilities.

   EVLICO incurred investment advisory and asset management fee expenses of $17.6 million, $19.2 million and $16.0 million during 1995, 1994 and 1993, respectively.

   EVLICO and Equitable Life have an agreement whereby certain Equitable Life policyholders may purchase EVLICO's policies without presenting evidence of insurability. Under the agreement, Equitable Life pays EVLICO a conversion charge for the extra mortality risk associated with issuing these policies. EVLICO received payments of $2.9 million, $3.0 million and $3.1 million in 1995, 1994 and 1993, respectively, which were reported as other income.

   On August 31, 1993, EVLICO sold $250.0 million of primarily privately placed below investment grade fixed maturities to EQ Asset Trust 1993 (the "Trust"). EVLICO realized a $1.1 million gain, net of related deferred policy acquisition costs and deferred Federal income taxes. In conjunction with this transaction, EVLICO received $75.4 million of Class B notes issued by the Trust. These notes have interest rates ranging from 6.85% to 9.45%. The Class B notes are classified as other invested assets on the consolidated balance sheets.

   Net amounts payable to Equitable Life were $190.2 million and $226.7 million at December 31, 1995 and 1994, respectively.

9. DERIVATIVES AND FAIR VALUE OF FINANCIAL INSTRUMENTS

   Derivatives

   EVLICO primarily uses derivatives for asset/liability risk management and for hedging individual securities. Derivatives mainly are utilized to reduce EVLICO's exposure to interest rate fluctuations. Accounting for interest rate swap transactions is on an accrual basis. Gains and losses related to interest rate swap transactions are amortized as yield adjustments over the remaining life of the underlying hedged security. Income and expense resulting from interest rate swap activities are reflected in net investment income. The notional amount of matched interest rate swaps outstanding at December 31, 1995 was $444.8 million. The average unexpired terms at December 31, 1995 is 3.0 years. At December 31, 1995, the cost of terminating outstanding matched swaps in a loss position was $10.1 million and the unrealized gain on outstanding matched swaps in a gain position was $3.4 million. EVLICO has no intention of terminating these contracts prior to maturity.

   Fair Value of Financial Instruments

   EVLICO defines fair value as the quoted market prices for those instruments that are actively traded in financial markets. In cases where quoted market prices are not available, fair values are estimated using present value or other valuation techniques. The fair value estimates are made at a specific point in time, based on available market information and judgments about the financial instrument, including estimates of timing, amount of expected future cash flows and the credit standing of counterparties. Such estimates do not reflect any premium or discount that could result from offering for sale at one time EVLICO's entire holdings of a particular financial instrument, nor do they consider the tax impact of the realization of unrealized gains or losses. In many cases, the fair value estimates cannot be substantiated by comparison to independent markets, nor can the disclosed value be realized in immediate settlement of the instrument.

   Certain financial instruments are excluded, particularly insurance liabilities other than financial guarantees and investment contracts. Fair market value of off-balance-sheet financial instruments of EVLICO was not material at December 31, 1995 and 1994.

   Fair value for mortgage loans on real estate are estimated by discounting future contractual cash flows using interest rates at which loans with similar characteristics and credit quality would be made. Fair values for foreclosed mortgage loans and problem mortgage loans are limited to the estimated fair value of the underlying collateral if lower.

   The estimated fair values for single premium deferred annuities ("SPDA") are estimated using projected cash flows discounted at current offering rates. The estimated fair values for supplementary contracts not involving life contingencies ("SCNILC") and annuities certain are derived using discounted cash flows based upon the estimated current offering rate.

   The following table discloses carrying value and estimated fair value for financial instruments not otherwise disclosed in Note 3:


                                                                                       DECEMBER 31,
                                                            -------------------------------------------------------------------
                                                                         1995                               1994
                                                            --------------------------------   --------------------------------
                                                               CARRYING        ESTIMATED          CARRYING        ESTIMATED
                                                                VALUE          FAIR VALUE          VALUE          FAIR VALUE
                                                            ---------------  ---------------   ---------------  ---------------
                                                                                      (IN MILLIONS)
     Consolidated Financial Instruments:
     Mortgage loans on real estate.......................    $      771.5     $       809.4     $      888.5     $       865.3
     Other joint ventures................................           158.7             158.7            196.4             196.4
     Policy loans........................................         1,300.1           1,374.0          1,185.2           1,138.7
     Policyholders' account balances:
        SPDA.............................................         1,265.8           1,272.0          1,744.3           1,732.7
        Annuities certain and SCNILC.....................           188.0             188.1            159.0             151.3

10. COMMITMENTS AND CONTINGENT LIABILITIES

    EVLICO is the obligor under certain structured settlement agreements which it had entered into with unaffiliated insurance companies and beneficiaries. To satisfy its obligations under these agreements, EVLICO has purchased single premium annuities from Equitable Life and directed Equitable Life to make payments directly to the beneficiaries. A contingent liability exists with respect to these agreements should Equitable Life be unable to meet its obligations. Management believes the need to satisfy such obligations is remote.

11. LITIGATION

    A number of lawsuits have been filed against life and health insurers in the jurisdictions in which EVLICO does business involving insurers' sales practices, alleged agent misconduct, failure to properly supervise agents, and other matters. Some of the lawsuits have resulted in the award of substantial judgments against other insurers, including material amounts of punitive amounts, or in substantial settlements. In some states juries have substantial discretion in awarding punitive damages. EVLICO, like other life and health insurers, from time to time is involved in such litigation as well as other legal actions and proceedings in connection with its businesses. Some of these litigations have been brought on behalf of various alleged classes of claimants and certain of these claimants seek damages of unspecified amounts. While the ultimate outcome of such matters cannot be predicted with certainty, in the opinion of management no such matter is likely to have a material adverse effect on EVLICO's financial position or results of operations.

12. STATUTORY FINANCIAL INFORMATION

    EVLICO is restricted as to the amounts it may pay as dividends to Equitable Life. Under the New York Insurance Law, the New York Superintendent has broad discretion to determine whether the financial condition of a stock life insurance company would support the payment of dividends to its shareholders. For the years ended December 31, 1995, 1994 and 1993, statutory (loss) earnings totaled $(102.5) million, $27.3 million and $(88.4) million, respectively. No amounts are expected to be available for dividends from EVLICO to Equitable Life in 1996.

    At December 31, 1995, EVLICO, in accordance with various government and state regulations, had $4.2 million of securities deposited with such government or state agencies.

    Accounting practices used to prepare statutory financial statements for regulatory filings of stock life insurance companies differ in certain instances from GAAP. The following reconciles EVLICO's net change in statutory surplus and capital stock and statutory surplus and capital stock determined in accordance with accounting practices prescribed by the New York Insurance Department with net earnings and equity on a GAAP basis.


                                                                                       YEARS ENDED DECEMBER 31,
                                                                        --------------------------------------------------------
                                                                              1995               1994                1993
                                                                        -----------------   ----------------   -----------------
                                                                                             (IN MILLIONS)

     Net change in statutory surplus and capital stock................   $       (56.6)      $       64.8       $      184.4
     Change in asset valuation reserves...............................            57.8               18.5               26.0
                                                                        -----------------   ----------------   -----------------

     Net change in statutory surplus, capital stock
        and asset valuation reserves..................................             1.2               83.3              210.4
     Adjustments:
        Future policy benefits and policyholders' account balances....           (12.9)             (13.5)             (22.5)
        Initial fee liability.........................................           (34.2)             (20.3)             (11.6)
        Deferred policy acquisition costs.............................            25.1               34.7               62.2
        Deferred Federal income taxes.................................           (29.7)             (20.2)             (23.9)
        Valuation of investments......................................            38.3               19.9               25.9
        Limited risk reinsurance......................................           146.9                 .1               (5.4)
        Contribution from Equitable Life..............................          (125.0)             (50.0)            (250.0)
        Other, net....................................................            46.4                2.0               41.7
                                                                        -----------------   ----------------   -----------------

     Net Earnings.....................................................   $        56.1       $       36.0       $       26.8
                                                                        =================   ================   =================


                                                                                             DECEMBER 31,
                                                                        --------------------------------------------------------
                                                                              1995               1994                1993
                                                                        -----------------   ----------------   -----------------
                                                                                             (IN MILLIONS)

     Statutory surplus and capital stock..............................   $       720.9       $      777.6       $      712.7
     Asset valuation reserves.........................................           146.1               88.3               69.8
                                                                        -----------------   ----------------   -----------------

     Statutory surplus, capital stock and asset valuation reserves....           867.0              865.9              782.5
     Adjustments:
        Future policy benefits and policyholders' account balances....          (367.4)            (354.5)            (341.1)
        Initial fee liability.........................................          (234.7)            (200.5)            (180.3)
        Deferred policy acquisition costs.............................         2,037.8            2,077.1            1,946.7
        Deferred Federal income taxes.................................          (222.1)            (134.4)            (159.5)
        Valuation of investments......................................            68.4             (219.2)               4.4
        Limited risk reinsurance......................................          (231.7)            (378.6)            (378.7)
        Postretirement and other pension liabilities..................          (111.6)            (105.8)            (122.7)
        Other, net....................................................           (68.0)            (101.1)             (98.6)
                                                                        -----------------   ----------------   -----------------

     Shareholder's Equity.............................................   $     1,737.7       $    1,448.9       $    1,452.7
                                                                        =================   ================   =================

    REPORT OF INDEPENDENT ACCOUNTANTS

    To the Board of Directors and Shareholders of Equitable Variable Life Insurance Company

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, of shareholder's equity and of cash flows present fairly, in all material respects, the financial position of Equitable Variable Life Insurance Company and its subsidiaries ("EVLICO") at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of EVLICO's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    As discussed in Note 2 to the consolidated financial statements, EVLICO changed its methods of accounting for loan impairments in 1995, for postemployment benefits in 1994 and for investment securities in 1993.






    PRICE WATERHOUSE LLP
    New York, New York
    February 7, 1996

                                                                      APPENDIX A


COMMUNICATING PERFORMANCE DATA

In reports or other communications to policyowners or in advertising material, we may describe general economic and market conditions affecting the Separate Account and the Trust and may compare the performance or ranking of the Separate Account Funds and Trust portfolios with (1) that of other insurance company separate accounts or mutual funds included in the rankings prepared by Lipper Analytical Services, Inc., Morningstar, Inc. or similar investment services that monitor the performance of insurance company separate accounts or mutual funds,
(2) other appropriate indices of investment securities and averages for peer universes of funds, or (3) data developed by us derived from such indices or averages. Advertisements or other communications furnished to present or prospective policyowners may also include evaluations of a Separate Account Fund or Trust portfolio by financial publications that are nationally recognized such as Barron's, Morningstar's Variable Annuities / Life, Business Week, Forbes, Fortune, Institutional Investor, Money, Kiplinger's Personal Finance, Financial Planning, Investment Adviser, Investment Management Weekly, Money Management Letter, Investment Dealers Digest, National Underwriter, Pension & Investments, USA Today, Investor's Daily, The New York Times, The Wall Street Journal, the Los Angeles Times and the Chicago Tribune.

Performance data for peer universes of funds with similar investment objectives are compiled by Lipper Analytical Services, Inc. (Lipper) in its Lipper Variable Insurance Products Performance Analysis Service (Lipper Survey) and Morningstar, Inc. in the Morningstar Variable Annuity / Life Report (Morningstar Report).

The Lipper Survey records performance data as reported to it by over 800 funds underlying variable annuity and life insurance products. The Lipper Survey divides these actively managed funds into 25 categories by portfolio objectives. The Lipper Survey contains two different universes, which differ in terms of the types of fees reflected in performance data. The "Separate Account" universe reports performance data net of investment management fees, direct operating expenses and asset-based charges applicable under variable insurance and annuity contracts. The "Mutual Fund" universe reports performance net only of investment management fees and direct operating expenses, and therefore reflects asset-based charges that relate only to the underlying mutual fund.

The Morningstar Report consists of over 700 variable life and annuity funds, all of which report their data net of investment management fees, direct operating expenses and separate account level charges.

LONG-TERM MARKET TRENDS

As a tool for understanding how different investment strategies may affect long-term results, it may be useful to consider the historical returns on different types of assets. The following chart presents historical return trends for various types of securities. The information presented, while not directly related to the performance of the Funds of the Separate Account or the Trust portfolios, may help to provide a perspective on the potential returns of different asset classes over different periods of time. By combining this information with your knowledge of your own financial needs, you may be able to better determine how you wish to allocate your IL COLI II premiums.

Historically, the investment performance of common stocks over the long term has generally been superior to that of long or short-term debt securities, although common stocks have been subject to more dramatic changes in value over short periods of time. The Common Stock Fund of the Separate Account may, therefore, be a desirable selection for policyowners who are willing to accept such risks. Policyowners who have a need to limit short-term risk, may find it preferable to allocate a smaller percentage of their net premiums to those funds that invest primarily in common stock. Any investment in securities, whether equity or debt, involves varying degrees of potential risk, in addition to offering varying degrees of potential reward.

The chart on page A-2 illustrates the average annual compound rates of return over selected time periods between December 31, 1925 and December 31, 1995 for common stocks, long-term government bonds, long-term corporate bonds, intermediate-term government bonds and Treasury Bills. The Consumer Price Index is shown as a measure of inflation for comparison purposes. The average annual returns assume the reinvestment of dividends, capital gains and interest.

The information presented is an historical record of unmanaged groups of securities and is neither an estimate nor a guarantee of future results. In addition, investment management fees and expenses and charges associated with a variable life insurance policy, are not reflected.

The rates of return illustrated do not represent returns of the Separate Account or the Trust and do not constitute a representation that the performance of the Separate Account funds or the Trust portfolios will correspond to rates of return such as those illustrated in the chart. For a comparative illustration of performance results of The Hudson River Trust, see page A-1 of the Trust's prospectus.

                         AVERAGE ANNUAL RATES OF RETURN

FOR THE
FOLLOWING                                  LONG-TERM    LONG-TERM   INTERMEDIATE-     U.S.      CONSUMER
PERIODS ENDING               COMMON       GOVERNMENT    CORPORATE    TERM GOV'T     TREASURY      PRICE
12/31/95:                    STOCKS         BONDS         BONDS         BONDS        BILLS        INDEX
--------                     ------       ----------    ---------   ------------    --------    --------
 1 year .............         37.43         31.67         26.39         16.80         5.60         2.74
 3 years ............         15.26         12.82         10.47          7.22         4.13         2.72
 5 years ............         16.57         13.10         12.07          8.81         4.29         2.83
10 years ............         14.84         11.92         11.25          9.08         5.55         3.48
20 years ............         14.59         10.45         10.54          9.69         7.28         5.23
30 years ............         10.68          7.92          8.17          8.36         6.72         5.39
40 years ............         10.78          6.38          6.75          7.02         5.73         4.46
50 years ............         11.94          5.35          5.75          5.87         4.80         4.36
60 years ............         11.34          5.20          5.46          5.34         4.01         4.10
Since 1926 ..........         10.54          5.17          5.69          5.25         3.72         3.12
Inflation Adjusted
Since 1926 ..........          7.20          1.99          2.49          2.07         0.58         0.00

----------
*Source:  Ibbotson,  Roger G. and Rex A. Sinquefield,  STOCKS, BONDS, BILLS, AND
 INFLATION (SBBI), 1982, updated in STOCKS, BONDS, BILLS, AND INFLATION 1996 YEARBOOK,(TM)Ibbotson Associates, Inc., Chicago. All rights reserved.

 Common Stocks (S&P 500) -- Standard and Poor's Composite Index, an unmanaged weighted index of the stock performance of 500 industrial, transportation, utility and financial companies.

 Long-term Government Bonds -- Measured using a one-bond portfolio constructed each year containing a bond with approximately a twenty year maturity and a reasonably current coupon.

 Long-term Corporate Bonds -- For the period 1969-1995, represented by the Salomon Brothers Long-Term, High-Grade Corporate Bond Index; for the period 1946-1968, the Salomon Brothers' Index was backdated using Salomon Brothers' monthly yield data and a methodology similar to that used by Salomon for 1969-1995; for the period 1926-1945, the Standard and Poor's monthly High-Grade Corporate Composite yield data were used, assuming a 4 percent coupon and a twenty year maturity.

 Intermediate-term   Government  Bonds  --  Measured  by  a  one-bond  portfolio constructed each year containing a bond with approximately a five year maturity.

 U.S. Treasury Bills -- Measured by rolling over each month a one-bill portfolio containing, at the beginning of each month, the bill having the shortest maturity not less than one month.

 Inflation -- Measured by the Consumer Price Index for all Urban Consumers (CPI-U), not seasonally adjusted.

VM514 (5/96) CAT. #126945

                                     Part II


                   REPRESENTATION REGARDING REASONABLENESS OF
                       AGGREGATE POLICY FEES AND CHARGES




      Equitable represents that the fees and charges deducted under the Policies described in this Registration Statement, in the aggregate, are reasonable in relation to the services rendered, the expenses to be incurred, and the risks assumed by Equitable under the Policies. Equitable bases its representation on its assessment of all of the facts and circumstances, including such relevant factors as: the nature and extent of such services, expenses and risks, the need for Equitable to earn a profit, the degree to which the Policies include innovative features, and regulatory standards for the grant of exemptive relief under the Investment Company Act of 1940 used prior to October 1996, including the range of industry practice.


                           UNDERTAKING TO FILE REPORTS

      Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

                  UNDERTAKING PURSUANT TO RULE 484(b)(1) UNDER
                           THE SECURITIES ACT OF 1933

             Equitable's By-Laws provide, in Article VII, as follows:

7.1 Indemnification of Directors, Officers, Employees and Incorporators. To the extent permitted by the law of the State of New York and subject to all applicable requirements thereof:

      (a) any person made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact that he, his testator or intestate, is or was a director, officer, employee or incorporator of the Company shall be indemnified by the Company;

      (b) any person made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact that he, his testator or intestate serves or served any other organization in any capacity at the request of the Company may be indemnified by the Company; and

      (c) the related expenses of any such person in any of said categories may be advanced by the Company.

      Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                       CONTENTS OF REGISTRATION STATEMENT

This Registration Statement comprises the following papers and documents:

The facing sheet.

Reconciliation and Tie.

The Supplement dated January 1, 1997, (for inforce business) consisting of 94 pages.

The Prospectus dated January 1, 1997, consisting of 122 pages.

The Prospectus dated July 24, 1996, of Equitable Variable consisting of 81 pages.

Representation regarding reasonableness of aggregate policy fees and charges.

Undertaking to file reports.

Undertaking pursuant to Rule 484(b)(1) under the Securities Act of 1933.

The signatures.

Written Consents of the following persons:

Mary P. Breen, Vice President and Associate General Counsel of Equitable
  (See exhibit 2(a))

Barbara Fraser, F.S.A., M.A.A.A., Vice President of Equitable (See exhibit 2(b))

Independent Public Accountants (See exhibit 6)

The following exhibits: Exhibits required by Article IX, paragraph A of Form N-8B-2:

            1-A(1)(a)(i)            Certified resolution re Authority to Market Variable Life
                                    Insurance and Establish Separate Accounts.

            1-A(2)                  Inapplicable.

            1-A(3)(a)               See Exhibit 1-A(8).

            1-A(3)(b)               Broker-Dealer and General Agent Sales Agreement.

            1-A(3)(c)               See Exhibit 1-A(8)(i).

            1-A(4)                  Inapplicable.

            1-A(5)(a)(i)            Flexible Premium Variable Life Insurance Policy (96-300)
                                    (IL COLI II) (Equitable Variable).

            1-A(5)(a)(ii)           Flexible Premium Variable Life Insurance Policy (96-300)
                                    (IL COLI II) (Equitable).

            1-A(5)(b)               Name change endorsement (S.97-1).

+           1-A(5)(c)               Supplemental Term Insurance Rider on the Insured (R96-100).
                                    (Equitable Variable).

+           1-A(5)(d)               Supplemental Term Insurance Rider on the Insured (R96-100).
                                    (Equitable).

+           1-A(5)(e)               Substitution of Insured Rider (R94-212). (Equitable Variable)

+           1-A(5)(f)               Substitution of Insured Rider (R94-212). (Equitable)

+           1-A(5)(g)               Accelerated Death Benefit Rider (R94-102). (Equitable Variable)

+           1-A(5)(h)               Accelerated Death Benefit Rider (R94-102).  (Equitable)

            1-A(6)(a)               Declaration and Charter of Equitable, as amended.

            1-A(6)(b)               By-Laws of Equitable, as amended.

            1-A(7)                  Inapplicable.

            1-A(8)                  Distribution and Servicing Agreement among EQ Financial
                                    Consultants, Inc. (formerly known as Equico Securities, Inc.),
                                    Equitable and Equitable Variable dated as of May 1, 1994.

            1-A(8)(i)               Schedule of Commissions.

            1-A(9)(a)               Agreement and Plan of Merger of Equitable
                                    Variable with and into Equitable dated
                                    September 19, 1996.

            1-A(10)(i)              Application EV4-200Y. (Equitable Variable)

            1-A(10)(ii)             Application EV4-200Y. (Equitable)


+ State variations not included


Other Exhibits:

            2(a)                    Opinion and Consent of Mary P. Breen, Vice President and
                                    Associate General Counsel of Equitable (policy form 96-300.)

            2(b)(i)                 Opinion and Consent of Barbara Fraser, F.S.A, M.A.A.A.,
                                    Vice President of Equitable.

            2(b)(ii)                Consent of Barbara Fraser, F.S.A., M.A.A.A., Vice President
                                    of Equitable, with respect to Exhibit 2(b)(i).

            2(b)(iii)               Opinion and Consent of Barbara Fraser, F.S.A, M.A.A.A.,
                                    Vice President of Equitable.

            3                       Inapplicable.

            4                       Inapplicable.

            5                       Financial Data Schedule (See Exhibit 27 below).

            6                       Consent of Independent Public Accountant.

            7(a)                    Powers-of-Attorney.

            8                       Description of Equitable's Issuance, Transfer and Redemption
                                    Procedures for Flexible Premium Policies pursuant to Rule 6e-
                                    3(T)(b)(12)(iii) under the Investment Company Act of 1940.

             27                       Financial Data Schedule.


                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the City and State of New York on the 9th day of December, 1996.


                              SEPARATE ACCOUNT FP OF THE EQUITABLE
                              LIFE ASSURANCE SOCIETY OF THE UNITED STATES

                              By:  THE EQUITABLE LIFE ASSURANCE SOCIETY
                                   OF THE UNITED STATES, DEPOSITOR

                                   By: /s/ Samuel B. Shlesinger
                                       ------------------------
                                          (Samuel B. Shlesinger)
                                           Senior Vice President





Attest: /s/ Linda Galasso
       -----------------
           (Linda Galasso)
            Assistant Secretary
            December 9, 1996

                                   SIGNATURES



Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and State of New York on the 9th day of December, 1996.



                                                 THE EQUITABLE LIFE ASSURANCE
                                                 SOCIETY OF THE UNITED STATES


                                                 By: /s/ Samuel B. Shlesinger
                                                     ------------------------
                                                        (Samuel B. Shlesinger)
                                                         Senior Vice President


        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

PRINCIPAL EXECUTIVE OFFICERS:

*  Joseph J. Melone           Chairman of the Board

*  James M. Benson            President and Chief Executive Officer

*  William T. McCaffrey       Senior Executive Vice President and Chief
                              Operating Officer

*  Jerry M. de St. Paer       Executive Vice President

PRINCIPAL FINANCIAL OFFICER:

*  Stanley B. Tulin.          Senior Executive Vice President and Chief
                              Financial Officer

PRINCIPAL ACCOUNTING OFFICER:

/s/ Alvin H. Fenichel
    Alvin H. Fenichel         Senior Vice President and Controller
    December 9, 1996

*DIRECTORS:


Claude Bebear             Jean-Rene Foutou        Winthrop Knowlton
James M. Benson           Norman C. Francis       Arthur L. Liman
Christopher J. Brocksom   Donald J. Greene        George T. Lowy
Francoise Colloc'h        John T. Hartley         William T. McCaffrey
Henri de Castries         John H.F. Haskell, Jr.  Joseph J. Melone
Joseph L. Dionne          W. Edwin Jarmain        Didier Pineau-Valencienne
William T. Esrey          G.Donald Johnson, Jr.   George J. Sella, Jr.
                                                  Dave H. Williams



*By:  /s/ Samuel B. Shlesinger
     ------------------------
         (Samuel B. Shlesinger)
          Attorney-in-Fact
          December 9, 1996

                                  EXHIBIT INDEX
                                  -------------

EXHIBIT NO.                                                                          TAG VALUE
-----------                                                                          ---------
1-A(1)(a)(i)        Certified resolution re Authority to Market Variable Life
                    Insurance and Establish Separate Accounts.                       EX-99.1A1ai RESOLU

1-A(3)(b)           Broker-Dealer and General Agent Sales Agreement.                 EX-99.1A3b BROKR AGR

1-A(5)(a)(i)        Flexible Premium Variable Life Insurance Policy (96-300)
                    (IL COLI II) (Equitable Variable).                               EX-99.1A5ai POLICY

1-A(5)(a)(ii)       Flexible Premium Variable Life Insurance Policy (96-300)
                    (IL COLI II)  (Equitable).                                       EX-99.1A5aii POLICY

1-A(5)(b)           Name change endorsement (S.97-1).                                EX-99.1A5b ENDORS

1-A(5)(c)           Supplemental Term Insurance Rider on the Insured (R96-100).
                    (Equitable Variable).                                            EX-99.1A5c INS RIDER

1-A(5)(d)           Supplemental Term Insurance Rider on the Insured (R96-100).
                    (Equitable).                                                     EX-99.1A5d Rider

1-A(5)(e)           Substitution of Insured Rider (R94-212). (Equitable Variable)    EX-99.1A5e RIDER

1-A(5)(f)           Substitution of Insured Rider (R94-212). (Equitable)             EX-99.1A5f RIDER

1-A(5)(g)           Accelerated Death Benefit Rider (R94-102). (Equitable Variable)  EX-99.1A5g RIDER

1-A(5)(h)           Accelerated Death Benefit Rider (R94-102).  (Equitable)          EX-99.1A5h RIDER

1-A(6)(a)           Declaration and Charter of Equitable Variable, as amended.       EX-99.1A6a CHARTER

1-A(6)(b)           By-Laws of Equitable Variable, as amended.                       EX-99.1A6b BYLAWS

1-A(8)              Distribution and Servicing Agreement among EQ Financial
                    Consultants, Inc. (formerly known as  Equico Securities,
                    Inc.), Equitable and Equitable Variable dated as of
                    May 1, 1994.                                                     EX-99.1A8 DIST AGR

1-A(8)(i)           Schedule of Commissions.                                         EX-99.1A8i SCHED COM

1-A(9)(a)           Agreement and Plan of Merger of Equitable Variable with and
                    into Equitable dated September 19, 1996.                         EX-99.1A9a MERG AGR

1-A(10)(i)          Application EV4-200Y. (Equitable Variable)                       EX-99.1-A10i APPLIC

1-A(10)(ii)         Application EV4-200Y. (Equitable)                                EX-99.1A10ii

2(a)                Opinion and Consent of Mary P. Breen, Vice President and
                    Associate General Counsel of Equitable (policy form 96-300.)     EX-99.2a LEG OPIN

2(b)(i)             Opinion and Consent of Barbara Fraser, F.S.A, M.A.A.A.,
                    Vice President of Equitable.                                     EX-99.2bi ACT OPIN

2(b)(ii)            Consent of Barbara Fraser, F.S.A., M.A.A.A., Vice President      EX-99.2bi Opinion
                    of Equitable, with respect to Exhibit 2(b)(i).

2(b)(iii)           Opinion and Consent of Barbara Fraser, F.S.A, M.A.A.A.,
                    Vice President of Equitable.                                     EX-99.2bii ACT OPIN

6                   Consent of Independent Public Accountant.                        EX-99.6 CONSENT

7(a)                Powers-of-Attorney.                                              EX-99.7a POW ATTY

8                   Description of Equitable's Issuance, Transfer and Redemption
                    Procedures for Flexible Premium Policies pursuant to Rule
                    6e-3(T)(b)(12)(iii) under the Investment Company Act of 1940.    EX-99.8 DESC PROCED

27                  Financial Data Schedule.                                         EX-27

